As filed with the U.S. Securities and Exchange Commission on February 14, 2023

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________________________

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_______________________________________

GLOBAL SYSTEM DYNAMICS, INC.

(formerly known as Gladstone Acquisition Corporation)

(Exact name of registrant as specified in its charter)

Delaware	6770
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)

815 Walker Street

Suite 1155

Houston, TX 77002

(800) 436-1436

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporation Service Company

251 Little Falls Drive

Wilmington, DE 19808

(302) 636-5401

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brian Higley, Esq. Business Legal Advisors, LLC 14888 Auburn Sky Drive Draper, UT 84020 (801) 634-1984	The Doney Law Firm 4955 S. Durango Rd. Ste. 165 Las Vegas, NV 89113 (702) 982-5686

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b–2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1 (d) (Cross-Border Third-Party Tender Offer)	☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS SUBJECT TO COMPLETION, DATED February 14, 2023

PROPOSED MERGER

YOUR VOTE IS VERY IMPORTANT

On December 14, 2022, DarkPulse, Inc., a Delaware corporation, which is referred to as “DarkPulse,” Global System Dynamics, Inc., a Delaware corporation, which is referred to as “GSD,” and Zilla Acquisition Corp., a Delaware corporation, which is referred to as “Merger Sub,” entered into an Business Combination Agreement, as it may be amended from time to time, which is referred to as the “Merger Agreement,” pursuant to which they agreed to combine their respective businesses. Pursuant to the terms of the Merger Agreement, Zilla Acquisition Corp., a wholly-owned subsidiary of GSD and a party to the Merger Agreement, will merge with and into DarkPulse, which transaction is referred to as the “Business Combination” or the “Merger” with DarkPulse surviving the Business Combination as a wholly-owned subsidiary of GSD. Following the Business Combination, DarkPulse and GSD will operate as a consolidated company, which is referred to as the Combined Company, under the name “Global System Dynamics, Inc.”

GSD’s sponsor is DarkPulse (the "Sponsor"). In addition to being the Sponsor, as discussed above, DarkPulse is also a party to the Merger Agreement as the target of the Business Combination.

DarkPulse is a reporting company, and its common stock is traded on the OTC Pink under the symbol “DPLS.” GSD is a reporting company and its Class A common stock, the GSD public warrants, and the GSD public units are traded on Nasdaq Capital Market under the symbols “GSD,” GSDWW,” and “GSDWU,” respectively. GSD intends to file a listing application with Nasdaq to list the common stock of the Combined Company on the Nasdaq Capital Market under the symbol “DARK.”

The Merger Agreement

In accordance with the terms and subject to the conditions of the Merger Agreement, at the effective time (as defend in the Merger Agreement), among other things: (i) each share of GSD Class A Common Stock (each, a “GSD Class A Share”) and each share of GSD Class B Common Stock (each, a “GSD Class B Share”) GSD Class B Share that is issued and outstanding immediately prior to the Merger will become one share of Common Stock, par value $0.0001 per share, of GSD; (ii) by virtue of the Merger, each share of DarkPulse Common or Preferred Stock (each, a “Company Share”) (other than the Company Shares cancelled and extinguished pursuant to Section 2.1(a)(viii) of the Merger Agreement) issued and outstanding as of immediately prior to the effective time will be automatically canceled and extinguished and converted into the right to receive that number of GSD shares of Common Stock equal to the Merger Consideration (as defined in the Merger Agreement); provided, however, that any Company Shares that are restricted shares will be converted into restricted GSD Common Shares, subject to the same vesting, transfer and other restrictions as the applicable restricted shares; (iii) by virtue of the Merger, each share of capital stock of Merger Sub issued and outstanding immediately prior to the effective time will be automatically cancelled and extinguished and converted into one share of Common Stock of DarkPulse; (vi) Dennis O’Leary, Joseph Catalino, George Pappas, Geoff Mullins, Wayne Bale and John Bartrum will become the directors of GSD, Dennis O’Leary will become the Chief Executive Officer of GSD, and J. Richard Iler will become the Chief Financial Officer of GSD, each to hold office in accordance with the governing documents of GSD until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal; (v) by virtue of the Merger, each Company Share held immediately prior to the effective time by DarkPulse as treasury stock will be automatically canceled and extinguished, and no consideration will be paid with respect thereto.

The Business Combination is expected to close in the second calendar quarter of 2023, but in no event later than August 9, 2023, following the receipt of the required approval by the stockholders of DarkPulse and GSD, approval by the Nasdaq Stock Market (“Nasdaq”) of GSD’s initial listing application filed in connection with the Business Combination, and the fulfillment of other customary closing conditions.

Representations and Warranties; Covenants

The parties to the Merger Agreement have agreed to customary representations and warranties for transactions of this type. In addition, the parties to the Merger Agreement agreed to be bound by certain customary covenants for transactions of this type, including, among others, covenants with respect to the conduct of DarkPulse and its subsidiaries during the period between execution of the Merger Agreement and the closing. Each of the parties to the Merger Agreement has agreed to use its reasonable best efforts to cause all actions and things necessary to consummate and expeditiously implement the Business Combination.

Conditions to Each Party’s Obligations

Under the Merger Agreement, the obligations of the parties to consummate the Merger are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, without limitation: (i) the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder relating to the Business Combination having expired or been terminated and any other required regulatory approvals applicable to the transactions contemplated by the Merger Agreement having been obtained and remaining in full force and effect; (ii) all DarkPulse Preferred Stock being converted to Company Common Stock prior to the Effective Time; (iii) no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Business Combination being in effect; (iv) the registration statement on Form S-4 containing the joint proxy statement/prospectus to be filed by DarkPulse relating to the Merger Agreement and the Merger becoming effective in accordance with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), no stop order being issued by Securities and Exchange Commission (the “SEC”) and remaining in effect with respect to the registration statement on Form S-4, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending; (v) GSD’s initial listing application with Nasdaq in connection with the Business Combination having been approved; (vi) GSD’s Board consisting of the number of directors, and comprising the individuals, determined pursuant to the Merger Agreement; (vii) the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the requisite vote of DarkPulse stockholders (the “Required Company Stockholder Consent”); (viii) the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the requisite vote of GSD’s stockholders; (ix) after giving effect to the transactions contemplated (including the PIPE Financing), GSD having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act immediately after the Effective Time; (x) the absence of a Company Material Adverse Effect (as defined in the Merger Agreement) since the date of the Merger Agreement that is continuing, and (xi) the absence of a GSD Material Adverse Effect (as defined in the Merger Agreement) since the date of the Merger Agreement that is continuing.

Termination

The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior to the closing, including, without limitation, (i) by the mutual written consent of GSD and DarkPulse; (ii) by GSD, subject to certain exceptions, if any of the representations or warranties made by DarkPulse are not true and correct or if DarkPulse fails to perform any of its covenants or agreements under the Merger Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of GSD could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (A) thirty (30) days after written notice thereof, and (B) August 9, 2023 (the “Termination Date”); (iii) by DarkPulse, subject to certain exceptions, if any of the representations or warranties made by GSD are not true and correct or if GSD fails to perform any of its covenants or agreements under the Merger Agreement (including an obligation to consummate the Closing) such that the condition to the obligations of DarkPulse could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (A) thirty (30) days after written notice thereof, and (B) the Termination Date; (iv) by either GSD or DarkPulse, if the Closing does not occur on or prior to the Termination Date, unless the breach of any covenants or obligations under the Merger Agreement by the party seeking to terminate proximately caused the failure to consummate the transactions contemplated by the Merger Agreement; (v) by either GSD or DarkPulse, if (A) any governmental entity will have issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order or other action will have become final and non-appealable; or (B) if the required Company or GSD stockholder consent is not obtained; (vi) by GSD, if (A) DarkPulse does not deliver, or cause to be delivered to GSD a Transaction Support Agreement duly executed by certain Company stockholders or (B) DarkPulse stockholders meeting has been held, has concluded, DarkPulse stockholders have duly voted, and DarkPulse stockholder approval was not obtained; (vii) by GSD should DarkPulse not deposit into the Trust Account in a timely manner the funds necessary to extend the period for GSD to complete an initial business combination for an additional period of five months from March 9, 2023 (which date was recently extended by GSD for one month from February 9, 2023 to March 9, 2023, upon payment by DarkPulse of $83,947.13 to the Trust Account), in accordance with, and as required pursuant to, the Merger Agreement; and (viii) by GSD should: (A) Nasdaq not approve the initial listing application for the combined company with Nasdaq in connection with the Business Combination; (B) the combined company not have satisfied all applicable initial listing requirements of Nasdaq; or (C) the common stock of the combined company not have been approved for listing on Nasdaq prior to the Closing Date.

In the event of the termination of this Merger Agreement, the Merger Agreement will become void (and there will be no Liability or obligation on the part of the parties and their respective Non-Party Affiliates (as defined in the Merger Agreement)) with the exception of Section 5.3(a), this Section 7.2, Article VIII and Article I (to the extent related to the termination), each of which will survive such termination and remain valid and binding obligations of the parties.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. DarkPulse does not believe that these schedules contain information that is material to an investment decision.

The DarkPulse Stockholder Transaction Support Agreement

Concurrently with or within a specified time after the signing of the Merger Agreement, Dennis O’Leary, the sole holder of DarkPulse’s Series A Preferred Stock, will duly execute and deliver to GSD a transaction support agreement, pursuant to which, among other things, Mr. O’Leary will agree to, support and vote in favor of the Merger Agreement, the Ancillary Documents (as defined in the Merger Agreement) to which DarkPulse is or will be a party and the transactions contemplated thereby (including the Merger).

DarkPulse and GSD will each hold special meetings of their respective stockholders in connection with the proposed Business Combination, which are referred to as the “DarkPulse Special Meeting” and the “GSD Special Meeting,” respectively.

DarkPulse is an emerging company which utilizes advanced technologies, including their patented dark-pulse Brillouin Optical Time-Domain Analyser (“BOTDA”) laser-based critical infrastructure monitoring systems, to create the foundational technology for the operation of smart cities. At the virtual DarkPulse Special Meeting, DarkPulse stockholders will be asked to consider and vote on cancellation of DarkPulse Common Stock in connection with the Merger and the other transactions contemplated by the Merger Agreement, which is referred to as the DarkPulse Business Combination Proposal. The DarkPulse board of directors unanimously recommends that DarkPulse stockholders vote “FOR” the proposal to be considered at the DarkPulse Special Meeting.

GSD is a blank check company incorporated in Delaware formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities.

On October 12, 2022, GSD entered into and closed a Purchase Agreement with Gladstone Sponsor, LLC, a Delaware limited liability company (the “Original Sponsor”) and DarkPulse pursuant to which DarkPulse purchased from the Original Sponsor 2,623,120 shares of GSD Class B common stock of GSD and 4,298,496 GSD Private Placement Warrants for an aggregate purchase price of $1,500,000. DarkPulse is currently the Sponsor of GSD, and, as discussed herein, has entered into several contractual arrangement with GSD.

On the same date, GSD filed with the Secretary of State of the State of Delaware an amendment to its Amended and Restated Certificate of Incorporation to change the legal name of GSD from Gladstone Acquisition Corp. to Global Systems Dynamic, Inc.. GSD’s Board of Directors also adopted amended and restated Bylaws of GSD reflecting the name change.

At the GSD Special Meeting, GSD stockholders will be asked to consider and vote on (1) the proposal to adopt the Merger Agreement and the related transactions, which is referred to as the “GSD Business Combination Proposal,” (2) the proposal to adopt the Global System Dynamics, Inc. 2023 Incentive Plan (the “GSD Plan”), which is referred to as the “GSD Incentive Plan Proposal,” (3) the proposal to approve the amendment to the Amended and Restated Certificate of Incorporation, the form of which is attached as Annex C to this proxy statement/prospectus, which, among other things, consolidates the Class A and Class B Common Stock into Common Stock and eliminates specific provisions specific to a special purpose acquisition company, which we refer to as the GSD Certificate of Amendment Proposal, (4) the proposal to approve the issuance of more than 20% of the issued and outstanding shares of common stock in connection with the terms of the Merger Agreement, which will result in a change of control, as required by Nasdaq Listing Rule 5635(a) and (b), which we refer to as the GSD Nasdaq Merger Proposal, (5) the proposal to approve for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance or potential issuance of more than 20% of the common stock in connection with the PIPE Investment in connection with the Business Combination, which we refer to as the “GSD Nasdaq PIPE Proposal,” (6) the proposal to elect, effective as of the consummation of the Business Combination, Dennis O’Leary, Joseph Catalino, George Pappas, Geoff Mullins, Wayne Bale, and John Bartrum to serve on the Board until their respective successors are duly elected and qualified. This Proposal is referred to as the “Directors Proposal,” and (7) the proposal to adjourn the GSD Special Meeting to solicit additional proxies if there are not sufficient votes to approve the GSD Business Combination Proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to GSD stockholders, which is referred to as the “GSD Adjournment Proposal.” The GSD board of directors unanimously recommends that GSD stockholders vote “FOR” each of the proposals to be considered at the GSD Special Meeting.

It is anticipated that upon completion of the Business Combination, the existing DarkPulse stockholders will own approximately [•]% of the Combined Company, GSD’s public stockholders (other than PIPE Investors) will own approximately [•]% of the Combined Company, the DarkPulse CEO is expected to hold approximately [•]% of the Combined Company, the PIPE Investors will own approximately [•]% of the Combined Company, and the Representative will own approximately [•]% of the Combined Company.

The ownership percentage with respect to the Combined Company does not take into account (i) the redemption of any public Class A Common Shares by GSD’s public stockholders (other than the redemptions recently completed in connection with the Extension Amendment), (ii) the issuance of any additional shares upon the closing of the Business Combination under the Incentive Plan, or the shares issuable to noteholders of DarkPulse under the Merger Agreement. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by GSD’s stockholders in the Combined Company will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The DarkPulse Common Stock is traded on the OTC Pink under the symbol “DPLS” and the GSD Class A Shares, the GSD public warrants (the “GSD Warrants”), and the GSD public units (the “GSD Units”) are traded on Nasdaq under the symbols “GSD,” GSDWW,” and “GSDWU,” respectively. GSD intends to file a listing application with Nasdaq to list the common stock of the Combined Company on Nasdaq under the symbol “DARK.” As of [•], 2023, there was approximately $[•] in GSD’s trust account (the “Trust Account”). On [•], 2023, the record date for the DarkPulse Special Meeting and the GSD Special Meeting, the last sale price of DarkPulse Common Stock was $[•] and the last sale price of GSD Class A Shares, GSD Warrants and GSD Units was $[•], $[•] and $[•], respectively.

Each stockholder’s vote is very important. Whether or not you plan to participate in the DarkPulse Special Meeting and the GSD Special Meeting, please submit your proxy card without delay. Stockholders may revoke proxies at any time before they are voted at the DarkPulse Special Meeting and the GSD Special Meeting. Voting by proxy will not prevent a stockholder from voting at the DarkPulse Special Meeting or the GSD Special Meeting if such stockholder subsequently chooses to participate in the DarkPulse Special Meeting or the GSD Special Meeting.

We encourage you to read this joint proxy statement/prospectus carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 38.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Business Combination or otherwise, or passed upon the adequacy or accuracy of this proxy statement. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [•], 2023, and is first being mailed to stockholders of DarkPulse and stockholders of GSD on or about [•], 2023.

/s/ Dennis O’Leary	/s/ J. Richard Iler
Dennis O’Leary	J. Richard Iler
Chief Executive Officer and Chairman	Principal Executive Officer and Chief Financial Officer
DarkPulse, Inc.	Global System Dynamics, Inc.
[•], 2023	[•], 2023

DARKPULSE, INC.
815 Walker Street

Suite 1155

Houston, TX 77002
Telephone: (800) 436-1436

NOTICE OF SPECIAL MEETING OF
DARKPULSE, INC. STOCKHOLDERS
To Be Held on [•]

To the Stockholders of DarkPulse, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “special meeting”) of DarkPulse, Inc., a Delaware corporation (“DarkPulse,” “we,” “our” or “us”), will be held on [•], 2023, at [•] [•].m., Eastern time, at [•]. You are cordially invited to attend the special meeting for the following purposes:

DarkPulse Proposal: The “DarkPulse Business Combination Proposal” — to approve the cancellation of shares of DarkPulse Common Stock in connection with the transactions contemplated by the Business Combination Agreement, dated as of December 14, 2022, (as may be amended from time to time, the “Merger Agreement”), by, between, and among DarkPulse, and Global System Dynamics, Inc., a Delaware corporation (“GSD”) and Zilla Acquisition Corp., Inc., a Delaware corporation (“Merger Sub”), pursuant to which, among other things, (i) stockholders of DarkPulse will surrender their shares of Common Stock of DarkPulse and rights to acquire shares of DarkPulse in exchange for newly issued shares of GSD Common Stock, and (ii) Zilla Acquisition Corp., Inc., a wholly owned subsidiary of GSD, will merge with and into DarkPulse (the “Merger”), with DarkPulse surviving the Merger as a wholly-owned subsidiary of GSD (collectively with the other transactions described in the Merger Agreement, the “Business Combination”).

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Merger and Business Combination and related transactions and each of our proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call us at (800) 436-1436.

It is important for you to note that in the event that the DarkPulse Business Combination Proposal is not approved, DarkPulse will not consummate the Business Combination.

Approval of the DarkPulse Business Combination Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the DarkPulse Special Meeting.

Concurrently with or within a specified time after the signing of the Merger Agreement, Dennis O’Leary, the sole holder of DarkPulse’s Series A Preferred Stock, will duly execute and deliver to GSD a transaction support agreement, pursuant to which, among other things, Mr. O’Leary will agree to, support and vote in favor of the Merger Agreement, the Ancillary Documents (as defined in the Merger Agreement) to which DarkPulse is or will be a party and the transactions contemplated thereby (including the Merger).

As of [•], 2023, there were [•] shares of DarkPulse Common Stock issued and outstanding and entitled to vote. In addition, there were 100 shares of Series A Preferred Stock issued and outstanding and entitled to vote. The holders of the Series A Preferred Stock shall be entitled to vote, on a pro-rata basis, on all matters subject to a vote or written consent of the holders of DarkPulse’s Common Stock, and on all such matters, the shares of Series A Preferred Stock shall be entitled to that number of votes equal to the number of votes that all issued and outstanding shares of DarkPulse Common Stock and all other securities of DarkPulse are entitled to, as of any such date of determination, on a fully diluted basis, plus 1,000,000 votes, it being the intention that the holders of the Series A Preferred Stock shall have effective voting control of DarkPulse, on a fully diluted basis. Only DarkPulse stockholders of record who hold shares of DarkPulse Common Stock and Preferred Stock as of the close of business on [•], 2023 are entitled to vote at the DarkPulse Special Meeting or any adjournment of the DarkPulse Special Meeting. This joint proxy statement/prospectus is first being mailed to holders of DarkPulse Common Stock and Preferred Stock on or about [•], 2023.

As the holder of the shares of the Series A Preferred Stock, Mr. O’Leary has voting control of DarkPulse.

The accompanying joint proxy statement/prospectus provides you with important information about the stockholder meetings, the Business Combination, and each of the proposals. We encourage you to read the entire document carefully, in particular the “Risk Factors” beginning on page 38 for a discussion of risks relevant to the Business Combination.

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.

Whether or not you plan to participate in the DarkPulse Special Meeting, please complete, date, sign and return the enclosed proxy card without delay in order to ensure your representation at the DarkPulse Special Meeting no later than the time appointed for the DarkPulse Special Meeting or adjourned meeting. Voting by proxy will not prevent you from voting your DarkPulse shares online if you subsequently choose to participate in the DarkPulse Special Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the DarkPulse Special Meeting, you must obtain a proxy issued in your name from that record. Only stockholders of record at the close of business on the record date may vote at the DarkPulse Special Meeting or any adjournment or postponement thereof. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not participate in the DarkPulse Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at, and the number of votes voted at, the DarkPulse Special Meeting.

You may revoke a proxy at any time before it is voted at the DarkPulse Special Meeting by executing and returning a proxy card dated later than the previous one, by participating in the DarkPulse Special Meeting and casting your vote by hand or by ballot (as applicable) or by submitting a written revocation to DarkPulse at 815 Walker Street, Suite 1155, Houston, Texas 77002, that is received by us before we take the vote at the DarkPulse Special Meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.

DarkPulse’s board of directors recommends that holders of DarkPulse Common Stock vote “FOR” approval of the DarkPulse Business Combination Proposal. When you consider DarkPulse’s Board of Director’s recommendation of the proposal, you should keep in mind that DarkPulse’s directors and officers have interests in the Business Combination that may conflict or differ from your interests as a DarkPulse stockholder. See the section titled “DarkPulse Proposal — Interests of Certain Persons in the Business Combination.”

On behalf of DarkPulse’s Board of Directors, I thank you for your support and we look forward to the successful consummation of the Business Combination.

By Order of the Board of Directors,
/s/ Dennis O’Leary
Dennis O’Leary
Chief Executive Officer Chairman DarkPulse, Inc. [•], 2023

GLOBAL SYSTEM DYNAMICS, INC.

815 Walker Street

Suite 1155

Houston, TX 77002
Telephone: (703) 287-5800

NOTICE OF SPECIAL MEETING OF
GLOBAL SYSTEM DYNAMICS, INC. STOCKHOLDERS
To Be Held on [•]

To Global System Dynamics, Inc. Stockholders:

NOTICE IS HEREBY GIVEN, that you are cordially invited to attend a meeting of the stockholders of Global System Dynamics, Inc., a Delaware corporation (“GSD”), which will be held at [•] [•].m., Eastern time, on [•], 2023, at [•] (the “GSD Special Meeting”). We will hold the Meeting virtually. You can participate in the GSD Special Meeting as described in “The GSD Special Meeting.”

During the GSD Special Meeting, GSD’s stockholders will be asked to consider and vote upon the following proposals, which we refer to herein as the “GSD Proposals”:

•      To consider and vote upon a proposal to approve the Business Combination Agreement, dated as of December 14, 2022 (as amended and supplemented to date, the “Merger Agreement”), by, between, and among DarkPulse Inc, a Delaware Corporation (“DarkPulse”), Zilla Acquisition Corp., Inc., a Delaware corporation and wholly-owned subsidiary of GSD (the “Merger Sub”), and GSD, and the transactions contemplated thereby (the “Business Combination”), a copy of which is attached to this joint proxy statement/prospectus as Annex A. This Proposal is referred to as the “GSD Business Combination Proposal” or “GSD Proposal 1.”

•      To consider a vote upon a proposal to approve the Global System Dynamics 2023 Incentive Plan (the “GSD Plan”), the form of which is attached as Annex D to this proxy statement/prospectus, which, among other items reserves a number of shares of GSD Common Stock for grant under the GSD Plan. This Proposal is referred to as the “GSD Incentive Plan Proposal” or “GSD Proposal 2.”

•      To consider a vote upon a proposal to approve the amendment to the Amended and Restated Certificate of Incorporation, the form of which is attached as Annex C to this proxy statement/prospectus, which, among other things, consolidates the Class A and Class B Common Stock into Common Stock and eliminates specific provisions specific to a special purpose acquisition company. This Proposal is referred to as the “GSD Certificate of Amendment Proposal” or “GSD Proposal 3.”

•      To consider and vote upon a proposal to approve for purposes of complying with Nasdaq Listing Rule 5635(a) and (b), the issuance of more than 20% of the issued and outstanding shares of common stock and the resulting change in control in connection with the Merger Agreement. This Proposal is referred to as the “GSD Nasdaq Merger Proposal” or “Proposal 4.”

•      To consider and vote upon a proposal to approve for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance or potential issuance of more than 20% of the common stock in connection with the PIPE Investment in connection with the Business Combination. This Proposal is referred to as the “GSD Nasdaq PIPE Proposal” or “Proposal 5.”

•      To consider and vote upon a proposal to elect, effective as of the consummation of the Business Combination, Dennis O’Leary, Joseph Catalino, George Pappas, Geoff Mullins, Wayne Bale, and John Bartrum to serve on the Board until their respective successors are duly elected and qualified. This Proposal is referred to as the “Directors Proposal” or “Proposal 6.”

•      To consider and vote upon a proposal to approve the adjournment of the GSD Special Meeting by the chairman thereof to a later date, if necessary, under certain circumstances, including for the purpose of soliciting additional proxies in favor of the foregoing GSD Business Combination Proposal, in the event GSD does not receive the requisite stockholder vote to approve the Proposal. This Proposal is called the “GSD Adjournment Proposal” or “GSD Proposal 7.”

It is important for you to note that in the event that the GSD Business Combination Proposal is not approved, GSD will not consummate the Business Combination. If GSD does not consummate the Business Combination and fails to complete an initial business combination by March 9, 2023, with extensions possible until August 9, 2023, subject to GSD’s Sponsor depositing additional funds monthly into GSD’s trust account, GSD will be required to dissolve and liquidate, unless GSD seeks stockholder approval to amend GSD’s Certificate of Incorporation to extend the date by which the Business Combination may be consummated.

Approval of the GSD Business Combination Proposal, the GSD Incentive Plan Proposal, the GSD Certificate of Amendment Proposal, the GSD Nasdaq Merger Proposal, the GSD Nasdaq PIPE Proposal, and the GSD Adjournment Proposal, each requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the GSD Special Meeting. Approval of the Directors Proposal will require the plurality of votes cast.

As of [•], 2023, there were [•] shares of GSD Class A Common Stock and [•] shares of GSD Class B Common Stock, respectively, issued and outstanding and entitled to vote. Only GSD stockholders of record who hold shares of Class A Common Stock and Class B Common Stock as of the close of business on [•], 2023 are entitled to vote at the GSD Special Meeting or any adjournment of the GSD Special Meeting. This joint proxy statement/prospectus is first being mailed to GSD stockholders on or about [•], 2023.

This joint proxy statement/prospectus provides you with important information about the stockholder meetings, the Business Combination, and each of the proposals. We encourage you to read the entire document carefully, in particular the “Risk Factors” beginning on page 38 for a discussion of risks relevant to the Business Combination.

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.

Whether or not you plan to participate in the GSD Special Meeting, please complete, date, sign and return the enclosed proxy card without delay, or submit your proxy through the internet or by telephone as promptly as possible in order to ensure your representation at the GSD Special Meeting no later than the time appointed for the GSD Special Meeting or adjourned meeting. Voting by proxy will not prevent you from voting your GSD shares online if you subsequently choose to participate in the GSD Special Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the GSD Special Meeting, you must obtain a proxy issued in your name from that record. Only stockholders of record at the close of business on the record date may vote at the GSD Special Meeting or any adjournment or postponement thereof. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not participate in the GSD Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at, and the number of votes voted at, the GSD Special Meeting.

You may revoke a proxy at any time before it is voted at the GSD Special Meeting by executing and returning a proxy card dated later than the previous one, by participating in the GSD Special Meeting and casting your vote by hand or by ballot (as applicable) or by submitting a written revocation to Alliance Advisors, LLC, proxy solicitor, that is received by the proxy solicitor before we take the vote at the GSD Special Meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.

GSD’s board of directors recommends that GSD stockholders vote “FOR” approval of each of the Proposals. When you consider GSD’s Board of Director’s recommendation of these Proposals, you should keep in mind that GSD’s directors and officers have interests in the Business Combination that may conflict or differ from your interests as a stockholder. See the section titled “GSD Proposal 1 — The GSD Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

On behalf of GSD’s Board of Directors, I thank you for your support and we look forward to the successful consummation of the Business Combination.

By Order of the Board of Directors,
/s/ J. Richard Iler
J. Richard Iler
Principal Executive Officer, Chief Financial Officer
Global System Dynamics, Inc.
[•], 2023

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (I) IF YOU: HOLD SHARES OF GSD CLASS A COMMON STOCK, OR (B) HOLD SHARES OF GSD CLASS A COMMON STOCK THROUGH PUBLIC UNITS AND YOU ELECT TO SEPARATE YOUR PUBLIC UNITS INTO THE UNDERLYING SHARES OF GSD CLASS A COMMON STOCK, PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE SHARES OF GSD CLASS A COMMON STOCK; AND (II) PRIOR TO [•] P.M., EASTERN TIME, ON [•], 2023, (A) SUBMIT A WRITTEN REQUEST TO CONTINENTAL THAT GSD REDEEM YOUR SHARES OF GSD CLASS A COMMON STOCK FOR CASH AND (B) DELIVER YOUR SHARES OF GSD CLASS A COMMON STOCK TO CONTINENTAL, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THE JOINT PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES OF GSD CLASS A COMMON STOCK WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE GSD SPECIAL MEETING — REDEMPTION RIGHTS” IN THIS JOINT PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

ADDITIONAL INFORMATION

If you would like to receive additional information or if you want additional copies of this document, agreements contained in the appendices or any other documents filed by DarkPulse and GSD with the SEC, such information is available without charge upon written or oral request. For DarkPulse stockholders, please contact DarkPulse at (800) 436-1436 or at 815 Walker Street, Suite 1155, Houston, Texas 77002. For GSD’s stockholders, please contact GSD’s proxy solicitor, Alliance Advisors, LLC, at 855-506-0360, 200 Broadacres Drive, Suite 300 Bloomfield, New Jersey 07003 or by email at GSD@allianceadvisors.com.

If you would like to request documents, please do so no later than [•], 2023, to receive them before the DarkPulse Special Meeting and the GSD Special Meeting. Please be sure to include your complete name and address in your request. Please see “Where You Can Find Additional Information” to find out where you can find more information about DarkPulse and GSD.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by DarkPulse, constitutes a prospectus of DarkPulse under the Securities Act, with respect to the shares of GSD’s Common Stock to be issued to DarkPulse’s stockholders under the Merger Agreement. This document also constitutes a joint proxy statement of DarkPulse and GSD under Section 14(a) of the Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to the DarkPulse Special Meeting and a notice of meeting with respect to the GSD Special Meeting.

You should rely only on the information contained in this joint proxy statement/prospectus in deciding how to vote on the Business Combination. Neither DarkPulse nor GSD has authorized anyone to give any information or to make any representations other than those contained in this joint proxy statement/prospectus. Do not rely upon any information or representations made outside of this joint proxy statement/prospectus. The information contained in this joint proxy statement/prospectus may change after the date of this joint proxy statement/prospectus. Do not assume after the date of this joint proxy statement/prospectus that the information contained in this joint proxy statement/prospectus is still correct.

Information contained in this joint proxy statement/prospectus regarding DarkPulse and its business, operations, management and other matters has been provided by DarkPulse and information contained in this joint proxy statement/prospectus regarding GSD and its business, operations, management and other matters has been provided by GSD.

This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy or consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

All references in this joint proxy statement/prospectus to “DarkPulse” refer to DarkPulse, Inc., a Delaware corporation; all references to “Merger Sub” refer to Zilla Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of GSD formed for the purpose of effecting the Business Combination, as described in this joint proxy statement/prospectus. All references in this joint proxy statement/prospectus to “GSD” refer to Global System Dynamics, Inc., a Delaware corporation. All references in this joint proxy statement/prospectus to the “Combined Company” refer to GSD immediately following completion of the Business Combination and the other transactions contemplated by the Merger Agreement. All references in this joint proxy statement/prospectus to “Common Stock” refer to the Common Stock, par value $0.0001 per share, of DarkPulse. All references in this joint proxy statement/prospectus to “GSD Class A Common Stock” refer to the Class A Shares, $0.0001 par value, of GSD, including the redeemable public shares, and references to “GSD Class B Common Stock” refer to the Class B Shares, $0.0001 par value, of GSD.

MARKET AND INDUSTRY DATA

Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and DarkPulse’s and GSD’s own internal estimates and research. While we believe these third-party sources to be reliable as of the date of this joint proxy statement/prospectus, we have not independently verified the market and industry data contained in this joint proxy statement/prospectus or the underlying assumptions relied on therein. Finally, while we believe our own internal research is reliable, such research has not been verified by any independent source.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this joint proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains forward-looking statements, including statements about the parties’ ability to close the Business Combination, the anticipated benefits of the Business Combination, and the financial condition, results of operations, earnings outlook and prospects of DarkPulse and/or GSD and may include statements for the period following the consummation of the Business Combination. Forward-looking statements appear in a number of places in this joint proxy statement/prospectus including, without limitation, in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of DarkPulse” and “Business of DarkPulse” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GSD” and “Business of GSD.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of DarkPulse and GSD, as applicable, and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by DarkPulse and GSD and the following:

•                     the inability of the parties to successfully or timely consummate the Business Combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect DarkPulse or the expected benefits of the Business Combination, if not obtained;

•                     the failure to realize the anticipated benefits of the Business Combination;

•                     matters discovered by the parties as they complete their respective due diligence investigation of the other parties;

•                     the ability of GSD prior to the Business Combination, and the Combined Company following the Business Combination, to maintain the listing of the Combined Company’s securities on Nasdaq;

•                     costs related to the Business Combination;

•                     the failure to satisfy the conditions to the consummation of the Business Combination, including the approval of the definitive merger agreement by the stockholders of DarkPulse and of GSD, the satisfaction of the minimum cash requirements of the definitive merger agreement following any redemptions by GSD’s public stockholders;

•                     the risk that the Business Combination may not be completed by the stated deadline and the potential failure to obtain an extension of the stated deadline;

•                     the outcome of any legal proceedings that may be instituted against DarkPulse or GSD related to the Business Combination;

•                     the attraction and retention of qualified directors, officers, employees and key personnel of DarkPulse and GSD prior to the Business Combination, and the Combined Company following the Business Combination;

•                     the ability of DarkPulse to compete effectively in a highly competitive market;

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•                     the ability to protect and enhance DarkPulse’s corporate reputation and brand;

•                     the impact from future regulatory, judicial, and legislative changes in DarkPulse’s industry;

•                     the uncertain effects of the COVID-19 pandemic;

•                     competition from larger technology companies that have greater resources, technology, relationships and/or expertise;

•                     future financial performance of the Combined Company following the Business Combination;

•                     the ability of DarkPulse to forecast and maintain an adequate rate of revenue growth and appropriately plan its expenses;

•                     the ability of DarkPulse to generate sufficient revenue from each of its revenue streams;

•                     product sales and/or services;

•                     DarkPulse’s ability to execute its business plans and strategy; and

•                     those factors set forth in documents of DarkPulse and GSD filed, or to be filed, with the SEC.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of DarkPulse and GSD prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this joint proxy statement/prospectus and attributable to DarkPulse, GSD or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this joint proxy statement/prospectus. Except to the extent required by applicable law or regulation, DarkPulse and GSD undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following are answers to some questions that you, as a stockholder of DarkPulse or a stockholder of GSD, may have regarding the Proposals being considered at the special meetings of each company’s stockholders. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Proposals and the other matters being considered at the special meetings. Additional important information is also contained in the annexes to and the documents incorporated by reference into this joint proxy statement/prospectus.

Q:	What is the purpose of this document?

A:	DarkPulse and GSD have agreed to the Business Combination under the terms of the Merger Agreement, which is attached to this joint proxy statement/prospectus as Annex A, and is incorporated into this joint proxy statement/prospectus by reference.

In order to complete the Business Combination, among other things:

•	DarkPulse stockholders must approve the cancellation of shares of DarkPulse Common Stock in connection with the Business Combination, in accordance with Delaware General Corporation Law, referred to as the “DGCL,” which proposal is referred to as the “Business Combination Proposal”;

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•	GSD stockholders must approve the issuance of shares of GSD Common Stock in connection with the Business Combination, in accordance with DGCL, which proposal is referred to as the “GSD Business Combination Proposal”;

•	GSD stockholders must approve the Business Combination as set out in the Merger Agreement and related transactions, which proposal is referred to as the “GSD Business Combination Proposal”; and

•	DarkPulse stockholders must approve the Business Combination as set out in the Merger Agreement and related transactions, which proposal is referred to as the “DarkPulse Business Combination Proposal.”

•	GSD stockholders must approve the adoption of the GSD 2023 Incentive Plan, which proposal is referred to as the “GSD Incentive Plan Proposal”;

•	GSD stockholders must approve the amendment to the Amended and Restated Certificate of Incorporation, attached hereto as Appendix C, which proposal is referred to as the “GSD Certificate of Amendment Proposal”;

•	GSD stockholders must approve for purposes of complying with Nasdaq Listing Rule 5635(a) and (b), the issuance of more than 20% of the issued and outstanding shares of common stock and the resulting change in control in connection with the Merger Agreement, which proposal is referred to as the “GSD Nasdaq Merger Proposal”;

•	GSD stockholders must approve for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance or potential issuance of more than 20% of the common stock in connection with the PIPE Investment in connection with the Business Combination, which proposal is referred to as the “GSD Nasdaq PIPE Proposal”;

•	GSD stockholders must elect, effective as of the consummation of the Business Combination, Dennis O’Leary, Joseph Catalino, George Pappas, Geoff Mullins, Wayne Bale, and John Bartrum to serve on the Board until their respective successors are duly elected and qualified, which we refer to as the “Directors Proposal”; and

•	GSD stockholders must approve a proposal to approve the adjournment of the GSD Special Meeting by the chairman thereof to a later date, if necessary, under certain circumstances, including for the purpose of soliciting additional proxies in favor of the foregoing GSD Business Combination Proposal, in the event GSD does not receive the requisite stockholder vote to approve the Proposal, which we refer to as the “GSD Adjournment Proposal.”

DarkPulse is holding a special meeting of its stockholders, which is referred to as the “DarkPulse Special Meeting,” to obtain approval of the DarkPulse Business Combination Proposal.

GSD is holding a meeting of its stockholders, which is referred to as the “GSD Special Meeting,” to obtain approval of the GSD Business Combination Proposal, the GSD Incentive Plan Proposal, the GSD Certificate of Amendment Proposal, the GSD Nasdaq Merger Proposal, the GSD Nasdaq PIPE Proposal, and the GSD Directors Proposal. GSD stockholders will also be asked to approve the proposal to adjourn the GSD Special Meeting to solicit additional proxies if there are not sufficient votes at the time of the GSD Special Meeting to approve the GSD Business Combination Proposal, the GSD Incentive Pan Proposal, the GSD Certificate of Amendment Proposal, the GSD Nasdaq Merger Proposal, or the GSD Nasdaq PIPE Proposal, the GSD Directors Proposal, or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to GSD stockholders, which is referred to as the “GSD Adjournment Proposal”.

Your vote is very important.

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Q:	What is being voted on?

A:	Below are the proposals that the DarkPulse stockholders are being asked to vote on:

•	DarkPulse Proposal — The DarkPulse Business Combination Proposal to approve the Business Combination as set out in the Merger Agreement.

Below are the proposals that the GSD stockholders are being asked to vote on:

•	GSD Proposal 1 — The GSD Business Combination Proposal to approve the Business Combination as set out in the Merger Agreement.

•	GSD Proposal 2 — The GSD Incentive Plan Proposal to approve the adoption of the GSD 2022 Incentive Plan.

•	GSD Proposal 3 — The GSD Certificate of Amendment Proposal to approve the Amended Certificate of Incorporation.

•	GSD Proposal 4—The Nasdaq Merger Proposal to approve the issuance of more than 20% of the issued and outstanding shares of common stock in connection with the terms of the Merger Agreement, which will result in a change of control, as required by Nasdaq Listing Rule 5635(a)and (b).

•	GSD Proposal 5—The Nasdaq PIPE Proposal to approve the issuance or potential issuance of more than 20% of the issued and outstanding shares of common stock in connection with the PIPE Investment, as required by Nasdaq Listing Rule 5635(d).

•	GSD Proposal 6—the GSD Directors Proposal to elect, effective as of the consummation of the Business Combination, Dennis O’Leary, Joseph Catalino, George Pappas, Geoff Mullins, Wayne Bale, and John Bartrum to serve on the Board of GSD until their respective successors are duly elected and qualified.

•	GSD Proposal 7 — The GSD Adjournment Proposal to approve the adjournment of the GSD Special Meeting.

Q:	What vote is required to approve the proposals?

A:	DarkPulse Proposal — The DarkPulse Business Combination Proposal requires the affirmative vote of the majority of the issued and outstanding shares of DarkPulse Common Stock and Preferred Stock voting with the Common Stock present in person or represented by proxy and entitled to vote at the DarkPulse Special Meeting. Abstentions will have the effect of a vote “AGAINST” DarkPulse Proposal. Broker-non votes have no effect on the vote for DarkPulse Proposal.

GSD Proposal 1 — The GSD Business Combination Proposal requires the affirmative vote of the majority of votes cast at the GSD Special Meeting. Abstentions and broker non-votes will have no effect on the vote for GSD Proposal 1.

GSD Proposal 2 — The GSD Incentive Plan Proposal requires the affirmative vote of the majority of votes cast at the GSD Special Meeting. Abstentions and broker non-votes will have no effect on the vote for GSD Proposal 2.

GSD Proposal 3 — The GSD Certificate of Amendment Proposal requires the affirmative vote of the majority of votes cast at the GSD Special Meeting. Abstentions and broker non-votes will have no effect on the vote for GSD Proposal 3.

GSD Proposal 4—The Nasdaq Merger Proposal requires the affirmative vote of the majority of votes cast at the GSD Special Meeting. Abstentions and broker non-votes will have no effect on the vote for GSD Proposal 4.

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GSD Proposal 5—The Nasdaq PIPE Proposal requires the affirmative vote of the majority of votes cast at the GSD Special Meeting. Abstentions and broker non-votes will have no effect on the vote for GSD Proposal 5.

GSD Proposal 6—The Directors Proposal requires a plurality of the votes cast. Abstentions and broker non-votes will have no effect on the vote for Proposal 6.

GSD Proposal 7 — The GSD Adjournment Proposal requires the affirmative vote of the majority of votes cast at the GSD Special Meeting. Abstentions and broker non-votes will have no effect on the vote for GSD Proposal 7.

Q:	Does my vote matter?

A:	Yes, your vote is very important. The Business Combination cannot be completed unless the share cancellations pursuant to the Merger Agreement and related transactions are approved and adopted by DarkPulse stockholders and the Merger Agreement, share issuances, and related transactions are approved and adopted by GSD stockholders.

The DarkPulse board of directors unanimously recommends that you vote “FOR” the DarkPulse Business Combination Proposal.

For GSD stockholders, if you do not return or submit your proxy or vote at the GSD Special Meeting stockholder meeting as provided in this joint proxy statement/prospectus, assuming a quorum is present, there will be no effect on the GSD Business Combination Proposal. The GSD board of directors unanimously recommends that you vote “FOR” the GSD Business Combination Proposal, “FOR” the GSD Incentive Plan Proposal, “FOR” the GSD Certificate of Amendment Proposal, “FOR” the GSD Nasdaq Merger Proposal, “FOR” the Nasdaq PIPE Proposal, “FOR” the Directors Proposal, and “FOR” the GSD Adjournment Proposal.

Q:	What will happen in the Business Combination?

A:	At the closing of the Business Combination, the stockholders of DarkPulse will receive shares of Common Stock of GSD, and Merger Sub will merge with and into DarkPulse, with DarkPulse surviving such merger as the surviving entity, as a wholly owned subsidiary of GSD. In connection with the Business Combination, the cash held in GSD’s Trust Account after giving effect to any redemption of shares by GSD’s public stockholders will be used to pay certain fees and expenses in connection with the Business Combination, and for working capital and general corporate purposes. A copy of the Merger Agreement is attached to this joint proxy statement/prospectus as Annex A.

Q:	How will GSD’s Initial Stockholders vote?

A:	Pursuant to a letter agreement, GSD’s Sponsor, DarkPulse, agreed to vote its GSD Class B Common Shares acquired by it in favor of the Business Combination Proposal and related proposals (the “Letter Agreement”). As of [•], 2023, a total of 2,623,120 GSD Class B Common Shares or approximately [•]% of the outstanding shares were subject to the Letter Agreement. GSD will consummate the Business Combination only if a majority of the outstanding GSD Class A Common Shares and GSD Class B Common Shares voted are voted in favor of the Business Combination.

Q:	What is the consideration being paid to DarkPulse stockholders?

A:	Subject to the terms of the Merger Agreement and customary adjustments set forth therein, the consideration to be delivered to DarkPulse security holders in connection with the Business Combination will consist of newly issued shares of GSD Common Stock.

In accordance with the terms and subject to the conditions of the Merger Agreement, at the effective time, among other things: (i) each GSD Class A Share and each GSD Class B Share that is issued and outstanding immediately prior to the Merger will become one share of Common Stock, par value $0.0001 per share, of GSD; (ii) by virtue of the Merger, each Company Share (other than the Company Shares cancelled and extinguished pursuant to Section 2.1(a)(viii) of the Merger Agreement) issued and outstanding as of immediately prior to the effective time will be automatically canceled

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and extinguished and converted into the right to receive that number of GSD shares of Common Stock equal to the Merger Consideration (as defined below); provided, however, that any Company Shares that are restricted shares will be converted into restricted GSD Common Shares, subject to the same vesting, transfer and other restrictions as the applicable restricted shares. Pursuant to the Merger Agreement, “Merger Consideration” includes DarkPulse Common Stock and DarkPulse Common Stock that results from the conversion of the DarkPulse Preferred Stock, a number of shares of GSD shares of Common Stock equal to the Exchange Ratio. “Exchange Ratio” is (a) the Equity Value Per Share (as defined below), divided by (b) the GSD Share Value (as defined in the Merger Agreement). “Equity Value Per Share” means (a) the Equity Value (as defined below), divided by (b) the Fully Diluted Company Capitalization (as defined in the Merger Agreement). “Equity Value” is $116,518,357.65.

Q:	Did GSD’s board of directors obtain a fairness opinion in determining whether or not to proceed with the Business Combination?

A:	Yes, GSD’s board of directors obtained a fairness opinion from The Benchmark Company, LLC (“Benchmark”) in connection with its determination to proceed with the Business Combination and recommendation of the Business Combination to the stockholders. See “GSD Proposal 1 — The GSD Business Combination Proposal — Opinion of GSD’s Financial Advisor” and the opinion (as described below) attached to the joint proxy statement/prospectus as Annex B.

Q:	Do any of DarkPulse’s directors or officers have interests that may conflict with my interests with respect to the Business Combination?

A: In considering the recommendation of the DarkPulse board of directors to approve the Merger Agreement, DarkPulse stockholders should be aware that certain DarkPulse executive officers and directors may be deemed to have interests in the Business Combination that are different from, or in addition to, those of DarkPulse stockholders generally. These interests, which may create actual or potential conflicts of interest, are, to the extent material, described in the section entitled “DarkPulse Proposal — Interests of Certain Persons in the Business Combination” beginning on page 84”.

Q:	Do any of GSD’s directors or officers have interests that may conflict with my interests with respect to the Business Combination?

A:	In considering the recommendation of the GSD board of directors to approve the Merger Agreement, GSD stockholders should be aware that certain GSD executive officers and directors may be deemed to have interests in the Business Combination that are different from, or in addition to, those of GSD stockholders generally. These interests, which may create actual or potential conflicts of interest, are, to the extent material, described in the section entitled “GSD Proposal 1 — The GSD Business Combination Proposal— Interests of Certain Persons in the Business Combination” beginning on page 111.

Q:	When and where is the DarkPulse Special Meeting?

A:	The DarkPulse Special Meeting will take place at [•], on [•], 2023, at [•] [•].m. Eastern time.

Q:	When and where is the GSD Special Meeting?

A:	The GSD Special Meeting will take place at [•], on [•], 2023, at [•] [•].m. Eastern time.

Q:	Who may vote at the DarkPulse Special Meeting?

A:	Only holders of record of DarkPulse Common Stock as of the close of business on [•], 2023, may vote at the DarkPulse Special Meeting. As of [•], 2023, there were [•] shares of DarkPulse Common Stock and [•] shares of DarkPulse Preferred Stock outstanding and entitled to vote. Please see “The DarkPulse Special Meeting — Record Date; Who is Entitled to Vote” for further information.

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Q:	Who may vote at the GSD Special Meeting?

A:	Only holders of record of GSD Class A Common Shares and GSD Class B Common Shares as of the close of business on [•], 2023, may vote at the GSD Special Meeting. As of [•], 2023, there were [•] GSD Class A Common Shares and [•] GSD Class B Common Shares outstanding and entitled to vote. Please see “The GSD Special Meeting — Record Date; Who is Entitled to Vote” for further information.

Q:	What is the quorum requirement for the DarkPulse Special Meeting?

A:	Stockholders representing a majority of the shares of DarkPulse stock issued and outstanding as of DarkPulse’s record date and entitled to vote at the DarkPulse Special Meeting must be present in person or represented by proxy in order to hold the DarkPulse Special Meeting and conduct business. This is called a quorum. Shares of DarkPulse Common Stock and DarkPulse Preferred Stock will be counted for purposes of determining if there is a quorum if the stockholder (i) is present and entitled to vote at the meeting, or (ii) has properly submitted a proxy card or voting instructions through a broker, bank or custodian. In the absence of a quorum, stockholders representing a majority of the votes present in person or represented by proxy at such meeting may adjourn the meeting until a quorum is present.

Q:	What is the quorum requirement for the GSD Special Meeting?

A:	Stockholders representing a majority of the shares of GSD stock issued and outstanding as of GSD’s record date and entitled to vote at the GSD Special Meeting must be present in person or represented by proxy in order to hold the GSD Special Meeting and conduct business. This is called a quorum. Shares of GSD Class A Common Stock and GSD Class B Common Stock will be counted for purposes of determining if there is a quorum if the stockholder (i) is present and entitled to vote at the meeting, or (ii) has properly submitted a proxy card or voting instructions through a broker, bank or custodian. In the absence of a quorum, either the chairman or stockholders representing a majority of the votes present in person or represented by proxy at such meeting may adjourn the meeting until a quorum is present.

Q:	What is a proxy?

A:	A proxy is a stockholder’s legal designation of another person, which is referred to as a proxy, to vote such holder’s shares at a stockholder meeting. The document used to designate a proxy to vote your shares of DarkPulse Common Stock, DarkPulse Preferred Stock, GSD Class A Common Shares, or GSD Class B Common Shares, as applicable, is referred to as a proxy card.

Q:	How many votes do I and others have for the DarkPulse Special Meeting?

A:	You are entitled to one vote for each share of DarkPulse Common Stock that you held as of DarkPulse’s record date. You are entitled to the number of votes for each share of DarkPulse Series A Preferred Stock that you held, on a pro-rata basis, as of DarkPulse’s record date that equal all issued and outstanding shares of DarkPulse Common Stock and all other securities of DarkPulse are entitled to on a fully diluted basis, plus 1,000,000 votes. You are entitled to 6,000 votes for each share of DarkPulse Series D Preferred Stock that you held as of DarkPulse’s record date As of the close of business on DarkPulse’s record date, there were [•] outstanding shares of DarkPulse Common Stock, 100 shares of DarkPulse Series A Preferred Stock, and 88,235 shares of DarkPulse Series D Preferred Stock.

Q:	How many votes do I and others have for the GSD Special Meeting?

A:	You are entitled to one vote for each share of GSD Class A Common Stock and GSD Class B Common Stock that you held as of GSD’s record date. As of the close of business on GSD’s record date, there were [•] outstanding GSD Class A Common Shares and [•] outstanding GSD Class B Common Shares.

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Q:	Am I required to vote against the GSD Business Combination Proposal in order to have my public Class A Shares redeemed?

A:	No. Holders of GSD Class A Common Shares are not required to vote against the GSD Business Combination Proposal in order to have the right to demand that GSD redeem your public GSD Class A Common Shares for cash equal to your pro rata share of the aggregate amount then on deposit in the Trust Account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the Trust Account, net of taxes payable). These rights to demand redemption of public GSD Class A Common Shares for cash are sometimes referred to herein as “redemption rights”. If the Business Combination is not completed, holders of public GSD Class A Common Shares electing to exercise their redemption rights will not be entitled to receive such payments and their public GSD Class A Common Shares will be returned to them.

Q:	Where will the Common Stock of the Combined Company that I receive in the Business Combination be publicly traded?

A:	DarkPulse and GSD intend that the shares of the Combined Company’s Common Stock to be issued in the Business Combination will be listed for trading on the Nasdaq under the ticker symbol “DARK.”

Q:	GSD and DarkPulse may enter into a PIPE transaction in connection with the Business Combination. What are the material differences, if any, in the terms and price of securities issued at the time of GSD’s IPO as compared to the private placements contemplated at the time of the Business Combination? Will the Sponsor or any of its directors, officers or affiliates invest in a PIPE investment?

A:	Although the terms are not yet determined, as set forth in the Merger Agreement, GSD and DarkPulse may enter into subscription agreements with certain investors pursuant to which such investors would commit to purchase securities of the Combined Company in a private placement or other financing to be consummated simultaneously with the Closing (the “PIPE Investment”). The GSD Units purchased by public investors in GSD’s IPO were purchased at a price of $10.00 per GSD Unit. The GSD Units issued at the time of GSD’s IPO consisted of one share of GSD Class A Common Stock, and one GSD Warrant. Each GSD Warrant entitles the holder to purchase one share of GSD Class A Common Stock at an exercise price of $11.50 per share. Although the terms are not yet determined, GSD and DarkPulse may enter into subscription agreements in a PIPE Investment. Similar private placements at the time of business combinations involving SPACs typically contemplate the sale of one share of common stock at $10.00 per share. If GSD and DarkPulse enter into such arrangements, investors would pay the same price per security as investors in GSD’s IPO, but would not receive the additional warrant and right that investors in GSD’s IPO have received.

GSD’s Sponsor and its directors, officers and its affiliates do not intend to invest in the PIPE Investment.

Q:	How do I exercise my redemption rights?

A:	If you are a public stockholder and you seek to have your GSD Class A Common Shares redeemed, you must (i) demand, no later than [•] p.m., Eastern Time on [•], 2023 (at least two business days before the GSD Special Meeting), that GSD redeem your shares into cash; and (ii) submit your request in writing to Continental Stock Transfer & Trust Company, GSD’s transfer agent, at the address listed at the end of this section and deliver your shares to Continental Stock Transfer & Trust Company physically or electronically using The Depository Trust Company’s (“DTC”) DWAC (Deposit/Withdrawal at Custodian) System at least two business days before the GSD Special Meeting.

Any corrected or changed written demand of redemption rights must be received by [•] two business days before the GSD Special Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to [•] at least two business days before the GSD Special Meeting.

GSD stockholders may seek to have their public GSD Class A Common Shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of public GSD Class A Common Shares as of the Record Date. Any public stockholder who holds GSD Class A Common Shares on or before [•], 2023 (two business days before the GSD Special Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination.

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The actual per share redemption price will be equal to the aggregate amount then on deposit in the Trust Account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the Trust Account, net of taxes payable), divided by the number of GSD Class A Common Shares underlying the GSD Units sold in the IPO. Please see the section titled “The GSD Special Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your GSD Class A Common Shares for cash.

If you intend to seek redemption of your GSD Class A Common Shares, you will need to deliver your shares (either physically or electronically) to Continental, GSD’s transfer agent, at least two business days before the GSD Special Meeting. If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, New York 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:	A U.S. Holder (as defined in “Certain United States Federal Income Tax Considerations” below) of GSD Class A Common Shares that exercises its redemption rights may be treated as selling GSW Common Stock, resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the number of GSD Common Stock shares that a U.S. Holder owns or is deemed to own (including through the ownership of GSD Warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights by a U.S. Holder, see the section entitled “U.S. Federal Income Tax Considerations — U.S. Holders — Redemption of Shares of GSD Common Stock.”

The tax consequences of a public stockholder redeeming GSD Common Stock are complex and will vary upon each public stockholder’s unique circumstances. The above is not intended to constitute tax advice and public stockholders are encouraged to consult with their own tax advisors.

Q:	Will holders of DarkPulse Common or Preferred Shares be subject to U.S. federal income tax on the GSD Common Stock received in the Merger?

A:	The U.S. federal income tax consequences of the Merger to U.S. Holders of DarkPulse securities will depend, in part, on whether the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code (a “reorganization”), and as a result will not recognize capital gain or loss on the exchange. There are significant factual and legal uncertainties as to whether the Merger qualifies as a reorganization, and therefore the tax treatment of the Merger is inherently uncertain.

The tax consequences of the Business Combination are complex and will depend on your particular circumstances . The tax consequences of a public stockholder exercising redemption rights or exchange shares incident to the Merger to you in your particular circumstances are complex and will vary upon each public stockholder’s unique circumstances. The above is not intended to constitute tax advice and public stockholders are encouraged to consult with their own tax advisors.

See “Material U.S. Federal Income Tax Consequences — U.S. Holders — U.S. Federal Income Tax Considerations for the Merger” and “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Considerations of the Merger. ”for a more detailed discussion of the U.S. federal income tax consequences of the Merger to U.S. Holders of DarkPulse securities.

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Q:	What do I need to do now?

A:	You are urged to read carefully and consider the information contained in this joint proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this joint proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	What if I hold shares in both DarkPulse and GSD?

A:	If you are both a DarkPulse stockholder and a GSD stockholder, you will receive two separate packages of proxy materials. A vote cast as a DarkPulse stockholder will not count as a vote cast as a GSD stockholder, and a vote cast as a GSD stockholder will not count as a vote cast as a DarkPulse stockholder. Therefore, please submit separate proxies for your shares of DarkPulse Common Stock or DarkPulse Preferred Stock and your GSD Class A Common Shares or GSD Class B Common Shares.

Q:	How can I vote?

A:	If you are a stockholder of record, you may vote online at the DarkPulse Special Meeting or the virtual GSD Special Meeting, as applicable, or vote by proxy using the enclosed proxy card, the internet or telephone. Whether or not you plan to participate in the DarkPulse Special Meeting or the GSD Special Meeting, as applicable, we urge you to vote by proxy to ensure your vote is counted. Even if you have already voted by proxy, you may still attend the DarkPulse Special Meeting or the GSD Special Meeting, as applicable, and vote online, if you choose.

To vote online at the DarkPulse Special Meeting or the GSD Special Meeting, as applicable, follow the instructions below under “How may I participate in the Special Meeting?”

To vote using the proxy card, please complete, sign and date the proxy card and return it in the prepaid envelope. If you return your signed proxy card before the DarkPulse Special Meeting or the GSD Special Meeting, as applicable, we will vote your shares as you direct.

To vote via the telephone, you can vote by calling the telephone number on your proxy card. Please have your proxy card handy when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded.

To vote via the internet, please go to www.cstproxyvote.com, and follow the instructions. Please have your proxy card handy when you go to the website. As with telephone voting, you can confirm that your instructions have been properly recorded.

If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided.

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Even if you plan to attend the DarkPulse Special Meeting or the GSD Special Meeting, as applicable, DarkPulse and GSD recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the respective stockholder meeting.

Additional information on attending the meetings can be found under the section entitled “The DarkPulse Special Meeting” beginning on page 79 and under the section entitled “The GSD Special Meeting” beginning on page 86.

Q:	How may I participate in the Special Meeting?

A.	If you are a stockholder of record as of the record date for the DarkPulse Special Meeting, you should receive a proxy card from [•], containing instructions on how to attend the DarkPulse Special Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact [•] at [•]-[•]-[•] or email [•].

You can pre-register to attend the DarkPulse Special Meeting starting on [•], 2023. Go to http://[•], enter the control number found on your proxy card you previously received, as well as your name and email address. Once you pre-register you can vote [or enter questions in the chat box]. At the start of the DarkPulse Special Meeting you will need to re-log into http://[•] using your control number.

If your shares are held in street name, and you would like to join and not vote, [•] will issue you a guest control number. Either way, you must contact [•] for specific instructions on how to receive the control number. Please allow up to [48] hours prior to the DarkPulse Special Meeting for processing your control number.

If you are a stockholder of record as of the Record Date for the GSD Special Meeting, you should receive a proxy card from Continental Stock Transfer & Trust Company, containing instructions on how to attend the GSD Special Meeting including the URL address and phone number, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental Stock Transfer & Trust Company at 917-262-2373, or email proxy@continentalstock.com.

You can pre-register to attend the GSD Special Meeting starting on [•], 2023. Go to https://www.cstproxy.com/gsd/2023, enter the control number found on your proxy card you previously received, as well as your name and email address. Once you pre-register you can vote [or enter questions in the chat box]. At the start of the GSD Special Meeting you will need to re-log into https://www.cstproxy.com/gsd/2023 using your control number.

If your shares are held in street name, and you would like to join and not vote, Continental Stock Transfer & Trust Company will issue you a guest control number. Either way, you must contact Continental Stock Transfer & Trust Company for specific instructions on how to receive the control number. Please allow up to [48] hours prior to the GSD Special Meeting for processing your control number.

Q:	Who can help answer any other questions I might have about the respective special meetings?

A.	If you have any questions concerning the DarkPulse Special Meeting (including accessing the meeting by virtual means) or need help voting your shares of DarkPulse Common Stock, please contact [•] at [•]-[•]-[•] or email [•].

The Notice of DarkPulse Special Meeting, joint proxy statement/prospectus and form of proxy card are available at: [•].

If you have any questions concerning the GSD Special Meeting (including accessing the meeting by virtual means) or need help voting your shares of GSD Class A Common Shares, please contact Continental Stock Transfer & Trust Company at 917-262-2373, or email proxy@continentalstock.com.

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The Notice of GSD Special Meeting, joint proxy statement/prospectus and form of proxy card are available at: https://www.cstproxy.com/gsd/2023.

Q:	If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:	No. If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any Proposal for which your broker does not have discretionary authority to vote. If a Proposal is determined to be discretionary, your broker, bank or other holder of record is permitted to vote on the Proposal without receiving voting instructions from you. If a Proposal is determined to be non-discretionary, your broker, bank or other holder of record is not permitted to vote on the Proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a non-discretionary proposal because the holder of record has not received voting instructions from the beneficial owner.

Each of the Proposals to be presented at the DarkPulse Special Meeting and the GSD Special Meeting is a non-discretionary proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any of the Proposals. A broker non-vote would have no effect on the DarkPulse Business Combination Proposal or the GSD Business Combination Proposal.

Q:	What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee?

A:	DarkPulse will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for the purposes of determining whether a quorum is present at the DarkPulse Special Meeting. For purposes of approval, an abstention on any Proposals will have the same effect as a vote “AGAINST” such Proposal.

GSD will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for the purposes of determining whether a quorum is present at the GSD Special Meeting. An abstention on the GSD Business Combination Proposal will have no effect on the GSD Adjournment Proposal.

Q:	If I am not going to attend the special meeting, should I return my proxy card instead?

A:	Yes. Whether you plan to attend the special meeting virtually or not, please read the enclosed joint proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	How can I submit a proxy?

A:	If you are a DarkPulse stockholder, you may submit a proxy by (a) visiting [•] and following the on screen instructions (have your proxy card available when you access the webpage), or (b) calling toll-free [•] in the U.S. or [•] from foreign countries from any touch-tone phone and follow the instructions (have your proxy card available when you call), or (c) submitting your proxy card by mail by using the previously provided self-addressed, stamped envelope.

If you are a GSD stockholder, you may submit a proxy by (a) visiting https://www.cstproxy.com/gsd/2023 and following the on screen instructions (have your proxy card available when you access the webpage), or (b) calling toll-free +1 800-450-7155 in the U.S. or +1 857-999-9155 from foreign countries from any touch-tone phone and follow the instructions (have your proxy card available when you call), or (c) submitting your proxy card by mail by using the previously provided self-addressed, stamped envelope.

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Q:	If a stockholder gives a proxy, how are the shares of DarkPulse Common Stock, DarkPulse Preferred Stock, GSD Class B Common Shares, or GSD Class B Common Shares voted?

A:	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of DarkPulse Common Stock, DarkPulse Preferred Stock, GSD Class A Common Shares, or GSD Class B Common Shares, as applicable, in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of DarkPulse Common Stock, DarkPulse Preferred Stock, GSD Class A Common Shares, or GSD Class B Common Shares, as applicable, should be voted for or against, or abstain from voting on, all, some or none of the specific items of business to come before the respective special meeting.

Q:	Can I change my vote after I have mailed my proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at the DarkPulse Special Meeting or the GSD Special Meeting, as applicable. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the DarkPulse Special Meeting or the GSD Special Meeting, as applicable, in person and casting your vote or by voting again by the telephone or Internet voting options described below, or by submitting a written revocation stating that you would like to revoke your proxy that our proxy solicitor receives prior to the DarkPulse Special Meeting or the GSD Special Meeting, as applicable. If you hold your shares through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of proxies. If you are a record holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to DarkPulse at 815 Walker Street, Suite 1155, Houston, Texas 77002 or to GSD to Continental Stock Transfer & Trust Company at 917-262-2373, or email proxy@continentalstock.com.

Unless revoked, a proxy will be voted at the DarkPulse Special Meeting or the GSD Special Meeting, as applicable, in accordance with the stockholder’s indicated instructions. In the absence of instructions, proxies will be voted FOR each of the Proposals.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you sign and return your proxy card without indicating how to vote on any particular Proposal, the shares represented by your proxy will be voted in favor of each Proposal. Proxy cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted.

Q:	Where can I find the voting results of the special meetings?

A:	The preliminary voting results for each special meeting will be announced at that meeting. In addition, within four business days following certification of the final voting results, each of DarkPulse and GSD intends to file the final voting results of its respective special meeting with the SEC on a Current Report on Form 8-K.

Q:	Should I send in my share certificates now to have my GSD Class A Common Shares redeemed?

A:	GSD stockholders who intend to have their public GSD Class A Common Shares redeemed should send their certificates to Continental at least two business days before the GSD Special Meeting. Please see “The GSD Special Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your GSD Class A Common Shares for cash.

Q:	Who will solicit the proxies and pay the cost of soliciting proxies for the special meeting?

A:	DarkPulse will pay the cost of soliciting proxies for the DarkPulse Special Meeting. DarkPulse has not engaged a proxy solicitor to assist in the solicitation of proxies for the DarkPulse Special Meeting. DarkPulse’s directors, officers and employees may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

GSD will pay the cost of soliciting proxies for the GSD Special Meeting. GSD has engaged Alliance Advisors, LLC to assist in the solicitation of proxies for the GSD Special Meeting. GSD has agreed to pay Alliance Advisors, LLC a fee of approximately $30,000, plus disbursements, and will reimburse Alliance Advisors, LLC for its reasonable out-of-pocket expenses and indemnify Alliance Advisors, LLC and its affiliates against certain claims, liabilities, losses, damages, and expenses. GSD will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of GSD Class A Common Shares and GSD Class B Common Shares for their expenses in forwarding soliciting materials to beneficial owners of the GSD Class A Common Shares and GSD Class B Common Shares and in obtaining voting instructions from those owners. GSD’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

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Q:	What happens if I sell my shares of DarkPulse Common Stock, DarkPulse Preferred Stock, GSD Class A Common Shares, or GSD Class B Common Shares before the respective special meeting?

A:	The record date for DarkPulse stockholders entitled to vote at the DarkPulse Special Meeting is earlier than the date of the DarkPulse Special Meeting, and the record date for GSD stockholders entitled to vote at the GSD Special Meeting is earlier than the date of the GSD Special Meeting. If you transfer your shares of DarkPulse Common Stock, DarkPulse Preferred Stock, GSD Class A Common Shares, or GSD Class B Common Shares after the respective record date but before the applicable special meeting, you will, unless special arrangements are made, retain your right to vote at the applicable special meeting.

Q:	When is the Business Combination expected to occur?

A:	Assuming the requisite regulatory and stockholder approvals are received, DarkPulse and GSD expect that the Business Combination will occur as soon as possible following the special meetings.

Q:	Are there risks associated with the Business Combination that I should consider in deciding how to vote?

A:	Yes. There are a number of risks related to the Business Combination and other transactions contemplated by the Merger Agreement that are discussed in this joint proxy statement/prospectus. Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page 38 of this joint proxy statement/prospectus.

Q:	May I seek statutory appraisal rights or dissenter rights with respect to my shares?

A:	Appraisal rights are not available to holders of shares of GSD’s Common Stock in connection with the proposed Business Combination. There are appraisal and dissenter rights available to DarkPulse’s stockholders in connection with the Business Combination. For additional information, see the sections titled “The DarkPulse Special Meeting — Appraisal Rights” and “The GSD Special Meeting — Appraisal Rights.”

Q:	What are the conditions to completion of the merger?

A:	In addition to the approval of the share issuance in connection with the Business Combination, the adoption of the charter amendment, and the adoption of the Incentive Plan by GSD stockholders, and the approval of the Business Combination and the related transactions as set out in the Merger Agreement by DarkPulse’s stockholders, as described above, completion of the Business Combination is subject to the satisfaction of a number of other conditions, including, but not limited to, the approval of the listing application, and conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination — Conditions to the Completion of the Merger”.

Q:	What respective equity stakes will DarkPulse stockholders and GSD stockholders hold in the combined company immediately following the Business Combination?

A:

It is anticipated that upon completion of the Business Combination, the existing DarkPulse stockholders will own approximately [•]% of the Combined Company, GSD’s public stockholders (other than PIPE Investors) will own approximately [•]% of the Combined Company, the DarkPulse CEO is expected to hold approximately [•]% of the Combined Company, the PIPE Investors will own approximately [•]% of the Combined Company, and the Representative will own approximately [•]% of the Combined Company.

The ownership percentage with respect to the Combined Company does not take into account (i) the redemption of any public Class A Common Shares by GSD’s public stockholders (other than the redemptions recently completed in connection with the Extension Amendment), (ii) the issuance of any additional shares upon the closing of the Business Combination under the Incentive Plan, or the shares issuable to noteholders of DarkPulse under the Merger Agreement. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by GSD’s stockholders in the Combined Company will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”

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Q:	What happens if the Business Combination is not consummated?

A:	If GSD does not consummate the Business Combination by March 9, 2023, with extensions possible until August 9, 2023, subject to GSD’s Sponsor depositing additional funds monthly into GSD’s trust account, then pursuant to Section 9.2 of GSD’s Certificate of Incorporation, GSD will, as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding GSD public shares for a pro rata portion of the funds held in the Trust Fund, including a pro rata portion of any interest earned, but excluding all expenses paid and reserves for expenses and taxes payable. Additionally, the existence of GSD will be terminated and GSD will appoint a voluntary liquidator to commence the liquidation of the company. The estimated consideration that each GSD Class A Share would be paid at liquidation would be approximately $10.[•] per share for stockholders based on amounts on deposit in the Trust Account as of [•], 2023. The closing price of GSD Class A Common Shares on Nasdaq as of [•], 2023 was $[•]. The GSD Initial Stockholders waived the right to any liquidation distribution with respect to any GSD Class A Common Shares held by them.

Q:	What happens to the funds deposited in the Trust Account following the Business Combination?

A:	Following the closing of the Business Combination, holders of pubic GSD Class A Common Shares exercising redemption rights will receive their per share redemption price out of the funds in the Trust Account, less any amount payable in taxes. The balance of the funds from the trust account will be released to DarkPulse to fund working capital needs of the Combined Company. As of [•], 2023, there was approximately $[•] in the Trust Account. GSD estimates that approximately $[•] per outstanding GSD Class A Share will be paid to the investors exercising their redemption rights.

Q:	Who will manage the Combined Company after the Business Combination?

A:	As a condition to the closing of the Business Combination, the post-Business Combination board of directors will consist of six directors, three of which will be selected by DarkPulse and three of which will be existing directors of GSD, including Dennis O’Leary, Joseph Catalino, George Pappas, Geoff Mullins, Wayne Bale, and John Bartrum. Dennis O’Leary will become the Chief Executive Officer of GSD and J. Richard Iler will become the Chief Financial Officer of GSD, each to hold office in accordance with the governing documents of GSD until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal. For information on the anticipated management of the Combined Company, see the section titled “Directors and Executive Officers of the Combined Company after the Business Combination” in this joint proxy statement/prospectus.

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SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this joint proxy statement/prospectus but may not contain all of the information that may be important to you as a DarkPulse stockholder or a GSD stockholder. Accordingly, DarkPulse and GSD encourage you to read carefully this entire joint proxy statement/prospectus, including the Merger Agreement attached as Annex A. Please read these documents carefully as they are the legal documents that govern the Business Combination and your rights in the Business Combination.

Unless otherwise specified, all share calculations assume no exercise of the redemption rights by GSD’s stockholders.

The Parties to the Business Combination

DarkPulse, Inc.

DarkPulse is a technology-security company incorporated in 1989 as Klever Marketing, Inc ("Klever"). One of DarkPulse’s principal wholly-owned subsidiaries, DarkPulse Technologies Inc. ("DPTI"), originally started as a technology spinout from the University of New Brunswick, Fredericton, Canada. DPTI is comprised of multiple security platforms: Patented BOTDA Fiber Optic sensor systems and Satellite Communications services.

In December 2010, DPTI entered into an Assignment Agreement with the University of New Brunswick, Canada (the “University”), pursuant to which the University sold, transferred, and assigned to us certain patents related to the University’s BOTDA dark-pulse technology (the "Patents") in exchange for the issuance of a debenture to the University in the amount of C$1,500,000 (Canadian dollars). In April 2017, DPTI issued a replacement debenture to the University in the amount of US$1,491,923 (the “Debenture”).  The Patents and the Debenture were initially recorded in DarkPulse’s accounts at $1,491,923, based upon the exchange rate between the U.S. dollar and the Canadian dollar on December 16, 2010, the date of the original debenture. In addition to the repayment of principal and interest, the Debenture requires DPTI to pay the University a 2% royalty on sales of any and all products or services which incorporate the Patents for a period of five years commencing on April 24, 2018, as well as to reimburse the University for its patent-related costs.

On April 27, 2018, Klever entered into an Agreement and Plan of Merger involving Klever as the surviving parent corporation and acquiring DPTI as its wholly-owned subsidiary. On July 18, 2018, the parties closed the merger agreement, as amended on July 7, 2018, and the name of the company was subsequently changed to “DarkPulse, Inc.” With the change of control of the company, the merger was accounted for as a recapitalization in a manner similar to a reverse acquisition.

On July 20, 2018, DarkPulse filed a Certificate of Amendment to our Certificate of Incorporation with the State of Delaware, changing the name of the company to “DarkPulse, Inc.” DarkPulse filed a corporate action notification with the Financial Industry Regulatory Authority (“FINRA”), and DarkPulse’s ticker symbol was changed to “DPLS.”

DarkPulse’s security and monitoring systems will be delivered in applications for critical infrastructure/ key resources such as but not limited to border security, pipelines, the oil and gas industry and mine safety. Current uses of fiber optic distributed sensor technology have been limited to quasi-static, long-term structural health monitoring due to the time required to obtain the data and its poor precision. DarkPulse’s patented BOTDA dark-pulse sensor technology allows for the monitoring of highly dynamic environments due to its greater resolution and accuracy.

DarkPulse’s Common Stock trades on the OTC Pink Sheets with the ticker symbol “DPLS.”

DarkPulse’s principal executive offices are located at 815 Walker Street, Suite 1155, Houston, TX 77002 and its telephone number is (800) 436-1436.

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Global System Dynamics, Inc.

GSD is a blank check company that was incorporated in January 2021 under the name Gladstone Acquisition Corp. as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the "Initial Business Combination").

While GSD may pursue an acquisition opportunity in any business, industry, sector or geographical location, GSD is focusing on industries that complement its management team’s background, and GSD intends to capitalize on the ability of its management team to identify and acquire a business where its management team has extensive experience.

GSD is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash. GSD will not generate any operating revenues until after the completion of its Initial Business Combination, at the earliest. GSD will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from its IPO, described below. To date, GSD’s efforts have been limited to organizational activities and activities related to its initial public offering as well as the search for a prospective business combination target and, since signing the Merger Agreement, GSD has taken actions to complete a Business Combination with DarkPulse.

GSD’s sponsor is DarkPulse (the "Sponsor"). In addition to being the Sponsor, DarkPulse is also a party to the Merger Agreement as the target of Initial Business Combination.

On January 25, 2021, Gladstone Sponsor, LLC ("Original Sponsor") paid $25,000, or approximately $0.009 per share, to cover certain offering costs in consideration for 2,875,000 shares of Class B Common Stock, par value $0.0001 (the "GSD Class B Shares" or "founder shares"). Up to 375,000 shares of GSD Class B Common Shares were subject to forfeiture to the extent that the over-allotment option was not exercised in full by the underwriters. The forfeiture would be adjusted to the extent that the over-allotment option was not exercised in full by the underwriters so that the GSD Class B Common Shares would represent 20% of the GSD's issued and outstanding stock after the GSD's IPO.

A registration statement for the GSD's IPO was declared effective on August 4, 2021 (the "GSD IPO Effective Date"). On August 9, 2021, GSD consummated its IPO of 10,000,000 units (each, a "GSD Unit" and collectively, the "GSD Units") at $10.00 per GSD Unit and the sale of 4,200,000 warrants (the "GSD Private Warrants") at a price of $1.00 per GSD Private Warrant in a private placement to the Original Sponsor that closed simultaneously with the IPO. Each GSD Unit consists of one share of GSD Class A Common Stock, par value $0.0001 per share (the "GSD Class A Shares" or "public shares") and one-half of one redeemable warrant (the "GSD Public Warrants"). Each whole GSD Public Warrant entitles the holder thereof to purchase one share of GSD Class A Common Stock at a price of $11.50 per share, subject to adjustment. Only whole warrants are exercisable. On August 18, 2021, the underwriters partially exercised their over-allotment option and purchased an additional 492,480 GSD Units, generating an aggregate of gross proceeds of $4,924,800.

Simultaneously with the exercise of the underwriters' over-allotment option, the Original Sponsor purchased an additional 98,496 GSD Private Warrants, generating aggregate gross proceeds of $98,496. On September 18, 2021 the underwriters' over-allotment option expired and as a result 251,880 shares of GSD Class B Common Stock were forfeited, resulting in outstanding GSD Class B Common Stock of 2,623,120 shares.

As payment for services, the underwriters received 209,850 shares of GSD Class A Common Stock worth approximately $10.00 per share (the "Representative Shares"). Transaction costs related to the IPO and partial over-allotment exercise amounted to $6,265,859 consisting of $3,672,368 of deferred underwriting commissions, $2,098,500 of fair value of the Representative Shares and $494,991 of other cash offering costs, which were allocated among GSD Class A Common Stock subject to possible redemption, the GSD Public Warrants and GSD Private Warrants, and stockholders' deficit.

GSD has broad discretion with respect to the specific application of the net proceeds of the IPO and the GSD Private Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating an Initial Business Combination. There is no assurance that GSD will be able to complete an Initial Business Combination successfully. GSD must complete one or more Initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions) at the time of the agreement to enter into the Initial Business Combination. However, GSD will only complete an Initial Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act").

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Following the closing of the IPO on August 9, 2021 and the partial over-allotment exercise on August 18, 2021, $107,023,296 ($10.20 per GSD Unit) from the net proceeds sold in the IPO and over-allotment, including a portion of the proceeds of the sale of the GSD Private Warrants, was deposited in a trust account (the "Trust Account") which is being invested only in U.S. government securities, with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to GSD to pay its tax obligations, the proceeds from the IPO will not be released from the Trust Account until the earliest to occur of: (a) the completion of GSD’s Initial Business Combination, (b) the redemption of any public shares properly submitted in connection with a stockholder vote to amend GSD's Amended and Restated Certificate of Incorporation to (i) modify the substance or timing of GSD's obligation to provide for the redemption of its public stock in connection with an Initial Business Combination or to redeem 100% of its public stock if GSD does not complete its Initial Business Combination within 19 months from the closing of the IPO or a total of 24 months if extended monthly by payment of the Sponsor into the trust account (ii) with respect to any other material provisions relating to stockholders' rights or pre-Initial Business Combination activity, and (c) the redemption of GSD's public shares if GSD is unable to complete its Initial Business Combination within 18 months from the closing of the IPO, subject to applicable law.

As with the January 31, 2023 redemption, GSD will provide its public stockholders with another opportunity to redeem all or a portion of their public shares upon the completion of the Initial Business Combination either (i) in connection with a stockholder meeting called to approve the Initial Business Combination or (ii) by means of a tender offer. The decision as to whether GSD will seek stockholder approval of a proposed Initial Business Combination or conduct a tender offer will be made by GSD, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially approximately $10.20 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to GSD to pay its tax obligations).

The GSD Class A Common Stock subject to redemption was recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 480, "Distinguishing Liabilities from Equity." In such case, GSD will proceed with a Business Combination if GSD’s Class A Common Stock are not a “penny share” upon such consummation of a Business Combination and, if GSD seeks stockholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

If a stockholder vote is not required by law and GSD does not decide to hold a stockholder vote for business or other legal reasons, GSD will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination.

If, however, stockholder approval of the transactions is required by law, or GSD decides to obtain stockholder approval for business or legal reasons, GSD will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their GSD Public Shares irrespective of whether they vote for or against the proposed transaction, whether they participate in or abstain from voting or whether they were a stockholder on the record date for the stockholder meeting held to approve the proposed transaction.

Notwithstanding the foregoing redemption rights, if GSD seeks stockholder approval of its Initial Business Combination and GSD does not conduct redemptions in connection with its Initial Business Combination pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a "group" (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in the IPO, without GSD's prior consent. The Sponsor, officers and directors (the "Initial Stockholders") have agreed not to propose any amendment to the Amended and Restated Certificate of Incorporation (a) that would modify the substance or timing of the GSD's obligation to provide for the redemption of its public shares in connection with an Initial Business Combination or to redeem 100% of the public shares if GSD does not complete its Initial Business Combination within 19 months from the closing of the IPO up to 24 months if extended monthly by the Sponsor depositing funds into the trust account (the "Combination Period") or (b) with respect to any other material provisions relating to stockholders' rights or pre-Initial Business Combination activity, unless GSD provides its public stockholders with the opportunity to redeem their GSD Class A Common Stock shares in conjunction with any such amendment.

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If GSD is unable to complete its Initial Business Combination within the Combination Period, GSD will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to GSD for taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding GSD Public Shares, which redemption will completely extinguish public stockholders' rights as stockholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of GSD's remaining stockholders and GSDs board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to GSD's obligations under the law of the state of Delaware to provide for claims of creditors and the requirements of other applicable law.

GSD's Initial Stockholders, as well as holders of Representative Shares, agreed to waive their rights to liquidating distributions from the Trust Account with respect to any GSD Class B Common Stock and GSD Class A Common Stock, respectively, held by them if GSD fails to complete its Initial Business Combination within the Combination Period. However, if the Initial Stockholders acquire public shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account, less taxes, with respect to such public shares if GSD fails to complete a Business Combination during the Combination Period.

On October 12, 2022, GSD entered into and closed a Purchase Agreement with the Original Sponsor and DarkPulse pursuant to which the Sponsor purchased from the Original Sponsor 2,623,120 shares of GSD Class B common stock of GSD and 4,298,496 GSD Private Placement Warrants for an aggregate purchase price of $1,500,000, representing 100% of the Original Sponsor’s interest in GSD.

In addition to the payment of the purchase price, the Sponsor also assumed the following obligations: (i) responsibility for all of GSD’s public company reporting obligations, (ii) the right to provide an extension payment and extend the deadline of GSD to complete an initial business combination from 15 months from August 9, 2021 (November 9, 2022) to 18 months (February 9, 2023) for an additional $1,150,000, and (iii) all other obligations and liabilities of the Sponsor related to GSD.

Pursuant to the Agreement, the Sponsor replaced GSD’s existing directors and officers with new directors and officers in its sole discretion. In connection with the closing of the agreement, GSD changed its name to “Global Systems Dynamics, Inc.”

In addition to the Agreement, the Sponsor also entered into the Assignment, Assumption, Release and Waiver of the Letter Agreement pursuant to which the Original Sponsor and each of the parties to the Letter Agreement agreed that all rights, interests and obligations of the Original Sponsor under the Letter Agreement were assigned to the Sponsor and that the Original Sponsor will have no further rights, interests or obligations under the Letter Agreement as of the closing of the agreement.

Finally, in addition to the Agreement, the Sponsor entered into the Joinder to the Registration Rights Agreement pursuant to which the Sponsor agreed to become a party to the Registration Rights Agreement dated as of August 4, 2021 by and among GSD, the Original Sponsor, et. al.

On October 12, 2022, in connection with the Purchase Agreement, GSD and the Original Sponsor terminated the administrative support agreement dated August 4, 2021.

On October 12, 2022, GSD entered into a letter agreement (the “Support Agreement”) with DarkPulse that commenced on the date the Original Sponsor sold all of its securities in the Company in connection with the aforementioned Purchase Agreement. Under the Support Agreement, DarkPulse shall make available, or cause to be made available, to GSD, at 815 Walker Street, Suite 114, Houston, Texas 77002 (or any successor location of Darkpulse), certain office space, utilities and secretarial and administrative support as may be reasonably required by GSD. In exchange, GSD shall pay DarkPulse the sum of $10,000 per month.

Further under the Support Agreement, DarkPulse agreed to waive any and all claims to seek payment of any amounts due to it out of the trust account established for the benefit of the public stockholders of GSD.

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GSD has entered into agreements with its officers and directors to provide contractual indemnification in addition to the indemnification provided for GSD’s amended and restated certificate of incorporation. GSD’s bylaws also permit it to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. GSD has directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures GSD against its obligations to indemnify its officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against GSD’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit GSD and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent GSD pays the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

On November 2, 2022, GSD issued a promissory note in the aggregate principal amount of $1,150,000 to the Sponsor in connection with the extension of the termination date for GSD’s Initial Business Combination from November 9, 2022 to February 9, 2023. Pursuant to the note, the Sponsor has agreed to loan to GSD $1,150,000 to deposit into GSD’s trust account. The note bears no interest and is repayable in full upon the earlier of (i) the date on which GSD consummates its Initial Business Combination, and (ii) the date that the winding up of GSD is effective. At the election of the Sponsor and subject to certain conditions, all of the unpaid principal amount of the note may be converted into units of GSD (the “Conversion Units”) upon consummation of the Initial Business Combination with the total Conversion Units so issued shall be equal to: (x) the portion of the principal amount of the Note being converted divided by (y) the conversion price of ten dollars ($10.00), rounded up to the nearest whole number of units.

Effective December 2, 2022, GSD’s Compensation Committee approved a cash compensation package of $10,000 monthly for each non-employee director and for its PEO/CFO, Rick Iler, with an accrual of past services.

On January 31, 2023, at the GSD Special Meeting, a total of 10,079,383 (or 75.64%) of GSD’s issued and outstanding shares of Class A common stock and Class B common stock held of record as of December 21, 2022, the record date for the Special Meeting, were present either in person or by proxy, which constituted a quorum. GSD’s stockholders voted at the Special Meeting to approve an Extension Amendment to GSD’s charter to extend the time to complete a business combination, with more than 65% voting for approval.

On January 31, 2023, GSD filed with the Secretary of State of the State of Delaware an amendment (the “Extension Amendment”) to GSD’s amended and restated certificate of incorporation to extend the date by which the Company must consummate a Business Combination up to six times, each by an additional month, for an aggregate of six additional months (i.e. from February 9, 2023 up to August 9, 2023) or such earlier date as determined by the board of directors.

In connection with the Special Meeting, stockholders holding 9,149,326 Public Shares properly exercised their right to redeem their shares (and did not withdraw their redemption) for cash at a redemption price of approximately $10.39 per share, for an aggregate redemption amount of approximately $95,061,497. Following such redemptions, approximately $14,038,481 was left in trust and 1,343,154 Public Shares remain outstanding.

On February 7, 2023, GSD issued a promissory note in the aggregate principal amount of $83,947.13 to the Sponsor in connection with the extension of the termination date for GSD’s Initial Business Combination from February 9, 2023 to March 9, 2023. The note bears no interest, is not convertible and is repayable in full upon the earlier of (i) the date on which GSD consummates its Initial Business Combination, and (ii) the date that the winding up of GSD is effective.

As of [•], 2023, GSD has issued the Sponsor non-interest bearing non-convertible promissory notes for working capital loans in the principal amount of $[•].

GSD’s principal executive offices are located at 815 Walker Street, Suite 1155, Houston, TX 77002 and its telephone number is (713) 287-5800.

Merger Sub

The Merger Sub is a wholly-owned subsidiary of GSD formed to consummate the Business Combination. Following the consummation of the Business Combination, Merger Sub will have merged with and into DarkPulse, with DarkPulse surviving the merger as a wholly-owned subsidiary of GSD.

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The Merger Agreement

The terms and conditions of the Business Combination are contained in the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. You are encouraged to read the Merger Agreement carefully and, in its entirety, as it is the primary legal document that governs the Business Combination.

On December 14, 2022, DarkPulse, entered into the Merger Agreement by, between, and among DarkPulse, Merger Sub, and GSD. Pursuant to the terms of the agreement, a business combination between DarkPulse and GSD will be effected through the merger of Merger Sub with and into DarkPulse, with DarkPulse surviving the merger as a wholly owned subsidiary of GSD. Following the Business Combination, the GSD Units, GSD Class A Common Shares, and GSD Warrants will be delisted from Nasdaq, deregistered under the Exchange Act and will cease to be publicly traded. In addition, the shares of Common Stock of GSD will be listed on Nasdaq and registered under the Exchange Act.

Upon the terms and subject to the conditions set forth in the Merger Agreement, upon consummation of the Business Combination, the shares of DarkPulse issued and outstanding as of immediately prior to the Business Combination are being valued based on a pre-Merger consolidated equity value of DarkPulse of $[•]. GSD’s board of directors retained The Benchmark Company, LLC (“Benchmark”), to act as a financial advisor to the board in connection with the Business Combination to render to the board an opinion as to the fairness to GSD’s unaffiliated stockholders, from a financial point of view, of the consideration to be paid in the Business Combination. On December 14, 2022, Benchmark reviewed its financial analysis and rendered an oral opinion to the GSD Board, subsequently confirmed in writing on the same date by delivery of Benchmark’s written opinion addressed to the GSD Board, to the effect that the consideration to be paid in the Business Combination pursuant to the Merger Agreement, as of that date and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, is fair to GSD’s unaffiliated stockholders from a financial point of view.

Treatment of DarkPulse Securities

In connection with the proposed business combination, holders of DarkPulse Common Shares who elect not to exercise their appraisal rights will receive in exchange for each DarkPulse Common Share, [•] share of GSD Common Stock.

The pool will equal a number of shares of GSD Common Stock equal to [•]% of the aggregate number of DarkPulse Common Shares issued and outstanding immediately prior to the effective time. GSD’s Sponsor and its current directors and officers, and their respective affiliates, will not be eligible for participation in the pool and the Sponsor’s Class B Common Shares and GSD Warrants will be cancelled at the effective time.

For more information on the exchange ratio or the merger consideration, see the section entitled “GSD Proposal 1 — The Business Combination — The Merger Agreement — Merger Consideration” beginning on page 90.

Representations, Warranties and Covenants

The Merger Agreement contains customary representations and warranties of DarkPulse and GSD relating to, among other things, their ability to enter into the Merger Agreement and their outstanding capitalization. The Merger Agreement also contains covenants by DarkPulse and GSD to conduct their businesses in the ordinary course and consistent with past practice during the period between the execution of the Merger Agreement and consummation of the Merger and to refrain from taking certain actions specified in the Merger Agreement.

For more information about the Merger Agreement and the Merger and the other transactions contemplated thereby, see the sections entitled “The Business Combination Proposal” and “The Business Combination Agreement.”

Conditions to Closing

Under the Merger Agreement, the obligations of the parties to consummate the Merger are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, without limitation: (i) the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder relating to the Business Combination having expired or been terminated and any other required regulatory approvals applicable to the transactions contemplated by the Merger Agreement having been obtained and remaining in full force and effect; (ii) all of DarkPulse’s Preferred Stock being converted to Company Common Stock prior to the Effective Time; (iii) no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Business Combination being in effect; (iv) the registration statement on Form S-4 containing the joint proxy statement/prospectus to be filed by GSD and DarkPulse relating to the Merger Agreement and the Merger (the “Registration Statement”) becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to the Registration Statement, and no proceeding seeking such a stop order being threatened or initiated by the SEC

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and remaining pending; (v) GSD’s initial listing application with Nasdaq in connection with the Business Combination having been approved; (vi) GSD’s Board consisting of the number of directors, and comprising the individuals, determined pursuant to the Merger Agreement; (vii) the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the requisite vote of DarkPulse’s stockholders (the “Required Company Stockholder Consent”); (viii) the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the requisite vote of GSD’s stockholders; (ix) after giving effect to the transactions contemplated (including the PIPE Financing), GSD having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act immediately after the Effective Time; (x) the absence of a Company Material Adverse Effect since the date of the Merger Agreement that is continuing, and (xi) the absence of a GSD Material Adverse Effect since the date of the Merger Agreement that is continuing.

The Combined Company intends to apply to list its shares on Nasdaq (for more information on the listing process with respect to shares of Common Stock of the Combined Company please refer to the section titled “Requirements for Nasdaq listing” from page __).

In addition, the obligation of DarkPulse to consummate the Merger is subject to the fulfillment or waiver of other closing conditions, including, but not limited to, (i) the representations and warranties of GSD being true and correct to the standards applicable to such representations and warranties and each of the covenants of GSD having been performed or complied with in all material respects, (ii) no Material Adverse Effect (as defined in the Merger Agreement) having occurred, (iii) GSD having a gross amount of no less than $5,000,001 in net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) available to it immediately after the Closing, including the proceeds from the Trust Fund (prior to the payment of Transaction Costs).

The obligation of GSD to consummate the Business Combination is also subject to the fulfillment or waiver of other closing conditions, including, but not limited to, (i) the representations and warranties of DarkPulse being true and correct to the standards applicable to such representations and warranties and each of the covenants of DarkPulse having been performed or complied with in all material respects, and (ii) no Material Adverse Effect (as defined in the Merger Agreement) having occurred.

Termination

The Merger Agreement may be terminated under certain customary and limited circumstances prior to the closing of the Merger, including, but not limited to, (i) by either DarkPulse or GSD if the Merger is not consummated by March 9, 2023, with extensions possible until August 9, 2023, subject to GSD’s Sponsor depositing additional funds monthly into GSD’s trust account, (ii) by GSD if there is a material breach of the representations and warranties of DarkPulse, subject to a thirty (30)-day cure period following notice of such breach, and (iii) by DarkPulse upon a material breach of the representations and warranties of GSD, subject to a thirty (30)-day cure period following notice of such breach.

Certain Related Agreements

Stockholder Support Agreements

Concurrently with the execution of the Merger Agreement, Dennis O’Leary, the sole holder of DarkPulse Series A Preferred Stock entered into a Support Agreement with GSD (the “DarkPulse Stockholder Support Agreement”), pursuant to which Mr. O’Leary agreed, among other things, (a) to vote all of the shares of DarkPulse beneficially owned by Mr. O’Leary (which vote may be done by executing a written consent) in favor of the adoption of the Merger Agreement and the approval of the Merger, and (b) not to engage in any transactions involving the securities of GSD prior to the Closing.

Regulatory Approvals

Under the Hart-Scott-Rodino Act (the “HSR Act”) and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is not subject to these requirements.

DarkPulse and GSD do not anticipate that any regulatory approvals will be required in connection with the Business Combination.

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Management

As a condition to the closing of the Merger, the post-Merger board of directors will consist of six directors, three of which will be selected by DarkPulse, including Dennis O’Leary, Joseph Catalino, George Pappas, Geoff Mullins, Wayne Bale, and John Bartrum.

See “Directors, Executive Officers, Executive Compensation and Corporate Governance — Directors and Executive Officers after the Business Combination” for additional information.

Voting Securities

As of the DarkPulse Record Date, there were [•] shares of DarkPulse Common Stock issued and outstanding, 100 shares of DarkPulse Series A Preferred Stock issued and outstanding, and [•] shares of DarkPulse Series D Preferred Stock issued and outstanding. Only DarkPulse stockholders who hold shares of DarkPulse Common Stock and DarkPulse Preferred Stock of record as of the close of business on [•], 2023 are entitled to vote at the DarkPulse Special Meeting or any adjournment thereof. Approval of the DarkPulse Business Combination Proposal and the DarkPulse Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock present in person or represented by proxy and entitled to vote at the DarkPulse Special Meeting or any adjournment thereof.

Attending the DarkPulse Special Meeting either in person or by submitting your proxy and abstaining from voting will have the same effect as voting against all the Proposals and, assuming a quorum is present, broker non-votes will have no effect on the DarkPulse Proposals.

As of the GSD Record Date, there were [•] GSD Class A Common Shares issued and outstanding and [•] shares of GSD Class B Common Shares issued and outstanding. Only GSD stockholders of record who hold GSD Class A Common Shares and GSD Class B Common Shares as of the close of business on [•], 2023 are entitled to vote at the GSD Special Meeting or any adjournment thereof. Approval of the GSD Business Combination Proposal, the GSD Incentive Plan Proposal, the GSD Certificate of Amendment Proposal, the GSD Nasdaq Merger Proposal, the GSD Nasdaq PIPE Proposal, and the GSD Adjournment Proposal, will each require the affirmative vote of the holders of a majority of the votes cast at the GSD Special Meeting. Approval of the Directors Proposal will require the plurality of votes cast.

Attending the GSD Special Meeting either in person or by submitting your proxy and abstaining from voting will have no effect on the GSD Business Combination Proposal, the GSD Incentive Plan Proposal, the GSD Certificate of Amendment Proposal, the GSD Nasdaq Merger Proposal, the GSD Nasdaq PIPE Proposal, the Directors Proposal or the GSD Adjournment Proposal. Assuming a quorum is present, broker non-votes will have no effect on the GSD Proposals.

Pursuant to a letter agreement, GSD’s Sponsor agreed to vote its GSD Class B Common Shares acquired by it in favor of the Business Combination Proposal and related proposals (the “Letter Agreement”). As of [•], 2023, a total of 2,623,120 GSD Class B Common Shares or approximately [•]% of the outstanding shares were subject to the Letter Agreement. GSD will consummate the Business Combination only if a majority of the outstanding GSD Class A Common Shares voted are voted in favor of the Business Combination.

Appraisal and Dissent Rights

GSD

Holders of GSD Common Stock and Preferred Stock do not have appraisal or dissent rights in connection with the proposed Business Combination under the DGCL.

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DarkPulse

Holders of DarkPulse Common Stock and Preferred Stock have appraisal or dissent rights in connection with the proposed Business Combination under the DGCL. The discussion below is not a complete summary regarding DarkPulse stockholders’ appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached as Annex E in this proxy statement/prospectus. Stockholders intending to exercise appraisal rights should carefully review Annex E. Failure to follow precisely any of the statutory procedures set forth in Annex E may result in a termination or waiver of these rights. This summary does not constitute legal or other advice, nor does it constitute a recommendation that DarkPulse stockholders exercise their appraisal rights under Delaware law.

Under Section 262, where a merger is adopted by stockholders by written consent in lieu of a meeting of stockholders pursuant to Section 228 of the DGCL, either the constituent corporation before the effective date of such merger or the surviving corporation, within ten days after the effective date of such merger, must notify each stockholder of the constituent corporation entitled to appraisal rights of the approval of such merger, the effective date of such merger and that appraisal rights are available.

If the merger is completed, within ten days after the effective date of the merger, DarkPulse will notify its stockholders that the merger has been approved, the effective date of the merger and that appraisal rights are available to any stockholder who has not approved the merger. Holders of shares of DarkPulse capital stock who desire to exercise their appraisal rights must deliver a written demand for appraisal to DarkPulse within 20 days after the date of mailing of that notice, and that stockholder must not have delivered a written consent approving the merger. A demand for appraisal must reasonably inform DarkPulse of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of the shares of DarkPulse capital stock held by such stockholder. Failure to deliver a written consent approving the merger will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. All demands for appraisal should be addressed to DarkPulse, Inc., 815 Walker St., Suite 1155, Houston, Texas 77002, Attention: Dennis O’Leary, and should be executed by, or on behalf of, the record holder of shares of DarkPulse capital stock.

ALL DEMANDS MUST BE RECEIVED BY DARKPULSE WITHIN 20 DAYS AFTER THE DATE DARKPULSE MAILS A NOTICE TO ITS STOCKHOLDERS NOTIFYING THEM THAT THE MERGER HAS BEEN APPROVED, THE EFFECTIVE DATE OF THE MERGER AND THAT APPRAISAL RIGHTS ARE AVAILABLE TO ANY STOCKHOLDER WHO HAS NOT APPROVED THE MERGER.

If you fail to deliver a written demand for appraisal within the time period specified above, you will be entitled to receive the merger consideration for your shares of DarkPulse capital stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of DarkPulse capital stock.

To be effective, a demand for appraisal by a holder of shares of DarkPulse capital stock must be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to DarkPulse. The beneficial owner must, in these cases, have the registered owner, such as a broker, bank or other custodian, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a custodian for others, may exercise the record owner’s right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. In addition, the stockholder must continuously hold the shares of record from the date of making the demand through the effective time.

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If you hold your shares of DarkPulse capital stock in a brokerage account or in other custodian form and you wish to exercise appraisal rights, you should consult with your bank, broker or other custodian to determine the appropriate procedures for the making of a demand for appraisal by the custodian.

At any time within 60 days after the effective time, any stockholder who has demanded an appraisal, but has neither commenced an appraisal proceeding or joined an appraisal proceeding as a named party, has the right to withdraw such stockholder’s demand and accept the terms of the merger by delivering a written withdrawal to DarkPulse. If, following a demand for appraisal, you have withdrawn your demand for appraisal in accordance with Section 262, you will have the right to receive the merger consideration for your shares of DarkPulse capital stock.

Within 120 days after the effective date of the merger, any stockholder who has delivered a demand for appraisal in accordance with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of these shares. This written statement will be mailed to the requesting stockholder within ten days after the stockholder’s written request is received by the surviving corporation or within ten days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective date of the merger, either the surviving corporation or any stockholder who has delivered a demand for appraisal in accordance with Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of the petition must be made upon the surviving corporation. The surviving corporation has no obligation to file a petition in the Delaware Court of Chancery in the event there are dissenting stockholders, and DarkPulse, which is expected to be the surviving corporation, has no present intent to file a petition in the Delaware Court of Chancery. Accordingly, the failure of a stockholder to file a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares, the Delaware Court of Chancery will appraise the “fair value” of the shares owned by those stockholders. This value will be exclusive of any element of value arising from the accomplishment or expectation of the merger, but may include a fair rate of interest, if any, upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of the value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by the holders of the certificates representing those shares. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares subject to appraisal as determined by the Delaware Court of Chancery and (ii) interest theretofore accrued, unless paid at that time.

In determining fair value, and, if applicable, a fair rate of interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

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Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that this exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses. Any stockholder who had demanded appraisal rights will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the merger consideration for shares of his or her DarkPulse capital stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time may only be made with the written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the court.

Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of appraisal rights. In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

See “The DarkPulse Special Meeting — Appraisal Rights” for more information.

Redemption Rights

Pursuant to GSD’s Certificate of Incorporation, holders of public GSD Class A Common Shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding public GSD Class A Common Shares. As of [•], 2023, this would have amounted to approximately $[•] per share.

You will be entitled to receive cash for any public GSD Class A Common Shares to be redeemed only if you:

(i)	(a) hold public GSD Class A Common Shares, or

(b) hold public GSD Class A Common Shares through GSD Units and you elect to separate your GSD Units into the underlying public GSD Class A Common Shares prior to exercising your redemption rights with respect to the public GSD Class A Common Shares; and

(ii)	prior to [•], Eastern Time, on [•], 2023, (a) submit a written request to Continental that GSD redeem your public GSD Class A Common Shares for cash and (b) deliver your public GSD Class A Common Shares to Continental, physically or electronically through DTC.

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Holders of outstanding GSD Units must separate the underlying public GSD Class A Common Shares prior to exercising redemption rights with respect to the public GSD Class A Common Shares. If the GSD Units are registered in a holder’s own name, the holder must deliver the certificate for its GSD Units to Continental Stock Transfer & Trust Company, with written instructions to separate the GSD Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the public GSD Class A Common Shares from the GSD Units.

If a holder exercises his or her redemption rights, then such holder will be exchanging the public GSD Class A Common Shares for cash and will no longer own shares of the Combined Company. Such a holder will be entitled to receive cash for its public GSD Class A Common Shares only if it properly demands redemption and delivers its public GSD Class A Common Shares (either physically or electronically) to Continental in accordance with the procedures described herein. Please see the section titled “The GSD Special Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your public GSD Class A Common Shares for cash.

Ownership of the Post-Business Combination Company after the Closing

The following summarizes the pro forma ownership of common stock of the Combined Company following the Business Combination under both the no redemption and maximum redemption scenarios (future shares issued under equity compensation plans and existing DarkPulse convertible notes are not included in any of the scenarios below):

Scenario 1 Assuming No Redemptions		Scenario 2 Assuming 25% Redemptions
Equity Capitalization Summary	Shares	%	Shares	%
DarkPulse Stockholders	11,651,836	89.66%	11,651,836	92.04%
GSD Public Stockholders(1)	1,343,154	10.34%	1,007,366	7.96%
Total common stock	12,994,990	100.0%	12,659,201	100.0%

	Scenario 3 Assuming 50% Redemptions		Scenario 2 Assuming 75% Redemptions
Equity Capitalization Summary	Shares	%	Shares	%
DarkPulse Stockholders	11,651,836	94.55%	11,651,836	97.20%
GSD Public Stockholders(1)	671,577	5.45%	335,789	2.80%
Total common stock	12,323,413	100.0%	11,987,624	100.0%

	Scenario 5 Assuming Maximum Redemptions
Equity Capitalization Summary	Shares	%
DarkPulse Stockholders	11,651,836	100%
GSD Public Stockholders(1)	0	0%
Total common stock	11,651,836	100.0%
____________

(1)	Under Scenario 5, assumes redemptions of 1,343,154 GSD Class A Common Shares for aggregate redemption payments of $14,038,481 million using a per-share redemption price of $[•]. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Basis of Pro Forma Information” for more information. Scenarios 2, 3, and 4 assume redemptions of 25%, 50% and 75% of such amount, respectively.

Transaction costs in connection with GSD’s IPO included $3,672,368 of underwriting fees, which remain constant and are not adjusted based on redemptions.

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Interests of Certain Persons in the Business Combination

Interested DarkPulse Persons

When you consider the recommendation of DarkPulse’s board of directors in favor of adoption of the DarkPulse Business Combination Proposal and other DarkPulse Proposals, you should keep in mind that DarkPulse’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder, including:

•	DarkPulse is currently the owner of 2,623,120 shares of GSD Class B Common Stock and 4,298,496 GSD Private Placement Warrants, each of which is exercisable to purchase one share of GSD Class A Common Stock which it purchased for $1,500,000. DarkPulse is currently the Sponsor of GSD. If an initial business combination, such as the Business Combination, is not completed by March 9, 2023, with extensions possible until August 9, 2023, subject to GSD’s Sponsor depositing additional funds monthly into GSD’s trust account, GSD will be required to dissolve and liquidate. In such event, the shares of GSD Class B Common Stock currently held by DarkPulse, which were acquired from GSD’s Original Sponsor will be worthless because DarkPulse has agreed to waive its rights to any liquidation distributions.

•	DarkPulse has loaned GSD an aggregate amount of $1,150,000 and $83,947.13 in connection with extensions of the time GSD has before it is required to liquidate. Pursuant to the related promissory notes, DarkPulse will only be repaid from the proceeds of GSD’s initial business combination, or if no business combination is consummated, from funds held outside the trust account. As a result, if GSD does not consummate an initial business combination, DarkPulse is at risk of losing the entire amount.

•	As of [•], GSD has issued the Sponsor non-interest bearing non-convertible promissory notes for working capital loans in the principal amount of $[•]. If GSD completes a Business Combination, the loan would be an intercompany loan between a parent and wholly owned subsidiary. In the event that a Business Combination does not close, GSD may use a portion of proceeds held outside the Trust Account to repay the working capital loans but no proceeds held in the Trust Account would be used to repay the working capital loans.

•	At the special meeting of stockholders held on January 31, 2023, GSD’s stockholders approved an Extension Amendment Proposal, giving GSD the right to extend the Combination Period six (6) times for an additional one (1) month each time, provided that the Sponsor deposit into the Trust Account $0.0625 per public share remaining after redemptions in connection with the approval for each one-month extension, up to August 9, 2023. If the Extension Amendment Proposal is adopted, GSD may extend the Combination Period up to August 9, 2023, by depositing into the Trust Account for the benefit of the public stockholders $83,947.13 for each one (1) month extension (or an aggregate of $503,682.78 if the Combination Period is extended six times) in interest-free loans for the full extension of the Combination Period on an as-needed basis. Since these loans will become payable only after Closing of the Business Combination, GSD’s Sponsor will lose repayment of the aggregate $1,653,682.78 loan if the Business Combination is not completed after the full 6-month extension. If GSD completes a Business Combination, the loan would be an intercompany loan between a parent and wholly owned subsidiary. In the event that a Business Combination does not close, GSD may use a portion of proceeds held outside the Trust Account to repay the notes but no proceeds held in the Trust Account would be used to repay the loans.

•	GSD’s Sponsor is also the target for acquisition by GSD as a result of Merger Agreement. The Sponsor, as the target, has an interest in completing the Business Combination as its stockholders stand to benefit from the merger consideration as well seeing that the equity it owns in our company, and the deposits made to the Trust Account, including recently to extend the date of the business combination to March 9, 2023, as well as additional deposits required as a result of the Extension Amendment Proposal are put to use in the Business Combination, and not liquidated in a winding up of GSD.

•	If the Trust Account is liquidated, including in the event GSD is unable to consummate the Business Combination or an initial business combination within the required time period, the Sponsor has agreed to indemnify GSD to ensure that the proceeds in the Trust Account are not reduced below $10.[•] per Public GSD Class A Share, or such lesser amount per Public GSD Class A Share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third-party vendors or service providers (other than our independent registered public accounting firm) for services rendered or products sold to us, but only if such target business, vendor or service provider has not executed a waiver of any and all of its rights to seek access to the Trust Account.

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•	The beneficial ownership of DarkPulse’s board of directors and officers of an aggregate of 100 shares of DarkPulse Series A Preferred Stock and 73,529 shares of DarkPulse Series D Preferred Stock. Such shares have an aggregate market value of approximately $[•] million based on the closing price of DarkPulse Common Stock of $[•] on the OTC Pink on [•], 2023, the record date for the special meeting of stockholders; and

•	The anticipated continuation of Dennis O’Leary, Dr. Anthony Brown, and Carl Eckel, members of DarkPulse’s board of directors, as directors of DarkPulse following the Merger and Dennis O’Leary, Joseph Catalino (currently DarkPulse’s Chief Strategy Officer) as directors of GSD following the Merger.

These interests may influence DarkPulse’s board of directors in making their recommendation that you vote in favor of the approval of the Proposals.

Interested GSD Persons

When you consider the recommendation of GSD’s board of directors in favor of adoption of the GSD Business Combination Proposal and other GSD Proposals, you should keep in mind that GSD’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder, including:

•	Richard J. Iler, GSD’s Principal Executive Officer and Chief Financial Officer served as a consultant to DarkPulse from July, 2022 to October, 2022.

•	The exercise of GSD’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in its stockholders’ best interest.

•	If the Business Combination is completed, Geoff Mullins, Wayne Bale, and John Bartrum will continue as members of the Combined Company’s board of directors and will be entitled to receive compensation for serving on the Combined Company’s board of directors.

•	If the Business Combination is completed, J. Richard Iler will continue as Chief Financial Officer and will be entitled to receive compensation for serving as such in the Combined Company.

In light of the foregoing, the Sponsor and GSD’s directors and executive officers will receive material benefits from the completion of the Business Combination and may be incentivized to complete the Business Combination with DarkPulse rather than liquidate even if (i) DarkPulse is a less favorable company or (ii) the terms of the Business Combination are less favorable to stockholders. As a result, the Sponsor and GSD’s directors and officers may have interests in the completion of the Business Combination that are materially different than, and may conflict with, the interests of other stockholders.

GSD’s Board was aware of and considered these interests and facts, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to GSD’s stockholders that they approve the Business Combination. Except as disclosed above, there are no material interests in the Business Combination held by the Sponsor or GSD’s officers and directors, including fiduciary or contractual obligations to other entities as well as any interest in, or affiliation with, DarkPulse.

See “GSD Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for additional information.

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Extensions of Time to Consummate GSD’s Initial Business Combination

Pursuant to GSD’s Amended and Restated Certificate of Incorporation, it had 15 months from the closing of its initial public offering (or up to 18 months following one three-month extension of the period of time to consummate a business combination) to consummate its initial business combination. On November 2, 2022, the Sponsor timely deposited $1,150,000 in the Trust Account, pursuant to the terms of the Amended and Restated Certificate of Incorporation, and the trust agreement GSD entered into with Continental Stock Transfer & Trust Company, for GSD to extend the period of time to consummate its initial business combination by three months from November 9, 2022, until February 9, 2023.

On January 31, 2023, at the GSD Special Meeting, a total of 10,079,383 (or 75.64%) of GSD’s issued and outstanding shares of Class A common stock and Class B common stock held of record as of December 21, 2022, the record date for the Special Meeting, were present either in person or by proxy, which constituted a quorum. GSD’s stockholders voted at the Special Meeting to approve an Extension Amendment to GSD’s charter to extend the time to complete a business combination, with more than 65% voting for approval.

On January 31, 2023, GSD filed with the Secretary of State of the State of Delaware an amendment (the “Extension Amendment”) to GSD’s amended and restated certificate of incorporation to extend the date by which the Company must consummate a Business Combination up to six times, each by an additional month, for an aggregate of six additional months (i.e. from February 9, 2023 up to August 9, 2023) or such earlier date as determined by the board of directors.

In connection with the Special Meeting, stockholders holding 9,149,326 Public Shares properly exercised their right to redeem their shares (and did not withdraw their redemption) for cash at a redemption price of approximately $10.39 per share, for an aggregate redemption amount of approximately $95,061,497. Following such redemptions, approximately $14,038,481 was left in trust and 1,343,154 Public Shares remain outstanding.

On February 7, 2023, the Sponsor timely deposited $83,947.13 in the Trust Account, pursuant to the terms of the Amended and Restated Certificate of Incorporation, and the trust agreement GSD entered into with Continental Stock Transfer & Trust Company, for GSD to extend the period of time to consummate its initial business combination by one month from February 9, 2023, until March 9, 2023.

The Amended and Restated Certificate of Incorporation provides that GSD must cease business operations and liquidate if an initial business combination is not consummated by August 9, 2023. The Sponsor or an affiliate will deposit an additional $83,947.13 into the Trust Account per each one-month extension (6 in total) in order to incentivize public holders of GSD Class A Common Shares to not redeem in connection with the stockholder vote.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a “reverse recapitalization,” with no goodwill or other intangible assets recorded, in accordance with GAAP. A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the Combined Company represent the continuation of the financial statements of

DarkPulse, with the Business Combination treated as the equivalent of DarkPulse issuing stock for the net assets of GSD, accompanied by a recapitalization.

Under this method of accounting, GSD will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, DarkPulse will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of GSD (i.e. a capital transaction involving the issuance of stock by DarkPulse for the stock of GSD). Accordingly, the consolidated assets, liabilities and results of operations of GSD will become the historical financial statements of the Combined Company, and DarkPulse’s assets, liabilities and results of operations will be consolidated with GSD’s beginning on the acquisition date. Operations prior to the Business Combination will be presented as those of DarkPulse in future reports. The net assets of GSD will be recognized at carrying value, with no goodwill or other intangible assets recorded.

Summary of Material United States Federal Income Tax Considerations

For a description of certain U.S. federal income tax consequences of the Business Combination, the exercise of redemption rights in respect of GSD Class A Common Shares and the ownership and disposition of DarkPulse Common Stock, please see the information set forth in “Material U.S. Federal Income Tax Considerations” beginning on page 127.

Recommendations of DarkPulse’s Board of Directors and Reasons for the Business Combination

After careful consideration of the terms and conditions of the Merger Agreement, DarkPulse’s board of directors has determined that Business Combination and the transactions contemplated thereby are fair to, and in the best interests of, DarkPulse and its stockholders. In reaching its decision with respect to the Business Combination and the transactions contemplated thereby, the board reviewed certain current and historical financial information for GSD, as well as the projected financial information of GSD described elsewhere in this proxy statement/prospectus. The Board did not obtain a fairness opinion on which to base its assessment. The Board recommends that DarkPulse’s stockholders vote:

•	FOR the DarkPulse Business Combination Proposal; and

•	FOR the DarkPulse Adjournment Proposal.

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Recommendations of GSD’s Board of Directors and Reasons for the Business Combination

After careful consideration of the terms and conditions of the Merger Agreement, GSD’s board of directors has determined that the Business Combination and the transactions contemplated thereby are fair to, and in the best interests of, GSD and its stockholders. In reaching its decision with respect to the Business Combination and the transactions contemplated thereby, the board reviewed and evaluated various industry and financial data, materials provided by DarkPulse and the fairness opinion provided by Benchmark attached hereto as Annex B. The board recommends that GSD stockholders vote:

•	FOR the GSD Business Combination Proposal;

•	FOR the GSD Incentive Plan Proposal;

•	FOR the GSD Certificate of Amendment Proposal;

•	FOR the GSD Nasdaq Merger Proposal;

•	FOR the GSD Nasdaq PIPE Proposal;

•	FOR the GSD Directors Proposal; and

•	FOR the GSD Adjournment Proposal.

Opinion of The Benchmark Company, LLC

GSD’s board of directors retained Benchmark to act as a financial advisor to the board in connection with the Business Combination to render to the board an opinion as to the fairness to GSD’s unaffiliated stockholders, from a financial point of view, of the consideration to be paid in the Business Combination. On December 14, 2022, Benchmark reviewed its financial analysis and rendered an oral opinion to the GSD Board, subsequently confirmed in writing on the same date by delivery of Benchmark’s written opinion addressed to the GSD Board, to the effect that the consideration to be paid in the Business Combination pursuant to the Merger Agreement, as of that date and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, is fair to GSD’s unaffiliated stockholders from a financial point of view.

The full text of the written opinion, dated December 14 2022, of Benchmark, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety.

See “GSD Proposal 1 — The Business Combination Proposal — Opinion of GSD’s Financial Advisor” on page 90 of this joint proxy statement/prospectus for more information.

Summary Risk Factors

An investment in our securities involves a high degree of risk. In evaluating the Business Combination and the Proposals to be considered and voted on at the DarkPulse Special Meeting and the GSD Special Meeting, as applicable, you should carefully read and consider this joint proxy statement/prospectus, including the annexes, and especially the risk factors set forth under the section entitled “Risk Factors” beginning on page 38 of this joint proxy statement/prospectus. Some of these risks related to are summarized below. References in the summary below to “DarkPulse” generally refer to DarkPulse in the present tense or the Combined Company from and after the Business Combination.

The following summarizes certain principal factors that make an investment in the Combined Company speculative or risky, all of which are more fully described in the “Risk Factors” section below. This summary should be read in conjunction with the “Risk Factors” section and should not be relied upon as an exhaustive summary of the material risks facing DarkPulse’s, GSD’s and/or the Combined Company’s business.

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Risks Related to DarkPulse’s Business and the Business Combination

•	DarkPulse has a limited operating history in an evolving and highly volatile industry, which makes it difficult to evaluate future prospects and may increase the risk that DarkPulse will not be successful.

•	DarkPulse has experienced rapid growth recently through a series of acquisitions, and if DarkPulse does not effectively manage its growth and the associated demands on operational, risk management, sales and marketing, technology, compliance, and finance and accounting resources, DarkPulse’s business may be adversely impacted.

•	DarkPulse’s growth may not be sustainable and depends on DarkPulse’s ability to retain existing customers, attract new customers, expand product offerings, and increase revenue from both new and existing customers.

•	DarkPulse faces intense and increasing competition and, if DarkPulse does not compete effectively, its competitive positioning and our operating results will be harmed.

•	DarkPulse’s operating results may fluctuate due to market forces out of DarkPulse’s control that impact demand for its products and services.

•	Cyberattacks and security breaches of DarkPulse’s systems, or those impacting customers or third parties, could adversely impact DarkPulse’s brand and reputation and its business, operating results and financial condition.

•	Any significant disruption in DarkPulse’s technology could adversely impact DarkPulse’s brand and reputation and its business, operating results, and financial condition.

•	Certain large customers provide a significant share of DarkPulse’s revenue and the termination of such agreements or reduction in business with such customers could harm its business. If DarkPulse were to lose or was unable to renew these and other client contracts at favorable terms, DarkPulse’s results of operations and financial condition may be adversely affected.

•	There is no assurance that DarkPulse will maintain profitability or that its revenue and business models will be successful.

•	DarkPulse might require additional capital to support business growth, and this capital might not be available or may require stocklholder approval to obtain.

•	The future development and growth of DarkPulse’s technology and product offerings are subject to a variety of factors that are difficult to predict and evaluate and may be in the hands of third parties to a substantial extent. If DarkPulse’s product offering does not grow as expected, its business, operating results, and financial condition could be adversely affected.

•	DarkPulse’s intellectual property rights are valuable, and any inability to protect them could adversely impact DarkPulse’s business, operating results, and financial condition.

•	When you consider the DarkPulse Board’s recommendation of these proposals, you should keep in mind that DarkPulse’ directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of DarkPulse’ stockholders generally.

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Risks Related to GSD’s Business and the Business Combination

•	GSD will be forced to liquidate the Trust Account if it cannot consummate a business combination by March 9, 2023, with extensions possible until August 9, 2023, subject to GSD’s Sponsor depositing additional funds monthly into GSD’s trust account. In the event of a liquidation, GSD’s public stockholders will receive $10.[•] per GSD Class A Share and GSD Warrants will expire worthless.

•	You must tender your public GSD Class A Share in order to validly seek redemption at the GSD Special Meeting.

•	If third parties bring claims against GSD, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by GSD’s public stockholders may be less than $10.[•].

•	Any dividends received by GSD’s stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the dividend was made, GSD was unable to pay its debts as they fell due in the ordinary course of business.

•	If GSD’s due diligence investigation of DarkPulse was inadequate, then stockeholders following the Business Combination could lose some or all of their investment.

•	The consummation of the Business Combination is subject to a number of conditions; if such conditions are not waived or satisfied, the Merger Agreement could be terminated and the Business Combination would not be completed.

Risks Related to the Combined Company’s Common Stock

•	The market price of the Combined Company’s common stock is likely to be highly volatile, and you may lose some or all of your investment.

•	Volatility in the Combined Company’s share price could subject the Combined Company to securities class action litigation.

•	Shares of GSD Common Stock may be delisted from the Nasdaq Capital Market, or DarkPulse’s application to list its securities on the Nasdaq Capital Market may be unsuccessful, which could limit investors’ ability to make transactions in GSD Common Stock and subject GSD to trading restrictions.

Risks Related to the Redemption

•	There is no guarantee that a stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

•	If GSD’s stockholders fail to comply with the redemption requirements specified in this joint proxy statement/prospectus, they will not be entitled to redeem their shares of Class A Common Stock for a pro rata portion of the funds held in the Trust Account.

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SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF DARKPULSE

DarkPulse’s statement of operations data for the nine months ended September 30, 2022 and 2021, are derived from DarkPulse’s unaudited financial statements included elsewhere in this registration statement. DarkPulse’s balance sheet data as of September 30, 2022 is derived from DarkPulse’s unaudited financial statements included elsewhere in this registration statement. DarkPulse’s balance sheet data as of December 31, 2021 is derived from DarkPulse’s audited financial statements included elsewhere in this registration statement.

The historical results of DarkPulse included below and elsewhere in this joint proxy statement/prospectus are not necessarily indicative of the future performance of DarkPulse. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of DarkPulse” and the financial statements and the related notes appearing elsewhere in this joint proxy statement/prospectus.

	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021
Revenues	$7,884,480	$3,500,970
Net operating loss	(18,246,928)	(3,008,773)
Net loss	(18,375,506)	(1,924,311)
Basic and diluted net loss per share, common stock	(0.00)	(0.00)
Weighted average common stock outstanding – basic and diluted, redeemable common stock	5,539,124,247	4,679,197,410

Balance Sheet Data:	As of September 30, 2022	As of December 31, 2021
Total assets	$34,352,033	$35,436,380
Total liabilities	20,081,227	23,870,738
Stockholders’ equity	14,270,806	11,565,642

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SUMMARY HISTORICAL FINANCIAL DATA OF GSD

GSD’s statement of operations data for the nine months ended September 30, 2022 and 2021, are derived from GSD’s unaudited financial statements included elsewhere in this registration statement. GSD’s balance sheet data as of September 30, 2022 is derived from GSD’s unaudited financial statements included elsewhere in this registration statement. GSD’s balance sheet data as of December 31, 2021, is derived from GSD’s audited financial statements included elsewhere in this registration statement.

The historical results of GSD included below and elsewhere in this joint proxy statement/prospectus are not necessarily indicative of the future performance of GSD. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GSD” and the financial statements and the related notes appearing elsewhere in this joint proxy statement/prospectus.

	Nine Months Ended September 30, 2022	For the Period from January 14, 2021 (inception) to September 30, 2021
Loss from operations	$(1,073,750)	$(355,653)
Interest earned from trust account	443,107	633
Net loss	(630,643)	(355,020)
Basic and diluted weighted average shares outstanding, Class A redeemable shares	10,492,480	2,215,539
Basic and diluted net (loss) income per share, Class A redeemable shares	$(0.05)	(0.07)

Balance Sheet Data:	As of September 30, 2022	As of December 31, 2021
Current assets – cash	$23,519	$769,484
Cash held in Trust Account	107,240,343	107,028,738
Total assets	107,424,556	108,263,689
Total liabilities	3,728,455	3,936,945
Class A Common Stock subject to possible redemption, 10,492,480 shares at redemption value of $10.21 and $10.20 per share at September 30, 2022 and December 31, 2021	107,128,919	107,023,296
Accumulated deficit	(3,433,102)	(2,696,836)
Total stockholders’ deficit	(3,432,818)	(2,696,552)

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SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED COMPANY FINANCIAL DATA

The following summary unaudited pro forma condensed Combined Company financial data for the nine months ended September 30, 2022 and for the year ended December 31, 2021 combines the historical statements of operations of GSD and the historical statements of operations of DarkPulse, giving effect to the Business Combination and other events contemplated by the Merger Agreement, as if they had occurred on January 1, 2021 , the beginning of the earliest period presented. The summary unaudited pro forma condensed Combined Company balance sheet as of September 30, 2022 combines the historical balance sheets of GSD and DarkPulse, giving effect to the completion of the Business Combination and other events contemplated by the Merger Agreement as if they had occurred on September 30, 2022. The summary unaudited pro forma condensed Combined Company financial information has been derived from and should be read in conjunction with the unaudited pro forma condensed Combined Company financial information, including the notes thereto, which is included in this joint proxy statement/prospectus under the section titled “Unaudited Pro Forma Condensed Combined Company Financial Information.”

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and other events contemplated by the Merger Agreement and has been prepared for informational purposes only. The unaudited pro forma condensed combined statements of operations are not necessarily indicative of what the actual results of operations would have been had the Business Combination and other events contemplated by the Merger Agreement taken place on the dates indicated, nor are they indicative of the future consolidated results of operations of the Combined Company. The pro forma adjustments are based on information currently available. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The historical financial information has been adjusted to give pro forma effect to the following events that are related and/or directly attributable to the Business Combination and other events contemplated by the Merger Agreement. The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of GSD Class A Common Stock into cash:

●	Assuming no redemption: This presentation assumes that no public stockholders exercise redemption rights with respect to their public shares.

●	Assuming maximum redemption: This presentation assumes that GSD public stockholders holding approximately [•] shares of GSD Class A Common Stock will exercise their redemption rights upon consummation of the Business Combination at a redemption price of approximately $10.[•] per share, such that the $5,000,001 million cash condition in GSD’s Amended and Restated Certificate of Incorporation is met after giving effect to transaction expenses to be paid upon consummation of the Business Combination. This leads to a total maximum redemption value of $[•] million. Such amount represents the maximum number of GSD Class A Common Stock redemptions that could occur before the minimum cash condition would not be met. The estimated per share redemption value of $10.[•] was calculated by dividing the amount of $[•] million in the GSD Trust Account as of September 30, 2022 by the total GSD Class A Common Stock outstanding and redeemable of [•]. The below information does not give effect to the January 2023 redemptions.

		Pro Forma
	Pro Forma	Combined
	Combined	(Assumes
	(Assumes No	Maximum
	Redemption)	Redemption)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data for the Nine Months Ended September 30, 2022

Total revenues	$7,884,480	$7,884,480
Total operating expenses	$14,012,056	$14,012,056
Net loss	$(18,735,506)	$(18,735,506)
Basic and diluted net loss per share	$(1.41)	$(1.58)
Basic and diluted weighted average shares outstanding	12,994,990	11,651,836

Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data for the Year Ended December 31, 2021

Total revenues	$7,783,340	$7,783,340
Total operating expenses	$9,761,201	$9,761,201
Net loss	$(5,310,652)	$(5,310,652)
Basic and diluted net loss per share	$(0.42)	$(0.47)
Basic and diluted weighted average shares outstanding	12,994,990	11,651,836

Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of September 30, 2022

Total assets	$49,902,359	$35,863,878
Total liabilities	$20,137,314	$20,137,314
Total equity	$29,765,045	$15,726,524

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TRADING MARKET AND DIVIDENDS

DarkPulse

Holders of DarkPulse Common Stock

As of the record date for the DarkPulse Special Meeting, there were [•] holders of record of DarkPulse Common Stock, and [•] non-objecting beneficial holders. A symbol was assigned for DarkPulse’s securities so that its securities may be quoted for trading on the OTC Pink Sheets under symbol “DPLS”. The closing price of DarkPulse Common Stock on the record date, as quoted on the OTC Pink Sheets, was $[•]. There can be no assurance that a liquid market for DarkPulse’s securities will ever develop. Transfer of DarkPulse Common Stock may also be restricted under the securities or blue-sky laws of various states and foreign jurisdictions. Consequently, investors may not be able to liquidate their investments and should be prepared to hold the Common Stock for an indefinite period of time.

Dividend Policy of DarkPulse

DarkPulse has not paid a cash dividend on DarkPulse Common Stock to date, and DarkPulse does not intend to pay cash dividends in the foreseeable future. DarkPulse’s ability to pay dividends will depend on its ability to successfully generate sufficient revenue from operations. Notwithstanding, DarkPulse is likely to elect to retain any earnings, if any, to finance its growth. Future dividends may also be limited by bank loan agreements or other financing instruments that we may enter into in the future. The declaration and payment of dividends will be at the discretion of our Board of Directors.

GSD

Units, Common Shares, and Warrants

The GSD Units, GSD Class A Common Shares, and GSD Warrants are each quoted on the Nasdaq Stock Market, under the symbols “GSD,” “GSDWW,” and “GSDU,” respectively. Each GSD Units consists of one GSD Class A Common Share, one half of one redeemable GSD Warrant to purchase one GSD Class A Common Share. Each whole GSD Warrant entitles the holder thereof to purchase one GSD Class A Share at a price of $11.50 per share. The GSD Units, GSD Class A Common Shares, and GSD Warrants commenced trading on the Nasdaq Stock Market separately on or about September 27, 2021.

GSD’s Dividend Policy

GSD has not paid any cash dividends on GSD Class A Common Shares to date and does not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon GSD’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. Further, if we incur any indebtedness, GSD’s ability to declare dividends may be limited by restrictive covenants GSD may agree to in connection therewith. The payment of any dividends subsequent to a business combination will be within the discretion of the Combined Company’s board of directors. It is the present intention of GSD’s board of directors to retain all earnings, if any, for use in its business operations and, accordingly, the board does not anticipate declaring any dividends in the foreseeable future.

Combined Company

Dividend Policy

Following completion of the Business Combination, the Combined Company’s board of directors will consider whether or not to institute a dividend policy. It is presently intended that the Combined Company retain its earnings for use in business operations and accordingly, we do not anticipate Combined Company’s board of directors declaring any dividends in the foreseeable future.

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RISK FACTORS

You should consider carefully the following risk factors, as well as the other information set forth in this proxy statement/prospectus, before making any decision on the Business Combination and/or the other proposals on which you are being asked to vote your shares of DarkPulse Common Stock and/or DarkPulse Preferred Stock and/or GSD Class A Common Shares and/or GSD Class B Common Shares, as applicable. Risks related to DarkPulse, including risks related to DarkPulse’s business, financial condition and capital requirements, development, regulatory approval and commercialization, dependence on third parties, intellectual property and taxation, will continue to be applicable to the Combined Company after the closing of the Business Combination.

Risks Related to DarkPulse’s Business and the Business Combination

Interests of Certain Persons in the Business Combination

Certain of DarkPulse’ executive officers and directors have interests in the Business Combination that are different from, or in addition to, the interest of DarkPulse stockholders generally. These interests include the continued service of certain directors of DarkPulse as directors of the Combined Company and the indemnification of former DarkPulse directors and officers by the Combined Company. In addition, certain of DarkPulse’s current executive officers and directors have financial interests in the Business Combination that are different from, or in addition to, the interests of DarkPulse’ stockholders.

If DarkPulse defaults on the Convertible Debenture, the secured holder could take possession of DarkPulse’s assets, including its patents and other intellectual property.

The Convertible Debenture (Secured) issued April 24, 2017, is secured by DarkPulse’s assets, which includes its patents and other intellectual property. In the event that DarkPulse defaults on the obligations in the Debenture, the secured holder could take possession of DarkPulse’s assets, including its patents and other intellectual property. If this were to occur, investors would likely lose all of their investment.

DarkPulse has a limited operating history in an evolving and highly volatile industry, which makes it difficult to evaluate its future prospects and may increase the risk that DarkPulse will not be successful.

Because DarkPulse has a limited history operating its business at its current scale and scope, it is difficult to evaluate its current business and future prospects, including its ability to plan for and model future growth. For example, recently launched services require substantial resources and there is no guarantee that such expenditures will result in profit or growth of DarkPulse’s business. The rapidly evolving nature of the market in which DarkPulse operates, substantial uncertainty concerning how these markets may develop, and other economic factors beyond DarkPulse’s control, reduces DarkPulse’s ability to accurately forecast quarterly or annual revenue. Failure to manage DarkPulse’s current and future growth effectively could have an adverse effect on its business, operating results, and financial condition.

DarkPulse has made and expects to continue to make acquisitions that could disrupt its operations and harm its operating results.

DarkPulse’s growth depends upon market growth, its ability to enhance its existing products, and its ability to introduce new products on a timely basis. DarkPulse intends to continue to address the need to develop new products and enhance existing products through acquisitions of other companies, product lines, technologies, and personnel. Acquisitions involve numerous risks, including the following:

•	Difficulties in integrating the operations, systems, technologies, products, and personnel of the acquired companies, particularly companies with large and widespread operations and/or complex products;

•	Diversion of management’s attention from normal daily operations of the business and the challenges of managing larger and more widespread operations resulting from acquisitions;

•	Potential difficulties in completing projects associated with in-process research and development intangibles;

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•	Difficulties in entering markets in which we have no or limited direct prior experience and where competitors in such markets have stronger market positions;

•	Initial dependence on unfamiliar supply chains;

•	Insufficient revenue to offset increased expenses associated with acquisitions; and

•	The potential loss of key employees, customers, distributors, vendors and other business partners of the companies we acquire following and continuing after announcement of acquisition plans.

Acquisitions may also cause DarkPulse to:

•	Issue common stock that would dilute its current stockholders’ percentage ownership;

•	Use a substantial portion of its cash resources or incur debt;

•	Significantly increase its interest expense, leverage and debt service requirements if DarkPulse incurs additional debt to pay for an acquisition;

•	Assume liabilities;

•	Record goodwill and nonamortizable intangible assets that are subject to impairment testing on a regular basis and potential periodic impairment charges;

•	Incur amortization expenses related to certain intangible assets;

•	Incur tax expenses related to the effect of acquisitions on its intercompany research and development cost sharing arrangement and legal structure;

•	Incur large and immediate write-offs and restructuring and other related expenses; and

•	Become subject to intellectual property or other litigation.

Mergers and acquisitions are inherently risky and subject to many factors outside of DarkPulse’s control, and no assurance can be given that its previous or future acquisitions will be successful and will not materially adversely affect its business, operating results, or financial condition. Failure to manage and successfully integrate acquisitions could materially harm DarkPulse’s business and operating results. Prior acquisitions could result in a wide range of outcomes, from successful introduction of new products and technologies to a failure to do so. Even when an acquired company has already developed and marketed products, there can be no assurance that product enhancements will be made in a timely fashion or that pre-acquisition due diligence will have identified all possible issues that might arise with respect to such products.

From time to time, DarkPulse has made acquisitions that resulted in charges in an individual quarter. These charges may occur in any particular quarter, resulting in variability in DarkPulse’s quarterly earnings. In addition, DarkPulse’s effective tax rate for future periods is uncertain and could be impacted by mergers and acquisitions. Risks related to new product development also apply to acquisitions.

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If DarkPulse does not effectively manage its growth and the associated demands on its operational, risk management, sales and marketing, technology, compliance and finance and accounting resources, its business may be adversely impacted.

DarkPulse have experienced recent significant growth through its acquisition of Optilan HoldCo 3 Limited, a private company incorporated in England and Wales (“Optilan”) and other subsidiaries. In DarkPulse’s recent acquisitions, including its acquisition of Optilan, its business has become increasingly complex by expanding the services it offers. To effectively manage and capitalize on DarkPulse’s growth, it must continue to expand its information technology and financial, operating, and administrative systems and controls, and continue to manage headcount, capital, and processes efficiently. DarkPulse’s continued growth could strain its existing resources, and it could experience ongoing operating difficulties in managing its business as it expands across numerous jurisdictions, including difficulties in hiring, training, and managing an employee base. Failure to scale and preserve DarkPulse’s company culture with growth could harm its future success, including its ability to retain and recruit personnel and to effectively focus on and pursue its corporate objectives. If DarkPulse does not adapt to meet these evolving challenges, or if its management team does not effectively scale with its growth, DarkPulse may experience erosion to its brand, the quality of its products and services may suffer, and its company culture may be harmed. Moreover, the failure of DarkPulse systems and processes could undermine its ability to provide accurate, timely, and reliable reports on its financial and operating results, including the financial statements provided herein, and could impact the effectiveness of its internal controls over financial reporting. In addition, DarkPulse’s systems and processes may not prevent or detect all errors, omissions, or fraud, though DarkPulse has experienced no such material errors, omissions or fraud in the past. For example, DarkPulse’s employees may fail to identify transaction errors or fraudulent information provided by its customers. Any of the foregoing operational failures could lead to noncompliance with laws, loss of operating licenses or other authorizations, or loss of relationships that could substantially impair or even suspend company operations.

DarkPulse intends to continue to develop its technology. Successful implementation of this strategy may require significant expenditures before any substantial associated revenue is generated and DarkPulse cannot guarantee that these increased investments will result in corresponding and offsetting revenue growth. DarkPulse’s growth may not be sustainable and depends on its ability to retain existing customers, attract new customers, expand product offerings, and increase processed volumes and revenue from both new and existing customers.

A customer’s use of DarkPulse’s services may decrease for a variety of reasons, including the customer’s level of satisfaction with its products and services, the expansion of business to offer new products and services, the effectiveness of its support services, the pricing of its products and services, the pricing, range and quality of competing products or services, the effects of global economic conditions, regulatory limitations, trust, or perception and interest in our products and services. Furthermore, the complexity and costs associated with switching to a competitor may not be significant enough to prevent a customer from switching service providers, especially for larger customers.

Any failure by DarkPulse to retain existing customers, attract new customers, and increase revenue from both new and existing customers could materially and adversely affect its business, financial condition, results of operations and prospects. These efforts may require substantial financial expenditures, commitments of resources, developments of DarkPulse’s processes, and other investments and innovations.

DarkPulse faces intense and increasing competition and, if it does not compete effectively, its competitive positioning and its operating results will be harmed.

DarkPulse operates in a rapidly changing and highly competitive industry, and its results of operations and future prospects depend on, among other things:

•	the growth of its customer base;

•	its ability to acquire customers at a lower cost, and

•	its ability to increase the overall value to DarkPulse of each of its customers while they use its products and services.

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Despite the barriers to enter the markets DarkPulse serves, it expect its competition to continue to increase. In addition to established enterprises, DarkPulse may also face competition from early-stage companies attempting to capitalize on the same, or similar, opportunities as DarkPulse is. Some of DarkPulse’s current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, and a larger customer base than DarkPulse does. This allows them, among others, to potentially offer more competitive pricing or other terms or features, a broader range of products, or a more specialized set of specific products or services, as well as respond more quickly than DarkPulse can to new or emerging technologies and changes in customer preferences.

DarkPulse’s existing or future competitors may develop products or services that are similar to its products and services or that achieve greater market acceptance than its products and services. This could attract new customers away from DarkPulse’s services and reduce its market share in the future. Additionally, when new competitors seek to enter DarkPulse’s markets, or when existing market participants seek to increase their market share, these competitors sometimes undercut, or otherwise exert pressure on, the pricing terms prevalent in that market, which could adversely affect DarkPulse’s market share and/or ability to capitalize on new market opportunities.

Cyberattacks and security breaches of DarkPulse’s systems, or those impacting its customers or third parties, could adversely impact its brand and reputation and its business, operating results and financial condition.

DarkPulse’s business involves the collection, storage, processing and transmission of confidential information, customer, employee, service provider and other personal data, as well as information required to access customer assets. Any actual or perceived security breach of DarkPulse or its third-party partners may:

•	harm its reputation and brand;

•	result in its systems or services being unavailable and interrupt its operations;

•	result in improper disclosure of data and violations of applicable privacy and other laws;

•	result in significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory and financial exposure;

•	cause DarkPulse to incur significant remediation costs;

•	lead to theft or irretrievable loss of its or its customers’ assets;

•	reduce customer confidence in, or decreased use of, its products and services;

•	divert the attention of management from the operation of its business;

•	result in significant compensation or contractual penalties from DarkPulse to its customers or third parties as a result of losses to them or claims by them; and

•	adversely affect its business and operating results.

Further, any actual or perceived breach or cybersecurity attack directed at other similar institutions, whether or not DarkPulse is directly impacted, could lead to a general loss of customer confidence in the use of its technology, which could negatively impact DarkPulse including the market perception of the effectiveness of its security measures and technology infrastructure.

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An increasing number of organizations, including large businesses, technology companies and financial institutions, as well as government institutions, have disclosed breaches of their information security systems, some of which have involved sophisticated and highly targeted attacks, including on their websites, mobile applications, and infrastructure. Attacks upon systems across a variety of industries are increasing in their frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded, and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper, or illegal access to systems and information (including customers’ personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on DarkPulse’s systems or those of its third-party service providers or partners. Certain types of cyberattacks could harm DarkPulse even if its systems are left undisturbed. For example, attacks may be designed to deceive employees and service providers into releasing control of DarkPulse’s systems to a hacker, while others may aim to introduce computer viruses or malware into DarkPulse’s systems with a view to stealing confidential or proprietary data. Additionally, certain threats are designed to remain dormant or undetectable until launched against a target and DarkPulse may not be able to implement adequate preventative measures.

Although DarkPulse does not have a past history of material security breaches or cyberattacks, and does not believe it is a target of such breaches or attacks, DarkPulse has developed systems and processes designed to protect the data it manages, prevent data loss and other security breaches, effectively respond to known and potential risks. DarkPulse expects to continue to expend significant resources to bolster these protections, but there can be no assurance that these security measures will provide absolute security or prevent breaches or attacks. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. Certain threat actors may be supported by significant financial and technological resources, making them even more sophisticated and difficult to detect. As a result, DarkPulse’s costs and the resources it devotes to protecting against these advanced threats and their consequences may increase over time.

Although DarkPulse maintain insurance coverage that it believes is adequate for its business, it may be insufficient to protect DarkPulse against all losses and costs stemming from security breaches, cyberattacks, and other types of unlawful activity, or any resulting disruptions from such events. Outages and disruptions of DarkPulse’s systems, including any caused by cyberattacks, may harm our reputation and DarkPulse’s business, operating results, and financial condition.

DarkPulse may incur significant liability as a result of ongoing disputes.

DarkPulse is a party to multiple legal disputes the resolutions of which may adversely affect its business and results of operations.

DarkPulse may be subject to various other legal proceedings, arbitrations, and regulatory investigation matters as further described in “Information About DarkPulse — Legal Proceedings”. If any of these matters are resolved unfavorably to DarkPulse, its business and results of operations may be adversely affected.

Because of the unique difficulties and uncertainties inherent in technology development, DarkPulse faces a risk of business failure.

Potential investors should be aware of the difficulties normally encountered by companies developing new technology and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the development of new technology with limited personnel and financial means. These potential problems include, but are not limited to, unanticipated technical problems that extend the time and cost of product development, or unanticipated problems with the operation of DarkPulse’s technology or that with which DarkPulse is licensing that also extend the time and cost of product development.

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Successful technical development of DarkPulse’s products does not guarantee successful commercialization.

DarkPulse may successfully complete the technical development for one or all of its product development programs, but still fail to develop a commercially successful product for a number of reasons, including among others the following:

•	Competing products;

•	Ineffective distribution and marketing;

•	Lack of sufficient cooperation from its partners; and

•	Demonstrations of the products not aligning with or meeting customer needs.

DarkPulse’s success in the market for the products it develops will depend largely on its ability to prove its products’ capabilities. Upon demonstration, DarkPulse’s products and/or technology may not have the capabilities they were designed to have or that DarkPulse believed they would have. Furthermore, even if DarkPulse does successfully demonstrate its products’ capabilities, potential customers may be more comfortable doing business with a larger, more established, more proven company than DarkPulse. Moreover, competing products may prevent DarkPulse from gaining wide market acceptance of its products. Significant revenue from new product investments may not be achieved for a number of years, if at all.

DarkPulse will be unable to determine the amount of Merger Shares to be issued to its convertible note holders until the closing of the Merger.

DarkPulse has convertible notes issued with conversion prices based on the market price of its Common Stock. The Merger Agreement contemplates a number of Merger Shares to be issued to DarkPulse convertible note holders; however, it is not to be determined until the closing of the Merger. Due to the fact that the conversion prices of certain convertible notes issued by DarkPulse are based on the market price, DarkPulse will not know the amount of Merger Shares to be issued to these note holders until the closing of the Merger.

Certain notes issued by DarkPulse do not allow for a change of control without written consent of the note holder. In the event that written consent is not obtained from those note holders, DarkPulse may not be able to close the Merger without breaching certain notes.

DarkPulse has several notes issued to various holders. Some of these notes contain provisions requiring DarkPulse to obtain written consent of the note holder prior to a “Change of Control” transaction. The Merger would be considered a “Change of Control” of DarkPulse and the obligation to obtain written consent from those note holders would be required in order to close the Merger. In the event that DarkPulse fails to obtain written consent of these note holders, it may be unable to close the Merger without breaching the notes. In the event of a breach of notes, each holder would have certain rights upon an event of default and, in the event any note is breached and a note holder pursues its rights under the note, it could have a material adverse effect on DarkPulse.

Several of the convertible notes issued by DarkPulse are in litigation with uncertain outcomes.

DarkPulse has issued several convertible notes which are currently the subject of litigation (See “Legal Proceedings” on page 144). The outcomes of each of these matters is uncertain and DarkPulse may be required to both expend large sums of resources on both defending against and pursuing its causes of action in each of these proceedsings. In addition, there is no certainty that any outcome will be in favor of DarkPulse and DarkPulse may be required to pay settlements or judgments the amounts of which may be material to DarkPulse. In the event that DarkPulse does not achieve favorable outcomes to each of the outstanding legal proceedings with convertible note holders, it could have a material adverse effect on DarkPulse and its operations may fail.

In addition, certain holders of convertible debt hold notes which contain the aforementioned change of control provisions are currently the subject of litiation with DarkPulse. Ongoing litigation with each of these holders may make it more difficult to obtain consents from them which may cause the Merger to not close or to trigger a default in the notes.

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If DarkPulse fails to protect its intellectual property rights, it could lose its ability to compete in the marketplace.

DarkPulse’s intellectual property and proprietary rights are important to its ability to remain competitive and for the success of its products and its business. DarkPulse relies on a combination of patent, trademark and trade secret laws as well as confidentiality agreements and procedures, non-compete agreements and other contractual provisions to protect its intellectual property, other proprietary rights and its brand. DarkPulse has confidentiality agreements in place with its consultants, customers and certain business suppliers and plans to require future employees to enter into confidentiality and non-compete agreements. DarkPulse has little protection when its must rely on trade secrets and nondisclosure agreements. DarkPulse’s intellectual property rights may be challenged, invalidated or circumvented by third parties. DarkPulse may not be able to prevent the unauthorized disclosure or use of its technical knowledge or other trade secrets by employees or competitors. Furthermore, DarkPulse’s competitors may independently develop technologies and products that are substantially equivalent or superior to its technologies and/or products, which could result in decreased revenues. Moreover, the laws of foreign countries may not protect DarkPulse’s intellectual property rights to the same extent as the laws of the U.S. Litigation may be necessary to enforce DarkPulse’s intellectual property rights which could result in substantial costs to it and substantial diversion of management attention. If DarkPulse does not adequately protect its intellectual property, its competitors could use it to enhance their products. DarkPulse’s inability to adequately protect its intellectual property rights could adversely affect its business and financial condition, and the value of its brand and other intangible assets.

Other companies may claim that DarkPulse infringes their intellectual property, which could materially increase our costs and harm DarkPulse’s ability to generate future revenue and profit.

DarkPulse does not believe that it infringes the proprietary rights of any third party, but claims of infringement are becoming increasingly common and third parties may assert infringement claims against DarkPulse. It may be difficult or impossible to identify, prior to receipt of notice from a third party, the trade secrets, patent position or other intellectual property rights of a third party, either in the United States or in foreign jurisdictions. Any such assertion may result in litigation or may require DarkPulse to obtain a license for the intellectual property rights of third parties. If DarkPulse is required to obtain licenses to use any third-party technology, DarkPulse would have to pay royalties, which may significantly reduce any profit on its products. In addition, any such litigation could be expensive and disruptive to DarkPulse’s ability to generate revenue or enter into new market opportunities. If any of DarkPulse’s products were found to infringe other parties’ proprietary rights and DarkPulse was unable to come to terms regarding a license with such parties, DarkPulse may be forced to modify its products to make them non-infringing or to cease production of such products altogether.

The nature of DarkPulse’s business involves significant risks and uncertainties that may not be covered by insurance or indemnity.

DarkPulse develops and sells products where insurance or indemnification may not be available, including:

•	Designing and developing products using advanced technologies in intelligence and homeland security applications that are intended to operate in high demand, high risk situations; and

•	Designing and developing products to collect, distribute and analyze various types of information.

Certain products may raise questions with respect to issues of privacy rights, civil liberties, intellectual property, trespass, conversion and similar concepts, which may raise new legal issues. Indemnification to cover potential claims or liabilities resulting from a failure of technologies developed or deployed may be available in certain circumstances but not in others. DarkPulse is not able to maintain insurance to protect against all operational risks and uncertainties. Substantial claims resulting from an accident, failure of its product, or liability arising from its products in excess of any indemnity or insurance coverage (or for which indemnity or insurance is not available or was not obtained) could harm DarkPulse’s financial condition, cash flows, and operating results. Any accident, even if fully covered or insured, could negatively affect DarkPulse’s reputation among our customers and the public, and make it more difficult for DarkPulse to compete effectively.

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Being a public company is expensive and administratively burdensome.

As a public reporting company, DarkPulse is subject to the information and reporting requirements of the Securities Act, the Exchange Act and other federal securities laws, rules and regulations related thereto, including compliance with the Sarbanes-Oxley Act. Complying with these laws and regulations requires the time and attention of DarkPulse’s Board and management team, and increases its expenses. DarkPulse estimates it will incur approximately $200,000 to $300,000 annually in connection with being a public company.

Among other things, DarkPulse is required to:

•	Maintain and evaluate a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

•	Prepare and distribute periodic reports in compliance with our obligations under federal securities laws;

•	Institute a more comprehensive compliance function, including with respect to corporate governance; and

•	Involve, to a greater degree, our outside legal counsel and accountants in the above activities.

The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders are expensive and much greater than that of a privately-held company, and compliance with these rules and regulations may require DarkPulse to hire additional financial reporting, internal controls and other finance personnel, and will involve a material increase in regulatory, legal and accounting expenses and the attention of management. There can be no assurance that DarkPulse will be able to comply with the applicable regulations in a timely manner, if at all. In addition, being a public company makes it more expensive for DarkPulse to obtain director and officer liability insurance. In the future, DarkPulse may be required to accept reduced coverage or incur substantially higher costs to obtain this coverage.

DarkPulse’s future growth depends significantly on its marketing efforts, and if its marketing efforts are not successful, its business and results of operations will be harmed.

DarkPulse has dedicated some, and intends to significantly increase, resources to marketing efforts. DarkPulse’s ability to attract and retain customers depends in large part on the success of these marketing efforts and the success of the marketing channels it uses to promote its products and services. DarkPulse’s marketing channels include, but are not limited to, social media, traditional media such as the press, online affiliations, search engine optimization, search engine marketing, and offline partnerships.

While DarkPulse’s goal remains to increase the strength, recognition and trust in its brand by increasing its customer base and expanding its products and services, if any of its current marketing channels becomes less effective, if DarkPulse is unable to continue to use any of these channels, if the cost of using these channels was to significantly increase or if DarkPulse is not successful in generating new channels, it may not be able to attract new customers in a cost-effective manner or increase the use of its products and services. If DarkPulse is unable to recover its marketing costs through increases in the size, value or other product selection and utilization, it could have a material adverse effect on its business, financial condition, results of operations, cash flows and future prospects.

The ability of DarkPulse’s Board of Directors to issue additional stock may prevent or make more difficult certain transactions, including a sale or merger of DarkPulse.

DarkPulse’s Board of Directors is authorized to issue up to 2,000,000 shares of preferred stock with powers, rights and preferences designated by it. Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of DarkPulse. The ability of DarkPulse’s Board of Directors to issue such additional shares of preferred stock, with rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of DarkPulse by tender offer or other means. Such issuances could therefore deprive stockholders of benefits that could result from such an attempt, such as the realization of a premium over the market price for their shares in a tender offer or the temporary increase in market price that such an attempt could cause.  Moreover, the issuance of such additional shares of preferred stock to persons friendly to DarkPulse’s Board of Directors could make it more difficult to remove incumbent officers and directors from office even if such change were to be favorable to stockholders generally.

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Stockholders of DarkPulse have limited voting power compared to the holder of our Series A Preferred Stock.

DarkPulse’s CEO, Dennis O’Leary, is the sole holder of our Series A Preferred Stock, will control a majority of the voting power of DarkPulse. For so long as Mr. O’Leary holds all of the shares of Series A Preferred Stock, he is expected to hold a majority of DarkPulse’s outstanding voting power and he will control the outcome of matters submitted to a stockholder vote, including the appointment of all directors of DarkPulse.

DarkPulse’s management controls all corporate activities and can approve all transactions, including mergers, without the approval of other stockholders.

DarkPulse’s CEO, Dennis O’Leary, owns 100 shares of our Series A Preferred Stock that gives him the right to a majority of the voting power of DarkPulse. Therefore, DarkPulse’s management effectively controls all corporate activities and can approve transactions, including possible mergers, issuance of shares and compensation levels, without the approval of other stockholders. The decisions of DarkPulse’s management may not be consistent with or in the best interests of other stockholders.

This capital structure may have anti-takeover effects preventing a change in control transaction that the minority owners of DarkPulse’s Common Stock might consider in their best interest.

The ability of DarkPulse’s management to control our business may limit or eliminate minority stockholders’ ability to influence corporate affairs.

DarkPulse’s CEO, Dennis O’Leary, owns 100 shares of Series A Preferred Stock that gives him the right to a majority of the voting power of DarkPulse. Because of this beneficial stock ownership, Mr. O’Leary is in a position to continue to elect DarkPulse’s entire board of directors, decide all matters requiring stockholder approval, including potential mergers or business changes, and determine its policies. The interests of DarkPulse’s management may differ from the interests of its minority stockholders with respect to the issuance of shares, business transactions with or sales to other companies, selection of officers and directors and other business decisions. DarkPulse’s minority stockholders have no way of overriding decisions made by its management. This level of control may also have an adverse impact on the market value of DarkPulse’s shares because its management may institute or undertake transactions, policies or programs that may result in losses, may not take any steps to increase our visibility in the financial community and/or may sell sufficient numbers of shares to significantly decrease its price per share.

DarkPulse’s stock may be traded infrequently and in low volumes, so investors may be unable to sell their shares at or near the quoted bid prices if they need to sell their shares.

Until DarkPulse’s common stock is listed on a national securities exchange such as the New York Stock Exchange or the Nasdaq, it expects its common stock to remain eligible for quotation on the OTC Markets, or on another over-the-counter quotation system. In those venues, however, the shares of DarkPulse’s common stock may trade infrequently and in low volumes, meaning that the number of persons interested in purchasing its common shares at or near bid prices at any given time may be relatively small or non-existent. An investor may find it difficult to obtain accurate quotations as to the market value of DarkPulse’s common stock or to sell his or her shares at or near bid prices or at all. In addition, if DarkPulse fails to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell its securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling DarkPulse’s common stock, which may further affect the liquidity of its common stock. This would also make it more difficult for DarkPulse to raise capital.

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There currently is no active public market for DarkPulse’s common stock and there can be no assurance that an active public market will ever develop. Failure to develop or maintain a trading market could negatively affect the value of DarkPulse’s common stock and make it difficult or impossible for an investor to sell its shares.

There is currently no active public market for shares of DarkPulse’s common stock and one may never develop. DarkPulse’s common stock is quoted on the OTC Markets. The OTC Markets is a thinly traded market and lacks the liquidity of certain other public markets with which some investors may have more experience. DarkPulse may not ever be able to satisfy the listing requirements for its common stock to be listed on a national securities exchange, which is often a more widely-traded and liquid market. Some, but not all, of the factors which may delay or prevent the listing of DarkPulse’s common stock on a more widely-traded and liquid market include the following: its stockholders’ equity may be insufficient; the market value of its outstanding securities may be too low; its net income from operations may be too low; its common stock may not be sufficiently widely held; it may not be able to secure market makers for its common stock; and it may fail to meet the rules and requirements mandated by the several exchanges and markets to have its common stock listed. Should DarkPulse fail to satisfy the initial listing standards of the national exchanges, or its common stock is otherwise rejected for listing, and remains listed on the OTC Markets or is suspended from the OTC Markets, the trading price of its common stock could suffer and the trading market for its common stock may be less liquid and its common stock price may be subject to increased volatility, making it difficult or impossible to sell shares of DarkPulse’s common stock.

DarkPulse’s common stock is subject to the “penny stock” rules of the SEC and the trading market in the securities is limited, which makes transactions in the stock cumbersome and may reduce the value of an investment in the stock.

Rule 15g-9 under the Exchange Act establishes the definition of a “penny stock,” for the purposes relevant to DarkPulse, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (a) that a broker or dealer approve a person’s account for transactions in penny stocks; and (b) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must: (a) obtain financial information and investment experience objectives of the person and (b) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form: (a) sets forth the basis on which the broker or dealer made the suitability determination; and (b) confirms that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of DarkPulse’s common stock and cause a decline in the market value of DarkPulse’s common stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker or dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

DarkPulse’s stock price may be volatile.

The market price of DarkPulse’s common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond DarkPulse’s control, including the following:

•	the continued effects of the COVID-19 pandemic and its variants;

•	the impact of conflict between the Russian Federation and Ukraine on its operations;

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•	geo-political events, such as the crisis in Ukraine, government responses to such events and the related impact on the economy both nationally and internationally;

•	changes in its industry;

•	competitive pricing pressures;

•	DarkPulse’s ability to obtain working capital financing;

•	additions or departures of key personnel;

•	sales of its common stock;

•	its ability to execute its business plan;

•	operating results that fall below expectations;

•	loss of any strategic relationship;

•	regulatory developments; and

•	economic and other external factors.

In addition, the securities markets have from time-to-time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of DarkPulse’s common stock.

Offers or availability for sale of a substantial number of shares of DarkPulse’s common stock may cause the price of our common stock to decline.

If DarkPulse’s stockholders sell substantial amounts of our common stock in the public market, including upon the expiration of any statutory holding period under Rule 144, or issued upon the conversion of preferred stock or exercise of warrants, it could create a circumstance commonly referred to as an "overhang" and in anticipation of which the market price of DarkPulse’s common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult DarkPulse’s ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that DarkPulse deems reasonable or appropriate.

Risks Related to DarkPulse’s Financial Condition

DarkPulse needs to continue as a going concern if its business is to succeed.

DarkPulse’s independent registered public accounting firm reports on its audited financial statements for the years ended December 31, 2021 and 2020, indicate that there are a number of factors that raise substantial risks about DarkPulse’s ability to continue as a going concern. Such factors identified in the report are its accumulated deficit since inception, its failure to attain profitable operations, the excess of liabilities over assets, and its dependence upon obtaining adequate additional financing to pay its liabilities. If DarkPulse is not able to continue as a going concern, investors could lose their investments.

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If DarkPulse does not obtain additional financing or sufficient revenues, its business will fail.

DarkPulse’s current operating funds are less than necessary to fulfill its operating costs and it will need to obtain additional financing in order to continue its business operations. Although DarkPulse is generating revenues, it is not generating net income.

DarkPulse will require additional financing to execute its business plan through raising additional capital and/or generating greater revenues.

Obtaining additional financing is subject to a number of factors, including acceptance of DarkPulse’s products and services and current financial condition as well as general market conditions.

These factors affect the timing, amount, terms or conditions of additional financing unavailable to DarkPulse. If additional financing is not arranged, DarkPulse will face the risk of going out of business. DarkPulse’s management is currently engaged in actively pursuing multiple financing options in order to obtain the capital necessary to execute its business plan.

The most likely source of future funds presently available to DarkPulse is through the additional sales of equity or through convertible debt instruments. Any sales of share capital or conversion of convertible debt will most likely result in dilution to existing stockholders.

There is no history upon which to base any assumption as to the likelihood DarkPulse will prove successful, and it can provide investors with no assurance that it will generate any operating revenues or achieve profitable operations. If DarkPulse is unsuccessful in addressing these risks, its business will most likely fail.

If DarkPulse fails to establish and maintain an effective system of internal control, it may not be able to report its financial results accurately or to prevent fraud. Any inability to report and file its financial results accurately and timely could harm its reputation and adversely impact the trading price of its common stock.

Effective internal control is necessary for DarkPulse to provide reliable financial reports and prevent fraud. If DarkPulse cannot provide reliable financial reports or prevent fraud, DarkPulse may not be able to manage its business as effectively as it would if an effective control environment existed, and its business and reputation with investors may be harmed. As a result, DarkPulse’s small size and any current internal control deficiencies may adversely affect its financial condition, results of operation and access to capital. DarkPulse has not performed an in-depth analysis to determine if historical un-discovered failures of internal controls exist, and may in the future discover areas of its internal control that need improvement.

Material weaknesses in DarkPulse’s internal control over financial reporting may, until remedied, cause errors in its financial statements or cause its filings with the SEC to not be timely.

DarkPulse believes that material weaknesses exist in our internal control over financial reporting as of December 31, 2021, including those related to (i) its internal audit functions and (ii) a lack of segregation of duties within accounting functions. If DarkPulse’s internal control over financial reporting or disclosure controls and procedures are not effective, there may be errors in its financial statements that could require a restatement or its filings may not be timely made with the SEC. DarkPulse intends to implement additional corporate governance and control measures to strengthen its control environment as it is able, but it may not achieve its desired objectives. Moreover, no control environment, no matter how well designed and operated, can prevent or detect all errors or fraud. DarkPulse may identify material weaknesses and control deficiencies in its internal control over financial reporting in the future that may require remediation and could lead investors losing confidence in its reported financial information, which could lead to a decline in its stock price.

There is no assurance that DarkPulse will maintain profitability or that its revenue and business models will be successful.

DarkPulse’s ability to achieve and maintain profitability is based on numerous factors, many of which are beyond its control. DarkPulse may not be able to generate sufficient revenue to maintain profitability in the short or long-term. DarkPulse’s revenue growth may slow, or its revenue may decline for a number of other reasons, including reduced demand for its offerings, increased competition, a decrease in the growth or size of the industries in which it operates, in the usage its technologies generally, or any failure to capitalize on growth opportunities.

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DarkPulse is continually refining its revenue and business model and has shifted its focus to the development and commercialization of its products and services. There is no assurance that these efforts will be successful or that DarkPulse will generate revenues commensurate with its efforts and expectations or become or stay profitable. DarkPulse may be forced to make significant changes to its revenue and business model to compete with its competitors’ offerings, and even if such changes are undertaken, there is no guarantee that they will be successful or profitable. Additionally, DarkPulse will need to hire, train, and integrate qualified personnel to meet and further such changes to its business objectives at potentially significant additional expense. Failure to successfully implement revenue and business models or manage related expenses could cause DarkPulse to be unprofitable and have an adverse effect on its business, operating results and financial condition.

DarkPulse may experience fluctuations in our quarterly operating results.

DarkPulse could experience significant fluctuations in its quarterly operating results due to a number of factors, many of which are beyond its control. You should not rely on period-to-period comparisons of DarkPulse’s operating results as an indication of its future performance. Factors that may cause fluctuations in DarkPulse’s quarterly operating results include, but are not limited to, the following:

•	a change in the volume of its customers use of its products and services and generally;

•	planned and unplanned increases in marketing, sales and other operating expenses that it may incur to grow and expand its customer base and operations, and to remain competitive;

•	the success, or lack of success, in new marketing approaches DarkPulse has recently undertaken or plans to undertake, which have not been previously or fully tested;

•	the continued market acceptance of DarkPulse’s products and services in a highly competitive environment;

•	system disruptions, outages and other performance problems or interruptions on its products and technology, or breaches of data or system security, including ransomware or other major cyber-attacks, which, if extended or severe, may harm its credibility and reputation in the market;

•	its failure to provide adequate customer service;

•	its ability to successfully, and in a timely manner, continue development, improvement and feature-enhancement of its products and services, including its intellectual property, data analytics, proprietary technology and customer support functions;

•	the timing and success of new product and service introductions, and new product and service features or enhancements, by DarkPulse and its subsidiaries, or its competitors, or other changes in the competitive landscape of the markets in which DarkPulse operates;

•	the success of its expansion into new markets, products and services, or ones in which it is in the early stages;

•	changes in the adoption and use of DarkPulse’s technologies and the public perception of them;

•	changes in the legislative or regulatory environment, scope or focus of regulatory investigations and inquiries, or interpretations of regulatory requirements, or outright prohibition of certain activities;

•	disputes with DarkPulse’s customers, adverse litigation and regulatory judgments, enforcement actions, settlements or other related costs and the reputational impact and public perception of such occurrences, including in emerging industries, or emerging components of industries;

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•	the timing and amount of non-cash expenses, such as stock-based compensation and asset impairment;

•	changes in accounting standards, policies, guidance, interpretations or principles; and

•	general economic conditions in either domestic or international markets, including the impact of the ongoing COVID-19 pandemic.

DarkPulse’s operating results may fall below the expectations of market analysts and investors in some future periods, which could cause the market price of its Common Stock to decline substantially.

DarkPulse’s financial forecasts, which were presented to DarkPulse’s Board and are included in this proxy statement/prospectus, may not prove to be accurate.

In connection with the proposed Merger, DarkPulse’s management presented certain forecasted financial information for DarkPulse and the Combined Company to its Board, which information was internally prepared and provided by DarkPulse. The forecasts were based on numerous variables and assumptions known to DarkPulse at the time of preparation. Such variables and assumptions are inherently uncertain and many are beyond its control. Important factors that may affect actual results and cause the forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to its business, industry performance, the competitive environment, changes in technology, and general business and economic conditions. Various assumptions underlying the forecasts may prove to not have been, or may no longer be, accurate. The forecasts may not be realized, and actual results may be significantly higher or lower than projected in the forecasts. The forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of such forecasts in this proxy statement/prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the forecasts.

Changes in U.S. and foreign tax laws, as well as the application of such laws, could adversely impact our financial position and operating results.

DarkPulse is subject to complex income and non-income tax laws and regulations in the United States and a variety of foreign jurisdictions. Both the United States and foreign jurisdictions may revise corporate income tax and other non-income tax laws which could impact the amount of tax due in such jurisdiction.

DarkPulse’s determination of itds corporate income tax liability is subject to review and may be challenged by applicable U.S. and foreign tax authorities. Any adverse outcome of such challenge could harm DarkPulse’s operating results and financial condition. The determination of DarkPulse’s worldwide provision for income taxes and other tax liabilities requires significant judgment and, in the ordinary course of business, there are many transactions and calculations where the ultimate tax determination is complex and uncertain. Moreover, as a multinational business, DarkPulse has subsidiaries that engage in many intercompany transactions in a variety of tax jurisdictions where the ultimate tax determination is complex and uncertain. DarkPulse’s existing corporate structure and intercompany arrangements have been implemented in a manner it believes is in compliance with current prevailing tax laws. Furthermore, as DarkPulse operates in multiple taxing jurisdictions, the application of tax laws can be subject to diverging and sometimes conflicting interpretations by tax authorities of these jurisdictions. It is not uncommon for taxing authorities in different countries to have conflicting views with respect to, among other things, the characterization and source of income or other tax items, the manner in which the arm’s-length standard is applied for transfer pricing purposes, or with respect to the valuation of intellectual property. The taxing authorities of the jurisdictions in which DarkPulse operates may challenge its tax treatment of certain items or the methodologies it uses for valuing developed technology or intercompany arrangements, which could impact its worldwide effective tax rate and harm its financial position and operating results.

DarkPulse is also subject to non-income taxes, such as payroll, sales, use, value-added, net worth, property, and goods and services taxes in the United States and various foreign jurisdictions. A change in the tax law could impact tax positions which could result in an increased exposure related to such tax liabilities. Such changes could have an adverse effect on its operating results and financial condition.

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In addition, under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), a corporation that undergoes an “ownership change” (as defined under Sections 382 and 383 of the Code and applicable Treasury Regulations) is subject to limitations on its ability to utilize its pre-change NOLs and certain other tax attributes to offset post-change taxable income or taxes.

DarkPulse has not performed a study to determine whether its NOLs are currently subject to Section 382 limitations. DarkPulse may also experience a future ownership change under Section 382 of the Code that could affect its ability to utilize its NOLs to offset its income.

If DarkPulse’s estimates or judgment relating to its critical accounting policies prove to be incorrect, its operating results could be adversely affected.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. DarkPulse bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of DarkPulse — Critical Accounting Policies”. The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant estimates and judgments involve the identification of performance obligations in revenue recognition, evaluation of tax positions, inter-company transactions, and the valuation of stock-based awards and the fiat reserves DarkPulse holds, among others. DarkPulse’s operating results may be adversely affected if its assumptions change or if actual circumstances differ from those in its assumptions, which could cause its operating results to fall below the expectations of analysts and investors, resulting in a decline in the trading price of DarkPulse’s Common Stock.

Business metrics and other estimates are subject to inherent challenges in measurement, and DarkPulse’s business, operating results, and financial condition could be adversely affected by real or perceived inaccuracies in those metrics.

DarkPulse regularly reviews business metrics and other measures to evaluate growth trends, measure its performance, and makes strategic decisions. These metrics are calculated using internal company data and have not been validated by an independent third party. While these numbers are based on what DarkPulse currently believes to be reasonable estimates for the applicable period of measurement, there are inherent challenges in such measurements. If DarkPulse fails to maintain an effective analytics platform, its calculations may be inaccurate, and it may not be able to identify those inaccuracies.

DarkPulse is subject to changes in financial reporting standards or policies, including as a result of choices made by it, which could materially adversely affect its reported results of operations and financial condition and may have a corresponding material adverse impact on capital ratios.

DarkPulse’s consolidated financial statements are prepared in accordance with GAAP, which are periodically revised or expanded. Accordingly, from time to time DarkPulse is required to adopt new or revised accounting standards issued by recognized bodies. It is possible that future accounting standards and financial reporting standards or policies, including as a result of choices made by DarkPulse, which it is required to adopt, could change the current accounting treatment that applies to its consolidated financial statements and that such changes could have a material adverse effect on its reported results of operations and financial condition, and may have a corresponding material adverse effect on capital ratios.

DarkPulse might require additional capital to support business growth, and this capital might not be available or may require stockholder approval to obtain.

DarkPulse has funded its operations since inception primarily through equity financings, convertible notes, and revenue generated by its products and services. DarkPulse intends to continue to make investments in its business to respond to business challenges, including developing new products and services, enhancing its operating infrastructure, expanding its international operations, and acquiring complementary businesses and technologies, all of which may require DarkPulse to secure additional funds.

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Additional financing may not be available on terms favorable to DarkPulse, if at all. If DarkPulse incurs additional debt, the debt holders would have rights senior to holders of DarkPulse’s common stock to make claims on DarkPulse’s assets, and the terms of any debt could restrict its operations.

DarkPulse may be affected by fluctuations in currency exchange rates

DarkPulse is potentially exposed to adverse as well as beneficial movements in currency exchange rates. An increase in the value of the dollar could increase the real cost to DarkPulse’s customers of its products in those markets outside the U.S. where DarkPulse sells in dollars, and a weakened dollar could increase the cost of local operating expenses from sources outside the United States, and overseas capital expenditures. DarkPulse also conducts certain investing and financing activities in local currencies. Therefore, changes in exchange rates could harm DarkPulse’s financial condition and results of operations.

Risks Related to DarkPulse’s Employees and Other Service Providers

In the event of employee or service provider misconduct or error, DarkPulse’s business may be adversely impacted.

Employee or service provider misconduct or error could subject DarkPulse to legal liability, financial losses, and regulatory sanctions, and could seriously harm its reputation and negatively affect its business. Such misconduct could include engaging in improper or unauthorized transactions or activities, misappropriation of customer funds, and misappropriation of information, failing to supervise other employees or service providers, or improperly using confidential information.

Employee or service provider errors could expose DarkPulse to the risk of material losses even if the errors are detected. Although DarkPulse has implemented processes and procedures and provide trainings to its employees and service providers to reduce the likelihood of misconduct and error, these efforts may not be successful. Moreover, the risk of employee or service provider error or misconduct may be even greater for novel products and services.

This can lead to high risk of confusion among employees and service providers, particularly in a fast growth company like DarkPulse, with respect to compliance obligations particularly including confidentiality, data access, and conflicts. It is not always possible to deter misconduct and the precautions DarkPulse takes to prevent and detect this activity may not be effective in all cases. If DarkPulse was found not to have met its regulatory oversight and compliance and other obligations, it could be subject to regulatory sanctions, financial penalties and restrictions on its activities for failure to properly identify, monitor and respond to potentially problematic activity, which could seriously damage its reputation. DarkPulse’s employees, contractors, and agents could also commit errors that subject DarkPulse to financial claims for negligence, as well as regulatory actions, or result in financial liability. Further, allegations by regulatory or criminal authorities of improper transactions could affect DarkPulse’s brand and reputation.

DarkPulse is heavily reliant on Dennis O’Leary, its Chairman and Chief Executive Officer, and the departure or loss of Mr. O’Leary could disrupt its business.

DarkPulse depends heavily on the continued efforts of Dennis O’Leary, Chairman, Chief Executive Officer and director. Mr. O’Leary is essential to DarkPulse’s strategic vision and day-to-day operations and he would be difficult to replace. Although DarkPulse does have an employment agreement with Mr. O’Leary, DarkPulse cannot be certain that he will desire to continue with us for the necessary time it will to complete the product development and initial sales channel development. The departure or loss of Mr. O’Leary, or the inability to hire and retain a qualified replacement, could negatively impact DarkPulse’s ability to manage its business.

If DarkPulse is unable to recruit and retain key management, technical and sales personnel, its business would be negatively affected.

For DarkPulse’s business to be successful, it needs to attract and retain highly qualified technical, management and sales personnel. The failure to recruit additional key personnel, when needed, with specific qualifications and on acceptable terms or to retain good relationships with DarkPuls’s partners might impede its ability to continue to develop, commercialize and sell its products. To the extent the demand for skilled personnel exceeds supply, DarkPulse could experience higher labor, recruiting and training costs in order to attract and retain such employees. DarkPulse faces competition for qualified personnel from other companies with significantly more resources available to them and thus may not be able to attract the level of personnel needed for its business to succeed.

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Risks Related to Government Regulation

Legislative and regulatory actions taken now or in the future may increase DarkPulse’s costs and impact its business, governance structure, financial condition or results of operations.

Federal, state and international regulatory agencies frequently adopt changes to their regulations or change the way existing regulations are applied. Regulatory or legislative changes to laws applicable to the industries in which DarkPulse operates, if enacted or adopted, may impact the profitability of its business activities, require more oversight or change certain of its business practices, including the ability to offer new products and services and to continue offering its current products and services, and could expose DarkPulse to additional costs, including increased compliance costs. These changes also may require DarkPulse to invest significant management attention and resources to make any necessary changes to operations to comply and could have a material adverse effect on its business, financial condition and results of operations.

The regulatory environment to which DarkPulse is subject gives rise to various licensing requirements, legal and financial compliance costs and management time, and non-compliance could result in monetary and reputational damages, all of which could have a material adverse effect on DarkPulse’s business, financial position and results of operations.

There can be no assurance that DarkPulse will be able to maintain its existing, or obtain additional, required regulatory licenses, certifications and regulatory approvals in the countries where it provides services or wants to expand to. Furthermore, where DarkPulse has obtained such regulatory licenses, certifications and regulatory approvals, there are costs and potential product changes involved in maintaining such regulatory licenses, certifications, and approvals, and DarkPulse could be subject to fines or other enforcement action if it is found to violate disclosure, reporting, anti-money laundering, capitalization, corporate governance or other requirements of such licenses. These factors could impose substantial additional costs and involve considerable delay to the development or provision of DarkPulse’s products or services, or could require significant and costly operational changes or prevent DarkPulse from providing any products or services in a given market.

If DarkPulse is unable to commit sufficient resources to regulatory compliance, this could lead to delays and errors and may force DarkPulse to choose between prioritizing compliance matters over administrative support for business activities, or may ultimately force DarkPulse to cease offering certain products or services globally or in certain jurisdictions. Any delays or errors in implementing regulatory compliance could lead to substantial monetary damages and fines, public reprimands, a material adverse effect on DarkPulse’s reputation, regulatory measures in the form of cease and desists orders, increased regulatory compliance requirements or other potential regulatory restrictions on our business, enforced suspension of operations and in extreme cases, withdrawal of regulatory licenses or authorizations to operate particular businesses, or criminal prosecution in certain circumstances.

DarkPulse is and may continue to be subject to litigation, including individual and class action lawsuits, as well as regulatory audits, disputes, inquiries, investigations and enforcement actions by regulators and governmental authorities.

DarkPulse has been and may from time to time become subject to material claims, arbitrations, individual and class action lawsuits, government and regulatory investigations, inquiries, actions or requests and other proceedings alleging violations of laws, rules, and regulations, both foreign and domestic, involving competition and antitrust law, intellectual property, privacy, data protection, information security, anti-money laundering, counter terrorist financing, sanctions, anti-corruption, accessibility claims, securities, tax, labor and employment, payment network rules, commercial disputes, services, and other matters.

The laws, rules and regulations affecting DarkPulse’s business are subject to ongoing interpretation by the courts and governmental and supervisory authorities, and the resulting uncertainty in the scope and application of these laws, rules and regulations increases the risk that DarkPulse will be subject to private claims, governmental and regulatory actions alleging violations of those laws, rules, and regulations.

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The scope, determination, and impact of claims, lawsuits, government and regulatory investigations, enforcement actions, disputes, and proceedings to which DarkPulse is subject cannot be predicted with certainty, and may result in:

•	substantial payments to satisfy judgments, fines, or penalties;

•	substantial outside counsel legal fees and costs;

•	additional compliance and licensure requirements;

•	loss or non-renewal of existing licenses or authorizations, or prohibition from or delays in obtaining additional licenses or authorizations, required for DarkPulse’s business;

•	loss of productivity and high demands on employee time;

•	civil or criminal sanctions or consent decrees;

•	termination of certain employees, including members of our management team;

•	barring of certain employees from participating in DarkPulse’s business in whole or in part;

•	orders that restrict DarkPulse’s business or prevent it from offering certain products or services;

•	changes to DarkPulse’s business model and practices;

•	delays to planned transactions, product launches or improvements; and

•	damage to DarkPulse’s brand and reputation.

Any such matters can have an adverse impact, which may be material, on DarkPulse’s business, operating results, or financial condition because of legal costs, diversion of management resources, reputational damage, and other factors.

Risks Related to DarkPulse’s Intellectual Property

DarkPulse’s intellectual property rights are valuable, and any inability to protect them could adversely impact DarkPulse’s business, operating results, and financial condition.

DarkPulse’s business depends in large part on its proprietary technology and its brand. DarkPulse relies on, and expects to continue to rely on, a combination of trademark, trade dress, domain name, copyright, and trade secret and laws, as well as confidentiality and license agreements with its employees, contractors, consultants, and third parties with whom it has relationships, to establish and protect its brand and other intellectual property rights.

DarkPulse’s efforts to protect its intellectual property rights may not be sufficient or effective. DarkPulse’s proprietary technology and trade secrets could be lost through misappropriation or breach of its confidentiality and license agreements, and any of its intellectual property rights may be challenged, which could result in them being narrowed in scope or declared invalid or unenforceable. There can be no assurance that DarkPulse’s intellectual property rights will be sufficient to protect against others offering products, services, or technologies that are substantially similar to ours and that compete with its business.

As DarkPulse grows, it will seek to obtain and protect its intellectual property rights in an increasing number of countries, a process that can be expensive and may not always be successful. For example, the U.S. Patent and Trademark Office and various foreign governmental intellectual property agencies require compliance with a number of procedural requirements to complete the trademark application process and to maintain issued trademarks, and noncompliance or non-payment could result in abandonment or lapse of a trademark or trademark application, resulting in partial or complete loss of trademark rights in a relevant jurisdiction. Further, intellectual property protection may not be available to us in every country in which DarkPulse’s products and services are available. DarkPulse may also agree to license its intellectual property to third parties as part of various agreements. Those licenses may diminish DarkPulse’s ability, though, to counter-assert its intellectual property rights against certain parties that may bring claims against it.

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In the future DarkPulse may be sued by third parties for alleged infringement of their proprietary rights.

In recent years, there has been considerable patent, copyright, trademark, domain name, trade secret and other intellectual property development activity, as well as litigation, based on allegations of infringement or other violations of intellectual property, including by large financial institutions. Furthermore, individuals and groups can purchase patents and other intellectual property assets for the purpose of making claims of infringement to extract settlements from companies like ours. DarkPulse’s use of third-party intellectual property rights also may be subject to claims of infringement or misappropriation.

DarkPulse cannot guarantee that its internally developed or acquired/licensed technologies and content do not or will not infringe the intellectual property rights of others. From time to time, DarkPulse’s competitors or other third parties may claim that it is infringing upon or misappropriating their intellectual property rights, and DarkPulse may be found to be infringing upon such rights. Any claims or litigation could cause DarkPulse to incur significant expenses and, if successfully asserted against DarkPulse, could require that DarkPulse pay substantial damages or ongoing royalty payments, prevent DarkPulse from offering its products or services or using certain technologies, force DarkPulse to implement expensive work-arounds, or impose other unfavorable terms. DarkPulse’s exposure to damages resulting from infringement claims could increase and this could further exhaust its financial and management resources. Further, during the course of any litigation, DarkPulse may make announcements regarding the results of hearings and motions, and other interim developments. If securities analysts and investors regard these announcements as negative, the market price of DarkPulse’s Common Stock may decline. Even if intellectual property claims do not result in litigation or are resolved in DarkPulse’s favor, these claims, and the time and resources necessary to resolve them, could divert the resources of its management and require significant expenditures. Any of the foregoing could prevent DarkPulse from competing effectively and could have an adverse effect on its business, operating results, and financial condition.

General Risk Factors

You could lose all of your investment.

An investment in DarkPulse’s securities is speculative and involves a high degree of risk. Potential investors should be aware that the value of an investment in DarkPulse may go down as well as up. In addition, there can be no certainty that the market value of an investment in DarkPulse will fully reflect its underlying value. You could lose your entire investment.

Adverse economic conditions may adversely affect DarkPulse’s business.

DarkPulse’s performance is subject to general economic conditions, and their impact on the industries in which DarkPulse operates, as well as its customers. The United States and other key European and other international economies have experienced cyclical downturns from time to time in which economic activity declined resulting in lower consumption rates, restricted credit, reduced profitability, weaknesses in financial markets, bankruptcies, and overall uncertainty with respect to the economy. The impact of general economic conditions on DarkPulse’s business is highly uncertain and dependent on a variety of factors, including market activity, global economic trends, and other events beyond DarkPulse’s control. Geopolitical developments, such as trade wars and foreign exchange limitations can also increase the severity and levels of unpredictability globally and increase the volatility of global financial markets. To the extent that conditions in the general economic markets materially deteriorate, DarkPulse’s ability to attract and retain customers may suffer.

DarkPulse may be adversely affected by natural disasters, pandemics, and other catastrophic events, and by man-made problems such as war or terrorism, that could disrupt its business operations, and its business continuity and disaster recovery plans may not adequately protect DarkPulse from a serious disaster.

Natural disasters or other catastrophic events may also cause damage or disruption to DarkPulse’s operations, international commerce, and the global economy, and could have an adverse effect on its business, operating results, and financial condition. DarkPulse’s business operations are subject to interruption by natural disasters, fire, power shortages, and other events beyond its control.

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In addition, DarkPulse’s global operations expose it to risks associated with public health crises, such as pandemics and epidemics, which could harm our business and cause its operating results to suffer. For example, the ongoing effects of the COVID-19 pandemic and/or the precautionary measures that DarkPulse has adopted have resulted, and could continue to result, in difficulties or changes to DarkPuls’s customer support, or create operational or other challenges, any of which could adversely impact its business and operating results.

Further, war, acts of terrorism, labor activism and other geopolitical unrest could cause disruptions in DarkPulses business or the businesses of its partners or the economy as a whole. In the event of a natural disaster, including a major earthquake, blizzard, or hurricane, or a catastrophic event such as a fire, power loss, or telecommunications failure, DarkPulse may be unable to continue its operations and may endure system interruptions, reputational harm, delays in development of its products and services, lengthy interruptions in service, breaches of data security, and loss of critical data, all of which could have an adverse effect on its future operating results.

Business interruptions, including any interruptions resulting from COVID-19, could significantly disrupt DarkPulse’s operations and could have a material adverse impact on DarkPulse if the situation continues.

The ongoing coronavirus outbreak which began in China at the beginning of 2020 has impacted various businesses throughout the world, including travel restrictions and the extended shutdown of certain businesses in impacted geographic regions. If the coronavirus outbreak situation should worsen, DarkPulse may experience disruptions to its business including, but not limited to equipment, to DarkPulse’s workforce, or to its business relationships with other third parties.

The extent to which the coronavirus impacts DarkPulse’s operations or those of its third-party partners will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the outbreak, new information that may emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others. Any such disruptions or losses DarkPulse incurs could have a material adverse effect on its financial results and its ability to conduct business as expected.

Escalating global tensions, including the conflict between Russia and Ukraine, could negatively impact DarkPulse.

The ongoing conflict between Russia and Ukraine has lead to disruption, instability and volatility in global markets and industries that could negatively impact DarkPulse’s operations. The U.S. government and other governments in jurisdictions in which DarkPulse operates have imposed severe sanctions and export controls against Russia and Russian interests and threatened additional sanctions and controls. The impact of these measures, as well as potential responses to them by Russia, is currently unknown and they could adversely affect DarkPulse’s business, partners or customers.

Acquisitions, joint ventures or other strategic transactions create certain risks and may adversely affect DarkPulse’s business, financial condition or results of operations.

Acquisitions, partnerships and joint ventures are part of DarkPulse’s growth strategy. DarkPulse evaluates and expects in the future to evaluate potential strategic acquisitions of, and partnerships or joint ventures with, complementary businesses, services or technologies. DarkPulse may not be successful in identifying acquisition, partnership and joint venture targets. In addition, DarkPulse may not be able to successfully finance or integrate any businesses, services or technologies that it acquires or with which it forms a partnership or joint venture.

DarkPulse may not be able to identify suitable acquisition candidates or complete acquisitions in the future, which could adversely affect its future growth; or businesses that it acquires may not perform as well as expected or may be more difficult or expensive to integrate and manage than expected, which could adversely affect DarkPulse’s business and results of operations. In addition, the process of integrating these acquisitions may disrupt DarkPulse’s business and divert its resources.

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In addition, acquisitions outside DarkPulse’s current operating jurisdictions often involve additional or increased risks including, for example:

•	managing geographically separated organizations, systems and facilities;

•	integrating personnel with diverse business backgrounds and organizational cultures;

•	complying with foreign regulatory requirements;

•	fluctuations in exchange rates;

•	enforcement and protection of intellectual property in some foreign countries;

•	difficulty entering new foreign markets due to, among other things, customer acceptance and business knowledge of these new markets; and

•	general economic and political conditions.

These risks may arise for a number of reasons: DarkPulse may not be able to find suitable businesses to acquire at affordable valuations or on other acceptable terms; DarkPulse may face competition for acquisitions from other potential acquirers; DarkPulse may need to borrow money or sell equity or debt securities to the public to finance acquisitions and the terms of these financings may be adverse to DarkPulse; changes in accounting, tax, securities or other regulations could increase the difficulty or cost for DarkPulse to complete acquisitions; DarkPulse may incur unforeseen obligations or liabilities in connection with acquisitions; DarkPulse may need to devote unanticipated financial and management resources to an acquired business; DarkPulse may not realize expected operating efficiencies or product integration benefits from an acquisition; DarkPulse could enter markets where it has minimal prior experience; and it may experience decreases in earnings as a result of non-cash impairment charges.

DarkPulse cannot ensure that any acquisition, partnership or joint venture it makes will not have a material adverse effect on its business, financial condition and results of operations.

Delaware law and our Certificate of Incorporation and Bylaws will contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

DarkPulse’s Certificate of Incorporation and bylaws contains provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the DarkPulse Board and therefore depress the trading price of DarkPulse Common Stock. In addition, as a Delaware corporation, DarkPulse will generally be subject to provisions of Delaware law, including the DGCL. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the DarkPulse Board or taking other corporate actions, including effecting changes in management. For more information on the anti-takeover and other provisions in DarkPulse’s Certificate of Incorporation and the applicable provisions of Delaware law, see the section captioned “Anti-takeover provisions” beginning on page 224.

Such provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the DarkPulse Board or management.

Any provision of DarkPulse’s Certificate of Incorporation or bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares of DarkPulse’s stock and could also affect the price that some investors are willing to pay for DarkPulse Common Stock.

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Risks Related to GSD’s Business and the Business Combination

GSD has identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect its ability to report its results of operations and financial condition accurately and in a timely manner.

GSD’s management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. GSD’s management is likewise required, on a quarterly basis, to evaluate the effectiveness of its internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

As described below and elsewhere in this joint proxy statement/prospectus, GSD identified a material weakness in its internal control over financial reporting relating to the accounting for complex financial instruments. This material weakness resulted in a material misstatement of GSD’s additional paid-in capital, accumulated deficit and related financial disclosures for the affected periods.

GSD previously issued a balance sheet dated August 9, 2021 in Form 8-K’s that were filed on August 13, 2021 and August 19, 2021. In those previously issued financial statements, a portion of the public shares were classified as permanent equity to maintain stockholders’ equity greater than $5,000,000 on the basis that GSD will consummate its initial Business Combination only if GSD has net tangible assets of at least $5,000,001. Thus, GSD can only complete a Business Combination and continue to exist as a public company if there is sufficient public shares that do not redeem at the Business Combination and so it is appropriate to classify the portion of its public shares required to keep its stockholders’ equity above the $5,000,000 threshold as “shares not subject to redemption.”

However, in light of recent comment letters issued by the SEC to several special purpose acquisition companies, management re-evaluated GSD’s application of ASC 480-10-99 to its accounting classification of public shares. Upon re-evaluation, management determined that the public shares include certain provisions that require classification of the public shares as temporary equity regardless of the minimum net tangible assets required by GSD to complete its initial Business Combination.

In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” GSD evaluated the changes and has determined that the overall impacts were material to the previously presented financial statements. GSD, in consultation with its Audit Committee, concluded that its previously issued financial statements should be restated to report all public shares as temporary equity. As such, GSD restated its previously issued balance sheet dated August 9, 2021 in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2021.

As a result of this material weakness, GSD’s management concluded that its internal control over financial reporting was not effective as of December 31, 2021. GSD’s management has implemented remediation steps to improve its internal control over financial reporting. Specifically, GSD has implemented additional accounting and financial analyses related to the classification of its public shares as temporary equity versus permanent equity and also consulting with subject matter experts.

However, GSD currently only has one officer, and lacks proper segregation of duties due to limited personnel. It also lacks a formal review process related to financial reporting that includes multiple levels of review. GSD plans to remedy this weakness by enhancing access to accounting literature, identifying third-party professionals with whom to consult regarding complex accounting applications and considering additional staff with the requisite experience and training to supplement existing accounting professionals. GSD’s management will need additional time to monitor and assess the ultimate effectiveness of the remediation steps.

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Any failure to maintain such internal control could adversely impact GSD’s ability to report its financial position and results of operations on a timely and accurate basis. If GSD’s financial statements are not accurate, investors may not have a complete understanding of GSD’s operations. Likewise, if GSD’s financial statements are not filed on a timely basis, it could be subject to sanctions or investigations by the stock exchange on which its securities are listed, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on GSD’s business. Ineffective internal controls could also cause investors to lose confidence in GSD’s reported financial information, which could have a negative effect on the trading price of its stock.

GSD can give no assurance that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if GSD is successful in strengthening its controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of its financial statements.

GSD may face litigation and other risks as a result of the material weakness in its internal control over financial reporting.

As a result of the material weakness GSD identified related to the change in accounting for the Warrants and public shares issued in GSD’s initial public offering, and other matters raised or that may in the future be raised by the SEC, GSD faces potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the material weaknesses in GSD’s internal control over financial reporting and the preparation of its financial statements. Any such litigation or dispute, whether successful or not, could have a material adverse effect on GSD’s business, results of operations and financial condition or our ability to complete a business combination.

GSD’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about GSD’s ability to continue as a “going concern.”

GSD has until March 9, 2023, with extensions possible until August 9, 2023, subject to GSD’s Sponsor depositing additional funds monthly into GSD’s trust account, to consummate an Initial Business Combination. It is uncertain that GSD will be able consummate an Initial Business Combination by either date. If an Initial Business Combination is not consummated by the required dates, there will be a mandatory liquidation and subsequent dissolution. In connection with the GSD’s assessment of going concern considerations in accordance with the authoritative guidance in ASC Topic 205-40, "Presentation of Financial Statements - Going Concern", management has determined that mandatory liquidation, and subsequent dissolution, should GSD be unable to complete a business combination, raises substantial doubt about GSD’s ability to continue as a going concern. The financial statements contained elsewhere in this report do not include any adjustments that might result from GSD’s inability to continue as a going concern.

GSD relies on loans from DarkPulse, its Sponsor, for working capital to complete the Business Combination, the shortage of which could prevent closing of the Business Combination.

GSD is a blank check company with limited resources. Since there are limits on use of the Trust Funds for GSD’s working capital in connection with the Merger, GSD must rely on DarkPulse, its Sponsor, management or outside sources to pay for the various expenses associated with completing a Business Combination.

For this purpose, DarkPulse has advanced to GSD non-interest bearing working capital loans. As of [•], GSD has issued the Sponsor non-interest bearing non-convertible promissory notes for working capital loans in the principal amount of $[•]. If GSD is required to seek additional capital, it would need to borrow funds from DarkPulse, the management team or other third parties to operate or GSD may be forced to liquidate. Neither the Sponsor, members of our management team nor any of their affiliates is under any obligation to advance funds to GSD in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to GSD upon completion of our Initial Business Combination. Up to $1,500,000 of such loans may be convertible into warrants of the post-business combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Warrants. Prior to the completion of the Initial Business Combination, GSD does not expect to seek loans from parties other than its Sponsor or an affiliate of its Sponsor as GSD does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account. If GSD is unable to complete the Initial Business Combination because GSD does not have sufficient funds available to it, GSD will be forced to cease operations and liquidate the Trust Account net of taxes payable. Consequently, our public stockholders may only receive an estimated $10.[•] per share, or possibly less, on our redemption of our public shares, and our warrants will expire worthless.

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GSD will be forced to liquidate the Trust Account if it cannot consummate a business combination by March 9, 2023, with extensions possible until August 9, 2023, subject to GSD’s Sponsor depositing additional funds monthly into GSD’s trust account. In the event of a liquidation, GSD’s public stockholders will receive $[•] per GSD Class A Share and the GSD Warrants will expire worthless.

If GSD is unable to complete a business combination by March 9, 2023, with extensions possible until August 9, 2023, subject to GSD’s Sponsor depositing additional funds monthly into GSD’s trust account, and is forced to liquidate, the per-share liquidation distribution will be $10.[•]. Furthermore, public GSD stockholders will forfeit the one-half GSD Warrant included in the GSD Units being redeemed. Assuming that [•] GSD Class A Common Shares held by public stockholders were redeemed (i.e., the maximum redemption scenario), the [•] retained outstanding public GSD Warrants would have an aggregate market value of approximately $[•] million, based on the closing price on the Nasdaq of $[•] per GSD Warrant as of [•], 2023. If a substantial number of public stockholders exercise their redemption rights, stockholders would experience dilution to the extent such GSD Warrants are exercised for additional shares of the Combined Company’s common stock.

GSD’s Sponsor, DarkPulse, which owns shares of common stock and Private Warrants will not participate in liquidation distributions and, therefore, they may have a conflict of interest in determining whether the Business Combination is appropriate.

The Sponsor owns an aggregate of 2,623,120 shares of GSD Class B Common Stock and 4,298,496 GSD Private Placement Warrants, each of which is exercisable to purchase one share of GSD Class A Common Stock which it purchased for $1,500,000. DarkPulse is currently the Sponsor of GSD. If an initial business combination, such as the Business Combination, is not completed by March 9, 2023, with extensions possible until August 9, 2023, subject to GSD’s Sponsor depositing additional funds monthly into GSD’s trust account, GSD will be required to dissolve and liquidate. In such event, the shares of GSD Class B Common Stock currently held by DarkPulse, which were acquired from GSD’s Original Sponsor will be worthless because DarkPulse has agreed to waive its rights to any liquidation distributions. Consequently, identifying and selecting DarkPulse as a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of the Business Combination are appropriate and in GSD’s public stockholders’ best interest.

If third parties bring claims against GSD, the proceeds held in trust could be reduced and the per public share liquidation price received by holders of GSD Class A Common Shares may be less than $10.[•].

GSD’s placing of funds in trust may not protect those funds from third party claims against GSD. Although GSD has received from many of the vendors, service providers (other than its independent accountants) and prospective target businesses with which it does business executed agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of GSD’s public stockholders, they may still seek recourse against the Trust Account. Additionally, a court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of public stockholders. If GSD liquidates the Trust Account before the completion of a business combination and distributes the proceeds held therein to its public stockholders, the Sponsor has agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by GSD for services rendered or contracted for or products sold to GSD, but only if such a vendor or prospective target business does not execute such a waiver. However, GSD cannot assure you that they will be able to meet such obligation. Therefore, the per-share distribution from the Trust Account for GSD stockholders may be less than $10.[•] per public GSD Class A Share due to such claims.

If, after GSD distributes the proceeds in the Trust Account to its public stockholders, GSD files a bankruptcy petition or an involuntary bankruptcy petition is filed against GSD that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of GSD’s board of directors may be viewed as having breached their fiduciary duties to creditors, thereby exposing the members of GSD’s board of directors and GSD to claims of punitive damages.

If, after GSD distributes the proceeds in the Trust Account to its public stockholders, GSD files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by GSD stockholders. In addition, GSD’s board of directors may be viewed as having breached its fiduciary duty to creditors and/or having acted in bad faith, by paying public stockholders from the Trust Account prior to addressing the claims of creditors, thereby exposing itself and GSD to claims of punitive damages.

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If, before distributing the proceeds in the Trust Account to GSD public stockholders, GSD files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of GSD stockholders and the per-share amount that would otherwise be received by GSD stockholders in connection with its liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to GSD public stockholders, GSD files a bankruptcy petition or an involuntary bankruptcy petition is filed against GSD that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in GSD’s bankruptcy estate and subject to the claims of third parties with priority over the claims of GSD stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by GSD stockholders in connection with our liquidation may be reduced.

The securities in which GSD invests the funds held in the Trust Account could bear a negative rate of interest, which could reduce the value of the assets held in trust such that the per-share redemption amount received by public stockholders may be less than $10.20 per share.

The proceeds held in the Trust Account will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. While short-term government treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event that GSD is unable to complete its Initial Business Combination or make certain amendments to its amended and restated certificate of incorporation, GSD public stockholders are entitled to receive their pro-rata share of the proceeds held in the Trust Account, plus any interest income, net of taxes paid or payable (less, in the case GSD is unable to complete its Initial Business Combination, $100,000 of interest). Negative interest rates could reduce the value of the assets held in trust such that the per-share redemption amount received by public stockholders may be less than $10.20 per share.

Any distributions received by GSD stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, GSD was unable to pay its debts as they fell due in the ordinary course of business.

GSD’s Amended and Restated Certificate of Incorporation provide that, as a result of extensions made to date, it will continue in existence only until March 9, 2023, with extensions possible until August 9, 2023, subject to GSD’s Sponsor depositing additional funds monthly into GSD’s trust account. If GSD is unable to consummate a transaction within the required time period, upon notice from GSD, the trustee of the Trust Account will distribute the amount in its Trust Account to its public stockholders. Concurrently, GSD must pay, or reserve for payment, from funds not held in trust, its liabilities and obligations, although GSD cannot assure GSD stockholders that there will be sufficient funds for such purpose.

GSD expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $23,519 of proceeds held outside the Trust Account as of September 30, 2022, although GSD cannot assure public stockholders that there will be sufficient funds for such purpose. GSD will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any tax obligations GSD may owe.

However, GSD may not properly assess all claims that may be potentially brought against it. As such, GSD stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, third parties may seek to recover from stockholders amounts owed to them by GSD.

If, after GSD distributes the proceeds in the Trust Account to GSD public stockholders, a liquidator is appointed in respect of GSD, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a liquidator could seek to recover all amounts received by stockholders. In addition, GSD’s board of directors may be viewed as having breached its fiduciary duty to creditors and/or having acted in bad faith, thereby exposing itself to claims of damages, by paying public stockholders from the trust account prior to addressing the claims of creditors.

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If GSD’s due diligence investigation of DarkPulse was inadequate, then stockholders following the Business Combination could lose some or all of their investment.

Even though GSD conducted a due diligence investigation of DarkPulse, it cannot be sure that this diligence uncovered all material issues that may be present inside DarkPulse or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of DarkPulse and its business and outside of its control will not later arise.

As a result, GSD may be forced to later write-down or write-off assets, restructure our operations or incur impairment or other charges that could result in losses. Even if GSD due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on GSD liquidity, the fact that GSD reported charges of this nature could contribute to negative market perceptions about GSD following the completion of the Business Combination or its securities. In addition, charges of this nature may cause GSD to be unable to obtain future financing on favorable terms or at all. Accordingly, any stockholders who choose to remain stockholders following the Business Combination could suffer a reduction in the value of their securities or a total loss to their investment.

Stockholder litigation and regulatory inquiries and investigations are expensive and could harm GSD’s business, financial condition and operating results and could divert management attention.

In the past, securities class action litigation and/or stockholder derivative litigation and inquiries or investigations by regulatory authorities have often followed certain significant business transactions, such as the sale of a company or announcement of any other strategic transaction, such as the Business Combination. Any stockholder litigation and/or regulatory investigations against GSD, whether or not resolved in GSD’s favor, could result in substantial costs and divert GSD’s management’s attention from other business concerns, which could adversely affect GSD’s business and cash resources and the ultimate value GSD’s stockholders receive as a result of the Business Combination.

Conducting the Business Combination through a merger rather than an underwritten offering presents risks to unaffiliated investors. Subsequent to completion of the Business Combination, the Combined Company may be required to take write-downs or write-offs, restructure its operations, or take impairment or other charges, any of which that could have a significant negative effect on the Combined Company’s financial condition, results of operations and the Common Stock price, which could cause GSD stockholders to lose some or all of their investment.

Conducting the Business Combination through a merger rather than an underwritten offering presents risks to unaffiliated investors. Such risks include the absence of a due diligence investigation conducted by an underwriter that would be subject to liability for any material misstatements or omissions in a registration statement. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the business plan and any underlying financial assumptions. In this transaction there is no independent third-party underwriter selling the shares of Common Stock of the Combined Company, and, accordingly, the Combined Company’s stockholders (including GSD’s public stockholders) will not have the benefit of an independent review and due diligence investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering.

Although GSD has conducted due diligence on DarkPulse’s business, GSD cannot assure its stockholders that this due diligence has identified all material issues that may be present in DarkPulse’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of DarkPulse’s business and outside of GSD’s and DarkPulse’s control will not later arise. As a result of these factors, the Combined Company may be forced to later write down or write off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Further, although GSD performed a due diligence review and investigation of DarkPulse in connection with the Business Combination, GSD has different incentives and objectives in the Business Combination than an underwriter would in a traditional initial public offering, and therefore GSD’s due diligence review and investigation should not be viewed as equivalent to the review and investigation that an underwriter would be expected to conduct. Even if GSD’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with GSD’s preliminary risk analysis. Even though these charges may be non-cash items and not have

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an immediate impact on the Combined Company’s liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the Combined Company or its securities. In addition, charges of this nature may cause GSD to violate net worth or other covenants to which we may be subject as a result of assuming pre-existing debt held by a target business or by virtue of its obtaining debt financing thereafter. Accordingly, any GSD stockholders or warrant holders who choose to remain stockholders or warrant holders of the Combined Company following the business combination could suffer a reduction in the value of their securities. These GSD stockholders or warrant holders are unlikely to have a remedy for the reduction in value.

In addition, because the Combined Company is not conducting a traditional underwritten initial public offering, security or industry analysts may not provide, or may be less likely to provide, coverage of the Combined Company. Investment banks may also be less likely to agree to underwrite securities offerings on behalf of the Combined Company than they might if the Combined Company conducted a traditional underwritten initial public offering, because they may be less familiar with the Combined Company as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for the Combined Company’s Common Stock could have an adverse effect on the Combined Company’s ability to develop a liquid market for the Common Stock.

GSD stockholders who wish to redeem their public shares in connection with a proposed business combination must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

GSD is requiring stockholders who wish to redeem their GSD Class A Common Shares to either tender their certificates to Continental or to deliver their GSD Class A Common Shares to Continental electronically using the DTC’s DWAC (Deposit/Withdrawal At Custodian) System as of two business days before the GSD Special Meeting. The requirement for physical or electronic delivery ensures that a redeeming holder’s election to redeem is irrevocable once the Business Combination is consummated. Any failure to observe these procedures will result in a loss of redemption rights in connection with the vote on the Business Combination.

Stockholders who wish to redeem their GSD Class A Common Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline.

Public stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things, as more fully described in the subsection titled “Redemption Rights,” tender their certificates to our transfer agent or deliver their shares to the transfer agent electronically through DTC prior to 5:00 p.m., Eastern time, on [•], 2023.

In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over the brokers, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

In addition, holders of outstanding units of Global System must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold units registered in your own name, you must deliver the certificate for such units or deliver such units electronically to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates or electronic delivery of the public shares back to you so that you may then exercise your redemption rights with respect to the public shares following the separation of such public shares from the units.

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If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of the corresponding number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights with respect to the public shares following the separation of such public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

GSD will require its public stockholders who wish to redeem their public shares in connection with the Business Combination to comply with specific requirements for redemption, described above, such redeeming stockholders may be unable to sell their securities when they wish to in the event that the Business Combination is not consummated.

If GSD requires public stockholders who wish to redeem their public shares in connection with the proposed Business Combination to comply with specific requirements for redemption, as described above, and the Business Combination is not consummated, GSD will promptly return such certificates to its public stockholders. Accordingly, investors who attempted to redeem their public shares in such a circumstance will be unable to sell their securities after the failed acquisition until GSD has returned their securities to them. The market price for shares of GSD Class A common stock may decline during this time and you may not be able to sell your securities when you wish to, even while other stockholders that did not seek redemption may be able to sell their securities.

There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

GSD can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of the Business Combination may cause an increase in GSD’s share price and may result in a lower value realized now than a stockholder might realize in the future had the stockholder redeemed their shares. Similarly, if a stockholder does not redeem their shares, the stockholder will bear the risk of ownership of the public shares after the consummation of the Business Combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this joint proxy statement/prospectus. A stockholder should consult, and rely solely upon, the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

In the event that a significant number of GSD Class A Common Shares are redeemed, the Combined Company’s Common Stock may become less liquid following the Business Combination.

If a significant number of GSD Class A Common Shares are redeemed, GSD may be left with a significantly smaller number of stockholders. As a result, trading in the shares of the Combined Company may be limited and your ability to sell your shares in the market could be adversely affected. The Combined Company intends to apply to list its shares on the Nasdaq Stock Market (“Nasdaq”), and Nasdaq may not list the Common Stock on its exchange, which could limit investors’ ability to make transactions in the Combined Company’s securities and subject the Combined Company to additional trading restrictions.

GSD’s Sponsor has agreed to vote in favor of the Business Combination, regardless of how our public stockholders vote.

GSD’s Sponsor owns approximately 20% of our outstanding common stock GSD's amended and restated certificate of incorporation provides that, if GSD seeks stockholder approval of an Initial Business Combination, such Initial Business Combination will be approved if GSD receives the affirmative vote of a majority of the shares voted at such meeting, including the founder shares. As a result, in addition to GSD’s Sponsor’s shares, GSD would need [•], or [•]%, of the [•] public shares to be voted in favor of an Initial Business Combination in order to have its Initial Business Combination approved. Accordingly, the agreement by GSD’s Sponsor to vote in favor of our Initial Business Combination will increase the likelihood that GSD will receive the requisite stockholder approval for such Initial Business Combination.

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GSD’s Sponsor, members of the GSD Board and its officers have interests in the Business Combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the Business Combination.

When considering the GSD’s recommendation that its stockholders vote in favor of the approval of the Business Combination, its stockholders should be aware that GSD’s Sponsor, directors and officers have interests in the Business Combination that may be different from, or in addition to, the interests of our stockholders. These interests include:

•	DarkPulse is currently the owner of 2,623,120 shares of GSD Class B Common Stock and 4,298,496 GSD Private Placement Warrants, each of which is exercisable to purchase one share of GSD Class A Common Stock which it purchased for $1,500,000. DarkPulse is currently the Sponsor of GSD. If an initial business combination, such as the Business Combination, is not completed by March 9, 2023, with extensions possible until August 9, 2023, subject to GSD’s Sponsor depositing additional funds monthly into GSD’s trust account, GSD will be required to dissolve and liquidate. In such event, the shares of GSD Class B Common Stock currently held by DarkPulse, which were acquired from GSD’s Original Sponsor will be worthless because DarkPulse has agreed to waive its rights to any liquidation distributions.

•	DarkPulse has loaned GSD an aggregate amount of $1,150,000 in connection with the one extension of the time GSD has before it is required to liquidate. Pursuant to the related promissory note, DarkPulse will only be repaid from the proceeds of GSD’s initial business combination, or if no business combination is consummated, from funds held outside the trust account. As a result, if GSD does not consummate an initial business combination, DarkPulse is at risk of losing the entire amount.

•	As of [•], GSD has issued the Sponsor non-interest bearing non-convertible promissory notes for working capital loans in the principal amount of $[•]. If GSD completes a Business Combination, the loan would be an intercompany loan between a parent and wholly owned subsidiary. In the event that a Business Combination does not close, GSD may use a portion of proceeds held outside the Trust Account to repay the working capital loans but no proceeds held in the Trust Account would be used to repay the working capital loans.

•	At the special meeting of stockholders held on January 31, 2023, GSD’s stockholders voted in favor of an Extension Amendment Proposal, giving GSD the right to extend the Combination Period six times for an additional one month each time by depositing into the Trust Account $0.0625 per public share remaining after redemptions in connection with the approval for each one-month extension, up to August 9, 2023. GSD may now extend the Combination Period up to August 9, 2023, by depositing into the Trust Account for the benefit of the public stockholders $83,947.13 for each one (1) month extension (or an aggregate of $503,682.78 if the Combination Period is extended six times) in interest-free loans for the full extension of the Combination Period on an as-needed basis. Since these loans will become payable only after Closing of the Business Combination, GSD’s Sponsor will lose repayment of an aggregate $1,653,682.78 loan if the Business Combination is not completed after the full 6-month extension. If GSD completes a Business Combination, the loan would be an intercompany loan between a parent and wholly owned subsidiary. In the event that a Business Combination does not close, GSD may use a portion of proceeds held outside the Trust Account to repay the notes but no proceeds held in the Trust Account would be used to repay the notes.

•	GSD’s Sponsor is also the target for acquisition by GSD as a result of Merger Agreement. The Sponsor, as the target, has an interest in completing the Business Combination as its stockholders stand to benefit from the merger consideration as well seeing that the equity it owns in our company, and the deposits made to the Trust Account, including recently to extend the date of the business combination to March 9, 2023, as well as deposits required as a result of the Extension Amendment Proposal are put to use in the Business Combination, and not liquidated and lost in a winding up of GSD.

•	If the Trust Account is liquidated, including in the event GSD is unable to consummate the Business Combination or an initial business combination within the required time period, the Sponsor has agreed to indemnify GSD to ensure that the proceeds in the Trust Account are not reduced below $10.[•] per Public GSD Class A Share, or such lesser amount per Public GSD Class A Share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third-party vendors or service providers (other than our independent registered public accounting firm) for services rendered or products sold to us, but only if such target business, vendor or service provider has not executed a waiver of any and all of its rights to seek access to the Trust Account.

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•	The beneficial ownership of DarkPulse’s board of directors and officers of an aggregate of 100 shares of DarkPulse Series A Preferred Stock and 73,529 shares of DarkPulse Series D Preferred Stock. Such shares have an aggregate market value of approximately $[•] million based on the closing price of DarkPulse Common Stock of $[•] on the OTC Pink on [•], 2023, the record date for the special meeting of stockholders; and

•	The anticipated continuation of Dennis O’Leary, Dr. Anthony Brown, and Carl Eckel, members of DarkPulse’s board of directors, as directors of DarkPulse following the Merger and Dennis O’Leary, Joseph Catalino (currently DarkPulse’s Chief Strategy Officer) as directors of GSD following the Merger.

The GSD Board was aware of and considered these interests, among other matters, in reaching the determination to approve the Business Combination and the Merger Agreement and in recommending that the holders of Combined Company common stock vote to approve the Business Combination and adopt the Merger Agreement. For additional information please see the section titled The Business Combination Proposal — Interests of Certain Persons in the Business Combination.

Even if GSD consummates the Business Combination, the Public Warrants may never be in the money, and they may expire worthless.

The exercise price for GSD Public Warrants is $11.50 per share. There can be no assurance that the Public Warrants will be in the money prior to their expiration and, as such, the warrants may expire worthless. The terms of Public Warrants may be amended in a manner that may be adverse to the holders. The warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and GSD, dated on or about August 4, 2021 (the “Warrant Agreement”) provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of a majority of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, GSD may amend the terms of the warrants in a manner adverse to a holder if holders of at least a majority of the then-outstanding Public Warrants approve of such amendment. GSD’s ability to amend the terms of the warrants with the consent of a majority of the then-outstanding Public Warrants is unlimited. Examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of GSD Common Stock purchasable upon exercise of a warrant.

GSD may redeem the unexpired redeemable GSD Warrants prior to their exercise at a time that is disadvantageous to GSD Warrant holders, thereby making their GSD Warrants worthless.

GSD has the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the reported last sale price of GSD’s Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period commencing once the warrants become exercisable and ending on the third trading day prior to the date on which GSD gives 30 days’ prior written notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable by GSD, it may not exercise its redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or GSD is unable to effect such registration or qualification. GSD will use its best efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the warrants were offered by GSD. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

You will not be permitted to exercise your warrants unless GSD registers and qualifies the underlying Class A Common Stock or certain exemptions are available.

If the issuance of the Class A Common Stock upon exercise of the warrants is not registered, qualified or exempt from registration or qualification under the Securities Act and applicable state securities laws, holders of warrants will not be entitled to exercise such warrants and such warrants may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of Units will have paid the full unit purchase price solely for the Class A Common Stock included in the Units.

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GSD is not registering the shares of Class A Common Stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. However, under the terms of the warrant agreement, GSD has agreed that as soon as practicable, but in no event later than 15 business days after the closing of its Initial Business Combination, GSD will use its best efforts to file with the SEC a registration statement for the registration under the Securities Act of the issuance of the shares of Class A Common Stock issuable upon exercise of the warrants and thereafter will use its best efforts to cause the same to become effective within 60 business days following GSD’s Initial Business Combination and to maintain a current prospectus relating to the Class A Common Stock issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the warrant agreement. GSD cannot assure you that it will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current, complete or correct or the SEC issues a stop order.

If the shares of Class A Common Stock issuable upon exercise of the warrants are not registered under the Securities Act, GSD will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and GSD will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. Notwithstanding the foregoing, if a registration statement covering the issuance of the Class A Common Stock issuable upon exercise of the warrants is not effective within a specified period following the consummation of GSD’s Initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when GSD shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. GSD will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

In no event will GSD be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that GSD is unable to register or qualify the shares underlying the warrants under applicable state securities laws and there is no exemption available. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of Units will have paid the full unit purchase price solely for the shares of Class A Common Stock included in the Units.

If and when the warrants become redeemable by GSD, it may not exercise its redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or GSD is unable to effect such registration or qualification.

If you exercise GSD public warrants on a “cashless basis,” you may receive fewer shares of Class A Common Stock from such exercise than if you were to exercise such warrants for cash.

There are circumstances in which the exercise of the Public Warrants may be required or permitted to be made on a cashless basis. First, if a registration statement covering the issuance of the shares of Class A Common Stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of our Initial Business Combination, warrant holders may, until such time as there is an effective registration statement, exercise warrants on a cashless basis in accordance with Section 3(a)(9) of the Securities Act or another exemption. Second, if a registration statement covering the Class A Common Stock issuable upon exercise of the warrants is not effective within a specified period following the consummation of our Initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available; if that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. Third, if we call the Public Warrants for redemption, our management will have the option to require all holders that wish to exercise warrants to do so on a cashless basis. In the event of an exercise on a cashless basis, a holder would pay the warrant exercise price by surrendering the warrants for that number of shares of Class A Common Stock equal to the quotient obtained by

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dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (as defined in the next sentence) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable. As a result, you would receive fewer shares of Class A Common Stock from such exercise than if you were to exercise such warrants for cash.

GSD’s warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of GSD warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.

GSD’s warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that GSD irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. GSD will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of GSD’s warrants shall be deemed to have notice of and to have consented to the forum provisions in GSD’s warrant agreement. If any action, the subject matter of which is within the scope the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of GSD’s warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with GSD, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, GSD may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect its business, financial condition and results of operations and result in a diversion of the time and resources of GSD’s management and board of directors.

If the Business Combination’s benefits do not meet the expectations of financial or industry analysts, the market price of the Combined Company’s securities may decline.

The market price of the Combined Company’s securities may decline as a result of the Business Combination if:

•	the Combined Company does not achieve the perceived benefits of the acquisition as rapidly as, or to the extent anticipated by, financial or industry analysts; or

•	the effect of the Business Combination on the financial statements is not consistent with the expectations of financial or industry analysts.

Accordingly, investors may experience a loss as a result of decreasing stock prices.

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DarkPulse and GSD have incurred and expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by the Combined Company if the Business Combination is completed or by GSD and DarkPulse if the Business Combination is not completed.

DarkPulse and GSD expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, GSD expects to incur approximately $[•] in expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes by the Combined Company if the Business Combination is completed or by GSD and DarkPulse if the Business Combination is not completed.

GSD will incur significant transaction costs in connection with the Business Combination.

GSD will incur significant transaction costs in connection with the Business Combination. If the Business Combination is not consummated, GSD may not have sufficient funds to seek an alternative business combination and may be forced to liquidate and dissolve.

The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus may not be indicative of what the Combined Company’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Combined Company’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Because the Combined Company does not anticipate paying any cash dividends in the foreseeable future, capital appreciation, if any, would be your sole source of gain.

The Combined Company currently anticipates that it will retain future earnings for the development, operation and expansion of its business and does not anticipate declaring or paying any cash dividends for the foreseeable future. As a result, capital appreciation, if any, of the Combined Company’s securities would be your sole source of gain on an investment in such securities for the foreseeable future.

The Combined Company will be required to meet the initial listing requirements to be listed on the Nasdaq Stock Market. However, the Combined Company may be unable to maintain the listing of its securities in the future.

If the Combined Company fails to meet the continued listing requirements and Nasdaq delists its securities, the Combined Company could face significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;

•	a limited amount of news and analyst coverage for the Combined Company; and

•	a decreased ability to issue additional securities or obtain additional financing in the future

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GSD may waive one or more of the conditions to the Business Combination without resoliciting stockholder approval for the Business Combination.

GSD may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Business Combination, to the extent permitted by applicable laws. GSD’s board of directors will evaluate the materiality of any waiver to determine whether amendment of this joint proxy statement/prospectus and re-solicitation of proxies is warranted. In some instances, if GSD’s board of directors determines that a waiver is not sufficiently material to warrant re-solicitation of stockholders, GSD has the discretion to complete the Business Combination without seeking further stockholder approval. For example, it is a condition to GSD’s obligations to close the Business Combination that there be no applicable law and no order prohibiting or preventing the consummation of the Business Combination, however, if the Board determines that any such order is not material to the business of DarkPulse, then the board may elect to waive that condition without stockholder approval and close the Business Combination.

GSD’s stockholders will experience immediate dilution as a consequence of the issuance of common stock as consideration in the Business Combination. Having a minority share position may reduce the influence that GSD’s current stockholders have on the management of the Combined Company.

It is anticipated that upon completion of the Business Combination, the existing DarkPulse stockholders will own approximately [•]% of the Combined Company, GSD’s public stockholders (other than PIPE Investors) will own approximately [•]% of the Combined Company, the DarkPulse CEO is expected to hold approximately [•]% of the Combined Company, the PIPE Investors will own approximately [•]% of the Combined Company, and the Representative will own approximately [•]% of the Combined Company.

The ownership percentage with respect to the Combined Company does not take into account (i) the redemption of any public Class A Common Shares by GSD’s public stockholders (other than the redemptions recently completed in connection with the Extension Amendment), (ii) the issuance of any additional shares upon the closing of the Business Combination under the Incentive Plan, or the shares issuable to noteholders of DarkPulse under the Merger Agreement. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by GSD’s stockholders in the Combined Company will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The table below presents possible sources of dilution and the extent of such dilution that non-redeeming public holders of GSD Class A Common Shares could experience in connection with the Closing across a range of varying redemption scenarios. In an effort to illustrate the extent of such dilution, the table below does not assume the exercise of public GSD Warrants, private GSD Warrants, or issuance of any equity awards under the Incentive Plan. Future shares issued under equity compensation plans and existing DarkPulse convertible notes are not included in any of the scenarios below.

Scenario 1 Assuming No Redemptions		Scenario 2 Assuming 25% Redemptions
Equity Capitalization Summary	Shares	%	Shares	%
DarkPulse Stockholders	11,651,836	89.66%	11,651,836	92.04%
GSD Public Stockholders(1)	1,343,154	10.34%	1,007,366	7.96%
Total common stock	12,994,990	100.0%	12,659,201	100.0%

	Scenario 3 Assuming 50% Redemptions		Scenario 2 Assuming 75% Redemptions
Equity Capitalization Summary	Shares	%	Shares	%
DarkPulse Stockholders	11,651,836	94.55%	11,651,836	97.20%
GSD Public Stockholders(1)	671,577	5.45%	335,789	2.80%
Total common stock	12,323,413	100.0%	11,987,624	100.0%

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	Scenario 5 Assuming Maximum Redemptions
Equity Capitalization Summary	Shares	%
DarkPulse Stockholders	11,651,836	100%
GSD Public Stockholders(1)	0	0%
Total common stock	11,651,836	100.0%
____________

(1)	Under Scenario 5, assumes redemptions of 1,343,154 GSD Class A Common Shares for aggregate redemption payments of $14,038,481 million using a per-share redemption price of $[•]. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Basis of Pro Forma Information” for more information. Scenarios 2, 3, and 4 assume redemptions of 25%, 50% and 75% of such amount, respectively.

A significant number of shares of GSD Common Stock were redeemed in January 2023. The reduced liquidity and number of round-lot holders of GSD’s public shares may make it more difficult for it to meet Nasdaq’s listing requirements and to consummate the Business Combination, and as a result, GSD’s Common stock may not be very liquid following the Business Combination.

In connection with GSD’s Special Meeting of Stockholders on January 31, 2023, where the stockholders approved certain proposals giving GSD the right to extend the date by which it has to complete a business combination six (6) times for an additional one (1) month each time, from February 9, 2023 to August 9, 2023, a total of 9,149,326 shares were tendered for redemption. Approximately $95 million was withdrawn from GSD’s trust account to pay for the redemption, leaving approximately $14 million in the trust account as of January 31, 2023. As a result of the redemptions, GSD now has less liquidity and fewer round-lot holders of its public shares, which may make it more difficult to meet Nasdaq listing requirements. Since it is a condition to closing to receive the approval for listing by Nasdaq of the shares of GSD’s Common Stock to be issued in connection with the transactions contemplated by the Merger Agreement, GSD’s reduced public float may make it more difficult for us to meet the Nasdaq listing requirements, and to consummate the Business Combination.

Reduction in GSD’s available public float will likely also reduce the trading volume and liquidity of GSD securities and increase the volatility of its securities. With a significantly smaller number of stockholders, trading in the shares of the Combined Company may be limited and your ability to sell your shares in the market could be adversely affected. The Combined Company intends to apply to list its shares on the Nasdaq, and Nasdaq may not list the common stock on its exchange, which could limit investors’ ability to make transactions in GSD’s securities and subject GSD to additional trading restrictions.

Furthermore, additional shares may be redeemed in connection with the closing of the Business Combination, further reducing the Combined Company’s public float and number of stockholders, again increasing the likelihood that GSD is unable to meet Nasdaq listing requirements and close the Business Combination.

The Combined Company will be required to meet the initial listing requirements to be listed on the Nasdaq Stock Market. However, the Combined Company may be unable to maintain the listing of its securities in the future.

In connection with GSD’s Special Meeting of Stockholders on January 31, 2023 where the stockholders approved certain proposals giving GSD the right to extend the date by which it has to complete a business combination six (6) times for an additional one (1) month each time, from February 9, 2023 to August 9, 2023, a total of 9,149,326 shares were tendered for redemption. Approximately $95 million was withdrawn from the Trust Account to pay for the redemption, leaving approximately $14 million in the Trust Account as of January 31, 2023. As a result of the redemptions, GSD now has less liquidity and fewer round-lot holders of its public shares, which may make it more difficult to meet Nasdaq listing requirements. If the Combined Company fails to meet the continued listing requirements and Nasdaq delists its securities, GSD could face significant material adverse consequences, including:

▪	a limited availability of market quotations for its securities;
▪	a limited amount of news and analyst coverage for the Combined Company; and
▪	a decreased ability to issue additional securities or obtain additional financing in the future.

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The grant of registration rights to GSD’s Initial Stockholders (including the holders of representative shares) and holders of our Private Warrants may make it more difficult to complete our Initial Business Combination, and the future exercise of such rights may adversely affect the market price of our shares of Class A Common Stock.

Pursuant to an agreement entered into concurrently with the issuance and sale of the securities in the IPO, GSD’s Initial Stockholders and their permitted transferees can demand that GSD register the shares of Class A Common Stock into which founder shares are convertible, holders of our Private Warrants and their permitted transferees can demand that GSD register the Private Warrants and the Class A Common Stock issuable upon exercise of the Private Warrants, holders of warrants that may be issued upon conversion of working capital loans may demand that GSD register such warrants or the Class A Common Stock issuable upon conversion of such warrants, and holders of the representative shares may demand that GSD register such representative shares. The registration rights will be exercisable with respect to the founder shares and the Private Warrants and the Class A Common Stock issuable upon exercise of such Private Warrants.

GSD will bear the cost of registering these securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of our Class A Common Stock. In addition, the existence of the registration rights may make the Initial Business Combination more costly or difficult to conclude. This is because the stockholders of the target business may increase the equity stake they seek in the combined entity or ask for more cash consideration to offset the negative impact on the market price of GSD’s Class A Common Stock that is expected when the shares of common stock owned by GSD’s Initial Stockholders, holders of GSD Private Warrants or holders of GSD working capital loans or their respective permitted transferees are registered.

GSD directors may decide not to enforce the indemnification obligations of its Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to GSD’s public stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.20 per share and the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.20 per public share due to reductions in the value of the trust assets, in each case less taxes payable, and GSD’s Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, GSD independent directors would determine whether to take legal action against its Sponsor to enforce its indemnification obligations. While GSD currently expects that its independent directors would take legal action on GSD’s behalf against the Sponsor to enforce its indemnification obligations to GSD, it is possible that GSD’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If GSD’s independent directors chooses not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to GSD’s public stockholders may be reduced below $10.20 per share.

GSD’s amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in GSD’s name, actions against its directors, officers, other employees or stockholders for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will, subject to certain exceptions, be deemed to have consented to service of process on such stockholder’s counsel, which may have the effect of discouraging lawsuits against our directors, officers, other employees or stockholders.

GSD’s amended and restated certificate of incorporation provides that, unless GSD consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (1) derivative action or proceeding brought on behalf of the company, (2) action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the company to the company or the stockholders, or any claim for aiding and abetting any such alleged breach, (3) action asserting a claim against the company or any director, or officer or employee of the company arising pursuant to any provision of the DGCL or GSD’s amended and restated certificate of incorporation or GSD’s bylaws, or (4) action asserting a claim against GSD or any director, or officer or employee of the company governed by the internal affairs doctrine except for, as to each of through (4) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Court of

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Chancery, or (c) arising under the federal securities laws, including the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware shall concurrently be the sole and exclusive forums. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in our amended and restated certificate of incorporation. If any action the subject matter of which is within the scope the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”); and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder.

This choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company or its directors, officers or other employees, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our amended and restated certificate of incorporation inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

GSD may not have sufficient funds to satisfy indemnification claims of our directors and executive officers.

GSD has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, GSD officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by GSD only if (i) it has sufficient funds outside of the Trust Account or (ii) GSD consummates an Initial Business Combination. GSD’s obligation to indemnify its officers and directors may discourage stockholders from bringing a lawsuit against GSD’s officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against GSD’s officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent GSD pay the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

GSD is an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if GSD takes advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make GSD securities less attractive to investors and may make it more difficult to compare GSD’s performance with other public companies.

GSD is an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor internal controls attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, GSD stockholders may not have access to certain information they may deem important. GSD could be an emerging growth company for up to five years, although circumstances could cause GSD to lose that status earlier, including if the market value of its Class A Common Stock held by non-affiliates exceeds $700 million as of any June 30th before that time, in which case GSD would no longer be an emerging growth company as of the following December 31st. GSD cannot predict whether investors will find its securities less attractive because GSD will rely on these exemptions. If some investors find GSD securities less attractive as a result of GSD’s reliance on these exemptions, the trading prices of GSD securities may be lower than they otherwise would be, there may be a less active trading market for GSD securities and the trading prices of GSD securities may be more volatile.

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Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, GSD is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. GSD will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of its common stock held by non-affiliates exceeds $250 million as of the prior June 30th, and (2) its annual revenues exceeded $100 million during such completed fiscal year and the market value of GSD’s common stock held by non-affiliates exceeds $700 million as of the prior June 30th. To the extent GSD takes advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

A 1% U.S. federal excise tax may be imposed on GSD in connection with redemptions of GSD shares in connection with the Business Combination or other stockholder vote pursuant to which stockholders would have a right to submit their shares of GSD for redemption (a “Redemption Event”).

Pursuant to the Inflation Reduction Act of 2022 (the “IR Act”), commencing in 2023, a 1% U.S. federal excise tax is imposed on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations. The excise tax is imposed on the repurchasing corporation and not on its stockholders. The amount of the excise tax is equal to 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. The U.S. Department of the Treasury (the “Treasury Department”) has authority to promulgate regulations and provide other guidance regarding the excise tax. In December 2022, the Treasury Department issued Notice 2023-2, indicating its intention to propose such regulations and issuing certain interim rules on which taxpayers may rely (the “Notice”). Under the interim rules, liquidating distributions made by publicly traded domestic corporations are exempt from the excise tax. In addition, any redemptions that occur in the same taxable year as a liquidation is completed will also be exempt from such tax. Accordingly, redemptions of our public shares in connection with any amendment proposal to extend the date on which to consummate a business combination, such as the amendment recently filed by GSD on January 31, 2032 to extend the deadline to August 8, 2023 (subject to GSD’s Sponsor depositing additional funds into the trust account), may subject GSD to the excise tax, unless one of the two exceptions above apply.

If the deadline for GSD to complete a Business Combination is extended beyond August 9, 2023 (subject to GSD’s Sponsor depositing additional funds into the trust account), GSD’s public stockholders will have the right to require GSD to redeem its public shares. Any redemption or other repurchase may be subject to the excise tax. The extent to which GSD would be subject to the excise tax in connection with a Redemption Event would depend on a number of factors, including: (i) the fair market value of the redemptions and repurchases in connection with the Redemption Event, (ii) the nature and amount of any “PIPE” or other equity issuances in connection with the Business Combination (or otherwise issued not in connection with the Redemption Event but issued within the same taxable year of the Business Combination), (iii) if GSD fails to timely consummate a Business Combination and liquidate in a taxable year following a Redemption Event and (iv) the content of any proposed or final regulations and other guidance from the Treasury Department. In addition, because the excise tax would be payable by GSD and not by the redeeming holders, the mechanics of any required payment of the excise tax remains to be determined. Any excise tax payable by GSD in connection with a Redemption Event may cause a reduction in the cash available to GSD to complete a Business Combination and could affect its ability to complete a Business Combination.

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Were GSD considered to be a “foreign person,” it might not be able to complete an initial Business Combination with a U.S. target company if such initial business combination is subject to U.S. foreign investment regulations and review by a U.S. government entity such as the Committee on Foreign Investment in the United States (“CFIUS”), or ultimately prohibited.

Certain federally licensed businesses in the United States, such as broadcasters and airlines, may be subject to rules or regulations that limit foreign ownership. In addition, CFIUS is an interagency committee authorized to review certain transactions involving foreign investment in the United States by foreign persons in order to determine the effect of such transactions on the national security of the United States. Were GSD considered to be a “foreign person” under such rules and regulations, any proposed Business Combination between it and a U.S. business engaged in a regulated industry or which may affect national security could be subject to such foreign ownership restrictions and/or CFIUS review. The scope of CFIUS was expanded by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”) to include certain non-controlling investments in sensitive U.S. businesses and certain acquisitions of real estate even with no underlying U.S. business. FIRRMA, and subsequent implementing regulations that are now in force, also subject certain categories of investments to mandatory filings. If the potential initial Business Combination with a U.S. business falls within the scope of foreign ownership restrictions, GSD may be unable to consummate an initial Business Combination with such business. In addition, if the potential Business Combination falls within CFIUS’s jurisdiction, GSD may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with the initial Business Combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial Business Combination. GSD’s Sponsor, DarkPulse, is a U.S. entity, and the officers and directors of the Sponsor are U.S. persons save one director who is Canadian. GSD’s Sponsor is not controlled by and does not have substantial ties with a non-U.S. person. However, if CFIUS has jurisdiction over the proposed initial Business Combination, CFIUS may decide to block or delay the initial business combination, impose conditions to mitigate national security concerns with respect to such initial Business Combination or order GSD to divest all or a portion of a U.S. business of the combined company if GSD had proceeded without first obtaining CFIUS clearance. If GSD is considered to be a “foreign person,” foreign ownership limitations, and the potential impact of CFIUS, may limit the attractiveness of a transaction with GSD or prevent it from pursuing certain initial business combination opportunities that it believes would otherwise be beneficial to GSD and its stockholders. As a result, in such circumstances, the pool of potential targets with which GSD could complete an initial Business Combination could be limited and GSD may be adversely affected in terms of competing with other SPACs which do not have similar foreign ownership issues.

Moreover, the process of government review, whether by CFIUS or otherwise, could be lengthy. Because GSD has only a limited time to complete the initial Business Combination, its failure to obtain any required approvals within the requisite time period may require GSD to liquidate. If GSD liquidates, its public stockholders may only receive the value in the trust account, and our warrants will expire worthless. This will also cause stockholders of GSD to lose any potential investment opportunity in a target company and the chance of realizing future gains on their investment through any price appreciation in the combined company.

Risks Related to Combined Company’s Common Stock and the Securities Market

The Combined Company’s stock price may fluctuate significantly.

The market price of the Combined Company’s common stock may fluctuate widely, depending on many factors, some of which may be beyond our control, including:

•	actual or anticipated fluctuations in the Combined Company’s results of operations due to factors related to its business;

•	success or failure of the Combined Company’s business strategies;

•	competition and industry capacity;

•	changes in interest rates and other factors that affect earnings and cash flow;

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•	the Combined Company’s level of indebtedness, ability to make payments on or service indebtedness and the Combined Company’s ability to obtain financing as needed;

•	the Combined Company’s ability to retain and recruit qualified personnel;

•	the Combined Company’s quarterly or annual earnings, or those of other companies in the industry;

•	announcements by us or the Combined Company’s competitors of significant acquisitions or dispositions;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	the failure of securities analysts to cover, or positively cover, the Combined Company’s common stock after the Business Combination;

•	changes in earnings estimates by securities analysts or the Combined Company’s ability to meet those estimates;

•	the operating and stock price performance of other comparable companies;

•	investor perception of the Combined Company and its industry;

•	overall market fluctuations unrelated to the Combined Company’s operating performance;

•	results from any material litigation or government investigation;

•	changes in laws and regulations (including tax laws and regulations) affecting the Combined Company’s business;

•	changes in capital gains taxes and taxes on dividends affecting stockholders; and

•	general economic conditions and other external factors.

Low trading volume for the Combined Company’s common stock, which may occur if an active trading market does not develop, among other reasons, would amplify the effect of the above factors on the Combined Company’s stock price volatility.

Should the market price of the Combined Company’s shares drop significantly, stockholders may institute securities class action lawsuits against the Combined Company. A lawsuit against the Combined Company could cause it to incur substantial costs and could divert the time and attention of management and other resources.

Your percentage ownership in the Combined Company may be diluted in the future.

Stockholders’ percentage ownership in the Combined Company may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including equity awards that the Combined Company will be granting to directors, officers and other employees. The Combined Company’s board of directors has adopted the incentive plan for the benefit of certain of its current and future employees, service providers and non-employee directors. Such awards will have a dilutive effect on our earnings per share, which could adversely affect the market price of the common stock.

From time-to-time, the Combined Company may opportunistically evaluate and pursue acquisition opportunities, including acquisitions for which the consideration thereof may consist partially or entirely of newly-issued shares of Combined Company common stock and, therefore, such transactions, if consummated, would dilute the voting power and/or reduce the value of its common stock.

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Issuing additional shares of the Combined Company’s capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing stockholders, reduce the market price of the Combined Company’s common stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit the Combined Company’s ability to pay dividends to the holders of its common stock. The Combined Company’s decision to issue securities in any future offering will depend on market conditions and other factors beyond the Combined Company’s control, which may adversely affect the amount, timing, or nature of future offerings. As a result, current stockholders bear the risk that future offerings may reduce the market price of the Combined Company’s common stock and dilute their percentage ownership.

Nasdaq may delist the Combined Company’s securities from trading on its exchange, which could limit investors’ ability to make transactions in its securities and subject it to additional trading restrictions.

The Combined Company has applied to have its Common Stock and warrants to acquire the Combined Company’s Common Stock listed on Nasdaq. The Combined Company expects that its securities will be listed on Nasdaq at or promptly after the consummation of the Business Combination. Following the date the shares of the Combined Company’s Common Stock and warrants are eligible to trade separately, the Combined Company anticipates that the shares of its Common Stock and warrants will be separately listed on Nasdaq. The Combined Company cannot guarantee that its securities will be approved for listing on Nasdaq. Although the Combined Company expects to meet, on a pro forma basis, the minimum initial listing standards set forth in the Nasdaq listing standards, it cannot assure you that its securities will be, or will continue to be, listed on Nasdaq in the future or prior to its initial business combination. In order to continue listing the Combined Company’s securities on Nasdaq prior to its initial business combination, it must maintain certain financial, distribution and stock price levels. Generally, the Combined Company must maintain a minimum amount in stockholders’ equity (generally $2,500,000) and a minimum number of holders of its securities (generally 300 public holders). Additionally, in connection with the Business Combination, the Combined Company will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements, in order to continue to maintain the listing of its securities on Nasdaq. For instance, the Combined Company’s stock price would generally be required to be at least $4.00 per share, its stockholders’ equity would generally be required to be at least $5.0 million and it would be required to have a minimum of 300 round lot holders (with at least 50% of such round lot holders holding securities with a market value of at least $2,500) of its securities. The Combined Company’s cannot assure you that it will be able to meet those initial listing requirements at that time.

Once listed on Nasdaq, an active trading market for the Combined Company’s securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained. If Nasdaq delists any of the Combined Company’s securities from trading on its exchange and the Combined Company is not able to list such securities on another national securities exchange, the Combined Company’s Common Stock may have to be listed on OTC Pink Sheets, an inter-dealer automated quotation system for equity securities not listed on a national exchange. If the Combined Company’s securities become delisted from Nasdaq for any reason, and are quoted on the OTC Pink Sheets, the liquidity and price of its securities may be more limited than if it were listed on Nasdaq or another national exchange. In such event, the Combined Company could face significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;

•	more limited liquidity for its securities;

•	a determination that the Combined Company’s Common Stock is a “penny stock” which will require brokers trading in the Combined Company’s Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for its securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

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THE DARKPULSE SPECIAL MEETING

General

DarkPulse is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the DarkPulse Board for use at the special meeting to be held virtually at [•] [•].m. Eastern Time, on [•], 2023, and at any adjournment or postponement thereof. This proxy statement/prospectus provides DarkPulse stockholders with information they need to know to be able to vote or direct their vote to be cast at the special meeting.

Date, Time and Place of the Special Meeting

The special meeting will be held virtually at [•] [•].m. Eastern Time, on [•], 2023. In light of ongoing developments related to the novel coronavirus (“COVID-19”), after careful consideration, DarkPulse has determined that the special meeting will be a virtual meeting conducted via live webcast at https:// [•] in order to facilitate stockholder attendance and participation while safeguarding the health and safety of our stockholders, directors and management team.

Purpose of the Special Meeting

At the DarkPulse Special Meeting, DarkPulse is asking holders of DarkPulse Common Stock and DarkPulse Preferred Stock to consider and vote upon:

•	DarkPulse Proposal: The “DarkPulse Business Combination Proposal” — to approve the cancellation of shares of DarkPulse Common Stock in connection with the transactions contemplated by the Merger Agreement, by, between, and among DarkPulse, GSD, and Merger Sub, pursuant to which, among other things, (i) stockholders of DarkPulse will surrender their shares of Common Stock of DarkPulse and rights to acquire shares of DarkPulse in exchange for newly issued shares of GSD Common Stock, and (ii) Merger Sub will merge with and into DarkPulse, with DarkPulse surviving the Merger as a wholly-owned subsidiary of GSD.

Recommendation of the DarkPulse Board

The DarkPulse Board believes that the Business Combination Proposal and the other proposals to be presented at the special meeting are in the best interest of DarkPulse’s stockholders and unanimously recommends that its stockholders vote “FOR” the approval of the Business Combination Proposal.

The existence of financial and personal interests of one or more of DarkPulse’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of DarkPulse and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, DarkPulse’s officers have interests in the Merger that may conflict with your interests as a stockholder.

Record Date; Who is Entitled to Vote

DarkPulse stockholders will be entitled to vote or direct votes to be cast at the special meeting if they owned shares of DarkPulse Common Stock at the close of business on [•], 2023, which is the “Record Date” for the special meeting. Stockholders will have one vote for each share of DarkPulse Common Stock owned at the close of business on the Record Date and the votes per share applicable to DarkPulse Preferred Stock. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. As of the close of business on the Record Date, there were [•] shares of DarkPulse Common Stock and [•] shares of DarkPulse Preferred Stock issued and outstanding.

The holder of all of the shares of Series A Preferred Stock of DarkPulse has agreed to, among other things, vote in favor of the Merger. As of the date of this joint proxy statement/prospectus, such holder owns a majority of the voting control of DarkPulse.

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Quorum

A quorum of DarkPulse stockholders is necessary to hold a valid meeting. A quorum will be present at the DarkPulse Special Meeting if the holders of a majority of the issued and outstanding shares of DarkPulse Common Stock and DarkPulse Preferred Stock entitled to vote at the special meeting are represented in person or by proxy. As of the Record Date for the DarkPulse Special Meeting, [•] votes would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to DarkPulse but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. DarkPulse believes all the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction.

Vote Required for Approval

The DarkPulse Business Combination Proposal requires the affirmative vote of the majority of the issued and outstanding shares of DarkPulse Common Stock and Preferred Stock voting with the Common Stock present in person or represented by proxy and entitled to vote at the DarkPulse Special Meeting.

Voting Your Shares

Each share of DarkPulse Common Stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of DarkPulse Common Stock that you own.

If you are a record owner of your shares, there are two ways to vote your shares of DarkPulse Common Stock at the special meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the DarkPulse Board, “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Share Cancellation Proposal, and “FOR” the approval of the Adjournment Proposal, in each case, if presented to the special meeting. Votes received after a matter has been voted upon at the special meeting will not be counted.

You Can Attend the Special Meeting and Vote in Person.

If your shares are registered in your name with the Transfer Agent and you wish to attend the special meeting, go to https://[•], enter the control number included on your proxy card or notice of the special meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the special meeting you will need to log back into the special meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the special meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to [•]. Beneficial stockholders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the special meeting. After contacting the Transfer Agent, a beneficial holder will receive an e-mail prior to the special meeting with a link and instructions for entering the special meeting. Beneficial stockholders should contact the Transfer Agent at least [five] business days prior to the special meeting date in order to ensure access.

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If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote in person or online and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way DarkPulse can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a DarkPulse stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify [•] in writing before the special meeting that you have revoked your proxy; or

•	you may attend the special meeting, revoke your proxy, and vote, as indicated above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions about Voting Your Shares

If you are a DarkPulse stockholder and have any questions about how to vote or direct a vote in respect of your shares of DarkPulse Common Stock or DarkPulse Preferred Stock, you may call (800) 436-1436, or by emailing [•].

Appraisal Rights

Holders of DarkPulse Common Stock and Preferred Stock have appraisal or dissent rights in connection with the proposed Business Combination under the DGCL. The discussion below is not a complete summary regarding DarkPulse stockholders’ appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached as Annex E in this proxy statement/prospectus. Stockholders intending to exercise appraisal rights should carefully review Annex E. Failure to follow precisely any of the statutory procedures set forth in Annex E may result in a termination or waiver of these rights. This summary does not constitute legal or other advice, nor does it constitute a recommendation that DarkPulse stockholders exercise their appraisal rights under Delaware law.

Under Section 262, where a merger is adopted by stockholders by written consent in lieu of a meeting of stockholders pursuant to Section 228 of the DGCL, either the constituent corporation before the effective date of such merger or the surviving corporation, within ten days after the effective date of such merger, must notify each stockholder of the constituent corporation entitled to appraisal rights of the approval of such merger, the effective date of such merger and that appraisal rights are available.

If the merger is completed, within ten days after the effective date of the merger, DarkPulse will notify its stockholders that the merger has been approved, the effective date of the merger and that appraisal rights are available to any stockholder who has not approved the merger. Holders of shares of DarkPulse capital stock who desire to exercise their appraisal rights must deliver a written demand for appraisal to DarkPulse within 20 days after the date of mailing of that notice, and that stockholder must not have delivered a written consent approving the merger. A demand for appraisal must reasonably inform DarkPulse of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of the shares of DarkPulse capital stock held by such stockholder. Failure to deliver a written consent approving the merger will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. All demands for appraisal should be addressed to DarkPulse, Inc., 815 Walker St., Suite 1155, Houston, Texas 77002, Attention: Dennis O’Leary, and should be executed by, or on behalf of, the record holder of shares of DarkPulse capital stock.

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ALL DEMANDS MUST BE RECEIVED BY DARKPULSE WITHIN 20 DAYS AFTER THE DATE DARKPULSE MAILS A NOTICE TO ITS STOCKHOLDERS NOTIFYING THEM THAT THE MERGER HAS BEEN APPROVED, THE EFFECTIVE DATE OF THE MERGER AND THAT APPRAISAL RIGHTS ARE AVAILABLE TO ANY STOCKHOLDER WHO HAS NOT APPROVED THE MERGER.

If you fail to deliver a written demand for appraisal within the time period specified above, you will be entitled to receive the merger consideration for your shares of DarkPulse capital stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of DarkPulse capital stock.

To be effective, a demand for appraisal by a holder of shares of DarkPulse capital stock must be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to DarkPulse. The beneficial owner must, in these cases, have the registered owner, such as a broker, bank or other custodian, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a custodian for others, may exercise the record owner’s right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. In addition, the stockholder must continuously hold the shares of record from the date of making the demand through the effective time.

If you hold your shares of DarkPulse capital stock in a brokerage account or in other custodian form and you wish to exercise appraisal rights, you should consult with your bank, broker or other custodian to determine the appropriate procedures for the making of a demand for appraisal by the custodian.

At any time within 60 days after the effective time, any stockholder who has demanded an appraisal, but has neither commenced an appraisal proceeding or joined an appraisal proceeding as a named party, has the right to withdraw such stockholder’s demand and accept the terms of the merger by delivering a written withdrawal to DarkPulse. If, following a demand for appraisal, you have withdrawn your demand for appraisal in accordance with Section 262, you will have the right to receive the merger consideration for your shares of DarkPulse capital stock.

Within 120 days after the effective date of the merger, any stockholder who has delivered a demand for appraisal in accordance with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of these shares. This written statement will be mailed to the requesting stockholder within ten days after the stockholder’s written request is received by the surviving corporation or within ten days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective date of the merger, either the surviving corporation or any stockholder who has delivered a demand for appraisal in accordance with Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of the petition must be made upon the surviving corporation. The surviving corporation has no obligation to file a petition in the Delaware Court of Chancery in the event there are dissenting stockholders, and DarkPulse, which is expected to be the surviving corporation, has no present intent to file a petition in the Delaware Court of Chancery. Accordingly, the failure of a stockholder to file a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

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If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares, the Delaware Court of Chancery will appraise the “fair value” of the shares owned by those stockholders. This value will be exclusive of any element of value arising from the accomplishment or expectation of the merger, but may include a fair rate of interest, if any, upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of the value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by the holders of the certificates representing those shares. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares subject to appraisal as determined by the Delaware Court of Chancery and (ii) interest theretofore accrued, unless paid at that time.

In determining fair value, and, if applicable, a fair rate of interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that this exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses. Any stockholder who had demanded appraisal rights will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the merger consideration for shares of his or her DarkPulse capital stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time may only be made with the written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the court.

Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of appraisal rights. In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

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Proxy Solicitation

DarkPulse is not engaging a proxy solicitor to solicit proxies on behalf of the DarkPulse. DarkPulse and its directors, officers, and employees may solicit proxies in person, by telephone or by other electronic means. This solicitation is being made by mail but also may be made by telephone or in person. DarkPulse will file with the SEC all scripts and other electronic communications as proxy soliciting materials. DarkPulse will bear the cost of the solicitation.

DarkPulse will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. DarkPulse will reimburse them for their reasonable expenses.

DarkPulse Stockholders

As of the date of this proxy statement/prospectus, there are [•] shares of DarkPulse Common Stock issued and outstanding, 100 shares of DarkPulse Series A Preferred Stock issued and outstanding and [•] shares of DarkPulse Series D Preferred Stock issued and outstanding.

DARKPULSE PROPOSAL — THE DARKPULSE BUSINESS COMBINATION PROPOSAL

Overview

At the DarkPulse Special Meeting, DarkPulse’s stockholders will be asked to approve the cancellation of DarkPulse Common Stock pursuant to the Merger Agreement and the change of control resulting therefrom.

It is anticipated that upon completion of the Business Combination, the existing DarkPulse stockholders will own approximately [•]% of the Combined Company, GSD’s public stockholders (other than PIPE Investors) will own approximately [•]% of the Combined Company, the DarkPulse CEO is expected to hold approximately [•]% of the Combined Company, the PIPE Investors will own approximately [•]% of the Combined Company, and the Representative will own approximately [•]% of the Combined Company.

The ownership percentage with respect to the Combined Company does not take into account (i) the redemption of any public Class A Common Shares by GSD’s public stockholders (other than the redemptions recently completed in connection with the Extension Amendment), (ii) the issuance of any additional shares upon the closing of the Business Combination under the Incentive Plan, or the shares issuable to noteholders of DarkPulse under the Merger Agreement. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by GSD’s stockholders in the Combined Company will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Background of the Merger

See “GSD Proposal 1 — The GSD Business Combination Proposal — Background of the Merger” for background of the Business Combination.

Recommendations of the DarkPulse Board

As described under “Background of the Merger” above, the DarkPulse Board, in evaluating the Merger, consulted with DarkPulse’s management and financial and legal advisors. In reaching its unanimous decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, DarkPulse’s Board considered a range of factors, including, but not limited to, the factors discussed below. DarkPulse’s Board viewed its decision as being based on all of the information available and the factors presented to and considered by it.

This explanation of DarkPulse’s reasons for the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements”.

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DarkPulse’s Board considered a number of factors pertaining to the Merger as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following:

•	The implied valuation of DarkPulse’s Common Stock in the Merger; and

•	The assets, including the balance of GSD’s Trust Account, and stockholder base of GSD.

In connection with the Merger, DarkPulse’s management reviewed and compared, using publicly available information, certain current and historical financial information for GSD, as well as the projected financial information of GSD described below under “GSD Projected Financial Information”.

DarkPulse’s Board also considered a variety of uncertainties and risk and other potentially negative factors concerning the Merger including the risk factors associated with GSD, as described in the section entitled “Risk Factors” appearing elsewhere in this document.

The above discussion of the material factors considered by DarkPulse’s board of directors is not intended to be exhaustive but does set forth the principal factors considered by DarkPulse’s board of directors.

The Merger Agreement

See “GSD Proposal 1 — The GSD Business Combination Proposal — The Merger Agreement” for a detailed summary of the Merger Agreement.

Relationship with EF Hutton

On February 15, 2022, DarkPulse entered into a Letter of Engagement with EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”), pursuant to which EF Hutton was engaged as act as lead underwriter, deal manager and investment banker for the proposed firm commitment public offering and uplisting. The engagement was to end on the earlier of (i) 12 months from the date of this engagement, or (ii) the final closing, if any, of the offering (the “Engagement Period”); provided, however, that (i) DarkPulse could terminate the engagement on or after the 270th day following the date of the engagement upon 30 days prior written notice to EF Hutton, and (ii) EF Hutton could terminate the engagement on or after the 120th day following the date of the engagement upon 30 days prior written notice to DarkPulse. DarkPulse paid to EF Hutton $25,000 pursuant to the engagement and the engagement has since been terminated.

Interests of Certain Persons in the Business Combination

Certain of DarkPulse’ executive officers and certain non-employee directors have interests in the Business Combination that are different from, or in addition to, the interest of DarkPulse stockholders generally. These interests include the continued service of certain directors of DarkPulse as directors of the Combined Company and the indemnification of former DarkPulse directors and officers by the Combined Company.

In addition, certain of DarkPulse’ current executive officers and directors have financial interests in the Business Combination that are different from, or in addition to, the interests of DarkPulse’ stockholders.

Required Vote; Recommendation of DarkPulse Board

The affirmative vote of the holders of a majority of the shares of DarkPulse Common Stock and DarkPulse Preferred Stock outstanding on the record date for the DarkPulse Special Meeting is required to approve the cancellation of the DarkPulse Common Stock and the issuance of GSD Common Stock pursuant to the Merger Agreement and the Merger.

THE DARKPULSE BOARD UNANIMOUSLY RECOMMENDS THAT DARKPULSE STOCKHOLDERS VOTE “FOR” THE CANCELLATION OF DARKPULSE COMMON STOCK IN CONNECTION WITH THE MERGER AGREEMENT AND THE MERGER.

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THE GSD SPECIAL MEETING

General

GSD is furnishing this joint proxy statement/prospectus to the GSD stockholders as part of the solicitation of proxies by GSD’s board of directors for use at the GSD Special Meeting to be held on [•], 2023 and at any adjournment or postponement thereof. This joint proxy statement/prospectus is first being furnished to GSD stockholders on or about [•], 2023 in connection with the vote on the GSD Proposals. This joint proxy statement/prospectus provides you with the information you need to know to be able to vote or instruct your vote to be cast at the GSD Special Meeting.

Date, Time and Place

The GSD Special Meeting will be held at [•] [•].m., Eastern Time, on [•], 2023 and conducted at [•], or such other date, time and place to which such meeting may be adjourned or postponed, for the purposes set forth in the accompanying notice.

GSD Special Meeting Registration

To register for the meeting, please follow these instructions as applicable to the nature of your ownership of GSD Class A Common Shares.

If your shares are registered in your name with Continental and you wish to attend the meeting, go to https://www.cstproxy.com/gsd/2023, enter the control number you received on your proxy card and click on the “Click here” to preregister for the online meeting link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to participate in the GSD Special Meeting.

Beneficial stockholders who wish to participate in the meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and email a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who email a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the online-only meeting. After contacting Continental a beneficial holder will receive an email prior to the meeting with a link and instructions for entering the GSD Special Meeting. Beneficial stockholders should contact Continental at least five business days prior to the meeting date.

Accessing the GSD Special Meeting

You will need your control number for access. If you do not have your control number, contact Continental at the phone number or email address below. Beneficial investors who hold shares through a bank, broker or other intermediary, will need to contact them and obtain a legal proxy. Once you have your legal proxy, contact Continental to have a control number generated. Continental contact information is as follows: Continental Stock Transfer & Trust Company at 917-262-2373, or email proxy@continentalstock.com.

Record Date; Who is Entitled to Vote

GSD has fixed the close of business on [•], 2023, as the record date for determining those GSD stockholders entitled to notice of and to vote at the GSD Special Meeting. As of the close of business on [•], 2023, there were [•] GSD Class A Common Shares issued and outstanding and entitled to vote, of which [•] are public GSD Class A Common Shares, [•] are founder shares held by the Initial Stockholders, [•] are representative shares held by the Representative, and [•] are GSD Class B Common Shares. Each holder of GSD Class A Common Shares is entitled to one vote per share on each GSD Proposal. If your shares are held in “street name,” you should contact your broker, bank or other nominee to ensure that shares held beneficially by you are voted in accordance with your instructions.

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In addition, as of the close of business on [•], 2023, there were [•] GSD Class B Common Shares issued and outstanding and entitled to vote, all of which were held by the Sponsor, which represents [•]% of the votes of GSD.

In connection with GSD’s IPO, GSD entered into certain letter agreements pursuant to which the Original Sponsor agreed to vote any shares owned by them in favor of GSD’s initial business combination. That agreement was assumed by the Sponsor.

Quorum and Required Vote for Stockholder Proposals

A quorum of GSD stockholders is necessary to hold a valid meeting. A quorum will be present at the GSD Special Meeting if, at the commencement of the meeting, there are present in person or by proxy GSD stockholders representing not less than a majority of the votes of the GSD Class A Common Shares entitled to vote on the resolutions to be considered at the meeting. Abstentions and by proxy will count as present for the purposes of establishing a quorum but broker non-votes will not.

Approval of the GSD Business Combination Proposal, the GSD Incentive Plan Proposal, the GSD Certificate of Amendment Proposal, the GSD Nasdaq Merger Proposal, the GSD Nasdaq PIPE Proposal, and the GSD Adjournment Proposal, will each require the affirmative vote of a majority of the votes cast on each proposal. Approval of the Directors Proposal will require the plurality of votes cast.

The approval of the GSD Business Combination Proposal is a condition to the consummation of the Business Combination. If the GSD Business Combination Proposal is not approved, the Business Combination will not take place.

Voting Your Shares

Each GSD Class A Common Share or GSD Class B Common Share that you own in your name entitles you to one vote on each Proposal for the GSD Special Meeting. Your proxy card shows the number of GSD Class A Common Shares or GSD Class B Common Shares that you own.

There are two ways to ensure that your GSD Class A Common Shares or GSD Class B Common Shares are voted at the GSD Special Meeting:

•	You can vote your shares by signing, dating and returning the enclosed proxy card in the pre-paid postage envelope provided. If you submit your proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by our board. GSD’s board of directors recommends voting “FOR” each of the Proposals. If you hold your GSD Class A Common Shares or GSD Class B Common Shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided to you by your broker, bank or nominee to ensure that the votes related to the shares you beneficially own are properly represented and voted at the GSD Special Meeting.

•	You can participate in the GSD Special Meeting and vote during the GSD Special Meeting even if you have previously voted by submitting a proxy as described above. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way GSD can be sure that the broker, bank or nominee has not already voted your shares.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF THE GSD BUSINESS COMBINATION PROPOSAL (AS WELL AS THE OTHER PROPOSAL).

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	if you are a record holder, you may notify our proxy solicitor, Alliance Advisors, LLC, in writing before the GSD Special Meeting that you have revoked your proxy; or

•	you may participate in the GSD Special Meeting, revoke your proxy, and vote during the GSD Special Meeting, as indicated above.

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Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your GSD Class A Common Shares or GSD Class B Common Shares, you may contact Alliance Advisors, LLC, GSD’s proxy solicitor as follows:

Alliance Advisors, LLC

200 Broadacres Drive, Suite 300 Bloomfield

New Jersey 07003

Phone: 855-506-0360

Email: GSD@allianceadvisors.com.

No Additional Matters May Be Presented at the GSD Special Meeting

The GSD Special Meeting has been called only to consider the approval of the GSD Business Combination Proposal, the GSD Incentive Plan Proposal, the GSD Certificate of Amendment Proposal, the GSD Nasdaq Merger Proposal, the GSD Nasdaq PIPE Proposal, the Directors Proposal and the GSD Adjournment Proposal. Under our Amended and Restated Certificate of Incorporation, other than procedural matters incident to the conduct of the GSD Special Meeting, no other matters may be considered at the GSD Special Meeting if they are not included in the notice of the GSD Special Meeting.

Approval of the GSD Business Combination Proposal, the GSD Incentive Plan Proposal, the GSD Certificate of Amendment Proposal, the GSD Nasdaq Merger Proposal, the GSD Nasdaq PIPE Proposal, the GSD Directors Proposal and the GSD Adjournment Proposal each requires the affirmative vote of a majority of votes cast on each Proposal. Approval of the Directors Proposal will require the plurality of votes cast.

Redemption Rights

Pursuant to our Amended and Restated Certificate of Incorporation, a holder of GSD Class A Common Shares may demand that GSD redeem such GSD Class A Common Shares for cash in connection with a business combination. You may not elect to redeem your GSD Class A Common Shares prior to the completion of a business combination.

If you are a public GSD stockholder and you seek to have your shares redeemed, you must submit your request in writing that we redeem your GSD Class A Common Shares for cash no later than [•] [•].m., Eastern Time on [•], 2023 (at least two business days before the GSD Special Meeting). The request must be signed by the applicable stockholder in order to validly request redemption. A stockholder is not required to submit a proxy card or vote in order to validly exercise redemption rights. The request must identify the holder of the GSD Class A Common Shares to be redeemed and must be sent to Continental at the following address:

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, New York 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

You must tender the GSD Class A Common Shares for which you are electing redemption at least two business days before the GSD Special Meeting by either:

•	Delivering an instrument of transfer in favor of GSD together with certificates representing the GSD Class A Common Shares to Continental, or

•	Delivering the GSD Class A Common Shares electronically through the DWAC system.

Any corrected or changed written demand of redemption rights must be received by Continental at least two business days before the GSD Special Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to Continental at least two business days prior to the vote at the GSD Special Meeting.

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Public stockholders may seek to have their GSD Class A Common Shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of GSD Class A Common Shares as of the record date for the GSD Special Meeting. Any public stockholder who holds GSD Class A Common Shares on or before [•], 2023 (at least two business days before the GSD Special Meeting) will have the right to demand that his, her or its GSD Class A Common Shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination.

In connection with tendering your shares for redemption, you must elect either to physically tender an instrument of transfer in favor of GSD together with your certificates to Continental or deliver your GSD Class A Common Shares to Continental electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case, at least two business days before the GSD Special Meeting.

If you wish to tender through the DWAC system, please contact your broker and request delivery of your GSD Class A Common Shares through the DWAC system. Delivering GSD Class A Common Shares physically may take significantly longer. In order to obtain a physical certificate, a stockholder’s broker and/or clearing broker, DTC, and Continental will need to act together to facilitate this request. It is GSD’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from Continental. GSD does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical certificate. Stockholders who request physical certificates and wish to redeem may be unable to meet the deadline for tendering their GSD Class A Common Shares before exercising their redemption rights and thus will be unable to redeem their shares.

In the event that a stockholder tenders its GSD Class A Common Shares and decides prior to the consummation of the Business Combination that it does not want to redeem its GSD Class A Common Shares, the stockholder may withdraw the tender. In the event that a stockholder tenders GSD Class A Common Shares and the Business Combination is not completed, these shares will not be redeemed for cash and the physical certificates representing these shares will be returned to the stockholder promptly following the determination that the Business Combination will not be consummated. GSD anticipates that a stockholder who tenders GSD Class A Common Shares for redemption in connection with the vote to approve the Business Combination would receive payment of the redemption price for such shares soon after the completion of the Business Combination.

If properly demanded by GSD’s public stockholders, GSD will redeem each GSD Class A Share into a pro rata portion of the funds available in the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. As of [•], 2023, this would amount to approximately $[•] per share. If you exercise your redemption rights, you will be exchanging your GSD Class A Common Shares for cash and will no longer own the shares.

Notwithstanding the foregoing, a holder of the GSD Class A Common Shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)-(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of the shares.

If too many public stockholders exercise their redemption rights, we may not be able to meet certain closing conditions, and as a result, would not be able to proceed with the Business Combination.

Appraisal Rights

Appraisal rights are not available to stockholders of GSD in connection with the proposed Business Combination.

Proxies and Proxy Solicitation Costs

GSD is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. GSD and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any solicitation made and information provided in such a solicitation will be consistent with the written joint proxy statement/prospectus and proxy card. GSD will bear the cost of solicitation. Alliance Advisors, LLC, a proxy solicitation firm that GSD has engaged to assist it in soliciting proxies, will be paid a fixed fee of approximately $30,000 and be reimbursed out-of-pocket expenses.

GSD will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. GSD will reimburse them for their reasonable expenses.

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GSD PROPOSAL 1 — THE GSD BUSINESS COMBINATION PROPOSAL

GSD is asking its stockholders to approve the Business Combination and the other transactions as set out in the Merger Agreement. GSD’s stockholders should read carefully this joint proxy statement/prospectus in its entirety, including the subsection below titled “The Merger Agreement,” for more detailed information concerning the Business Combination and the terms and conditions of the Merger Agreement. GSD also urges stockholders to read carefully the Merger Agreement in its entirety before voting on this proposal. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus.

The Merger Agreement

The terms and conditions of the Business Combination are contained in the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. You are encouraged to read the Merger Agreement carefully and, in its entirety, as it is the primary legal document that governs the Business Combination.

On December 14, 2022, DarkPulse, entered into the Merger Agreement with GSD and the Merger Sub. The Merger Agreement provides that, subject to satisfaction of certain conditions discussed below, Merger Sub will merge with and into DarkPulse (the “Merger”), and each share of Merger Sub will be converted into one share of DarkPulse, and the shares of DarkPulse issued and outstanding immediately prior to the effective time of the Business Combination will be converted into the right to receive the GSD Common Shares. Additionally, the Combined Company will register certain of its securities for public trading on the Nasdaq Stock Market.

Business Combination Consideration

Upon the terms and subject to the conditions set forth in the Merger Agreement, upon consummation of the Business Combination, the shares of DarkPulse issued and outstanding as of immediately prior to the Business Combination are being valued based on a pre-Merger consolidated equity value of the DarkPulse of $116,518,357.65.

In accordance with the terms and subject to the conditions of the Merger Agreement:

•	each GSD Class A Share and each GSD Class B Share that is issued and outstanding immediately prior to the Merger will become one share of common stock, par value $0.0001 per share, of GSD;

•	each share of DarkPulse Common Stock issued and outstanding as of immediately prior to the Merger will be automatically canceled and extinguished and converted into the right to receive that number of GSD Common Shares equal to the Merger Consideration (as described below);

•	each share of capital stock of the Merger Sub issued and outstanding immediately prior to the Merger will be automatically cancelled and extinguished and converted into one share of DarkPulse Common Stock;

•	each share of DarkPulse Common Stock held immediately prior to the Merger by DarkPulse as treasury stock will be automatically canceled and extinguished with no consideration paid; and

•	each Dissenting Share of DarkPulse will be entitled to rely on such rights as are granted by the Delaware General Corporation Law, subject to certain conditions set forth in the Merger Agreement and in accordance with applicable law.

Treatment of DarkPulse Securities

The “Merger Consideration” will be calculated as follows:

Pursuant to the Merger Agreement, “Merger Consideration,” as with respect to each outstanding share of DarkPulse Common Stock, is defined as a number of shares of GSD Common Shares equal to the Exchange Ratio.

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“Exchange Ratio” is defined as (a) the Equity Value Per Share, divided by (b) the GSD Share Value.

“Equity Value Per share” is defined as (a) the Equity Value, divided by (b) the Fully Diluted Company Capitalization.

“GSD Share Value” is defined as $10.00.

“Equity Value” is defined as $116,518,357.65.

“Fully Diluted Company Capitalization” is defined as the sum of the aggregate number of shares of DarkPulse Common Stock outstanding as of immediately prior to the Merger, determined on an as-converted basis (including, for the avoidance of doubt, the number of shares of DarkPulse Common Stock issuable upon conversion of a share of DarkPulse Preferred Stock based on the then applicable conversion ratio.

Representations and Warranties

The Merger Agreement contains representations and warranties by DarkPulse and GSD that are customary for transactions similar to the Business Combination.

DarkPulse made representations and warranties relating to, among other things, (a) organization and qualification, (b) capitalization, (c) authority, (d) filings with the SEC, (e) internal control and quotation, (f) financial statements and undisclosed liabilities, (g) consents and requisite governmental approvals and no violations, (h) permits, (i) material contracts, (j) absence of changes, (k) litigation, (l) compliance with applicable law, (m) employee benefit plans, (n) environmental matters, (o) intellectual property, (p) labor matters, (q) insurance, (r) tax matters, (s) brokers, (t) real and personal property, (u) transactions with affiliates, (v) data privacy and security, (w) compliance with international trade and anti-corruption laws, (x) information supplied, (y) warranties and product liability, and (z) investigation and no other representations.

GSD made representations and warranties relating to, among other things, (a) organization and qualification, (b) authority, (c) consents and requisite governmental approvals and no violations, (d) brokers, (e) information supplied, (f) capitalization, (g) filings with the SEC, (h) trust account, (i) transactions with affiliates, (j) litigation, (k) compliance with applicable law, (l) business activities, (m) internal controls, listings, and financial statements, (n) undisclosed liabilities, (o) tax matters, (p) investigation and other representations, (q) employees and employee benefit plans, (r) properties, and (s) compliance with international trade and anti-corruption laws.

The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the Business Combination, but their accuracy forms the basis of some of the conditions to the obligations of DarkPulse, Merger Sub, and GSD to complete the Business Combination.

Covenants of DarkPulse

From and after the date of the Merger Agreement until the earlier of the Closing or the termination of the Merger Agreement DarkPulse has made the following covenants:

•	DarkPulse will operate its business in the ordinary course in all material respects;

•	DarkPulse use commercially reasonable efforts to maintain and preserve intact in all material respects its business organization, assets, Permits (as defined in the Merger Agreement), properties and material business relations;

•	DarkPulse will not declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities (as defined in the Merger Agreement) of DarkPulse or repurchase any outstanding Equity Securities of DarkPulse, other than dividends or distributions, declared, set aside or paid by any of DarkPulse’s subsidiaries to DarkPulse or any subsidiary that is, directly or indirectly, wholly owned by DarkPulse;

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•	DarkPulse will not merge, consolidate, combine or amalgamate with any Person (as defined in the Merger Agreement) or purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security (as defined in the Merger Agreement) in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division;

•	DarkPulse will not adopt any amendments, supplements, restatements or modifications to its Governing Documents (as defined in the Merger Agreement);

•	DarkPulse will not transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien (as defined in the Merger Agreement), any of its Equity Securities (as defined in the Merger Agreement) or any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any DarkPulse to issue, deliver or sell any of its Equity Securities;

•	DarkPulse will not sell, exclusively license, abandon, permit to lapse, assign or transfer any material Company Parties Owned Intellectual Property (as defined in the Merger Agreement);

•	DarkPulse will not incur, create or assume any Indebtedness (as defined in the Merger Agreement), other than ordinary course trade payables unless provided prior written approval from GSD;

•	DarkPulse will not make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person (as defined in the Merger Agreement), other than intercompany loans or capital contributions between DarkPulse and any of its Subsidiaries (as defined in the Merger Agreement) and the reimbursement of expenses of employees in the ordinary course of business;

•	DarkPulse will not, except as required under the terms of any Employee Benefit Plan (as defined in the Merger Agreement), in the ordinary course of business consistent with past practice or as required by applicable Law (as defined in the Merger Agreement), amend, modify, adopt, enter into or terminate any material Employee Benefit Plan or any material benefit or compensation plan, policy, program or Contract (as defined in the Merger Agreement) that would be an Employee Benefit Plan if in effect as of the date of the Merger Agreement, increase the compensation or benefits payable to any current or former director, manager, officer, employee, or Contingent Worker (as defined in the Merger Agreement) earning annual compensation in excess of $150,000, or increase the aggregate annual compensation or benefits payable to any other current or former director, manager, officer, employee, or Contingent Worker to be greater than $85,000, take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, or Contingent Worker, take any action to accelerate the vesting of any securities, waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider, pay any special bonus or special remuneration to any director, officer or employee, terminate or furlough the employment of any director, officer, management-level or key employee, or enter into a settlement agreement with any current or former director, officer, or employee without first providing two days written notice to GSD;

•	DarkPulse will not make, change or revoke any material election concerning Taxes (as defined in the Merger Agreement), claim any reserve that may cause a material income inclusion in any Tax period after Closing;

•	DarkPulse will not enter into any settlement, conciliation or similar Contract (as defined in the Merger Agreement) the performance of which would involve the payment in excess of $500,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on DarkPulse (or GSD or any of its Affiliates (as defined in the Merger Agreement) after the Closing);

•	DarkPulse will not authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction;

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•	DarkPulse will not change its methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

•	DarkPulse will not enter into any Contract (as defined in the Merger Agreement) with any broker, finder, investment banker or other Person (as defined in the Merger Agreement) under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement without first providing two days written notice to GSD;

•	DarkPulse will not make any Change of Control Payment (as defined in the Merger Agreement);

•	DarkPulse will not amend, modify or terminate any Material Contract (as defined in the Merger Agreement) (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms), waive any material benefit or right under any Material Contract, or enter into any Contract (as defined in the Merger Agreement); and

•	DarkPulse will not terminate or fail to timely renew, or otherwise take any act or omission that would impair the continued maintenance or renewal of, any Permit (as defined in the Merger Agreement) required for the operation of the business as it is currently conducted.

Notwithstanding the covenants made by DarkPulse, nothing set forth in the Merger Agreement will give GSD, directly or indirectly, the right to control or direct the operations DarkPulse prior to the Closing; and nothing in the Merger Agreement will prohibit DarkPulse from issuing securities from time to time in one or more tranches pursuant to the Equity Financing Agreement, dated May 27, 2022 (the “Equity Line”), with GHS Investments LLC, and convertible promissory notes, up to a maximum aggregate amount of issuances of $6,000,000 plus the remaining amount under the Equity Line (the “Cap”), and in each instance, the proceeds thereof to be used solely for working capital and operational purposes. If the Closing does not occur by January 31, 2023, the Cap will be increased by $500,000 per month until such time as the earlier of the Closing or the expiration or termination of the Merger Agreement.

Conditions to Closing

Under the Merger Agreement, the obligations of the parties to consummate the Merger are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, without limitation: (i) the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder relating to the Business Combination having expired or been terminated and any other required regulatory approvals applicable to the transactions contemplated by the Merger Agreement having been obtained and remaining in full force and effect; (ii) all the DarkPulse’s Preferred Stock being converted to Common Stock prior to Closing; (iii) no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by Merger Agreement being in effect; (iv) the registration statement on Form S-4 containing the joint proxy statement/prospectus to be filed by DarkPulse relating to the Merger Agreement and the Merger becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by SEC and remaining in effect with respect to the Registration Statement, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending; (v) GSD’s initial listing application with Nasdaq in connection with the Business Combination having been approved; (vi) GSD’s Board consisting of the number of directors, and comprising the individuals, determined pursuant to the Merger Agreement; (vii) the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the requisite vote of the DarkPulse’s stockholders); (viii) the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the requisite vote of GSD’s stockholders; (ix) after giving effect to the transactions contemplated (including the PIPE Financing), GSD having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Closing; (x) the absence of a Company Material Adverse Effect (as defined in the Merger Agreement) since the date of the Merger Agreement that is continuing, and (xi) the absence of a GSD Material Adverse Effect (as defined in the Merger Agreement) since the date of the Merger Agreement that is continuing.

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Termination

The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, without limitation, (i) by the mutual written consent of GSD and DarkPulse; (ii) by GSD, subject to certain exceptions, if any of the representations or warranties made by DarkPulse are not true and correct or if DarkPulse fails to perform any of its covenants or agreements under the Merger Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of GSD could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (A) 30 days after written notice thereof, and (B) August 9, 2023 (the “Termination Date”); (iii) by DarkPulse, subject to certain exceptions, if any of the representations or warranties made by GSD are not true and correct or if GSD fails to perform any of its covenants or agreements under the Merger Agreement (including an obligation to consummate the Closing) such that the condition to the obligations of DarkPulse could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (A) 30 days after written notice thereof, and (B) the Termination Date; (iv) by either GSD or DarkPulse, if the Closing does not occur on or prior to the Termination Date, unless the breach of any covenants or obligations under the Merger Agreement by the party seeking to terminate proximately caused the failure to consummate the transactions contemplated by the Merger Agreement; (v) by either GSD or DarkPulse, if (A) any governmental entity has issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order or other action shall have become final and non-appealable; or (B) if the required DarkPulse or GSD stockholder consent is not obtained; (vi) by GSD, if (A) DarkPulse does not deliver, or cause to be delivered to GSD a Transaction Support Agreement duly executed by certain DarkPulse stockholders or (B) DarkPulse stockholders meeting has been held, has concluded, DarkPulse stockholders have duly voted, and DarkPulse stockholder approval was not obtained; (vii) by GSD should DarkPulse not deposit into the Trust Account in a timely manner the funds necessary to extend the period for GSD to complete an initial business combination for an additional period of six months from February 9, 2023, in accordance with, and as required pursuant to, the Merger Agreement; and (viii) by GSD should: (A) Nasdaq not approve the initial listing application for the combined company with Nasdaq in connection with the Business Combination; (B) the combined company not have satisfied all applicable initial listing requirements of Nasdaq; or (C) the common stock of the combined company not have been approved for listing on Nasdaq prior to the Closing.

Certain Related Agreements

Stockholder Support Agreement

Concurrently with the execution of the Merger Agreement, Dennis O’Leary, the holder of the Company’s Series A Preferred Stock, entered into a Support Agreement with GSD, pursuant to which he agreed, among other things, (a) to vote all of the shares of DarkPulse beneficially owned by himself (which vote may be done by executing a written consent) in favor of the adoption of the Merger Agreement and the approval of the Business Combination, and (b) not to engage in any transactions involving the securities of GSD prior to the Closing.

Background of the Business Combination

Global System Dynamics, Inc. (formerly Gladstone Acquisition Corporation) is a blank check company that was incorporated in January 2021 as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (an “Initial Business Combination”).

While GSD may pursue an acquisition opportunity in any business, industry, sector or geographical location, GSD initially focused on industries that complemented its initial management team’s background, which was in the farming and agricultural sectors, including farming related operations and businesses that support the farming industry, where GSD’s previous management team had extensive experience.

GSD’s initial sponsor was Gladstone Sponsor, LLC, a Delaware limited liability company (the “Initial Sponsor”).

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On January 25, 2021, the Initial Sponsor paid $25,000, or approximately $0.009 per share, to cover certain offering costs in consideration for 2,875,000 shares of GSD Class B Common Stock, par value $0.0001. Up to 375,000 shares of GSD Class B Common Stock were subject to forfeiture to the extent that the over-allotment option was not exercised in full by the underwriters. The forfeiture would be adjusted to the extent that the over-allotment option was not exercised in full by the underwriters so that the GSD Class B Common Stock would represent 20% of GSD’s issued and outstanding stock after GSD’s IPO.

A registration statement for GSD’s IPO was declared effective on August 4, 2021 (the "IPO Effective Date"). On August 9, 2021, GSD consummated its IPO of 10,000,000 units (each, a "GSD Unit" and collectively, the "GSD Units") at $10.00 per GSD Unit and the sale of 4,200,000 warrants (the "GSD Private Warrants") at a price of $1.00 per GSD Private Warrant in a private placement to the Initial Sponsor that closed simultaneously with the IPO. Each GSD Unit consists of one share of GSD Class A Common Stock, par value $0.0001 per share (the "GSD Class A Common Stock" or "public shares") and one-half of one redeemable warrant (the "GSD Public Warrants"). Each whole GSD Public Warrant entitles the holder thereof to purchase one share of GSD Class A Common Stock at a price of $11.50 per share, subject to adjustment. Only whole warrants are exercisable. On August 18, 2021, the underwriters partially exercised their over-allotment option and purchased an additional 492,480 GSD Units, generating an aggregate of gross proceeds of $4,924,800.

Simultaneously with the exercise of the underwriters' over-allotment option, the Initial Sponsor purchased an additional 98,496 GSD Private Warrants, generating aggregate gross proceeds of $98,496. On September 18, 2021 the underwriters' over-allotment option expired and as a result 251,880 shares of GSD Class B Common Stock were forfeited, resulting in outstanding GSD Class B Common Stock of 2,623,120 shares.

As payment for services, the underwriters received 209,850 shares of GSD Class A Common Stock worth approximately $10.00 per share (the "GSD Representative Shares"). Transaction costs related to the IPO and partial over-allotment exercise amounted to $6,265,859 consisting of $3,672,368 of deferred underwriting commissions, $2,098,500 of fair value of the GSD Representative Shares and $494,991 of other cash offering costs, which were allocated among GSD Class A Common Stock subject to possible redemption, the GSD Public Warrants and GSD Private Warrants, and stockholders' deficit.

GSD has broad discretion with respect to the specific application of the net proceeds of the IPO and the GSD Private Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating an Initial Business Combination. There is no assurance that GSD will be able to complete an Initial Business Combination successfully. GSD must complete one or more Initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions) at the time of the agreement to enter into the Initial Business Combination. However, GSD will only complete an Initial Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act").

Following the closing of the IPO on August 9, 2021 and the partial over-allotment exercise on August 18, 2021, $107,023,296 ($10.20 per GSD Unit) from the net proceeds sold in the IPO and over-allotment, including a portion of the proceeds of the sale of the GSD Private Warrants, was deposited in a trust account (the "Trust Account") which is being invested only in U.S. government securities, with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to GSD to pay its tax obligations, the proceeds from the IPO will not be released from the Trust Account until the earliest to occur of: (a) the completion of GSD’s Initial Business Combination, (b) the redemption of any public shares properly submitted in connection with a stockholder vote to amend GSD’s Amended and Restated Certificate of Incorporation to (i) modify the substance or timing of GSD’s obligation to provide for the redemption of its public stock in connection with an Initial Business Combination or to redeem 100% of its public stock if GSD does not complete its Initial Business Combination within 18 months from the closing of the IPO or (ii) with respect to any other material provisions relating to stockholders' rights or pre-Initial Business Combination activity, and (c) the redemption of GSD’s public shares if GSD is unable to complete its Initial Business Combination within 18 months from the closing of the IPO, subject to applicable law.

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GSD will provide its public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the Initial Business Combination either (i) in connection with a stockholder meeting called to approve the Initial Business Combination or (ii) by means of a tender offer. The decision as to whether GSD will seek stockholder approval of a proposed Initial Business Combination or conduct a tender offer will be made by GSD, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially approximately $10.20 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to GSD to pay its tax obligations).

The GSD Class A Common Stock subject to redemption was recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 480, "Distinguishing Liabilities from Equity." In such case, GSD will proceed with a Business Combination if GSD’s Class A Common Stock are not a “penny share” upon such consummation of a Business Combination and, if GSD seeks stockholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

If a stockholder vote is not required by law and GSD does not decide to hold a stockholder vote for business or other legal reasons, GSD will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination.

If, however, stockholder approval of the transactions is required by law, or GSD decides to obtain stockholder approval for business or legal reasons, GSD will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their GSD Public Shares irrespective of whether they vote for or against the proposed transaction, whether they participate in or abstain from voting or whether they were a stockholder on the record date for the stockholder meeting held to approve the proposed transaction.

Notwithstanding the foregoing redemption rights, if the Company seeks stockholder approval of its Initial Business Combination and GSD does not conduct redemptions in connection with its Initial Business Combination pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a "group" (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in the IPO, without GSD’s prior consent. The Initial Sponsor, officers and directors (the "Initial Stockholders") have agreed not to propose any amendment to the Amended and Restated Certificate of Incorporation (a) that would modify the substance or timing of GSD’s obligation to provide for the redemption of its public shares in connection with an Initial Business Combination or to redeem 100% of the public shares if GSD does not complete its Initial Business Combination within 18 months from the closing of the IPO (the "Combination Period") or (b) with respect to any other material provisions relating to stockholders' rights or pre-Initial Business Combination activity, unless GSD provides its public stockholders with the opportunity to redeem their GSD Class A Common Stock shares in conjunction with any such amendment.

If GSD is unable to complete its Initial Business Combination within the Combination Period, GSD will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to GSD for taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding GSD Public Shares, which redemption will completely extinguish public stockholders' rights as stockholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of GSD's remaining stockholders and GSDs board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to GSD's obligations under the law of the state of Delaware to provide for claims of creditors and the requirements of other applicable law.

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GSD’s Initial Stockholders, as well as holders of GSD Representative Shares, agreed to waive their rights to liquidating distributions from the Trust Account with respect to any GSD Class B Common Stock and GSD Class A Common Stock, respectively, held by them if GSD fails to complete its Initial Business Combination within the Combination Period. However, if the Initial Stockholders acquire public shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if GSD fails to complete a Business Combination during the Combination Period.

Certain members of GSD’s prior management team have spent significant portions of their careers working with businesses in the farming and agricultural sectors, including farming related operations and businesses that support the farming industry, and have developed a wide network of professional services contacts and business relationships in that industry. The members of GSD’s prior board of directors also have significant executive management and public company experience with farming and agricultural related companies and brought additional relationships that further broadened GSD’s industry network.

GSD’s prior Sponsor (a subsidiary of The Gladstone Companies, Inc., or “TGCI”) drew upon the management expertise of employees of another of TGCI’s subsidiaries to identify potential targets. That subsidiary, Gladstone Management Corporation, had a team assigned to identify, acquire and manage farmland assets on behalf of a company that it advises, Gladstone Land Corporation (a publicly-traded farmland REIT) (“Land”). Since Land is restricted by REIT rules from owning operating assets, the investment hypothesis relating to the original formation of GSD was that the Sponsor could draw on the expertise of the Land team in identifying businesses in farming and agricultural sectors, including farming related operations and businesses that support the farming industry, that would be potential investment targets for GLEE which Land was not itself interested in owning.

Over the period from the closing of the IPO in August 2021 until GSD’s Sponsor sold its interests in GSD to DarkPulse in October 2022, the team met at least weekly and evaluated over 50 potential target companies. The challenge was finding companies that fit the overall criteria including:

1.       fitting the farm and farming-related asset criteria we were targeting;

2.       having a fair value in excess of the initial business combination minimum requirement of $82 million (80% of the IPO amount);

3.       having a management team with the desire and ability to run a public company; and,

4.       being ready (or able to get ready in short order) to meet the SEC’s merger prospectus requirements of such as having two years of audited financial statements.

GSD conducted due diligence to varying degrees on the potential targets, including review of the business’ management, balance sheet, valuation, business model, stockholders, and historical and projected financials, in each case to the extent made available, among other diligence reviews. Following such reviews, and at various points in time, GSD decided to discontinue discussions with the potential targets other than DarkPulse, for one or several reasons, including preparedness for the public markets, growth potential, total addressable market, end market focus, capital requirements, market position, defensibility of business strategy, valuation, and industry trends among other reasons.

On October 12, 2022 (the “Purchase Closing Date”), GSD entered into and closed a Purchase Agreement (the “Purchase Agreement”) with the Initial Sponsor, and DarkPulse, pursuant to which DarkPulse purchased from the Initial Sponsor 2,623,120 shares of GSD Class B Common Stock of GSD, and 4,298,496 GSD Private Placement Warrants for an aggregate purchase price of $1,500,000 (the “Purchase Price”).

In addition to the payment of the Purchase Price, DarkPulse also assumed the following obligations: (i) responsibility for all of GSD’s public company reporting obligations, (ii) the right to provide an extension payment and extend the deadline of GSD to complete an initial business combination from 15 months from August 9, 2021 to 18 months for an additional $1,150,000, and (iii) all other obligations and liabilities of the Initial Sponsor related to GSD.

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Pursuant to the Purchase Agreement, DarkPulse replaced GSD’s current directors and officers with directors and officers of GSD selected in its sole discretion. In connection with the closing of the Purchase Agreement, GSD changed its name to “Global Systems Dynamics, Inc.”

In addition to the Purchase Agreement, DarkPulse also entered into the Assignment, Assumption, Release and Waiver of the Letter Agreement pursuant to which the Initial Sponsor and each of the parties to the Letter Agreement (defined below) agreed that all rights, interests and obligations of the Initial Sponsor under the Letter Agreement (as defined below) were assigned to DarkPulse and that the Initial Sponsor will have no further rights, interests or obligations under the Letter Agreement as of the Purchase Closing Date.

The letter agreement dated August 4, 2021 (the “Letter Agreement”), was by and among the Initial Sponsor, et. al., and delivered to GSD in accordance with an Underwriting Agreement, dated August 4, 2021 (the “Underwriting Agreement”), entered into by and among GSD and EF Hutton, division of Benchmark Investments, LLC, as representative of the underwriters.

Finally, in addition to the Purchase Agreement, DarkPulse entered into the Joinder to the Registration Rights Agreement pursuant to which DarkPulse agreed to become a party to the Registration Rights Agreement dated as of August 4, 2021 by and among GSD, the Initial Sponsor, et. al.

The Purchase Agreement contains customary representations and warranties of the parties, including, among others, with respect to corporate organization, corporate authority, and compliance with applicable laws. The representations and warranties of each party set forth in the Agreement were made solely for the benefit of the other parties to the Purchase Agreement, and investors are not third-party beneficiaries of the Purchase Agreement. In addition, such representations and warranties (a) are subject to materiality and other qualifications contained in the Purchase Agreement, which may differ from what may be viewed as material by investors, (b) were made only as of the date of the Purchase Agreement or such other date as is specified in the Purchase Agreement and (c) may have been included in the Purchase Agreement for the purpose of allocating risk between the parties rather than establishing matters as facts. Accordingly, the Purchase Agreement is included with this filing only to provide investors with information regarding the terms of the Purchase Agreement, and not to provide investors with any other factual information regarding any of the parties or their respective businesses.

On October 12, 2022, in connection with the Purchase Agreement, GSD and the Initial Sponsor terminated the administrative support agreement dated August 4, 2021.

On October 12, 2022, GSD entered into a letter agreement (the “Support Agreement”) with DarkPulse that commenced on the date the Initial Sponsor sold all of its securities in GSD in connection with the aforementioned Purchase Agreement. Under the Sponsor Agreement, DarkPulse will make available, or cause to be made available, to GSD, at 815 Walker Street, Suite 114, Houston, Texas 77002 (or any successor location of Darkpulse), certain office space, utilities and secretarial and administrative support as may be reasonably required by GSD. In exchange, GSD will pay DarkPulse $10,000 per month.

Further, under the Support Agreement, DarkPulse agreed to waive any and all claims to seek payment of any amounts due to it out of the Trust Account established for the benefit of the public stockholders of GSD.

GSD has entered into agreements with its officers and directors to provide contractual indemnification in addition to the indemnification provided for in GSD’s Amended and Restated Certificate of Incorporation. GSD’s Bylaws also permit it to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. GSD has directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures GSD against its obligations to indemnify its officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against GSD’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit GSD and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent GSD pays the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

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GSD believes that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

On October 12, 2022, David Gladstone, Terry L. Brubaker, Paul W. Adelgren, Michela A. English, John H. Outland, Anthony W. Parker, and Walter H. Wilkinson, Jr. tendered their resignations as officers and directors of GSD, Michael Malesardi, Michael LiCalsi, Bill Frisbie and Bill Reiman resigned as officers of GSD, and Geoff Mullins, Wayne Bale, and John Bartrum were appointed as members of the Board of Directors of GSD. Finally, Rick Iler was appointed as Principal Executive Officer, Chief Financial Officer and Secretary of GSD.

GSD already has an audit committee and a compensation committee. On October 12, 2022, GSD’s board of directors formed its nominating and corporate governance committee. The nominating and corporate governance committee acts under a written charter, which more specifically sets forth its responsibilities and duties, as well as requirements for the nominating and corporate governance committee’s composition and meetings. The nominating and corporate governance committee charter, along with the charters for the other committees, is available on GSD’s website www. gsd.xyz.com.

The nominating and corporate governance committee’s responsibilities, which are discussed in detail in its charter, include the responsibility to:

▪	Develop qualifications and criteria for selecting and evaluating directors and nominees;
▪	Consider and propose director nominees;
▪	Make recommendations to the Board regarding Board compensation;
▪	Make recommendations to the Board regarding Board committee memberships;
▪	Develop and recommend to the Board corporate governance guidelines;
▪	Facilitate an annual assessment of the performance of the Board and each of its standing committees;
▪	Consider the independence of each director and nominee for director; and
▪	Perform other functions or duties deemed appropriate by the Board.

The nominating and governance committee was just formed, and the entire board fulfilled these functions prior.

As a result of recent departures from the board and the new appointments, the committees of the board of directors of GSD currently consists of the following members:

John Bartrum: Chair of nominating and corporate and governance committee, member of audit committee and compensation committee

Wayne Bale: Chair of compensation committee, member of audit committee and nominating and corporate governance committee

Geoff Mullins: Chair of audit committee, member of compensation committee and nominating and corporate governance committee.

Nasdaq listing standards require that a majority of GSD’s board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. GSD’s board of directors has determined that Geoff Mullins, Wayne Bale, and John Bartrum are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules.

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On October 12, 2022, GSD filed with the Secretary of State of the State of Delaware an amendment to its Certificate of Incorporation to change the legal name of GSD from Gladstone Acquisition Corp. to Global Systems Dynamic, Inc.. GSD’s Board of Directors also adopted amended and restated Bylaws of GSD reflecting the name change.

In connection with the Name Change, GSD launched a new corporate website: www.gsd.xyz.

On October 13, 2022, GSD and DarkPulse each issued a press release and filed a Current Report on Form 8-K to announce the Purchase Agreement, change in management, and name Change.

On November 2, 2022, GSD, issued a promissory note (the “GSD Note”) in the aggregate principal amount of $1,150,000 to DarkPulse in connection with the extension of the termination date for the Initial Business Combination from November 9, 2022 to February 9, 2023.

Pursuant to the GSD Notes, DarkPulse has agreed to loan to GSD $1,150,000 and $83,947.13, respectively, to deposit into the Trust Account. The GSD Notes bear no interest and are repayable in full upon the earlier of (i) the date on which GSD consummates its Initial Business Combination, and (ii) the date that the winding up of GSD is effective. At the election of DarkPulse and subject to certain conditions, all of the unpaid principal amount of the GSD Notes may be converted into units of GSD (the “Conversion Units”) upon consummation of the Initial Business Combination with the total Conversion Units so issued shall be equal to: (x) the portion of the principal amount of the GSD Note being converted divided by (y) the conversion price of ten dollars ($10.00), rounded up to the nearest whole number of units.

On November 3, 2022 and February 10, 2023, respectively, GSD issued a press release and filed a Current Report on Form 8-K to announce the GSD Note and the extension of the termination date for the Initial Business Combination.

Soon after the change in GSD’s Board of Directors in October of 2022, the new Board began holding regular Board meetings with key meetings, decision and events identified below. The focus of the Board meetings was due diligence on a potential target company, DarkPulse. The following chronology does not purport to catalogue every conversation or meeting among the Board, but instead is meant to provide a synopsis of events to better understand why the Board approved the Proposed Business Combination.

A meeting was held November 29, 2022, at which the GSD Board discussed the following:

▪	The Board held a lengthy discussion concerning its fiduciary responsibilities in connection with a SPAC company and business combination with a deadline of February 9, 2023, including the due diligence involved in what the prior sponsor and management had already accomplished since inception, due diligence of the current target company under a letter of intent at the time with DarkPulse, Inc., and finally whether another company would provide a better opportunity for stockholders.
▪	The Board discussed the time available to complete a business combination and the legal process and logistics involved in conducting a special meeting of stockholders to consider chether to approve an extension of the deadline to complete a business combination.

Following the discussion on the points above, the GSD Board resolved that management would prepare documents for a potential extension of the deadline to complete a business combination from February 9, 2023 to August 9, 2023 with appropriate considerations as to why an extension is necessary for the Board to consider at its next meeting.

Furthermore, the GSD Board established procedures for conducting due diligence including:

▪	The Board discussed procedurally how to engage in due diligence with respect to what the prior Sponsor and management of the Corporation had already accomplished along with completing a new due diligence checklist for DarkPulse to complete.
▪	The Board resolved that our CFO shall take steps to obtain information on what the prior Sponsor and management had accomplished since inception of GSD to October 12, 2022, the date of the sponsor and management change.

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▪	The Board further resolved that outside counsel shall liaison with counsel for DarkPulse on outstanding due diligence items and to submit questions from the Board and management for follow up pertaining to the information received under the checklist.
▪	The Board further resolved that the entire Board at the next meeting shall consider what additional professionals will be required, including a budget, to complete due diligence.

A meeting was held December 2, 2022, at which the GSD Board discussed the following:

▪	Approval of Board and Chief Financial Officer Compensation.
▪	Examination and approval of GSD expenses and creation of a budget for due diligence.
▪	A review and discussion of due diligence exercised by the previous board and criteria used with regard to past candidates.
▪	Filing a Schedule 14A and holding a special meeting to extend the deadline for a business combination by two three month periods ending on August 9, 2023, with the Sponsor making deposits into the Trust Account at each three month extension.

A meeting was held December 6, 2022, at which the GD Board discussed the following:

▪	The Board discussed developing a set of criteria based on the current farming set of criteria but expanded to include national security industries. The current set of criteria is as follows:

	1.	fitting the farm and farming-related asset criteria we were targeting;
	2.	having a fair value in excess of the initial business combination minimum requirement of $82 million (80% of the IPO amount);
	3.	having a management team with the desire and ability to run a public company; and,
	4.	being ready (or able to get ready in short order) to meet the SEC’s merger prospectus requirements of such as having two years of audited financial statements.

▪	The Board approved developing a set of criteria based on the past farming set of criteria but expanded to include national security industries.
▪	Discussion related to interfacing with DarkPulse on the company’s due diligence requests. Suggestion to invite DarkPulse to attend next meeting to have a presentation of due diligence on matters under the checklist. Also necessary is a timeline of events from counsel to meet the deadline that may be shared with DarkPulse.

A meeting was held December 13, 2022, at which the GSD Board discussed the following:

•	The Board held discussion on the capital structure of DarkPulse, with emphasis on the classes of preferred stock designated and outstanding. The Board worked through questions on the reports for Series A Preferred Stock and Series D Preferred Stock, and was satisfied with the explanations provided by DarkPulse.
•	The Board held discussion on Dennis’ large conversion right under Series A Preferred stock at 25% of the outstanding on an as-diluted basis. The Board felt that the large amount could be a concern. The Board considered Dennis’ contributions to the company and was informed of the litigation involving the Series D Preferred Stock, all of which factors helped to alleviate the concern.
•	The Board held discussion on outstanding litigation and in particular the convertible note litigation. While these actions are a concern, the Board determined that these risks are existing and will be fully disclose as risk factors if the Board presents the deal for stockholder approval.
•	The Board held discussion on DarkPulse’s financials and projections.
•	The Board held discussion on Optilon and its cash drain to the company. GSD’s officer noted that the company is expected to make a turn next year.
•	The Board held a discussion on completing due diligence. A motion was made to conclude due diligence after receiving the various responses and submissions from DarkPulse,

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The Board resolved to conclude due diligence of DarkPulse, to hold a meeting with Benchmark the following day to go over the financial analysis in connection with the fairness opinion, and to consider approving the BCA at the next Board meeting after the review of the financial analysis in connection with the fairness opinion and discussion with Benchmark.

A meeting was held December 14, 2022, at which the GSD Board discussed the following:

•	Representatives of Benchmark reviewed the financial analysis in connection with the fairness opinion and rendered an oral opinion to the GSD Board, subsequently confirmed in writing on the same date by delivery of Benchmark’s written opinion addressed to the GSD Board, to the effect that the consideration to be paid in the Business Combination pursuant to the Merger Agreement, as of that date and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, is fair from a financial point of view to the unaffiliated stockholders of the company.
•	The Board asked questions of the representatives of Benchmark at the meeting about the financial analysis in connection with the fairness opinion. The Board then dismissed Benchmark from the remainder of the meeting.
•	The Board further discussed to the issue of DarkPulse’s financials and projections. The Board held discussion on the IP for DarkPulse, the various agreements, as well as pending agreements and the commercialization of the IP in the market. The Board noted that there has not been challenges to the DarkPulse IP.
•	The Board held discussion on the projections used in the financial analysis in connection with the fairness opinion and discussed pending contracts of DarkPulse and other matters related to financial performance.
•	The Board resolved to accept the fairness opinion, with notes to Benchmark to update the current amount of cash in trust and anticipated transaction expenses in its final analysis.

Also at the December 14, 2022 board meeting, the GSD Board noted that it is empowered with a wide mandate to not only consider the target for a Business Combination, but also whether the proposed terms of the merger are advisable or whether the terms need to be negotiated and/or revised or whether the needs of the stockholders of GSD would be better served by alternative transactions that are available to GSD.

The Board held discussion on past efforts of the prior sponsor and management team to secure a Business Combination with a company in the farming industry, with many candidates interviewed and considered. The Board noted its change to the criteria used to locate a suitable merger candidate to include the farming industry and the national security industry, with DarkPulse engaged in business operations designed to serve both industries. The Board reviewed a timeline prepared by counsel to effectuate a Business Combination and considered proposed SEC rules on SPACS to complete within 24 months. The Board concluded that the plan should be to complete a Business Combination, if warranted, within 24 months from the IPO. The Board noted the time remaining to complete a business combination at February 9, 2023, and decided that it should focus on whether DarkPulse is a suitable candidate as a target that would be in the best interests of stockholders.

The Board and counsel went over the material terms of the Business Combination Agreement by, between, and among the Company, the Merger Sub and DarkPulse, pursuant to which DarkPulse will merge with and into the Merger Sub with DarkPulse as the surviving company and DarkPulse shall become a wholly-owned subsidiary of GSD.

The Board had considered, among other things, the presentations and representations by the officers of the DarkPulse, the review by Benchmark of its financial analysis and fairness opinion, the due diligence conducted by GSD on DarkPulse, the legal memos prepared by counsel, and such other factors as the GSD Board has deemed relevant in connection with making a decision on the matter.

After considering the foregoing and holding a discussion on the terms of the Business Combination Agreement, the GSD Board deemed it to be advisable and in the best interest of the Company and its stockholders to enter into the Business Combination Agreement and to recommend it to stockholders.

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On December 14, 2022 GSD, Merger Sub, and DarkPulse entered into the Merger Agreement.

On December 15, 2022, GSD and DarkPulse each issued a press release and filed a Current Report on Form 8-K to announce the Merger Agreement.

On January 31, 2023, GSD held a Special Meeting of Stockholders to vote on a proposal to approve an amendment to its amended and certificate of incorporation to extend the date by which GSD must consummate a Business Combination up to six times, each by an additional month, for an aggregate of six additional months (i.e. from February 9, 2023 up to August 9, 2023) or such earlier date as determined by the board of directors. The proposal was approved by the GSD stockholders. On January 31, 2023, GSD filed the amendment with the Delaware Secretary of State to extend the date to consummate a business combination. For each month requested by our Sponsor to extend, it shall deposit an amount equal to $0.0625 times the number of public stockholders.

As a result of the proposal to amend the charter to extend the date, GSD stockholders holding 9,149,326 public shares properly exercised their right to redeem their shares (and did not withdraw their redemption) for cash at a redemption price of approximately $10.39 per share, for an aggregate redemption amount of approximately $95,061,497. Following such redemptions, approximately $14,038,481 was left in trust and 1,343,154 Public Shares remain outstanding.

On February 7, 2023, GSD, issued a promissory note (together, with the GSD Note, the “GSD Notes”) in the principal amount of $83,947.13 to DarkPulse in connection with the extension of the termination date for the Initial Business Combination from February 9, 2023 to March 9, 2023.

Opinion of GSD’s Financial Advisor

Benchmark provides investment banking and advisory services to institutions and companies, and its investment banking practice provides valuation services in connection with financings, and mergers and acquisitions for both public and private companies. Pursuant to a letter agreement dated October 31, 2022, GSD retained Benchmark to act as financial advisor to the GSD Board in connection with the Business Combination and to provide a written opinion (the “Benchmark Opinion”) to the GSD Board as to whether the consideration to be paid by GSD in the Business Combination is fair to GSD’s unaffiliated stockholders from a financial point of view. GSD selected Benchmark based on various considerations that included experience with similar transactions, reputation, knowledge of the relevant industry, fee proposal, and relevant qualifications of team members.

On December 14, 2022, Benchmark reviewed its financial analysis and rendered an oral opinion to the GSD Board, subsequently confirmed in writing on the same date by delivery of Benchmark’s written opinion addressed to the GSD Board, to the effect that the consideration to be paid in the Business Combination pursuant to the Merger Agreement, as of that date and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, is fair to GSD’s unaffiliated stockholders from a financial point of view.

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The Benchmark Opinion is addressed to, and is intended for the use, information and benefit of the GSD Board (solely in its capacity as such) and only addressed the fairness, from a financial point of view, of the consideration to be paid by GSD in the Business Combination to GSD’s unaffiliated stockholders as of the date of such opinion and does not address any other aspect or implication of the Business Combination or any other agreement, arrangement, or understanding. The Benchmark Opinion does not address the underlying business decision of GSD to engage in the Business Combination, or the relative merits of the Business Combination as compared to any strategic alternatives that may be available to GSD; nor does it address any legal, regulatory, tax or accounting matters. Benchmark expressed no opinion or view as to any terms or other aspects of the Business Combination, including, without limitation, the form or structure of the Business Combination or any ongoing obligations of the parties pursuant to the Merger Agreement. The Benchmark Opinion addresses only the fairness, from a financial point of view, to the unaffiliated stockholders of GSD as of December 14, 2022, of the consideration to be paid in the Business Combination pursuant to the Merger Agreement.

The Benchmark Opinion was necessarily based on economic, monetary, market, and other conditions as in effect on, and the information made available to Benchmark as of the date of the Benchmark Opinion, and Benchmark assumed no responsibility for updating, revising or reaffirming the Benchmark Opinion based on circumstances, developments or events occurring after the date of the Benchmark Opinion. The issuance of the Benchmark Opinion was approved by its internal fairness opinion review committee. The GSD Board has not obtained nor will obtain an additional updated fairness opinion prior to the Closing, and changes in the operations and prospects of DarkPulse, general market and economic conditions and other factors that may be beyond the control of GSD and DarkPulse, and on which the Benchmark Opinion was based, may alter the value of DarkPulse or the price of GSD’s securities by the time the Business Combination is completed. The Benchmark Opinion does not speak to any date other than the date of such opinion, and as such, the Benchmark Opinion will not address the fairness of the consideration, from a financial point of view, at any date after the date of such opinion, including at the time the Business Combination is completed.

The full text of the written opinion of Benchmark, dated December 14, 2022, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this joint proxy statement/prospectus. The following summary of Benchmark’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Benchmark provided its opinion for the information and assistance of GSD’s board of directors in connection with its consideration of the Business Combination. Benchmark’s opinion was not intended to and does not constitute a recommendation as to how any of GSD’s stockholders should vote or take any action with respect to the Business Combination or any other matter.

In connection with rendering its opinion, Benchmark reviewed and considered such financial and other matters as deemed relevant thereby, including, among other things:

•	a draft of the Merger Agreement provided to Benchmark by GSD, dated December 14, 2022;
•	certain information relating to the historical, current and future operations, financial condition and prospects of DarkPulse, made available to Benchmark by GSD, including historical financial statements filed with the SEC, including the Form 10-K for the fiscal year ended December 31, 2021, and the Form 10-Q for the quarterly period September 30, 2022 and a financial model with projected financials for the quarter ended December 31, 2022 and the calendar years 2023-2025;
•	discussions with certain members of the management of GSD, DarkPulse and certain of GSD’s advisors and representatives regarding the business, operations, financial condition and prospects of DarkPulse, the Business Combination and related matters;
•	a certificate addressed to Benchmark from senior management of GSD which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) on DarkPulse provided to, or discussed with, Benchmark by or on behalf of GSD;
•	the current and historical market prices, trading characteristics and financial performance of the publicly traded securities of certain companies that Benchmark deemed to be relevant; the publicly available financial terms of certain transactions that Benchmark deemed to be relevant; and
•	such other information, economic and market criteria and data, financial studies, analyses and investigations and such other factors as Benchmark deemed relevant.

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In arriving at its opinion, Benchmark relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Benchmark, discussed with or reviewed by Benchmark, or publicly available, and do not assume any responsibility with respect to such data, material and other information. Benchmark relied upon and assumed no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of DarkPulse since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Benchmark that would be material to its analyses or opinion and is no information or facts that would make any of the information reviewed by Benchmark incomplete or misleading. In addition, Benchmark relied upon and assumed that the final form of the Merger Agreement did not differ in any material respect from the latest draft of the Merger Agreement provided to Benchmark as identified above. Benchmark did not make any independent evaluation or appraisal of the assets or liabilities of GSD or DarkPulse nor was Benchmark furnished with any such independent evaluations or appraisals. The Benchmark Opinion was based upon financial, economic, market and other conditions as they existed on, and should be evaluated as of, the date of such opinion.

Benchmark was not requested to, and did not (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Business Combination, the securities, assets, businesses or operations of GSD or DarkPulse or any other party, or any alternatives to the Merger, (b) negotiate the terms of the Business Combination or (c) advise GSD’s board of directors or any other party with respect to alternatives to the Merger.

Financial Analyses

The following is a summary of the material financial analyses performed by Benchmark in connection with the preparation of its fairness opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Benchmark, nor does the order of analyses described represent the relative importance or weight given to those analyses.

The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Benchmark, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Benchmark. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Benchmark. The order in which these analyses are presented below, and the results of those analyses, should not be taken as an indication of the relative importance or weight given to these analyses by Benchmark or the GSD Board. Except as otherwise noted, the following quantitative information, to the extent it is based on market data, is based on market data as it existed on or before December 14, 2022, and is not necessarily indicative of current market conditions. All analyses conducted by Benchmark were going-concern analyses and Benchmark expressed no opinion regarding the liquidation value of any entity.

Benchmark completed a series of financial analyses to derive a range of potential equity values for DarkPulse and calculated the value of the implied post-merger stake of the Company’s non-redeeming unaffiliated stockholders. Benchmark’s financial analysis employed three customary approaches in conducting its analyses and arriving at the Benchmark Opinion, with no particular weight given to any:

•	selected public company analysis;
•	precedent transaction analysis; and
•	discounted cash flow analysis.

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Selected Public Company Analysis

Benchmark performed a selected public company analysis by analyzing the valuation of publicly-listed companies that Benchmark deemed to be relevant for purposes of this analysis based on its professional judgment and experience. Benchmark reviewed publicly available financial and stock market information for publicly-listed companies involved in sensor technology and infrastructure monitoring and security. Benchmark reviewed, among other things, enterprise values (EV) of the selected companies, calculated as equity values based on closing stock prices on December 13, 2022, plus debt, plus preferred stock, plus minority interest, and less cash and cash equivalents, as a multiple of revenue forecasts based on consensus analysts’ estimates for the years 2023 and 2024 and as a multiple of EBITDA (earnings before interest, taxes, depreciation and amortization) for the year 2024. Benchmark’s analysis identified the following 10 companies, which Benchmark deemed comparable to DarkPulse but none of which is identical to DarkPulse:

Benchmark applied the selected public companies’ average forward enterprise value to revenue multiples to DarkPulse’s 2023 and 2024 revenue forecasts provided to it by GSD, and the selected public companies’ average forward enterprise value to EBITDA multiple to DarkPulse’s 2024 EBITDA forecast provided to it by GSD, to estimate enterprise value for DarkPulse, which were then adjusted for DarkPulse’s estimated cash, debt, minority interest and working capital deficit to estimate an equity value for DarkPulse, resulting in an estimated equity value of $102.2 million to $183.0 million.

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Precedent Transaction Analysis

Benchmark performed a precedent transaction analysis by analyzing recent mergers and acquisitions involving companies that it deemed to be relevant for purposes of this analysis based on its professional judgment and experience. Benchmark analyzed the valuation of M&A transactions completed over the last three years involving sensor technology and infrastructure monitoring and security companies. Benchmark reviewed, among other things, the precedent transactions’ implied enterprise value multiples of revenue forecasts for 2023 and 2024 and multiples of EBITDA for 2024, which were obtained by discounting the transactions’ implied enterprise value to revenue and EBITDA over the last twelve months (LTM) by DarkPulse’s estimated discount rate (same as used in the discounted cash flow analysis) by 1 and 2 years to use as 2023 and 2024 multiples, respectively. Benchmark’s analysis identified the following 11 precedent transactions, which we deemed comparable to DarkPulse but none of which is identical to DarkPulse:

Benchmark applied the precedent transactions’ average discounted implied enterprise value to revenue multiples to DarkPulse’s 2023 and 2024 revenue forecasts, provided to it by GSD, and the precedent transactions’ average discounted implied enterprise value to EBITDA multiple to DarkPulse’s 2024 EBITDA forecast, provided to it by GSD, to estimate enterprise value for DarkPulse, which were then adjusted for DarkPulse’s estimated cash, debt, minority interest and working capital deficit to estimate an equity value for DarkPulse, resulting in an estimated equity value of $91.4 million to $223.3 million.

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Discounted Cash Flow Analysis

Benchmark performed a discounted cash flow analysis of DarkPulse to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that DarkPulse was forecasted to generate over the calendar years 2023 through 2025, using the DarkPulse financial forecasts provided to Benchmark by GSD. The analysis included the following key assumptions, among others:

•	Total revenue of $46.1 million in 2023, $124.3 million in 2024 and $254.8 million in 2025, as provided to Benchmark by GSD
•	Net income of ($0.1) million in 2023, $11.3 million in 2024 and $42.4 million in 2025, as provided to Benchmark by GSD
•	Discount rates (WACC or Weighted-Average Cost of Capital) ranging from 15.0% to 19.0%

Benchmark calculated terminal values for DarkPulse by applying terminal multiples of 1.3x and 2.0x to DarkPulse’s 2025 revenue forecast, as provided to Benchmark by GSD, and the terminal multiples were based on the median enterprise value to revenue multiples of the selected public companies. The discounted cash flow analysis resulted in a range of enterprise value estimates for DarkPulse, which was then adjusted for DarkPulse’s estimated cash, debt, minority interest and working capital deficit to estimate an equity value for DarkPulse, resulting in an estimated equity value of $194.9 million to $335.2 million.

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Summary

Based on Benchmark’s analysis of the Business Combination and the average estimated equity values of DarkPulse based on the financial analyses described above, and taking into account the remaining cash in trust at Closing, cash from concurrent PIPE financing, and transaction-related fees and expenses, the proforma equity stake of non-redeeming unaffiliated stockholders of GSD assuming no redemptions is estimated to be approximately 45.9%, which implies an estimated equity value attributable to GSD’s unaffiliated stockholders at the Closing of the Business Combination of between approximately $10.4 and $15.6 per share, and the proforma equity stake of non-redeeming unaffiliated stockholders of GSD assuming 90% redemption is estimated to be approximately 7.8%, which implies an estimated equity value attributable to GSD’s unaffiliated stockholders at the Closing of the Business Combination of between approximately $10.49 and $19.3 per share, compared to an estimated redemption value of $10.37 per share.

Miscellaneous

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, Benchmark considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of GSD and DarkPulse. The estimates of the future performance of DarkPulse in or underlying Benchmark’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Benchmark’s analyses. These analyses were prepared solely as part of Benchmark’s analysis of the fairness, from a financial point of view, of the merger consideration and were provided to the GSD Board in connection with the delivery of the Benchmark Opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Benchmark’s view of the actual value of DarkPulse.

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GSD has agreed to pay Benchmark for their services in connection with the Business Combination an aggregate fee of up to $350,000, of which (a) $150,000 being paid to Benchmark upon the execution of the engagement letter among the parties, (b) $100,000 being paid to Benchmark upon the delivery of the opinion, and (c) an additional $100,000 being paid to Benchmark upon the earlier of (i) the closing of the Business Combination, or (ii) February 28, 2023, which is not contingent upon either the conclusion expressed in the Benchmark Opinion or on the consummation of the Business Combination. GSD has also agreed to indemnify Benchmark against certain potential liabilities in connection with Benchmark’s services in rendering the Benchmark Opinion and to reimburse Benchmark for certain of its expenses, if any, incurred in connection with Benchmark’s engagement with GSD. Over the last two years, Benchmark has not provided any other services to GSD or DarkPulse for which Benchmark received compensation. Benchmark may seek to provide other financial advisory or investment banking services to GSD, DarkPulse and/or their affiliates and other participants in the Business Combination in the future for which Benchmark may receive compensation, although as of the date of the Benchmark Opinion, there was no agreement to do so nor any mutual understanding that such services were contemplated.

Benchmark comprises a research, sales and trading, and investment banking firm engaged in securities, commodities and derivatives trading and other broker activities, as well as providing financing and financial advisory services and other commercial services to a wide range of companies and individuals. In the ordinary course of its business, Benchmark may have actively traded the equity or debt securities of GSD or DarkPulse and may continue to actively trade such securities for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments. In addition, certain individuals who are employees of, or are affiliated with, Benchmark may have in the past and may currently be stockholders of GSD or DarkPulse.

Recommendations of the DarkPulse Board

As described under “Background of the Merger” above, the DarkPulse Board, in evaluating the Merger, consulted with DarkPulse’s management and financial and legal advisors. In reaching its unanimous decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, DarkPulse’s Board considered a range of factors, including, but not limited to, the factors discussed herein. DarkPulse’s Board viewed its decision as being based on all of the information available and the factors presented to and considered by it.

This explanation of DarkPulse’s reasons for the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

DarkPulse’s Board considered a number of factors pertaining to the Merger as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following:

•	The implied valuation of DarkPulse’s Common Stock in the Merger; and

•	The assets, including the balance of GSD’s Trust Account, and stockholder base of GSD.

In connection with the Merger, DarkPulse’s management reviewed and compared, using publicly available information, certain current and historical financial information for GSD, as well as the projected financial information of GSD described below under “GSD Projected Financial Information.”

DarkPulse’s Board also considered a variety of uncertainties and risk and other potentially negative factors concerning the Merger including the risk factors associated with GSD, as described in the section entitled “Risk Factors” appearing elsewhere in this document.

The above discussion of the material factors considered by DarkPulse’s board of directors is not intended to be exhaustive but does set forth the principal factors considered by DarkPulse’s board of directors

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Interests of Certain Persons in the Business Combination

With respect to GSD’s executive officers and directors, these interests include, among other things:

•	the fact that our Sponsor holds 2,623,120 shares of Class B Common Stock and 4,298,496 Private Placement Warrants, all of which will may be worthless if we liquidate instead of complete a Business Combination;

•	The fact that our Sponsor also holds a convertible promissory note in the principal amount of $1,150,000 and will likely further loan money to our company for working capital purposes, all of which may be worthless if we liquidate instead of complete a Business Combination;

•	The fact that our Sponsor is also the target for acquisition by our company as a result of Merger Agreement. The Sponsor, as the target, has an interest in completing the Business Combination as its stockholders stand to benefit from the merger consideration as well seeing that the equity it owns in our company, and the deposits made to the Trust Account, including recently to extend the date of the business combination to February 9, 2023 and March 9, 2023, respectively, are put to use in the Business Combination, and not liquidated in a winding up of our company;

•	The fact that our Chief Executive Officer, before becoming an officer for our company, worked for the Sponsor as a financial consultant and was paid a monthly salary. He was involved in the preparation of the financial statements of the Sponsor/Target that we undertook due diligence on, in his capacity as our Chief Executive Officer; and

•	the fact that, if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.20 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such a third party or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

•	At the special meeting of stockholders on January 31, 2023, GSD’s stockholders approved an Extension Amendment Proposal, giving GSD the right to extend the Combination Period six times for an additional one month each time by depositing into the Trust Account $0.0625 per public share remaining after redemptions in connection with the approval for each one-month extension, up to August 9, 2023. GSD may extend the Combination Period up to August 9, 2023, by its Sponsor depositing into the Trust Account for the benefit of the public stockholders $83,947.13 for each one month extension (or an aggregate of $503,682.78 if the Combination Period is extended six times) in interest-free loans for the full extension of the Combination Period on an as-needed basis. Since these loans will become payable only after Closing of the Business Combination, GSD’s Sponsor will lose repayment of the aggregate $1,653,682.78 loan if the Business Combination is not completed after the full 6-month extension. No funds from the Trust Account would be used to repay such loans in the event of GSD’s liquidation.

•	The anticipated continuation of Dennis O’Leary, Dr. Anthony Brown, and Carl Eckel, members of DarkPulse’s board of directors, as directors of DarkPulse following the Merger and Dennis O’Leary, Joseph Catalino (currently DarkPulse’s Chief Strategy Officer) as directors of GSD following the Merger, which will not happen if GSD liquidates.

In light of the foregoing, the Sponsor and GSD’s directors and executive officers will receive material benefits from the completion of the Business Combination and may be incentivized to complete the Business Combination with DarkPulse rather than liquidate even if (i) DarkPulse is a less favorable target company or (ii) the terms of the Business Combination are less favorable to stockholders. As a result, the Sponsor and GSD’s directors and officers may have interests in the completion of the Business Combination that are materially different than, and may conflict with, the interests of other stockholders.

GSD’s Board was aware of and considered these interests and facts, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to GSD’s stockholders that they approve the Business Combination. Except as disclosed above, there are no material interests in the Business Combination held by the Sponsor or GSD’s officers and directors, including fiduciary or contractual obligations to other entities as well as any interest in, or affiliation with, DarkPulse.

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Total Shares of DarkPulse Common Stock Outstanding Upon Consummation of the Business Combination

It is anticipated that upon completion of the Business Combination, the existing DarkPulse stockholders will own approximately [•]% of the Combined Company, GSD’s public stockholders (other than PIPE Investors) will own approximately [•]% of the Combined Company, the DarkPulse CEO is expected to hold approximately [•]% of the Combined Company, the PIPE Investors will own approximately [•]% of the Combined Company, and the Representative will own approximately [•]% of the Combined Company.

The ownership percentage with respect to the Combined Company does not take into account (i) the redemption of any public Class A Common Shares by GSD’s public stockholders (other than the redemptions recently completed in connection with the Extension Amendment), (ii) the issuance of any additional shares upon the closing of the Business Combination under the Incentive Plan, or the shares issuable to noteholders of DarkPulse under the Merger Agreement. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by GSD’s stockholders in the Combined Company will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The following summarizes the pro forma ownership of the DarkPulse stockholders and the GSD public stockholders in GSD’s Common Stock following the Business Combination under the no redemption and maximum redemption scenarios, as well as scenarios assuming 25%, 50% and 75% redemption respectively (future shares issued under equity compensation plans and existing DarkPulse convertible notes are not included in any of the scenarios below):

	Scenario 1 Assuming No Redemptions		Scenario 2 Assuming 25% Redemptions
Equity Capitalization Summary	Shares	%	Shares	%
DarkPulse Stockholders	11,651,836	89.66%	11,651,836	92.04%
GSD Public Stockholders(1)	1,343,154	10.34%	1,007,366	7.96%
Total common stock	12,994,990	100.0%	12,659,201	100.0%

	Scenario 3 Assuming 50% Redemptions		Scenario 2 Assuming 75% Redemptions
Equity Capitalization Summary	Shares	%	Shares	%
DarkPulse Stockholders	11,651,836	94.55%	11,651,836	97.20%
GSD Public Stockholders(1)	671,577	5.45%	335,789	2.80%
Total common stock	12,323,413	100.0%	11,987,624	100.0%

	Scenario 5 Assuming Maximum Redemptions
Equity Capitalization Summary	Shares	%
DarkPulse Stockholders	11,651,836	100%
GSD Public Stockholders(1)	0	0%
Total common stock	11,651,836	100.0%
____________

(1)	Under Scenario 5, assumes redemptions of 1,343,154 GSD Class A Common Shares for aggregate redemption payments of $14,038,481 million using a per-share redemption price of $[•]. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Basis of Pro Forma Information” for more information. Scenarios 2, 3, and 4 assume redemptions of 25%, 50% and 75% of such amount, respectively.

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Anticipated Accounting Treatment

The Business Combination will be accounted for as a “reverse recapitalization,” with no goodwill or other intangible assets recorded, in accordance with GAAP. A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the Combined Company represent the continuation of the financial statements of DarkPulse, with the Business Combination treated as the equivalent of GSD issuing stock for the net assets of DarkPulse, accompanied by a recapitalization.

Under this method of accounting, GSD will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, DarkPulse will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of GSD (i.e. a capital transaction involving the issuance of stock by DarkPulse for the stock of GSD). Accordingly, the consolidated assets, liabilities and results of operations of GSD will become the historical financial statements of the Combined Company, and DarkPulse’s assets, liabilities and results of operations will be consolidated with GSD’s beginning on the acquisition date. Operations prior to the Business Combination will be presented as those of DarkPulse in future reports. The net assets of GSD will be recognized at carrying value, with no goodwill or other intangible assets recorded.

Appraisal Rights and Dissenter Rights

Holders of GSD Common Shares are not entitled to dissenter rights under the DGCL.

Redemption Rights

Pursuant to GSD’s Amended and Restated Certificate of Incorporation, holders of public GSD Class A Common Shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding public GSD Class A Common Shares. As of [•], 2023, this would have amounted to approximately $[•] per share.

You will be entitled to receive cash for any public GSD Class A Common Shares to be redeemed only if you:

(i) (a) hold public GSD Class A Common Shares, or

(b) hold public GSD Class A Common Shares through public GSD Units and you elect to separate your public GSD Units into the underlying public GSD Class A Common Shares prior to exercising your redemption rights with respect to the shares; and

(ii) prior to [•] p.m., Eastern time, on [•], 2023, (a) submit a written request to Continental that GSD redeem your public GSD Class A Common Shares for cash and (b) deliver your public GSD Class A Common Shares to Continental, physically or electronically through DTC.

Holders of outstanding GSD Units must separate the underlying public GSD Class A Common Shares prior to exercising redemption rights with respect to the shares. If the GSD Units are registered in a holder’s own name, the holder must deliver the certificate for its GSD Units to Continental, with written instructions to separate the GSD Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the public GSD Class A Common Shares from the GSD Units.

If a holder exercises its redemption rights, then such holder will be exchanging its public GSD Class A Common Shares for cash and will no longer own securities of the Combined Company. Such a holder will be entitled to receive cash for its public GSD Class A Common Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Continental in accordance with the procedures described herein. Please see the section titled “The GSD Special Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your public GSD Class A Common Shares for cash.

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Vote Required for Approval

Approval of this GSD Business Combination Proposal is a condition to the consummation of the Business Combination. If this Business Combination Proposal is not approved, the Business Combination will not take place. This GSD Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if holders of at least a majority of the shares voted are voted “FOR” the GSD Business Combination Proposal.

Pursuant to the Letter Agreement, the Initial Stockholders holding an aggregate of [•] GSD Class A Common Shares (or [•]% of the outstanding shares) have agreed to vote their respective shares (including GSD Class A Common Shares included in the GSD Private Units) in favor of each of the Proposals. As a result, only [•] GSD Class A Common Shares held by the public stockholders will need to be present in person or by proxy to satisfy the quorum requirement for the GSD Special Meeting. In addition, as the vote to approve the GSD Business Combination Proposal is a majority of the votes cast at a meeting at which a quorum is present, assuming only the minimum number of shares of Common Stock to constitute a quorum is present, only [•] GSD Class A Common Shares, or approximately [•]% of the outstanding GSD Class A Common Shares held by the public stockholders must vote in favor of the GSD Business Combination Proposal for it to be approved.

Board Recommendation

OUR BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE GSD BUSINESS COMBINATION PROPOSAL 1.

GSD PROPOSAL 2 — THE GSD INCENTIVE PLAN PROPOSAL

Overview

Assuming the GSD Business Combination Proposal is approved, GSD is seeking stockholder approval of the GSD, Inc. 2023 Equity Incentive Plan (the “Incentive Plan”). GSD’s Board intends to adopt the Incentive Plan, subject to approval from the stockholders of GSD. GSD’s Board has determined that it is in the best interests of the combined company to adopt the Incentive Plan, and is asking the stockholders of GSD to approve the Incentive Plan. If approved, the Incentive Plan will become effective at the effective time of the Merger, and the combined company may grant additional equity awards pursuant to the Incentive Plan following the effective time of the Merger.

GSD’s Board believes that the combined company must offer a competitive equity incentive program if it is to successfully attract and retain the best possible candidates for positions of substantial responsibility within the combined company. GSD’s board of directors expects that the Incentive Plan will be an important factor in attracting, retaining and rewarding high caliber employees who are essential to the combined company’s success and in providing incentive to these individuals to promote the success of the combined company. If the Incentive Plan is not approved by GSD stockholders, the combined company will be unable to make equity grants to its employees, consultants and directors, and will therefore be at a significant competitive disadvantage in attracting, retaining and motivating talented individuals who will contribute to its success.

The Incentive Plan provides for [•] shares of GSD Common Stock available for issuance under the Incentive Plan.

A summary of the principal features of the Incentive Plan is provided below. This summary is qualified by reference to the complete text of the Incentive Plan, a copy of which is attached to this proxy statement/prospectus/information statement as Annex D. All stockholders are encouraged to read the Incentive Plan in its entirety for a more complete description of its terms.

All awards under the Incentive Plan may be granted to individuals who are then GSD’s officers, directors, employees or consultants.

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Best Practices

The Incentive Plan includes a number of features that will reinforce the alignment between the interests of participants in the Incentive Plan and those of the combined company’s stockholders. These provisions include, but are not limited to, the following:

•	No Discounted Options or SARs. Stock options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

•	No Evergreen Provision. The Incentive Plan does not contain an “evergreen” feature that automatically increases the number of shares available for issuance pursuant to awards. Therefore, GSD must obtain stockholder approval each time it desires to authorize additional shares for awards.

•	No Transferability. No award may be transferred, assigned, pledged or encumbered by a participant except pursuant to the laws of descent and distribution or as approved by the Compensation Committee for estate planning or charitable purposes.

•	No Automatic Grants. The Incentive Plan does not provide for “reload” or other automatic grants to participants.

•	No Tax Gross-Ups. The Incentive Plan does not provide for any tax gross-ups to participants.

General

Under the Incentive Plan, GSD may grant awards with respect to its Common Stock to employees and consultants of the combined company and its subsidiaries, as well as non-employee members of any board of directors or board of managers of the combined company or of its subsidiaries. Awards may consist of restricted stock, restricted stock units, stock options, stock appreciation rights and other stock-based awards. Each award will be governed by the provisions of the Incentive Plan and the applicable award agreement. The Incentive Plan is not qualified under Section 401(a) of the Code and is not subject to the Employee Retirement Income Security Act of 1974, as amended. The Incentive Plan will become effective upon the closing of the Merger, subject to its approval by GSD’s stockholders.

Purpose

The purpose of the Incentive Plan is to attract, retain and motivate employees, officers, directors, consultants, agents, advisors and independent contractors of GSD and its subsidiaries by providing them the opportunity to acquire a proprietary interest in GSD and to align their interests and efforts to the long-term interests of GSD’s stockholders.

Administration

The Incentive Plan is administered by GSD’s Board, which has the power, subject to the terms of the Incentive Plan and applicable law, to: (i) select the employees, consultants and non-employee directors who will receive awards pursuant to the Incentive Plan; (ii) determine the type or types of awards to be granted to each participant; (iii) determine the number of shares of Common Stock to which an award will relate, (iv) determine the terms and conditions of any award granted under the Incentive Plan; (v) approve the forms of notice or agreement for use under the Incentive Plan; (vi) determine whether, to what extent and under what circumstances awards may be settled in cash, shares of GSD Common Stock or other property or canceled or suspended; (vii) interpret and administer the Incentive Plan and any instrument evidencing an award, notice or agreement executed or entered into under the Incentive Plan; (viii) establish such rules and regulations as it shall deem appropriate for the proper administration of the Incentive Plan; (ix) delegate ministerial duties to such of GSD’s employees as it so determines; and (viii) make all other determinations and take other actions as it may deem necessary or advisable for the administration of the Incentive Plan.

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Eligibility

All of GSD’s employees and consultants, all employees and consultants of GSD’s subsidiaries, and all non-employee members of GSD’s board of directors and those of GSD’s subsidiaries are eligible to receive awards under the Incentive Plan.

Shares Available Under the Incentive Plan

If this Incentive Plan Proposal is approved by GSD’s stockholders, [•] shares of GSD Common Stock will be available for grant pursuant to awards under the Incentive Plan.

Awards — Generally

Awards may be granted on the terms and conditions described below. In addition, the Board may impose on any award or the settlement or exercise thereof, at the date of grant or thereafter, such additional terms and conditions, not inconsistent with the provisions of the Incentive Plan, as the Board may determine, including without limitation terms requiring forfeiture of awards in the event of the termination of service of the participant. Each award will be evidenced by an award agreement that will include additional terms and conditions that may be applicable to such Award.

Awards — Types of Awards

Stock Options. Stock options granted under the Incentive Plan may be either ISOs or non-qualified options. The exercise price of an option shall be determined by the Board, but must be at least 100% of the fair market value of GSD’s Common Stock on the date of the grant; provided that the Board may grant non-qualified options with an exercise price per share of less than the fair market value of GSD’s Common Stock if the option (i) is not “deferred compensation” within the meaning of Section 409A of the Code, or (ii) meets all the requirements for awards that are considered “deferred compensation” under Section 409A of the Code. If the participant owns, directly or indirectly, shares constituting more than 10% of the total combined voting power of all classes of GSD’s stock or the stock of any subsidiary, the exercise price of an incentive stock option must be at least 110% of the fair market value of a share of Common Stock on the date the incentive stock option is granted. Each award of an option shall specify the time or times at which the option may be exercised and any terms and conditions applicable to the option, including (i) a vesting schedule which may be based upon the passage of time, attainment of performance goals, or a combination thereof, (ii) whether the exercise price for an option shall be paid in cash, with shares of Common Stock, with a combination of cash and shares of Common Stock, or with other legal consideration, (iii) the methods of payment, which may include payment through cashless and net exercise arrangements, to the extent permitted by applicable law and (iv) the methods by which, and/or the time at which, shares of Common Stock will be delivered or deemed to be delivered to a participant upon exercise of an option. The term of an option may not exceed ten years from the date of grant (or five years from the date of grant in the case of an incentive stock option granted to a participant who owns, directly or indirectly, shares constituting more than 10% of the total combined voting power of all classes of GSD’s stock or the stock of any subsidiary).

Stock Appreciation Rights. A grant of a SAR entitles the holder to receive, upon exercise of the SAR, the excess of the fair market value of one share of GSD’s Common Stock on the date of exercise over the grant price of the SAR as determined by the Compensation Committee. SARs will be settled either in cash, shares of Common Stock, or a combination of the foregoing. The grant price of a SAR may never be less than 100% of the fair market value of a share of Common Stock on the date of grant. The term of an SAR shall be no greater than ten years from the date of grant.

Stock Awards, Restricted Stock and Restricted Stock Units. With a restricted stock or restricted stock unit award, a participant receives a grant of shares of Common Stock or, in the case of restricted stock units, cash (if set forth in the award instrument), that are subject to certain restrictions, including forfeiture of such stock or cash upon certain events. Unless otherwise provided in an award agreement, during the restriction period, holders of restricted stock will have all the rights of a stockholder with respect to the restricted stock, including, without limitation, the right to receive dividends (whether in cash or additional shares of Common Stock) and to vote shares of restricted stock, provided that any dividends declared on restricted stock shall be subject to the same restrictions as the underlying restricted stock and any cash dividends shall be held by GSD and released to the participant upon the vesting of the underlying restricted stock.

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Other Stock-Based Awards. The Board is authorized, subject to the terms of the Incentive Plan and limitations under applicable law, to grant participants other incentives payable in cash or in shares of GSD Common Stock under the Incentive Plan.

Change in Control and other Corporate Transactions

Unless the Board determines otherwise in the applicable instrument evidencing the award or in a written employment, services or other agreement between the participant and GSD or its applicable subsidiary, in the event of a change of control of GSD, if and to the extent the award is not converted, assumed, substituted for or replaced by the successor company, then such award shall terminate upon effectiveness of the change of control. If and to the extent the successor company converts, assumes, substitutes for or replaces an outstanding award, all vesting restrictions and/or forfeiture provisions shall continue with respect to such award or any shares of the successor company or other consideration that may be received with respect to such Awards. The Board may instead provide in the event of a change of control that a participant’s outstanding awards shall terminate upon or immediately prior to such change of control and that each such participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the acquisition price applicable to the transaction giving rise to the change of control multiplied by the number of shares of GSD Common Stock subject to such outstanding awards (either to the extent then vested and exercisable, or subject to restrictions and/or forfeiture provisions, or whether or not then vested and exercisable, or subject to restrictions and/or forfeiture provisions, as the Board determines) exceeds (B) if applicable, the respective aggregate exercise, grant or purchase price payable with respect to shares of GSD Common Stock subject to such awards.

Termination of Employment or Other Service

Unless otherwise provided in an award agreement, upon a participant’s termination of employment or other service with GSD or its subsidiaries, the unvested portion of such participant’s awards shall cease to vest and shall be forfeited and the vested portion of such participant’s options and SARs shall remain exercisable by the participant or the participant’s beneficiary or legal representative, as the case may be, for a period of (i) three months in the event of a termination by GSD or a subsidiary without cause or in the event of the participant’s disability, or (ii) 12 months in the event of a termination due to death, but in all cases, not beyond the normal expiration date of the option or SAR. All of a participant’s options and SARs, whether or not vested, shall be forfeited immediately upon such participant’s termination by GSD or a subsidiary for cause.

Amendment and Termination

The Incentive Plan has no fixed expiration date. GSD’s Board may amend, alter, suspend, or terminate the Incentive Plan without the consent of stockholders, except that to the extent required by applicable law, regulation or stock exchange rule, the approval of GSD’s stockholders shall be required for any amendment of the Incentive Plan.

Non-U.S. Participants

Without amending the Incentive Plan, awards may be granted to participants who are foreign nationals or are employed or providing services outside the United States or both, on such terms and conditions different from those specified in the Incentive Plan as may, in the judgment of the Board, be necessary or desirable to foster and promote achievement of the purposes of the Incentive Plan. The Board may approve such supplements to, or amendments, restatements or alternative versions of, the Incentive Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Incentive Plan as in effect for any other purpose.

Summary of U.S. Federal Income Tax Consequences

The following discussion is a summary of certain U.S. federal income tax considerations that may be relevant to participants in the Incentive Plan. This discussion is for general informational purposes only and does not purport to address specific federal income tax considerations that might apply to a participant based on his or her particular circumstances, nor does it address state, local or foreign income tax or other tax considerations that may be relevant to a participant.

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PARTICIPANTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR FEDERAL INCOME TAX CONSEQUENCES APPLICABLE TO THEM AS A RESULT OF PARTICIPATING IN THE INCENTIVE PLAN, AS WELL AS WITH RESPECT TO ANY APPLICABLE STATE, LOCAL OR FOREIGN INCOME TAX OR OTHER TAX CONSIDERATIONS.

Incentive Stock Options. Upon the grant of an ISO, the option holder will not recognize any income. In addition, no income for federal income tax purposes will be recognized by an option holder upon the exercise of an ISO if the requirements of the Incentive Plan and the Code are satisfied, including, without limitation, the requirement that the option holder remain employed by the combined company or a subsidiary during the period beginning on the date of grant and ending on the day three months (or, in the case of the option holder’s disability, one year) before the date the option is exercised. If an option holder has not remained an employee of the combined company or a subsidiary during the period beginning on the date of grant of an ISO and ending on the day three months (or one year in the case of the option holder’s disability) before the date the option is exercised, the exercise of such option will be treated as the exercise of a non-qualified option and will have the tax consequences described below in the section entitled “Non-Qualified Options.”

The federal income tax consequences upon a disposition of the shares acquired pursuant to the exercise of an ISO depends upon when the disposition of the shares occurs and the type of such disposition.

•	If the disposition of such shares occurs more than two years after the date of grant of the ISO and more than one year after the date of exercise, any gain or loss recognized upon such disposition will be long-term capital gain or loss and the combined company or a subsidiary, as applicable, will not be entitled to any income tax deduction with respect to such ISO.

•	If the disposition of such shares occurs within two years after the date of grant of the incentive stock option or within one year after the date of exercise, or a disqualifying disposition, the excess, if any, of the amount recognized over the option price will be treated as taxable income to the participant and, subject to Section 162(m) of the Code, the combined company or one of its subsidiaries will be entitled to a deduction equal to the amount of ordinary income recognized by the option holder. The amount of ordinary income recognized by the option holder in a disqualifying disposition (and the corresponding deduction to the combined company or a subsidiary, as applicable) is limited to the lesser of the gain on such sale and the difference between the fair market value of the shares on the date of exercise and the option price. Any gain recognized in excess of this amount will be treated as short-term or long-term capital gain (depending upon whether the shares have been held for more than one year). If the option price exceeds the amount recognized upon such a disposition, the difference will be short-term or long-term capital loss (depending upon whether the shares have been held for more than one year).

If a participant is subject to the Alternative Minimum Tax, or the AMT, the tax consequences to the participant may differ from those described above. Under the AMT, a taxpayer will be required to pay an alternative minimum tax if the taxpayer’s “tentative minimum tax” (as defined in Section 55 of the Code) exceeds his or her regular tax for the year in question. For purposes of calculating the AMT, upon the exercise of an ISO, a taxpayer is required to include in his “alternative minimum taxable income” (as defined in Section 55 of the Code) for the taxable year in which such exercise occurs an amount equal to the amount of income the taxpayer would have recognized if the option had not been an ISO (i.e., the difference between the fair market value of the shares on the date of exercise and the option’s exercise price). As a result, unless the shares acquired upon the exercise of the ISO are disposed of in a taxable transaction in the same year in which such option is exercised, the option holder may incur AMT as a result of the exercise of an ISO.

Except as provided in the paragraph immediately below, if an option holder elects to tender shares in partial or full payment of the option price for shares to be acquired upon the exercise of an ISO, the option holder will not recognize any gain or loss on such tendered shares. No income will be recognized by the option holder with respect to the shares received by the option holder upon the exercise of the ISO if the requirements of the Restated Plan and the Code described above are met. The number of shares received equal to the number of shares surrendered will have a tax basis equal to the tax basis of the surrendered shares. Shares received in excess of the number of shares surrendered will have a tax basis of zero. The holding period of the shares received equal to the number of shares tendered will be the same as such tendered shares’ holding period, and the holding period for the excess shares received will begin on the date of exercise. Solely for purposes of determining whether a disqualifying disposition has occurred with respect to shares received upon exercise of the ISO, all shares are deemed to have a holding period beginning on the date of exercise.

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If an option holder tenders shares that were previously acquired upon the exercise of an ISO in partial or full payment of the option price for shares to be acquired upon the exercise of another ISO, and each such exercise occurs within two years after the date of grant of such ISO or within one year after such shares were transferred to the option holder, the tender of such shares will be a disqualifying disposition with the tax consequences described above regarding disqualifying dispositions. The shares acquired upon such exercise will be treated as shares acquired upon the exercise of an ISO.

If the holding rules described above are not satisfied, gain recognized on the disposition of the shares acquired upon the exercise of an ISO will be characterized as ordinary income, and, subject to Section 162(m) of the Code, the combined company or one of its subsidiaries will be entitled to a corresponding deduction. The amount of such gain will be equal to the difference between the exercise price and the fair market value of the shares at the time of exercise. Special rules may apply to disqualifying dispositions where the amount recognized is less than the value at exercise. Any excess of the amount recognized upon such disposition over the fair market value at exercise will generally be long-term or short-term capital gain depending on the holding period involved. Notwithstanding the foregoing, in the event that the exercise of the option is permitted other than by cash payment of the exercise price, various special tax rules may apply.

Non-Qualified Options. An option holder will not recognize taxable income, and the combined company or a subsidiary, as applicable, is not entitled to a deduction, when a non-qualified option is granted. Upon the exercise of a non-qualified option, an option holder will recognize compensation taxable as ordinary income equal to the excess of the fair market value of the shares received over the option price of the non-qualified option and, subject to Section 162(m) of the Code, the combined company or one of its subsidiaries will be entitled to a corresponding deduction. An option holder’s tax basis in the shares received upon the exercise of a non-qualified option will be equal to the fair market value of such shares on the exercise date, and the option holder’s holding period for such shares will begin at that time. Upon the subsequent sale of the shares received in exercise of a non-qualified option, the option holder will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount recognized in connection with the sale of the shares and the option holder’s tax basis in such shares.

If a non-qualified option is exercised in whole or in part with shares held by the option holder, the option holder will not recognize any gain or loss on such tendered shares. The number of shares received by the option holder upon such an exchange that are equal in number to the number of tendered shares will retain the tax basis and the holding period of the tendered shares for capital gain purposes. The shares received by the option holder in excess of the number of shares used to pay the exercise price of the option will have a basis equal to the fair market value on the date of exercise and their holding period will begin on such date.

Restricted Stock. Upon the grant of an award of restricted stock, the shares are considered to be subject to a substantial risk of forfeiture for federal income tax purposes. If a participant who receives restricted stock does not make the election described below, the participant does not recognize any taxable income upon the receipt of restricted stock and the combined company or a subsidiary, as applicable, is not entitled to a deduction at such time. When the forfeiture restrictions with respect to the restricted stock lapse, the participant will recognize compensation taxable as ordinary income equal to the fair market value of the shares at that time, less any amount paid for the shares and, subject to Section 162(m) of the Code, the combined company or one of its subsidiaries will be entitled to a corresponding deduction. A participant’s tax basis in restricted stock will be equal to the fair market value of such restricted stock when the forfeiture restrictions lapse, and the participant’s holding period for the shares will begin on such date. Upon a subsequent sale of the shares, the participant will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount recognized upon the sale of the shares and the tax basis of the shares in the participant’s hands.

Participants receiving restricted stock may make an election under Section 83(b) of the Code to recognize compensation taxable as ordinary income with respect to the shares when such shares are received rather than at the time the forfeiture restrictions lapse. If the participant makes such an election, subject to Section 162(m) of the Code, the combined company or one of its subsidiaries will be entitled to a corresponding deduction in the year of grant. The amount of such compensation income (and the corresponding deduction) will be equal to the fair market value of the shares when the participant receives them (valued without taking into account restrictions other than restrictions that by their terms will never lapse), less any

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amount paid for the shares. By making a Section 83(b) election, the participant will recognize no additional ordinary compensation income with respect to the shares when the forfeiture restrictions lapse, and will instead recognize short-term or long-term capital gain or loss with respect to the shares when they are sold, depending upon whether the shares have been held for more than one year at the time of sale. The participant’s tax basis in the shares with respect to which a Section 83(b) election is made will be equal to their fair market value when received by the participant, and the participant’s holding period for such shares will begin at that time. If the shares are subsequently forfeited, the participant will not be entitled to a deduction as a result of such forfeiture, but will be entitled to claim a short-term or long-term capital loss (depending upon whether the shares have been held for more than one year at the time of forfeiture) with respect to the shares to the extent of the consideration paid by the participant for such shares.

Generally, during the restriction period, dividends and distributions paid with respect to restricted stock will be treated as compensation taxable as ordinary income (not dividend income) received by the participant, and, subject to Section 162(m) of the Code, the combined company or one of its subsidiaries, as applicable, will receive a corresponding deduction. Dividend payments received with respect to shares of restricted stock for which a Section 83(b) election has been made or which are paid after the restriction period lapses generally will be treated and taxed as dividend income.

Stock Appreciation Rights. A participant will not recognize taxable income, and the combined company or a subsidiary, as applicable, is not entitled to a deduction, upon the grant of a SAR. Upon exercise or settlement of a SAR, a participant will recognize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of the shares received and, subject to Section 162(m) of the Code, the combined company or one of its subsidiaries will be entitled to a corresponding deduction. A participant’s tax basis in shares received upon the exercise of a SAR will be equal to the fair market value of such shares on the exercise date, and the participant’s holding period for such shares will begin at that time. Upon the sale of shares received from the exercise of a SAR, the participant will recognize short-term or long-term capital gain or loss, depending on whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount recognized in connection with the sale of the shares and the participant’s tax basis in the shares.

Restricted Stock Units. A participant will not recognize taxable income upon the grant of RSUs, and the combined company or a subsidiary, as applicable, is not entitled to a deduction upon such grant. When the award is settled and the participant receives cash or shares, the participant will recognize compensation taxable as ordinary income equal to the amount of cash received or the fair market value of the shares at that time (as applicable) and, subject to Section 162(m) of the Code, the combined company or one of its subsidiaries will be entitled to a corresponding deduction. A participant’s tax basis in shares received at the end of a restriction period will be equal to the fair market value of the shares when the participant receives them, and the participant’s holding period will begin on such date. Upon the sale of the shares received upon the settlement of restricted stock, the participant will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount recognized upon the sale of the shares and the tax basis of the shares in the participant’s hands. Dividend equivalents will be taxable to participants upon distribution as compensation, and accordingly, the participant will recognize ordinary income (not dividend income) in such amount and, subject to Section 162(m) of the Code, the combined company or a subsidiary, as applicable, will receive a corresponding deduction. In addition, as discussed below, RSUs may be considered deferred compensation that must comply with the requirements of Section 409A of the Code in order to avoid early income inclusion and tax penalties.

Withholding. Participants will be responsible for making appropriate provision for all taxes required to be withheld in connection with any awards, including taxes relating to the vesting, exercise and transfer of shares pursuant to the Incentive Plan. The combined company or a subsidiary is authorized to withhold from any payment relating to an Award under the Incentive Plan, including from a distribution of Common Stock or any payroll or other payment due to a participant, withholding and other taxes due in connection with any transaction involving an award.

Nonqualified Deferred Compensation. Section 409A of the Code contains certain restrictions on the ability to defer receipt of compensation to future tax years. Any award that provides for the deferral of compensation must comply with Section 409A of the Code or else be subject to further adverse tax consequences. If the requirements of Section 409A of the Code are not met with respect to an award, all amounts deferred under the Incentive Plan during the taxable year and all prior taxable years (to the extent not already included in gross income) will be included in the participant’s taxable income in the later of the year in which such violation occurs or the year in which such amounts are no longer subject to a substantial risk of forfeiture, even if such amounts have not been actually received by the participant. In addition, the violation of Section 409A of the Code will result in an additional tax to the participant of 20% of the deferred amount plus applicable interest computed from the date the award was earned, or if later, the date on which it vested.

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Excess Parachute Payments. If the vesting or payment of an award made to a “disqualified individual” (as defined in Section 280G of the Code) occurs in connection with a change in control of the combined company, such vesting or payment, either alone or when combined with other compensation payments which such disqualified individual is entitled to receive, may result in an “excess parachute payment” (as defined in Section 280G of the Code). Section 4999 of the Code generally imposes a 20% excise tax on the amount of any such “excess parachute payment” received by such “disqualified individual” and Section 280G of the Code would prevent the combined company or a subsidiary or affiliate, as applicable, from deducting such “excess parachute payment.”

Vote Required

The approval of the Incentive Plan Proposal requires the affirmative vote “FOR” of a majority of the votes cast in person or by proxy and entitled to vote thereon at the special meeting, assuming that a quorum is present. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal.

The Incentive Plan Proposal is conditioned upon the approval of the Business Combination Proposal and completion of the Merger.

Recommendation of the GSD Board

THE GSD BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

GSD PROPOSAL 3 — THE GSD CERTIFICATE OF AMENDMENT PROPOSAL

Overview

Assuming the GSD Business Combination Agreement is approved, GSD stockholders will be asked to approve the GSD Certificate of Amendment Proposal effecting a change to GSD’s capital structure by removing Class A and B common stock, meaning GSD's capital structure of its common stock will only consist of just GSD Common Stock. Additionally, the Amended and Restated Certificate of Incorporation will remove the requirement to dissolve GSD in the event a Business Combination isn’t consummated before a specified time. This also removes the need for the proceeds from GSD’s initial public offering to be held in the Trust Account until a business combination is consummated or GSD is dissolved.

Reasons for the Certificate of Amendment Proposal

In the judgment of the GSD Board, the GSD Certificate of Amendment Proposal is necessary to address the needs of the Combined Company following the closing. In particular:

•         The share structure of Class A and Class B shares of Common Stock will no longer be desired post-closing as the shares of Class B Common Stock will be cancelled by DarkPulse.

•         The additional changes to the Amended and Restated Certificate of Incorporation, including the deletion of provisions specific to a blank check company, are necessary to adequately address the needs of the Combined Company following the Closing. The elimination of certain provisions related to GSD’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve GSD and allow the Combined Company to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations and the GSD Board believe it is the most appropriate period following the Business Combination. In addition, certain other provisions in the Amended and Restated Certificate of Incorporation require that proceeds from GSD’s initial public offering be held in the Trust Account until a business combination or liquidation of GSD has occurred. These provisions cease to apply once the Business Combination is consummated.

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Vote Required for Approval

The approval of the GSD Certificate of Amendment Proposal requires the affirmative vote “FOR” of a majority of the votes cast in person or by proxy and entitled to vote thereon at the special meeting, assuming that a quorum is present. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal.

The GSD Certificate of Amendment Proposal is conditioned upon the approval of the Business Combination Proposal and completion of the Merger.

Recommendation of the GSD Board

THE GSD BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” APPROVAL OF THE CERTIFICATE OF AMENDMENT PROPOSAL.

GSD PROPOSAL 4 — THE GSD Nasdaq Merger Proposal

Overview

GSD is proposing the Nasdaq Merger Proposal in order to comply with Nasdaq Listing Rules 5635(a) and (b). Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control.

Pursuant to the Merger Agreement, based on DarkPulse’s current capitalization, GSD anticipates that we will issue to the DarkPulse stockholders as consideration in the Business Combination, the merger consideration as follows:

“Merger Consideration,” as with respect to each outstanding share of DarkPulse Common Stock, is defined as a number of shares of GSD Common Shares equal to the Exchange Ratio.

“Exchange Ratio” is defined as (a) the Equity Value Per Share, divided by (b) the GSD Share Value.

“Equity Value Per share” is defined as (a) the Equity Value, divided by (b) the Fully Diluted Company Capitalization.

“GSD Share Value” is defined as $10.00.

“Equity Value” is defined as $116,518,357.65.

“Fully Diluted Company Capitalization” is defined as the sum of the aggregate number of shares of DarkPulse Common Stock outstanding as of immediately prior to the Merger, determined on an as-converted basis (including, for the avoidance of doubt, the number of shares of DarkPulse Common Stock issuable upon conversion of a share of DarkPulse Preferred Stock based on the then applicable conversion ratio.

See the section entitled “Proposal 1: The Business Combination Proposal — The Merger Agreement — Merger Consideration.”

Because the number of shares of common stock GSD anticipates issuing as consideration in the Business Combination (1) will constitute more than 20% of its outstanding common stock and more than 20% of outstanding voting power prior to such issuance and (2) will result in a change of control of GSD, GSD is required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a) and (b).

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Effect of Proposal on Current Stockholders

If the Nasdaq Merger Proposal is adopted, GSD would issue shares representing more than 20% of the outstanding shares of its common stock in connection with the Business Combination and the PIPE Investment. The issuance of such shares would result in significant dilution to the GSD stockholders and would afford such stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of GSD. If the Nasdaq Merger Proposal is adopted, it is anticipated that upon completion of the Business Combination, the existing DarkPulse stockholders will own approximately [•]% of the Combined Company, GSD’s public stockholders (other than PIPE Investors) will own approximately [•]% of the Combined Company, the DarkPulse CEO is expected to hold approximately [•]% of the Combined Company, the PIPE Investors will own approximately [•]% of the Combined Company, and the Representative will own approximately [•]% of the Combined Company.

The ownership percentage with respect to the Combined Company does not take into account (i) the redemption of any public Class A Common Shares by GSD’s public stockholders (other than the redemptions recently completed in connection with the Extension Amendment), (ii) the issuance of any additional shares upon the closing of the Business Combination under the Incentive Plan, or the shares issuable to noteholders of DarkPulse under the Merger Agreement. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by GSD’s stockholders in the Combined Company will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”

If the Nasdaq Merger Proposal is not approved and GSD consummates the Business Combination on its current terms, GSD would be in violation of Nasdaq Listing Rule 5635(a) and (b), which could result in the delisting of GSD securities from the Nasdaq Capital Market. If Nasdaq delists GSD’s securities from trading on its exchange, GSD could face significant material adverse consequences, including:

•        a limited availability of market quotations for GSD securities;

•        reduced liquidity with respect to GSD securities;

•        determination that GSD shares are a “penny stock,” which will require brokers trading in GSD securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for GSD securities;

•        a limited amount of news and analyst coverage for the post-transaction company; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

It is a condition to the obligations of GSD and DarkPulse to close the Business Combination that GSD’s common stock remain listed on the Nasdaq Capital Market. As a result, if the Nasdaq Merger Proposal is not adopted, the Business Combination may not be completed unless this condition is waived.

Vote Required for Approval

Assuming that a quorum is present at the Meeting, the affirmative vote of holders of at least a majority of the issued and outstanding shares of GSD common stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting vote “FOR” the Nasdaq Merger Proposal.

This Proposal is conditioned on the approval of the GSD Business Combination Proposal, the GSD Incentive Plan Proposal, the GSD Certificate of Amendment Proposal, the GSD Nasdaq Merger Proposal, the GSD Nasdaq PIPE Proposal, and the GSD Adjournment Proposal. If any of GSD Business Combination Proposal, the GSD Incentive Plan Proposal, the GSD Certificate of Amendment Proposal, the GSD Nasdaq Merger Proposal, the GSD Nasdaq PIPE Proposal, and the GSD Adjournment Proposal is not approved, unless the condition is waived, Proposal 4 will have no effect even if approved by our stockholders. Because stockholder approval of this Proposal 4 is a condition to completion of the Business Combination under the Merger Agreement, if this Proposal 4 is not approved by our stockholders, the Business Combination will not occur unless GSD and DarkPulse waive the applicable closing condition.

Board Recommendation

GSD’S BOARD RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE NASDAQ MERGER PROPOSAL UNDER PROPOSAL 4.

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GSD PROPOSAL 5 — THE GSD Nasdaq PIPE Proposal

Overview

GSD is proposing the Nasdaq PIPE Proposal in order to comply with Nasdaq Listing Rules 5635(d). Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement, if the number of shares of common stock (or securities convertible into or exercisable for common stock) to be issued equals to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

In connection with the Business Combination, there will be a PIPE Investment consisting of [•].

Because the shares of common stock to be issued or issuable, as applicable, in connection with the PIPE Investment (1) was at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement, and (2) will constitute more than 20% of GSD’s outstanding common stock and more than 20% of outstanding voting power prior to such issuance, GSD is required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rule 5635(d).

Effect of Proposal on Current Stockholders

If the Nasdaq PIPE Proposal is adopted, GSD would issue securities convertible into more than 20% of the outstanding shares of GSD’s common stock in connection with the PIPE Investment. The issuance of such shares would result in significant dilution to the GSD stockholders and would afford such stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of GSD. If the Nasdaq PIPE Proposal is adopted, [•] shares of common stock will be issued in connection with the Equity Financing, and up to a total of [•] shares of common stock will be issuable upon conversion of up to the $[•] million of Debentures and exercise of associated warrants sold in connection with the Debt Financing. As of the date of this joint proxy statement/prospectus, [•] is the lead purchaser and has subscribed for Debentures in the aggregate principal amount of $[•] which is convertible into [•] shares of the Combined Company’s common stock and associated warrants for an additional [•] shares of the common stock.

It is anticipated that upon completion of the Business Combination, the existing DarkPulse stockholders will own approximately [•]% of the Combined Company, GSD’s public stockholders (other than PIPE Investors) will own approximately [•]% of the Combined Company, the DarkPulse CEO is expected to hold approximately [•]% of the Combined Company, the PIPE Investors will own approximately [•]% of the Combined Company, and the Representative will own approximately [•]% of the Combined Company.

The ownership percentage with respect to the Combined Company does not take into account (i) the redemption of any public Class A Common Shares by GSD’s public stockholders (other than the redemptions recently completed in connection with the Extension Amendment), (ii) the issuance of any additional shares upon the closing of the Business Combination under the Incentive Plan, or the shares issuable to noteholders of DarkPulse under the Merger Agreement. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by GSD’s stockholders in the Combined Company will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”

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If the Nasdaq PIPE Proposal is not approved and we consummate the Business Combination on its current terms, GSD would be in violation of Nasdaq Listing Rule 5635(d) which could result in the delisting of its securities from the Nasdaq Capital Market. If Nasdaq delists GSD’s securities from trading on its exchange, we could face significant material adverse consequences, including:

•        a limited availability of market quotations GSD our securities;

•        reduced liquidity with respect to GSD securities;

•        determination that GSD shares are a “penny stock,” which will require brokers trading in GSD securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for GSD securities;

•        a limited amount of news and analyst coverage for the post-transaction company; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

It is a condition to the obligations of GSD and DarkPulse to close the Business Combination that GSD common stock remain listed on the Nasdaq Capital Market. As a result, if the Nasdaq PIPE Proposal is not adopted, the Business Combination may not be completed unless this condition is waived.

Vote Required for Approval

Assuming that a quorum is present at the Meeting, the affirmative vote of holders of at least a majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting vote “FOR” the Nasdaq PIPE Proposal.

This Proposal is conditioned on the approval of the GSD Business Combination Proposal, the GSD Incentive Plan Proposal, the GSD Certificate of Amendment Proposal, the GSD Nasdaq Merger Proposal, the GSD Nasdaq PIPE Proposal, and the GSD Adjournment Proposal. If any of the GSD Business Combination Proposal, the GSD Incentive Plan Proposal, the GSD Certificate of Amendment Proposal, the GSD Nasdaq Merger Proposal, the GSD Nasdaq PIPE Proposal, and the GSD Adjournment Proposal or the Nasdaq Merger Proposal is not approved, unless the condition is waived, Proposal 5 will have no effect even if approved by GSD stockholders. Because stockholder approval of this Proposal 5 is a condition to completion of the Business Combination under the Merger Agreement, if this Proposal 5 is not approved by GSD stockholders, the Business Combination will not occur unless GSD and DarkPulse waive the applicable closing condition.

Board Recommendation

GSD’S BOARD RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE NASDAQ PIPE PROPOSAL UNDER PROPOSAL 5.

GSD PROPOSAL 6— THE DIRECTORS PROPOSAL

Election of Directors

Pursuant to the Merger Agreement, GSD has agreed to take all necessary action, so that effective at the Closing, the entire Board will consist of six individuals, a majority of whom will be independent directors in accordance with the requirements of Nasdaq.

At the Meeting, it is proposed that six directors will be elected to be the directors of the Combined Company upon consummation of the Business Combination. The Combined Company’s board of directors will be reclassified following the Closing. The term of office of the Class I directors will expire at the first annual meeting of stockholders following the initial reclassification of the board of directors and Class I directors will be elected for a full term of three years. At the second annual meeting of stockholders following such initial reclassification, the term of office of the Class II directors will expire and Class II directors will be elected for a full term of three years. At the third annual meeting of stockholders following such initial reclassification, the term of office of the Class III directors will expire and Class III directors will be elected for a full term of

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three years. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Subject to any limitations imposed by applicable law and subject to the special rights of the holders of any series of preferred stock to elect directors, any vacancy occurring in the Combined Company for any reason, and any newly created directorship resulting from any increase in the authorized number of directors, will, unless (a) the Combined Company’s board of directors determines by resolution that any such vacancies or newly created directorships will be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders.

It is proposed that the Combined Company’s board of directors consist of the following directors:

•        Class I directors: [•];

•        Class II directors: [•];

•        Class III directors: [•].

Information regarding each nominee is set forth in the section titled “Directors and Executive Officers of the Combined Company after the Business Combination.”

Under Delaware law and our Bylaws, the election of directors requires a plurality vote of the common stock present in person (which would include presence at a virtual meeting) or represented by proxy and entitled to vote at the Meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Unless authority is withheld or the shares are subject to a broker non-vote, the proxies solicited by the Board will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the Board, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.

If the Business Combination Proposal is not approved, the Director Election Proposal will not be presented at the meeting.

Following consummation of the Business Combination, the election of directors of the Combined Company will be governed by the Amended Charter and bylaws and the laws of the State of Delaware.

Required Vote With Respect to the Directors Proposal

Election of each director will require the affirmative vote by a plurality of the shares of the common stock present by virtual attendance or represented by proxy and entitled to vote at the Meeting.

If the Business Combination Proposal is not approved, the Directors Proposal will not be presented at the Stockholders Meeting. The Directors Proposal will only become effective if the Business Combination is completed. Election of each of the director nominees is a condition to Closing under the Merger Agreement. If each of the directors is not elected, GSD is not required to close the Business Combination.

Board Recommendation

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES SET FORTH IN THE DIRECTORS PROPOSAL.

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GSD PROPOSAL 7 — THE GSD ADJOURNMENT PROPOSAL

The GSD Adjournment Proposal, if adopted, will approve the chairman’s adjournment of the GSD Special Meeting to a later date to permit further solicitation of proxies. The GSD Adjournment Proposal will only be presented to GSD stockholders in the event, based on the tabulated votes, there are not sufficient votes received at the time of the GSD Special Meeting to approve the GSD Business Combination Proposal.

Consequences if the Adjournment Proposal is Not Approved

If the GSD Adjournment Proposal is not approved by GSD’s stockholders, the chairman will not adjourn the GSD Special Meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes received at the time of the GSD Special Meeting to approve the GSD Business Combination Proposal.

Required Vote

This GSD Adjournment Proposal will be approved and adopted only if a majority of votes cast at the GSD Special Meeting vote “FOR” the GSD Adjournment Proposal. The GSD Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE GSD ADJOURNMENT PROPOSAL UNDER GSD PROPOSAL 7.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax considerations (i) of the Business Combination to U.S. Holders (as defined below) of GSD Class A Common Shares, GSD Units, and GSD Warrants (collectively “GSD securities”), (ii) of the exercise of redemption rights by U.S. Holders of GSD Class A Common Shares, and (iii) of the ownership and disposition of DarkPulse Common Stock and DarkPulse Preferred Stock (collectively “DarkPulse securities”) following the Merger.

This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a holder as a result of the Business Combination or as a result of the ownership and disposition of DarkPulse securities or GSD securities or that may apply to a holder as a result of an exercise of redemption rights. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any U.S. state and local, or non-U.S. tax laws. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Business Combination or any other related matter discussed below; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

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This discussion is limited to the consequences relevant to holders that hold GSD securities or DarkPulse securities as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including holders subject to special treatment under the U.S. tax laws, including, for example:

•	Our sponsor or any member thereof;
•	banks, insurance companies, underwriters, or certain other financial institutions;
•	regulated investment companies and real estate investment trusts;
•	brokers, dealers or traders in securities, commodities or currencies;
•	traders in securities that elect to apply a mark-to-market method of accounting;
•	tax-exempt organizations (including private foundations), qualified retirement plans, individual retirement accounts, or other tax deferred accounts;
•	U.S. citizens or lawful permanent residents living abroad;
•	U.S. Holders having a functional currency other than the U.S. dollar;
•	U.S. expatriates and former citizens or long-term residents of the United States;
•	grantor trusts;
•	persons subject to the alternative minimum tax;
•	persons holding GSD securities or DarkPulse securities, as the case may be, as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated or similar transaction;
•	persons subject to special tax accounting rules as a result of any item of gross income with respect to GSD securities or DarkPulse securities, as the case may be, being taken into account in an applicable financial statement;
•	persons who (directly or through attribution) own 5% or more (by vote or value) of the outstanding GSD Class A Common Shares or, after the Merger, the issued shares of GSD Common Stock;
•	founders, sponsors, officers, directors, or affiliates of GSD or DarkPulse;
•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	Subchapter S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes, or investors in such entities;
•	persons deemed to sell the Company’s public shares under the constructive sale provisions of the Code;
•	persons who hold or received GSD securities or DarkPulse securities, as the case may be, through the issuance of restricted stock under an incentive plan or through a tax-qualified retirement plan or otherwise as compensation.

In addition, this summary does not address any tax consequences to investors that directly or indirectly hold equity interests in DarkPulse prior to the Business Combination, including holders of GSD securities that also hold, directly or indirectly, equity interests in DarkPulse. With respect to the consequences of holding shares of GSD Common Stock, this discussion is limited to holders who acquire such shares in connection with the Business Combination or as a result of the exercise of a warrant to acquire GSD Common Stock acquired in connection with the Business Combination, and with respect to the consequences of holding GSD Warrants, this discussion is limited to holders who held GSD Warrants prior to and through the Business Combination.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds GSD securities or DarkPulse securities, the U.S. federal income tax treatment of a partner in such partnership will depend on the status of the partner and the activities of the partnership. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences of the Business Combination and the subsequent ownership and disposition of GSD securities received in the Business Combination.

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Non-Exercise of the Redemption Rights

A Holder that does not exercise its Redemption Rights will continue to own its Public Shares, and will not recognize any income, gain or loss for U.S. federal income tax purposes solely as a result of the Business Combination.

Exercise of the Redemption Rights

Generally

The U.S. federal income tax considerations to a Holder that exercises its Redemption Rights depend on whether the Redemption qualifies as a sale or exchange of Public Shares under Section 302 of the Code.

Whether a Redemption qualifies for sale or exchange treatment depends largely on the total number of shares of the Company’s stock treated as held by the Holder before and after the Redemption (including any stock of the Company treated as constructively owned by the Holder as a result of owning Public Warrants) relative to all of the stock of the Company outstanding both before and after the Redemption. A Holder’s Redemption generally will be treated as a sale or exchange of Public Shares (rather than as a corporate distribution) if the Redemption satisfies one of the following tests: The Redemption (1) is “substantially disproportionate” with respect to the Holder, (2) results in a “complete termination” of the Holder’s interest in the Company, or (3) is “not essentially equivalent to a dividend” with respect to the Holder (the “Section 302(b) Tests”).

For a Redemption to be substantially disproportionate with respect to a Holder, the percentage of the Company’s outstanding voting stock actually and constructively owned by such Holder immediately following the Redemption must, among other requirements, be less than eighty percent (80%) of the percentage of the Company’s outstanding voting stock actually and constructively owned by the Holder as of immediately before the Redemption (taking into account Redemptions by other Holders).

There will be a complete termination of a Holder’s interest in the Company if all of the Public Shares actually owned by the Holder are redeemed and the Holder does not constructively own any other Public Shares (including any stock constructively owned by the Holder as a result of owning Public Warrants).

A Redemption will not be essentially equivalent to a dividend with respect to a Holder if the Redemption results in a “meaningful reduction” of the Holder’s proportionate interest in the Company. Whether the redemption will result in a meaningful reduction in a Holder’s proportionate interest in the Company will depend on the particular facts and circumstances. The IRS has indicated in a published ruling, however, that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation may constitute such a “meaningful reduction” where such stockholder exercises no control over corporate affairs.

If none of the Section 302(b) Tests is satisfied, then the Redemption will be treated as a corporate distribution to the Holder.

Each Holder is urged to consult its tax advisor regarding the U.S. federal income tax considerations of a Redemption pursuant to the exercise of Redemption Rights, as well as the application of the Section 302(b) Tests.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION. THE U.S. FEDERAL INCOME TAX TREATMENT OF THE MERGER AND THE U.S. FEDERAL INCOME TAX TREATMENT TO HOLDERS OF DARKPULSE SECURITIES DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE MERGER IS INHERENTLY UNCLEAR. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE MERGER, THE EXERCISE OF YOUR REDEMPTION RIGHTS WITH RESPECT TO GSD CLASS A COMMON SHARES, AND THE OWNERSHIP AND DISPOSITION OF SHARES OF GSD SECURITIES TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, AND LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF THE MERGER, THE EXERCISE OF YOUR REDEMPTION RIGHTS WITH RESPECT TO GSD CLASS A COMMON SHARES, AND THE OWNERSHIP AND DISPOSITION OF GSD SECURITIES.

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U.S. Holders

U.S. Federal Income Tax Considerations for the Merger

The following discussion, “— U.S. Federal Income Tax Considerations for the Merger”, does not constitute a legal opinion as to the material U.S. federal income tax consequences of the Merger to U.S. Holders of DarkPulse securities and is subject to the limitations, exceptions, beliefs, assumptions, and qualifications described herein.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of GSD securities or DarkPulse securities, as the case may be, that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in, or under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•	a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

The U.S. federal income tax consequences of the Merger to U.S. Holders of DarkPulse securities will depend, in part, on whether the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code (a “reorganization”). To qualify as a reorganization, a transaction must satisfy certain requirements, including, among others, that the acquiring corporation (or, in the case of certain reorganizations structured similarly to the Merger, its corporate parent) continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business, in each case, within the meaning of Treasury Regulations Section 1.368-1(d). However, due to the absence of guidance bearing directly on how the above rules apply in the case of an acquisition of a corporation with investment-type assets, such as DarkPulse, the qualification of the Merger as a reorganization is not free from doubt. In addition, reorganization treatment could be adversely affected by events or actions that occur prior to or at the time of the Merger, some of which are outside the control of GSD or DarkPulse. For example, the requirements for reorganization treatment could be affected by the magnitude of GSD Class A Common Shares redemptions that occur in connection with the Merger. Moreover, the Closing is not conditioned upon the receipt of an opinion of counsel that the Merger will qualify as a reorganization, and neither GSD nor DarkPulse intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Merger. Neither GSD nor DarkPulse makes any representations or provides any assurances regarding the tax treatment of the Merger, including whether the Merger qualifies as a reorganization, or any related transactions. Furthermore, because of the legal and factual uncertainties described above, the Merger will more likely than not fail to qualify as a reorganization for U.S. federal income tax purposes, in which case the Merger will likely be a fully taxable transaction. However, it is possible that a tax return preparer could reach the position that there is reasonable basis or a higher level of comfort that the Merger may qualify as a reorganization, and it is our intent to take such position. U.S. Holders of DarkPulse securities are urged to consult their tax advisors regarding the proper U.S. federal income tax treatment of the Merger, including with respect to its qualification as a reorganization.

Redemption Treated as a Sale or Exchange

If a Redemption satisfies one of the Section 302(b) Tests and is treated as a sale or exchange, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the Redemption and the U.S. Holder’s adjusted tax basis in the Public Shares redeemed. Any such capital gain or loss generally will be long-term capital gain or loss provided that the U.S. Holder satisfies certain holding period requirements. Long-term capital gains recognized by individuals and other non-corporate U.S. Holders generally will be eligible to be taxed at reduced rates. It is unclear, however, whether the Redemption Rights with respect to the Company’s Public Shares may suspend the running of the applicable holding period for this purpose. If the running of the holding period is suspended, then individuals and other non-corporate U.S. Holders may not be able to satisfy the holding period requirement for long-term capital gain treatment, in which case any gain on a sale or exchange would be subject to short-term capital gain treatment taxed at regular ordinary income tax rates. The deductibility of capital losses is subject to limitations.

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A U.S. Holder that holds different blocks of Public Shares (including as a result of holding different blocks of Public Shares purchased or acquired on different dates or at different prices) is urged to consult its tax advisor regarding the U.S. federal income tax considerations of a Redemption treated as a sale or exchange.

U.S. Holders Exercising Redemption Rights with Respect to GSD Class A Common Shares

Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of GSD Class A Common Shares treated as held by the U.S. Holder (including GSD Class A Common Shares constructively owned by the U.S. Holder as a result of owning GSD Warrants or GSD Rights) relative to all of the GSD Class A Common Shares outstanding both before and after the redemption. The redemption of GSD Class A Common Shares generally will be treated as a sale of stock (rather than as a corporate distribution) if the redemption (i) results in a “complete termination” of the U.S. Holder’s interest in GSD, (ii) is “substantially disproportionate” with respect to the U.S. Holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally takes into account not only GSD Class A Common Shares actually owned by such U.S. Holder, but also GSD Class A Common Shares that are constructively owned by it. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include GSD Class A Common Shares which could be acquired pursuant to the exercise of the GSD Warrants or GSD Rights.

There will be a complete termination of a U.S. Holder’s interest if either (i) all of the GSD Class A Common Shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the GSD Class A Common Shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares. In order to meet the substantially disproportionate test, (i) the percentage of GSD’s outstanding voting stock actually or constructively owned by the U.S. Holder immediately following the redemption of GSD Class A Common Shares must be less than 80% of the percentage of GSD’s outstanding voting stock actually or constructively owned by such U.S. Holder immediately prior to the redemption; (ii) the U.S. Holder’s percentage ownership (including constructive ownership) of GSD’s outstanding stock (both voting and nonvoting) immediately after the redemption must be less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption; and (iii) the U.S. Holder must own (including constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of GSD’s shares entitled to vote. The redemption of GSD Class A Common Shares will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in GSD. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in GSD will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” U.S. Holders should consult with their tax advisors as to the tax consequences of a redemption.

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If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution. After the application of those rules regarding corporate distributions, any remaining tax basis of the U.S. Holder in the redeemed GSD Class A Common Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining GSD Class A Common Shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its GSD Warrants or GSD Units or possibly in other GSD Class A Common Shares constructively owned by it.

Redemption Treated as a Distribution

If a Redemption does not satisfy any of the Section 302(b) Tests and is treated as a corporate distribution to a U.S. Holder, the amount of cash received in the Redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of the Company’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its remaining Public Shares. Any remaining excess will be treated as gain realized on the sale or exchange of Public Shares and will be treated as described above under the section entitled “U.S. Holders Exercising Redemption Rights with Respect to GSD Class A Common Shares.”

Any remaining tax basis the U.S. Holder had in the redeemed Public Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining shares of the Company’s stock or, if it has none, to the U.S. Holder’s adjusted tax basis in its Public Warrants or possibly in other shares of the Company’s stock constructively owned by it.

Any dividends received by a corporate U.S. Holder generally will be eligible for the dividends received deduction if the requisite holding period is satisfied. With respect to individuals and other non-corporate U.S. Holders and with certain exceptions, dividends may be “qualified dividend income,” which is taxed at a preferential long-term capital gain rate provided that the U.S. Holder satisfies certain holding period requirements. It is unclear, however, whether the Redemption Rights with respect to the Company’s Public Shares may suspend the running of the applicable holding period for purposes of the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be. If the holding period requirements are not satisfied, then individuals and other non-corporate U.S. Holders will be subject to tax on such dividends at regular ordinary income tax rates.

Each U.S. Holder is urged to consult its tax advisor regarding the U.S. federal income tax considerations to it of a Redemption treated as a corporate distribution.

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U.S. Federal Income Tax Consequences of the Ownership of DarkPulse Common Stock and DarkPulse Preferred Stock to U.S. Holders

Taxation of Dividends

If distributions are made in cash or other property (other than certain distributions of DarkPulse Common Stock or rights to acquire DarkPulse Common Stock) to U.S. Holders of DarkPulse Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid out of DarkPulse’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of such earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in DarkPulse Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of DarkPulse Common Stock and will be treated as described under “— U.S. Holders — U.S. Federal Income Tax Consequences of the Disposition of DarkPulse Common Stock and DarkPulse Preferred Stock to U.S. Holders” below.

Dividends paid to a U.S. Holder that is taxable as a corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends such holder elected to treat as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that may be eligible for reduced rates of taxation.

Possible Constructive Distributions

The terms of the DarkPulse Preferred Stock exercisable into shares of DarkPulse Common Stock may provide for an adjustment to the number of shares of DarkPulse Common Stock for which the shares may be converted or to the conersion price of the shares in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of such shares would, however, be treated as receiving a constructive distribution from DarkPulse if, for example, the adjustment increases the holders’ proportionate interest in DarkPulse’s assets or earnings and profits (e.g., through an increase in the number of shares of DarkPulse Common Stock that would be obtained upon conversion or through a decrease to the exercise price of such share) as a result of a distribution of cash to the holders of DarkPulse Common Stock which is taxable to the U.S. Holders of such DarkPulse Common Stock (as described immediately above under “— Taxation of Dividends”). Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the shares received a cash distribution from DarkPulse equal to the fair market value of the increase in the holder’s interest.

U.S. Holders of DarkPulse Common Stock and DarkPulse Preferred Stock should consult their tax advisors regarding the possibility of constructive distributions on their DarkPulse Common Stock and DarkPulse Preferred Stock.

U.S. Federal Income Tax Consequences of the Disposition of DarkPulse Common Stock and DarkPulse Preferred Stock to U.S. Holders

A U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of DarkPulse Common Stock DarkPulse Preferred Stock convertible shares of DarkPulse Common Stock in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such shares. Any gain or loss recognized by a U.S. Holder on a taxable disposition of DarkPulse Common Stock or DarkPulse Preferred Stock convertible into shares of DarkPulse Common Stock generally will be capital gain or loss. A non-corporate U.S. Holder, including an individual, who has held the DarkPulse Common Stock and/or DarkPulse Preferred Stock convertible into shares of DarkPulse Common Stock for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations.

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A U.S. Holder generally will not recognize gain or loss upon the acquisition of a share of DarkPulse Common Stock on the conversion of a share to acquire DarkPulse Common Stock for cash. A U.S. Holder’s tax basis in any DarkPulse Common Stock received upon conversion of the share generally should be an amount equal to the sum of the U.S. Holder’s tax basis in the warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for a share of DarkPulse Common Stock received upon exercise of the warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the warrant and will not include the period during which the U.S. Holder held the warrant. If a warrant to acquire DarkPulse Common Stock is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

The tax consequences of a cashless exercise of a warrant to acquire DarkPulse Common Stock are not clear under current tax law. A cashless exercise may be tax-deferred, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. Holder’s basis in the DarkPulse Common Stock received generally would equal the U.S. Holder’s basis in the warrants to acquire shares of DarkPulse Common Stock exercised therefor. If the cashless exercise is not treated as a gain realization event, a U.S. Holder’s holding period in the DarkPulse Common Stock would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the warrants to acquire shares of DarkPulse Common Stock and will not include the period during which the U.S. Holder held the warrants to acquire shares of DarkPulse Common Stock. If the cashless exercise were treated as a recapitalization, the holding period of the DarkPulse Common Stock would include the holding period of the warrants to acquire DarkPulse Common Stock exercised therefor.

It is also possible that a cashless exercise of a warrant to acquire shares of DarkPulse Common Stock could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered warrants equal to the number of DarkPulse Common Stock having an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. The U.S. Holder would recognize capital gain or loss with respect to the warrants deemed surrendered in an amount generally equal to the difference between (i) the fair market value of the DarkPulse Common Stock that would have been received in a regular exercise of the warrants deemed surrendered and (ii) the U.S. Holder’s tax basis in such warrants deemed surrendered. In this case, a U.S. Holder’s aggregate tax basis in the DarkPulse Common Stock received would equal the sum of (i) U.S. Holder’s tax basis in the warrants deemed exercised and (ii) the aggregate exercise price of such warrants. A U.S. Holder’s holding period for the DarkPulse Common Stock received in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the warrants and will not include the period during which the U.S. Holder held the warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants to acquire shares of DarkPulse Common Stock, including when a U.S. Holder’s holding period would commence with respect to the DarkPulse Common Stock received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of warrants to acquire shares of DarkPulse Common Stock.

Non-U.S. Holders

For purposes of this section, a Non-U.S. holder is a beneficial owner of GSD Common Stock or DarkPulse securities (other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.who or that is, for U.S. federal income tax purposes:

•	a non-resident alien individual, other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates;
•	a foreign corporation; or
•	an estate or trust that is not a U.S. holder;

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The section applies to Non-U.S. Holders of DarkPulse Common Stock and warrants to acquire shares of DarkPulse Common Stock. For purposes of this discussion, a Non-U.S. Holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of DarkPulse Common Stock or warrants to acquire shares of DarkPulse Common Stock that is for U.S. federal income tax purposes not a U.S. Holder but generally does not include a beneficial owner who has been or is engaged in the conduct of a trade or business within the U.S. or an individual who is present in the United States for 183 days or more in the taxable year (except to the extent discussed below). If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of exercising redemption rights with respect to GSD Class A Common Shares or the ownership and disposition of DarkPulse Common Stock or warrants to acquire shares of DarkPulse Common Stock.

U.S. Federal Income Tax Consequences of the Ownership and Disposition of DarkPulse Common Stock and Warrants to Acquire DarkPulse Common Stock to Non-U.S. Holders

In the event of a distribution of cash or other property (other than certain pro rata distributions of DarkPulse Common Stock) in respect of DarkPulse Common Stock (including constructive distributions treated as dividends as further described under the heading “U.S. Holders — U.S. Federal Income Tax Consequences of the Ownership of DarkPulse Common Stock and Warrants to Acquire DarkPulse Common Stock to U.S. Holders — Possible Constructive Distributions”), the distribution generally will be treated in the same manner as described above under “U.S. Holders — U.S. Federal Income Tax Consequences of the Ownership of DarkPulse Common Stock and Warrants to Acquire DarkPulse Common Stock to U.S. Holders”.

Dividends paid to a Non-U.S. Holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis generally in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed IRS Form W-BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such Non-U.S. Holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if DarkPulse Common Stock are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury Regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Subject to the discussion below concerning backup withholding, any gain realized upon the sale or other taxable disposition of DarkPulse Common Stock and/or warrants to acquire shares of DarkPulse Common Stock by a Non-U.S. Holder generally will not be subject to U.S. federal income taxation or withholding tax unless

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or a “fixed base” in the United States to which such gain is attributable); or

•	in the case of any gain, the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

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Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a warrant to acquire DarkPulse Common Stock, or the lapse of a warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. Holder, as described under “U.S. Holders — U.S. Federal Income Tax Consequences of the Disposition of DarkPulse Common Stock and warrants to acquire DarkPulse Common Stock to U.S. Holders” above, although to the extent a cashless exercise or lapse results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. Holder’s gain on the sale or other disposition of the DarkPulse Common Stock and warrants to acquire shares of DarkPulse Common Stock.

The characterization for United States federal income tax purposes of the redemption of the Non-U.S. Holder’s warrants to acquire DarkPulse Common Stock generally will correspond to the United States federal income tax treatment of such a redemption of a U.S. Holder’s warrants, as described under “U.S. Holders — U.S. Federal Income Tax Consequences of the Disposition of DarkPulse Common Stock and warrants to acquire DarkPulse Common Stock to U.S. Holders” above, and the consequences of the redemption to the Non-U.S. Holder will be as described in the paragraphs above under the heading “— U.S. Federal Income Tax Consequences of the Ownership and Disposition of DarkPulse Common Stock and warrants to acquire DarkPulse Common Stock to Non-U.S. Holders” based on such characterization.

Information Reporting and Backup Withholding

Information reporting requirements may apply to cash received in redemption of GSD Class A Common Shares, dividends received by U.S. Holders of DarkPulse Common Stock, and the proceeds received on the disposition of DarkPulse Common Stock effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) or is otherwise subject to backup withholding. Any redemptions treated as dividend payments with respect to GSD Class A Common Shares or DarkPulse Common Stock and proceeds from the sale, exchange, redemption or other disposition of DarkPulse Common Stock may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be required to be filed with the IRS in connection with, and Non-U.S. Holders may be subject to backup withholding on amounts received in respect of, a Non-U.S. Holder’s disposition of GSD securities or their DarkPulse Common Stock, unless the Non-U.S. Holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the Non-U.S. Holder otherwise establishes an exemption. Dividends paid with respect to DarkPulse Common Stock and proceeds from the sale of other disposition of DarkPulse Common Stock received in the United States by a Non-U.S. Holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such Non-U.S. Holder provides proof of an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the taxpayer’s U.S. federal income tax liability, and a taxpayer may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

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Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which DarkPulse securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, DarkPulse securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of DarkPulse Common Stock. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including DarkPulse securities), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in DarkPulse securities.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE MERGER, THE EXERCISE OF YOUR REDEMPTION RIGHTS WITH RESPECT TO GSD CLASS A COMMON SHARES, AND OF THE OWNERSHIP AND DISPOSITION OF DARKPULSE COMMON STOCK AND WARRANTS TO ACQUIRE DARKPULSE COMMON STOCK, AS APPLICABLE, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

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INFORMATION ABOUT DARKPULSE

Unless otherwise indicated or the context otherwise requires, references in this section to “DarkPulse,” “we,” “us,” “our” and other similar terms refer to DarkPulse and its subsidiaries prior to the Business Combination, which will be the business of GSD and its consolidated subsidiaries after giving effect to the Business Combination.

Organization

DarkPulse is a technology-security company incorporated in 1989 as Klever. One of our principal wholly-owned subsidiaries, DPTI, originally started as a technology spinout from the University of New Brunswick, Fredericton, Canada. DPI is comprised of multiple security platforms: Patented BOTDA Fiber Optic sensor systems and Satellite Communications services.

In December 2010, DPTI entered into an Assignment Agreement with the University, pursuant to which the University sold, transferred, and assigned to us Patents in exchange for the issuance of a debenture to the University in the amount of C$1,500,000 (Canadian dollars).  In April 2017, DPTI issued the Debenture.  The Patents and the Debenture were initially recorded in our accounts at $1,491,923, based upon the exchange rate between the U.S. dollar and the Canadian dollar on December 16, 2010, the date of the original debenture. In addition to the repayment of principal and interest, the Debenture requires DPTI to pay the University a 2% royalty on sales of any and all products or services which incorporate the Patents for a period of five years commencing on April 24, 2018, as well as to reimburse the University for its patent-related costs.

On April 27, 2018, Klever entered into an Merger involving Klever as the surviving parent corporation and acquiring DPTI as its wholly-owned subsidiary. On July 18, 2018, the parties closed the Merger Agreement, as amended on July 7, 2018, and the name of the Company was subsequently changed to “DarkPulse, Inc.” With the change of control of the Company, the Merger was accounted for as a recapitalization in a manner similar to a reverse acquisition.

On July 20, 2018, we filed a Certificate of Amendment to our Certificate of Incorporation with the State of Delaware, changing the name of the Company to “DarkPulse, Inc.” We filed a corporate action notification with FINRA, and our ticker symbol was changed to “DPLS.”

Our security and monitoring systems will be delivered in applications for critical infrastructure/ key resources such as but not limited to border security, pipelines, the oil and gas industry and mine safety. Current uses of fiber optic distributed sensor technology have been limited to quasi-static, long-term structural health monitoring due to the time required to obtain the data and its poor precision. Our patented BOTDA dark-pulse sensor technology allows for the monitoring of highly dynamic environments due to its greater resolution and accuracy.

Our Operating Units

Optilan

Founded in 1990, Optilan is a leading independent security and communications systems integrator worldwide. Providing specialist technologies and techniques Optilan helps to protect businesses and organizations from external threats. Telecommunications, Energy, Rail, Critical Network Infrastructure, Pipeline Integrity Systems, Renewables and Security. Headquartered in Warwick, United Kingdom with a 30-year pedigree, at Optilan our customers trust us to keep the integrity of their assets safe and secure, by managing the life cycle delivery risk of our solutions. By fostering a collaborative design approach to complex problems, we provide innovative solutions, custom fit to even the most demanding of sites and scale of projects. Importantly, our commitment to our safety culture remains unaverred, to ensure that everyone goes home safely every day. We orchestrate business resilience with a suite of end-to-end solutions, combined with connectivity and professional service at a global level. Today's business environment is more dynamic than ever, with continuous change and disruption accepted as the new normal. We complement our tailored, integrated expertise with a curated ecosystem of leading manufacturers, to achieve both high quality and enduring results. We are proud to foster a unique culture full of talented individuals. Our sector focus ensures that our account teams are fully accredited in their operational areas. We are committed to creating individually tailored solutions, using collaborative techniques and programming tools to deliver the networks of the future. Optilan has provided integrated solutions for leading Oil and Gas, Industrial and Energy companies around the world. As an industry leader in deploying communication networks with exceptional reliability, our reputation for delivering the highest quality products remains unsurpassed. This spans mobile, broadband, security systems and customer premise works. Our professionals have the skill to adopt and embed our expertise into existing platforms, processes, and cultures, delivering exceptional value for our clients. Beyond our operational scope, we strive to consider the impact of our global footprint and mitigate associated environmental and sustainability risks. These factors combined set Optilan apart and establish why customers continue to trust and invest in our services.

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Remote Intelligence

Remote Intelligence provides Unmanned Aerial Drone and UGC (unmanned ground crawler) Services to a variety of clients; from Industrial Mapping and Ecosystem Services, to Search and Rescue, to Pipeline Security, we provide sales and consulting services for all markets. Remote Intelligence started in 2013 with a simple vision; to use the new and developing field of unmanned aerial vehicles to produce higher quality, safer and more effective products for a variety of markets. We strive to Equip, Educate and Advance the use of the most advanced Unmanned Aerial Systems and Unmanned Ground Crawlers in the United States and around the world for commercial, government and domestic use. Our top priorities as we do that are to find safe and ethical ways to use this new and exciting field of technology to make life better. Providing holistic intelligence consultation and solutions including full-service Methane Detection and Monitoring. Quick, comprehensive site mapping and aerial inspection services. We specialize in fully integrated, geo-rectified, 3D modeled mapping and AI for industrial applications, specializing in the energy and environmental industries, with AI and live streaming capabilities anywhere in the world. Also providing aerial survey, video inspection services, emergency support services, wildlife and habitat surveys, and comprehensive system design, training, and sales for both the commercial and private sectors. Integrating the latest tech solutions like artificial intelligence. Globally connected with a base of operation in Wellsboro Pennsylvania.

TerraData Unmanned

Comprised of a team with more than 30 years cumulative experience in the unmanned industry, TerraData custom manufactures NDAA compliant drones and unmanned ground crawlers to meet the needs of its customers. TerraData has successfully delivered a custom drone platform per a customer’s specifications which exceeds current industry offering by more than 30 minutes. The team has manufactured, and successfully flight tested a Quad Copter drone with 1.5KG payload capabilities that delivers more than 60 minutes of continuous flight. This cutting-edge design is a combination of proprietary software and hardware. The custom platform offers NDAA compliant autopilot, communications links, TSO Certified GPS unit and ground control station. Future designs include integrating RTK for mapping, methane detectors, and true terrain following capabilities. There are also improvements scheduled that are intended to further extend the endurance and provide over 4KG of payload capacity, not including batteries. TerraData has also announced the research, development and successful testing of an autonomous crawler soon to be released to the market with Methane and Multi Gas Detection capabilities. Working seamlessly with its partners at DarkPulse and its subsidiary companies, TerraData can custom design, build and operate a system to meet our customers' needs 24 hours a day 365 days a year around the block or around the globe.

Wildlife Specialists

Wildlife Specialists, LLC was founded in 2007 to provide clients with comprehensive wildlife and environmental assessment, planning, and monitoring services. We currently maintain two regional offices located in north central and southeastern Pennsylvania and are available to provide services to clients nationwide and around the globe. Our staff are well-established professionals who have a wide range of experience in wildlife management, research, and monitoring at the local and statewide levels throughout the United States. In addition, we have specific expertise in providing the full range of sensitive species and habitat assessments necessary for your development projects. Wildlife Specialists’ mission is to provide consulting services that use the latest technology to produce the highest quality results compatible with our clients’ management goals and the appropriate protocols developed by state and federal wildlife management agencies. Wildlife Specialists is fully insured to industry standards and committed to the safety of our staff, our clients, and the public. We have maintained safety certification through ISNetWorld and other 3rd party certifiers. We are also officially PennDOT, GSA, Small Business and HUBZone Certified.

TJM West Electronics

TJM West Electronics is an ISO9001 and AS9100 certified electronics and electro-mechanical assembly operation. We operate out of a high tech, 20,000 Sq ft facility in Tempe, Arizona. Our assembly team is trained to IPC 610 and J-STD-001 standards, Class 2 and 3. We have been in business since 1999. Our latest website was developed to be a customer interface for rapid costing, build scheduling, open order status, and complete manufacturing history data records. Registered users can enter build and fabrication parameters for quantities of 2-20 units. Our calculator provides itemized labor, PCB fabrication cost and delivery. Registered users can also access factory floor for the updated status and delivery date of open orders, a review of configuration, quotes and full quality history database.

As a U.S. manufacturer and test of advanced electronics, cables and sub-assemblies. we specialize in advanced package and complex CCA and hardware. Certified to space and flight AS9100D, TJM has over 20 years supplying ultra-high reliability, and fully documented electronic Hardware. Per AS9100D, TJM maintains all material certifications, process and measurement reports electronically as part of a complete quality history record. Manufacturing PCB Design services on the most popular platforms including Cadence, Altium, and Mentor. Design output data integrates seamlessly to our automated manufacturing line. Test Development ICT to functional and burn-in. We develop a test plan and hardware system to deliver your 100% verified product. Low Cost, High Reliability Manufacturing is the net result of quality planning, optimizing automation technology, operational efficiency, and communication. High value, low-cost domestic solution to replace offshore manufacturing. Protect your IP and keep direct line-of sight of manufacturing with products made in the USA. TJM West Is your one stop shop.

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Acquisitions

On August 9, 2021, we entered into a Share Purchase Agreement with Optilan Guernsey Limited and Optilan Holdco 2 Limited, pursuant to which we purchased from the sellers all of the issued and outstanding equity interests of Optilan for £1.00 and also a commitment to enter into a subscription agreement. Optilan is now a wholly-owned subsidiary of the Company.

On August 9, 2021, we entered into a Subscription Agreement with Optilan, pursuant to which we agreed to purchase an aggregate of 4,000,000 Ordinary Shares of Optilan for an aggregate purchase price of £4,000,000.

On August 30, 2021, we closed two separate Membership Interest Purchase Agreements with RI and WS pursuant to which we agreed to pay to the majority stockholder of each of RI and WS an aggregate of 15,000,000 shares of our Common Stock, $500,000 to be paid on the closing date, and an additional $500,000 to be paid 12 weeks from closing date in exchange for 60% ownership of each of RI and WS. RI and WS are now subsidiaries of the Company.

On September 8, 2021, we entered into and closed the Stock Purchase Agreement with TJM and TJM’s stockholders, pursuant to which we agreed to purchase all of the equity interests in TJM in exchange for $450,000, subject to adjustments as defined in the Stock Purchase Agreement. TJM is now a wholly-owned subsidiary of the Company.

Effective October 1, 2021, we entered into and closed the Membership Purchase Agreement with TerraData and Justin Dee, the sole stockholder of TerraData, pursuant to which we agreed to purchase 60% of the equity interests in TerraData in exchange for 3,725,386 shares of our Common Stock and $400,000, subject to adjustments as defined in the Membership Purchase Agreement, to be paid within 12 weeks of closing. TerraData is now a subsidiary of the Company.

Our Business

We offer a full suite of engineering, installation and security management solutions to industries and governments. Coupled with our patented DarkPulse Technology, we provide our customers   a comprehensive data stream of critical metrics for assessing the health and security of their infrastructure. Our comprehensive system provides for rapid, precise analysis and responsive activities predetermined by the end-user customer. These responses include the use of “smart” AI platformed cameras, facial recognition technologies and multiple drone platforms. Our User Interface (UI) is cloud based which offers end-users access to their systems on any device located anywhere in the world. Additional programming of the UI is being completed within a game engine that will also offer access via Virtual Reality headsets, allowing end-users to virtually inspection their assets.

Historically, distributed sensor systems have been too costly, slow and limited in their capabilities to attain widespread use. In addition, Brillouin-based sensors have been plagued with temperature and strain cross-sensitivity, i.e. the inability to distinguish between temperature and strain change along the same fiber. The loss of spatial resolution with an increase in fiber length has also limited the use of distributed sensor systems. Due to these shortcomings, existing technologies are unable to succeed within today’s dynamic environments, and needs for more advanced sensor technologies have remained unsatisfied.

By contrast to existing technologies, the DarkPulse Technology is a distributed-fiber sensing system, based on dark-pulse Brillouin scattering, which reports in real-time on conditions such as temperature, stress, strain corrosion and structural health monitoring of Critical Infrastructure/Key Resources including Bridges, Buildings, Roadways pipelines and mining installations.

DarkPulse Technology’s differentiators from and advantages over existing technologies:

•	Real-time Reporting: Higher data acquisition speeds allowing for structural monitoring of dynamic systems;

•	Cost to Customer: Significantly lower acquisition and operating costs;

•	Precision: A greater magnitude of precision and spatial resolution than other systems currently available;

•	Applications: Wider range of capabilities than other systems currently available;

•	Power Consumption: Lower power consumption than existing systems allowing for off-grid installations;

•	Integration: Capable of integrating with existing systems; and

•	Central station monitoring/cloud based GUI.

We believe that these key advantages should allow us not only to enter existing markets, but more importantly, to open new market opportunities with new applications. We intend to leverage new applications to target clients that have been unable to make use of distributed fiber optic technology to date.

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Revenue Generation

We intend to generate revenue from the following sources:

•	Hardware equipment sales, warranties, service contracts and licensing to large enterprises and governments;

•	Recurring subscription fees paid by enterprise/government users for access to our 24/7 monitoring services of their critical infrastructure;

•	Recurring subscription fees paid by enterprise/government users for access to our applications by enterprises/governments;

•	Recurring subscription fees paid by enterprise users for access to data stored in the cloud that may be integrated into large, third-party providers such as Oracle, Goo gle Cloud; and Microsoft; among others; and

•	Recurring subscription fees paid by enterprise/government users who subscribe to bundled service offerings.

Our Market

Current uses of fiber optic distributed sensor technology have been limited to quasi-static, long-term structural health monitoring due to the time required to obtain the data and its poor precision. Our DarkPulse Technology allows for the monitoring of highly dynamic environments due to its magnitude of increased resolution and greater accuracy. The resulting high speed, real-time monitoring capabilities of our DarkPulse Technology should satisfy a broad range of existing and emerging requirements. Use of the DarkPulse Technology by our customers should result in lower production costs with increased sensing capabilities that can integrate with existing technology and be upgraded cost effectively.

Due to the characteristics of the fiber used in fiber optic sensing, the uses of our DarkPulse Technology are wide ranging. Optical fiber is hard-wearing, which allows it to be used in environments where other technologies fail (for example, at temperatures ranging from -40°C to 300°C and 1000psi). Additionally, DarkPulse Technology’s sensors allow for live sensing due to the speed at which the analysis takes place.

Our management team is continually identifying markets in which our DarkPulse Technology may be readily applied. Once these markets (as described below) have been addressed, our DarkPulse Technology may be adapted and applied to new markets.

Structural Monitoring

•	Buildings and Skyscrapers;

•	Bridges, Tunnels and Dams; and

•	Roads and Railway tracks.

Temperature Sensing

•	Fire Alarm and Environment control;

•	Low cost and maintenance;

•	Long life span; and

•	Ability to withstand harsh working environment.

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Security & Defense

•	National Border Protection; and

•	Protection of Military and other sensitive installations.

Consulting Services:

•	Consulting (as stand-alone or presales);

•	Post sales deployment and Support; and

•	Managed services (monitoring, etc.).

Additional Potential Markets:

•	Monitoring of composite structures in aircraft;

•	Dynamic stress monitoring of runways;

•	Dynamic ship hull stress monitoring, especially with a view to double-hull oil tankers;

•	Smart grid and power conservation applications based on cooling and/or heat proximity – for instance, computer rooms, cell towers for heat soak;

•	Monitor low temperatures as part of control systems;

•	Monitoring of temperatures in extreme refrigeration environments;

•	Avalanche early warning systems; and

•	Sea defense monitoring.

Marketing

We utilize our DarkPulse Technology as the foundation of our ongoing marketing initiatives. Most notably, the greater magnitude of increased capabilities DarkPulse Technology versus existing bright-pulsing technologies. Existing bright-pulse Brillouin-based sensors have historically been plagued with temperature and strain cross-sensitivity, i.e. the inability to distinguish between temperature and strain change along the same fiber. The loss of spatial resolution with an increase in fiber length is also a limiting factor for the use of distributed sensor systems. Because of these shortcomings, existing bright-pulse Brillouin-based technologies are unable to succeed within today’s dynamic environments, which coincides with our DarkPulse Technology’s increased capabilities over bright-pulse systems. Our marketing initiatives include daily, broad-based social media engagement, management of our website, email campaigns, national television commercials, magazine ads, and other ongoing initiatives designed to increase awareness of our products and services and drive conversion and adoption rates.

Competition

The overall optical sensing market is projected to reach USD $3.47 billion by 2023 from USD $1.13 billion in 2016, at a CAGR of 15.47% between 2017 and 2023.[1] We are active in the optical sensing market, including Oil & Gas pipeline health monitoring, National Border Security applications, and the mining industry. We believe that fiber sensing applications which incorporate

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[1] https://www.marketsandmarkets.com/Market-Reports/optical-sensing-market-197592599.html

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our DarkPulse Technology may provide significant competitive advantages over structural health monitoring applications offered by the long-term leaders in the field, such as Schlumberger, Hewlett-Packard, and Yokogawa, which collectively account for a significant portion of industry sales. These companies, as well as others, have numerous differences in feature sets and functionality, but all share certain basic attributes: a bright-pulse technology as the core of their systems architecture. An architecture designed using bright-pulsing technology has limited sensing capabilities and resolutions of one meter allowing for mostly long-term quasi-static deployments.

However, we utilize our DarkPulse Technology allowing for multiple applications into those markets unavailable to companies using bright-pulse technology. While many of the companies using bright-pulse technology have attempted to incorporate various sensing techniques into a legacy technology, none have been able to offer the order of magnitude resolutions offered by our DarkPulse Technology. This magnitude in resolution coupled with the DarkPulse Technology’s increased data collection speeds allows our DarkPulse Technology to be installed into areas of the market that our competitors cannot. Our future financial condition and operating results depend on our ability to provide a high-quality solution as well as increased distribution of the solutions in each of the markets in which we compete or intend to compete within.

The markets for our products and services are highly competitive and we are confronted by aggressive competition. These markets are characterized by frequent product introductions and rapid technological advances. Our financial condition and operating results can be adversely affected by these and other industry-wide downward pressures on gross margins. Principal competitive factors important to us include price, product features, relative price and performance, product quality and reliability, marketing and distribution capability, service and support and corporate reputation.

Intellectual Property

Our policy is to protect our technology by, among other things, patents, trade secret protection and copyrights. We have taken security measures to protect our trade secrets and proprietary know-how, to the greatest extent possible. Our means of protecting our proprietary rights may not prove to be adequate and our competitors may independently develop technology or products that are similar to ours or that compete with ours. Trade secret, patent and copyright laws afford only certain protections for our technology and products. The laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to obtain and use information that we regard as proprietary. Third parties may also design around our proprietary rights, which may render our protected technology and products less valuable, if the design around is favorably received in the marketplace.

In addition, any of our products or technology covered by patents or other intellectual property rights, could cause us to be subject to various legal actions. Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement, invalidity, misappropriation, or other claims.

Through DPTI’s April 2017 Intellectual Property agreement with the University, DPTI was sold, transferred, and assigned U.S. Patent Nos. 7,245,790, 8,643,829, and 9,534,965, each of which are related to our BOTDA dark-pulse technology. In addition, Canadian Patent No. 2,502,275 was also assigned.

Suppliers

We currently rely on a full-time, dedicated, external team of experienced professionals for the coding and maintenance of our products.  We believe we have mitigated the associated risks of managing an external team of software and engineering development professionals by incorporating internal management and oversight, as well as appropriate systems, protocols, controls, and procedures and ensuring that we have access to additional qualified professionals to provide like or complementary services.

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Government Regulation

Government regulation is not of significant concern for our business nor is government regulation expected to become an impediment to the business in the near- or mid-term as management is currently unaware of any planned or anticipated government regulation that would have a material impact on our business. Our management believes it currently possesses all requisite authority to conduct our business as described in this Prospectus.

Employees

As of February 14, 2023, we had 182 full-time employee and no part-time employees.

Legal Proceedings

DarkPulse, Inc. v. Twitter, Inc.

As disclosed in greater detail in our Form 10-K, filed April 15, 2022, our investigation of the Investor News matter remains ongoing.

On October 21, 2022, we filed a petition against Twitter, Inc. in the Supreme Court of the State of New York County of New York to compel disclosure of the owner(s) and operator(s) of two certain Twitter accounts: “Mike Wood” (@MIKEWOOD) and “Bull Meechum” (@BullMeechum3). The petition seeks disclosure of the owner(s) and operator(s) of the aforementioned accounts so the Company can commence an action against such individuals for damages arising from false, misleading, and untrue statements made by the same.

On October 25, 2022, the court signed an order to show cause directing Twitter to show cause on or before November 4, 2022 as to why an order compelling disclosure of the identities of the owner(s) / operator(s) of the @MIKEWOOD and @BullMeechum3 Twitter accounts should not be made.

On November 9, 2022 the Court signed an order requiring Twitter to disclose subscriber information and identities of the @MIKEWOOD and @BullMeechum3 Twitter accounts disposing of the litigation.

Carebourn Capital, L.P. v. DarkPulse, Inc.

As disclosed in greater detail in our Form 10-Q, filed August 10, 2022, we remain in active litigation with Carebourn Capital, L.P. (“Carebourn”) in Minnesota State Court. There are no material updates to this litigation.

On December 30, 2022, we filed a motion for summary judgment seeking to dispose of the litigation. On January 20, 2023, the motion for summary judgment was fully submitted and oral arguments on the motion took place on January 27, 2023. As of the date hereof, no decision has been rendered on the motion for summary judgment.

We remain committed to actively litigating its affirmative defenses and claims for relief under the Exchange Act.

More Capital, LLC v. DarkPulse, Inc. et al

As disclosed in greater detail in our Form 10-Q, filed August 10, 2022, we remain in active litigation with More Capital, LLC (“More”) in Minnesota State Court. There are no material updates to this litigation.

We remain committed to actively litigating its affirmative defenses and claims for relief under the Exchange Act.

Goodman et al. v. DarkPulse, Inc.

As disclosed in greater detail in our Form 10-Q, filed November 15, 2021, on September 10, 2021, Stephen Goodman, Mark Banash, and David Singer (the “Former Officers”) commenced suit against us in Arizona Superior Court, Maricopa County.

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As of the date hereof, we entered into a settlement with the Former Officers disposing of the litigation.

DarkPulse, Inc. v. FirstFire Global Opportunities Fund, LLC, and Eli Fireman

As disclosed in greater detail in our Form 10-Q, filed August 10, 2022, we remain in active litigation with FirstFire Global Opportunities Fund, LLC (“FirstFire”), and Eli Fireman (“Fireman”) (FirstFire and Fireman together, the “FirstFire Parties”).

As previously disclosed therein, the FirstFire Parties’ motion to dismiss our first amended complaint has been fully submitted to the Court. On May 26, 2022, the FirstFire Parties requested oral arguments on their motion to dismiss. The Court did not schedule oral arguments.

On January 16, 2023, the Court granted the FirsFire Parties’ motion to dismiss our first amended complaint. We filed a notice of appeal on January 17, 2023 and will be pursuing an appeal of that decision in United States Court of Appeals for the Second Circuit.

We remain committed to actively litigating its claims for relief under the Exchange Act.

DarkPulse, Inc. v. EMA Financial, LLC et al

As disclosed in greater detail in our Form 10-Q, filed August 10, 2022, we remain in active litigation with EMA Financial, LLC (“EMA”), EMA Group, Inc. (the “EMA Group”), and Felicia Preston (“Preston”) (EMA, EMA Group, and Preston together, the “EMA Parties”).

As of July 22, 2022, the EMA Parties’ motion to dismiss our first amended complaint is fully submitted. As of the date hereof, no decision has been rendered on the EMA Parties’ motion to dismiss.

We remain committed to actively litigating its claims for relief under the Exchange Act and Racketeer Influenced and Corrupt Organizations Act.

Carebourn Capital et al v. Standard Registrar and Transfer et al

On May 20, 2022, Carebourn Capital, L.P. (“Carebourn”) and More Capital, LLC (“More”) (Carebourn and More, together, the “MN Noteholders”) commenced an action in the United States District Court for the District of Utah against (i) Standard Registrar and Transfer Co., Inc. (“Standard”), (ii) Amy Merrill (“Merrill”) (Standard and Merrill, together, the “TA Defendants”), (iii) DarkPulse, Inc., (iv) Dennis O’Leary (“O’Leary”), (v) Thomas Seifert (“Seifert”), (vi) Carl Eckel (“Eckel”), (vii) Anthony Brown (“Brown”), and (viii) Faisal Farooqui (“Farooqui”) (DarkPulse, O’Leary, Seifert, Eckel, Brown, and Farooqui, collectively, the “DPLS Defendants”).

The MN Noteholders’ complaint alleges, among other things, that the TA Defendants and DPLS Defendants conspired together and acted in unison to preclude the MN Noteholders’ from receiving the benefits of the convertible note transactions between Carebourn, More, and DarkPulse.

On July 5, 2022, the TA Defendants filed their motion to dismiss the MN Noteholders’ complaint. Pursuant to the local rules of the U.S. Dist. Court for the District of Utah, the MN Noteholders must reply to the TA Defendants’ motion to dismiss on or before August 2, 2022.

As of the date hereof, the DPLS Defendants have not been served and, thus, no deadline exists by which the DPLS Defendants must answer or otherwise respond to the MN Noteholders’ complaint.

On November 23, 2022, the DPLS Defendants filed a motion to dismiss their complaint and a motion for sanctions seeking attorneys fees. As of January 17, 2023, both motions are fully submitted. As of the date hereof, no decisions have been on the DPLS Parties’ motions to dismiss and sanctions.

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The Company intends to vigorously defend itself against the MN Noteholders’ lawsuit.

DarkPulse, Inc. v. Brunson Chandler Jones et al

On July 8, 2022, the Company commenced an action against the law firm of Brunson Chandler & Jones, PLLC and Lance B. Brunson (“Chandler Defendants”) in the United States District Court for the District of Utah.

On September 9, 2022, the Chandler Defendants filed a motion to dismiss. It was fully submitted as of November 15, 2022. The notion to dismiss was granted on December 30, 2022 which also granted the Company leave to file an amended complaint to cure certain deficiencies. The Company filed its amended complaint on January 23, 2023.

The Company’s claims, consisting of professional negligence/malpractice and breach of contract, arise from the legal services and relationship between DarkPulse and the Chandler Defendants and in connection with the merger between DarkPulse, DarkPulse Technologies Inc., and Klever Marketing, Inc.

DarkPulse, Inc., et al v. Crown Bridge Partners, LLC, et al

On September 23, 2022, the Company commenced an action along with two other plaintiffs (“Crown Bridge Plaintiffs”) against Crown Bridge Partners, LLC, Soheil Ahdoot, and Sepas Ahdoot (“Crown Bridge Defendants”) in the United States District Court for the Southern District of New York alleging violations of the Racketeer Influenced and Corrupt Organizations Act.

On January 13, 2023, the Crown Bridge Defendants filed a motion to dismiss. Since the filing of the motion, the Crown Bridge Plaintiffs have sought leave to amend their complaint.

The Company remains committed to actively litigating its claims for relief under the Racketeer Influenced and Corrupt Organizations Act.

In addition to the foregoing Legal Proceedings, we are also actively investigating potential legal claims, including but not limited to stock fraud, market manipulation, and/or defamation, against certain Twitter accounts, websites, and social media channels. The investigation is ongoing and should potential claims be identified, we will evaluate commencing formal litigation proceedings.

From time to time, we may become involved in litigation relating to claims arising out of our operations in the normal course of business. We are not currently involved in any pending legal proceeding or litigation and, to the best of our knowledge, no governmental authority is contemplating any proceeding to which we are a party or to which any of our properties is subject, which would reasonably be likely to have a material adverse effect on our business, financial condition and operating results.

Optilan Special Dividend

On June 23, 2022, DarkPulse issued a press release which announced that DarkPulse’s board of directors approved corporate actions to investigate, initiate and effectuate a special dividend to record holders of the DarkPulse’s securities in the form of a yet to be determined pro-rata number of shares from DarkPulse’s wholly owned subsidiary, Optilan. The distribution was expected to be based on the number of shares held by the DarkPulse’s holders onvAugust 31, 2022. The DarkPulse Board set July 15, 2022 to determine the final dividend ratio for the distribution per stockholder of record. The board approval specifically stated that the distribution was subject to rescission or modification by DarkPulse’s Chief Executive Officer at any time prior to the effectiveness.

Due to limited resources DarkPulse has been unable to pursue the distribution and the board does not believe that the distribution is currently in the best interests of DarkPulse’s stockholders. The distribution would require audited financial statements of Optilan and it has been recommended to DarkPulse management to potentially pursue the distribution in 2023. In the alternative, DarkPulse has decided to put its resources into the acquisition of the securities of GSD and the Merger.

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After the Business Combination, DarkPulse will still own Optilan and GSD will pursue whether the distribution is in the best interests of GSD stockholders at that time. If the distribution is pursued the record date of August 31, 2022 will be the date used for DarkPulse stockholders entitled to the distribution.

Share Repurchase Program

On November 17, 2021, DarkPulse announced that its Board of Directors had authorized a stock repurchase program under which DarkPulse could repurchase up to $15,000,000 of the currently outstanding shares of DarkPulse’s common stock, over a period of 12 months through open market purchases, privately-negotiated transactions, or otherwise in compliance with Rule 10b-18 under the Exchange Act.

The announcement stated that the actual timing, number and value of shares repurchased under the stock repurchase program would depend on a number of factors, including constraints specified in any Rule 10b5-1 trading plans, price, general business and market conditions, and alternative investment opportunities. The announcement also stated that the share buyback program did not obligate DarkPulse to acquire any specific number of shares in any period, and could be expanded, extended, modified or discontinued at any time. Payment for shares repurchased under the program would be funded using DarkPulse’s cash on hand.

Due to the needs to fund DarkPulse operations, DarkPulse never repurchased any shares under the share repurchase program. Management never believed it was in the best interests of DarkPulse’s stockholders to use cash on hand to execute share repurchases.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF DARKPULSE

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contain certain forward-looking statements. Historical results may not indicate future performance. DarkPulse’s forward-looking statements reflect its current views about future events; are based on assumptions and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those contemplated by these statements. Factors that may cause differences between actual results and those contemplated by forward-looking statements include, but are not limited to, those discussed in the “Risk Factors” section herein. DarkPulse undertakes no obligation to publicly update or revise any forward-looking statements, including any changes that might result from any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. Furthermore, DarkPulse cannot guarantee future results, events, levels of activity, performance, or achievements. In this section titled “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF DARKPULSE,” all references to the “Company,” “we,” “us,” “our,” similar words are those of DarkPulse and its subsidiaries.

Critical Accounting Policies

The following discussions are based upon our financial statements and accompanying notes, which have been prepared in accordance with accounting principles generally accepted in the United States.

The preparation of these financial statements requires management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingencies. We continually evaluate the accounting policies and estimates used to prepare the financial statements. We base our estimates on historical experiences and assumptions believed to be reasonable under current facts and circumstances. Actual amounts and results could differ from these estimates made by management.

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Business Overview

DarkPulse, Inc., a Delaware corporation, is a technology and research and development company focused on the manufacture, sale, installation, and monitoring of laser sensing systems based on its patented BOTDA dark-pulse sensor technology. The Company develops, markets, and distributes a full suite of engineering, monitoring, installation and security management solutions for critical infrastructure/key resources to both industries and governments. Coupled with our patented BOTDA dark-pulse technology (the “DarkPulse Technology”), DarkPulse provides its customers a comprehensive data stream of critical metrics for assessing the health and security of their infrastructure. Our systems provide rapid, precise analysis and responsive activities predetermined by the end-user customer. The Company’s activities since inception have consisted of developing various solutions, obtaining patents and trademarks related to its technology, raising capital, acquisition of companies deemed to expand global operations and/or capabilities, creating key partnerships to expand our suite of products and services. Our activities have evolved to a sales-focused mission since the successful completion of our BOTDA system in December 2020.

Headquartered in Houston, DarkPulse is a globally-based technology company with presence through its subsidiaries in the United Kingdom, India, Dubai, Abu Dhabi, Turkey, Azerbaijan, Iraq, Libya, Egypt, Brazil, United States and Canada. In addition to the Company’s BOTDA systems, through a series of strategic acquisitions the Company offers the manufacture, sale, installation, and monitoring of laser sensing systems, oil and gas pipeline leak detection, physical security services, telecommunications and satellite communications services, artificial intelligence-based camera systems, railway monitoring services, drone and rover systems, and Big Data as a Service (“BDaaS”). The Company is focused on expanding services through acquisitions and partnerships to address global infrastructure and critical environmental resource challenges.

DarkPulse offers a full suite of engineering and environmental solutions that provide safety and security infrastructure projects. The sensing and monitoring capabilities offered by DarkPulse and our subsidiary companies operate in the air, land, sea. Our patented technology provides rapid, precise analysis to protect and safeguard oil and gas pipelines above or below ground, physical security countermeasures, mining operations, and other critical infrastructure/key resources subject to vulnerability or risk. Our patented brillouin scattering distributed fiber sensing system is best in class. The Company is able to monitor areas in around critical infrastructure buried or above ground including pipelines 100km or more in length and/ or localized pipes as small as eight CM DIA, detecting internal anomalies before catastrophic failure. We are developing an intelligent rock bolt to prevent causalities and fatalities in mining operations and include a real time sensor system that can detect the location and movement of personnel and equipment throughout a mining operation. We monitor airflow, air quality, temperature, seismic events, etc. Our sensors cover extended areas, protecting an area from intrusion by detecting events at any location along the sensing cable. Working safely every day is our first core value and employees at DarkPulse and our subsidiary companies are recognized experts in their fields, providing comprehensive services for all our clients' needs.

Our Operating Units

The Company’s operating units consist of, Optilan, a company headquartered in Coventry, United Kingdom whose focus is in telecommunications, energy, rail, critical network infrastructure, pipeline integrity systems, renewables and security; Remote Intelligence, Limited Liability Company, a company headquartered in Pennsylvania who provides unmanned aerial drone and unmanned ground crawler (UGC) services to a variety of clients from industrial mapping and ecosystem services, to search and rescue, to pipeline security; Wildlife Specialists, Limited Liability Company, a company headquartered in Pennsylvania who provides clients with comprehensive wildlife and environmental assessment, planning, and monitoring services; TerraData Unmanned, PLLC, a company headquartered in Florida who custom manufactures NDAA compliant drones and unmanned ground crawlers to meet the needs of its customers; and TJM Electronics West, Inc., a company headquartered in Arizona who is a U.S. manufacturer and tester of advanced electronics, cables and sub-assemblies specializing in advanced package and complex CCA and hardware.

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Recent Events

Financings

On November 9, 2021, we entered an Equity Financing Agreement (the “Equity Financing Agreement”) and Registration Rights Agreement (the “GHS Registration Rights Agreement”) with GHS, pursuant to which GHS agreed to purchase up to $30,000,000 in shares of our Common Stock, from time to time over the course of 24 months (the “Contract Period”) after effectiveness of a registration statement on Form S-1 (the “Registration Statement”) of the underlying shares of Common Stock.

The GHS Registration Rights Agreement provides that we shall (i) use our best efforts to file with the SEC a Registration Statement within 45 days of the date of the GHS Registration Rights Agreement; and (ii) have the Registration Statement declared effective by the SEC within 30 days after the date the GHS Registration Statement is filed with the SEC, but in no event more than 90 days after the GHS Registration Statement is filed.

Below is a table of all puts made by the Company under the Equity Financing Agreement during 2022:

Date of Put	Number of Shares Sold	Total Proceeds, Net of Discounts	Effective Price per Share	Net Proceeds
1/12/22	23,372,430	$1,150,000	$0.054124	$1,033,975
1/21/22	33,454,988	$1,150,000	$0.037812	$1,033,975
2/7/22	16,040,411	$500,000	$0.0342884	$448,975
3/23/22	29,257,395	$1,500,000	$0.056396	$1,348,975
4/11/22	23,746,816	$1,000,000	$0.04211091	$898,975
5/3/22	29,522,276	$1,000,000	$0.03387273	$898,975
5/13/22	26,100,979	$556,750	$0.0213306	$500,050
5/23/22	25,025,540	$556,750	$0.0222473	$500,050
6/1/22	25,901,921	$556,750	$0.02149454	$500,050
6/16/22	23,799,766	$402,086	$0.018584	$360,852

On February 21, 2022, we sold 75,798,921 shares of our Common Stock at $0.032982 per share for total consideration of $2,500,000.

On March 3, 2022, we sold 16,579,569 shares of our Common Stock at $0.0301576 per share for total consideration of $500,000.

On March 14, 2022, we sold 5,617,347 shares of our Common Stock at $0.071208 per share for total consideration of $400,000.

On May 27, we entered an Equity Financing Agreement (the “EFA”) and Registration Rights Agreement (the “RRA”) with GHS, pursuant to which GHS agreed to purchase up to $70,000,000 in shares of our Common Stock, from time to time over the course of 24 months after effectiveness of a registration statement on Form S-1 (the “Registration Statement”) of the underlying shares of Common Stock.

The RRA provides that we shall (i) use our best efforts to file with the SEC a Registration Statement within 45 days of the date of the GHS Registration Rights Agreement; and (ii) have the Registration Statement declared effective by the SEC within 30 days after the date the GHS Registration Statement is filed with the SEC, but in no event more than 90 days after the GHS Registration Statement is filed.

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Below is a table of all puts made by the Company under the EFA during 2022:

Date of Put	Number of Shares Sold	Total Proceeds, Net of Discounts	Effective Price per Share	Net Proceeds
6/24/22	38,391,106	$643,539	$0.01978	$578,160
7/1/22	33,525,465	$556,750	$0.019596	$500,050
7/11/22	32,756,532	$556,750	$0.01699661	$550,050
7/20/22	29,386,519	$556,750	$0.01894558	$550,050
7/28/22	35,884,040	$556,750	$0.018308	$500,050
8/10/22	44,505,857	$680,109	$0.015281	$611,073
8/18/22	54,574,909	$948,863	$0.017386441	$852,952
8/25/22	105,255,759	$2,264,961	$0.021518644	$2,128,038
9/2/22	140,073,757	$3,000,000	$0.021417288	$2,788,975
9/14/22	79,092,686	$1,757,466	$0.022220339	$1,757,466
9/30/22	30,538,303	$500,000	$0.0163729	$463,975

Going Concern Uncertainty

As shown in the accompanying financial statements, during the nine months ended September 30, 2022, the Company reported a net loss of $18,375,506. As of September 30, 2022, the Company’s current liabilities exceeded its current assets by $6,314,789. As of September 30, 2022, the Company had $5,967,984 of cash.

We will require additional funding to finance the growth of our operations and achieve our strategic objectives. These factors, as relative to capital raising activities, create doubt as to our ability to continue as a going concern. We are seeking to raise additional capital and are targeting strategic partners in an effort to accelerate the sales and marketing of our products and begin generating revenues. Our ability to continue as a going concern is dependent upon the success of future capital offerings or alternative financing arrangements, expansion of our operations and generating sales. The accompanying financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern. Management is actively pursuing additional sources of financing sufficient to generate enough cash flow to fund its operations; however, management cannot make any assurances that such financing will be secured.

Foreign Currency Risk

In general, the Company is a net receiver of currencies other than the U.S. dollar. Accordingly, changes in exchange rates, and in particular a strengthening of the U.S. dollar, will negatively affect the Company’s net sales and gross margins as expressed in U.S. dollars. There is a risk that the Company will have to adjust local currency product pricing due to competitive pressures when there has been significant volatility in foreign currency exchange rates.

Results of Operations

For the Three and Nine Months Ended September 30, 2022 and 2021

Revenues

During previous years, the Company experienced no revenue as it developed its technology. More recently, we have experienced revenue derived from the acquisitions of our subsidiaries from the 3rd quarter of 2021 to the present. The Company’s new revenues are derived from the following, among other things:

•	promote adoption if our patented technology through agency and distribution agreements;

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•	cross-selling existing customer with products from other subsidiaries;

•	provide a wide array of diverse services, including enhanced or additional services that may become available in the future due to, among other things, advances in technology or improvements in our infrastructure;

•	provide our premium services to a higher percentage of our customers;

•	pursue acquisitions of additional assets, in each case if available at attractive prices; and

•	market our products and services to new customers.

While the Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which we expect to receive in exchange for those goods or services, the Company also maintains multiple contracts for future material revenues, including part of framework contracts that will be recognized during future reporting periods.

For the three months ended September 30, 2022, total revenues were $1,431,104 compared to $3,500,970 for the same period in 2021, a decrease of $2,069,866. This decrease primarily consisted of revenues of $841,876 from Optilan, $385,529 from Wildlife Specialists and $139,225 from TJM Electronics as well as $64,474 from the remaining subsidiaries.

For the nine months ended September 30, 2022, total revenues were $7,884,480 compared to $3,500,970 for the same period in 2021, an increase of $4,383,510. This increase primarily consisted of revenues of $6,760,818 from Optilan, $589,986 from Wildlife Specialists and $434,459 from TJM Electronics as well as $99,217 from the remaining subsidiaries.

Cost of Goods Sold and Gross Margin

For the three months ended September 30, 2022, cost of goods sold were $5,804,875 compared to $2,767,239 for the same period in 2021, an increase of $3,037,636. This increase primarily consisted of $2,500,000 of additional cost of goods sold related to a contract with National Grid (which was entered into prior to the Company’s acquisition of Optilan and valued at £25,411,720) that the Company’s subsidiary, Optilan, is in the final stages of completing after more than five years. The project took significantly longer to complete than originally quoted and unfortunately there was very little foresight to the magnitude of the loss. The Company believes that this is not a recurring issue with Optilan and/or its business model, but more specifically related to the factors surrounding this project which included but not limited to initial issues with the quote and the associated agreement, delays due to Covid-19 and current inflation rates. The Company has taken internal procedures during its bid process to assure that such practuces will not occur in the future.

For the nine months ended September 30, 2022, cost of goods sold were $12,119,352 compared to $2,767,239 for the same period in 2021, an increase of $9,352,113. This increase primarily consisted of $2,500,000 of additional cost of goods sold related to a contract with National Grid (which was entered into prior to the Company’s acquisition of Optilan and valued at £25,411,720) that the Company’s subsidiary, Optilan, is in the final stages of completing after more than five years. The project took significantly longer to complete than originally quoted and unfortunately there was very little foresight to the magnitude of the loss. The Company believes that this is not a recurring issue with Optilan and/or its business model, but more specifically related to the factors surrounding this project which included but not limited to initial issues with the quote and the associated agreement, delays due to Covid-19 and current inflation rates. The Company has taken internal procedures during its bid process to assure that such practuces will not occur in the future.

Gross margin for the three months ended September 30, 2022 was $(4,373,771) with a gross margin of (305.6)% compared to $733,731 for the same period in 2021 with a 21.0% gross margin.

Gross margin for the nine months ended September 30, 2022 was $(4,234,872) with a gross loss margin of (677.2)% compared to $733,731 for the same period in 2021 with a gross margin of 21.0%.

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Operating Expenses

Selling, general and administrative expenses for three months ended September 30, 2022 increased by $1,091,777, or 268,.3%, to $1,498,717 from $406,940 for the three months ended September 30, 2021. The increase primarily consisted of an increase to the operations from our various acquisitions.

Selling, general and administrative expenses for nine months ended September 30, 2022 increased by $3,047,533, or 573.1%, to $3,579,326 from $531,793 for the nine months ended September 30, 2021. The increase primarily consisted of an increase to the operations from our various acquisitions.

Payroll related expenses for three months ended September 30, 2022, increased to $1,760,531 from $1,007,453 for the three months ended September 30, 2021. The increase primarily consisted of an increase to the numbers of employees inherited from our various acquisitions.

Payroll related expenses for nine months ended September 30, 2022, increased to $5,108,775 from $1,007,453 for the nine months ended September 30, 2021. The increase primarily consisted of an increase to the numbers of employees inherited from our various acquisitions.

Professional fees for the three months ended September 30, 2022, decreased by $209,636 to $1,471,264 from $1,680,600 for the three months ended September 30, 2021. This decrease primarily consisted of decreased legal expenditures associated with the current decrease in litigation activity.

Professional fees for the nine months ended September 30, 2022, increased by $2,588,394 to $4,489,966 from $1,901,572 for the nine months ended September 30, 2021. This increase primarily consisted of increased legal expenditures associated with the increase in litigation.

Depreciation and amortization for three months ended September 30, 2022, increased by $506,748 to $597,970 from $91,222 for the three months ended September 30, 2021. This increase is primarily due to the increase in the depreciable assets we acquired from new acquisitions in other countries.

Depreciation and amortization for nine months ended September 30, 2022, increased by $717,253 to $833,989 from $116,736 for the nine months ended September 30, 2021. This increase is primarily due to the increase in depreciable assets we acquired from new acquisitions.

Other Income (Expense)

For the three months ended September 30, 2022, we had other expense of $896,585 compared to other expense of $798,655 for the same period in 2021, an increase in expense of $97,930. This increase in other income primarily consisted of a $70,289 decrease in the fair value of the Company’s derivative instruments, $426,073 of loss on foreign currency exchange rate variance, and a decrease in interest expense of $489,552 due to changes in borrowings associated with acquisitions.

For the nine months ended September 30, 2022, we had other income of $128,578 compared to other expense of $1,084,462 for the same period in 2021, a decrease in expense of $1,213,040. This increase in other income primarily consisted of changes of $501,431 of restructuring costs, $237,445 increase in the fair value of the Company’s derivative instruments, $218,039 of loss on foreign currency exchange rate variance, an decrease in interest expense of $321,532 due to changes in borrowings associated with acquisitions.

Net Loss

As a result of the above, we reported a net loss of $8,805,668 and $1,686,829 for the three months ended September 30, 2022 and 2021, respectively.

As a result of the above, we reported a net loss of $18,375,506 and $1,924,311 for the nine months ended September 30, 2022 and 2021, respectively.

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For the Years Ended December 31, 2021 and 2020

Revenues

For the year ended December 31, 2021, total revenues were $7,783,340 compared to $0 for the same period in 2020, an increase of $7,783,340. This increase primarily consisted of revenues of $7,247,932 from the acquisition of Optilan in August 2021, $277,747 from the acquisition of Wildlife Specialists in August 2021 and $174,266 from the acquisition of TJM Electronics in September 2021 as well as $13,078 from DarkPulse.

Cost of Goods Sold and Gross Profit

For the year ended December 31, 2021, cost of goods sold were $6,685,210 compared to $0 for the same period in 2020, an increase of $6,685,210.

Gross profit for the year ended December 31, 2021 was $1,098,130 with a gross profit margin of 14.11% compared to $0 for the same period in 2020 with no gross profit margin.

Operating Expenses

Selling, general and administrative expenses for year ended December 31, 2021 increased by $3,769,708, or 2,526%, to $3,918,967 from $149,259 for the year ended December 31, 2020. The increase primarily consisted of an increase to the operations from our various acquisitions.

Payroll related expenses for year ended December 31, 2021, increased by $2,653,496 to $2,653,683 from $187 for the year ended December 31, 2020. The increase primarily consisted of an increase to the numbers of employees inherited from our various acquisitions.

Professional fees for the year ended December 31, 2021, increased by $2,879,830 to $2,930,245 from $50,415 for the year ended December 31, 2020. This increase primarily consisted of increased legal expenditures associated with the increase in litigation as well as fees associated with the various capital raises in 2021.

Depreciation and amortization for year ended December 31, 2021, increased by $207,278 to $258,306 from $51,028 for the year ended December 31, 2020. This increase is primarily due to the increase in depreciable assets we acquired from new acquisitions.

Other Income (Expense)

For the year ended December 31, 2021, we had other income $4,021,700 compared to other expense of $17,103 for the same period in 2020, an increase in income of $4,038,803. This increase in other income increase primarily consisted of changes of $3,421,633 of gain related to the extinguishment of debt, $653,501 increase in the fair value of the Company’s derivative instruments, $11,600 of gain on foreign currency exchange rate variance, a decrease in interest expense of $4,706 due to increased borrowings offset by $31,636 loss on convertible notes.

Net Income (Loss)

As a result of the above, we reported a net loss of $4,826,320 for the year ended December 31, 2021 compared to a net loss of $275,842 for the year ended December 31, 2020.

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Liquidity and Capital Resources

September 30, 2022 Compared to September 30, 2021

We require working capital to fund the continued development and commercialization of our proprietary fiber optic sensing devices, and for operating expenses. During the three months ended September 30, 2022, we had $11,378,400 in new cash proceeds compared to the three months ended September 30, 2021, when we had no new cash proceeds.

As of September 30, 2022, we had cash of $5,967,984, compared to $2,564,492 as of September 30, 2021. We currently do not have sufficient cash to fund our operations for the next 12 months and we will require working capital to complete development, testing and marketing of our products and to pay for ongoing operating expenses. We anticipate adding consultants for technology development and the corresponding operations of the Company, but this will not occur prior to obtaining additional capital. Management is currently in the process of looking for additional investors. Currently, loans from banks or other lending sources for lines of credit or similar short-term borrowings are not available to us. We have been able to raise working capital to fund operations through the issuances of convertible notes or obtained through the issuance of our restricted common stock. As of September 30, 2022, our current liabilities exceeded our current assets by $6,314,789.

Several of our significant operating subsidiaries have borrowed funds from DarkPulse. The terms of the instruments governing the indebtedness of these borrowers or borrowing groups may restrict our ability to access their accumulated cash. In addition, our ability to access the liquidity of these and other subsidiaries may be limited by tax, legal and other considerations.

Our executive officers and our Board of Directors review our sources and potential uses of cash in connection with our annual budgeting process and whenever circumstances warrant. Generally speaking, our principal funding source is cash from financing activities, and our principal cash requirements include loans to our operating subsidiaries, operating expenses, and capital expenditures,

For the remaining 12 month period ending September 30, 2023, we project that our subsidiaries will begin to operate with their own operating activities and reduce their dependency on the financing activities of DarkPulse.

For additional information, see "Risk Factors—Financial Risks" in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2021.

Cash Flows From Operating Activities

During the nine months ended September 30, 2022, net cash used by operating activities was $19,456,701, resulting from our net loss of $18,375,506 and an increase in expenses related to our inventory of $604,406 and operating lease liabilities of $86,511. These increases were offset by a decrease in derivative liability of $237,445, increase in accounts payable and accrued expenses of $2,949,406 and an increase from restructuring costs of $501,431, decrease in accounts receivable of $692,746, decrease in unbilled revenue of $178,748 and decrease in contract liability of $833,876.

By comparison, during the nine months ended September 30, 2021, net cash used by operating activities was $7,446,593, resulting from our net loss of $1,924,311 partially offset by an increase in non-cash expenses of stock based loan acquisition costs of $649,334 and the amortization of debt discount of $404,087 offset by gain on the extinguishment of debt of $785,240 and increases in accounts payable and accrued liabilities of $4,362,016 and contract liability of $1,439,504

Cash Flows From Investing Activities

During the nine months ended September 30, 2022, we had net cash used in investing activities of $594,310. During the nine months ended September 30, 2021, net cash used by investing activities was $546,765.

Cash Flows From Financing Activities

During the nine months ended September 30, 2022, net cash provided by financing activities was $23,794,275 which was comprised of proceeds from the sale of common stock from offering of $23,794,275. During the nine months ended September 30, 2021, net cash used by financing activities was $10,718,100, which was comprised of proceeds from the sale of common stock from offering of $8,000,000, proceeds from issuance of convertible notes payable of $1,102,700 and proceeds from notes payable of $2,000,000 less repayment of notes payable of $384,600.

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December 31, 2021 Compared to December 31, 2020

We require working capital to fund the continued development and commercialization of our proprietary fiber optic sensing devices, and for operating expenses. During the year ended December 31, 2021, we had $17,696,027 in new cash proceeds compared to year ended December 31, 2020, when we had $0 in new cash proceeds.

As of December 31, 2021, we had cash of $3,658,846, compared to $337 as of December 31, 2020. We currently do not have sufficient cash to fund our operations for the next 12 months and we will require working capital to complete development, testing and marketing of our products and to pay for ongoing operating expenses. We anticipate adding consultants for technology development and the corresponding operations of the Company, but this will not occur prior to obtaining additional capital. Management is currently in the process of looking for additional investors. Currently, loans from banks or other lending sources for lines of credit or similar short-term borrowings are not available to us. We have been able to raise working capital to fund operations through the issuances of convertible notes or obtained through the issuance of the Company’s restricted common stock. As of December 31, 2021, our current liabilities exceeded our current assets by $10,120,885.

Cash Flows from Operating Activities

During the year ended December 31, 2021, net cash used by operating activities was $11,715,101, resulting from our net loss of $4,826,320 and an increase in expenses related to our convertible notes payables, including amortization of debt discount of $515,975 and loan acquisition costs of $480,450, increase in stock-based compensation of $1,346,808, increase in inventory of $1,175,869 and operating lease liabilities of $2,451,692. These increases were offset by a decrease in derivative liability of $687,124, increase in accounts payable and accrued expenses of $2,041,588 and an increase from the gain on the extinguishment of debt of $3,488,860, increase in accounts receivable of $771,432, unbilled revenue of $822,031 and increase in contract liability of $922,631.

By comparison, during the year ended December 31, 2020, net cash used by operating activities was $8,192, resulting from our net loss of $275,842 partially offset by non-cash expenses totaling $14,445 and increases in accounts payable and accrued liabilities of $269,589.

Cash Flows from Investing Activities

During the year ended December 31, 2021, we had net cash used in investing activities of $1,689,153. During the year ended December 31, 2020, net cash used by investing activities was $4,969, of capitalized patents costs of $4,969.

Cash Flows from Financing Activities

During the year ended December 31, 2021, net cash provided by financing activities was $17,311,427, comprised of proceeds from the sale of common stock from offering of $14,593,327, the issuance of convertible debt in the amount of $1,102,700, the issuance of notes payable of $2,000,000 offset by payments on convertible debt of $384,600. During the year ended December 31, 2020, net cash used by financing activities was $4,096, comprised of proceeds from issuance of convertible notes payable of $40,000, offset by repayments of related party notes payable of $44,096.

Factors That May Affect Future Results

Management’s Discussion and Analysis contains information based on management’s beliefs and forward-looking statements that involve a number of risks, uncertainties, and assumptions. There can be no assurance that actual results will not differ materially from the forward-looking statements as a result of various factors, including but not limited to, our ability to obtain the equity funding or borrowings necessary to market and launch our products, our ability to successfully serially produce and market our products; our success establishing and maintaining collaborative licensing and supplier arrangements; the acceptance of our products by customers; our continued ability to pay operating costs; our ability to meet demand for our products; the amount and nature of competition from our competitors; the effects of technological changes on products and product demand; and our ability to successfully adapt to market forces and technological demands of our customers.

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Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our consolidated financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity capital expenditures or capital resources.

Recent Accounting Pronouncements

We have provided a discussion of recent accounting pronouncements in Note 1 to the Condensed Financial Statements.

GSD’S BUSINESS

Our Company

Global System Dynamics, Inc. (which we refer to as "we", "us" or the "Company") is a blank check company that was incorporated in January 2021 as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this joint proxy statement as our "Initial Business Combination."

While we may pursue an acquisition opportunity in any business, industry, sector or geographical location, we are focusing on industries that complement our management team’s background, and we intend to capitalize on the ability of our management team to identify and acquire a business, focusing on farming and national security sectors, including farming and national security related operations and businesses that support the those industries, where our management team has extensive experience.

We are a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting almost entirely of cash. We will not generate any operating revenues until after the completion of our Initial Business Combination, at the earliest. We will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from our IPO, described below. To date, our efforts have been limited to organizational activities and activities related to our initial public offering as well as the search for a prospective business combination target.

The Company's sponsor is DarkPulse, Inc., a Delaware corporation (the "Sponsor"). In addition to being the Sponsor, DarkPulse is also a party to the Merger Agreement as the target of Initial Business Combination.

Capitalization, Initial Public Offering and Initial Business Combination

As described further in the Notes to the Company's financial statements contained in this joint proxy statement, on January 25, 2021, the Sponsor paid $25,000, or approximately $0.009 per share, to cover certain offering costs in consideration for 2,875,000 shares of Class B Common Stock, par value $0.0001 (the "Class B Common Stock" or "founder shares".) Up to 375,000 shares of Class B Common Stock were subject to forfeiture to the extent that the over-allotment option was not exercised in full by the underwriters. The forfeiture would be adjusted to the extent that the over-allotment option was not exercised in full by the underwriters so that the Class B Common Stock would represent 20% of the Company's issued and outstanding stock after the Company's IPO.

A registration statement for the Company's IPO was declared effective on August 4, 2021 (the "Effective Date"). On August 9, 2021, the Company consummated its IPO of 10,000,000 units (each, a "Unit" and collectively, the "Units") at $10.00 per Unit and the sale of 4,200,000 warrants (the "Private Warrants") at a price of $1.00 per Private Warrant in a private placement to the Sponsor that closed simultaneously with the IPO. Each Unit consists of one share of Class A Common Stock, par value $0.0001 per share (the "Class A Common Stock" or "public shares") and one-half of one redeemable warrant (the "Public Warrants"). Each whole Public Warrant entitles the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment. Only whole warrants are exercisable. On August 18, 2021, the underwriters partially exercised their over-allotment option and purchased an additional 492,480 Units, generating an aggregate of gross proceeds of $4,924,800.

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Simultaneously with the exercise of the underwriters' over-allotment option, the Sponsor purchased an additional 98,496 Private Warrants, generating aggregate gross proceeds of $98,496. On September 18, 2021 the underwriters' over-allotment option expired and as a result 251,880 shares of Class B Common Stock were forfeited, resulting in outstanding Class B Common Stock of 2,623,120 shares.

As payment for services, the underwriters received 209,850 shares of Class A Common Stock worth approximately $10.00 per share (the "Representative Shares"). Transaction costs related to the IPO and partial over-allotment exercise amounted to $6,265,859 consisting of $3,672,368 of deferred underwriting commissions, $2,098,500 of fair value of the Representative Shares and $494,991 of other cash offering costs, which were allocated among Class A Common Stock subject to possible redemption, the Public Warrants and Private Warrants, and stockholders' deficit.

We have broad discretion with respect to the specific application of the net proceeds of the IPO and the Private Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating an Initial Business Combination. There is no assurance that we will be able to complete an Initial Business Combination successfully. We must complete one or more Initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions) at the time of the agreement to enter into the Initial Business Combination. However, we will only complete an Initial Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act").

Following the closing of the IPO on August 9, 2021 and the partial over-allotment exercise on August 18, 2021, $107,023,296 ($10.20 per Unit) from the net proceeds sold in the IPO and over-allotment, including a portion of the proceeds of the sale of the Private Warrants, was deposited in a trust account (the "Trust Account") which is being invested only in U.S. government securities, with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its tax obligations, the proceeds from the IPO will not be released from the Trust Account until the earliest to occur of: (a) the completion of the Company's Initial Business Combination, (b) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company's amended and restated certificate of incorporation to (i) modify the substance or timing of the Company's obligation to provide for the redemption of its public stock in connection with an Initial Business Combination or to redeem 100% of its public stock if the Company does not complete its Initial Business Combination within 18 months from the closing of the IPO or (ii) with respect to any other material provisions relating to stockholders' rights or pre-Initial Business Combination activity, and (c) the redemption of the Company's public shares if the Company is unable to complete its Initial Business Combination within 18 months from the closing of the IPO, subject to applicable law.

The Company will provide its public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the Initial Business Combination either (i) in connection with a stockholder meeting called to approve the Initial Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed Initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially approximately $10.20 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations).

The Class A Common Stock subject to redemption was recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 480, "Distinguishing Liabilities from Equity." In such case, the Company will proceed with a Business Combination if the Company’s Class A Common Stock are not a “penny share” upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

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If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination.

If, however, stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction, whether they participate in or abstain from voting or whether they were a stockholder on the record date for the stockholder meeting held to approve the proposed transaction.

Notwithstanding the foregoing redemption rights, if the Company seeks stockholder approval of its Initial Business Combination and the Company does not conduct redemptions in connection with its Initial Business Combination pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a "group" (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in the IPO, without the Company's prior consent. The Sponsor, officers and directors (the "Initial Stockholders") have agreed not to propose any amendment to the Amended and Restated Certificate of Incorporation (a) that would modify the substance or timing of the Company's obligation to provide for the redemption of its public shares in connection with an Initial Business Combination or to redeem 100% of the public shares if the Company does not complete its Initial Business Combination within 18 months from the closing of the IPO (the "Combination Period") or (b) with respect to any other material provisions relating to stockholders' rights or pre-Initial Business Combination activity, unless the Company provides its public stockholders with the opportunity to redeem their Class A Common Stock shares in conjunction with any such amendment.

If the Company is unable to complete its Initial Business Combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders' rights as stockholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company's remaining stockholders and the Company's board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company's obligations under the law of the state of Delaware to provide for claims of creditors and the requirements of other applicable law.

The Company's Initial Stockholders, as well as holders of Representative Shares, agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Class B Common Stock and Class A Common Stock, respectively, held by them if the Company fails to complete its Initial Business Combination within the Combination Period. However, if the Initial Stockholders acquire public shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if the Company fails to complete a Business Combination during the Combination Period.

Recent Developments

Change in Company Officers and Directors

On October 12, 2022, David Gladstone, Terry L. Brubaker, Paul W. Adelgren, Michela A. English, John H. Outland, Anthony W. Parker, and Walter H. Wilkinson, Jr. tendered their resignations as officers and directors of our company, Michael Malesardi, Michael LiCalsi, Bill Frisbie and Bill Reiman resigned as officers of our company, and Geoff Mullins, Wayne Bale, and John Bartrum were appointed as members of the board of directors of our company. Finally, Rick Iler was appointed as Principal Executive Officer, Chief Financial Officer and Secretary of our company.

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Change in Company Sponsor

Purchase Agreement

On October 12, 2022, we entered into and closed a Purchase Agreement (the “Purchase Agreement”) with Gladstone Sponsor, LLC, a Delaware limited liability company ("Original Sponsor"), and the new Sponsor, pursuant to which the new Sponsor purchased from the Original Sponsor 2,623,120 shares of our Class B common stock, par value $0.0001 per share, and 4,298,496 Private Placement Warrants, each of which is exercisable to purchase one share of our Class A common stock, par value $0.0001 per share, for an aggregate purchase price of $1,500,000 (the “Purchase Price”).

In addition to the payment of the Purchase Price, the new Sponsor also assumed the following obligations: (i) responsibility for all of our public company reporting obligations, (ii) the right to provide an extension payment and extend the deadline of to complete an initial business combination from 15 months from November 9, 2022 to 18 months at February 9, 2023, for an additional $1,150,000, and (iii) all other obligations and liabilities of the Original Sponsor related to our company.

Pursuant to the Agreement, the new Sponsor has replaced our current directors and officers with directors and an officer selected in its sole discretion. In connection with the closing of the Agreement, we have changed our name to “Global Systems Dynamics, Inc.”

In addition to the Agreement, the new Sponsor also entered into the Assignment, Assumption, Release and Waiver of the Letter Agreement pursuant to which the Original Sponsor and each of the parties to the Letter Agreement (defined below) agreed that all rights, interests and obligations of the Original Sponsor under the Letter Agreement (as defined below) were hereby assigned to the new Sponsor and that the Original Sponsor will have no further rights, interests or obligations under the Letter Agreement as of the Closing Date.

The letter agreement dated August 4, 2021 (the “Letter Agreement”), was by and among the Original Sponsor, et. al., and delivered to us in accordance with an Underwriting Agreement, dated August 4, 2021 (the “Underwriting Agreement”), entered into by and among our company and EF Hutton, division of Benchmark Investments, LLC, as representative of the underwriters, et. al.

Finally, in addition to the Agreement, the New Sponsor entered into the Joinder to the Registration Rights Agreement pursuant to which we agreed to become a party to the Registration Rights Agreement dated as of August 4, 2021 by and among our company, the Original Sponsor, et. al.

Support Agreements

On October 12, 2022, in connection with the Purchase Agreement, we and the Original Sponsor terminated the administrative support agreement dated August 4, 2021.

On October 12, 2022, we entered into a letter agreement (the “Support Agreement”) with the new Sponsor that commenced on the date the Original Sponsor sold all of its securities in our company in connection with the aforementioned Purchase Agreement. Under the Sponsor Agreement, the new Sponsor shall make available, or cause to be made available, to us, at 815 Walker Street, Suite 114, Houston, Texas 77002 (or any successor location of Darkpulse), certain office space, utilities and secretarial and administrative support as may be reasonably required by us. In exchange, we shall pay the new Sponsor the sum of $10,000 per month.

Further under the Support Agreement, the New Sponsor agreed to waive any and all claims to seek payment of any amounts due to it out of the trust account established for the benefit of our public stockholders.

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Indemnity Agreements

We have also entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated certificate of incorporation. Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Funding for Extension and Working Capital

On November 2, 2022 and February 7, 2023, respectively, we issued the GSD Notes to our Sponsor in connection with the extension of the termination date for our initial business combination from November 9, 2022 to February 9, 2023 and from February 9, 2023 to March 9, 2023, respectively.

Pursuant to the GSD Notes, the Sponsor has agreed to loan to us $1,150,000 and $83,947.13, respectively, and deposited the funds into our trust account. The GSD Notes bear no interest and are repayable in full upon the earlier of (i) the date on which we consummate a Business Combination, and (ii) the date that our winding up is effective. At the election of the Sponsor and subject to certain conditions, all of the unpaid principal amount of the $1,150,000 GSD Note may be converted into Conversion Units upon consummation of the Business Combination with the total Conversion Units so issued shall be equal to: (x) the portion of the principal amount of the Note being converted divided by (y) the conversion price of ten dollars ($10.00), rounded up to the nearest whole number of units. The $83,847 Note is not convertible.

We also issued non-interest bearing and non-convertible working capital promissory notes to DarkPulse in the aggregate amount of $[•].

Entry into Business Combination Agreement with DarkPulse

On December 14, 2022, we entered into a Business Combination Agreement (the “BCA”) by and among our company, Zilla Acquisition Corp, a Delaware corporation and our wholly owned subsidiary (“Merger Sub”), and DarkPulse, Inc., a Delaware corporation (“Sponsor” or “DarkPulse”). Pursuant to the terms of the BCA, a business combination between us and DarkPulse will be effected through the merger of Merger Sub with and into DarkPulse, with DarkPulse surviving the merger as our wholly owned subsidiary (the “Merger”). Our board of directors has (i) approved and declared advisable the BCA, the Merger and the other transactions contemplated thereby and (ii) resolved to recommend approval of the BCA and related transactions by our stockholders. The total consideration to be paid at closing (the “Merger Consideration”) by us to DarkPulse security holders will be valued at $116,518,357.65. The Merger Consideration will be payable in shares of our Common Stock, valued at $10 per share.

The transactions contemplated by the Business Combination Agreement, and the other transactions contemplated by the other transaction documents contemplated by the Business Combination Agreement (collectively, the “Proposed Business Combination”) will constitute a “Business Combination” as contemplated by the Company’s Amended and Restated Certificate of Incorporation. The Business Combination and the transactions contemplated thereby were unanimously approved by the board of directors of the Company on December 14, 2022.

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The Business Combination

The BCA provides, among other things, that Merger Sub will merge with and into DarkPulse, with DarkPulse as the surviving company in the merger and, after giving effect to such merger, the Company shall be a wholly-owned subsidiary of GSD. GSD will continue to be named “Global System Dynamics, Inc.” and the combined entity will trade under the symbol “DARK.”

In accordance with the terms and subject to the conditions of the BCA, at the Effective Time, among other things: (i) each GSD Class A Share and each GSD Class B Share that is issued and outstanding immediately prior to the Merger will become one share of common stock, par value $0.0001 per share, of GSD; (ii) by virtue of the Merger and without any action on the part of any Party or any other Person, each DarkPulse Share (other than DarkPulse Shares cancelled and extinguished pursuant to Section 2.1(a)(viii) of the BCA) issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right to receive that number of GSD Class A Shares equal to the Merger Consideration; provided, however, that any DarkPulse shares that are Restricted Shares shall be converted into restricted GSD Class A Shares, subject to the same vesting, transfer and other restrictions as the applicable Restricted Shares; (iii) by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one share of common stock, par value $0.0001, of DarkPulse; (vi) Dennis O’Leary, Joseph Catalino, George Pappas, Geoff Mullins, Wayne Bale and John Bartrum shall become the directors of GSD, Dennis O’Leary shall become the Chief Executive Officer of GSD and of the Surviving Company, and J. Richard Iler shall become the Chief Financial Officer of GSD, each to hold office in accordance with the Governing Documents of GSD until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal; (v) by virtue of the Merger and without any action on the part of any Party or any other Person, each DarkPulse share held immediately prior to the Effective Time by DarkPulse as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

The Business Combination is expected to close in the second calendar quarter of 2023 but in no event later than August 9, 2023, following the receipt of the required approval by the stockholders of DarkPulse and our company, approval by the Nasdaq Stock Market (“Nasdaq”) of our initial listing application filed in connection with the Business Combination, and the fulfillment of other customary closing conditions.

Representations and Warranties; Covenants

The parties to the BCA have agreed to customary representations and warranties for transactions of this type. In addition, the parties to the BCA agreed to be bound by certain customary covenants for transactions of this type, including, among others, covenants with respect to the conduct of the Company and its subsidiaries during the period between execution of the BCA and the Closing. Each of the parties to the BCA has agreed to use its reasonable best efforts to cause all actions and things necessary to consummate and expeditiously implement the Business Combination.

Conditions to Each Party’s Obligations

Under the BCA, the obligations of the parties to consummate the Merger are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, without limitation: (i) the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder relating to the Business Combination having expired or been terminated and any other required regulatory approvals applicable to the transactions contemplated by the BCA having been obtained and remaining in full force and effect; (ii) all the DarkPulse Preferred Stock being converted to DarkPulse Common Stock prior to the Effective Time; (iii) no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Business Combination being in effect; (iv) the registration statement on Form S-4 containing the joint proxy statement/prospectus to be filed by DarkPulse and our company relating to the BCA and the Merger (the “Registration Statement”) becoming effective in accordance with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), no stop order being issued by Securities and Exchange Commission (the “SEC”) and remaining in effect with respect to the Registration Statement, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending; (v) our initial listing application with Nasdaq in connection with the Business Combination having been approved; (vi) our Board consisting of the number of directors, and comprising the

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individuals, determined pursuant to the BCA; (vii) the approval and adoption of the BCA and the transactions contemplated thereby by the requisite vote of the DarkPulse’s stockholders (the “Required Company Stockholder Consent”); (viii) the approval and adoption of the BCA and the transactions contemplated thereby by the requisite vote of our stockholders; (ix) after giving effect to the transactions contemplated (including the PIPE Financing), we have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act of 1934, as amended (the “Exchange Act”)) immediately after the Effective Time; (x) the absence of a DarkPulse Material Adverse Effect since the date of the BCA that is continuing, and (xi) the absence of a GSD Material Adverse Effect since the date of the BCA that is continuing.

Termination

The BCA may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, without limitation, (i) by the mutual written consent of our company and DarkPulse; (ii) by our company, subject to certain exceptions, if any of the representations or warranties made by DarkPulse are not true and correct or if DarkPulse fails to perform any of its covenants or agreements under the BCA (including an obligation to consummate the Closing) such that certain conditions to the obligations of our company could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (A) thirty (30) days after written notice thereof, and (B) August 9, 2023 (the “Termination Date”); (iii) by DarkPulse, subject to certain exceptions, if any of the representations or warranties made by us are not true and correct or if we fail to perform any of our covenants or agreements under the BCA (including an obligation to consummate the Closing) such that the condition to the obligations of DarkPulse could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (A) thirty (30) days after written notice thereof, and (B) the Termination Date; (iv) by either us or DarkPulse, if the Closing does not occur on or prior to the Termination Date, unless the breach of any covenants or obligations under the BCA by the party seeking to terminate proximately caused the failure to consummate the transactions contemplated by the BCA; (v) by either us or DarkPulse, if (A) any governmental entity shall have issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the BCA and such order or other action shall have become final and non-appealable; or (B) if the required DarkPulse or GSD stockholder consent is not obtained; (vi) by us, if (A) DarkPulse does not deliver, or cause to be delivered to us a Transaction Support Agreement duly executed by certain DarkPulse stockholders or (B) the DarkPulse stockholders meeting has been held, has concluded, Darkulse stockholders have duly voted, and DarkPulse stockholder approval was not obtained; (vii) by us should DarkPulse not deposit into the Trust Account in a timely manner the funds necessary to extend the period for us to complete an initial business combination for an additional period of six months from February 9, 2023, in accordance with, and as required pursuant to, the BCA; and (x) by us should: (A) Nasdaq not approve the initial listing application for the combined company with Nasdaq in connection with the Business Combination; (B) the combined company not have satisfied all applicable initial listing requirements of Nasdaq; or (C) the common stock of the combined company not have been approved for listing on Nasdaq prior to the Closing Date.

In the event of the termination of this BCA, the BCA will become void (and there will be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of Section 5.3(a), this Section 7.2, Article VIII and Article I (to the extent related to the termination), each of which will survive such termination and remain valid and binding obligations of the Parties.

The Company Stockholder Transaction Support Agreement

Concurrently with, or with respect to a certain stockholder holding all of the shares of Series A Preferred Stock of DarkPulse, within a specified time after the signing of the BCA, the “DarkPulse Stockholder” listed on Schedule I attached to the BCA (collectively, the “Supporting Company Stockholder”) shall duly execute and deliver to GSD a transaction support agreement (the “The Company Stockholder Transaction Support Agreement”), pursuant to which, among other things, such Supporting DarkPulse Stockholder will agree to, support and vote in favor of the BCA, the Ancillary Documents to which DarkPulse is or will be a party and the transactions contemplated thereby (including the Merger).

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Extension of Date to Consummation a Business Combination

On January 31, 2023, we held a Special Meeting of Stockholders to vote on a proposal to approve an amendment to our amended and certificate of incorporation (the “charter”) to extend the date by which we must consummate a Business Combination up to six times, each by an additional month, for an aggregate of six additional months (i.e. from February 9, 2023 up to August 9, 2023) or such earlier date as determined by the board of directors. The proposal was approved by the stockholders. On January 31, 2023, we filed the amendment with the Delaware Secretary of State to extend the date to consummate a business combination. For each month requested by our Sponsor to extend, it shall deposit an amount equal to $0.0625 times the number of public stockholders.

As a result of the proposal to amend the charter to extend the date, stockholders holding 9,149,326 public shares properly exercised their right to redeem their shares (and did not withdraw their redemption) for cash at a redemption price of approximately $10.39 per share, for an aggregate redemption amount of approximately $95,061,497. Following such redemptions, approximately $14,038,481 was left in trust and 1,343,154 Public Shares remain outstanding.

Our Management Team

Our management team consists solely of Rick Iler, our Principal Executive Officer and Chief Financial Officer.

J. Richard (Rick) Iler has spent his professional career in the capital markets working in positions as corporate finance, chief financial officer of both public and private companies, and institutional corporate bond salesman with leading wall street firms, e.g., BearStearns, Prudential, Kidder Peabody and Smith Barney.

His operational experience began working for an heir, (Shelton Ranch Corporation) of the legendary King Ranch working in budgeting, cash management and financing activities.  He worked with prominent joint ventures administering operating results with such notable companies as Shell, Prudential, Gulf & Western, and the Pritzker family. He has overseen financial reporting to regulatory agencies for numerous microcap public companies as chief financial officer where his duties evolved around facilitating various financings.

His treasury experience with SavingsBank, a Texas savings bank, entailed chairing the asset/liability and investment committees, where he managed a several hundred million dollar mortgage bond arbitrage guiding it through a period of an inverted yield curve returning an annualized 25% internal rate of return. His experience entailed substantial hedging experience with exchanged traded derivatives.

Throughout his career, he has been part of various investment classes of stock, debt and off balance sheet instruments in the aggregate eclipsing several hundred million in equities and debt. He has been part of high net worth, venture capital firms and leading investment banking concerns.

He has a B.S. from Grand Valley State University and attended South Texas College of Law completing nearly 2 of the 3 year JD program.

From 2018 to present, he has been self-employed as an independent consultant for various public companies.

Business Strategy

If the Proposed Business Combination with DarkPulse does not become effective, our acquisition and value creation strategy is to identify, acquire and, after our initial business combination, to build a company in an industry or sector that complements the experience of our management team and can benefit from our operational expertise. Our acquisition selection process will leverage our team’s network of potential transaction sources, ranging from owners and directors of private and public companies, private equity funds, investment bankers, lenders, attorneys, accountants and other trusted advisors across various sectors.

In addition, we intend to utilize the networks and industry experience of each of directors in seeking an initial business combination. Over the course of their careers, the members of our management team and board have developed a broad network of contacts and corporate relationships that we believe will serve as a useful source of acquisition opportunities.

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This network has been developed through our management team’s combined history of over __ years of business experience, including in private equity and investment banking. We expect this network will provide our management team and board with a robust and consistent flow of acquisition opportunities. In addition, we anticipate that target business candidates will be brought to our attention from various unaffiliated sources, including investment market participants, private equity groups, investment banking firms, consultants, accounting firms and large business enterprises. Members of our management team and board will communicate with their networks of relationships to articulate the parameters for our search for a target company and a potential business combination and begin the process of pursuing and reviewing potentially interesting leads.

Acquisition Criteria

The Proposed Business Combination is not guaranteed to occur, and in such event, we cannot assure you that we will be able to locate an appropriate target business or that we will be able to engage in a business combination with target businesses on favorable terms. Consistent with our strategy, we have identified the following general criteria and guidelines that we believe are important in evaluating prospective target businesses. We will use one or more of these criteria and guidelines in evaluating acquisition opportunities, but we may decide to enter into our initial business combination with a target business that does not meet these criteria and guidelines. We intend to seek to acquire companies that we believe:

1.       fitting the farming and national securities industries criteria we were targeting;

2.       having a fair value in excess of the initial business combination minimum requirement of $82 million (80% of the IPO amount);

3.       having a management team with the desire and ability to run a public company; and,

4.       being ready (or able to get ready in short order) to meet the SEC’s merger prospectus requirements of such as having two years of audited financial statements.

These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular initial business combination may be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that our management may deem relevant.

Initial Business Combination

Our initial business combination, whether effectuated through the Proposed Business Combination as set forth above or another business combination if the Proposed Business Combination does not occur, must comply with Nasdaq rules. Nasdaq rules require that we must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of our signing a definitive agreement in connection with our Initial Business Combination. Our board of directors will make the determination as to the fair market value of our Initial Business Combination. If our board of directors is not able to independently determine the fair market value of our Initial Business Combination, we will obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority (“FINRA”) or an independent accounting firm with respect to the satisfaction of such criteria. While we consider it unlikely that our board of directors will not be able to make an independent determination of the fair market value of our Initial Business Combination, it may be unable to do so if it is less familiar or experienced with the business of a particular target or if there is a significant amount of uncertainty as to the value of a target’s assets or prospects. Additionally, pursuant to Nasdaq rules, any Initial Business Combination must be approved by a majority of our independent directors.

We have until March 9, 2023 (which is 19 months from the closing of the initial public offering) to consummate an Initial Business Combination. However, if we anticipate that we may not be able to consummate our Initial Business Combination within 19 months, we will, by resolution of our board if requested by our Sponsor, extend the deadline to consummate a business combination up to five times, each by an additional month for an aggregate of five months, or until August 9, 2023 (for a total of 24 months to complete a business combination), subject to the Sponsor depositing additional funds into the

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Trust Account as set out below. In connection with any such extension, public stockholders will not be offered the opportunity to vote on or redeem their shares. Pursuant to the terms of our amended and restated certificate of incorporation in order to extend the time available for us to consummate our Initial Business Combination for an additional month and each month thereafter, our Sponsor or its affiliates or designees must deposit into the Trust Account $0.0625 per public share remaining after redemptions on or prior to the date of the deadline. We will only be able to extend the period of time to consummate a business combination one month at a time and no more than six months total. We will issue a press release announcing any extension, at least three days prior to the deadline. In addition, we will issue a press release the day after the deadline, announcing whether the funds have been timely deposited. Our Sponsor and its affiliates or designees are obligated to fund the Trust Account in order to extend the time for us to complete our Initial Business Combination, but our Sponsor will not be obligated to extend such time.

We anticipate structuring our Initial Business Combination either (i) in such a way so that the post-transaction company in which our public stockholders own shares will own or acquire 100% of the equity interests or assets of the target business or businesses, or (ii) in such a way so that the post-transaction company owns or acquires less than 100% of such interests or assets of the target business in order to meet certain objectives of the target management team or stockholders, or for other reasons. However, we will only complete an Initial Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Even if the post-transaction company owns or acquires 50% or more of the voting securities of the target, our stockholders prior to the Initial Business Combination may collectively own a minority interest in the post-transaction company, depending on valuations ascribed to the target and us in the Initial Business Combination. For example, we could pursue a transaction in which we issue a substantial number of new shares in exchange for all of the outstanding capital stock of a target. In this case, we would acquire a 100% controlling interest in the target. However, as a result of the issuance of a substantial number of new shares, our stockholders immediately prior to our Initial Business Combination could own less than a majority of our outstanding shares subsequent to our Initial Business Combination. If less than 100% of the equity interests or assets of a target business or businesses are owned or acquired by the post-transaction company, the portion of such business or businesses that is owned or acquired is what will be taken into account for purposes of Nasdaq’s 80% of net assets test. If the Initial Business Combination involves more than one target business, the 80% of net assets test will be based on the aggregate value of all of the transactions and we will treat the target businesses together as the Initial Business Combination for purposes of a tender offer or for seeking stockholder approval, as applicable.

To the extent we effect our Initial Business Combination with a company or business that may be financially unstable or in its early stages of development or growth, we may be affected by numerous risks inherent in such company or business. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all significant risk factors.

Our Business Combination Process

In evaluating a prospective target business, we expect to conduct a thorough due diligence review which may encompass, among other things, meetings with incumbent management and employees, document reviews, inspection of facilities, as well as a review of financial, operational, legal and other information which will be made available to us. We will also utilize our operational and capital planning experience.

We are not prohibited from pursuing an Initial Business Combination with a business that is affiliated with our Sponsor, officers or directors. In the event we seek to complete our Initial Business Combination with a business that is affiliated with our Sponsor, officers or directors, we, or a committee of independent and disinterested directors, will obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority, or FINRA, or from an independent accounting firm, that our Initial Business Combination is fair to our company from a financial point of view.

Members of our management team may directly or indirectly own shares of our common stock and/or Private Warrants and, accordingly, may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our Initial Business Combination. Further, each of our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our Initial Business Combination.

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Certain of our officers and directors presently have, and any of them in the future may have additional, fiduciary or contractual obligations to other entities, pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. As a result, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor such fiduciary or contractual obligations to present such business combination opportunity to such entity. We expect that if an opportunity is presented to one of our officers or directors in his or her capacity as an officer or director of one of those other entities, such opportunity would be presented to such other entity and not to us. For more information on the entities to which our officers and directors currently have fiduciary or contractual obligations, please refer to “Management—Conflicts of Interest.” Our amended and restated certificate of incorporation will provide that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our Initial Business Combination.

Sourcing and Efforts with Potential Initial Business Combination Targets

Certain members of our prior management team have spent significant portions of their careers working with businesses in the farming and agricultural sectors, including farming related operations and businesses that support the farming industry, and have developed a wide network of professional services contacts and business relationships in that industry. The members of our prior board of directors also have significant executive management and public company experience with farming and agricultural related companies and brought additional relationships that further broadened our industry network.

Our prior Sponsor (a subsidiary of The Gladstone Companies, Inc., or “TGCI”) drew upon the management expertise of employees of another of TGCI’s subsidiaries to identify potential targets. That subsidiary, Gladstone Management Corporation, had a team assigned to identify, acquire and manage farmland assets on behalf of a company that it advises, Gladstone Land Corporation (a publicly-traded farmland REIT) (“Land”). Since Land is restricted by REIT rules from owning operating assets, the investment hypothesis relating to the original formation of GSD was that the Sponsor could draw on the expertise of the Land team in identifying businesses in farming and agricultural sectors, including farming related operations and businesses that support the farming industry, that would be potential investment targets for GLEE which Land was not itself interested in owning.

Over the period from the closing of the IPO in August 2021 until our Sponsor sold its interests in GSD to DarkPulse in October 2022, the team met at least weekly and evaluated over 50 potential target companies. The challenge was finding companies that fit the overall criteria including:

1.       fitting the farm and farming-related asset criteria we were targeting;

2.       having a fair value in excess of the initial business combination minimum requirement of $82 million (80% of the IPO amount);

3.       having a management team with the desire and ability to run a public company; and,

4.       being ready (or able to get ready in short order) to meet the SEC’s merger prospectus requirements of such as having two years of audited financial statements.

The Company conducted due diligence to varying degrees on the potential targets, including review of the business’ management, balance sheet, valuation, business model, stockholders, and historical and projected financials, in each case to the extent made available, among other diligence reviews. Following such reviews, and at various points in time, the Company decided to discontinue discussions with the potential targets other than DarkPulse, for one or several reasons, including preparedness for the public markets, growth potential, total addressable market, end market focus, capital requirements, market position, defensibility of business strategy, valuation, and industry trends among other reasons.

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Discussion of Valuation and Reasons for the Approval of the Proposed Business Combination

Soon after the change in GSD’s Board of Directors in October of 2022, the new Board began holding regular Board meetings with key meetings, decision and events identified below. The focus of the Board meetings was due diligence on a potential target company, DarkPulse. The following chronology does not purport to catalogue every conversation or meeting among the Board, but instead is meant to provide a synopsis of events to better understand why the Board approved the Proposed Business Combination.

A meeting was held November 29, 2022, at which the GSD Board discussed the following:

▪	The Board held a lengthy discussion concerning its fiduciary responsibilities in connection with a SPAC company and business combination with a deadline of February 9, 2023, including the due diligence involved in what the prior sponsor and management had already accomplished since inception, due diligence of the current target company under a letter of intent at the time with DarkPulse, Inc., and finally whether another company would provide a better opportunity for stockholders.
▪	The Board discussed the time available to complete a business combination and the legal process and logistics involved in conducting a special meeting of stockholders to consider chether to approve an extension of the deadline to complete a business combination.

Following the discussion on the points above, the GSD Board resolved that management would prepare documents for a potential extension of the deadline to complete a business combination from February 9, 2023 to August 9, 2023 with appropriate considerations as to why an extension is necessary for the Board to consider at its next meeting.

Furthermore, the GSD Board established procedures for conducting due diligence including:

▪	The Board discussed procedurally how to engage in due diligence with respect to what the prior Sponsor and management of the Corporation had already accomplished along with completing a new due diligence checklist for DarkPulse to complete.
▪	The Board resolved that our CFO shall take steps to obtain information on what the prior Sponsor and management had accomplished since inception of GSD to October 12, 2022, the date of the sponsor and management change.
▪	The Board further resolved that outside counsel shall liaison with counsel for DarkPulse on outstanding due diligence items and to submit questions from the Board and management for follow up pertaining to the information received under the checklist.
▪	The Board further resolved that the entire Board at the next meeting shall consider what additional professionals will be required, including a budget, to complete due diligence.

A meeting was held December 2, 2022, at which the GSD Board discussed the following:

▪	Approval of Board and Chief Financial Officer Compensation.
▪	Examination and approval of GSD expenses and creation of a budget for due diligence.
▪	A review and discussion of due diligence exercised by the previous board and criteria used with regard to past candidates.
▪	Filing a Schedule 14A and holding a special meeting to extend the deadline for a business combination by two three month periods ending on August 9, 2023, with the Sponsor making deposits into the Trust Account at each three month extension.

A meeting was held December 6, 2022, at which the GD Board discussed the following:

▪  The Board discussed developing a set of criteria based on the current farming set of criteria but expanded to include national security industries. The current set of criteria is as follows:

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1.       fitting the farm and farming-related asset criteria we were targeting;

2.       having a fair value in excess of the initial business combination minimum requirement of $82 million (80% of the IPO amount);

3.       having a management team with the desire and ability to run a public company; and,

4.       being ready (or able to get ready in short order) to meet the SEC’s merger prospectus requirements of such as having two years of audited financial statements.

•	The Board approved developing a set of criteria based on the past farming set of criteria but expanded to include national security industries.
•	Discussion related to interfacing with DarkPulse on the company’s due diligence requests. Suggestion to invite DarkPulse to attend next meeting to have a presentation of due diligence on matters under the checklist. Also necessary is a timeline of events from counsel to meet the deadline that may be shared with DarkPulse.

A meeting was held December 13, 2022, at which the GSD Board discussed the following:

•	The Board held discussion on the capital structure of DarkPulse, with emphasis on the classes of preferred stock designated and outstanding. The Board worked through questions on the reports for Series A Preferred Stock and Series D Preferred Stock, and was satisfied with the explanations provided by DarkPulse.
•	The Board held discussion on Dennis’ large conversion right under Series A Preferred stock at 25% of the outstanding on an as-diluted basis. The Board felt that the large amount could be a concern. The Board considered Dennis’ contributions to the company and was informed of the litigation involving the Series D Preferred Stock, all of which factors helped to alleviate the concern.
•	The Board held discussion on outstanding litigation and in particular the convertible note litigation. While these actions are a concern, the Board determined that these risks are existing and will be fully disclose as risk factors if the Board presents the deal for stockholder approval.
•	The Board held discussion on DarkPulse’s financials and projections.
•	The Board held discussion on Optilon and its cash drain to the company. GSD’s officer noted that the company is expected to make a turn next year.
•	The Board held a discussion on completing due diligence. A motion was made to conclude due diligence after receiving the various responses and submissions from DarkPulse,
•	The Board resolved to conclude due diligence of DarkPulse, to hold a meeting with Benchmark the following day to go over the financial analysis in connection with the fairness opinion, and to consider approving the BCA at the next Board meeting after the review of the financial analysis in connection with the fairness opinion and discussion with Benchmark.

A meeting was held December 14, 2022, at which the GSD Board discussed the following:

•	Representatives of Benchmark reviewed the financial analysis in connection with the fairness opinion and rendered an oral opinion to the GSD Board, subsequently confirmed in writing on the same date by delivery of Benchmark’s written opinion addressed to the GSD Board, to the effect that the consideration to be paid in the Business Combination pursuant to the Merger Agreement, as of that date and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, is fair from a financial point of view to the unaffiliated stockholders of the company.
•	The Board asked questions of the representatives of Benchmark at the meeting about the financial analysis in connection with the fairness opinion. The Board then dismissed Benchmark from the remainder of the meeting.
•	The Board further discussed to the issue of DarkPulse’s financials and projections. The Board held discussion on the IP for DarkPulse, the various agreements, as well as pending agreements and the commercialization of the IP in the market. The Board noted that there has not been challenges to the DarkPulse IP.
•	The Board held discussion on the projections used in the financial analysis in connection with the fairness opinion and discussed pending contracts of DarkPulse and other matters related to financial performance.
•	The Board resolved to accept the fairness opinion, with notes to Benchmark to update the current amount of cash in trust and anticipated transaction expenses in its final analysis.

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Also at the December 14, 2022 board meeting, the GSD Board noted that it is empowered with a wide mandate to not only consider the target for a Business Combination, but also whether the proposed terms of the merger are advisable or whether the terms need to be negotiated and/or revised or whether the needs of the stockholders of GSD would be better served by alternative transactions that are available to GSD.

The Board held discussion on past efforts of the prior sponsor and management team to secure a Business Combination with a company in the farming industry, with many candidates interviewed and considered. The Board noted its change to the criteria used to locate a suitable merger candidate to include the farming industry and the national security industry, with DarkPulse engaged in business operations designed to serve both industries. The Board reviewed a timeline prepared by counsel to effectuate a Business Combination and considered proposed SEC rules on SPACS to complete within 24 months. The Board concluded that the plan should be to complete a Business Combination, if warranted, within 24 months from the IPO. The Board noted the time remaining to complete a business combination at February 9, 2023, and decided that it should focus on whether DarkPulse is a suitable candidate as a target that would be in the best interests of stockholders.

The Board and counsel went over the material terms of the Business Combination Agreement by, between, and among the Company, the Merger Sub and DarkPulse, pursuant to which DarkPulse will merge with and into the Merger Sub with DarkPulse as the surviving company and DarkPulse shall become a wholly-owned subsidiary of GSD.

The Board had considered, among other things, the presentations and representations by the officers of the DarkPulse, the review by Benchmark of its financial analysis and fairness opinion, the due diligence conducted by GSD on DarkPulse, the legal memos prepared by counsel, and such other factors as the GSD Board has deemed relevant in connection with making a decision on the matter.

After considering the foregoing and holding a discussion on the terms of the Business Combination Agreement, the GSD Board deemed it to be advisable and in the best interest of the Company and its stockholders to enter into the Business Combination Agreement and to recommend it to stockholders.

Status as a Public Company

We believe our structure makes us an attractive business combination partner to target businesses. As a public company, we offer a target business an alternative to the traditional initial public offering through a merger or other business combination with us. Following an Initial Business Combination, we believe the target business would have greater access to capital and additional means of creating management incentives that are better aligned with stockholders’ interests than it would as a private company. A target business can further benefit by augmenting its profile among potential new customers and vendors and aid in attracting talented employees. In a business combination transaction with us, the owners of the target business may, for example, exchange their shares of stock in the target business for our shares of Class A Common Stock (or shares of a new holding company) or for a combination of our shares of Class A Common Stock and cash, allowing us to tailor the consideration to the specific needs of the sellers.

Although there are various costs and obligations associated with being a public company, we believe target businesses will find this method a more expeditious and cost-effective method to becoming a public company than the typical initial public offering. The typical initial public offering process takes a significantly longer period of time than the typical business combination transaction process, and there are significant expenses in the initial public offering process, including underwriting discounts and commissions, marketing and road show efforts that may not be present to the same extent in connection with an Initial Business Combination with us.

Furthermore, once a proposed Initial Business Combination is completed, the target business will have effectively become public, whereas an IPO is always subject to the underwriters’ ability to complete the IPO, as well as general market conditions, which could delay or prevent the IPO from occurring or could have negative valuation consequences. Following an Initial Business Combination, we believe the target business would then have greater access to capital and an additional means of providing management incentives consistent with stockholders’ interests and the ability to use its shares as currency for acquisitions. Being a public company can offer further benefits by augmenting a company’s profile among potential new customers and vendors and aid in attracting talented employees.

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While we believe that our structure and our management team’s backgrounds will make us an attractive business partner, some potential target businesses may view our status as a blank check company, such as our lack of an operating history and our ability to seek stockholder approval of any proposed Initial Business Combination, negatively.

Financial Position

With had funds available for an Initial Business Combination initially in the amount of approximately $108.8 million that was in the Trust Account as of December 21, 2022. However, on January 31, 2023, we held a Special Meeting of the stockholders to vote upon an amendment to our amended and restated certificate of incorporation to extend the time in which to consummate an Initial Business Combination, which we refer to as the Extension Amendment.

In connection with the Extension Amendment, stockholders holding 9,149,326 Public Shares properly exercised their right to redeem their shares (and did not withdraw their redemption) for cash at a redemption price of approximately $10.39 per share, for an aggregate redemption amount of approximately $95,061,497. Following such redemptions, approximately $14,038,481 was left in trust and 1,343,154 Public Shares remain outstanding.

Despite the redemptions, we believe that we still offer a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt or leverage ratio. Because we are able to complete our Initial Business Combination using our cash, debt or equity securities, or a combination of the foregoing, we have the flexibility to use the most efficient combination that will allow us to tailor the consideration to be paid to the target business to fit its needs and desires. However, we have not taken any steps to secure third party financing and there can be no assurance it will be available to us.

Effecting Our Initial Business Combination

We are not presently engaged in, and we will not engage in, any operations for an indefinite period of time. We intend to effectuate our Initial Business Combination using cash from the proceeds held in the Trust Account from our IPO and the sale of the Private Warrants, the proceeds of the sale of our shares in connection with our Initial Business Combination, shares issued to the owners of the target, debt issued to bank or other lenders or the owners of the target, or a combination of the foregoing. We may seek to complete our Initial Business Combination with a company or business that may be financially unstable or in its early stages of development or growth, which would subject us to the numerous risks inherent in such companies and businesses.

If our Initial Business Combination is paid for using equity or debt securities, or not all of the funds released from the Trust Account are used for payment of the consideration in connection with our Initial Business Combination or used for redemptions of our Class A Common Stock, we may apply the balance of the cash released to us from the Trust Account for general corporate purposes, including for maintenance or expansion of operations of the post-transaction company, the payment of principal or interest due on indebtedness incurred in completing our Initial Business Combination, to fund the purchase of other companies or for working capital.

We may seek to raise additional funds through a private offering of debt or equity securities in connection with the completion of our Initial Business Combination, and we may effectuate our Initial Business Combination using the proceeds of such offering rather than using the amounts held in the Trust Account. In addition, we intend to target businesses larger than we can acquire with the net proceeds of our IPO and the sale of the Private Warrants, and may as a result be required to seek additional financing to complete such proposed Initial Business Combination. Subject to compliance with applicable securities laws, we would expect to complete such financing only simultaneously with the completion of our Initial Business Combination. In the case of an Initial Business Combination funded with assets other than the Trust Account assets, our proxy materials or tender offer documents disclosing the Initial Business Combination would disclose the terms of the financing and, only if required by applicable law or stock exchange requirements, we would seek stockholder approval of such financing. There are no prohibitions on our ability to raise funds privately, or through loans in connection with our Initial Business Combination. At this time, we are not a party to any arrangement or understanding with any third party with respect to raising any additional funds through the sale of securities or otherwise.

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Sources of Target Businesses

We anticipate that target business candidates will be brought to our attention from various unaffiliated sources, including investment bankers and investment professionals, as a result of being solicited by us by calls or mailings. Our officers and directors, as well as our Sponsor and their affiliates, may also bring to our attention target business candidates that they become aware of through their business contacts as a result of formal or informal inquiries or discussions they may have, as well as attending trade shows or conventions. In addition, we expect to receive a number of deal flow opportunities that would not otherwise necessarily be available to us as a result of the business relationships of our officers and directors and our Sponsor and their affiliates. While we do not presently anticipate engaging the services of professional firms or other individuals that specialize in business acquisitions on any formal basis, we may engage these firms or other individuals in the future, in which event we may pay a finder’s fee, consulting fee, advisory fee or other compensation to be determined in an arm’s length negotiation based on the terms of the transaction. We will engage a finder only to the extent our management determines that the use of a finder may bring opportunities to us that may not otherwise be available to us or if finders approach us on an unsolicited basis with a potential transaction that our management determines is in our best interest to pursue. Payment of finder’s fees is customarily tied to completion of a transaction, in which case any such fee will be paid out of the funds held in the Trust Account. In no event, however, will our Sponsor or any of our existing officers or directors be paid any finder’s fee, reimbursement, consulting fee, monies in respect of any payment of a loan or other compensation by the company prior to, or in connection with any services rendered for any services they render in order to effectuate, the completion of our Initial Business Combination (regardless of the type of transaction that it is). None of our Sponsor, executive officers or directors, or any of their respective affiliates, will be allowed to receive any compensation, finder’s fees or consulting fees from a prospective business combination target in connection with a contemplated Initial Business Combination except as set forth herein. Some of our officers and directors may enter into employment or consulting agreements with the post-transaction company following our Initial Business Combination. The presence or absence of any such fees or arrangements will not be used as a criterion in our selection process of an Initial Business Combination candidate.

Selection of a Target Business and Structuring of our Initial Business Combination

Nasdaq rules require that we must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of our signing a definitive agreement in connection with our Initial Business Combination. The fair market value of our Initial Business Combination will be determined by our board of directors based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation, a valuation based on trading multiples of comparable public businesses or a valuation based on the financial metrics of M&A transactions of comparable businesses. If our board of directors is not able to independently determine the fair market value of our Initial Business Combination, we will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions with respect to the satisfaction of such criteria. While we consider it unlikely that our board of directors will not be able to make an independent determination of the fair market value of our Initial Business Combination, it may be unable to do so if it is less familiar or experienced with the business of a particular target or if there is a significant amount of uncertainty as to the value of a target’s assets or prospects. We do not intend to purchase multiple businesses in unrelated industries in conjunction with our Initial Business Combination. Subject to this requirement, our management will virtually have unrestricted flexibility in identifying and selecting one or more prospective target businesses, although we will not be permitted to effectuate our Initial Business Combination with another blank check company or a similar company with nominal operations.

In any case, we will only complete an Initial Business Combination in which we own or acquire 50% or more of the outstanding voting securities of the target or otherwise acquire a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. If we own or acquire less than 100% of the equity interests or assets of a target business or businesses, the portion of such business or businesses that are owned or acquired by the post-transaction company is what will be taken into account for purposes of Nasdaq’s 80% fair market value test. There is no basis for investors in our IPO to evaluate the possible merits or risks of any target business with which we may ultimately complete our Initial Business Combination.

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To the extent we effect our Initial Business Combination with a company or business that may be financially unstable or in its early stages of development or growth we may be affected by numerous risks inherent in such company or business. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all significant risk factors.

In evaluating a prospective business target, we expect to conduct a thorough due diligence review, which may encompass, among other things, meetings with incumbent management and employees, document reviews, interviews of customers and suppliers, inspection of facilities, as well as a review of financial and other information that will be made available to us.

The time required to select and evaluate a target business and to structure and complete our Initial Business Combination, and the costs associated with this process, are not currently ascertainable with any degree of certainty. Any costs incurred with respect to the identification and evaluation of a prospective target business with which our Initial Business Combination is not ultimately completed will result in our incurring losses and will reduce the funds we can use to complete another business combination.

Lack of Business Diversification

For an indefinite period of time after the completion of our Initial Business Combination, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. In addition, we intend to focus our search for an Initial Business Combination in a single industry. By completing our Initial Business Combination with only a single entity, our lack of diversification may:

•	subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our Initial Business Combination, and

•	cause us to depend on the marketing and sale of a single product or limited number of products or services.

Limited Ability to Evaluate the Target’s Management Team

Although we intend to closely scrutinize the management of a prospective target business when evaluating the desirability of effecting our Initial Business Combination with that business, our assessment of the target business’ management may not prove to be correct. In addition, the future management may not have the necessary skills, qualifications or abilities to manage a public company. Furthermore, the future role of members of our management team, if any, in the target business cannot presently be stated with any certainty. The determination as to whether any of the members of our management team will remain with the combined company will be made at the time of our Initial Business Combination. While it is possible that one or more of our directors will remain associated in some capacity with us following our Initial Business Combination, it is unlikely that any of them will devote their full efforts to our affairs subsequent to our Initial Business Combination. Moreover, we cannot assure you that members of our management team will have significant experience or knowledge relating to the operations of the particular target business.

We cannot assure you that any of our key personnel will remain in senior management or advisory positions with the combined company. The determination as to whether any of our key personnel will remain with the combined company will be made at the time of our Initial Business Combination.

Following an Initial Business Combination, we may seek to recruit additional managers to supplement the incumbent management of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

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Stockholders May Not Have the Ability to Approve Our Initial Business Combination

We may conduct redemptions without a stockholder vote pursuant to the tender offer rules of the SEC. However, we will seek stockholder approval if it is required by applicable law or applicable stock exchange listing requirements, or we may decide to seek stockholder approval for business or other legal reasons. Presented in the table below is a graphic explanation of the types of Initial Business Combinations we may consider and whether stockholder approval is currently required under Delaware law for each such transaction.

Type of transaction	Whether Stockholder Approval is Required
Purchase of assets	No
Purchase of stock of target not involving a merger with the company	No
Merger of target into a subsidiary of the company	No
Merger of the company with a target	Yes

Under Nasdaq’s listing rules, stockholder approval would be required for our Initial Business Combination if, for example:

•	we issue shares of Class A Common Stock that will be equal to or in excess of 20% of the number of shares of our Class A Common Stock then outstanding (other than in a public offering);

•	any of our directors, officers or substantial stockholders (as defined by Nasdaq rules) has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the target business or assets to be acquired or otherwise and the present or potential issuance of common stock could result in an increase in outstanding common stock or voting power of 5% or more; or

•	the issuance or potential issuance of common stock will result in our undergoing a change of control.

The format for the Proposed Business Combination is merger of target into a subsidiary of the company.

Permitted Purchases of our Securities

If we seek stockholder approval of our Initial Business Combination and we do not conduct redemptions in connection with our Initial Business Combination pursuant to the tender offer rules, our Initial Stockholders, directors, officers, advisors or their affiliates may purchase public shares or Public Warrants in privately negotiated transactions or in the open market either prior to or following the completion of our Initial Business Combination. There is no limit on the number of shares our Initial Stockholders, directors, officers or their affiliates may purchase in such transactions, subject to compliance with applicable law and Nasdaq rules. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. If they engage in such transactions, they will not make any such purchases when they are in possession of any material nonpublic information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. None of the funds held in the Trust Account will be used to purchase shares or Public Warrants in such transactions prior to completion of our Initial Business Combination.

The purpose of any such purchases of shares could be to vote such shares in favor of the Initial Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Initial Business Combination or to satisfy a closing condition in an agreement with a target that requires us to have a minimum net worth or a certain amount of cash at the closing of our Initial Business Combination, where it appears that such requirement would otherwise not be met. The purpose

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of any such purchases of Public Warrants could be to reduce the number of Public Warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with our Initial Business Combination. Any such purchases of our securities may result in the completion of our Initial Business Combination that may not otherwise have been possible. In addition, if such purchases are made, the public “float” of our shares of Class A Common Stock or warrants may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Our Sponsor, officers, directors and/or their affiliates anticipate that they may identify the stockholders with whom our Sponsor, officers, directors or their affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders following our mailing of proxy materials in connection with our Initial Business Combination. To the extent that our Sponsor, officers, directors or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against our Initial Business Combination, whether or not such stockholder has already submitted a proxy with respect to our Initial Business Combination. Our Sponsor, officers, directors or their affiliates will only purchase public shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Any purchases by our Sponsor, officers, directors and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Our Sponsor, officers, directors and/or their affiliates will not make purchases of common stock if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. We expect that any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchases are subject to such reporting requirements.

Redemption Rights for Public Stockholders upon Completion of our Initial Business Combination

We will provide our public stockholders with the opportunity to redeem all or a portion of their shares of Class A Common Stock upon the completion of our Initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the Trust Account is approximately $[•] per public share. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. Our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any shares of Class B Common Stock and Class A Common Stock held by them in connection with the completion of our Initial Business Combination.

Manner of Conducting Redemptions

We will provide our public stockholders with the opportunity to redeem all or a portion of their public shares of Class A Common Stock upon the completion of our Initial Business Combination either (i) in connection with a stockholder meeting called to approve the Initial Business Combination or (ii) by means of a tender offer. The decision as to whether we will seek stockholder approval of a proposed Initial Business Combination or conduct a tender offer will be made by us, solely in our discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require us to seek stockholder approval under the law or stock exchange listing requirement. Under Nasdaq rules, asset acquisitions and stock purchases would not typically require stockholder approval while direct mergers with our company where we do not survive and any transactions where we issue more than 20% of our outstanding common stock or seek to amend our amended and restated certificate of incorporation would require stockholder approval. If we structure an Initial Business Combination with a target company in a manner that requires stockholder approval, we will not have discretion as to whether to seek a stockholder vote to approve the proposed Initial Business Combination. We may conduct redemptions without a stockholder vote pursuant to the tender offer rules of the SEC unless stockholder approval is required by law or stock exchange listing requirements or we choose to seek stockholder approval for business or other legal reasons. So long as we obtain and maintain a listing for our securities on Nasdaq, we will be required to comply with such rules.

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If stockholder approval of the transaction is required by law or stock exchange listing requirement, or we decide to obtain stockholder approval for business or other legal reasons, we will, pursuant to our amended and restated certificate of incorporation:

•	conduct the redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, which regulates the solicitation of proxies, and not pursuant to the tender offer rules, and

•	file proxy materials with the SEC.

In the event that we seek stockholder approval of our Initial Business Combination, we will distribute proxy materials and, in connection therewith, provide our public stockholders with the redemption rights described above upon completion of the Initial Business Combination.

If we seek stockholder approval, we will complete our Initial Business Combination only if a majority of the outstanding shares of common stock present and entitled to vote at the meeting to approve the Initial Business Combination when a quorum is present are voted in favor of the Initial Business Combination. A quorum for such meeting will consist of the holders present in person or by proxy of shares of outstanding capital stock of the Company representing a majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote at such meeting. Our Initial Stockholders will count toward this quorum and pursuant to the letter agreements, our Sponsor, officers and directors have agreed to vote any shares of Class B Common Stock held by them and any shares of Class A Common Stock acquired during or after our IPO (including in open market and privately negotiated transactions) in favor of our Initial Business Combination. For purposes of seeking approval of the majority of our outstanding shares of common stock voted, non-votes will have no effect on the approval of our Initial Business Combination once a quorum is obtained. As a result, in addition to our Initial Stockholders’ Class B Common Stock, we would need [•], or [•], of the 1,343,154 public shares outstanding to be voted in favor of an Initial Business Combination (assuming only the minimum number of shares representing a quorum are voted) in order to have our Initial Business Combination approved (assuming that the Initial Stockholders do not purchase any Units or shares in the after-market after the date of this Annual Report). We intend to give approximately 30 days (but not less than 10 days nor more than 60 days) prior written notice of any such meeting, if required, at which a vote shall be taken to approve our Initial Business Combination. These quorum and voting thresholds, and the voting agreements of our Initial Stockholders, may make it more likely that we will consummate our Initial Business Combination. Each public stockholder may elect to redeem its public shares irrespective of whether they vote for or against the proposed transaction, whether they participate in or abstain from voting or whether they were a stockholder on the record date for the stockholder meeting held to approve the proposed transaction.

If a stockholder vote is not required and we do not decide to hold a stockholder vote for business or other legal reasons, we will, pursuant to our amended and restated certificate of incorporation:

•	conduct the redemptions pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, which regulate issuer tender offers, and

•	file tender offer documents with the SEC prior to completing our Initial Business Combination which contain substantially the same financial and other information about the Initial Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act, which regulates the solicitation of proxies.

Upon the public announcement of our Initial Business Combination, we or our Sponsor will terminate any plan established in accordance with Rule 10b5-1 to purchase shares of our Class A Common Stock in the open market if we elect to redeem our public shares through a tender offer, to comply with Rule 14e-5 under the Exchange Act.

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In the event we conduct redemptions pursuant to the tender offer rules, our offer to redeem will remain open for at least 20 business days, in accordance with Rule 14e-1(a) under the Exchange Act, and we will not be permitted to complete our Initial Business Combination until the expiration of the tender offer period. In addition, we will not redeem any public shares unless our net tangible assets will be at least $5,000,001 either immediately prior to or upon consummation of our Initial Business Combination and after payment of underwriters’ fees and commissions (so that we are not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the agreement relating to our Initial Business Combination. If public stockholders tender more shares than we have offered to purchase, we will withdraw the tender offer and not complete the Initial Business Combination.

Our amended and restated certificate of incorporation provides that we may not redeem our public shares unless our net tangible assets are at least $5,000,001 either immediately prior to or upon consummation of our Initial Business Combination and after payment of underwriters’ fees and commissions (so that we are not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the agreement relating to our Initial Business Combination. For example, the proposed Initial Business Combination may require: (i) cash consideration to be paid to the target or its owners, (ii) cash to be transferred to the target for working capital or other general corporate purposes or (iii) the retention of cash to satisfy other conditions in accordance with the terms of the proposed Initial Business Combination. In the event the aggregate cash consideration we would be required to pay for all shares of Class A Common Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed Initial Business Combination exceed the aggregate amount of cash available to us, we will not complete the Initial Business Combination or redeem any shares, and all shares of Class A Common Stock submitted for redemption will be returned to the holders thereof.

Limitation on Redemption upon Completion of our Initial Business Combination if we Seek Stockholder Approval

Notwithstanding the foregoing, if we seek stockholder approval of our Initial Business Combination and we do not conduct redemptions in connection with our Initial Business Combination pursuant to the tender offer rules, our amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in our IPO, which we refer to as the “Excess Shares.” Such restriction shall also be applicable to our affiliates. We believe this restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed Initial Business Combination as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. By limiting our stockholders’ ability to redeem no more than 15% of the shares sold in our IPO without our prior consent, we believe we will limit the ability of a small group of stockholders to unreasonably attempt to block our ability to complete our Initial Business Combination, particularly in connection with an Initial Business Combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash. However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against our Initial Business Combination.

Tendering Stock Certificates in Connection with Redemption Rights

We may require our public stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to our transfer agent up to two business days prior to the vote on the proposal to approve the Initial Business Combination, or to deliver their shares to the transfer agent electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option. The proxy materials that we will furnish to holders of our public shares in connection with our Initial Business Combination will indicate whether we are requiring public stockholders to satisfy such delivery requirements. Accordingly, a public stockholder would have up to two days prior to the vote on the Initial Business Combination to tender its shares if it wishes to seek to exercise its redemption rights. Given the relatively short exercise period, it is advisable for stockholders to use electronic delivery of their public shares.

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There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC System. The transfer agent will typically charge the tendering broker $80.00 and it would be up to the broker whether or not to pass this cost on to the redeeming holder. However, this fee would be incurred regardless of whether or not we require holders seeking to exercise redemption rights to tender their shares. The need to deliver shares is a requirement of exercising redemption rights regardless of the timing of when such delivery must be effectuated.

The foregoing is different from the procedures used by many special purpose acquisition companies. In order to perfect redemption rights in connection with their business combinations, many blank check companies would distribute proxy materials for the stockholders’ vote on an Initial Business Combination, and a holder could simply vote against a proposed Initial Business Combination and check a box on the proxy card indicating such holder was seeking to exercise his or her redemption rights. After the Initial Business Combination was approved, the company would contact such stockholder to arrange for him or her to deliver his or her certificate to verify ownership. As a result, the stockholder then had an “option window” after the completion of the Initial Business Combination during which he or she could monitor the price of the company’s stock in the market. If the price rose above the redemption price, he or she could sell his or her shares in the open market before actually delivering his or her shares to the company for cancellation. As a result, the redemption rights, to which stockholders were aware they needed to commit before the stockholder meeting, would become “option” rights surviving past the completion of the Initial Business Combination until the redeeming holder delivered its certificate. The requirement for physical or electronic delivery prior to the meeting ensures that a redeeming holder’s election to redeem is irrevocable once the Initial Business Combination is approved.

Any request to redeem such shares, once made, may be withdrawn at any time up to the date of the stockholder meeting. Furthermore, if a holder of a public share delivered its certificate in connection with an election of redemption rights and subsequently decides prior to the applicable date not to elect to exercise such rights, such holder may simply request that the transfer agent return the certificate (physically or electronically). It is anticipated that the funds to be distributed to holders of our public shares electing to redeem their shares will be distributed promptly after the completion of our Initial Business Combination.

If our Initial Business Combination is not approved or completed for any reason, then our public stockholders who elected to exercise their redemption rights would not be entitled to redeem their shares for the applicable pro rata share of the Trust Account. In such case, we will promptly return any certificates delivered by public holders who elected to redeem their shares.

If our initial proposed Initial Business Combination is not completed, we may continue to try to complete an Initial Business Combination with a different target until 18 months from the closing of our IPO (or 24 months from the closing of our IPO, if we extend the period of time to consummate a business combination, subject to our Sponsor depositing additional funds into the Trust Account).

Extension of Time to Complete Business Combination

We have until 19 months from the closing of our IPO to consummate an Initial Business Combination. However, if we anticipate that we may not be able to consummate our Initial Business Combination within 19 months, we will, by resolution of our board if requested by our Sponsor, extend the period of time to consummate a business combination by an additional five times, each for a month for an aggregate of five months (for a total of 24 months to complete a business combination), subject to the Sponsor depositing additional funds into the Trust Account as set out below. In connection with any such extension, public stockholders will not be offered the opportunity to vote on or redeem their shares. Pursuant to the terms of our certificate of incorporation and the trust agreement entered into between us and Continental Stock Transfer & Trust Company, in order to extend the time available for us to consummate our Initial Business Combination for an additional month, our Sponsor or its affiliates or designees must deposit into the Trust Account $0.0625 per share of Class A Common Stock subject to possible redemption on or prior to the date of the deadline. We will only be able to extend the period of time to consummate a business combination a month at a time, for an additional five months in the aggregate from March 9, 2023 to August 9, 2023. We will issue a press release announcing any extension, at least three days prior to the deadline. In addition, we will issue a press release the day after the deadline, announcing whether the funds have been timely deposited. Our Sponsor and its affiliates or designees are obligated to fund the Trust Account in order to extend the time for us to complete our Initial Business Combination, but our Sponsor will not be obligated to extend such time.

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Redemption of Public Shares and Liquidation if no Initial Business Combination

Our amended and restated certificate of incorporation provides that we have only 24 months from the closing of our IPO (subject to our Sponsor depositing additional funds into the Trust Account) to complete our Initial Business Combination. If we are unable to complete our Initial Business Combination within such period, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants or rights, which will expire worthless if we fail to complete our Initial Business Combination within the 19-month time period (subject to our Sponsor depositing additional funds into the Trust Account).

Our Sponsor, officers and directors have entered into letter agreements with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any shares of Class B Common Stock held by them if we fail to complete our Initial Business Combination within 19 months from the closing of our IPO (or 24 months from the closing of our IPO, subject to our Sponsor depositing additional funds into the Trust Account). However, if our Sponsor, officers or directors acquire public shares in or after our IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if we fail to complete our Initial Business Combination within 18 months from the closing of our IPO (or 24 months from the closing of our IPO, if subject to our Sponsor depositing additional funds into the Trust Account).

Our Sponsor, officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to our amended and restated certificate of incorporation (i) to modify the substance or timing of our obligation to allow redemption in connection with our Initial Business Combination or certain amendments to our charter prior thereto or to redeem 100% of our public shares if we do not complete our Initial Business Combination within 24 months from the closing of our IPO (subject to our Sponsor depositing additional funds into the Trust Account) or (ii) with respect to any other provision relating to stockholders’ rights or pre-Initial Business Combination activity, unless we provide our public stockholders with the opportunity to redeem their shares of Class A Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes divided by the number of then outstanding public shares. However, we may not redeem our public shares unless our net tangible assets are at least $5,000,001 either immediately prior to or upon consummation of our Initial Business Combination and after payment of underwriters’ fees and commissions (so that we are not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that we cannot satisfy the net tangible asset requirement (described above), we would not proceed with the amendment or the related redemption of our public shares at such time.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $[•] of proceeds held outside the Trust Account, although we cannot assure you that there will be sufficient funds for such purpose. We will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any tax obligations we may owe. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of our IPO and the sale of the Private Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by stockholders upon our dissolution would be approximately $[•]. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the

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claims of our public stockholders. We cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $[•]. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Marcum LLP, our independent registered public accounting firm, and the underwriters of our IPO, will not execute agreements with us waiving such claims to the monies held in the Trust Account.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $10.20 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked our Sponsor to reserve for such indemnification obligations and we cannot assure you that our Sponsor would be able to satisfy those obligations. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.20 per public share.

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We will seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. We will have access to up to approximately $[•] from the proceeds of our IPO and the sale of the Private Warrants with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our Trust Account could be liable for claims made by creditors. In the event that our IPO expenses exceed our estimate of $550,000, we may fund such excess with funds from the funds not to be held in the Trust Account. In such case, the amount of funds we intend to be held outside the Trust Account would decrease by a corresponding amount. Conversely, in the event that the IPO expenses are less than our estimate of $550,000, the amount of funds we intend to be held outside the Trust Account would increase by a corresponding amount.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our Initial Business Combination within 24 months from the closing of our IPO (subject to our Sponsor depositing additional funds into the Trust Account) may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our Initial Business Combination within 24 months from the closing of our IPO (subject to our Sponsor depositing additional funds into the Trust Account), is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we are unable to complete our Initial Business Combination within 24 months from the closing of our IPO (subject to our Sponsor depositing additional funds into the Trust Account), we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our public shares as soon as reasonably possible following our 24th month (subject to our Sponsor depositing additional funds into the Trust Account) and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we will seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us

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waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, our Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.20 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.20 per share to our public stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our public stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of our Initial Business Combination, (ii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend any provisions of our amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to allow redemption in connection with our Initial Business Combination or certain amendments to our charter prior thereto or to redeem 100% of our public shares if we do not complete our Initial Business Combination within 24 months from the closing of our IPO (subject to our Sponsor depositing additional funds into the Trust Account) or (B) with respect to any other provision relating to stockholders’ rights or pre-Initial Business Combination activity, and (iii) the redemption of all of our public shares if we are unable to complete our business combination within 24 months from the closing of our IPO (subject to our Sponsor depositing additional funds into the Trust Account), subject to applicable law. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event we seek stockholder approval in connection with our Initial Business Combination, a stockholder’s voting in connection with the Initial Business Combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights as described above. These provisions of our amended and restated certificate of incorporation, like all provisions of our amended and restated certificate of incorporation, may be amended with a stockholder vote.

Our Amended and Restated Certificate of Incorporation

Our amended and restated certificate of incorporation contains certain requirements and restrictions relating to our IPO that will apply to us until the completion of our Initial Business Combination. These provisions cannot be amended without the approval of the holders of at least 65% of our common stock. Our Initial Stockholders (excluding holders of the representative shares), will participate in any vote to amend our amended and restated certificate of incorporation and will have the discretion to vote in any manner they choose. Specifically, our amended and restated certificate of incorporation provides, among other things, that:

•	If we are unable to complete our Initial Business Combination within 18 months from the closing of our IPO (or 24 months from the closing of our IPO, if we extend the period of time to consummate a business combination, subject to our Sponsor depositing additional funds into the Trust Account), we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law;

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•	Prior to our Initial Business Combination, we may not issue additional shares of capital stock that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote on any Initial Business Combination;

•	Although we do not intend to enter into an Initial Business Combination with a target business that is affiliated with our Sponsor, our directors or our officers, we are not prohibited from doing so. In the event we enter into such a transaction, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that such an Initial Business Combination is fair to our company from a financial point of view;

•	If a stockholder vote on our Initial Business Combination is not required by law and we do not decide to hold a stockholder vote for business or other legal reasons, we will offer to redeem our public shares pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, and will file tender offer documents with the SEC prior to completing our Initial Business Combination which contain substantially the same financial and other information about our Initial Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act; whether or not we maintain our registration under the Exchange Act or our listing on Nasdaq, we will provide our public stockholders with the opportunity to redeem their public shares by one of the two methods listed above;

•	So long as we obtain and maintain a listing for our securities on Nasdaq, Nasdaq rules require that we must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of our signing a definitive agreement in connection with our Initial Business Combination;

•	If our stockholders approve an amendment to our amended and restated certificate of incorporation (i) to modify the substance or timing of our obligation to allow redemption in connection with our Initial Business Combination or certain amendments to our charter prior thereto or to redeem 100% of our public shares if we do not complete our Initial Business Combination within 24 months from the closing of our IPO (subject to our Sponsor depositing additional funds into the Trust Account) or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, we will provide our public stockholders with the opportunity to redeem all or a portion of their shares of Class A Common Stock upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then outstanding public shares; and

•	We will not effectuate our Initial Business Combination with another blank check company or a similar company with nominal operations.

In addition, our amended and restated certificate of incorporation provides that under no circumstances will we redeem our public shares unless our net tangible assets are at least $5,000,001 either immediately prior to or upon consummation of our Initial Business Combination and after payment of underwriters’ fees and commissions.

Competition

In identifying, evaluating and selecting a target business for our Initial Business Combination, we may encounter competition from other entities having a business objective similar to ours, including other blank check companies, private equity groups and leveraged buyout funds, and operating businesses seeking strategic business combinations. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Moreover, many of these competitors possess greater financial, technical, human and other resources than we do. Our ability to acquire larger target businesses will be limited by our available financial resources. This inherent limitation gives others an advantage in pursuing the Initial Business Combination of a target business. Furthermore, our obligation to pay cash in connection with our public stockholders who exercise their redemption rights may reduce the resources available to us for our Initial Business Combination and our outstanding warrants and rights, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Either of these factors may place us at a competitive disadvantage in successfully negotiating an Initial Business Combination.

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Employees

We currently have one officer. This individual is not obligated to devote any specific number of hours to our matters but they intend to devote as much of his time as he deems necessary, in the exercise of his business judgement, to our affairs until we have completed our Initial Business Combination. The amount of time our officer will devote in any time period will vary based on whether a target business has been selected for our Initial Business Combination and the stage of the Initial Business Combination process we are in. We do not intend to have any full-time employees prior to the completion of our Initial Business Combination. We do not have an employment agreement with any member of our management team.

We have arranged for compensation to our sole officer and directors of $10,000 per month.

Periodic Reporting and Financial Information

We have registered our Units, Class A Common Stock and Public Warrants under the Exchange Act and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports will contain financial statements audited and reported on by our independent registered public accountants.

We will provide stockholders with audited financial statements of the prospective target business as part of the tender offer materials or proxy solicitation materials sent to stockholders to assist them in assessing the target business. In all likelihood, these financial statements will need to be prepared in accordance with, or reconciled to, GAAP, or IFRS, depending on the circumstances, and the historical financial statements may be required to be audited in accordance with the standards of the PCAOB. These financial statements requirements may limit the pool of potential targets we may conduct an Initial Business Combination with because some targets may be unable to provide such statements in time for us to disclose such statements in accordance with federal proxy rules and complete our Initial Business Combination within the prescribed time frame. We cannot assure you that any particular target business identified by us as a potential business combination candidate will have financial statements prepared in accordance with GAAP or that the potential target business will be able to prepare its financial statements in accordance with the requirements outlined above. To the extent that these requirements cannot be met, we may not be able to acquire the proposed target business. While this may limit the pool of potential business combination candidates, we do not believe that this limitation will be material.

We will be required to evaluate our internal control procedures for the fiscal year ending December 31, 2022 as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer, and no longer qualify as an emerging growth company, will we be required to have our internal control procedures audited. A target company may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such business combination. We filed a Registration Statement on Form 8-A with the SEC to voluntarily register our securities under Section 12 of the Exchange Act. As a result, we are subject to the rules and regulations promulgated under the Exchange Act. We have no current intention of filing a Form 15 to suspend our reporting or other obligations under the Exchange Act prior or subsequent to the consummation of our Initial Business Combination.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

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In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our shares of Class A Common Stock that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” will have the meaning associated with it in the JOBS Act.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates equals or exceeds $250 million as of the end of that year’s second fiscal quarter, or (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GSD

In this section titled “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GSD,” all references to the “Company,” “we,” “us,” “our,” similar words are those of GSD.

Special Note Regarding Forward-Looking Statements

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act that are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. All statements, other than statements of historical fact included in this prospectus including, without limitation, statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GSD” regarding the completion of an initial Business Combination, our financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “intend,” “estimate,” “seek” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements, including that the conditions of an initial Business Combination are not satisfied. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to those factors described herein. Our securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, we disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

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The following analysis of our financial condition and results of operations should be read in conjunction with our accompanying condensed financial statements and the notes thereto contained elsewhere in this Quarterly Report and in our Annual Report. Historical financial condition and results of operations and percentage relationships among any amounts in the condensed financial statements are not necessarily indicative of financial condition or results of operations for any future periods.

Overview

We are a blank check company formed under the laws of the State of Delaware on January 14, 2021 for the purpose of effecting a Business Combination. We intend to effectuate our Business Combination using cash from the proceeds of the IPO and the sale of the Private Warrants, our capital stock, debt or a combination of cash, stock and debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a Business Combination will be successful.

Results of Operations

For the Three Ended September 30, 2022 and 2021 and For the Nine Months Ended September 30, 2022 to the Period Beginning January 14, 2021 (Inception) to September 30, 2021

For the three months ended September 30, 2022, we had a net income of $39,412, which was primarily related to interest earned from the Trust Account of $392,826, offset by operating costs of $353,414.

For the nine months ended September 30, 2022, we had a net loss of $630,643, which was primarily related to operating costs of $1,073,750, offset by to interest earned from the Trust Account of $443,107.

For the three months ended September 30, 2021, we had a net loss of $354,332, which was primarily related to formation and operating costs.

For the period from January 14, 2021 (inception) to September 30, 2021, we had a net loss of $355,020 which was primarily related to formation and operating costs.

The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest.

From January 14, 2021 (Inception) to December 31, 2021

We have neither engaged in any operations nor generated any revenues to date. Our only activities through December 31, 2021 were organizational activities, those necessary to prepare for our IPO and identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our Initial Business Combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the period from January 14, 2021 (inception) through December 31, 2021, we had a net loss of $663,517, which primarily consisted of formation and operating costs of $759,636, partially offset by interest earned from the Trust Account of $5,442 and a change in fair value of overallotment liability of $90,677.

Liquidity, Capital Resources and Going Concern

On August 9, 2021, we consummated our IPO of 10,000,000 Units at $10.00 per Unit, which is discussed in Note 3 to the condensed financial statements, and the sale of 4,200,000 Private Warrants which is discussed in Note 6 to the condensed financial statements, at a price of $1.00 per Private Warrant in a private placement to the Original Sponsor that closed simultaneously with the IPO. On August 18, 2021, the underwriter of the IPO partially exercised their over-allotment option and purchased an additional 492,480 Units, generating an aggregate of gross proceeds of $4,924,800 (see Note 3 to the condensed financial statements). Simultaneously with the exercise of the underwriters’ over-allotment option, our Original Sponsor purchased an additional 98,496 Private Warrants, generating aggregate gross proceeds of $98,496 (see Note 1 to the condensed financial statements). As payment for services including the exercise of the over-allotment option, the underwriters received 209,850 Representatives' Class A Shares for nominal consideration.

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Transaction costs related to the IPO and partial over-allotment exercise and the over-allotment amounted to $6,265,859 consisting of $3,672,368 of deferred underwriting commissions, $2,098,500 of fair value of the Representatives' Class A Shares and $494,991 of other cash offering costs.

After consummation of the IPO on August 9, 2021, and the partial over-allotment exercise on August 18, 2021, we had $2,023,122 in our operating bank account and working capital of $1,475,504. As of December 31, 2021, we had $769,484 of cash in our operating bank account and working capital of $931,264.

As of September 30, 2022, we had $23,519 of cash in our operating bank account and working capital of $239,551, net of franchise tax payable that can be paid with the interest income earned on Trust Account. We will continue to expend working capital for operating costs, which includes costs to identify a potential target and acquire the business, in addition to accounting, audit, legal, board, franchise tax and other expenses associated with operating the business during the period through the mandatory date to consummate a Business Combination or liquidate the business. Such costs are likely to exceed the amount of cash currently available. To finance working capital needs, New Sponsor or an affiliate of the New Sponsor or certain of our officers and directors may, but are not obligated to, provide us with Working Capital Loans (see Note 4). As of the issuance of this Quarterly Report on Form 10-Q and December 31, 2021, there were no amounts outstanding under any Working Capital Loans. If we are unsuccessful in obtaining additional working capital, it raises substantial doubt as to our ability to continue as a going concern, as further discussed below.

We have until August 9, 2023 to consummate an Initial Business Combination. It is uncertain that we will be able consummate an Initial Business Combination by either date. If an Initial Business Combination is not consummated by the required dates, there will be a mandatory liquidation and subsequent dissolution. In connection with our assessment of going concern considerations in accordance with the authoritative guidance in ASC Topic 205-40, "Presentation of Financial Statements - Going Concern," management has determined that as a result of the liquidity discussion above and the mandatory liquidation, and subsequent dissolution, should we be unable to complete a business combination, there is substantial doubt about our ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets and liabilities should we be required to liquidate after August 9, 2023.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2022 and December 31, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the New Sponsor a monthly fee of $10,000 for general and administrative services, including office space, utilities and administrative support. We began incurring these fees on August 4, 2021 and will continue to incur these fees monthly until the earlier of the completion of the initial Business Combination or our liquidation.

Critical Accounting Policies

The accompanying financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

Warrant Liabilities

We account for the Warrants as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the Warrants and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the Warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815, including whether the Warrants are indexed to the Company’s own ordinary shares and whether the holders of the Warrants could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the Warrants and as of each subsequent quarterly period end date while the Warrants are outstanding. For issued or modified warrants that meet all of the criteria for equity classification, such warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, liability-classified warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of such warrants are recognized as a non-cash gain or loss on the statements of operations. We account for the Public and Private warrants in accordance with guidance contained in ASC815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability.

Convertible Promissory Note

The Company accounts for its convertible promissory note under ASC 815, “Derivatives and Hedging” (“ASC 815”). Under 815-15-25, the election can be at the inception of a financial instrument to account for the instrument under the fair value option under ASC 825, “Financial Instruments” (“ASC 825”). The Company has made such election for its convertible promissory note. Using fair value option, the convertible promissory note is required to be recorded at its initial fair value on the date of issuance and each balance sheet date thereafter. Differences between the face value of the note and fair value at issuance are recognized as either an expense in the condensed statements of operations (if issued at a premium) or as a capital contribution (if issued at a discount). Changes in the estimated fair value of the notes are recognized as non-cash gains or losses in the condensed statements of operations.

Redeemable Shares of Class A Ordinary shares

All of the 31,921,634 shares of Class A ordinary shares included in the Units sold as part of the Public Offering contain a redemption feature as described in the prospectus for the Public Offering. In accordance with FASB ASC 480, “Distinguishing Liabilities from Equity”, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. The Charter provides a minimum net tangible asset threshold of $5,000,001. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security at the end of each reporting period. Increases or decreases in the carrying amount of redeemable shares will be affected by charges against additional paid-in capital.

Net Income Per Ordinary Share

The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Earnings and losses are shared pro rata between the two classes of shares. The potential ordinary shares for outstanding warrants to purchase the Company’s shares were excluded from diluted earnings per share for the three and nine months ended September 30, 2022, for the three months ended September 30, 2021 and for the period from January 11, 2021 (inception) through September 30, 2021 because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net income per common share is the same as basic net income per common share for the periods.

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Recent Accounting Standards

In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. We adopted ASU 2020-06 effective as of January 1, 2022 on a full retrospective basis. The adoption of ASU 2020-06 did not have an impact on our unaudited condensed financial statements.

Our management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our unaudited condensed financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED COMPANY FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this Prospectus, unless defined below. As used in this unaudited pro forma condensed combined financial information, “DarkPulse” refers to DarkPulse, Inc. and “GSD” refers to Global System Dynamics, Inc. prior to the Business Combination.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2022 and year ended December 31, 2021 gives pro forma effect to the Business Combination as if it had occurred on January 1, 2021, the earliest period presented. The unaudited pro forma condensed combined balance sheet as of September 30, 2022 gives pro forma effect to the Business Combination as if it was completed on September 30, 2022. The unaudited pro forma condensed combined financial statements include:

●	the balance sheets of DarkPulse and GSD as of September 30, 2022

●	the statements of operations of DarkPulse and GSD for the nine months ended September 30, 2022; and

●	The statement of operations of DarkPulse for the year ended December 31, 2021 and the statement of operations of GSD for the period from January 14, 2021 (inception) to December 31, 2021

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with:

●	the accompanying notes to the unaudited pro forma condensed combined financial information;

●	the historical financial statements of DarkPulse as of and for the year ended December 31, 2021 and the nine months ended September 30, 2022, and the related notes, included elsewhere in this proxy statement/prospectus;

●	the historical financial statements of GSD as of and for the period ended December 31, 2021 and the nine months ended September 30, 2022, and the related notes, included elsewhere in this proxy statement/prospectus; and

●	other information relating to GSD and DarkPulse included in this proxy statement/prospectus, including the Business Combination Agreement and the description of certain terms thereof set forth under “GSD Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement”, as well as the disclosures contained in the sections titled “GSD Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “DarkPulse Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

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The pro forma financial information has been prepared in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures about Acquired and Disposed Businesses, as adopted by the SEC in May 2020 (“Article 11”). The amended Article 11 became effective on January 1, 2021. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma transaction accounting adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. The Company has elected to not present any management adjustments.

On December 14, 2022, we entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”) with GSD Merger Sub, Inc., a Delaware corporation and our wholly-owned subsidiary (“Merger Sub”), and DarkPulse, Inc., a Delaware corporation (“DarkPulse”). The Business Combination Agreement and the transactions contemplated thereby were approved by the board of directors of each of GSD and DarkPulse.

The Business Combination Agreement provides, among other things, that Merger Sub will merge with and into DarkPulse, with DarkPulse as the surviving company in the merger and, after giving effect to such merger, DarkPulse shall be a wholly-owned subsidiary of our company (the “Merger”). The Merger and the other transactions contemplated by the Business Combination Agreement are referred to herein as the “Business Combination”. Other capitalized terms used, but not defined, herein, shall have the respective meanings given to such terms in the Business Combination Agreement.

The Business Combination is expected to close, and the S4 is expected to be effective, in the second calendar quarter of 2023, but in no event later than August 9, 2023, following the receipt of the required approval by the stockholders of our company and of DarkPulse, approval by the Nasdaq Stock Market (“Nasdaq”) of the initial listing application of the combined company filed in connection with the Business Combination, and the fulfillment of other customary closing conditions.

The unaudited pro forma condensed combined financial information has been prepared using two alternative levels of redemption of shares of GSD Class A Common Stock into cash:

●	Scenario 1 — No redemption: This presentation applies the assumption that no GSD public stockholders exercise redemption rights with respect to their GSD Class A common stock upon consummation of the Business Combination;

●	Scenario 2 — Maximum redemptions of GSD Class A common stock: This presentation assumes that 100% of GSD public stockholders holding approximately 1,343,154 shares of GSD Class A common stock will exercise their redemption rights upon consummation of the Business Combination at a redemption price of approximately $10.21 per share.

Both scenarios above have considered the redemptions that occurred in January 2023.

As a result of the Business Combination, if none of the redeemable GSD Class A Common Stock is redeemed, the former stockholders of DarkPulse are expected to own approximately 67.5% of the issued and outstanding shares of GSD Common Stock immediately following the closing of the Business Combination, GSD public stockholders are expected to hold, in the aggregate, approximately 10.3% of the issued and outstanding shares of GSD Common Stock, the DarkPulse CEO is expected to hold approximately 22.4% of the issued and outstanding shares of GSD Common Stock, the PIPE Investors will own approximately [•]% of the Combined Company, and the Representative (the underwriter, EF Hutton) will own approximately [•]% of the Combined Company.

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As a result of the Business Combination, if the maximum number of shares of GSD Class A Common Stock are redeemed for cash, the former stockholders of DarkPulse are expected to own approximately 75% of the issued and outstanding shares of GSD Common Stock immediately following the closing of the Business Combination, GSD public stockholders are expected to hold, in the aggregate, approximately 0% of the issued and outstanding shares of GSD Common Stock, the DarkPulse CEO is expected to hold approximately 25% of the issued and outstanding shares of GSD Common Stock, the PIPE Investors will own approximately [•]% of the Combined Company, and the Representative will own approximately [•]% of the Combined Company.

The ownership percentage with respect to the Combined Company does not take into

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2022

			Assuming No Redemption			Assuming Maximum Redemptions
	Darkpulse Inc.	Global Sytem Dynamics, Inc.	Pro Forma Adjustments	Notes to Pro Forma Adjustments	Pro Forma Combined	Pro Forma Adjustments	Notes to Pro Forma Adjustments	Pro Forma Combined
Assets:
Cash	$5,967,984	$23,519	$14,038,481	(A-1)	$16,357,616	$(14,038,481)	(H)	$2,319,135
				(B)
			(3,672,368)	(C)
Accounts receivable, net	3,531,244	—	—		3,531,244	—		3,531,244
Inventory	260,613	—	—		260,613	—		260,613
Unbilled revenue	319,025	—	—		319,025	—		319,025
Prepaid expenses	—	160,694	—		160,694	—		160,694
Other current assets	868,597	—	—		868,597	—		868,597
Total current assets	10,947,463	184,213	10,366,113		21,497,789	(14,038,481)		7,459,308
Property and equipment, net	1,712,950	—	—		1,712,950	—		1,712,950
Operating lease right-of-use assets	2,654,676	—	—		2,654,676	—		2,654,676
Patents, net	304,691	—	—		304,691	—		304,691
Intangible assets	3,098,379	—	—		3,098,379	—		3,098,379
Goodwill	15,286,010	—	—		15,286,010	—		15,286,010
Other assets, net	347,864	—	—		347,864	—		347,864
Cash held in Trust Account	—	107,240,343	(93,201,862)	(A)	—	—		—
			(14,038,481)	(A-1)
Total assets	$34,352,033	$107,424,556	$(96,874,230)		$44,902,359	$(14,038,481)		$30,863,878

Liabilities, Redeemable Common Stock and Stockholders' Equity (Deficit)
Accounts payable and accrued liabilities	$4,048,227	$42,925	$—		$4,091,152	$—		$4,091,152
Convertible notes, net	378,263	—	—		378,263	—		378,263
Notes payable	2,000,000	—	—		2,000,000	—		2,000,000
Customer deposits	1,907,404	—	—		1,907,404	—		1,907,404
Derivative liability	296,308	—	—		296,308	—		296,308
Contract liabilities	4,050,438	—	—		4,050,438	—		4,050,438
Operating lease liabilities - current	1,779,238	—	—		1,779,238	—		1,779,238
Due to related party	—	13,162	—		13,162	—		13,162
Other current liabilities	2,802,374	—	—		2,802,374	—		2,802,374
Total current liabilities	17,262,252	56,087	—		17,318,339	—		17,318,339
Secured debenture	1,090,827	—	—		1,090,827	—		1,090,827
Operating lease liabilities – non-current	1,145,908	—	—		1,145,908	—		1,145,908
Other liabilities – non-current	582,240	—	—		582,240	—		582,240
Deferred underwriting discount	—	3,672,368	(3,672,368)	(C)	—	—		—
Total liabilities	20,081,227	3,728,455	(3,672,368)		20,137,314	—		20,137,314

Commitments and Contingencies
Class A Common Stock subject to possible redemption, 10,492,480 shares	—	107,128,919	(93,201,862)	(A)	—	—		—
			(13,927,057)	(D)
Stockholders' Deficit:
Preferred stock - Series A (par value $0.01)	1	—	(1)	(F)	—	—		—
Convertible preferred stock - Series D (par value $0.01)	883	—	(883)	(F)	—	—		—
Common stock (par value $0.0001)	614,586	—	—	(B)	—			—
			(614,586)	(F)
Class A Common Stock ($0.0001 par value)	—	21	113	(D)	1,299	(134)	(H)	1,165
			874	(F)
			291	(G)
Class B Common Stock ($0.0001 par value)	—	263	(263)	(E)	—			—
Treasury stock	(1,000)	—	—		(1,000)	—		(1,000)
Paid-in capital in excess of par value	44,148,174	—	—	(B)	55,256,584	(14,038,347)	(H)	41,218,237
			13,926,944	(D)
			263	(E)
			(2,818,506)	(F)
			(291)	(G)
Non-controlling interest in variable interest entity and subsidiary	2,358,227	—			2,358,227	—		2,358,227
Accumulated other comprehensive income	(3,198,065)	—	—		(3,198,065)	—		(3,198,065)
Accumulated deficit	(29,652,000)	(3,433,102)	3,433,102	(F)	(29,652,000)	—		(29,652,000)
Total stockholders' equity (deficit)	14,270,806	(3,432,818)	13,927,057		24,765,045	(14,038,481)		10,726,564
Total Liabilities, Redeemable Common Stock and Stockholders' Equity (Deficit)	$34,352,033	$107,424,556	$(96,874,230)		$44,902,359	$(14,038,481)		$30,863,878

Refer to the accompanying notes to the unaudited pro forma financial statements.

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2022

			Assuming No Redemption			Assuming Maximum Redemptions
	Darkpulse Inc.	Global Sytem Dynamics, Inc.	Pro Forma Adjustments	Notes to Pro Forma Adjustments	Pro Forma Combined	Pro Forma Adjustments	Notes to Pro Forma Adjustments	Pro Forma Combined
Revenue	$7,884,480	$—	$—		$7,884,480	$—		$7,884,480
Cost of goods sold	12,119,352	—	—		12,119,352	—		12,119,352
Gross profit (loss)	(4,234,872)	—	—		(4,234,872)	—		(4,234,872)

OPERATING EXPENSES:
Selling, general and administrative	3,579,326	—	—		3,579,326	—		3,579,326
Salaries, wages and payroll taxes	5,108,775	—	—		5,108,775	—		5,108,775
Professional fees	4,489,966	—	—		4,489,966	—		4,489,966
Depreciation and amortization expense	833,989	—	—		833,989	—		833,989
Formation and operating costs	—	1,073,750	—		1,073,750	—		1,073,750
Total operating expenses	14,012,056	1,073,750	—		15,085,806	—		15,085,806

OPERATING LOSS	(18,246,928)	(1,073,750)	—		(19,320,678)	—		(19,320,678)

OTHER INCOME (EXPENSE):
Interest income (expense)	(349,758)	—	—		(349,758)	—		(349,758)
Gain on the forgiveness of debt	267,127	—	—		267,127	—		267,127
Restructuring costs	(501,431)	—	—		(501,431)	—		(501,431)
Change in fair market of derivative liabilities	237,445	—	—		237,445	—		237,445
Gain/(Loss) on convertible notes	—	—	—		—	—		-
Foreign currency exchange rate variance	218,039	—	—		218,039	—		218,039
Interest earned from Trust Account	—	443,107	(443,107)	(aa)	—	—		-
Total other income (expense)	(128,578)	443,107	(443,107)		(128,578)	—		(128,578)

NET INCOME (LOSS) BEFORE TAXES	(18,375,506)	(630,643)	(443,108)		(19,449,256)	—		(19,449,256)
Provision for income taxes	—	—	—		—	—		-
NET INCOME (LOSS)	$(18,375,506)	$(630,643)	$(443,108)		$(19,449,256)	$—		$(19,449,256)
Less: Net loss attributable to the noncontrolling interests in variable interest entity and subsidiary	(255,835)	—	—		(255,835)	—		(255,835)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(18,119,671)	$(630,643)	$(443,108)		$(19,193,421)	$—		$(19,193,421)

Basic and diluted weighted average shares outstanding, Class A redeemable shares		10,492,480		(bb)	12,994,990		(bb)	11,651,836
Basic and diluted net loss per share, Class A redeemable shares		$(0.05)			$(1.50)			$(1.67)
Basic and diluted weighted average shares outstanding, non-redeemable shares	5,539,124,247	2,832,970
Basic and diluted net loss per non-redeemable share	$(0.00)	$(0.05)

Refer to the accompanying notes to the unaudited pro forma financial statements.

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2021

			Assuming No Redemption			Assuming Maximum Redemptions
	Darkpulse Inc.	Global Sytem Dynamics, Inc.	Pro Forma Adjustments	Notes to Pro Forma Adjustments	Pro Forma Combined	Pro Forma Adjustments	Notes to Pro Forma Adjustments	Pro Forma Combined
Revenue	$7,783,340	$—	$—		$7,783,340	$—		$7,783,340
Cost of goods sold	6,685,210	—	—		6,685,210	—		6,685,210
Gross profit (loss)	$1,098,130	$—	$—		$1,098,130	$—		$1,098,130

OPERATING EXPENSES:
Selling, general and administrative expense	3,918,967	—	—		3,918,967	—		3,918,967
Salaries, wages and payroll taxes	2,653,683	—	—		2,653,683	—		2,653,683
Professional fees	2,930,245	—	—		2,930,245	—		2,930,245
Depreciation and amortization	258,306	—	—		258,306	—		258,306
Debt transaction expenses	184,950	—	—		184,950	—		184,950
Formation and operating costs	—	759,636			759,636			759,636
Total operating expenses	9,946,151	759,636	—		10,705,787	—		10,705,787

OPERATING LOSS	(8,848,021)	(759,636)	—		(9,607,657)	—		(9,607,657)

OTHER INCOME (EXPENSE)
Interest expense	(130,359)	—	—		(130,359)	—		(130,359)
Gain (Loss) on change in fair market value of derivative liabilities	687,124	—	—		687,124	—		687,124
Gain (Loss) on convertible notes	(35,525)	—	—		(35,525)	—		(35,525)
Gain on forgiveness of debt	3,488,860	—	—		3,488,860	—		3,488,860
Foreign currency exchange rate variance	11,600	—	—		11,600	—		11,600
Interest earned from Trust Account	—	5,442	(5,442)	(aa)	—	—		-
Change in fair value of overallotment liability	—	90,677	—		90,677	—		90,677
Total other income (expense)	4,021,700	96,119	(5,442)		4,112,377	—		4,112,377

NET INCOME (LOSS) BEFORE TAXES	(4,826,321)	(663,517)	(5,443)		(5,495,280)	—		(5,495,280)
Provision for income taxes	—	—	—		—	—		-
NET INCOME (LOSS) INCLUDING NONCONTROLLING INTEREST	(4,826,321)	(663,517)	(5,443)		(5,495,280)	—		(5,495,280)
Less: Net loss attributable to the noncontrolling interests in variable interest entity and subsidiary	133,702	—	—		133,702	—		133,702
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(4,692,619)	$(663,517)	$(5,443)		$(5,628,982)	$—		$(5,628,982)

Basic and diluted weighted average shares outstanding, Class A redeemable shares		4,448,614		(bb)	12,994,990		(bb)	11,651,836
Basic and diluted net loss per share, Class A redeemable shares		$(0.09)			$(0.42)			$(0.47)
Basic and diluted weighted average shares outstanding, non-redeemable shares	4,775,929,690	2,638,076
Basic and diluted net loss per non-redeemable share	$(0.00)	$(0.09)

Refer to the accompanying notes to the unaudited pro forma financial statements.

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Description of the Business Combination

On October 12, 2022, we entered into and closed a Purchase Agreement (the “Purchase Agreement”) with Gladstone Sponsor, LLC, a Delaware limited liability company ("Original Sponsor"), and the new Sponsor, pursuant to which the new Sponsor purchased from the Original Sponsor 2,623,120 shares of our Class B common stock, par value $0.0001 per share, and 4,298,496 Private Placement Warrants, each of which is exercisable to purchase one share of our Class A common stock, par value $0.0001 per share, for an aggregate purchase price of $1,500,000 (the “Purchase Price”).

On December 14, 2022, we entered into a Business Combination Agreement with our wholly-owned Merger Sub, and DarkPulse. The Business Combination Agreement and the transactions contemplated thereby were approved by the board of directors of each of GSD and DarkPulse.

On January 31, 2023, GSD held a Special Meeting of Stockholders to vote on a proposal to approve an amendment to its amended and certificate of incorporation to extend the date by which GSD must consummate a Business Combination up to six times, each by an additional month, for an aggregate of six additional months (i.e. from February 9, 2023 up to August 9, 2023) or such earlier date as determined by the board of directors by depositing into the Trust Account for the benefit of the public stockholders $83,947.13 for each one (1) month extension (or an aggregate of $503,682.78 if the Combination Period is extended six times) in interest-free loans. The proposal was approved by the GSD stockholders. On January 31, 2023, GSD filed the amendment with the Delaware Secretary of State to extend the date to consummate a business combination.

As a result of the Business Combination Agreement, former stockholders of DarkPulse will receive an aggregate of 11,651,836 shares of GSD common stock , including 8,738,877 shares of converted DarkPulse common stock, and the DarkPulse CEO will receive 2,912,959 shares of GSD Common Stock pursuant to the conversion of DarkPulse Series A Preferred Stock.

The following summarizes the pro forma shares of the common stock of GSD Common Stock to be outstanding after giving effect to the Business Combination for assuming no redemption scenario and maximum redemption scenario.

	Assuming no		Assuming maximum
	redemption		redemption
	Shares	%	Shares	%
DarkPulse stockholders	11,651,836	89.7%	11,651,836	100.0%
GSD public stockholders	1,343,154	10.3%	—	0.0%
	12,994,990	100.0%	11,651,836	100.0%

Note 2 — Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with SEC Regulation S-X Article 11, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 21, 2020 (“Article 11”). The historical financial information of GSD and DarkPulse has been adjusted in the unaudited pro forma condensed combined financial information to reflect transaction accounting adjustments related to the Business Combination, in accordance with GAAP.

The Business Combination will be accounted for as a reverse recapitalization because DarkPulse has been determined to be the accounting acquirer under FASB ASC Topic 805, Business Combinations. The determination is primarily based on the evaluation of the following facts and circumstances taken into consideration:

●       The pre-Business Combination stockholders of DarkPulse are generally expected to hold majority of voting rights in the combined company;

●       The pre-Business Combination stockholders of DarkPulse have the right to appoint the majority of directors to the combined company’s Board of Directors;

●       Senior management of DarkPulse comprise the senior management of the combined company; and

●       The operations of DarkPulse comprise the only ongoing operations of the combined company.

Under the reverse recapitalization model, the Business Combination will be treated as DarkPulse issuing equity for the net assets of GSD, with no goodwill or intangible assets recorded.

In addition, the values will be based on the actual values as of the closing date. The differences that may occur between the preliminary estimates and the final purchase accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

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Note 3 — Transaction Accounting Adjustments

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2022 are as follows:

A       Initial redemptions

On January 31, 2022, GSD stockholders redeemed an aggregate of $93.2 million from the cash held in trust. Adjustment to record the initial redemptions prior to the Business Combination. As a result of the initial redemptions, there were 1,343,154 remaining shares of GSD Class A common stock and $14.0 million remaining cash held in trust.

B       Cash released from trust

Adjustment to transfer the remaining $14.0 million of cash held by GSD in trust and converted into cash resources upon close of the Business Combination. Represents the impact of the Business Combination on the cash balance of GSD post-merger.

C       Payment of GSD underwriting fees

Under the no redemption scenario, adjustment to pay $3.7 million in the deferred underwriting discount of GSD.

D       Reclassification of GSD Class A common stock subject to possible redemption

This adjustment relates to the reclassification of 1,343,154 shares of GSD Class A common stock subject to redemption, with a par value of $0.0001 into 1,343,154 shares of GSD Common Stock, resulting in an increase in the combined company’s Class A common stock par value not subject to redemption of approximately $113 and an increase of additional paid-in capital of $13.9 million.

E       Reclass of GSD Class B common stock

Adjustment to reclass $263 of GSD’s Class B common stock into additional paid-in capital. This represents the par value of 2,623,120 shares of GSD Class B common stock outstanding that were converted into GSD Common Stock.

F       Conversion of DarkPulse’s preferred stock and common stock into GSD common stock

Represents an exchange of DarkPulse’s convertible preferred stock and common stock into shares of GSD Common Stock. In exchange for the above, DarkPulse’s stockholders will receive 8,738,877 shares of GSD Common Stock.

The pro forma adjustment of the reverse recapitalization is as follows:

●	An adjustment to eliminate GSD’s accumulated deficit of approximately $3.4 million.

●	Using an Exchange Ratio of approximately 722.1785 for-1, the total number of shares of GSD Common Stock to be issued to DarkPulse stockholders will be 8,738,877 shares. Based on a par value of $0.0001, the adjustment to the GSD Common Stock par value balance will be approximately $874.

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G       DarkPulse CEO Series A preferred stock

Adjustment to record the issuance of 2,912,959 shares of GSD Common Stock to the DarkPulse CEO pursuant to the conversion of DarkPulse Series A Preferred Stock into DarkPulse Common Stock.

H       Reclassification of GSD Class A common stock subject to possible redemption — assuming maximum redemptions

To record the maximum number of GSD Class A common stock redemptions, 1,343,154 shares of GSD Class A common stock subject to redemption. The adjustment will reduce cash by $14.0 million, additional paid-in capital by $4.8 million, and GSD Common Stock by $134 for the par value of the shares.

Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022 and period ended Decemebr 31, 2021 are as follows:

aa Exclusion of interest income

Represents elimination of interest earned on cash and marketable securities held in the trust account.

bb Net loss per share

Represents the net loss attributable to common stockholders per share calculated using the historical weighted average shares of common stock outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2021. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares of common stock outstanding for basic and diluted net loss attributable to common stockholders per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period. The calculation of diluted loss per share does not consider the effect of the warrants issued in connection with the IPO since the inclusion of such warrants would be anti-dilutive.

COMPARATIVE SHARE INFORMATION

Comparative Per-Share Data of DarkPulse

The following table sets forth the closing market price per share of DarkPulse Common Stock on the OTC Pink on December 14, 2022, the last trading day before the Business Combination was publicly announced, and on [•], 2023, the last practicable trading day before the date of this proxy statement/prospectus.

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Trading Date	DarkPulse Common Stock (DPLS)
December 14, 2022		$0.0087
[•], 2023	$	[•]

The market price of DarkPulse Common Stock could change significantly. Because the consideration payable in the Business Combination pursuant to the Merger Agreement will not be adjusted for changes in the market prices of DarkPulse Common Stock, the value of the consideration that GSD stockholders would receive in the Business Combination may vary significantly from the value implied by the market prices of shares of DarkPulse Common Stock on the date of the Merger Agreement, the date of this proxy statement/prospectus, and the date on which GSD stockholders vote on the approval of the GSD Business Combination Proposal and the other matters set forth in this joint proxy statement/prospectus. GSD stockholders are urged to obtain current market quotations for DarkPulse Common Stock before making their decision with respect to the GSD Business Combination Proposal and the other matters set forth in this joint proxy statement/prospectus.

DIRECTORS AND EXECUTIVE OFFICERS OF DARKPULSE

Executive Officers and Directors

The following table sets forth the name, age, and position of each executive officer and director of DarkPulse:

Director and/or Officer's Name	Age	Position
Dennis O’Leary	60	Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Secretary & Treasurer

Dr. Anthony Brown	49	Director

Carl Eckel	64	Director

Jason Keith	49	Chief Executive Officer of Optilan

Dennis M. O’Leary, Chairman, CEO, President, CFO. Mr. O’Leary was appointed as the DarkPulse’s Chief Executive Officer, President, Chief Financial Officer and Chairman of the Board in April 2018. Mr. O’Leary is a serial entrepreneur with significant international experience having founded Sulu Electric Power and Light Corp (Philippines), a firm with expertise in utility scale power generation and solar energy. In 2010, Mr. O’Leary co-founded DarkPulse Technologies Inc., a wholly-owned subsidiary of DarkPulse, which is developing specialized devices that monitor activities along national borders and provide structural health and safety monitoring of oil and gas pipelines. He holds extensive start-up experience including multiple exit strategies. Mr. O’Leary is an Ambassador for the Province of New Brunswick, Canada, and a Research Member of the NATO Science and Technology Organization. He served as a member of the Board at Arizona State University’s School of Engineering, Global Resolve as Chair of the Impact Committee. His previous employment includes the NYPD where he worked as a member of the Manhattan North Tactical Narcotics Team, which prosecuted establishments involved in the illegal distribution of narcotics. He was a member of a joint taskforce working with the DEA and USINS in the execution of warrants related to narcotics trafficking. While at the NYPD, he was assigned to the Department of Justice as a member of the FBI’s investigative team with internal designation C14. He is a licensed private pilot with turbine experience. Mr. O’Leary was appointed as a Director due to his extensive experience in the industries in which DarkPulse operates. Mr. O’Leary is not, and has not been during the past five years, the director of any other public companies.

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Dr. Anthony Brown, Director. Dr. Brown has served as a Director of DarkPulse since April 2019. He is a physicist and scientist with extensive experience in the development of Brillouin scattering-based distributed fiber optic sensing. In 2010, Dr. Brown co-founded DarkPulse Technologies, Inc., a wholly-owned subsidiary of DarkPulse. Dr. Brown has more than 25 years of research and lecturing experience gained at the University of New Brunswick (“UNB”), focusing primarily on the development of Brillouin scattering-based distributed fiber optic sensor technology. From 2001 to 2012, Dr. Brown served as an assistant professor and research associate at UNB. During Dr. Brown’s tenure at UNB, he was instrumental in developing numerous patents in the field of fiber optic sensing. From 2012 to 2015, Dr. Brown served as an Adjunct Professor at UNB. From 2013 through the present, Dr. Brown has served as a data scientist for Xplornet Communications, Inc. From 2018 through the present, Dr. Brown has served as a consultant for DarkPulse. Dr. Brown received a Bachelor of Science degree in Physics from UNB in 1995, and a PhD in Physics from UNB in 2001. Dr. Brown was appointed as a Director due to his extensive experience in the development of Brillouin scattering-based distributed fiber optic sensing. Dr. Brown is not, and has not been during the past five years, the director of any other public companies.

Carl Eckel, Director. Mr. Eckel has served as a Director of DarkPulse since April 2019. He is a U.S. military veteran with over 35 years of defense communications system development and support experience. Mr. Eckel’s career began in the field of telecommunications operations and continued to evolve with the rapid advancements in telecommunications technologies. While serving in the United States Air Force from 1977 to 1985, Mr. Eckel was responsible for managing leased communications accounting, planning, user requirement changes, and system upgrades and replacements for critical Air Force Satellite Control Network (“AFSCN”) Programs at Onizuka AFS, until his honorable discharge in 1985. As a private civilian, from 1985 to 1992, Mr. Eckel served as a Database Systems Administrator and Site Integrator for Ford Aerospace / Loral where he was responsible for into customer communications requirements analysis and development of training for operations and maintenance of the classified and unclassified systems supporting all Space Shuttle and satellite activities. In 1993 recognizing the government’s need for quality affordable training for operations and maintenance of complex software and hardware communications systems, Mr. Eckel started a successful training development and delivery business that provided training to Washington D.C. area clients such as the Pentagon 7th CG, the White House Communications Agency. and PACAF based in Hawaii. Mr. Eckel worked for Allied Signal/Honeywell in 1995-96 as a Group Field Engineer maintaining critical Control Center and Remote Tracking Communications Equipment around the world, and then rejoining communications systems support with Lockheed from 1997 to 1998. From 1999 to 2000, Mr. Eckel resumed support on the government side of the AFSCN serving initially in Network Security and Systems Integration. From 2000 to 2001, Mr. Eckel served as a Deputy Maintenance Manager for ITT where he was responsible for maintenance of AFSCN mission control communications systems. From 2001 to 2013, Mr. Eckel served as a Site Manager, Program Manager, and Program Director for IITC / Nortel / PEC / Avaya Government Solutions where he held a team leadership role transitioning back into program management. With this transition Mr. Eckel was a part of establishing and delivering contract performance that netted 99-100% contract satisfaction award fees. Mr. Eckel advanced to program director level managing contract team activities, including subcontractors, at multiple locations supporting programs for the Air Force, Army, and NOAA/NWS. In early 2014, Mr. Eckel transitioned into the Oil and Gas Industry as a safety professional in support of pipeline integrity work, station work, and mainline projects for clients including Enbridge, Hess, Tesoro, MarkWest, TransCanada, Kinder Morgan, and Shell. From 2014 through the present, Mr. Eckel has served as a Safety Manager for Minnesota Limited, LLC where he is responsible for safety compliance, including field safety inspections, incident and accident investigation, and reporting. Mr. Eckel received a diploma in Communications Systems from the USAF Technical School in Shepherd AFB, TX. Mr. Eckel holds numerous certifications, including OSHA 500 – Authorized OSHA 10 and 30 hour trainer, OSHA 510 HAZWOPER, CPR/AED/First aid, DOT – CSA & HAZMAT Driver Training. Mr. Eckel was appointed as a Director due to his extensive management experience within the government and the private sectors in such areas and industries where DarkPulse’s technology systems may be advantageously utilized. Mr. Eckel is not, and has not been during the past five years, the director of any other public companies.

Jason Keith, CEO, Optilan. Mr. Keith has served as the CEO of Optilan since July 2022. He oversees all commercial, procurement and tendering activities across the Optilan Group and is responsible for the delivery, development and maintenance of these services in compliance with Group policies, procedures and legislation. This is whilst simultaneously ensuring the safe, efficient and economic execution in support of Optilan’s operational requirements. Mr. Keith has 28 years’ experience predominantly within the energy industry, working for major multi-national and

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international contracting companies across the globe. This includes his previous position at Wood plc, as well as Petrofac, Subsea 7 and BP. Throughout his professional tenure, Mr. Keith has held several commercial positions at both project and corporate levels, with the last 15 years spent in Senior Executive Leadership roles. He has extensive skills in commercial and contract management; this has encompassed valuable multi-cultural experiences, having lived, worked and managed teams across the globe. Mr. Keith holds a Masters in Oil & Gas Law (LLM) and a Postgraduate in Management, both of which he graduated with distinction from the Robert Gordon University in the United Kingdom. He also holds a Diploma in Finance and a master’s certificate in Lean Six Sigma (Black Belt) attained through the Villanova University.

Legal Proceedings

During the past ten years there have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any of DarkPulse’s directors or executive officers, and none of these persons has been involved in any judicial or administrative proceedings resulting from involvement in mail or wire fraud or fraud in connection with any business entity, any judicial or administrative proceedings based on violations of federal or state securities, commodities, banking or insurance laws or regulations, or any disciplinary sanctions or orders imposed by a stock, commodities or derivatives exchange or other self-regulatory organization.

Family Relationships

There are no family relationships between any of DarkPulse’s directors and executive officers.

Audit Committee

DarkPulse does not have a functioning Audit Committee. DarkPulse’s management is currently reviewing its SEC filings and relying on outside experts to assist with this process.

Summary Compensation for Named Executive Officers

The following table shows the executive compensation paid to DarkPulse’s named executive officers for the years ended December 31, 2022 and 2021.

Name and Principal Position	Year Ended Dec. 31,	Salary	All Other Compensation	Total
Dennis O’Leary	2022	$285,000(1)	$—	$285,000
Chairman/CEO and Director	2021	$60,000	$60,000	$60,000
Bill Bayliss	2022	$250,000	$19,000	$269,000
CEO, Optilan(2)	2021	$343,918	$68,782	$412,700
Jason Keith	2022	$186,000	$62,700	$248,700
CEO, Optilan(2)	2021	$212,350	$14,813	$227,163

(1)	On June 24, 2022, Mr. O’Leary was awarded 100 shares of Series A Preferred Stock. Since the shares have no voluntary conversion feature, they are deemed to have no monetary value.
(2)	In April 2022, Mr. Bayliss was removed as CEO and Mr. Keith was appointed as CEO in May 2022.

Option Exercises and Stock Vested

There were no options exercised by DarkPulse’s executive officers or stock vested to our executive officers during the year ended December 31, 2022.

Equity Awards

As of December 31, 2022, there were no outstanding equity awards.

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DIRECTOR COMPENSATION OF DARKPULSE

The following table shows the executive compensation paid to DarkPulse’s directors (excluding named executive officers) for the year ended December 31, 2022.

Name and Principal Position	Salary	Total
Dr. Anthony Brown, Director	$0	$0
Carl Eckel, Director	$240,000	$240,000

GSD’S DIRECTORS AND EXECUTIVE OFFICERS

In this section titled “GSD’S DIRECTORS AND EXECUTIVE OFFICERS,” all references to the “Company,” “we,” “us,” “our,” similar words are those of GSD.

Officers and Directors

As of the date of this prospectus, our directors and executive officers are as follows:

Name	Age	Position
J. Richard Iler	70	Principal Executive Officer and Chief Financial Officer
Geoff Mullins	48	Director
Wayne Bale	60	Director
John Bartrum	56	Director

Rick Iler

J.Richard (Rick) Iler has spent his professional career in the capital markets working in positions as corporate finance, chief financial officer of both public and private companies, and institutional corporate bond salesman with leading wall street firms, e.g., BearStearns, Prudential, Kidder Peabody and Smith Barney.

His operational experience began working for an heir, (Shelton Ranch Corporation) of the legendary King Ranch working in budgeting, cash management and financing activities.  He worked with prominent joint ventures administering operating results with such notable companies as Shell, Prudential, Gulf & Western, and the Pritzker family. He has overseen financial reporting to regulatory agencies for numerous microcap public companies as chief financial officer where his duties evolved around facilitating various financings.

His treasury experience with SavingsBank, a Texas savings bank, entailed chairing the asset/liability and investment committees, where he managed a several hundred million dollar mortgage bond arbitrage guiding it through a period of an inverted yield curve returning an annualized 25% internal rate of return. His experience entailed substantial hedging experience with exchanged traded derivatives.

Throughout his career, he has been part of various investment classes of stock, debt and off balance sheet instruments in the aggregate eclipsing several hundred million in equities and debt. He has been part of high net worth, venture capital firms and leading investment banking concerns.

He has a B.S. from Grand Valley State University and attended South Texas College of Law completing nearly 2 of the 3 year JD program.

From 2018 to present, he has been self-employed as an independent consultant for various public companies.

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Geoff Mullins

Geoffrey Mullins is a seasoned government relations and communications professional with nearly three decades of policy, issue advocacy, and campaign experience at both the federal and state level. After several years on Capitol Hill as a Congressional staff member, he worked in the business community for national and state-level trade associations and grassroots organizations. In the private sector, Geoff worked for a political communications and technology company providing strategic public affairs support to Fortune 500 and national trade association clients. In the year 2000, he had the pleasure of helping plan and successfully implement the Republican National Convention held in Philadelphia.

For the last fifteen years, he has combined his professional experience with his love of the outdoors through work with NGOs advocating for fish and wildlife habitat conservation, clean water protections, Everglades restoration, fisheries management, Farm Bill conservation, public lands issues, and sportsmen's access.

Geoff is an avid sportsman, fly fisherman, and boater and serves on the Board of Directors of Fly Fishers International. He and his wife and son live in Washington, DC and south Florida.

From 2007 to 2018, he was employed by the Theodore Roosevelt Conservation Partnership as its Chief Operating and Communications Officer. From 2019 to present, he was employed by The Everglades Foundation as its Chief Programs Officer.

Wayne Bale

Wayne E. Bale has over 30 years’ experience leading projects for the U.S. Air Force and the Federal Government with extensive Federal contracting experience in all phases of project management from inception to acquisition through implementation. A career leader, he has managed teams facilitating customer interaction, proposal development, and operation execution, and served as Chief of Global Communications for the Air National Guard (ANG) Bureau in Washington DC. In this role he was responsible for the integration of ANG fixed and tactical communications systems and units. He led an integrated team of military, government civilian, and contractor engineers responsible for Base Communications field support at 88 flying Wings, 8 Combat Communications Groups, 23 Combat Communications Squadrons and 19 Engineering Installations Squadrons with a total life cycle value of over $1B in communications assets. As Commander of the 241st Engineering Installation Squadron, he led a worldwide engineering and installation mission. He is responsible for major system upgrades for numerous military installations. He is credited with leading his team to an Outstanding rating on a critical Air Force compliance inspection; a first for an engineering installation unit. A master strategist, Wayne developed operational plans, requirements, and logistical support for over 15,000 ANG personnel. He led the implementation of the Joint Incident Site Communication (JISC) system, and wireless networks. Additionally, he led the acquisition strategy development for the “One Air Force, One Network (1AF1N)” program. Wayne is a graduate of Western Illinois University with a degree in Business Administration.

From 2015 to 2019, he was employed by Rivada Networks as its VP of Federal Services. From November 2019 to April 2021, he was employed by Kizano Corp. as its Executive Vice President of Business Development. From April 2021 to present, he has been working as an Independent Consultant in Federal Markets and Various sales capacities.

John Bartrum

The CEO of Brightstar Innovations Group, LLC, John J. Bartrum is a Capitol Hill veteran and retired federal Senior Executive Service career official with over 38 years of federal appropriations, healthcare, life science, defense, veterans and regulatory experience. An Air Force Major General, John is the Reserve Mobilization Assistant to the Air Force and Space Force Surgeon General. Elected as a Fellow in the National Academy of Public Administration.

In his prior federal positions, he advised both parties as a majority senior professional staffer to the US House Appropriations Committee from 2009 to 2017. He was responsible for policy and funding issues relating to the National Institutes of Health and its 27 institutes, Centers for Medicare and Medicaid Services, Centers for Disease Control and Prevention and Biomedical Advanced Research and Development Agency, among others; and the pharmaceutical and life sciences sector more broadly. While in the House of Representatives position, he was instrumental in developing the Ebola supplemental bill, including designing the infectious disease hospital network; the emergency management and public health response to the Zika virus; and Superstorm Sandy funding. Prior to this position, he was an Associate Director of the National Institutes of Health (NIH) as its Budget Director.

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John previously served in the National Security Division of the Office of Management and Budget (OMB) in the Executive Office of the President, responsible for advising on key activities in the Departments of Defense and Veterans Affairs, including wartime supplemental requests for medical, research and healthcare operations.

In addition to his substantial general government operations and healthcare experience, John has over 38 years of military experience in both active duty and as a reserve officer. Major General Bartrum, a combat veteran, is the senior Air Force Reserve Medical and Medical Service Corps (Healthcare Executive) officer. As the mobilization assistant to the Surgeon General of the Air Force and Space Force, he assists in the leadership for a $6.1 billion health system involving a 44,000-person integrated health care delivery system serving 2.6 million beneficiaries at 76 Air Force military treatment facilities worldwide. In 2020, he was mobilized as the Government-wide COVID-19 Emergency Support Function-8 (Public Health and Medical Services) Deputy Incident Manager. John enhanced the interagency doctrine and oversaw the coordination of the joint federal agency medical response. He was recognized with many awards for this activity to include the Department of Health and Human Services Pinnacle Medal, Defense Superior Service Medal, and the Federal Health Care Executive Award for Excellence from the American Hospital Association.

John was a Partner in a global law firm where he advised numerous corporate clients on federal government policy and operational issues related to health/life sciences, biomedical, veterans/defense, education/training, and general government issues. John currently is a board member on two biomedical start-ups.

From February 2017 to May 2019, he was a partner at Squire Patton Boggs where he provided strategic and legal advice in areas related to public policy, health care, government finance, and defense related areas. From June 2019 to present, he was employed by Brightstar Innovations Group, LLC as its Chief Executive Officer.

There are no family relationships between or among the outgoing directors and executive officers and the persons appointed to become directors and executive officers.

None of the Company’s newly appointed officers and directors have had any material direct or indirect interest in any of the Company’s transactions or proposed transactions over the last two years.

Number and Terms of Office of Officers and Directors

We currently have three directors. Our board of directors is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, consisting of [•], will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of [•], will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of [•], will expire at the third annual meeting of stockholders.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer, the Treasurer and the Controller and such other offices as may be determined by the board of directors.

Board Meetings

During our 2022 fiscal year, there several meetings of our board of directors, several meetings of our audit committee and several meetings of our compensation committee. All of our directors attended at least 75% of the meetings held during fiscal year 2022. All directors are expected to attend meetings of the board of directors, meetings of the Committees upon which they serve and meetings of our stockholders absent cause.

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Director Independence

Nasdaq listing standards require that a majority of the Company’s board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Company’s board of directors has determined that Geoff Mullins, Wayne Bale, and John Bartrum are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Executive Sessions

Under NASDAQ Marketplace Rule 5605(b)(2), our independent directors are required to hold regular executive sessions. The independent directors meet in executive session (with no management directors or management present) from time to time, but at least once annually. The executive sessions include whatever topics the independent directors deem appropriate.

Section 16 (a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such Forms, we believe that during the year ended December 31, 2022 there were no delinquent filers.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. The Code is available to stockholders in the Governance section of our website at www.gsd.xyz. Information contained on our website is not part of this filing. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Conflicts of Interest

Subject to pre-existing fiduciary or contractual duties as described below, our officers and directors have agreed to present any business opportunities presented to them in their capacity as a director or officer of our company to us. Certain of our officers and directors presently have fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. We believe, however, that the fiduciary duties or contractual obligations of our officers or directors will not materially affect our ability to complete our Initial Business Combination. Our amended and restated certificate of incorporation provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal obligation.

Our officers and directors may become officers or directors of another special purpose acquisition company with a class of securities intended to be registered under the Exchange Act, even prior to us entering into a definitive agreement for our Initial Business Combination.

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Potential investors should also be aware of the following other potential conflicts of interest:

•	None of our officers or directors is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

•	In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•	Our Initial Stockholders have agreed to waive their redemption rights with respect to any shares of Class B Common Stock and any public shares held by them in connection with the consummation of our Initial Business Combination. Additionally, our Initial Stockholders have agreed to waive their redemption rights with respect to any shares of Class B Common Stock and held by them if we fail to consummate our Initial Business Combination within 18 months from the closing of our IPO (or 24 months from the closing of our IPO, if we extend the period of time to consummate a business combination, subject to our Sponsor depositing additional funds into the Trust Account). If we do not complete our Initial Business Combination within such applicable time period, the proceeds of the sale of the Private Warrants held in the Trust Account will be used to fund the redemption of our public shares, and the placement securities will expire worthless. With certain limited exceptions, the shares of Class B Common Stock will not be transferable, assignable by our Sponsor until the earlier to occur of: (A) one year after the completion of our Initial Business Combination or (B) subsequent to our Initial Business Combination, if the reported last sale price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after our Initial Business Combination. With certain limited exceptions, the Private Warrants and the Class A Common Stock underlying such warrants, will not be transferable, assignable or saleable by our Sponsor or its permitted transferees until after the completion of our Initial Business Combination. Since our Sponsor and officers and directors may directly or indirectly own common stock and warrants, our officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our Initial Business Combination.

•	Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our Initial Business Combination.

•	Our Sponsor, officers or directors may have a conflict of interest with respect to evaluating a business combination and financing arrangements as we may obtain loans from our Sponsor or an affiliate of our Sponsor or any of our officers or directors to finance transaction costs in connection with an intended Initial Business Combination. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender, upon consummation of our Initial Business Combination. The warrants would be identical to the Private Warrants.

The conflicts described above may not be resolved in our favor.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

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•	it would not be fair to our company and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, our amended and restated certificate of incorporation provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal obligation.

Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties or contractual obligations:

(1)	Each person has a fiduciary duty with respect to the listed entities next to their respective names.

(2)	Each of the entities listed in this table has priority and preference relative to our company with respect to the performance by each individual listed in this table of his obligations and the presentation by each such individual of business opportunities.

Accordingly, if any of the above executive officers or directors becomes aware of a business combination opportunity which is suitable for any of the above entities to which he or she has current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to us if such entity rejects the opportunity.

We are not prohibited from pursuing an Initial Business Combination with a company that is affiliated with our Sponsor, officers or directors. In the event we seek to complete our Initial Business Combination with such a company, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions, that such an Initial Business Combination is fair to our company from a financial point of view.

In the event that we submit our Initial Business Combination to our public stockholders for a vote, pursuant to the letter agreement, our Sponsor, officers and directors have agreed to vote any shares of Class B Common Stock held by them and any public shares purchased during or after our IPO (including in open market and privately negotiated transactions) in favor of our Initial Business Combination.

Limitation on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation provides that our officers and directors are indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated certificate of incorporation. Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We also have directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

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These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Committee Appointments

Audit Committee

Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent.

Each member of the audit committee is financially literate and our board of directors has determined that all members of the Audit Committee qualify as an “audit committee financial expert” as defined in applicable SEC rules.

The Audit Committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

•	pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•	obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•	reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent.

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The Compensation Committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

•	reviewing on an annual basis our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	if required, producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

 Our Compensation Committee has agreed to compensate our sole executive officer and board members with $10,000 monthly for their services.

Nominating and Corporate Governance Committee

The board of directors recently formed its nominating and corporate governance committee. The nominating and corporate governance committee acts under a written charter, which more specifically sets forth its responsibilities and duties, as well as requirements for the nominating and corporate governance committee’s composition and meetings. The nominating and corporate governance committee charter, along with the charters for the other committees, is available on our website www. gsd.xyz.com.

The nominating and corporate governance committee’s responsibilities, which are discussed in detail in its charter, include the responsibility to:

•        Develop qualifications and criteria for selecting and evaluating directors and nominees;

•        Consider and propose director nominees;

•        Make recommendations to the Board regarding Board compensation;

•        Make recommendations to the Board regarding Board committee memberships;

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•        Develop and recommend to the Board corporate governance guidelines;

•        Facilitate an annual assessment of the performance of the Board and each of its standing committees;

•        Consider the independence of each director and nominee for director; and

•        Perform other functions or duties deemed appropriate by the Board.

The nominating and governance committee was just formed, and the entire board fulfilled these functions prior.

As a result of recent departures from the board and the new appointments, the committees of the board of directors currently consists of the following members:

John Bartrum: Chair of nominating and corporate and governance committee, member of audit committee and compensation committee

Wayne Bale: Chair of compensation committee, member of audit committee and nominating and corporate governance committee

Geoff Mullins: Chair of audit committee, member of compensation committee and nominating and corporate governance committee.

Officer and Director Compensation

Until the change in our Sponsor, officers and directors, none of our executive officers or directors have received any cash compensation for services rendered to us, other than (i) our non-employee directors who receive an annual cash retainer of $10,000, $1,000 cash payment for each meeting of the board of directors and an additional $1,000 cash payment for each committee meeting attended (if such committee meeting took place on a day other than when the full board of directors met) and (ii) the chairman of each of the audit committee and compensation committee who receive an additional annual cash payment of $3,000 for their additional services in these capacities. Commencing on the date that our securities were first listed on the Nasdaq through the earlier of consummation of our Initial Business Combination and our liquidation, we will reimburse our Sponsor for office space, secretarial and administrative services provided to us in the amount of $10,000 per month.

In light of the change in Sponsor, officers and directors, effective December 2, 2022, our Compensation Committee decided to pay our sole officer and members of the board of directors $10,000 monthly starting

In addition, our Sponsor, executive officers and directors, or their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made by us to our Sponsor, executive officers or directors, or their respective affiliates. Any such payments prior to an Initial Business Combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an Initial Business Combination. Other than the aforementioned compensation, payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to our Sponsor, executive officers and directors, or their respective affiliates, prior to completion of our Initial Business Combination.

After the completion of our Initial Business Combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our stockholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

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We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our Initial Business Combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our Initial Business Combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our Initial Business Combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

The following table shows for the fiscal years ended December 31, 2021 and 2022, certain information with respect to the compensation of all our non-executive directors:

Name	Fees Earned or Paid in Cash		Total
Paul W. Adelgren*	$	[•]	$	[•]
Michela A. English*	$	[•]	$	[•]
Caren D. Merrick**	$	[•]	$	[•]
John H. Outland*	$	[•]	$	[•]
Anthony W. Parker*	$	[•]	$	[•]
Walter H. Wilkinson, Jr.*	$	[•]	$	[•]
John Batrum	$	[•]	$	[•]
Geoff Mullins	$	[•]	$	[•]
Wayne Bale	$	[•]	$	[•]

* resigned on October 12, 2022

** Ms. Merrick was a director until her resignation on January 8, 2022.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY AFTER THE BUSINESS COMBINATION

Information about Directors Expected to be Appointed to the Board Upon the Closing of the Business Combination

Upon consummation of the Business Combination, the Combined Company’s Board of Directors will comprise of six members.

Executive Officers and Directors

The following persons are anticipated to be the executive officers and directors of the Combined Company following the Business Combination:

Name	Age	Position
Dennis O’Leary	59	Chairman and Chief Executive Officer
J. Richard Iler	70	Chief Financial Officer
Joseph Catalino	51	Director
George Pappas	66	Director
Geoff Mullins	48	Director
Wayne Bale	60	Director
John Bartrum	56	Director

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Dennis M. O’Leary, Chairman, CEO, President, CFO. Mr. O’Leary was appointed as DarkPulse’s Chief Executive Officer, President, Chief Financial Officer and Chairman of the Board in April 2018. Mr. O’Leary is a serial entrepreneur with significant international experience having founded Sulu Electric Power and Light Corp (Philippines), a firm with expertise in utility scale power generation and solar energy. In 2010, Mr. O’Leary co-founded DarkPulse Technologies Inc., a wholly-owned subsidiary of DarkPulse, which is developing specialized devices that monitor activities along national borders and provide structural health and safety monitoring of oil and gas pipelines. He holds extensive start-up experience including multiple exit strategies. Mr. O’Leary is an Ambassador for the Province of New Brunswick, Canada, and a Research Member of the NATO Science and Technology Organization. He served as a member of the Board at Arizona State University’s School of Engineering, Global Resolve as Chair of the Impact Committee. His previous employment includes the NYPD where he worked as a member of the Manhattan North Tactical Narcotics Team, which prosecuted establishments involved in the illegal distribution of narcotics. He was a member of a joint taskforce working with the DEA and USINS in the execution of warrants related to narcotics trafficking. While at the NYPD, he was assigned to the Department of Justice as a member of the FBI’s investigative team with internal designation C14. He is a licensed private pilot with turbine experience. Mr. O’Leary was appointed as a Director due to his extensive experience in the industries in which DarkPulse operates. Mr. O’Leary is not, and has not been during the past five years, the director of any other public companies.

Rick Iler. J. Richard (Rick) Iler has spent his professional career in the capital markets working in positions as corporate finance, chief financial officer of both public and private companies, and institutional corporate bond salesman with leading wall street firms, e.g., BearStearns, Prudential, Kidder Peabody and Smith Barney.

His operational experience began working for an heir, (Shelton Ranch Corporation) of the legendary King Ranch working in budgeting, cash management and financing activities.  He worked with prominent joint ventures administering operating results with such notable companies as Shell, Prudential, Gulf & Western, and the Pritzker family. He has overseen financial reporting to regulatory agencies for numerous microcap public companies as chief financial officer where his duties evolved around facilitating various financings.

His treasury experience with SavingsBank, a Texas savings bank, entailed chairing the asset/liability and investment committees, where he managed a several hundred million dollar mortgage bond arbitrage guiding it through a period of an inverted yield curve returning an annualized 25% internal rate of return. His experience entailed substantial hedging experience with exchanged traded derivatives.

Throughout his career, he has been part of various investment classes of stock, debt and off balance sheet instruments in the aggregate eclipsing several hundred million in equities and debt. He has been part of high net worth, venture capital firms and leading investment banking concerns.

He has a B.S. from Grand Valley State University and attended South Texas College of Law completing nearly 2 of the 3 year JD program.

From 2018 to present, he has been self-employed as an independent consultant for various public companies.

Dr. Joseph Catalino. Mr. Catalino joined DarkPulse in 2021 as the Chief Strategy Officer where he is responsible for corporate strategy, development, and long-term planning. He is a business operations and management expert who relishes in challenging, high-impact projects. Mr. Catalino brings executive experience from both the public and private sectors. Most recently, he separated from the U.S. Department of Defense after nearly eight years as a government executive where he led a number of big initiatives resulting in impressive results.

Mr. Catalino’s last position at the Pentagon was as the U.S. Defense Department Representative on the White House COVID-19 Task Force in 2020. Here, he interfaced with multiple Senior Directors on the National Security Council and interagency leadership, and provided counsel on Defense Department capacity, impact, and strategic planning related to the pandemic. He represented the U.S Defense Department at the 6th Abu Dhabi Strategic Debate on regional stability in the Middle East in 2019. In addition to his government achievements, he has led private sector firms with extensive experience in business development—with capture results and significant capital generation—and public/private health services delivery/administration. Mr. Catalino is an advisory board member of DarkPulse, and KIRSH Helmets and is a Senior Fellow at the University of South Florida.

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Mr. Catalino holds a PhD in Public Policy and Administration and an MPA from Walden University; an MSA in Health Services Administration from Central Michigan University; a BS in Workforce Education from Southern Illinois University at Carbondale; and is a graduate of the U.S. Air Force War College. He attributes his successes to mentors who gave him opportunities and counselled him through many failures. As a result, he is a passionate mentor, and has guided many professionals through different phases of their careers. In his spare time you will find him in Colorado with his wife and daughter – or on a motorcycle either in the hills or on a racetrack dragging his knee.

George Pappas. Mr. George Pappas is a national security, foreign policy, intelligence, and special operations expert with over four decades of experience as a government executive, and military officer. Mr. Pappas has served as Staff Director, House Permanent Select Committee on Intelligence; Deputy Chief Financial Executive at the Defense Intelligence Agency; and in other senior posts across the intelligence and special operations communities.

Presently, Mr. Pappas is the Senior Advisor to Circinus, LLC, and provides leadership on intelligence and special operations activities. He is also the Circinus Director of the Board of Advisors. Mr. Pappas’ longstanding relationships and experiences have been critical to the safety and security of the nation.

Geoff Mullins. Geoffrey Mullins is a seasoned government relations and communications professional with nearly three decades of policy, issue advocacy, and campaign experience at both the federal and state level. After several years on Capitol Hill as a Congressional staff member, he worked in the business community for national and state-level trade associations and grassroots organizations. In the private sector, Geoff worked for a political communications and technology company providing strategic public affairs support to Fortune 500 and national trade association clients. In the year 2000, he had the pleasure of helping plan and successfully implement the Republican National Convention held in Philadelphia.

For the last fifteen years, he has combined his professional experience with his love of the outdoors through work with NGOs advocating for fish and wildlife habitat conservation, clean water protections, Everglades restoration, fisheries management, Farm Bill conservation, public lands issues, and sportsmen's access.

Geoff is an avid sportsman, fly fisherman, and boater and serves on the Board of Directors of Fly Fishers International. He and his wife and son live in Washington, DC and south Florida.

From 2007 to 2018, he was employed by the Theodore Roosevelt Conservation Partnership as its Chief Operating and Communications Officer. From 2019 to present, he was employed by The Everglades Foundation as its Chief Programs Officer.

Wayne Bale. Wayne E. Bale has over 30 years’ experience leading projects for the U.S. Air Force and the Federal Government with extensive Federal contracting experience in all phases of project management from inception to acquisition through implementation. A career leader, he has managed teams facilitating customer interaction, proposal development, and operation execution, and served as Chief of Global Communications for the Air National Guard (ANG) Bureau in Washington DC. In this role he was responsible for the integration of ANG fixed and tactical communications systems and units. He led an integrated team of military, government civilian, and contractor engineers responsible for Base Communications field support at 88 flying Wings, 8 Combat Communications Groups, 23 Combat Communications Squadrons and 19 Engineering Installations Squadrons with a total life cycle value of over $1B in communications assets. As Commander of the 241st Engineering Installation Squadron, he led a worldwide engineering and installation mission. He is responsible for major system upgrades for numerous military installations. He is credited with leading his team to an Outstanding rating on a critical Air Force compliance inspection; a first for an engineering installation unit. A master strategist, Wayne developed operational plans, requirements, and logistical support for over 15,000 ANG personnel. He led the implementation of the Joint Incident Site Communication (JISC) system, and wireless networks. Additionally, he led the acquisition strategy development for the “One Air Force, One Network (1AF1N)” program. Wayne is a graduate of Western Illinois University with a degree in Business Administration.

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From 2015 to 2019, he was employed by Rivada Networks as its VP of Federal Services. From November 2019 to April 2021, he was employed by Kizano Corp. as its Executive Vice President of Business Development. From April 2021 to present, he has been working as an Independent Consultant in Federal Markets and Various sales capacities.

John Bartrum. The CEO of Brightstar Innovations Group, LLC, Mr. Bartrum is a Capitol Hill veteran and retired federal Senior Executive Service career official with over 38 years of federal appropriations, healthcare, life science, defense, veterans and regulatory experience. An Air Force Major General, John is the Reserve Mobilization Assistant to the Air Force and Space Force Surgeon General. Elected as a Fellow in the National Academy of Public Administration.

In his prior federal positions, he advised both parties as a majority senior professional staffer to the US House Appropriations Committee from 2009 to 2017. He was responsible for policy and funding issues relating to the National Institutes of Health and its 27 institutes, Centers for Medicare and Medicaid Services, Centers for Disease Control and Prevention and Biomedical Advanced Research and Development Agency, among others; and the pharmaceutical and life sciences sector more broadly. While in the House of Representatives position, he was instrumental in developing the Ebola supplemental bill, including designing the infectious disease hospital network; the emergency management and public health response to the Zika virus; and Superstorm Sandy funding. Prior to this position, he was an Associate Director of the National Institutes of Health (NIH) as its Budget Director.

Mr. Bartrum previously served in the National Security Division of the Office of Management and Budget (OMB) in the Executive Office of the President, responsible for advising on key activities in the Departments of Defense and Veterans Affairs, including wartime supplemental requests for medical, research and healthcare operations.

In addition to his substantial general government operations and healthcare experience, Mr. Bartrum has over 38 years of military experience in both active duty and as a reserve officer. Major General Bartrum, a combat veteran, is the senior Air Force Reserve Medical and Medical Service Corps (Healthcare Executive) officer. As the mobilization assistant to the Surgeon General of the Air Force and Space Force, he assists in the leadership for a $6.1 billion health system involving a 44,000-person integrated health care delivery system serving 2.6 million beneficiaries at 76 Air Force military treatment facilities worldwide. In 2020, he was mobilized as the Government-wide COVID-19 Emergency Support Function-8 (Public Health and Medical Services) Deputy Incident Manager. John enhanced the interagency doctrine and oversaw the coordination of the joint federal agency medical response. He was recognized with many awards for this activity to include the Department of Health and Human Services Pinnacle Medal, Defense Superior Service Medal, and the Federal Health Care Executive Award for Excellence from the American Hospital Association.

Mr. Bartrum was a Partner in a global law firm where he advised numerous corporate clients on federal government policy and operational issues related to health/life sciences, biomedical, veterans/defense, education/training, and general government issues. John currently is a board member on two biomedical start-ups.

From February 2017 to May 2019, he was a partner at Squire Patton Boggs where he provided strategic and legal advice in areas related to public policy, health care, government finance, and defense related areas. From June 2019 to present, he was employed by Brightstar Innovations Group, LLC as its Chief Executive Officer.

None of the Combined Company’s officers and directors to be appointed have had any material direct or indirect interest in any of the Combined Company’s transactions or proposed transactions over the last two years.

Family Relationships

There are no family relationships between the Combined Company’s board of directors and any of its executive officers.

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Director Independence

Nasdaq listing rules require that a majority of the board of directors of a company listed on Nasdaq be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Combined Company’s board of directors has determined that, upon the consummation of the Business Combination, each of Joseph Catalino, George Pappas, Geoff Mullins, Wayne Bale, and John Bartrum will be an independent director under the Nasdaq listing rules and Rule 10A-3 of the Exchange Act. In making these determinations, the Combined Company’s board of directors considered the current and prior relationships that each non-employee director has with GSD and DarkPulse and will have with the Combined Company and all other facts and circumstances the Combined Company’s board of directors deemed relevant in determining independence, including the beneficial ownership of our Common Stock by each non-employee director, and the transactions involving them described in the section entitled “Certain Relationships and Related Transactions.”

Committees of the Board of Directors

The standing committees of Combined Company’s board of directors will consist of an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The expected composition of each committee following the Business Combination is set forth below.

Audit Committee

The Combined Company’s Audit Committee will be established in accordance with Section 3(a)(58)(A) of the Exchange Act and following the Business Combination will consist of [•], [•], and [•], each of whom are independent directors and are “financially literate” as defined under the Nasdaq listing standards. [•] will serve as chairman of the Audit Committee. GSD’s board of directors has determined that Mr. [•] qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

The Audit Committee’s duties and functions are specified in the Audit Committee Charter.

Compensation Committee

Following the Business Combination, the Compensation Committee will consist of [•], [•], and [•], each of whom is an independent director. [•] will serve as chairman of the Compensation Committee.

The Compensation Committee’s duties and functions are specified in the Compensation Committee Charter.

Nominating and Corporate Governance Committee

Following the Business Combination, the Nominating and Corporate Governance Committee will consist of [•], [•], and [•], each of whom is an independent director under Nasdaq’s listing standards. [•] will serve as the chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for overseeing the selection of persons to be nominated to serve on the Board. The Nominating and Corporate Governance Committee considers persons identified by its members, management, stockholders, investment bankers and others.

The Nominating and Corporate Governance Committee’s duties, functions, and the guidelines for selecting nominees are specified in the Nominating and Corporate Governance Committee Charter.

Code of Business Conduct and Ethics

Upon the consummation of the Business Combination, the Combined Company will adopt a new Code of Business Conduct and Ethics for the directors, officers, employees and certain affiliates following the Business Combination in accordance with applicable federal securities laws, a copy of which will be available on the Combined Company’s website at www.gsd.xyz. The Combined Company will make a printed copy of the Code of Business Conduct and Ethics available to any stockholder who so requests. Following the Business Combination, requests for a printed copy may be directed to: 815 Walker Street, Suite 1155, Houston, Texas 77002, Attention: Investor Relations.

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If GSD amends or grants a waiver of one or more of the provisions of the Code of Business Conduct and Ethics, GSD intends to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of the Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on the Combined Company’s website at www.gsd.xyz. The information on this website is not part of this joint proxy statement/prospectus.

Officer and Director Compensation Following the Business Combination

Currently, DarkPulse directors are not entitled to compensation for their service on the DarkPulse board.

Currently, each director of GSD receives annual compensation of $10,000 for their service on the GSD board. The board of directors of the Combined Company expects to adopt a non-employee director compensation program (the “Director Compensation Policy”). The Director Compensation Policy will provide for an annual cash retainer for all non-employee directors, in addition to equity grants determined by the compensation committee and reimbursement for reasonable expenses incurred in connection with attending board and committee meetings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of GSD Common Stock as of [•], 2023 pre-Business Combination and immediately after the consummation of the Business Combination by:

•	each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by GSD to be the beneficial owner of more than 5% of shares of GSD’s Common Stock as of [•], 2023 (pre-Business Combination) or of shares of GSD Common Stock upon the closing of the Business Combination;

•	each of GSD’s executive officers and directors;

•	each person who will become an executive officer or director of the Combined Company upon the closing of the Business Combination;

•	all of GSD’s current executive officers and directors as a group; and

•	all executive officers and directors of the Combined Company as a group upon the closing of the Business Combination.

As of the Record Date, GSD had [•] shares of GSD Class A Common Stock and [•] shares of Class B Common Stock issued and outstanding.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, GSD believes, based on the information furnished to it, that the persons and entities named in the table below have, or will have immediately after the consummation of the Business Combination, sole voting and investment power with respect to all shares of GSD Common Stock that they beneficially own, subject to applicable community property laws. Any shares of GSD Common Stock subject to options or warrants exercisable within 60 days of the consummation of the Business Combination are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Subject to the paragraph above, percentage ownership of outstanding shares is based on [•] shares of GSD Common Stock to be outstanding upon consummation of the Business Combination, but does not take into account any warrants, options or other convertible securities of GSD issued and outstanding as of the date hereof. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by GSD’s existing stockholders will be different.

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The expected beneficial ownership of Common Stock post-Business Combination under the header “Post-Business Combination — Assuming No Redemption” assumes none of the public GSD Class A Common Shares having been redeemed.

The expected beneficial ownership of Common Stock post-Business Combination under the header “Post-Business Combination — Assuming Maximum Redemption” assumes [•] public GSD Class A Common Shares having been redeemed.

Name and Address of Beneficial Owner(1)	Pre-Business Combination			Post-Business Combination
	Number of Shares Beneficially Owned	% of Class		Assuming No Redemption			Assuming Maximum Redemption
				Number of Shares	% of Class		Number of Shares	% of Class
J. Richard Iler	0	-		0	-		0	-
Geoff Mullins	0	-		0	-		0	-
Wayne Bale	0	-		0	-		0	-
John Bartrum	0	-		0	-		0	-
All directors and executive officers prior to the Business Combination as a group (four individuals)	0	-		0		-	0		-

Dennis O’Leary	0	-		[•]	[•]	%	[•]	[•]	%
Joseph Catalino	0	-		[•]	[•]	%	[•]	[•]	%
George Pappas	0	-		[•]	[•]	%	[•]	[•]	%

All directors and executive officers following the Business Combination as a group (seven individuals)				[•]	[•]	%	[•]	[•]	%

Other individuals beneficially owning 5% or more of outstanding Common Stock (pre-Business Combination)
[•]	[•]	[•]	%	[•]	[•]	%	[•]	[•]	%
DarkPulse, Inc.	[•]	[•]	%	[•]	[•]	%	[•]	[•]	%
	[•]	[•]	%	[•]	[•]	%	[•]	[•]	%
____________

The business address of each of the individuals is c/o DarkPulse, Inc., 815 Walker St., Suite 1155, Houston Texas 77002

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DESCRIPTION OF GSD’S SECURITIES

. In this section titled “DESCRIPTIOIN OF GSD’S SECURITIES,” all references to the “Company,” “we,” “us,” “our,” similar words are those of GSD.

Pursuant to our amended and restated certificate of incorporation, our authorized capital stock consists of 200,000,000 shares of Class A common stock, $0.0001 par value, 20,000,000 shares of Class B common stock, $0.0001 par value, and 1,000,000 shares of undesignated preferred stock, $0.0001 par value. The following description summarizes the material terms of our capital stock. Because it is only a summary, it may not contain all the information that is important to you.

Units

Each unit has an offering price of $10.00 and consists of one share of Class A common stock and one-half of a whole warrant. Only whole warrants are exercisable. Each whole warrant entitles the holder to purchase one share of common stock. Pursuant to the warrant agreement, a warrant holder may exercise his, her or its warrants only for a whole number of shares of common stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least two units, you will not be able to receive or trade a whole warrant.

We expect the Class A common stock and warrants comprising the units will begin separate trading on the 90th day following the date of this prospectus unless the representative informs us of its decision to allow earlier separate trading, subject to our having filed the Current Report on Form 8-K described below and having issued a press release announcing when such separate trading will begin. Once the shares of Class A common stock and warrants commence separate trading, holders will have the option to continue to hold units or separate their units into the component securities. Holders will need to have their brokers contact our transfer agent in order to separate the units into shares of Class A common stock and warrants.

In no event will the Class A common stock and warrants be traded separately until we have filed with the SEC a Current Report on Form 8-K which includes an audited balance sheet reflecting our receipt of the gross proceeds at the closing of this offering. We will file a Current Report on Form 8-K which includes this audited balance sheet upon the completion of this offering, which is anticipated to take place three business days after the date of this prospectus. If the underwriters’ over-allotment option is exercised following the initial filing of such Current Report on Form 8-K, a second or amended Current Report on Form 8-K will be filed to provide updated financial information to reflect the exercise of the underwriters’ over-allotment option.

Private Placement Warrants

The private placement warrants are identical to the units sold in this offering except that (a) the private placement warrants and their underlying shares will not be transferable, assignable or salable until after the consummation of our initial business combination except to permitted transferees as described in this prospectus, and (b) the holders thereof will be entitled to registration rights.

Common Stock

Upon the closing of this offering, 12,700,000 shares of our common stock will be outstanding (assuming no exercise of the underwriters’ over-allotment option and the corresponding forfeiture of 375,000 founder shares by our sponsor), consisting of:

•	10,000,000 shares of our Class A common stock underlying the units being offered in this offering;

•	2,500,000 shares of Class B common stock held by our initial stockholders; and

•	200,000 shares of Class A common stock held by the representative and its designees.

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Our sponsor has agreed to purchase an aggregate of 4,200,000 private placement warrants at a price of $1.00 per warrant, for an aggregate purchase price of $4,200,000. The initial stockholders (excluding the representative shares and the placement warrants and underlying securities) will hold an aggregate of approximately 20% of the issued and outstanding common stock following the offering (excluding the representative shares) and the expiration of the underwriters’ over-allotment option (assuming they do not purchase any units in this offering or the public market). If we increase or decrease the size of the offering we will effect a stock dividend or a share contribution back to capital or other appropriate mechanism, as applicable, with respect to our Class B common stock immediately prior to the consummation of the offering in such amount as to maintain the ownership of our initial stockholders at 20% of the issued and outstanding shares of our common stock (excluding the representative shares, private placement warrants and the underlying securities and assuming they do not purchase any units in this offering) upon the consummation of this offering.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders, except as required by law. Unless specified in our amended and restated certificate of incorporation or bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of common stock that are voted is required to approve any such matter voted on by our stockholders. Our board of directors will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Because our amended and restated certificate of incorporation authorizes the issuance of up to 200,000,000 shares of Class A common stock, if we were to enter into an initial business combination, we may (depending on the terms of such an initial business combination) be required to increase the number of shares of Class A common stock which we are authorized to issue at the same time as our stockholders vote on the initial business combination to the extent we seek stockholder approval in connection with our initial business combination.

In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until no later than one year after our first fiscal year end following our listing on Nasdaq. Under Section 211(b) of the DGCL, we are, however, required to hold an annual meeting of stockholders for the purposes of electing directors in accordance with our bylaws, unless such election is made by written consent in lieu of such a meeting. We may not hold an annual meeting of stockholders to elect new directors prior to the consummation of our initial business combination, and thus we may not be in compliance with Section 211(b) of the DGCL, which requires an annual meeting. Therefore, if our stockholders want us to hold an annual meeting prior to the consummation of our initial business combination, they may attempt to force us to hold one by submitting an application to the Delaware Court of Chancery in accordance with Section 211(c) of the DGCL.

We will provide our stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of our initial business combination including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the trust account is initially anticipated to be approximately $10.20 per public share. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. Our sponsor, officers and directors will enter into a letter agreement with us, pursuant to which they will agree to waive their redemption rights with respect to any founder shares and any public shares held by them in connection with the completion of our initial business combination. Unlike many blank check companies that hold stockholder votes and conduct proxy solicitations in conjunction with their initial business combinations and provide for related redemptions of public shares for cash upon completion of such initial business combinations even when a vote is not required by applicable law or stock exchange requirements, if a stockholder vote is not required by law and we do not decide to hold a stockholder vote for business or other legal reasons, we will, pursuant to our amended and restated certificate of incorporation, conduct the redemptions pursuant to the tender

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offer rules of the SEC, and file tender offer documents with the SEC prior to completing our initial business combination. Our amended and restated certificate of incorporation will require these tender offer documents to contain substantially the same financial and other information about the initial business combination and the redemption rights as is required under the SEC’s proxy rules. If, however, a stockholder approval of the transaction is required by applicable law or stock exchange requirements, or we decide to obtain stockholder approval for business or other legal reasons, we will, like many blank check companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If we seek stockholder approval, we will complete our initial business combination only if a majority of the outstanding shares of common stock voted are voted in favor of the initial business combination. A quorum for such meeting will consist of the holders present in person or by proxy of shares of outstanding capital stock of the company representing a majority of the voting power of all outstanding shares of capital stock of the company entitled to vote at such meeting. The underwriters will have the same redemption rights as a public stockholder with respect to any public shares it acquires. The representative has informed us that it has no current commitments, plans or intentions to acquire any public shares for its own account; however, if they do acquire public shares, it will do so in the ordinary course of business certain types of transactions. The underwriters will not make any such purchases when in possession of any material nonpublic information not disclosed to the seller, during a restricted period under Regulation M under the Exchange Act, in transactions that would violate Section 9(a)(2) or Rule 10(b)-5 under the Exchange Act, or if prohibited by applicable state securities laws or broker-dealer regulations. To the extent our initial stockholders or purchasers of private placement warrants transfer any of these securities to certain permitted transferees, such permitted transferees will agree, as a condition to such transfer, to waive these same redemption rights. Also, our sponsor has committed to purchase 4,200,000 private placement warrants (or up to 4,500,000 private placement warrants if the over-allotment option is exercised in full) at the price of $1.00 per unit in a private placement that will occur simultaneously with the completion of this offering. If we submit our initial business combination to our public stockholders for a vote, our sponsor, the other initial stockholders, our officers and our directors have agreed to vote their respective founder shares and any public shares held by them in favor of our initial business combination.

The participation of our sponsor, officers, directors or their affiliates in privately-negotiated transactions (as described in this prospectus), if any, could result in the approval of our initial business combination even if a majority of our public stockholders vote, or indicate their intention to vote, against such business combination. For purposes of seeking approval of the majority of our outstanding shares of common stock voted, non-votes will have no effect on the approval of our initial business combination once a quorum is obtained. We intend to give approximately 30 days (but not less than 10 days nor more than 60 days) prior written notice of any such meeting, if required, at which a vote shall be taken to approve our initial business combination. These quorum and voting thresholds, and the voting agreements of our initial stockholders, may make it more likely that we will consummate our initial business combination.

If we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our amended and restated certificate of incorporation will provide that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares of common stock sold in this offering, which we refer to as the Excess Shares. However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination. Our stockholders’ inability to redeem the Excess Shares will reduce their influence over our ability to complete our initial business combination, and such stockholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such stockholders will not receive redemption distributions with respect to the Excess Shares if we complete the initial business combination. And, as a result, such stockholders will continue to hold that number of shares exceeding 15% and, in order to dispose such shares would be required to sell their stock in open market transactions, potentially at a loss.

If we seek stockholder approval in connection with our initial business combination, pursuant to the letter agreement our sponsor, officers and directors have agreed to vote any founder shares held by them and any public shares they may acquire during or after this offering (including in open market and privately negotiated transactions) in favor of our initial business combination. As a result, in addition to our initial stockholders’ founder shares, we would need 475,001, or 4.8%, of the 10,000,000 public shares sold in this offering to be voted in favor of an initial business combination (assuming only the minimum number of shares representing a quorum are voted) in order to have our initial business combination approved

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(assuming the over-allotment option is not exercised, that the initial stockholders do not purchase any units in this offering or units or shares in the after-market and that the 200,000 representative shares are voted in favor of the transaction). Additionally, each public stockholder may elect to redeem its public shares irrespective of whether they vote for or against the proposed transaction, whether they participate in or abstain from voting or whether they were a stockholder on the record date for the stockholder meeting held to approve the proposed transaction (subject to the limitation described in the preceding paragraph).

Pursuant to our amended and restated certificate of incorporation, if we are unable to complete our initial business combination within 15 months from the closing of this offering (or 18 months from the closing of this offering, if we extend the period of time to consummate a business combination, subject to our sponsor depositing additional funds into the trust account as described in more detail in this prospectus), we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Our sponsor, officers and directors will enter into a letter agreement with us, pursuant to which they will agree to waive their rights to liquidating distributions from the trust account with respect to any founder shares held by them if we fail to complete our initial business combination within 15 months from the closing of this offering (or 18 months from the closing of this offering, if we extend the period of time to consummate a business combination, subject to our sponsor depositing additional funds into the trust account as described in more detail in this prospectus). However, if our initial stockholders acquire public shares in or after this offering, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the company after an initial business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that we will provide our stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, upon the completion of our initial business combination, subject to the limitations described herein.

Founder Shares

The founder shares are identical to the shares of Class A common stock included in the units being sold in this offering, and holders of founder shares have the same stockholder rights as public stockholders, except that (i) the founder shares are subject to certain transfer restrictions, as described in more detail below, (ii) our sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed (A) to waive their redemption rights with respect to any founder shares and any public shares held by them in connection with the completion of our initial business combination, (B) to waive their redemption rights with respect to their founder shares and any public shares in connection with a stockholder vote to approve an amendment to our amended and restated certificate of incorporation (x) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or certain amendments to our charter prior thereto or to redeem 100% of our public shares if we do not complete our initial business combination within 15 months from the closing of this offering (or 18 months from the closing of this offering, if we extend the period of time to consummate a business combination, subject to our sponsor depositing additional funds into the trust account as described in more detail in this prospectus) or (y) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity and (C) to waive their rights to liquidating distributions from the trust account with respect to any founder shares held by them if we fail to complete our initial business combination within 15 months from the closing of this offering (or 18 months from the closing of this offering, if we extend the period of time to consummate a business combination, subject to our sponsor depositing additional funds into the trust account as described in more detail in this prospectus),

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although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within such time period, (iii) the founder shares are shares of our Class B common stock that will automatically convert into shares of our Class A common stock at the time of the consummation of our initial business combination, on a one-for-one basis, subject to adjustment as described herein, and (iv) are entitled to registration rights. If we submit our initial business combination to our public stockholders for a vote, our sponsor, officers and directors have agreed pursuant to the letter agreement to vote any founder shares held by them and any public shares purchased during or after this offering (including in open market and privately negotiated transactions) in favor of our initial business combination.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the consummation of our initial business combination on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in this prospectus and related to the closing of the initial business combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon completion of this offering (excluding the representative shares and the private placement warrants and underlying securities) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial business combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial business combination, any private placement-equivalent units and their underlying securities issued to our sponsor or its affiliates upon conversion of loans made to us). We cannot determine at this time whether a majority of the holders of our Class B common stock at the time of any future issuance would agree to waive such adjustment to the conversion ratio. They may waive such adjustment due to (but not limited to) the following: (i) closing conditions which are part of the agreement for our initial business combination; (ii) negotiation with Class A stockholders on structuring an initial business combination; or (iii) negotiation with parties providing financing which would trigger the anti-dilution provisions of the Class B common stock. If such adjustment is not waived, the issuance would not reduce the percentage ownership of holders of our Class B common stock, but would reduce the percentage ownership of holders of our Class A common stock. If such adjustment is waived, the issuance would reduce the percentage ownership of holders of both classes of our common stock. The term “equity-linked securities” refers to any debt or equity securities that are convertible, exercisable or exchangeable for shares of Class A common stock issues in a financing transaction in connection with our initial business combination, including but not limited to a private placement of equity or debt. Securities could be “deemed issued” for purposes of the conversion rate adjustment if such shares are issuable upon the conversion or exercise of convertible securities, warrants or similar securities.

With certain limited exceptions, the founder shares are not transferable, assignable or saleable (except to our officers and directors and other persons or entities affiliated with our sponsor, each of whom will be subject to the same transfer restrictions) until the earlier to occur of: (A) one year after the completion of our initial business combination or (B) subsequent to our initial business combination, if the reported last sale price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after our initial business combination.

Preferred Stock

Our amended and restated certificate of incorporation will provide that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock are being issued or registered in this offering.

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Redeemable Warrants

Public Stockholders’ Warrants

Each whole warrant entitles the registered holder to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of this offering and 30 days after the completion of our initial business combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least two units, you will not be able to receive or trade a whole warrant.

The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.

We are not registering the shares of Class A common stock issuable upon exercise of the warrants at this time. However, we have agreed that as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective within a specified period following the consummation of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act of 1933, as amended, or the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the warrants become exercisable, we may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable (the “30-day redemption period”) to each warrant holder; and

•	if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before we send the notice of redemption to the warrant holders.

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If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the warrants were offered by us in this offering.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each whole warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) and (ii) one (1) minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

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In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A common stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Class A common stock in connection with a stockholder vote to amend our amended and restated certificate of incorporation (i) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or certain amendments to our charter prior thereto or to redeem 100% of our Class A common stock if we do not complete our initial business combination within 15 months from the closing of this offering (or 18 months from the closing of this offering, if we extend the period of time to consummate a business combination, subject to our sponsor depositing additional funds into the trust account as described in more detail in this prospectus) or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

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The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, or defective provision, but requires the approval by the holders of at least a majority of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

In addition, if (x) we issue additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at a Newly Issued Price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our sponsor or its affiliates, without taking into account any founder shares held by our sponsor or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the Market Value is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A common stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. Our warrant agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

Except as described below, the private placement warrants have terms and provisions that are identical to those of the warrants being sold as part of the units in this offering, including as to exercise price, exercisability and exercise period. The private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until after the completion of our initial business combination (except, among other limited exceptions to our officers and directors and other persons or entities affiliated with our sponsor).

In addition, holders of our private placement warrants are entitled to certain registration rights.

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In order to finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender, upon consummation of our initial business combination. The warrants would be identical to the private placement warrants. However, as the units would not be issued until consummation of our initial business combination, any warrants underlying such units would not be able to be voted on an amendment to the warrant agreement in connection with such business combination.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of an initial business combination. The payment of cash dividends in the future, if any, will be dependent upon our revenues and earnings, if any, capital requirements and general financial conditions subsequent to completion of an initial business combination. The payment of any cash dividends subsequent to an initial business combination will be within the discretion of our board of directors at such time. If we increase or decrease the size of the offering we will effect a stock dividend or a share contribution back to capital or other appropriate mechanism, as applicable, with respect to our Class B common stock immediately prior to the consummation of the offering in such amount as to maintain the ownership of our initial stockholders at 20% of the issued and outstanding shares of our common stock (excluding representative shares and the private placement warrants and the underlying securities and assuming they do not purchase any units in this offering) upon the consummation of this offering. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants and right agent for our rights is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Our Amended and Restated Certificate of Incorporation

Our amended and restated certificate of incorporation will contain certain requirements and restrictions relating to this offering that will apply to us until the completion of our initial business combination. These provisions cannot be amended without the approval of the holders of at least 65% of our common stock. Our initial stockholders (excluding holders of the representative shares), who will collectively beneficially own approximately 20% of our common stock upon the closing of this offering (assuming they do not purchase any units in this offering), will participate in any vote to amend our amended and restated certificate of incorporation and will have the discretion to vote in any manner they choose. Specifically, our amended and restated certificate of incorporation provides, among other things, that:

•	If we are unable to complete our initial business combination within 24 months from the closing of this offering (subject to our sponsor depositing additional funds into the trust account as described in more detail in this prospectus), we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law;

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•	Prior to our initial business combination, we may not issue additional shares of capital stock that would entitle the holders thereof to (i) receive funds from the trust account or (ii) vote on any initial business combination;

•	Although we do not intend to enter into an initial business combination with a target business that is affiliated with our sponsor, our directors or our officers, we are not prohibited from doing so. In the event we enter into such a transaction, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that such an initial business combination is fair to our company from a financial point of view;

•	If a stockholder vote on our initial business combination is not required by law and we do not decide to hold a stockholder vote for business or other legal reasons, we will offer to redeem our public shares pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, and will file tender offer documents with the SEC prior to completing our initial business combination which contain substantially the same financial and other information about our initial business combination and the redemption rights as is required under Regulation 14A of the Exchange Act; whether or not we maintain our registration under the Exchange Act or our listing on Nasdaq, we will provide our public stockholders with the opportunity to redeem their public shares by one of the two methods listed above;

•	So long as we obtain and maintain a listing for our securities on Nasdaq, Nasdaq rules require that we must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the trust account) at the time of our signing a definitive agreement in connection with our initial business combination;

•	If our stockholders approve an amendment to our amended and restated certificate of incorporation (i) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or certain amendments to our charter prior thereto or to redeem 100% of our public shares if we do not complete our initial business combination within 15 months from the closing of this offering (or 18 months from the closing of this offering, if we extend the period of time to consummate a business combination, subject to our sponsor depositing additional funds into the trust account as described in more detail in this prospectus) or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, we will provide our public stockholders with the opportunity to redeem all or a portion of their shares of Class A common stock upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, divided by the number of then outstanding public shares; and

•	We will not effectuate our initial business combination with another blank check company or a similar company with nominal operations.

In addition, our amended and restated certificate of incorporation will provide that under no circumstances will we redeem our public shares unless our net tangible assets are at least $5,000,001 either immediately prior to or upon consummation of our initial business combination and after payment of underwriters’ fees and commissions.

Certain Anti-Takeover Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and Bylaws

We will be subject to the provisions of Section 203 of the DGCL regulating corporate takeovers upon completion of this offering. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

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•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•	on or subsequent to the date of the transaction, the initial business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our amended and restated certificate of incorporation will provide that our board of directors will be classified into three classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum for Certain Lawsuits

Our amended and restated certificate of incorporation will require, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware, except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers.

Our amended and restated certificate of incorporation will provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, or the rules and regulations promulgated thereunder. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

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Special Meeting of Stockholders

Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our Chief Executive Officer or by our Chairman.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Action by Written Consent

Subsequent to the consummation of the offering, any action required or permitted to be taken by our common stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to our Class B common stock.

Classified Board of Directors

Our board of directors will initially be divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. Our amended and restated certificate of incorporation will provide that the authorized number of directors may be changed only by resolution of the board of directors. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Class B Common Stock Consent Right

For so long as any shares of Class B common stock remain outstanding, we may not, without the prior vote or written consent of the holders of a majority of the shares of Class B common stock then outstanding, voting separately as a single class, amend, alter or repeal any provision our certificate of incorporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B common stock. Any action required or permitted to be taken at any meeting of the holders of Class B common stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B common stock were present and voted.

Securities Eligible for Future Sale

Immediately after the consummation of this offering (assuming no exercise of the underwriters’ over-allotment option) we will have 12,700,000 (or 14,605,000 if the underwriters’ over-allotment option is exercised in full) shares of common stock outstanding. Of these shares, the 10,000,000 shares (or 11,500,000 if the underwriters’ over-allotment option is exercised in full) sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 2,500,000 (or 2,875,000 if the underwriters’ over-allotment option is exercised in full) founder shares, all 4,200,000 private placement warrants (or 4,500,000 if the underwriter’s over-allotment option is exercised in full,

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including underlying shares contained therein) and all 200,000 (or 230,000 if the underwriters’ over-allotment option is exercised in full) representative shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering, and the shares of Class B common stock, the private placement warrants (including underlying shares contained therein) and the representative shares are subject to transfer restrictions as set forth elsewhere in this prospectus. These restricted securities will be entitled to registration rights as more fully described below under “— Registration Rights.”

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of Class A common stock then outstanding, which will equal 100,000 shares immediately after this offering (or 115,000) if the underwriters exercise their over-allotment option in full); or

•	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•	the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial stockholders will be able to sell their founder shares and private placement warrants (including underlying shares contained therein), as applicable, pursuant to Rule 144 without registration one year after we have completed our initial business combination.

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Registration Rights

The holders of the founder shares, representative shares, private placement warrants (including underlying shares contained therein) and units (including securities contained therein) that may be issued upon conversion of working capital loans, and any shares of Class A common stock issuable upon the exercise of the private placement warrants and any shares of Class A common stock and warrants (and underlying Class A common stock) that may be issued upon conversion of the units issued as part of the working capital loans and Class A common stock issuable upon conversion of the founder shares, will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of this offering, requiring us to register such securities for resale (in the case of the founder shares, only after conversion to our Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering our securities. We will bear the expenses incurred in connection with the filing of any such registration statements. We will bear the expenses incurred in connection with the filing of any such registration statements.

DESCRIPTION OF DARKPULSE’S SECURITIES

In this section titled “DESCRIPTION OF DARKPULSE’S SECURITIES,” all references to the “Company,” “we,” “us,” “our,” similar words are those of DarkPulse and its subsidiaries.

We have authorized capital stock consisting of the following. The total number of shares of capital stock which the Company has the authority to issue is: 20,002,000,000. These shares shall be divided into two classes with 20,000,000,000 shares designated as common stock at $0.0001 par value (the “Common Stock”) and 2,000,000 shares designated as preferred stock at $0.01 par value (the “Preferred Stock”).The Preferred Stock of the Company is issuable by authority of the Board of Director(s) of the Company in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as our Board of Directors may determine, from time to time. We have 5,483,867,027 common shares and 88,235 preferred shares outstanding as of the date of this prospectus.

Common Stock

Our Certificate of Incorporation authorize us to issue 20,000,000,000 shares of common stock, par value $0.0001 per share. The holders of outstanding common shares are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting of the election of directors then standing for election. The common shares are not entitled to pre-emptive rights and are not subject to conversion or redemption. Upon liquidation, dissolution or winding up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common shares after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. Each outstanding common share is duly and validly issued, fully paid and non-assessable.

Preferred Stock

Our Certificate of Incorporation authorize us to issue 2,000,000 shares of preferred stock, par value $0.01 per share. Our Board of Directors has the authority to issue additional shares of preferred stock in one or more series, and fix for each series, the designation of and number of shares to be included in each such series. Our Board of Directors is also authorized to set the powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions of the shares of each such series.

Unless our Board of Directors provides otherwise, the shares of all series of preferred stock will rank on parity with respect to the payment of dividends and to the distribution of assets upon liquidation. Any issuance by us of shares of our preferred stock may have the effect of delaying, deferring or preventing a change of our control or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock.

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Series A Preferred Stock

On June 22, 2022, our Board of Directors approved the filing of an amendment to our Certificate of Incorporation, in the form of a Certificate of Designation that authorized for issuance of up to 100 shares of a new series of Preferred Stock, par value $0.01 per share, of our designated “Series A Super Voting Preferred Stock” and established the rights, preferences and limitations thereof.

Dividends

There will be no dividends due or payable on the Series A Preferred Stock.

Liquidation Rights

Upon liquidation, dissolution and winding up, whether voluntary or involuntary, the holders of the Series A Preferred Stock then outstanding shall not be entitled to receive out of our assets, whether from capital or earnings available for distribution, any amounts which will be otherwise available to and distributed to the common stockholders.

Conversion Rights

One Business Day (as defined in the amendment to the Certificate of Designation) prior to the occurrence of a Change of Control (as defined below), the shares of Series A Preferred Stock automatically convert into shares of our Common Stock on a pro rata basis which will equal 25% of the fully-diluted shares of our Common Stock as of the conversion date or securities of the post-merger entity if the “Change of Control” is a merger of us into another entity or if we become a subsidiary of another entity. The number of conversion shares will be rounded up to the nearest whole number of shares. A “Change of Control” is defined as the date that any person or group of persons (other than our stockholders as of the date of first issuance of shares of Series A Preferred Stock) has or have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 51% or more of our issued and outstanding shares of capital stock having the right to vote for the election of our directors under ordinary circumstances.

Voting Rights

The holders of the Series A Preferred Stock shall be entitled to vote, on a pro-rata basis, on all matters subject to a vote or written consent of the holders of our Common Stock, and on all such matters, the shares of Series A Preferred Stock shall be entitled to that number of votes equal to the number of votes that all issued and outstanding shares of Common Stock and all of our other securities are entitled to, as of any such date of determination, on a fully diluted basis, plus 1,000,000 votes, it being the intention that the holders of the Series A Preferred Stock shall have effective voting control, on a fully diluted basis.

There are 100 shares of Series A Preferred Stock issued and outstanding to our CEO, Dennis O’Leary.

Series D Preferred Stock

On July 12, 2018, we filed a Certificate of Designation with the State of Delaware amending the designation of its previously designated “Class D Voting Preferred Stock,” designating 100,000 shares of the Company’s preferred stock as “Series D Preferred Stock.” As of July 18, 2018, all shares of the Company’s Class A Voting Preferred Stock, Class B Voting Preferred Stock, and Class C Voting Preferred Stock had been returned to the Company and cancelled.

Conversion Rights

Each share of Series D Stock is convertible, at the sole and exclusive election of the holder into two shares of our Common Stock.

One Business Day (as defined in the amendment to the Certificate of Designation) prior to the occurrence of a Change of Control (as defined below), the shares of Series A Preferred Stock automatically convert into two shares of our Common Stock A “Change of Control” is defined as the date that any person or group of persons (other than our stockholders as of the date of first issuance of shares of Series A Preferred Stock) has or have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 51% or more of our issued and outstanding shares of capital stock having the right to vote for the election of our directors under ordinary circumstances.

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Voting Rights

Each share of Series D Preferred Stock entitles the holder to 6,000 votes on all matters submitted to a vote of our stockholders and is convertible at the election of the holder into two shares of Common Stock.

There are 88,235 shares of Series D Preferred Stock issued and outstanding.

Stock Options

We currently have no outstanding stock options.

Dividend Policy

We have never declared a cash dividend on our common stock and our Board of Directors does not anticipate that we will pay cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements, restrictions contained in our agreements and other factors which our Board of Directors deems relevant.

Transfer Agent

We have appointed Standard Registrar and Transfer Company, 440 East 400 South, Suite 200, Salt Lake City, UT 84111, to act as transfer agent for the common stock.

Anti-Takeover Effects of Delaware Law, Our Certificate of Incorporation and Bylaws

Certain provisions of our charter documents and Delaware law could have an anti-takeover effect and could delay, discourage or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might otherwise result in a premium being paid over the market price of our common stock.

Charter and Bylaws

Our Certificate of Incorporation and Bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors, including, among other things:

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	the ability of our board of directors to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of our board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•	the requirement that a special meeting of stockholders may be called only by a majority vote of our board of directors or by stockholders holding shares of our common stock representing in the aggregate a majority of votes then outstanding, which could delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

•	the ability of our board of directors, by majority vote, to amend our bylaws, which may allow our board of directors to take additional actions to prevent a hostile acquisition and inhibit the ability of an acquirer to amend our by-laws to facilitate a hostile acquisition.

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Delaware Anti-Takeover Statute

Under Section 203 of the DGCL, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or (i) our board of directors approves the transaction prior to the stockholder acquiring the 15% ownership position, (ii) upon consummation of the transaction that resulted in the stockholder acquiring the 15% ownership position, the stockholder owns at least 85% of the outstanding voting stock (excluding shares owned by directors or officers and shares owned by certain employee stock plans) or (iii) the transaction is approved by the board of directors and by the stockholders at an annual or special meeting by a vote of 66 2/3% of the outstanding voting stock (excluding shares held or controlled by the interested stockholder). In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any such entity or person.

A Delaware corporation may opt out of this provision by express provision in its original certificate of incorporation or by amendment to its certificate of incorporation or by-laws approved by its stockholders. We have opted out of Section 203.

Authorized but Unissued Shares

Our authorized but unissued shares of Common Stock and Preferred Stock will be available for future issuance without stockholder approval, except as may be required under the listing rules of any stock exchange on which our Common Stock is then listed. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Limitations on Liability and Indemnification of Officers and Directors

Under our Certificate of Incorporation, our directors have no personal liability to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL as it may from time to time be amended or any successor provision thereto, or (iv) for any transaction from which a director derives an improper personal benefit.

COMPARISON OF STOCKHOLDERS’ RIGHTS

If the merger is completed, DarkPulse stockholders will receive GSD Common Stock. Each of DarkPulse and GSD are Delaware corporations subject to the DGCL. Upon completion of the Business Combination, the DarkPulse stockholders immediately prior to the effective time of the Business Combination will become GSD stockholders. The rights of the former DarkPulse stockholders and the GSD stockholders will thereafter be governed by the DGCL and by the GSD charter and the GSD bylaws.

The following description summarizes certain of the material terms and differences between the rights of GSD stockholders and the rights of DarkPulse stockholders. This does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. Stockholders should read carefully the relevant provisions of the DGCL, the DarkPulse Certificate of Incorporation, as amended, and the GSD Amended and Restated Certificate of Incorporation. Copies of the documents referred to in this summary may be obtained as described under the section entitled “Where You Can Find More Information” beginning on page 241.

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Provision	GSD	DarkPulse
Authorized Capital	200,000,000 shares of Class A Common Stock, par value $0.0001, 20,000,000 shares of Class B Common Stock, and 1,000,000 shares of preferred stock, par value $0.0001.	20,000,000,000 shares of Common Stock, par value $0.0001, and 2,000,000 shares of preferred stock, par value $0.01.
Amendments to Organizational Documents (i.e., certificate of incorporation and bylaws)

Amendments to the GSD certificate of incorporation may be made by resolution of the board of directors and majority vote of the stockholders.

The provisions Article IX of the GSD certificate of incorporation shall apply during the period commencing upon the effectiveness of the certificate of incorporation and terminating upon the consummation of GSD’s initial Business Combination and no amendment to Article IX shall be effective prior to the consummation of the initial Business Combination unless approved by the affirmative vote of the holders of at least 65% of all then outstanding shares of the Common Stock.

Amendments to the DarkPulse certificate of incorporation may be made by resolution of the board of directors and majority vote of the stockholders.

Amendments to the DarkPulse Bylaws may be made by resolution of the directors or vote of the stockholders

Voting Rights	One vote for each share of Common Stock.	One vote for each share of Common Stock.
Shareholder/Stockholder Written Consent	Except as may be otherwise provided for or fixed pursuant to certificate of incorporation (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of GSd must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to GSD’s Class B Common Stock with respect to which action may be taken by written consent.	A resolution of DarkPulse’s stockholders may be made by written consent of the holders of a majority of the issued and outstanding votes of DarkPulse voting securities.

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Meeting of Shareholders/ Stockholders — Notice	Not less than 10 nor more than 60 days’ written notice of a meeting at which GSD stockholders are required or permitted to take any action.	Not less than 10 nor more than 60 days’ written notice of a meeting at which DarkPulse stockholders are required or permitted to take any action.
Meeting of Shareholders/ Stockholders — Call of Meeting	Special meetings of the stockholders of GSD may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption) or (iv) by the holders of shares entitled to cast not less than 10% of the votes at the meeting, and shall be held at such place, on such date, and at such time as the Board of Directors shall fix	Special meetings may be called at any time by the president or by the Board, or by stockholders entitled to cast at least a majority of the votes which all stockholders are entitled to cast at the particular meeting.
Meeting of Shareholders/ Stockholders — Quorum	At all meetings of stockholders, except where otherwise provided by statute or by the certificate of incorporation, or by GSD’s Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business.	A majority of the outstanding shares of DarkPulse entitled to vote, represented in person or by proxy.
Meeting of Shareholders/ Stockholders — Record Date	The record date for any action of stockholders shall be fixed by the Board, and shall not be more than 60 days or less than 10 days prior to any other action.	The record date for any action of stockholders shall be fixed by the Board, and shall not be more than 60 days or less than 10 days prior to any other action.
Directors — Election/Appointment	Directors may be elected by action of the stockholders or vacancies may be filled by director appointment.	Directors may be elected by action of the stockholders or vacancies may be filled by director appointment.

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Directors — Term	Directors shall be elected at each annual meeting of stockholders to serve until the next annual meeting of stockholders and his successor is duly elected and qualified or until his death, resignation or removal.	Directors are elected until his successor is elected and qualified or until his earlier resignation or removal.
Directors — Removal	The Board of Directors or any director may be removed from office at any time (i) with cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of GSD entitled to vote generally at an election of directors or (ii) without cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the corporation, entitled to vote generally at an election of directors.	Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors in accordance with the DGCL.
Directors — Vacancy	Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, provided, however, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the certificate of incorporation, vacancies and newly created directorships of such class or classes or series shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.	Vacancies on the Board may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director.

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Directors — Number	The authorized number of directors of GSD shall be fixed by the Board of Directors from time to time.	The number of directors which shall constitute the whole board shall be not less than three nor more than nine. The number of directors shall be determined by resolution of the board of directors or by the stockholders at the annual meeting.
Directors — Quorum and Vote Requirements

A quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the certificate of incorporation; provided, however, at any meeting, whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the certificate of incorporation or the bylaws.

A majority of the total number of directors shall constitute a quorum of any regular or special meetings of the directors for the transaction of business.

When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the certificate of incorporation, a different vote is required in which case such express provision shall govern and control the decision of such question.

Director — Indemnification; Indemnification Insurance	GSD shall indemnify its directors and officers to the fullest extent not prohibited by the DGCL or any other applicable law; provided, however, that GSD may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that GSD shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of GSD, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in GSD under the DGCL or any other applicable law or (iv) such indemnification is required to be made under in the certificate of incorporation.	DarkPulse’s directors and officers are subject to indemnification by DarkPulse as required by and in accordance with Delaware law.

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Dissenters’/Appraisal Rights

Any stockholder of a corporation who holds shares of stock on the date of a demand, who continuously holds such shares through the effective date of the merger or consolidation and who has not voted in favor of the merger or consolidation or consented to it in writing, shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock; provided, however, that no appraisal rights are available for the shares of stock, that are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders.

No dissenting rights are held by GSD stockholders in connection with the Merger.

Any stockholder of a corporation who holds shares of stock on the date of a demand, who continuously holds such shares through the effective date of the merger or consolidation and who has not voted in favor of the merger or consolidation or consented to it in writing, shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock; provided, however, that no appraisal rights are available for the shares of stock, that are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders.

Dissenting rights are held by DarkPulse stockholders in connection with the Merger.

Anti-Takeover Provisions	See the section entitled “Description of GSD Securities — Certain Anti-Takeover Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and Bylaws” on page 224.	See the section entitled “Description of DarkPulse Securities — Anti-Takeover Effects of Delaware Law, Our Certificate of Incorporation and Bylaws” on page 58.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

DarkPulse Related-Party Transactions

Effective June 22, 2022, the Board of Directors of DarkPulse, with Dennis O’Leary abstaining, approved the Employment Agreement dated effective April 1, 2022 with Mr. O’Leary, DarkPulse’s Chief Executive Officer. The term of the agreement is three years from the effective date, subject to termination. The agreement may be terminated upon the death or disability of Mr. O’Leary or for “Cause,” as defined in the agreement. Pursuant to the agreement, Mr. O’Leary is entitled to an annual salary of $300,000, which may accrue and be paid once DarkPulse has available funds. Any accrued and unpaid base salary may also be converted subject to mutual agreement of DarkPulse and Mr. O’Leary. Also, pursuant to the agreement, Mr. O’Leary was issued 100 shares of Series A Super Voting Preferred Stock of DarkPulse, which gave Mr. O’Leary voting control of DarkPulse.

Please see “GSD Related Party Transactions” below for transactions between DarkPulse and GSD, as Sponsor of GSD.

GSD Related Party Transactions

On the Purchase Closing Date, GSD entered into and closed the Purchase Agreement with the Initial Sponsor, and DarkPulse, pursuant to which DarkPulse purchased from the Initial Sponsor 2,623,120 shares of GSD Class B Common Stock of GSD, and 4,298,496 GSD Private Placement Warrants for the Purchase Price.

In addition to the payment of the Purchase Price, DarkPulse also assumed the following obligations: (i) responsibility for all of GSD’s public company reporting obligations, (ii) the right to provide an extension payment and extend the deadline of GSD to complete an initial business combination from 15 months from August 9, 2021 to 18 months for an additional $1,150,000, and (iii) all other obligations and liabilities of the Initial Sponsor related to GSD.

Pursuant to the Purchase Agreement, DarkPulse replaced GSD’s current directors and officers with directors and officers of GSD selected in its sole discretion. In connection with the closing of the Purchase Agreement, GSD changed its name to “Global Systems Dynamics, Inc.”

In addition to the Purchase Agreement, DarkPulse also entered into the Assignment, Assumption, Release and Waiver of the Letter Agreement pursuant to which the Initial Sponsor and each of the parties to the Letter Agreement (defined below) agreed that all rights, interests and obligations of the Initial Sponsor under the Letter Agreement (as defined below) were assigned to DarkPulse and that the Initial Sponsor will have no further rights, interests or obligations under the Letter Agreement as of the Purchase Closing Date.

The Letter Agreement, was by and among the Initial Sponsor, et. al., and delivered to GSD in accordance with the Underwriting Agreement.

Finally, in addition to the Purchase Agreement, DarkPulse entered into the Joinder to the Registration Rights Agreement pursuant to which DarkPulse agreed to become a party to the Registration Rights Agreement dated as of August 4, 2021 by and among GSD, the Initial Sponsor, et. al.

The Purchase Agreement contains customary representations and warranties of the parties, including, among others, with respect to corporate organization, corporate authority, and compliance with applicable laws. The representations and warranties of each party set forth in the Agreement were made solely for the benefit of the other parties to the Purchase Agreement, and investors are not third-party beneficiaries of the Purchase Agreement. In addition, such representations and warranties (a) are subject to materiality and other qualifications contained in the Purchase Agreement, which may differ from what may be viewed as material by investors, (b) were made only as of the date of the Purchase Agreement or such other date as is specified in the Purchase Agreement and (c) may have been included in the Purchase Agreement for the purpose of allocating risk between the parties rather than establishing matters as facts. Accordingly, the Purchase Agreement is included with this filing only to provide investors with information regarding the terms of the Purchase Agreement, and not to provide investors with any other factual information regarding any of the parties or their respective businesses.

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On October 12, 2022, in connection with the Purchase Agreement, GSD and the Initial Sponsor terminated the administrative support agreement dated August 4, 2021.

On October 12, 2022, GSD entered into the Support Agreement with DarkPulse that commenced on the date the Initial Sponsor sold all of its securities in GSD in connection with the aforementioned Purchase Agreement. Under the Sponsor Agreement, DarkPulse will make available, or cause to be made available, to GSD, at 815 Walker Street, Suite 114, Houston, Texas 77002 (or any successor location of Darkpulse), certain office space, utilities and secretarial and administrative support as may be reasonably required by GSD. In exchange, GSD will pay DarkPulse $10,000 per month.

Further, under the Support Agreement, DarkPulse agreed to waive any and all claims to seek payment of any amounts due to it out of the Trust Account established for the benefit of the public stockholders of GSD.

On November 2, 2022 and February 7, 2023, respectively, GSD issued the GSD Notes to DarkPulse in connection with the extension of the termination date for the Initial Business Combination from November 9, 2022 to February 9, 2023 and from February 9, 2023 to March 9, 2023, respectively.

Pursuant to the GSD Notes, DarkPulse has agreed to loan to GSD $1,150,000 and $83,947.13, respectively, to deposit into the Trust Account. The GSD Notes bear no interest and are repayable in full upon the earlier of (i) the date on which GSD consummates its Initial Business Combination, and (ii) the date that the winding up of GSD is effective. At the election of DarkPulse and subject to certain conditions, all of the unpaid principal amount of the GSD $1,150,000 may be converted into Conversion Units upon consummation of the Initial Business Combination with the total Conversion Units so issued shall be equal to: (x) the portion of the principal amount of the GSD Note being converted divided by (y) the conversion price of ten dollars ($10.00), rounded up to the nearest whole number of units. The $83,847 Note is not convertible.

As of [•], GSD has issued the Sponsor non-interest bearing non-convertible promissory notes for working capital loans in the principal amount of $[•].

On December 14, 2022 GSD, Merger Sub, and DarkPulse entered into the Merger Agreement.

Related Party Policy

GSD’s code of ethics requires us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by GSD’s board of directors (or the appropriate committee of GSD’s board) or as disclosed in GSD’s public filings with the SEC. Under GSD’s code of ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving GSD.

In addition, GSD’s audit committee is responsible for reviewing and approving related party transactions to the extent that GSD enters into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present is required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee is required to approve a related party transaction. GSD also requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, GSD has agreed not to consummate an Initial Business Combination with an entity unless GSD has obtained an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that GSD’s Initial Business Combination is fair to GSD from a financial point of view.

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Furthermore, no finder’s fees, reimbursements, consulting fee, monies in respect of any payment of a loan or other compensation will be paid by GSD to its Sponsor, officers or directors or any affiliate of its Sponsor, officers or directors prior to, for services rendered to us prior to, or in connection with any services rendered in order to effectuate, the consummation of GSD’s Initial Business Combination (regardless of the type of transaction that it is). However, the following payments will be made to GSD’s Sponsor, officers or directors, or GSD or their affiliates, none of which will be made from the proceeds of GSD’s IPO held in the Trust Account prior to the completion of GSD’s Initial Business Combination:

•	Repayment of up to an aggregate of $300,000 in loans made to GSD by GSD’s Sponsor to cover offering-related and organizational expenses;

•	Payment to GSD’s Sponsor, of $10,000 per month, for up to 18 months, for office space, utilities and secretarial and administrative support.

•	Payment to GSD’s non-employee directors of an annual cash retainer of $10,000, a $1,000 cash payment for each meeting of the board of directors and an additional $1,000 cash payment for each committee meeting attended (if such committee meeting took place on a day other than when the full board of directors met);

•	Payment to the chairman of each of the audit committee and compensation committee of an additional annual cash payment of $3,000 for their additional services in these capacities;

•	Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an Initial Business Combination; and

•	Repayment of non-interest bearing loans which may be made by GSD’s Sponsor or an affiliate of GSD’s Sponsor or certain of GSD’s officers and directors to finance transaction costs in connection with an intended Initial Business Combination, the terms of which (other than as described above) have not been determined nor have any written agreements been executed with respect thereto. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender, upon consummation of GSD’s Initial Business Combination. The warrants would be identical to the GSD Private Warrants.

GSD’s audit committee will review on a quarterly basis all payments that were made to GSD’s Sponsor, officers, directors or GSD or their affiliates.

LEGAL MATTERS

The validity of the shares of GSD Common Stock to be issued pursuant to the Merger Agreement will be passed upon by The Doney Law Firm, counsel to GSD.

EXPERTS

The financial statements of DarkPulse as of December 31, 2021 and for the year then ended, appearing in this joint proxy statement/prospectus have been audited by Urish Popeck & Co., LLC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of DarkPulse as of December 31, 2020 and for the year then ended, appearing in this joint proxy statement/prospectus have been audited by Boyle CPA, LLC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of GSD (formrly known as Gladstone Acquisition Corporation) as of December 31, 2021 and for the period from January 14, 2021 (inception through December 31, 2021 included in this joint proxy statement/prospectus have been audited by Marcum, LLP, an independent registered public accounting firm, as stated in their report, which includes an explanatory paragraph as to GSD's (formerly known as Gladstone Acquisition Corporation) ability to continue as a going concern, thereon and included in this proxy statement/prospectus,in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

239

APPRAISAL RIGHTS

DarkPulse stockholders have appraisal rights in connection with the DGCL. See “The DarkPulse Special Meeting — Appraisal Rights” for additional information.

Holders of GSD Common Stock do not have appraisal rights in connection with the Business Combination under the DGCL.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, DarkPulse and GSD and servicers that they employ to deliver communications to their respective stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement. Upon written or oral request, DarkPulse or GSD, as applicable, will deliver a separate copy of the joint proxy statement/prospectus to any stockholder at a shared address to which a single copy of the joint proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the joint proxy statement/prospectus may likewise request that we deliver single copies of the joint proxy statement/prospectus in the future. Stockholders of DarkPulse may notify DarkPulse of their requests by calling (800) 436-1436 or writing to 815 Walker Street, Suite 1155, Houston, Texas, 77002 and stockholders of GSD may notify GSD of their requests by calling or writing to Alliance Advisors, LLC, GSD’s proxy solicitor, at 855-506-0360, 200 Broadacres Drive, Suite 300 Bloomfield, New Jersey 07003 or by email at GSD@allianceadvisors.com.

TRANSFER AGENT AND REGISTRAR

The transfer agent for DarkPulse’s securities is Standard Registrar and Transfer Company.

The transfer agent for GSD’s securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

DarkPulse’s board of directors is aware of no other matter that may be brought before the DarkPulse Special Meeting. Under Delaware law, only business that is specified in the notice of a special meeting to stockholders may be transacted at the DarkPulse Special Meeting.

GSD’s board of directors is aware of no other matter that may be brought before the GSD Special Meeting. Under Delaware law, only business that is specified in the notice of a special meeting to stockholders may be transacted at the GSD Special Meeting.

FUTURE STOCKHOLDER PROPOSALS

If the Business Combination is completed, you will be entitled to attend and participate in the Combined Company’s annual meetings of stockholders. If the Combined Company holds a 2023 annual meeting of stockholders, the Combined Company will provide notice of or otherwise publicly disclose the date on which the 2023 annual meeting will be held. If the 2023 annual meeting of stockholder is held, stockholder proposals will be eligible for consideration by the directors for inclusion in the proxy statement for the Combined Company’s 2023 annual meeting of stockholder in accordance with Rule 14a-8 under the Exchange Act.

You may contact DarkPulse’s Secretary at DarkPulse’s principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

You may contact GSD’s Secretary at GSD’s principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

240

WHERE YOU CAN FIND MORE INFORMATION

DarkPulse and GSD must comply with the informational requirements of the Exchange Act and its rules and regulations, and in accordance with the Exchange Act, DarkPulse and GSD file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You can read DarkPulse’s and GSD’s SEC filings, including this joint proxy statement/prospectus over the Internet at the SEC’s website at http://www.sec.gov. If you would like additional copies of this joint proxy statement/prospectus or if you have questions about the Business Combination, the Proposals to be presented at the DarkPulse Special Meeting and GSD Special Meeting, as applicable, you should contact DarkPulse by calling (800) 436-1436 or writing to 815 Walker Street, Suite 1155, Houston, Texas, 77002 and by calling or writing to Alliance Advisors, LLC, GSD’s proxy solicitor, at 855-506-0360, 200 Broadacres Drive, Suite 300 Bloomfield, New Jersey 07003 or by email at GSD@allianceadvisors.com.

If you are a stockholder of DarkPulse and would like to request documents, please do so by [•], 2023, in order to receive them before the DarkPulse Special Meeting. If you request any documents from DarkPulse, DarkPulse will mail them to you by first class mail, or another equally prompt means.

If you are a stockholder of GSD and would like to request documents, please do so by [•], 2023, in order to receive them before the GSD Special Meeting. If you request any documents from GSD, GSD will mail them to you by first class mail, or another equally prompt means.

All information contained in this joint proxy statement/prospectus relating to DarkPulse has been supplied by DarkPulse, and all such information relating to GSD has been supplied by GSD. Information provided by either the DarkPulse or GSD does not constitute any representation, estimate or projection of any other party.

THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES OF DARKPULSE COMMON STOCK OR GSD CLASS A COMMON SHARES, AS APPLICABLE, AT THE RESPECTIVE SPECIAL MEETING. NEITHER DARKPULSE NOR GSD HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED [•], 2023. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

241

INDEX TO FINANCIAL STATEMENTS

DARKPULSE, INC.

Page
Report of Independent Registered Public Accounting Firm (2021 PCAOB ID 1013) (2020 PCAOB ID 6285)	F-1
Consolidated Balance Sheets	F-6
Consolidated Statements of Operations	F-7
Consolidated Statements of Comprehensive Loss	F-8
Consolidated Statements of Stockholders’ Deficit	F-9
Consolidated Statements of Cash Flows	F-10
Notes to Financial Statements	F-11

UNAUDITED CONDENSED FINANCIAL STATEMENTS
Condensed Consolidated Balance Sheets as of September 30, 2022 (Unaudited) and December 31, 2021	F-37
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss for the Three and Nine Months Ended September 30, 2022 and 2021	F-38
Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the Three and Nine Months Ended September 30, 2022 and 2021	F-40
Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2022 and 2021	F-42
Notes to Unaudited Condensed Consolidated Financial Statements	F-43

GLOBAL SYSTEM DYNAMICS, INC. (formerly known as Gladstone Acquisition Corporation)

Page
AUDITED FINANCIAL STATEMENTS:
Report of Independent Registered Public Accounting Firm (PCAOB Firm No. 688)	F-60
Balance Sheet as of December 31, 2021	F-61
Statement of Operations for the period from January 14, 2021 (inception) through December 31, 2021	F-62
Statement of Changes in Stockholders’ Deficit for the period from January 14, 2021 (inception) through December 31, 2021	F-63
Statement of Cash Flows for the period from January 14, 2021 (inception) through December 31, 2021	F-64
Notes to Financial Statements	F-65

UNAUDITED FINANCIAL STATEMENTS:
Condensed Balance Sheets as of September 30, 2022 (unaudited) and December 31, 2021	F-78
Condensed Statements of Operations for the three months ended September 30, 2022 and 2021, the nine months ended September 30, 2022, and the period from January 14, 2021 (Inception) to September 30, 2021 (unaudited)	F-79
Condensed Statements of Changes in Stockholders’ Deficit for the three and nine months ended September 30, 2022, the three months ended September 30, 2021, and the period from January 14, 2021 (Inception) to September 30, 2021 (unaudited)	F-80
Condensed Statements of Cash Flows for the nine months ended September 30, 2022 and the period from January 14, 2021 (Inception) to September 30, 2021 (unaudited)	F-81
Notes to Condensed Financial Statements (unaudited)	F-82

242

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors

Of DarkPulse, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of DarkPulse, Inc. and its subsidiaries (the “Company”) as of December 31, 2021, the related consolidated statements of operations, comprehensive loss, stockholders’ deficit, and cash flows for the year ended December 31, 2021, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021, and the results of its operations and its cash flows for the year ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern – See also Critical Audit Matters Section Below

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency at December 31, 2021. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

F-1

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate) to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Accounting for Embedded Derivative Liabilities Related to Convertible Debentures

As described in Note 6 to the financial statements, the Company had convertible debentures that required accounting considerations and significant estimates.

The Company determined that variable conversion features issued in connection with certain convertible debentures required derivative liability classification. These variable conversion features were initially measured at fair value and subsequently have been remeasured to fair value at each reporting period. The Company determined the fair value of the embedded derivatives using the Black-Scholes-Merton option pricing model. The value of the embedded derivative liabilities related to the convertible debentures was $533,753 at December 31, 2021.

We identified the accounting considerations and related valuations, including the related fair value determinations of the embedded derivative liabilities of such as a critical audit matter.

Our audit procedures related to the Company’s accounting considerations and significant estimate included the following, among others:

•	We reviewed the accounting considerations made by the Company in determining the nature of the various features;
•	We evaluated of the potential derivatives and potential bifurcation in the instruments;
•	We evaluated the determination of the fair value of the various debt and equity instruments and the conversion features that include valuation models and assumptions utilized by management against current accounting guidance.
•	We tested the mathematical accuracy of management’s calculations related to the estimate.

Auditing these elements is especially challenging and requires auditor judgement due to the nature and extent of audit effort required to address these matters, including the extent of specialized skill or knowledge needed.

Going Concern Uncertainty – See also Going Concern Uncertainty explanatory paragraph above

As described further in Note 3 to the consolidated financial statements, the Company has suffered recurring losses from operations and does not have an established source of revenues sufficient to cover its operating costs. The ability of the Company to continue as a going concern is dependent on executing its business plan and ultimately to attain profitable operations. Accordingly, the Company has determined that these factors raise substantial doubt as to the Company’s ability to continue as a going concern for a period of one year from the issuance of these financial statements. Management intends to continue to fund its business by way of public or private offerings of the Company’s stock or through loans from private investors, in order satisfy the Company’s obligations as they come due for at least one year from the financial statement issuance date. However, the Company has not concluded that these plans alleviate the substantial doubt related to its ability to continue as a going concern.

F-2

We determined the Company’s ability to continue as a going concern is a critical audit matter due to the estimation and uncertainty regarding the Company’s available capital and the risk of bias in management’s judgments and assumptions in their determination. Our audit procedures related to the Company’s assertion on its ability to continue as a going concern included the following, among others:

•	We performed testing procedures such as analytical procedures to identify conditions and events that indicate that there could be substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.
•	We reviewed and evaluated management's plans for dealing with adverse effects of these conditions and events.
•	We inquired of Company management and reviewed company records to assess whether there are additional factors that contribute to the uncertainties disclosed.
•	We assessed whether the Company’s determination that there is substantial doubt about its ability to continue as a going concern was adequately disclosed.

Revenue Recognition

The Company recognizes revenue upon transfer of control of promised services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those services.

Significant judgment is exercised by the Company in determining revenue recognition for customer agreements, and include the pattern of delivery (i.e., timing of when revenue is recognized) for each distinct performance obligation.

The related audit effort in evaluating management’s judgments in determining revenue recognition for customer agreements required a high degree of auditor judgment.

Our principal audit procedures related to the Company’s revenue recognition for customer agreements included the following:

•	We gained an understanding of internal controls related to revenue recognition.
•	We evaluated management’s significant accounting policies for reasonableness.
•	We selected a sample of revenues recognized and performed the following procedures:
o	Obtained and read contract source documents for each selection and other documents that were part of the agreement, if applicable.
o	Assessed the terms in the customer agreement and evaluated the appropriateness of management’s application of their accounting policies, along with their use of estimates, in the determination of revenue recognition conclusions.
o	We tested the mathematical accuracy of management’s calculations of revenue and the associated timing of revenue recognized in the financial statements.

Business Combinations – Valuation of Intangible Assets

As described in note 4 of the Consolidated Financial Statements, the Company completed the acquisitions of 100% of Optilan Guernsey Limited and Optilan Holdco 2 Limited (Optilan) and TJM Electronics West for $694,527 and $450,000, respectively and 60% of Wildlife Specialists LLC, Remote Intelligence, LLC and TerraData Unmanned, PLLC for $1,478,000 and $1,478,000, and $600,000 respectively (collectively referred to as the “Acquisitions”) and accounted for as business combinations. The acquired intangible assets included Optilan Holdco 3, Limited tradename for valued at $4,033,638. The Company recorded the acquired intangible assets at fair value on the date of acquisition considering a discounted cash flow methodology. The methods used to estimate the fair value of acquired intangible assets involve assumptions. The assumptions applied by management in estimating the fair value of acquired intangible assets included income projections and discount rates.

F-3

The principal considerations for our determination that performing procedures relating to the valuation of intangible assets in the Acquisitions is a critical audit matter are (1) there was a degree in significant auditor judgement and subjectivity in applying procedures to the fair value of the intangible assets acquired due to the judgment by management when developing estimates and (2) audit effort was required relating to the estimates, projections, discount rates, and weighted average cost of capital utilized by the Company. In addition, the audit effort involved the use of professionals with specialized skill and knowledge to assist in performing these procedures and evaluating the conclusions.

Our principal audit procedures to evaluate the valuation of intangible assets included the following:

•	We read the purchase agreements used in the underlying acquisitions and utilized by the Company to allocate the purchase price.
•	We obtained the valuation reports prepared by management’s third-party expert.
•	Utilized professionals with specialized skill and knowledge to evaluate the reasonableness of the methodology, assumptions, including the discount rate and weighted average cost of capital, as compared to their experience and publically available market data.
•	Considered the reasonableness of the overall allocation of the total purchase price.

/s/ Urish Popeck & Co., LLC

We have served as the Company's auditor since 2021.

Pittsburgh, PA

April 15, 2022

F-4

Boyle CPA, LLC

Certified Public Accountants & Consultants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

DarkPulse, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of DarkPulse, Inc. (the “Company”) as of December 31, 2020, the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

As discussed in Note 3 to the consolidated financial statements, the Company’s net losses, lack of revenues, and working capital deficiency raise substantial doubt about its ability to continue as a going concern for one year from the issuance of these financial statements. Management’s plans are also described in Note 3. The financial statements do not include adjustments that might result from the outcome of this uncertainty.

Basis of Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to fraud or error. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Boyle CPA, LLC

We have served as the Company’s auditor from 2019 through 2022

Bayville, NJ

April 15, 2021

F-5

DARKPULSE, INC.

Consolidated Balance Sheets

	December 31,
	2021	2020
ASSETS

CURRENT ASSETS:
Cash	$3,658,846	$337
Accounts receivable, net	4,223,990	–
Inventory	865,019	–
Unbilled revenue	497,773	–
Other current assets	181,000	–
TOTAL CURRENT ASSETS	9,426,628	337

NON-CURRENT ASSETS:
Property and equipment, net	2,370,711	–
Operating lease right-of-use assets	2,038,106	–
Patents, net	342,962	393,990
Intangible assets	3,886,588	–
Goodwill	17,088,501	–
Other assets, net	282,884	91,464
TOTAL NON-CURRENT ASSETS	26,009,752	485,454

TOTAL ASSETS	$35,436,380	$485,791

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$7,844,271	$1,089,869
Convertible notes, net of discount $0 and $35,525 respectively	378,263	931,158
Notes payable	2,000,000	–
Customer deposits	2,802,809	–
Derivative liability	533,753	1,220,877
Contract liabilities	3,216,562	–
Operating lease liabilities - current	747,422	–
Other current liabilities	2,024,433	–

TOTAL CURRENT LIABILITIES	19,547,513	3,241,904

NON-CURRENT LIABILITIES:
Secured debenture	1,172,364	1,176,092
Operating lease liabilities – non-current	2,474,530	–
Other liabilities – non-current	676,331	–
TOTAL NON-CURRENT LIABILITIES	4,323,225	1,176,092

TOTAL LIABILITIES	23,870,738	4,417,996

Commitments and contingencies	–	–

STOCKHOLDERS’ DEFICIT:
Convertible preferred stock - Class D (par value $0.01; 100,000 shares authorized; 88,235 issued and outstanding at December 31, 2021 and, 2020, respectively)	883	883
Common stock (par value $0.0001), 20,000,000,000 shares authorized, 5,197,821,885 and 4,088,762,151 shares issued and outstanding at December 31, 2021 and, 2020, respectively	519,782	408,876
Treasury stock, 100,000 shares at December 31, 2021 and 2020	(1,000)	(1,000)
Paid-in capital in excess of par value	20,248,703	1,805,813)
Non-controlling interest in variable interest entity and subsidiary	2,358,227	(12,439)
Accumulated other comprehensive income	(284,463)	315,832
Accumulated deficit	(11,276,490)	(6,450,170)

TOTAL STOCKHOLDERS’ DEFICIT	11,565,642	(3,932,205)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$35,436,380	$485,791

See accompanying notes to consolidated financial statements.

F-6

DARKPULSE, INC.

Consolidated Statements of Operations

	For the Year Ended
	December 31,
	2021	2020
REVENUES	$7,783,340	$–
COST OF GOODS SOLD	6,685,210	–
GROSS PROFIT	1,098,130	–

OPERATING EXPENSES:
Selling, general and administrative	3,918,967	149,259
Salaries, wages and payroll taxes	2,653,683	187
Professional fees	2,930,245	50,415
Depreciation and amortization	258,306	51,028
Debt transaction expenses	184,950	7,850
TOTAL OPERATING EXPENSES	9,946,150	258,739

OPERATING LOSS	(8,848,020)	(258,739)

OTHER INCOME (EXPENSE):
Interest expense	(130,359)	(135,064)
Gain (Loss) on change in fair market value of derivative liabilities	687,124	54,623
Gain (Loss) on convertible notes	(35,525)	(3,889)
Gain on forgiveness of debt	3,488,860	67,227
Foreign currency exchange rate variance	11,600	–

TOTAL OTHER INCOME (EXPENSE)	4,021,700	(17,103)

NET LOSS	(4,826,320)	(275,842)
Net loss attributable to non-controlling interests in variable interest entity and subsidiary	133,702	–
Net loss attributable to Company stockholders	$(4,692,619)	$(275,842)
LOSS PER SHARE
Basic and Diluted	$(0.00)	$(0.00)
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and Diluted	4,775,929,690	2,323,180,245

See accompanying notes to consolidated financial statements.

F-7

DARKPULSE, INC.

Consolidated Statements of Comprehensive Loss

	For the Year Ended
	December 31,
	2021	2020

NET LOSS	$(4,692,619)	$(275,842)

OTHER COMPREHENSIVE LOSS
Unrecognized Gain (Loss) on Foreign Exchange	26,539	(20,943)
COMPREHENSIVE LOSS	$(4,666,080)	$(296,785)

See accompanying notes to consolidated financial statements.

F-8

DARKPULSE, INC.

Consolidated Statement of Stockholders' Deficit

For the Years Ended December 31, 2021 and 2020

	Preferred Stock		Common Stock		Treasury	Paid in Capital in Excess of Par	Non- Controlling Interest in	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Stock	Value	Subsidiary	Income	Deficit	Deficit

Balance, December 31, 2019	88,235	$883	1,392,042,112	$13,920,421	$(1,000)	$(11,877,864)	$(12,439)	$336,775	$(6,174,328)	$(3,807,552)
Conversion of convertible notes	–	–	2,696,720,039	26,967,200	–	(26,794,968)	–	–	–	172,232
Change to Par Value	–	–	–	(40,478,745)		40,478,745	–	–	–	–
Closing of DarkPulse East LLC	–	–	–	–	–	(100)	–	–	–	(100)
Foreign currency adjustment	–	–	–	–	–	–	–	(20,943)	–	(20,943)
Net loss	–	–	–	–	–	–	–	–	(275,842)	(275,842)
Balance, December 31, 2020	88,235	$883	4,088,762,151	$408,876	$(1,000)	$1,805,813	$(12,439)	$315,832	$(6,450,170)	$(3,932,205)
Conversion of convertible notes	–	–	908,659,678	90,866	–	1,610,853	–	–	–	1,701,719
Common stock issued for cash	–	–	179,974,598	17,997		14,575,330		–	–	14,593,327
Common stock issued for acquisitions	–	–	15,000,000	1,500		1,654,500	2,370,666	–	–	4,026,666
Stock based compensation	–	–	5,425,453	543		602,207		–	–	602,750
Foreign currency adjustment	–	–	–	–		–	–	(600,295)	–	(600,295)
Net loss	–	–	–	–		–	–	–	(4,826,320)	(4,826,320)
Balance, December 31, 2021	88,235	$883	5,197,821,885	$519,782	$(1,000)	$20,248,703	$2,358,227	$(284,463)	$(11,276,490)	$11,565,642

See accompanying notes to consolidated financial statements.

F-9

DARKPULSE, INC.

Consolidated Statements of Cash Flows

	For the Year Ended December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,826,320)	$(275,842)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	129,493	86,607
Loan acquisition costs	(480,450)	7,850
Stock based compensation	602,750	–
Gain on reduction of loan default penalty	–	(9,900)
Gain on extinguishment of debt	(3,488,860)	(67,227)
Operating lease expense	(1,346,808)	–
Amortization of debt discount	515,975	51,739
Derivative liability	(687,124)	(54,624)
Changes in operating assets and liabilities:
Accounts receivable	771,432	–
Inventory	1,175,869	–
Unbilled revenue	822,031	–
Contract liability	(922,631)	–
Customer deposits	(365,684)	–
Accounts payable and accrued expenses	(2,041,131)	269,589
Operating lease liabilities	2,451,692	–
Other current liabilities	(3,672,703)	–
Net cash used by operating activities	(11,363,470)	8,192
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(754,961)	–
Business acquisitions, net of cash received	(583,319)	–
Capitalized patents	(191,420)	(4,969)
Deposits	(159,453)	–
Net cash used by investing activities	(1,689,153)	(4,969)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	14,593,327	–
Proceeds from convertible debentures	1,102,700	40,000
Repayments of convertible debentures	(384,600)	–
Proceeds from related party notes payable	–	(44,096)
Proceeds from notes payable	2,000,000	–
Net cash provided by financing activities	17,311,427	(4,096)
NET INCREASE (DECREASE) IN CASH	4,258,804	(873)
Effect of exchange rate on cash	(600,295)	–
CASH, beginning of year	337	1,210
CASH, end of year	$3,658,846	$337
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year ended December 31:
Interest	$–	$–
Income taxes	$–	$–
Non-cash finance and investing activities during the year ended December 31:
Issuance of common stock for convertible notes payable and interest	181,560	–
Issuance of common stock for Wildlife Specialists and Remote Intelligence	1,654,500	–
Non-controlling interest for Wildlife Specialists and Remote Intelligence	2,370,666	–

See accompanying notes to consolidated financial statements.

F-10

DARKPULSE, INC.

Notes to the Consolidated Financial Statements

For the Years ended December 31, 2021 and 2020

NOTE 1 – BASIS OF FINANCIAL STATEMENT PRESENTATION

Organization and Description of Business

DarkPulse, Inc. (“DPI” or “Company”) is a technology-security company incorporated in 1989 as Klever Marketing, Inc. (“Klever”). Its’ wholly-owned subsidiary, DarkPulse Technologies Inc. (“DPTI”), originally started as a technology spinout from the University of New Brunswick, Fredericton, Canada. The Company’s security and monitoring systems will initially be delivered in applications for border security, pipelines, the oil and gas industry and mine safety. Current uses of fiber optic distributed sensor technology have been limited to quasi-static, long-term structural health monitoring due to the time required to obtain the data and its poor precision. The Company’s patented BOTDA dark-pulse sensor technology allows for the monitoring of highly dynamic environments due to its greater resolution and accuracy.

On April 27, 2018, Klever entered into an Agreement and Plan of Merger (the “Merger Agreement” or the “Merger”) involving Klever as the surviving parent corporation and acquiring a privately held New Brunswick corporation known as DarkPulse Technologies Inc. as its wholly owned subsidiary. On July 18, 2018, the parties closed the Merger Agreement, as amended on July 7, 2018, and the name of the Company was subsequently changed to DarkPulse, Inc. With the change of control of the Company, the Merger is being be accounted for as a recapitalization in a manner similar to a reverse acquisition.

On July 20, 2018, the Company filed a Certificate of Amendment to its Certificate of Incorporation with the State of Delaware, changing the name of the Company to DarkPulse, Inc. The Company filed a corporate action notification with the Financial Industry Regulatory Authority (FINRA), and the Company's ticker symbol was changed to DPLS.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements are as follows:

Basis of Presentation and Principles of Consolidation

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”). The consolidated financial statements of the Company include the Company and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

Our consolidated financial statements as of December 31, 2021 and 2020 include the accounts of DarkPulse Inc. and its subsidiaries:

DarkPulse Technologies Inc. (“DPTI”), a New Brunswick, Canada corporation, a wholly owned subsidiary, incorporated December 16, 2010.

DPTI owns 100% of DarkPulse Technology Holdings Inc., a New York corporation, incorporated July 6, 2017.

DPTI indirectly owns 37.572% of DarkPulse Technologies International Inc., ("DPTINY") a New York corporation, incorporated on September 7, 2017. On or about September 18, 2017, DPTI entered into a shareholder agreement with three investors, whereby DPTI would own 50.2% of DPTINY and the investors would own 49.8%. On or about October 3, 2017, another investor entered into an agreement with DPTINY to fund it $37,500 for a 0.5% equity interest in DPTINY. On December 26, 2017, DPTI’s CEO incorporated another corporation named DarkPulse Technologies International Inc., ("DPTIDel") in the State of Delaware. On or about April 16, 2018, seven investors and DPTI entered into a new agreement whereby it was agreed that the investors would own 62.428% of DPTIDel, and the September 18, 2017 agreement with respect to DPTINY was considered null and void. Accordingly, the funding of $37,500 to DPTINY in October 2017 has been converted to an equity interest in DPTIDel as of April 2018. As of April 16, 2018, DPTI owns approximately 37.572% of the shares of common stock of DPTIDel and 100% of the issued shares of Series A Preferred Stock of DPTIDel, pursuant to which the Company controls both DPTIDel and DPTINY.

F-11

On August 9, 2021, the Company entered into a Share Purchase Agreement with Optilan Guernsey Limited and Optilan Holdco 2 Limited (the “Sellers”), pursuant to which the Company purchased from the Sellers all of the issued and outstanding equity interests of Optilan HoldCo 3 Limited, a private company incorporated in England and Wales (“Optilan”) for £1.00 and also a commitment to enter into the Subscription (as defined below). As of August 9, 2021, the Company owns all of the equity interests of Optilan.

On August 30, 2021, the Company closed two separate Membership Interest Purchase Agreements with Remote Intelligence, Limited Liability Company, a Pennsylvania limited liability company (“RI”) and Wildlife Specialists, LLC, a Pennsylvania limited liability company (“WS”) pursuant to which the Company agreed to pay to the majority shareholder of each of RI and WS an aggregate of 15,000,000 shares of the Company’s Common Stock and $1,000,000 in exchange for 60% ownership of each of RI and WS.

On September 8, 2021, the Company entered into and closed the Stock Purchase Agreement with TJM Electronics West, Inc., an Arizona corporation (“TJM”), and TJM’s stockholders, pursuant to which we agreed to purchase all of the equity interests in TJM in exchange for $450,000.

Effective October 1, 2021 the Company entered into and closed the Membership Purchase Agreement with TerraData Unmanned, PLLC, a Florida limited liability company (“TerraData”), and Justin Dee, the sole shareholder of TerraData, pursuant to which the Company agreed to purchase 60% of the equity interests in TerraData in exchange for 3,725,386 shares of the Company’s Common Stock and $400,000.

Use of Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition, and revenues and expenses for the years then ended. Actual results may differ significantly from those estimates. Significant estimates made by management include, but are not limited to, the assumptions used to calculate stock-based compensation, derivative liabilities, preferred deemed dividend and common stock issued for services.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when acquired to be cash equivalents. The Company places its cash with high credit quality financial institutions. The Company’s account at this institution is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. To reduce its risk associated with the failure of such financial institution, the Company evaluates at least annually the rating of the financial institution in which it holds deposits.

Foreign Currency Translation

The Company’s reporting currency is US Dollars. The accounts of one of the Company’s subsidiaries is maintained using the appropriate local currency, British Pound (“GBP”) as the functional currency. The accounts of one of the Company’s subsidiaries is maintained using the appropriate local currency, Canadian Dollar (“CAD”) as the functional currency. All assets and liabilities are translated into U.S. Dollars at balance sheet date, shareholders' equity is translated at historical rates and revenue and expense accounts are translated at the average exchange rate for the year or the reporting period. The translation adjustments are reported as a separate component of stockholders’ equity, captioned as accumulated other comprehensive (loss) gain. Transaction gains and losses arising from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the statements of operations.

The relevant translation rates are as follows: for the year ended December 31, 2021 closing rate at 1.353583 US$: GBP, average rate at 1.375671 US$:GBP and for the Optilan acquisition closing rate at 1.38138 US$: GBP.

The relevant translation rates are as follows: for the year ended December 31, 2021 closing rate at 1.2794 US$: CAD, average rate at 1.2534 US$:CAD and for the year ended December 31, 2020 closing rate at 1.2754 US$: CAD, average rate at 1.3388 US$:CAD.

F-12

Long-Lived Assets and Goodwill

The Company accounts for long-lived assets in accordance with the provisions of ASC 360-10-35, Property, Plant and Equipment, Impairment or Disposal of Long-lived Assets. This accounting standard requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

The Company accounts for goodwill and intangible assets in accordance with ASC 350, Intangibles – Goodwill and Other. Goodwill represents the excess of the purchase price of an entity over the estimated fair value of the assets acquired and liabilities assumed. ASC 350 requires that goodwill and other intangibles with indefinite lives be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of an asset has decreased below its carrying value. During the fourth quarter of 2020, the Company adopted ASU No. 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. This guidance simplifies the accounting for goodwill impairment by removing Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. Goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. The adoption of this standard had no material impact on the Consolidated Financial Statements. During fiscal 2021 and 2020, the Company recorded no impairments.

Intangible Assets - Intrusion Detection Intellectual Property

The Company relies on patent laws and restrictions on disclosure to protect its intellectual property rights. As of December 31, 2021, the Company held three U.S. and foreign patents on its intrusion detection technology, which expire in calendar years 2025 through 2034 (depending on the payment of maintenance fees).

The DPTI issued patents cover a System and Method for Brillouin Analysis, a System and Method for Resolution Enhancement of a Distributed Sensor, and a Flexible Fiber Optic Deformation System Sensor and Method. Maintenance of intellectual property rights and the protection thereof is important to our business. Any patents that may be issued may not sufficiently protect the Company's intellectual property and third parties may challenge any issued patents. Other parties may independently develop similar or competing technology or design around any patents that may be issued to the Company. The Company cannot be certain that the steps it has taken will prevent the misappropriation of its intellectual property, particularly in foreign countries where the laws may not protect proprietary rights as fully as in the United States. Further, the Company may be required to enforce its intellectual property or other proprietary rights through litigation, which, regardless of success, could result in substantial costs and diversion of management's attention. Additionally, there may be existing patents of which the Company is unaware that could be pertinent to its business, and it is not possible to know whether there are patent applications pending that the Company's products might infringe upon, since these applications are often not publicly available until a patent is issued or published.

For the year ended December 31, 2021, the Company had patent amortization costs on its intrusion detection technology totaling $51,028. Patents costs are being amortized over the remaining life of each patent, which is from 7 to 16 years.

The DPTI issued patents cover a System and Method for Brillouin Analysis, a System and Method for Resolution Enhancement of a Distributed Sensor, and a Flexible Fiber Optic Deformation System Sensor and Method. Maintenance of intellectual property rights and the protection thereof is important to our business. Any patents that may be issued may not sufficiently protect the Company's intellectual property and third parties may challenge any issued patents. Other parties may independently develop similar or competing technology or design around any patents that may be issued to the Company. The Company cannot be certain that the steps it has taken will prevent the misappropriation of its intellectual property, particularly in foreign countries where the laws may not protect proprietary rights as fully as in the United States. Further, the Company may be required to enforce its intellectual property or other proprietary rights through litigation, which, regardless of success, could result in substantial costs and diversion of management's attention. Additionally, there may be existing patents of which the Company is unaware that could be pertinent to its business, and it is not possible to know whether there are patent applications pending that the Company's products might infringe upon, since these applications are often not publicly available until a patent is issued or published.

F-13

The following is a summary of activity related to the DPTI patents for the year ended December 31, 2021:

Balance at January 1, 2021	$393,990
Additions	–
Amortization	(51,028)
Balance at December 31, 2021	$342,962

The following is a summary of the DPTI patents as of December 31, 2021:

2021
Historical cost	$904,269
Accumulated amortization	(561,307)
Carrying Value	$342,962

Future expected amortization of intangible assets is as follows:

Year Ending December 31,
2022	$51,028
2023	51,028
2024	51,028
2025	51,028
2026	51,028
Thereafter	87,822
$342,962

Property and Equipment

Property and equipment are carried at historical cost less accumulated depreciation. Depreciation is based on the estimated service lives of the depreciable assets and is calculated using the straight-line method. Expenditures that increase the value or productive capacity of assets are capitalized. Fully depreciated assets are retained in the property and equipment, and accumulated depreciation accounts until they are removed from service. When property and equipment are retired, sold or otherwise disposed of, the asset’s carrying amount and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations. Repairs and maintenance are expensed as incurred.

The estimated useful lives of property and equipment are generally as follows:

Years
Office furniture and fixtures	4
Plant and equipment	4-8
Leasehold Improvements	10
Motor Vehicles	3

F-14

Revenue Recognition

The Company’s revenues are generated primarily from the sale of our products, which consist primarily of advanced technology solutions for integrated communications and security systems. At contract inception, we assess the goods and services promised in the contract with customers and identify a performance obligation for each. To determine the performance obligation, we consider all products and services promised in the contract regardless of whether they are explicitly stated or implied by customary business practices. The timing of satisfaction of the performance obligation is not subject to significant judgment. We measure revenue as the amount of consideration expected to be received in exchange for transferring goods and services. We generally recognize product revenues at the time of shipment, provided that all other revenue recognition criteria have been met.

The Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which we expect to receive in exchange for those goods or services. To determine revenue recognition for arrangements that the Company determines are within the scope of ASC 606, we perform the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) we satisfy a performance obligation. The five-step model is applied to contracts when it is probable that we will collect the consideration we are entitled to in exchange for the goods or services transferred to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, we assess the goods or services promised within each contract and determine those that are performance obligations and assess whether each promised good or service is distinct. We then recognize revenue in the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

In accordance with ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedient, which is to (1) clarify the objective of the collectability criterion for applying paragraph 606-10-25-7; (2) permit an entity to exclude amounts collected from customers for all sales (and other similar) taxes from the transaction price; (3) specify that the measurement date for noncash consideration is contract inception; (4) provide a practical expedient that permits an entity to reflect the aggregate effect of all modifications that occur before the beginning of the earliest period presented when identifying the satisfied and unsatisfied performance obligations, determining the transaction price, and allocating the transaction price to the satisfied and unsatisfied performance obligations; (5) clarify that a completed contract for purposes of transition is a contract for which all (or substantially all) of the revenue was recognized under legacy GAAP before the date of initial application, and (6) clarify that an entity that retrospectively applies the guidance in Topic 606 to each prior reporting period is not required to disclose the effect of the accounting change for the period of adoption. The amendments of this ASU are effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. There was no impact as a result of adopting this ASU on the financial statements and related disclosures. Based on the terms and conditions of the product arrangements, the Company believes that its products and services can be accounted for separately as its products and services have value to the Company’s customers on a stand-alone basis. When a transaction involves more than one product or service, revenue is allocated to each deliverable based on its relative fair value; otherwise, revenue is recognized as products are delivered or as services are provided over the term of the customer contract.

Contract liabilities is shown separately in the unaudited consolidated balance sheets as current liabilities. At December 31, 2021 and December 31, 2020, we had contract liabilities of $3,216,562 and $0, respectively.

Cost of Product Sales and Services

Cost of sales consists primarily of materials, airtime and overhead costs incurred internally and amounts incurred to contract manufacturers to produce our products, airtime and other implementation costs incurred to install our products and train customer personnel, and customer service and third-party original equipment manufacturer costs to provide continuing support to our customers. There are certain costs which are deferred and recorded as prepaids, until such revenue is recognized. Refer to revenue recognition above as to what constitutes deferred revenue.

F-15

Concentration of Credit Risk

The Company has no significant concentrations of credit risk.

Related Parties

The Company accounts for related party transactions in accordance with ASC 850 (“Related Party Disclosures”). A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

Leases

Effective January 1, 2019, the Company accounts for its leases under ASC 842, Leases. Under this guidance, arrangements meeting the definition of a lease are classified as operating or financing leases, and are recorded on the consolidated balance sheet as both a right of use asset and lease liability, calculated by discounting fixed lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate. Lease liabilities are increased by interest and reduced by payments each period, and the right of use asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the right of use asset result in straight-line rent expense over the lease term. For finance leases, interest on the lease liability and the amortization of the right of use asset results in front-loaded expense over the lease term. Variable lease expenses are recorded when incurred.

In calculating the right of use asset and lease liability, the Company has elected to combine lease and non-lease components. The Company excludes short-term leases having initial terms of 12 months or less from the new guidance as an accounting policy election, and recognizes rent expense on a straight-line basis over the lease term.

Derivative Financial Instruments

The Company evaluates the embedded conversion feature within its convertible debt instruments under ASC 815-15 and ASC 815-40 to determine if the conversion feature meets the definition of a liability and, if so, whether to bifurcate the conversion feature and account for it as a separate derivative liability. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For stock-based derivative financial instruments, the Company uses a lattice model, in accordance with ASC 815-15 “Derivative and Hedging” to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether net-cash settlement of the derivative instrument could be required within 12 months after the balance sheet date.

Beneficial Conversion Features

The Company evaluates the conversion feature for whether it was beneficial as described in ASC 470-30. The intrinsic value of a beneficial conversion feature inherent to a convertible note payable, which is not bifurcated and accounted for separately from the convertible note payable and may not be settled in cash upon conversion, is treated as a discount to the convertible note payable. This discount is amortized over the period from the date of issuance to the date the note is due using the effective interest method. If the note payable is retired prior to the end of its contractual term, the unamortized discount is expensed in the period of retirement to interest expense. In general, the beneficial conversion feature is measured by comparing the effective conversion price, after considering the relative fair value of detachable instruments included in the financing transaction, if any, to the fair value of the shares of common stock at the commitment date to be received upon conversion.

F-16

Fair Value of Financial Instruments

The Company measures its financial assets and liabilities in accordance with the requirements of FASB ASC 820, “Fair Value Measurements and Disclosures”. As defined in FASB ASC 820, the fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilized the market data of similar entities in its industry or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. The Company classifies fair value balances based on the observability of those inputs. FASB ASC 820 established a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement) as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, marketable securities and listed equities.

Level 2 – Pricing inputs are other than quoted prices in active markets included in level 1, which are either directly or indirectly observable as of the reported date and includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category generally include non-exchange-traded derivatives such as commodity swaps, interest rate swaps, options and collars.

Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

Income Taxes

The Company accounts for income taxes pursuant to the provision of ASC 740-10, “Accounting for Income Taxes” (“ASC 740-10”) which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

The Company follows the provision of ASC 740-10 related to Accounting for Uncertain Income Tax Positions. When tax returns are filed, there may be uncertainty about the merits of positions taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions.

Tax positions that meet the more likely than not recognition threshold are measured at the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefit associated with tax positions taken that exceed the amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

F-17

The Company believes its tax positions are all more likely than not to be upheld upon examination. As such, the Company has not recorded a liability for uncertain tax benefits.

The Company has adopted ASC 740-10-25, “Definition of Settlement”, which provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits and provides that a tax position can be effectively settled upon the completion and examination by a taxing authority without being legally extinguished. For tax positions considered effectively settled, an entity would recognize the full amount of tax benefit, even if the tax position is not considered more likely than not to be sustained based solely on the basis of its technical merits and the statute of limitations remains open.  The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they are filed.

The Company's U.S. subsidiaries were incorporated in 2017, and tax returns have not yet been filed. The Company does not anticipate a tax liability for the years 2021 and 2020. The Company has filed tax returns in Canada for the year ended December 31, 2018, and they are still subject to audit.

Stock-based Compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718 which requires recognition in the consolidated financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Pursuant to ASC Topic 718, for share-based payments to consultants and other third-parties, compensation expense is determined at the “measurement date.” The expense is recognized over the vesting period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. The Company initially records compensation expense based on the fair value of the award at the reporting date. Further, ASC Topic 718, provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718, such as the repricing of share options, which would revalue those options and the accounting for the cancellation of an equity award whether a replacement award or other valuable consideration is issued in conjunction with the cancellation. If not, the cancellation is viewed as a replacement and not a modification, with a repurchase price of $0.

Income (Loss) Per Common Share

The Company accounts for earnings per share pursuant to ASC 260, Earnings per Share, which requires disclosure on the financial statements of "basic" and "diluted" earnings (loss) per share. Basic earnings (loss) per share are computed by dividing net income (loss) by the weighted average number of common shares outstanding for the year. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding plus common stock equivalents (if dilutive) related to stock options and warrants for each year. In periods where the Company has a net loss, all dilutive securities are excluded.

	December 31, 2021	December 31, 2020
Convertible preferred stock	–	–
Stock Options	–	–
Stock Warrants	–	–

F-18

Recently Issued Accounting Pronouncements

In October 2016, the FASB issued ASU 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other than Inventory”, which eliminates the exception that prohibits the recognition of current and deferred income tax effects for intra-entity transfers of assets other than inventory until the asset has been sold to an outside party. The updated guidance is effective for annual periods beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption of the update is permitted. The adoption of ASU 2016-16 did not have a material impact on the consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04 Intangibles-Goodwill and Other (“ASC 350”): Simplifying the Accounting for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. In computing the implied fair value of goodwill under Step 2, an entity had to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities (including unrecognized assets and liabilities) following the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. Instead, under ASU 2017-04, an entity should perform its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Additionally, an entity should consider income tax effects from any tax-deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. ASU 2017-04 is effective for annual or any interim goodwill impairment tests for fiscal years beginning after December 15, 2019. The adoption of ASU 2017-04 did not have a material impact on the consolidated financial statements.

In July 2021, the FASB issued ASU No. 2021-05, Lessors—Certain Leases with Variable Lease Payments (Topic 842), Which requires a lessor to classify a lease with variable lease payments that do not depend on an index or rate (hereafter referred to as “variable payments”) as an operating lease on the commencement date of the lease if specified criteria are met. ASU 2021-05 is effective for the fiscal year beginning after December 15, 2022, including interim periods within that fiscal year. The Company expects that there would be no material impact on the Company’s condensed consolidated financial statements upon the adoption of this ASU.

In November 2021, the FASB issued ASU No. 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, issued by the Financial Accounting Standards Board. This ASU requires entities to recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The update will generally result in the recognition of contract assets and contract liabilities at amounts consistent with those recorded by the acquiree immediately before the acquisition date rather than at fair value. The Company expects that there would be no material impact on the Company’s condensed consolidated financial statements upon the adoption of this ASU.

Although there are several other new accounting pronouncements issued or proposed by the FASB, which the Company has adopted or will adopt, as applicable, the Company does not believe any of these accounting pronouncements has had or will have a material impact on its financial position or results of operations.

F-19

NOTE 3 – GOING CONCERN

As shown in the accompanying financial statements, the Company generated net losses of $4,826,320 and $275,842 during the years ended December 31, 2021 and 2020, respectively. As of December 31, 2021, the Company’s current liabilities exceeded its current assets by $10,120,885. As of December 31, 2021, the Company had $3,658,846 of cash.

The Company will require additional funding during the next twelve months to finance the growth of its current operations and achieve its strategic objectives. These factors, as well as the uncertain conditions that the Company faces relative to capital raising activities, create substantial doubt as to the Company’s ability to continue as a going concern. The Company is seeking to raise additional capital principally through private placement offerings and is targeting strategic partners in an effort to finalize the development of its products and begin generating revenues. The ability of the Company to continue as a going concern is dependent upon the success of future capital offerings or alternative financing arrangements or expansion of its operations. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern. Management is actively pursuing additional sources of financing sufficient to generate enough cash flow to fund its operations through calendar year 2022. However, management cannot make any assurances that such financing will be secured.

NOTE 4 – BUSINESS ACQUISITIONS

Optilan Holdco 3 Limited

On August 9, 2021, the Company entered into a Share Purchase Agreement with Optilan Guernsey Limited and Optilan Holdco 2 Limited (the “Sellers”), pursuant to which the Company purchased from the Sellers all of the issued and outstanding equity interests of Optilan HoldCo 3 Limited, a private company incorporated in England and Wales (“Optilan”) for £1.00 and also a commitment to enter into the Subscription (as defined below). As of August 9, 2021, the Company owns all of the equity interests of Optilan.

The Company has accounted for the purchase using the acquisition method of accounting for business combinations under ASC 805. Accordingly, the purchase price has been allocated to the underlying assets and liabilities in proportion to their respective fair values. The excess of the consideration transferred over the estimated fair values of the net assets acquired was recorded as goodwill. The following table summarizes the acquired assets and assumed liabilities for the fair value of the assets and liabilities recognized in the Condensed Consolidated Balance Sheet at December 31, 2021:

(Amounts in US$’s)	Amounts Recognized as of Acquisition Date	Measurement Period Adjustments (1)	Fair Value
Cash	$736,177	$(6,000)	$730,177
Accounts receivable	4,619,381	–	4,619,381
Inventory	2,040,887	–	2,040,887
Property & equipment	1,393,274	–	1,393,274
Right-of-use assets	1,385,825	(694,527)	691,298
Unbilled revenue	540,321	779,483	1,319,804
Intangible assets:
Trade name	–	4,033,638	4,033,638
Goodwill	12,181,350	(1,830,489)	10,350,861
Total assets	22,891,215	2,288,105	25,179,320
Accounts payable	11,622,018	(174,846)	11,447,172
Contract deposits	3,168,493	–	3,168,493
Contract liabilities, current	4,139,193	–	4,139,193
Lease liabilities, current	141,730	–	141,730
Other current liabilities	2,496,725	3,157,478	5,654,203
Lease liabilities, noncurrent	628,529	–	628,529
Total purchase consideration	$694,527	$(694,527)	$–

F-20

Wildlife Specialists, LLC and Remote Intelligence, LLC

On August 30, 2021, the Company closed two separate Membership Interest Purchase Agreements (the “MPAs”) with Remote Intelligence, Limited Liability Company, a Pennsylvania limited liability company (“RI”) and Wildlife Specialists, LLC, a Pennsylvania limited liability company (“WS”) pursuant to which the Company agreed to pay to the majority shareholder of each of RI and WS an aggregate of 15,000,000 shares of the Company’s Common Stock, $500,000 to be paid on the closing date, and an additional $500,000 to be paid 12 weeks from closing date in exchange for 60% ownership of each of RI and WS. RI and WS are now subsidiaries of the Company.

The Company has accounted for the purchase using the acquisition method of accounting for business combinations under ASC 805. Accordingly, the purchase price has been allocated to the underlying assets and liabilities in proportion to their respective fair values. The excess of the consideration transferred over the estimated fair values of the net assets acquired was recorded as goodwill. The following table summarizes the acquired assets and assumed liabilities for the fair value of the assets and liabilities recognized in the Condensed Consolidated Balance Sheet at December 31, 2021:

WILDLIFE SPECIALISTS
Consideration
Cash	$500,000
Common stock	978,000
Purchase price	$1,478,000

The allocation of the total purchase price to the tangible and intangible assets acquired and liabilities assumed by DarkPulse based on the estimated fair values as of August 29, 2021 was as follows:

WILDLIFE SPECIALISTS	Amounts	Measurement
(Amounts in US$’s)	Recognized as of Acquisition Date	Period Adjustments (1)	Fair Value
Cash	$33,910	$(6,098)	$27,812
Accounts receivable	161,866	170,486	332,352
Other current assets	600	20,947	21,547
Property & equipment	99,490	(77,945)	21,545
Goodwill	1,191,085	1,597,593	2,788,678
Total assets	1,486,951	1,704,983	3,191,934
Assumed liabilities	393,651	334,950	728,601
Non-controlling interest	–	985,333	985,333
Total Consideration for 60% of equity interests	$1,478,000	$–	$1,478,000

REMOTE INTELLIGENCE
Consideration
Cash	$500,000
Common stock	978,000
Purchase price	$1,478,000

F-21

The allocation of the total purchase price to the tangible and intangible assets acquired and liabilities assumed by the Company based on the estimated fair values as of August 29, 2021 was as follows:

REMOTE INTELLIGENCE	Amounts
(Amounts in US$’s)	Recognized as of Acquisition Date	Measurement Period Adjustments (1)	Fair Value
Cash	$6,158	$(5,800)	$358
Accounts receivable	24,036	16,024	40,060
Property & equipment	111,636	76,710	188,346
Goodwill	1,729,800	1,080,103	2,809,903
Total assets	1,871,630	1,167,037	3,038,667
Assumed liabilities	393,630	181,704	575,334
Non-controlling interest	–	985,333	985,333
Total Consideration for 60% of equity interests	$1,478,000	$–	$1,478,000

TJM Electronics West, Inc.

On September 8, 2021, the Company entered into and closed the Stock Purchase Agreement with TJM Electronics West, Inc., an Arizona corporation (“TJM”), and TJM’s shareholders, pursuant to which we agreed to purchase all of the equity interests in TJM in exchange for $450,000. TJM is now a wholly-owned subsidiary of the Company.

The Company has accounted for the purchase using the acquisition method of accounting for business combinations under ASC 805. Accordingly, the purchase price has been allocated to the underlying assets and liabilities in proportion to their respective fair values. The excess of the consideration transferred over the estimated fair values of the net assets acquired was recorded as goodwill. The following table summarizes the acquired assets and assumed liabilities for the fair value of the assets and liabilities recognized in the Condensed Consolidated Balance Sheet at December 31, 2021:

Fair Value
Accounts receivable	$3,400
Property & equipment	91,051
Goodwill	355,549
Total assets	450,000
Total Consideration	$450,000

TerraData Unmanned, PLLC.

Effective October 1, 2021 the Company entered into and closed the Membership Purchase Agreement (the “TerraData MPA”) with TerraData Unmanned, PLLC, a Florida limited liability company (“TerraData”), and Justin Dee, the sole shareholder of TerraData, pursuant to which the Company agreed to purchase 60% of the equity interests in TerraData in exchange for 3,725,386 shares of the Company’s Common Stock and $400,000, subject to adjustments as defined in the TerraData MPA, to be paid within 12 weeks of closing. TerraData is now a subsidiary of the Company.

F-22

The Company has accounted for the purchase using the acquisition method of accounting for business combinations under ASC 805. Accordingly, the purchase price has been allocated to the underlying assets and liabilities in proportion to their respective fair values. The excess of the consideration transferred over the estimated fair values of the net assets acquired was recorded as goodwill. The following table summarizes the acquired assets and assumed liabilities for the fair value of the assets and liabilities recognized in the Condensed Consolidated Balance Sheet at December 31, 2021:

Consideration
Cash	$400,000
Common stock	200,000
Purchase price	$600,000

The allocation of the total purchase price to the tangible and intangible assets acquired and liabilities assumed by the Company based on the estimated fair values as of October 1, 2021 was as follows:

(Amounts in US$'s)	Fair Value
Cash	$8,691
Goodwill	992,049
Total assets	1,000,740
Assumed liabilities	740
Non-controlling interest	400,000
Total Consideration for 60% of equity interests	$600,000

Unaudited Supplemental Pro Forma Data

Unaudited pro forma results of operations for the nine months ended December 31, 2021 and 2020 as though the Company acquired Optilan, Wildlife Specialists, Remote Intelligence, TJM Electronic West and TerraData Unmanned (the “Acquired Companies”) on the first day of each fiscal year are set forth below.

	Year Ended December 31,
	2021	2020
Pro forma revenues	$23,329,213	$45,344,847
Pro forma operating income (loss)	$11,477,923	$(16,627,266)
Pro forma net income (loss)	$11,264,238	$(11,308,866)
Pro forma net income (loss) attributable to DarkPulse	$11,912,054	$(11,367,321)

F-23

NOTE 5 – REVENUE

The following table is a summary of the Company’s timing of revenue recognition for the years ended December 31, 2021 and 2020:

	Years Ended
	December 31,
	2021	2020
Timing of revenue recognition:
Services and products transferred at a point in time	$7,783,340	$–
Services and products transferred over time	–	–
Total revenue	$7,783,340	$–

The Company disaggregates revenue by source and geographic destination to depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.

Revenue by source consisted of the following for the years ended December 31, 2021 and 2020:

	Years Ended
	December 31,
	2021	2020
Revenue by products and services:
Products	$1,533,378	$–
Services	6,249,962	–
Total revenue	$7,783,340	$–

Revenue by geographic destination consisted of the following for the for the years ended December 31, 2021 and 2020:

	Years Ended
	December 31,
	2021	2020
Revenue by geography:
North America	$535,407	$–
International	7,247,933	–
Total revenue	$7,783,340	$–

Contract Balances

The Company records contract assets when it has a right to consideration and records accounts receivable when it has an unconditional right to consideration. Contract liabilities consist of cash payments received (or unconditional rights to receive cash) in advance of fulfilling performance obligations. As of December 31, 2021, the Company did not have a contract assets balance.

The following table is a summary of the Company’s opening and closing balances of contract liabilities related to contracts with customers.

Total
Balance at December 31, 2020	$–
Additions through advance billings to or payments from vendors	–
Additions through business acquisition	4,139,193
Revenue recognized from current period advance billings to or payments from vendors	–
Revenue recognized from amounts acquired through business acquisition	(922,631)
Balance at December 31, 2021	$3,216,562

F-24

NOTE 6 – CONVERTIBLE DEBT SECURITIES

The Company uses the Black-Scholes Model to calculate the derivative value of its convertible debt. The valuation result generated by this pricing model is necessarily driven by the value of the underlying common stock incorporated into the model. The values of the common stock used were based on the price at the date of issue of the debt security as of December 31, 2021. Management determined the expected volatility between 475.55-624.25%, a risk free rate of interest between 0.10-0.13%, and contractual lives of the debt varying from zero months to eight months. Management made the determination to use an expected life rather than contractual life for the calculations for the matured debt as of December 31, 2021. The expected life is equal to the contractual life extended by one year which vary from two to seven months. The table below details the Company's outstanding convertible notes, with totals for the face amount, amortization of discount, initial loss, change in the fair market value, and the derivative liability.

	Face	Debt	Initial	Change	Derivative Balance
	Amount	Discount	Loss	in FMV	12/31/2021
	$90,228	$–	$58,959	$19,840	$128,370
	162,150	–	74,429	35,654	230,692
	72,488	–	11,381	15,938	103,130
	53,397	–	7,850	(16,767)	71,561
Subtotal	378,263	–	152,619	54,665	533,753
Transaction expense	–	–	–	–	–
	$378,263	$–	$152,619	$54,665	$533,753

Financings

On October 7, 2020, the Company entered into a securities purchase agreement with Geneva Roth Remark Holdings, Inc. (“Geneva”) issuing to Geneva a convertible promissory note in the aggregate principal amount of $47,850 with a $4,350 original issue discount and $3,500 in transactional expenses due to Geneva and its counsel. The note bears interest at 9% per annum and may be converted into common shares of the Company's common stock at a conversion price equal to 70% of the lowest trading price of the Company's common stock during the 20 prior trading days. The Company received $40,000 net cash. On April 16, 2021, Geneva converted $47,850 of principal and $2,153 into 8,065,040 shares of common stock.

On January 4, 2021, the Company entered into a securities purchase agreement with Geneva issuing to Geneva a convertible promissory note in the aggregate principal amount of $42,350 with a $3,850 original issue discount and $3,500 in transactional expenses due to Geneva and its counsel. The note bears interest at 8% per annum and may be converted into common shares of the Company's common stock at a conversion price equal to 70% of the lowest trading price of the Company's common stock during the 20 prior trading days. The Company received $35,000 net cash. On July 12, 2021, Geneva converted $42,350 of principal and $1,540 into 1,784,146 shares of common stock.

On February 3, 2021, the Company entered into a securities purchase agreement with Geneva issuing to Geneva a convertible promissory note in the aggregate principal amount of $94,200 with a $15,700 original issue discount and $3,500 in transactional expenses due to Geneva and its counsel. The note bears interest at 4.5% per annum and may be converted into common shares of the Company's common stock at a conversion price equal to 81% of the lowest two trading prices of the Company's common stock during the 10 prior trading days. The Company received $75,000 net cash. On July 14, 2021, the Company repaid $94,200 of principal.

On February 18, 2021, the Company entered into a securities purchase agreement with Geneva issuing to Geneva a convertible promissory note in the aggregate principal amount of $76,200 with a $12,700 original issue discount and $3,500 in transactional expenses due to Geneva and its counsel. The note bears interest at 4.5% per annum and may be converted into common shares of the Company's common stock at a conversion price equal to 81% of the lowest two trading prices of the Company's common stock during the 10 prior trading days. The Company received $60,000 net cash. On July 14, 2021, the Company repaid $76,200 of principal.

F-25

On April 5, 2021, the Company entered into a securities purchase agreement with Geneva issuing to Geneva a convertible promissory note in the aggregate principal amount of $64,200 with a $10,700 original issue discount and $3,500 in transactional expenses due to Geneva and its counsel. The note bears interest at 4.5% per annum and may be converted into common shares of the Company's common stock at a conversion price equal to 81% of the lowest two trading prices of the Company's common stock during the 10 prior trading days. The Company received $50,000 net cash. On July 14, 2021, the Company repaid $64,200 of principal.

On April 26, 2021, the Company entered a Securities Purchase Agreement and Registration Rights with FIRSTFIRE GLOBAL OPPORTUNITIES FUND, LLC, a Delaware limited liability company (the “FirstFire”), pursuant to which the Company issued to FirstFire a Convertible Promissory Note in the principal amount of $825,000 (the “FirstFire Note”). The purchase price of the FirstFire Note is $750,000. The FirstFire Note matures on January 26, 2022 upon which time all accrued and unpaid interest will be due and payable. Interest accrues on the FirstFire Note at 10% per annum guaranteed until the FirstFire Note becomes due and payable, whether at maturity or upon acceleration or by prepayment or otherwise. The FirstFire Note is convertible at any time after 180 days from issuance, upon the election of the FirstFire, into shares of the Company’s Common Stock at $0.015 per share. The FirstFire Note is subject to various “Events of Default,” which are disclosed in the FirstFire Note. Upon the occurrence of an “Event of Default,” the conversion price would become $0.005. On November 17, 2021, FirstFire converted $825,000 of principal and $61,875 of interest into 177,375,000 shares of common stock.

On December 31, 2021, the Company commenced an action against FirstFire Global Opportunities Fund, LLC, and Eli Fireman (“Fireman”) in the United States District Court for the Southern District of New York. The complaint alleges that FirstFire is an unregistered dealer acting in violation of Section 15(a) of the Securities Exchange Act of 1934 (the “Act”), and that the Company is entitled to rescissionary relief from certain convertible promissory notes and securities purchase agreements entered into by the Company and FirstFire pursuant to Section 29(b) of the Act. The complaint also asserts claims against Fireman for control person liability under Section 20(a) of the Act, unjust enrichment of FirstFire, and constructive trust against FirstFire.

On May 19, 2021, the Company entered into a Stipulation of Settlement with four note holders pursuant to which the Company agreed to pay $173,000 to the note holders.

On June 3, 2021, the Company entered into a Settlement and Mutual Release Agreement with Auctus Fund, LLC. Pursuant to the Agreement, the Auctus agreed to convert the Promissory Note issued on September 25, 2018 by the Company to the Lender in the principal amount of $100,000 (the “Auctus Note”) into 12,500,000 shares of the Company’s Common stock (the “Auctus Shares”) as consideration for full and complete satisfaction of and settlement of the Auctus Note, which also terminates all obligations owing under both the Auctus Note and the corresponding Securities Purchase Agreement dated September 25, 2018 between the Company and Auctus. Auctus also agreed to limit the resales of the Auctus Shares in the public market to no more than 2,500,000 shares per calendar week until all of the Auctus Shares have been sold.

On July 14, 2021, the Company entered a Securities Purchase Agreement (the “GS SPA”) with GS Capital Partners, LLC pursuant to which the Company issued to the Lender a 6% Redeemable Note in the principal amount of $2,000,000 (the “GS Note”). The purchase price of the GS Note is $1,980,000. The GS Note matures on July 14, 2022 upon which time all accrued and unpaid interest will be due and payable. Interest accrues on the GS Note at 6% per annum until the GS Note becomes due and payable. The GS Note is subject to various “Events of Default,” which are disclosed in the GS Note. Upon the occurrence of an “Event of Default,” the interest rate on the GS Note will be 18%. The GS Note is not convertible into shares of the Company’s Common Stock and is not dilutive to existing or future shareholders and the Company used a portion of the proceeds of the GS Note to retire convertible debt. As of December 31, 2021, $2,000,000 remains outstanding.

As of December 31, 2021 and 2020 respectively, there was $378,263 and $931,158 of convertible debt outstanding, net of debt discount of $0, and $35,525. As of December 31, 2021 and 2020 respectively, there was derivative liability of $533,753 and $1,220,880 related to convertible debt securities.

F-26

NOTE 7 - DEBENTURE

DPTI issued a convertible Debenture to the University (see Note 1) in exchange for the Patents assigned to the Company, in the amount of Canadian $1,500,000, or US $1,491,923 on December 16, 2010, the date of the Debenture. On April 24, 2017 DPTI issued a replacement secured term Debenture in the same C$1,500,000 amount as the original Debenture. The interest rate is the Bank of Canada Prime overnight rate plus 1% per annum. The Debenture had an initial required payment of Canadian $42,000 (US$33,385) due on April 24, 2018 for reimbursement to the University of its research and development costs, and this has been paid. Interest-only maintenance payments are due annually starting after April 24, 2018. Payment of the principal begins on the earlier of (a) three years following two consecutive quarters of positive earnings before interest, taxes, depreciation and amortization, (b) six years from April 24, 2017, or (c) in the event DPTI fails to raise defined capital amounts or secure defined contract amounts by April 24 in the years 2018, 2019, and 2020. The Company has raised funds in excess of the amount required for 2020, 2019 and 2018. The principal repayment amounts will be due quarterly over a six year period in the amount of Canadian Dollars $62,500. Based on the exchange rate between the Canadian Dollar and the U.S. Dollar on December 31, 2018, the quarterly principal repayment amounts will be US$48,447. The Debenture is secured by the Patents assigned by the University to DPTI by an Assignment Agreement on December 16, 2010. DPTI has pledged the Patents, and granted a lien on them pursuant to an Escrow Agreement dated April 24, 2017, between DPTI and the University.

The Debenture was initially recorded at the $1,491,923 equivalent US Dollar amount of Canadian $1,500,000 as of December 16, 2010, the date of the original Debenture. The liability is being adjusted quarterly based on the current exchange value of the Canadian dollar to the US dollar at the end of each quarter. The adjustment is recorded as unrealized gain or loss in the change of the value of the two currencies during the quarter. The amounts recorded as an unrealized gain (loss) for the years ended December 31, 2021 and 2020, were $20,941 and $20,941 respectively. These amounts are included in Accumulated Other Comprehensive Loss in the Equity section of the consolidated balance sheet, and as Unrealized Loss on Foreign Exchange on the consolidated statement of comprehensive loss. The Debenture also includes a provision requiring DPTI to pay the University a 2% royalty on sales of any and all products or services which incorporate the Patents for a period of five years from April 24, 2018.

For the years ended December 31, 2021 and 2020, the Company recorded interest expense of $52,538 and $52,538, respectively.

As of December 31, 2021, the debenture liability totaled $1,172,364, all of which was long term.

Future minimum required payments over the next 5 years and thereafter are as follows:

Period ending December 31,
2022	$–
2023	–
2024	–
2025	–
2026 and after	1,172,364
Total	$1,172,364

F-27

NOTE 8 – LEASES

The Company adopted ASC 842 “Leases” using the modified retrospective approach, electing the practical expedient that allows the Company not to restate its comparative periods prior to the adoption of the standard on January 1, 2019. As such, the disclosures required under ASC 842 are not presented for periods before the date of adoption.

The following was included in our balance sheet as of December 31, 2021 and 2020:

	December 31,
Operating leases	2021	2020

Assets
ROU operating lease assets	$2,038,106	$–

Liabilities
Current portion of operating lease	$747,422	$–
Operating lease, net of current portion	$2,474,530	$–
Total operating lease liabilities	$3,221,952	$–

The weighted average remaining lease term and weighted average discount rate at December 31, 2021 were as follows:

Weighted average remaining lease term (years)	December 31, 2021
Operating leases	8.25
Weighted average discount rate
Operating leases	6.00%

Operating Leases

On January 12, 2021, the Company’s newly acquired subsidiary entered into an operating lease agreement to rent office space in Mumbai, India. This three-year agreement commenced January 12, 2021 with an annual rent of approximately $50,000.

On May 27, 2021, the Company’s newly acquired subsidiary entered into an operating lease agreement to rent office space in Warwick, United Kingdom. This ten-year agreement commenced May 27, 2021 with an annual rent of approximately $85,000 with the first six months rent free.

On August 31, 2021, the Company’s newly acquired subsidiary entered into an operating lease agreement to rent office space in Tempe, Arizona. This five-year agreement commenced August 31, 2021 with an annual rent of approximately $192,000.

On October 20, 2021, the Company’s newly acquired subsidiary entered into an operating lease agreement to rent office space in Warwick, United Kingdom. This ten-year agreement commenced October 20, 2021 with an annual rent of approximately $200,000 with the first six months rent free.

F-28

The following table reconciles future minimum operating lease payments to the discounted lease liability as of December 31, 2021:

2022	$405,924
2023	498,401
2024	463,402
2025	472,343
2026 and later	1,751,345
Total lease payments	3,591,415
Less imputed interest	(369,463)
Total lease obligations	3,221,952
Less current lease obligations	(747,422)
Long-term lease obligations	$2,474,530

NOTE 9 – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accrued liabilities consist of the following as of December 31:

	2021	2020
Accounts payable	$7,227,129	$519,899
Accrued liabilities	617,142	569,970
	$7,844,271	$1,089,869

NOTE 10 – INCOME TAXES

The domestic and foreign components of loss before (benefit) provision for income taxes were as follows:

	2021	2020
Domestic:	$(4,285,237)	$(169,282)
Foreign:	(541,083)	(106,560)
	$(4,826,320)	$(275,842)

The provision (benefit) for income taxes for the years ended December 31, 2021 and 2020 differs from the amount which would be expected as a result of applying the statutory tax rates to the losses before income taxes due primarily to the valuation allowance to fully reserve net deferred tax assets.

The following table summarizes the significant differences between statutory rates for the years ended December 31, 2021 and 2020:

	2021	2020
Statutory tax rate:
U.S.	21.00%	21.00%
State taxes	2.19%	3.63%
Foreign rate differential	0.46%	0.00%
Other	(1.81)%	0.00%
Change in valuation allowance:	(21.84)%	(24.63)%
	–%	–%

F-29

The Company’s deferred tax assets and liabilities as of December 31, 2021 and 2020 are as follows:

	2021	2020
Deferred Tax (Liabilities):
Net operating losses	$2,356,871	$1,351,897
Intangible assets	(170,119)	–
Right of use asset	(319,752)	–
Stock based compensation	498,571	–
Less: Valuation allowance	(2,365,571)	(1,351,897)
	$–	$–

The Company has approximately $7,448,199 of federal and state net operating loss carryforwards as of December 31, 2021, which will not expire but will be limited to 80% utilization. The company also has net operating losses in the United Kingdom of $1,414,454 which will not expire and $636,852 of net operating loss carryforwards in Canada which will begin to expire in 2038.

The Company records a tax valuation allowance when it is more likely than not that it will not be able to recover the value of its deferred tax assets. For the years ended December 31, 2021 and 2020, the Company calculated its estimated annualized effective tax rate at 0% and 0%, respectively, for both the United States, Canada and the United Kingdom. The Company had no income tax expense on its losses for the years ended December 31, 2021 and 2020, respectively.

The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company recognizes interest accrued on uncertain tax positions as well as interest received from favorable tax settlements within interest expense. The Company recognizes penalties accrued on unrecognized tax benefits within selling, general and administrative expenses. As of December 31, 2021 and 2020, the Company had no uncertain tax positions.

The Company does not anticipate any significant changes to the total amounts of unrecognized tax benefits in the next twelve months. The Company files income tax returns in New Brunswick, Canada, and the U.S. federal, New York, and Delaware jurisdictions and the United Kingdom jurisdictions. Tax years 2011 to current remain open to examination by Canadian authorities; the tax year 2018 remains open to examination by U.S. authorities.

NOTE 11 – PREFERRED STOCK

In accordance with the Company’s bylaws, the Company has authorized a total of 2,000,000 shares of preferred stock, par value $0.01 per share, for all classes. As of December 31, 2021 and 2020 respectively, there were 88,235 and 88,235 total preferred shares issued and outstanding for all classes.

On December 23, 2021, pursuant to the approval of the Board of Directors and a majority vote of the holders of Series D Preferred Stock, the Company amended the Certificate of Designation for the Series D Preferred Stock so that each share of Series D Stock is convertible, at the sole and exclusive election of the holder, into two shares of Common Stock of the Company.

NOTE 12 – COMMON STOCK

In accordance with the Company’s bylaws, the Company has authorized a total of 20,000,000,000 shares of common stock, par value $0.0001 per share. As of December 31, 2021 and 2020, there were 5,197,821,885 and 4,088,762,156 common shares issued and outstanding.

On February 18, 2020, the majority stockholders holding a majority of the issued and outstanding voting shares of the Company amended the Company’s Certificate of Incorporation to amend the par value of the Company’s common stock from $0.01 to $0.0001.

On January 14, 2021, the Company issued an aggregate of 100,000,000 shares of common stock upon the conversion of convertible debt, as issued on September 24, 2018, in the amount of $28,000.

F-30

On January 25, 2021, the Company issued an aggregate of 150,000,000 shares of common stock upon the conversion of convertible debt, as issued on September 24, 2018, in the amount of $42,000.

On February 1, 2021, the Company issued an aggregate of 30,999,995 shares of common stock upon the conversion of convertible debt, as issued on February 12, 2019, in the amount of $8,116.

On February 11, 2021, the Company issued an aggregate of 100,000,000 shares of common stock upon the conversion of convertible debt, as issued on September 24, 2018, in the amount of $56,000.

On February 18, 2021, the Company issued an aggregate of 220,000,000 shares of common stock upon the conversion of convertible debt, as issued on September 24, 2018, in the amount of $75,436 for principal and $39,638 for interest.

On April 15, 2021, the Company issued an aggregate of 8,065,040 shares of common stock upon the conversion of convertible debt, as issued on October 7, 2020, in the amount of $47,850 and interest of $2,153.25.

On April 30, 2021, the Company issued 60,000,000 shares of common stock as compensation for loan acquisition costs associated with the note issued on the same date for the amount of $825,000.

On June 4, 2021, the Company issued an aggregate of 12,500,000 shares of common stock upon the conversion of convertible debt, as issued on September 25, 2018, in the amount of $76,656.83 and interest of $260.61.

On July 12, 2021, the Company issued an aggregate of 1,784,146 shares of common stock upon the conversion of convertible debt, as issued on January 12, 2021, in the amount of $42,350.

On July 14, 2021, the Company issued an aggregate of 45,037,115 shares of common stock upon the conversion of convertible debt, as issued on October 7, 2020, in the amount of $93,864 and interest of $26,246.

On July 19, 2021, the Company issued an aggregate of 2,898,382 shares of common stock upon the conversion of convertible debt, as issued on October 7, 2020, in the amount of $10,497 and interest of $6,748.

On August 25, 2021, the Company issued 31,799,260 shares of common stock for $3,000,000.

On August 31, 2021, the Company issued 27,297,995 shares of common stock for $3,000,000.

On September 22, 2021, the Company issued 25,630,272 shares of common stock for $2,000,000.

On September 30, 2021, the Company issued 15,000,000 shares of common stock pursuant to two separate Membership Interest Purchase Agreements with Remote Intelligence, and Wildlife Specialists, LLC.

F-31

On September 30, 2021, the Company issued 3,194,081 shares of common stock as compensation valued at $250,000 for loan acquisition costs associated with proceeds raised.

On October 1, 2021, the Company issued 37,187,289 shares of common stock for $3,000,000.

On October 15, 2021, the Company issued 14,282,304 shares of common stock for $1,055,000.

On October 22, 2021, the Company issued 1,596,594 shares of common stock as compensation valued at $250,000 for loan acquisition costs associated with proceeds raised.

On October 25, 2021, the Company issued 634,778 shares of common stock as compensation valued at $250,000 for loan acquisition costs associated with proceeds raised.

On November 17, 2021, the Company issued an aggregate of 177,375,000 shares of common stock upon the conversion of convertible debt, as issued on April 30, 2021, in the amount of $825,000 and interest of $61,875.

On December 21, 2021, the Company issued an aggregate of 43,777,478 shares of common stock for $2,538,327.

At December 31, 2021, the Company had 1,589,257,888 in common shares reserved for issuance for convertible debt securities.

NOTE 13 – STOCK OPTIONS

As of December 31, 2021 and 2020, the Company had no outstanding stock options.

NOTE 14 – COMMITMENTS AND CONTINGENCIES

Potential Royalty Payments

The Company, in consideration of the terms of the debenture to the University of New Brunswick, shall pay to the University a two percent royalty on sales of any and all products or services, which incorporate the Company's patents for a period of five years from April 24, 2018.

Legal Matters

DarkPulse, Inc. v. Twitter, Inc.

On January 24, 2022, the Company filed a petition in the Supreme Court of the State of New York County of New York to compel a disclosure from Twitter, Inc. The petition sought to compel Twitter, Inc. to disclose the owner and operator of the “Investor News” Twitter account (@newsfilterio) so the Company could commence an action for damages arising from false, misleading, and untrue statements made by the Investor News.

On February 23, 2022, the Court ordered Twitter to release information concerning the owner and operator of the Investor News account to the Company. The Company will continue to pursue and expose the identities of those individuals or groups and shall take any and all legal action to pursue the violators.

F-32

Carebourn Capital, L.P. v. DarkPulse, Inc.

As disclosed in greater detail in the Company’s Form 10-Q, filed November 15, 2021, the Company remains in active litigation with Carebourn Capital, L.P. (“Carebourn”). The remainder of this disclosure will address all material updates since the aforementioned Form 10-Q.

On November 1, 2021, the Company filed a motion to compel Carebourn to produce certain documents and supplement its responses to certain interrogatories.

On September 27, 2021, Carebourn filed a declaratory judgment and a motion for declaratory judgment, dismissal of the Company’s claims, and summary judgment (“Dispositive Motion”).

On February 15, 2022, the Court rendered its decision on the aforesaid motions, denying the Dispositive Motion in its entirety and granting in part, and denying in part, the Company’s motion to compel. Pursuant to the Court’s ruling in the Company’s favor on its motion to compel, the Court has awarded the Company attorneys’ costs and fees in connection with the successful portions of its motion to compel.

On January 19, 2022, the Company filed a motion for enforcement of a protective order. It is the Company’s position that Carebourn has violated a protective order that was entered into by the parties and seeks to protect confidential information exchanged during the litigation. The Court has not yet rendered a decision on this motion.

On March 24, 2022, Carebourn filed a Motion to Compel against DarkPulse, alleging that DarkPulse failed to fulfill its discovery obligations by not producing a privilege log. DarkPulse contends that Carebourn’s motion is meritless and premature.

The Company remains committed to actively litigating its claims for relief under the Securities Exchange Act of 1934.

More Capital, LLC v. DarkPulse, Inc. et al

As disclosed in greater detail in the Company’s Form 10-Q, filed November 15, 2021, the Company remains in active litigation with More Capital, LLC (“More”). The remainder of this disclosure will address all material updates since the aforementioned Form 10-Q.

On October 27, 2021, the Company served its initial discovery requests, consisting of interrogatories, requests for admission, and requests for production, on More.

On November 24, 2021, More served its responses to the Company’s initial discovery requests. After reviewing More’s responses, it is the Company’s position that More’s responses are false, misleading, untrue, and/or evasive.

On February 28, 2022, the Company filed its motion to compel More to produce certain documents and supplement or otherwise modify its responses to certain interrogatories and requests for admission. DarkPulse’s motion will be heard on April 14, 2022.

On March 9, 2022, More filed a motion for summary judgment against the Company. The Company’s opposition is being filed on or before March 23, 2022, and More’s motion will be heard on April 6, 2022.

The Company remains committed to actively litigating its claims for relief under the Securities Exchange Act of 1934.

F-33

Goodman et al. v. DarkPulse, Inc.

As disclosed in greater detail in the Company’s Form 10-Q, filed November 15, 2021, the Company remains in active litigation with Stephen Goodman (“Goodman”), Mark Banash (“Banash”), and David Singer (“Singer”) (Goodman, Banash, and Singer together, the “Series D Plaintiffs”). The remainder of this disclosure will address all material updates since the aforementioned Form 10-Q.

On August 20, 2021, the Company and the Series D Plaintiffs entered into a stipulation, pursuant to which the Company withdrew its motion to dismiss and the Company was provided with an extended period of time to respond to the complaint.

On September 8, 2021, the Company filed its Answer and Counterclaims, wherein the Company alleges counterclaims arising from various breaches of fiduciary duties by the Series D Plaintiffs while they were employed as officers of the Company.

On December 9, 2021, the parties participated in private mediation. No understanding of settlement was reached at the conclusion thereof.

The Company remains committed to actively litigating its claims and defenses against the Series D Plaintiffs.

DarkPulse, Inc. v. FirstFire Global Opportunities Fund, LLC, and Eli Fireman (SDNY)

On December 31, 2021, the Company commenced an action against FirstFire Global Opportunities Fund, LLC (“FirstFire”), and Eli Fireman (“Fireman”) (FirstFire and Fireman together, the “FirstFire Parties”) in the United States District Court for the Southern District of New York. The complaint alleges that FirstFire is an unregistered dealer acting in violation of Section 15(a) of the Securities Exchange Act of 1934 (the “Act”), and that the Company is entitled to rescissionary relief from certain convertible promissory notes and securities purchase agreements entered into by the Company and FirstFire pursuant to Section 29(b) of the Act. The complaint also asserts claims against Fireman for control person liability under Section 20(a) of the Act, unjust enrichment of FirstFire, and constructive trust against FirstFire.

On January 14, 2022, the Company moved for entry of a temporary restraining order and award of a preliminary injunction against FirstFire to enjoin them from selling or attempting to sell, transfer, or otherwise dispose of the 177,275,000 common shares the Company believed were in FirstFire’s possession pursuant to a certain note.

On January 14, 2022, the Court denied the Company’s order to show cause seeking a temporary restraining order.

Following expedited briefing by the parties, on January 21, 2022, the Court denied the Company’s motion for preliminary injunction.

On March 14, 2022, the FirstFire Parties filed their letter request for a motion to dismiss the Company’s complaint. The Company responded to the FirstFire Parties’ letter on March 17, 2022. As of the filing date, the Court has not yet issued a decision on the FirstFire Parties letter request to file its motion to dismiss.

F-34

FirstFire Global Opportunities Fund, LLC v. DarkPulse, Inc. (Del. Chancery Court)

On December 13, 2021, FirstFire Global Opportunities Fund, LLC (“FirstFire”) commenced an action against the Company in the Court of Chancery of the State of Delaware. The complaint seeks declaratory judgment of the issuance of 177,375,000 shares of Company common stock pursuant to a certain convertible promissory note.

On January 4, 2022, the Company filed a motion to dismiss FirstFire’s complaint.

On February 11, 2022, the Company filed its opening memorandum of law in support of its motion to dismiss. The Company’s memorandum argues that FirstFire the certain convertible promissory note that the issuance was made under is void ab initio as it violates New York’s criminal usury laws, and that FirstFire improperly amended the governing law provision of the void convertible note to evade being declared void ab initio and, instead, continue to enforce the unlawful transaction.

On March 14, 2022, FirstFire filed a notice of voluntary dismissal of its complaint.

As of December 31, 2021, DarkPulse views the aforesaid FirstFire Delaware Chancery matter as fully closed.

DarkPulse, Inc. v. EMA Financial, LLC et al

On January 4, 2022, the Company commenced an action against EMA Financial, LLC (“EMA”), EMA Group, Inc. (“EMA Group”), and Felicia Preston (“Preston”) (EMA, EMA Group, and Preston together, the “EMA Parties”) in the United States District Court for the Southern District of New York. The complaint alleges that EMA is an unregistered dealer acting in violation of Section 15(a) of the Securities Exchange Act of 1934 (the “Act”), and that the Company is entitled to rescissionary relief from certain convertible promissory notes and securities purchase agreements entered into by the Company and EMA pursuant to Section 29(b) of the Act. The complaint also asserts claims against Preston for control person liability under Section 20(a) of the Act, unjust enrichment of EMA, EMA Group, and Preston, and constructive trust against the EMA Parties.

On March 28, 2022, the Company filed its first amended complaint against the EMA Parties. The amended complaint alleges the same causes of action asserted in the initial complaint—(1) that EMA is an unregistered dealer acting in violation of Section 15(a) of the Act and, pursuant to Section 29(b) of the Act, the Company is entitled to rescissionary relief from certain convertible promissory notes and securities purchase agreements entered into by the Company and EMA, (2) that Preston is liable pursuant to Section 20(a) of the Act, and (3) unjust enrichment—along with two claims: that the EMA Parties, first, violated and, second conspired to violate the Racketeer Influenced and Corrupt Organizations (RICO) Act for engaging in the collection of an unlawful debt.

The Company remains committed to actively litigating its claims for relief under the Securities Exchange Act of 1934.

From time to time, we may become involved in litigation relating to claims arising out of our operations in the normal course of business. We are not currently involved in any pending legal proceeding or litigation and, to the best of our knowledge, no governmental authority is contemplating any proceeding to which we are a party or to which any of our properties is subject, which would reasonably be likely to have a material adverse effect on our business, financial condition and operating results.

F-35

COVID-19

On March 11, 2020, the World Health Organization announced that infections of the novel Coronavirus (COVID-19) had become pandemic, and on March 13, the U.S. President announced a National Emergency relating to the disease. There is a possibility of continued widespread infection in the United States and abroad, with the potential for catastrophic impact. National, state and local authorities have required or recommended social distancing and imposed or are considering quarantine and isolation measures on large portions of the population, including mandatory business closures. These measures, while intended to protect human life, are expected to have serious adverse impacts on domestic and foreign economies of uncertain severity and duration. Some economists are predicting the United States will soon enter a recession. The sweeping nature of the coronavirus pandemic makes it extremely difficult to predict how the Company’s business and operations will be affected in the longer run, but we expect that it may materially affect our business, financial condition and results of operations. The extent to which the coronavirus impacts our results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others. Moreover, the coronavirus outbreak has begun to have indeterminable adverse effects on general commercial activity and the world economy, and our business and results of operations could be adversely affected to the extent that this coronavirus or any other epidemic harms the global economy generally and/or the markets in which we operate specifically. Any of the foregoing factors, or other cascading effects of the coronavirus pandemic that are not currently foreseeable, could materially increase our costs, negatively impact our revenues and damage the Company’s results of operations and its liquidity position, possibly to a significant degree. The duration of any such impacts cannot be predicted.

NOTE 15 – RELATED PARTY TRANSACTIONS

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions. Pursuant to Section 850-10-20 the related parties include a) affiliates of the Company; b) Entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825-10-15, to be accounted for by the equity method by the investing entity; c) trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d) principal owners of the Company; e) management of the Company; f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g) Other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests. The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a) the nature of the relationship(s) involved; b) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c) the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d) amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

During the years ended December 31, 2021 and 2020, the Company’s Chief Executive Officer advanced personal funds in the amount of $593 and $68,254 for Company expenses.

NOTE 16 – SUBSEQUENT EVENTS

On January 12, 2022, the Company issued 23,372,430 shares of common stock for $1,150,000.

On January 21, 2022, the Company issued 33,454,988 shares of common stock for $1,150,000.

On February 7, 2022, the Company issued 16,040,411 shares of common stock for $500,000.

On March 7, 2022, the Company issued 75,798,921 shares of common stock for $2,500,000.

On March 23, 2022, the Company issued 29,257,395 shares of common stock for $1,500,000.

On April 11, 2022, the Company issued 23,746,816 shares of common stock for $1,000,000.

F-36

DARKPULSE, INC.

Consolidated Balance Sheets

	September 30,
	2022 (unaudited)	December 31, 2021
ASSETS

CURRENT ASSETS:
Cash	$5,967,984	$3,658,846
Accounts receivable, net	3,531,244	4,223,990
Inventory	260,613	865,019
Unbilled revenue	319,025	497,773
Other current assets	868,597	181,000
TOTAL CURRENT ASSETS	10,947,463	9,426,628

NON-CURRENT ASSETS:
Property and equipment, net	1,712,950	1,787,824
Operating lease right-of-use assets	2,654,676	2,620,993
Patents, net	304,691	342,962
Intangible assets	3,098,379	3,886,588
Goodwill	15,286,010	17,088,501
Other assets, net	347,864	282,884
TOTAL NON-CURRENT ASSETS	23,404,570	26,009,752

TOTAL ASSETS	$34,352,033	$35,436,380

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$4,048,227	$7,844,271
Convertible notes, net	378,263	378,263
Notes payable	2,000,000	2,000,000
Customer deposits	1,907,404	2,802,809
Derivative liability	296,308	533,753
Contract liabilities	4,050,438	3,216,562
Operating lease liabilities - current	1,779,238	364,105
Other current liabilities	2,802,374	2,407,750

TOTAL CURRENT LIABILITIES	17,262,252	19,547,513

NON-CURRENT LIABILITIES:
Secured debenture	1,090,827	1,172,364
Operating lease liabilities – non-current	1,145,908	2,474,530
Other liabilities – non-current	582,240	676,331
TOTAL NON-CURRENT LIABILITIES	2,818,975	4,323,225

TOTAL LIABILITIES	20,081,227	23,870,738

Commitments and contingencies	–	–

STOCKHOLDERS’ EQUITY:
Preferred stock - Series A (par value $0.01; 100 shares authorized; 100 and 0 issued and outstanding at September 30, 2022 and December 31, 2021, respectively)	1	–
Convertible preferred stock - Series D (par value $0.01; 100,000 shares authorized; 88,235 issued and outstanding at September 30, 2022 and December 31, 2021, respectively)	883	883
Common stock (par value $0.0001), 20,000,000,000 shares authorized, 6,145,852,186 and 5,197,821,885 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	614,586	519,782
Treasury stock, 100,000 shares at September 30, 2022 and December 31, 2021	(1,000)	(1,000)
Paid-in capital in excess of par value	44,148,174	20,248,703
Non-controlling interest in variable interest entity and subsidiary	2,358,227	2,358,227
Accumulated other comprehensive income	(3,198,065)	(284,463)
Accumulated deficit	(29,652,000)	(11,276,490)

TOTAL STOCKHOLDERS’ EQUITY	14,270,806	11,565,642

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$34,352,033	$35,436,380

See accompanying notes to consolidated financial statements.

F-37

DARKPULSE, INC.

Consolidated Statements of Operations

(unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2022	2021	2022	2021

REVENUE	$1,431,104	$3,500,970	$7,884,480	$3,500,970
COST OF GOODS SOLD	5,804,875	2,767,239	12,119,352	2,767,239
GROSS PROFIT	(4,373,771)	733,731	(4,234,872)	733,731

OPERATING EXPENSES:
Selling, general and administrative	1,498,717	406,940	3,579,326	531,793
Salaries, wages and payroll taxes	1,760,531	1,007,453	5,108,775	1,007,453
Professional fees	1,471,264	1,680,600	4,489,966	1,901,572
Depreciation and amortization	597,970	91,222	833,989	116,736
Debt transaction expenses	–	33,000	–	184,950
TOTAL OPERATING EXPENSES	5,328,482	3,219,215	14,012,056	3,742,504

NET OPERATING LOSS	(9,702,253)	(2,485,484)	(18,246,928)	(3,008,773)

OTHER INCOME (EXPENSE):
Interest income (expense)	168,846	(320,706)	(349,758)	(671,290)
Gain on the forgiveness of debt	231,377	785,240	267,127	785,240
Restructuring costs	–	–	(501,431)	–
Change in fair market of derivative liabilities	70,289	(251,133)	237,445	76,363
Gain/(Loss) on convertible notes	–	432,893	–	741,789
Foreign currency exchange rate variance	426,073	152,361	218,039	152,360
TOTAL INCOME (EXPENSE)	896,585	798,655	(128,578)	1,084,462

NET LOSS	(8,805,668)	(1,686,829)	(18,375,506)	(1,924,311)
Net loss attributable to noncontrolling interests in variable interest entity and subsidiary	92,571	15,838	(255,835)	15,838
Net loss attributable to Company stockholders	$(8,898,239)	$(1,702,667)	$(18,119,671)	$(1,940,149)

LOSS PER SHARE:
Basic	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	5,840,449,453	4,835,935,495	5,539,124,247	4,679,197,410
Diluted	5,840,449,453	4,835,935,495	5,539,124,247	4,679,197,410

See accompanying notes to consolidated financial statements.

F-38

DARKPULSE, INC.

Consolidated Statements of Operations

(unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2022	2021	2022	2021

NET LOSS	$(8,805,668)	$(1,686,829)	$(18,375,506)	$(1,924,311)

OTHER COMPREHENSIVE GAIN (LOSS)
Unrealized Gain (Loss) on Foreign Exchange	(1,956,159)	26,539	(2,913,602)	(7,524)
COMPREHENSIVE LOSS	$(10,761,827)	$(1,660,290)	$(21,289,108)	$(1,931,835)

See accompanying notes to consolidated financial statements.

F-39

DARKPULSE, INC.

Consolidated Statement of Stockholders' Equity

For the Three Months Ended September 30, 2022 and 2021

(unaudited)

	Preferred Stock, Series A		Preferred Stock, Series D		Common Stock		Treasury
	Shares	Amount	Shares	Amount	Shares	Amount	Stock

Balance, December 31, 2021	–	$–	88,235	$883	5,197,821,885	$519,782	$(1,000)
Common stock issued for cash	–	–	–	–	200,121,061	20,012	–
Foreign currency adjustment	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance, March 31, 2022	–	$–	88,235	$883	5,397,942,946	$539,794	$(1,000)
Common stock issued for cash	–	–	–	–	192,488,404	19,250	–
Common stock issued for TerraData acquisition	–	–	–	–	3,725,386	373	–
Stock based compensation	100	1	–	–	–	–	–
Foreign currency adjustment	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance, June 30, 2022	100	$1	88,235	$883	5,594,156,736	$559,417	$(1,000)
Common stock issued for cash	–	–	–	–	551,695,450	55,169	–
Foreign currency adjustment	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance, September 30, 2022	100	$1	88,235	$883	6,145,852,186	$614,586	$(1,000)

	Paid in Capital in Excess of Par	Non- Controlling Interest in	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Value	Subsidiary	Income	Deficit	Equity

Balance, December 31, 2021	$20,248,703	$2,358,227	$(284,463)	$(11,276,490)	$11,565,642
Common stock issued for cash	7,679,988		–	–	7,700,000
Foreign currency adjustment	–	–	(219,569)	–	(219,569)
Net loss	–	–	–	(5,384,270)	(5,384,270)
Balance, March 31, 2022	$27,928,691	$2,358,227	$(504,032)	$(16,660,760)	$13,661,803
Common stock issued for cash	4,696,625		–	–	4,715,875
Common stock issued for TerraData acquisition	199,627	–	–	–	200,000
Stock based compensation	(1)	–	–	–	–
Foreign currency adjustment	–	–	(737,874)	–	(737,874)
Net loss	–	–	–	(4,185,572)	(4,185,572)
Balance, June 30, 2022	$32,824,943	$2,358,227	$(1,241,906)	$(20,846,332)	$13,654,232
Common stock issued for cash	11,323,231		–	–	11,378,400
Foreign currency adjustment	–	–	(1,956,159)	–	(1,956,159)
Net loss	–	–	–	(8,805,668)	(8,805,668)
Balance, September 30, 2022	$44,148,174	$2,358,227	$(3,198,065)	$(29,652,000)	$14,270,806

F-40

DARKPULSE, INC.

Consolidated Statement of Stockholders' Equity

For the Three Months Ended September 30, 2022 and 2021

(unaudited)

	Preferred Stock		Common Stock		Treasury	Paid in Capital in Excess of Par
	Shares	Amount	Shares	Amount	Stock	Value
Balance, December 31, 2020	88,235	$883	4,088,762,156	$408,876	$(1,000)	$1,805,813
Conversion of convertible notes	–	–	600,999,995	60,100	–	189,839
Foreign currency adjustment	–	–	–	–	–	–
Net loss	–	–	–	–	–	–
Balance, March 31, 2021	88,235	$883	4,689,762,151	$468,976	$(1,000)	$1,995,652
Conversion of convertible notes	–	–	20,565,040	2,057	–	124,863
Stock based loan acquisition cost	–	–	60,000,000	6,000	–	243,333
Foreign currency adjustment	–	–	–	–	–	–
Net loss	–	–	–	–	–	–
Balance, June 30, 2021	88,235	$883	4,770,327,191	$477,033	$(1,000)	$2,363,848
Conversion of convertible notes	–	–	49,719,643	4,972	–	183,679
Issuance of common stock for public offering	–	–	84,727,527	8,473	–	7,991,527
Issuance of common stock for Wildlife Specialist acquisition	–	–	7,500,000	750	–	654,380
Issuance of common stock for Remote Intelligence acquisition	–	–	7,500,000	750	–	733,975
Share-based compensation	–	–	3,194,081	319	–	399,681
Distributions	–	–	–	–	–	–
Foreign currency adjustment - NCI	–	–	–	–	–	–
Foreign currency adjustment	–	–	–	–	–	–
Net loss	–	–	–	–	–	–
Balance, September 30, 2021	88,235	$883	4,922,968,442	$492,297	$(1,000)	$12,327,090

		Non-Controlling Interest in	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Distributions	Subsidiary	Income	Deficit	Deficit
Balance, December 31, 2020	$–	$(12,439)	$315,832	$(6,450,170)	$(3,932,205)
Conversion of convertible notes	–	–	–	–	249,939
Foreign currency adjustment	–	–	(17,909)	–	(17,909)
Net loss	–	–	–	(51,874)	(51,874)
Balance, March 31, 2021	$–	$(12,439)	$297,923	$(6,502,044)	$(3,752,049)
Conversion of convertible notes	–	–	–	–	126,920
Stock based loan acquisition cost	–	–	–	–	249,333
Foreign currency adjustment	–	–	(16,154)	–	(16,154)
Net loss	–	–	–	(185,607)	(185,607)
Balance, June 30, 2021	$–	$(12,439)	$281,769	$(6,687,651)	$(3,577,557)
Conversion of convertible notes	–	–	–	–	188,651
Issuance of common stock for public offering	–	–	–	–	8,000,000
Issuance of common stock for Wildlife Specialist acquisition	–	–	–	–	655,130
Issuance of common stock for Remote Intelligence acquisition	–	–	–	–	734,725
Share-based compensation	–	–	–	–	400,000
Distributions	(6,400)	–	–	–	(6,400)
Foreign currency adjustment - NCI	–	(21,674)	–	–	(21,674)
Foreign currency adjustment	–	–	(113,273)	–	(113,273)
Net loss	–	–	–	(1,686,829)	(1,686,829)
Balance, September 30, 2021	$(6,400)	$(34,113)	$168,496	$(8,374,480)	$4,572,773

See accompanying notes to consolidated financial statements.

F-41

DARKPULSE, INC.

Consolidated Statements of Cash Flows

(unaudited)

	For the Nine Months Ended September 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(18,375,506)	$(1,924,311)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	833,990	116,736
Amortization of loan acquisition costs	–	(480,450)
Stock based loan acquisition costs	–	649,334
Gain on the extinguishment of debt	(267,127)	(785,240)
Restructuring costs	501,431	–
Operating lease expense	(33,683)	(90,946)
Amortization of debt discount	–	404,087
Derivative liability	(237,445)	(741,789)
Changes in operating assets and liabilities:
Accounts receivable	692,746	(893,366)
Inventory	604,406	410,836
Unbilled revenue	178,748	(563,555)
Contract liability	833,876	(1,439,504)
Other current assets	(730,370)	–
Customer deposits	(895,405)	1,634,397
Accounts payable and accrued expenses	(2,949,406)	(4,362,016)
Operating lease liabilities	86,511	1,398,068
Other current liabilities	300,533	(778,874)
Net cash used by operating activities	(19,456,701)	(7,446,593)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(529,330)	(78,662)
Business acquisitions, net of cash received	–	(152,683)
Deposits		(124,000)
Investment in patents	(64,980)	(191,420)
Net cash used by investing activities	(594,310)	(546,765)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock from offering	23,794,275	8,000,000
Proceeds from convertible notes payable	–	1,102,700
Payments on convertible notes		(384,600)
Proceeds from notes payable	–	2,000,000
Net cash provided by financing activities	23,794,275	10,718,100
NET INCREASE (DECREASE) IN CASH	3,743,264	2,724,742
Effect of exchange rate on cash	(1,434,126)	(160,587)
CASH, beginning of period	3,658,846	337
CASH, end of period	$5,967,984	$2,564,492

Non-cash finance and investing activities for the nine months ended September 30:
Stock issued for acquisition of TerraData	$200,000	$–
Stock issued for convertible notes payable and accrued interest	–	181,560
Issuance of common stock for Wildlife Specialists		750
Issuance of common stock for Remote Intelligence		750
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the nine months ended September 30:
Interest	$–	$–
Income taxes	$–	$–

See accompanying notes to consolidated financial statements.

F-42

DARKPULSE, INC.

Notes to the Consolidated Financial Statements

(Unaudited)

NOTE 1 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited condensed consolidated interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial statements and do not include all the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. The information furnished reflects all adjustments, consisting only of normal recurring items which are, in the opinion of management, necessary in order to make the financial statements not misleading. The consolidated financial statements as of December 31, 2021 have been audited by an independent registered public accounting firm. The accounting policies and procedures employed in the preparation of these condensed consolidated financial statements have been derived from the audited financial statements of the Company for the year ended December 31, 2021, which are contained in Form 10-K as filed with the Securities and Exchange Commission on April 15, 2022. The consolidated balance sheet as of December 31, 2021 was derived from those financial statements.

Basis of Presentation and Principles of Consolidation

The consolidated financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles of the United States of America (“U.S. GAAP”) and the rules and regulations of the U.S Securities and Exchange Commission for Interim Financial Information. The condensed consolidated financial statements of the Company include the Company and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated. All adjustments (consisting of normal recurring items) necessary to present fairly the Company’s financial position as of September 30, 2022, and the results of operations for three and nine months and cash flows for the nine months ended September 30, 2022 have been included. The results of operations for the three and nine months ended September 30, 2022 are not necessarily indicative of the results to be expected for the full year.

Description of Business

DarkPulse, Inc. (“DPI” or “Company”) is a technology company incorporated in 1989 as Klever Marketing, Inc. (“Klever”). Its’ wholly-owned subsidiary, DarkPulse Technologies Inc. (“DPTI”), originally started as a technology spinout from the University of New Brunswick, Fredericton, Canada. The Company’s security and infrastructure monitoring systems have been installed into the Honcut Bridge in Marysville, California creating the first intelligent bridge. Additional applications of this technology will include border security, pipelines, the oil and gas industry, aviation & aerospace and mine safety. Current uses of fiber optic distributed sensor technology have been limited to quasi-static, long-term structural health monitoring due to the time required to obtain the data and its poor precision. The Company’s patented BOTDA dark-pulse sensor technology allows for the monitoring of highly dynamic environments due to its greater resolution and accuracy.

The Company’s operating units consist of, Optilan HoldCo 3 Limited, a company headquartered in Coventry, United Kingdom (“Optilan”) whose focus is in telecommunications, energy, rail, critical network infrastructure, pipeline integrity systems, renewables and security; Remote Intelligence, Limited Liability Company, a company headquartered in Pennsylvania who provides unmanned aerial drone and unmanned ground crawler (UGC) services to a variety of clients from industrial mapping and ecosystem services, to search and rescue, to pipeline security; Wildlife Specialists, Limited Liability Company, a company headquartered in Pennsylvania who provides clients with comprehensive wildlife and environmental assessment, planning, and monitoring services; TerraData Unmanned, PLLC, a company headquartered in Florida who custom manufactures NDAA compliant drones and unmanned ground crawlers to meet the needs of its customers; and TJM Electronics West, Inc., a company headquartered in Arizona who is a U.S. manufacturer and tester of advanced electronics, cables and sub-assemblies specializing in advanced package and complex CCA and hardware.

F-43

On April 27, 2018, Klever entered into an Agreement and Plan of Merger (the “Merger Agreement” or the “Merger”) involving Klever as the surviving parent corporation and acquiring a privately held New Brunswick corporation known as DarkPulse Technologies Inc. as its wholly owned subsidiary. On July 18, 2018, the parties closed the Merger Agreement, as amended on July 7, 2018, and the name of the Company was subsequently changed to DarkPulse, Inc. With the change of control of the Company, the Merger is being be accounted for as a recapitalization in a manner similar to a reverse acquisition.

On July 20, 2018, the Company filed a Certificate of Amendment to its Certificate of Incorporation with the State of Delaware, changing the name of the Company to DarkPulse, Inc. The Company filed a corporate action notification with the Financial Industry Regulatory Authority (FINRA), and the Company's ticker symbol was changed to DPLS.

Reclassifications

Certain amounts in the Company’s prior period consolidated financial statements have been reclassified to conform to the current period presentation. These reclassifications have not changed the results of operations of prior periods.

Going Concern Uncertainty

As shown in the accompanying financial statements, during the nine months ended September 30, 2022, the Company reported a net loss of $18,375,506. As of September 30, 2022, the Company’s current liabilities exceeded its current assets by $6,314,789. As of September 30, 2022, the Company had $5,967,984 of cash.

The Company will require additional funding during the next twelve months to finance the growth of its current operations and achieve its strategic objectives. These factors, as well as the uncertain conditions that the Company faces relative to capital raising activities, create substantial doubt as to the Company’s ability to continue as a going concern. The Company is seeking to raise additional capital principally through private placement offerings and is targeting strategic partners in an effort to finalize the development of its products and generate revenues. The ability of the Company to continue as a going concern is dependent upon the success of future capital offerings or alternative financing arrangements or expansion of its operations. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern. Management is actively pursuing additional sources of financing sufficient to generate enough cash flow to fund its operations through calendar year 2022. However, management cannot make any assurances that such financing will be secured.

Use of Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition, and revenues and expenses for the years then ended. Actual results may differ significantly from those estimates. Significant estimates made by management include, but are not limited to, the assumptions used to calculate stock-based compensation, derivative liabilities, preferred deemed dividend and common stock issued for services.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when acquired to be cash equivalents. The Company places its cash with high credit quality financial institutions. The Company’s account at this institution is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. To reduce its risk associated with the failure of such financial institution, the Company evaluates at least annually the rating of the financial institution in which it holds deposits.

F-44

Foreign Currency Translation

The Company’s reporting currency is US Dollars. The accounts of one of the Company’s subsidiaries is maintained using the appropriate local currency, British Pound (“GBP”) as the functional currency. The accounts of one of the Company’s subsidiaries is maintained using the appropriate local currency, Canadian Dollar (“CAD”) as the functional currency. All assets and liabilities are translated into U.S. Dollars at balance sheet date, shareholders' equity is translated at historical rates and revenue and expense accounts are translated at the average exchange rate for the year or the reporting period. The translation adjustments are reported as a separate component of stockholders’ equity, captioned as accumulated other comprehensive (loss) gain. Transaction gains and losses arising from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the statements of operations.

The relevant translation rates are as follows: for the periods ended September 30, 2022 closing rate at 1.113030 USD:GBP, average rate at 1.259161 USD:GBP and for the year ended December 31, 2021 closing rate at 1.353583 USD: GBP, average rate at 1.375671 USD:GBP.

The relevant translation rates are as follows: for the periods ended September 30, 2022 closing rate at 1.3751 CAD:USD, average rate at 1.3213 CAD:USD and for the year ended December 31, 2021 closing rate at 1.2794 CAD:USD, average rate at 1.2534 CAD:USD.

Long-Lived Assets and Goodwill

In accordance with ASC 350-30-65, “Intangibles - Goodwill and Others”, the Company assesses the impairment of identifiable intangibles whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

Factors the Company considers to be important which could trigger an impairment review include the following:

•	Significant underperformance relative to expected historical or projected future operating results;

•	Significant changes in the manner of use of the acquired assets or the strategy for the overall business; and

•	Significant negative industry or economic trends.

When the Company determines that the carrying value of intangibles may not be recoverable based upon the existence of one or more of the above indicators of impairment and the carrying value of the asset cannot be recovered from projected undiscounted cash flows, the Company records an impairment charge. The Company measures any impairment based on a projected discounted cash flow method using a discount rate determined by management to be commensurate with the risk inherent in the current business model. Significant management judgment is required in determining whether an indicator of impairment exists and in projecting cash flows.

Property and Equipment

Property and equipment are carried at historical cost less accumulated depreciation. Depreciation is based on the estimated service lives of the depreciable assets and is calculated using the straight-line method. Expenditures that increase the value or productive capacity of assets are capitalized. Fully depreciated assets are retained in the property and equipment, and accumulated depreciation accounts until they are removed from service. When property and equipment are retired, sold or otherwise disposed of, the asset’s carrying amount and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations. Repairs and maintenance are expensed as incurred.

F-45

The estimated useful lives of property and equipment are generally as follows:

Years
Office furniture and fixtures	4
Plant and equipment	4-8
Leasehold Improvements	10
Motor Vehicles	3

Revenue Recognition

The Company’s revenues are generated primarily from the sale of our products, which consist primarily of advanced technology solutions for integrated communications and security systems. At contract inception, we assess the goods and services promised in the contract with customers and identify a performance obligation for each. To determine the performance obligation, we consider all products and services promised in the contract regardless of whether they are explicitly stated or implied by customary business practices. The timing of satisfaction of the performance obligation is not subject to significant judgment. We measure revenue as the amount of consideration expected to be received in exchange for transferring goods and services. We generally recognize product revenues at the time of shipment, provided that all other revenue recognition criteria have been met.

The Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which we expect to receive in exchange for those goods or services. To determine revenue recognition for arrangements that the Company determines are within the scope of ASC 606, we perform the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) we satisfy a performance obligation. The five-step model is applied to contracts when it is probable that we will collect the consideration we are entitled to in exchange for the goods or services transferred to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, we assess the goods or services promised within each contract and determine those that are performance obligations and assess whether each promised good or service is distinct. We then recognize revenue in the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

In accordance with ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedient, which is to (1) clarify the objective of the collectability criterion for applying paragraph 606-10-25-7; (2) permit an entity to exclude amounts collected from customers for all sales (and other similar) taxes from the transaction price; (3) specify that the measurement date for noncash consideration is contract inception; (4) provide a practical expedient that permits an entity to reflect the aggregate effect of all modifications that occur before the beginning of the earliest period presented when identifying the satisfied and unsatisfied performance obligations, determining the transaction price, and allocating the transaction price to the satisfied and unsatisfied performance obligations; (5) clarify that a completed contract for purposes of transition is a contract for which all (or substantially all) of the revenue was recognized under legacy GAAP before the date of initial application, and (6) clarify that an entity that retrospectively applies the guidance in Topic 606 to each prior reporting period is not required to disclose the effect of the accounting change for the period of adoption. The amendments of this ASU are effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. There was no impact as a result of adopting this ASU on the financial statements and related disclosures. Based on the terms and conditions of the product arrangements, the Company believes that its products and services can be accounted for separately as its products and services have value to the Company’s customers on a stand-alone basis. When a transaction involves more than one product or service, revenue is allocated to each deliverable based on its relative fair value; otherwise, revenue is recognized as products are delivered or as services are provided over the term of the customer contract.

Contract liabilities is shown separately in the unaudited consolidated balance sheets as current liabilities. At September 30, 2022 and December 31, 2021, we had contract liabilities of $4,050,438 and $3,216,562, respectively.

F-46

Cost of Product Sales and Services

Cost of sales consists primarily of materials, airtime and overhead costs incurred internally and amounts incurred to contract manufacturers to produce our products, airtime and other implementation costs incurred to install our products and train customer personnel, and customer service and third-party original equipment manufacturer costs to provide continuing support to our customers. There are certain costs which are deferred and recorded as prepaids, until such revenue is recognized. Refer to revenue recognition above as to what constitutes deferred revenue.

Concentration of Credit Risk

The Company has no significant concentrations of credit risk.

Related Parties

The Company accounts for related party transactions in accordance with ASC 850 (“Related Party Disclosures”). A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

Leases

Effective January 1, 2019, the Company accounts for its leases under ASC 842, Leases. Under this guidance, arrangements meeting the definition of a lease are classified as operating or financing leases, and are recorded on the consolidated balance sheet as both a right of use asset and lease liability, calculated by discounting fixed lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate. Lease liabilities are increased by interest and reduced by payments each period, and the right of use asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the right of use asset result in straight-line rent expense over the lease term. For finance leases, interest on the lease liability and the amortization of the right of use asset results in front-loaded expense over the lease term. Variable lease expenses are recorded when incurred.

In calculating the right of use asset and lease liability, the Company has elected to combine lease and non-lease components. The Company excludes short-term leases having initial terms of 12 months or less from the new guidance as an accounting policy election, and recognizes rent expense on a straight-line basis over the lease term.

Derivative Financial Instruments

The Company evaluates the embedded conversion feature within its convertible debt instruments under ASC 815-15 and ASC 815-40 to determine if the conversion feature meets the definition of a liability and, if so, whether to bifurcate the conversion feature and account for it as a separate derivative liability. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For stock-based derivative financial instruments, the Company uses a lattice model, in accordance with ASC 815-15 “Derivative and Hedging” to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether net-cash settlement of the derivative instrument could be required within 12 months after the balance sheet date.

F-47

Restructuring Costs

The Company accounts for settlement of employment contracts and one-time salary expenses, such as severance, as restructuring costs when incurred due to specific restructuring event. For the quarter ended September 30, 2022, the Company recognized $501,431 related to the settlement of employment contracts and severance due to employment changes in our subsidiary, Optilan.

Beneficial Conversion Features

The Company evaluates the conversion feature for whether it was beneficial as described in ASC 470-30. The intrinsic value of a beneficial conversion feature inherent to a convertible note payable, which is not bifurcated and accounted for separately from the convertible note payable and may not be settled in cash upon conversion, is treated as a discount to the convertible note payable. This discount is amortized over the period from the date of issuance to the date the note is due using the effective interest method. If the note payable is retired prior to the end of its contractual term, the unamortized discount is expensed in the period of retirement to interest expense. In general, the beneficial conversion feature is measured by comparing the effective conversion price, after considering the relative fair value of detachable instruments included in the financing transaction, if any, to the fair value of the shares of common stock at the commitment date to be received upon conversion.

Fair Value of Financial Instruments

The carrying amounts of the Company's financial assets and liabilities, such as cash, prepaid expenses, and accruals approximate their fair values because of the short maturity of these instruments. The Company believes the carrying value of its secured debenture payable approximates fair value because the terms were negotiated at arm’s length.

Stock-based Compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718 which requires recognition in the consolidated financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Pursuant to ASC Topic 718, for share-based payments to consultants and other third-parties, compensation expense is determined at the “measurement date.” The expense is recognized over the vesting period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. The Company initially records compensation expense based on the fair value of the award at the reporting date. Further, ASC Topic 718, provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718, such as the repricing of share options, which would revalue those options and the accounting for the cancellation of an equity award whether a replacement award or other valuable consideration is issued in conjunction with the cancellation. If not, the cancellation is viewed as a replacement and not a modification, with a repurchase price of $0.

Income (Loss) Per Common Share

The Company accounts for earnings per share pursuant to ASC 260, Earnings per Share, which requires disclosure on the financial statements of "basic" and "diluted" earnings (loss) per share. Basic earnings (loss) per share are computed by dividing net income (loss) by the weighted average number of common shares outstanding for the year. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding plus common stock equivalents (if dilutive) related to stock options and warrants for each year. In periods where the Company has a net loss, all dilutive securities are excluded.

For the nine months ended September 30, 2022, there were no stock options outstanding. For the nine months ended September 30, 2022, common stock equivalents related to convertible preferred stock and convertible debt have not been included in the calculation of diluted loss per common share because they are anti-dilutive. Therefore, basic loss per common share is the same as diluted loss per common share. There are 28,316,441 common shares reserved for the potential conversion of the Company's convertible debt.

F-48

Recently Issued Accounting Pronouncements

The Company has reviewed the accounting pronouncements issued during the nine months ended September 30, 2022 and concluded they were either not applicable or not expected to have a material impact on the Company’s condensed consolidated financial statements.

NOTE 2 – REVENUE

The following table is a summary of the Company’s timing of revenue recognition for the three and nine months ended September 30, 2022 and 2021:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Timing of revenue recognition:
Services and products transferred at a point in time	$1,431,104	$3,500,970	$7,884,480	$3,500,970
Services and products transferred over time	–	–	–	–
Total revenue	$1,431,104	$3,500,970	$7,884,480	$3,500,970

The Company disaggregates revenue by source and geographic destination to depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.

Revenue by source consisted of the following for the three and nine months ended September 30, 2022 and 2021:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenue by products and services:
Products	$154,534	$1,533,377	$1,246,610	$1,533,377
Services	1,276,570	1,967,593	6,619,870	1,967,593
Total revenue	$1,431,104	$3,500,970	$7,884,480	$3,500,970

Revenue by geographic destination consisted of the following for the three and nine months ended September 30, 2022 and 2021:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenue by geography:
North America	$590,028	$1,533,377	$1,124,462	$1,533,377
International	841,076	1,967,593	6,760,018	1,967,593
Total revenue	$1,431,104	$3,500,970	$7,884,480	$3,500,970

F-49

Contract Balances

The Company records contract assets when it has a right to consideration and records accounts receivable when it has an unconditional right to consideration. Contract liabilities consist of cash payments received (or unconditional rights to receive cash) in advance of fulfilling performance obligations. As of September 30, 2022, the Company did not have a contract assets balance.

The following table is a summary of the Company’s opening and closing balances of contract liabilities related to contracts with customers.

Total
Balance at December 31, 2021	$3,216,562
Additions through advance billings to or payments from vendors	4,192,899
Revenue recognized from current period advance billings to or payments from vendors	(3,359,023)
Balance at September 30, 2022	$4,050,438

NOTE 3 – ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following as of September 30, 2022 and December 31, 2021:

	September 30,	December 31,
	2022	2021
Accounts receivable	$3,531,244	$4,223,990
Less: Allowance for doubtful accounts	–	–
Total accounts receivable	$3,531,244	$4,223,990

NOTE 4 – INVENTORY

Inventory consisted of the following as of September 30, 2022 and December 31, 2021:

	September 30,	December 31,
	2022	2021
Raw materials	$162,835	$416,180
Work in progress	54,182	436,891
Finished goods	43,596	11,948
Total inventory	260,613	865,019
Reserve	–	–
Total inventory, net	$260,613	$865,019

F-50

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of September 30, 2022 and December 31, 2021:

	September 30,	December 31,
	2022	2021
Property and equipment	$2,041,701	$1,867,794
Leasehold improvements	46,934	42,396
	2,088,635	1,910,190
Less - accumulated depreciation	(375,685)	(122,366)
	$1,712,950	$1,787,824

NOTE 6 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following as of September 30, 2022 and December 31, 2021:

	September 30,	December 31,
	2022	2021
Accounts payable	$3,288,094	$7,209,945
Accrued liabilities	760,133	634,326
Total accounts payable and accrued expenses	$4,048,227	$7,844,271

NOTE 7 – LEASES

We adopted ASC 842 “Leases” using the modified retrospective approach, electing the practical expedient that allows us not to restate our comparative periods prior to the adoption of the standard on January 1, 2019. As such, the disclosures required under ASC 842 are not presented for periods before the date of adoption.

The following was included in our balance sheet as of September 30, 2022:

Operating leases	September 30, 2022

Assets
ROU operating lease assets	$2,654,676

Liabilities
Current portion of operating lease	$1,779,238
Operating lease, net of current portion	$1,145,908
Total operating lease liabilities	$2,925,146

F-51

The weighted average remaining lease term and weighted average discount rate at September 30, 2022 were as follows:

Weighted average remaining lease term (years)	September 30, 2022
Operating leases	7.53
Weighted average discount rate
Operating leases	6.00%

Operating Leases

On March 9, 2022, the Company entered into an operating lease agreement to rent office space in Houston, Texas. This ten-year agreement commenced March 9. 2022 with an annual rent of approximately $81,000 with the first twelve months rent free.

The following table reconciles future minimum operating lease payments to the discounted lease liability as of September 30, 2022:

2022	122,777
2023	512,373
2024	497,411
2025	506,716
2026 and later	2,039,800
Total lease payments	3,679,077
Less imputed interest	(753,931)
Total lease obligations	2,925,146
Less current obligations	(1,779,238)
Long-term lease obligations	$1,145,908

NOTE 8 – GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

The following table sets forth the changes in the carrying amount of goodwill for the nine months ended September 30, 2022:

Total
Balance at December 31, 2021	$17,088,501
Exchange rate variation	(1,802,491)
Balance at September 30, 2022	$15,286,010

F-52

Intangible Assets - Intrusion Detection Intellectual Property

The Company relies on patent laws and restrictions on disclosure to protect its intellectual property rights. As of September 30, 2022, the Company held three U.S. and foreign patents on its intrusion detection technology, which expire in calendar years 2025 through 2034 (depending on the payment of maintenance fees).

The DPTI issued patents cover a System and Method for Brillouin Analysis, a System and Method for Resolution Enhancement of a Distributed Sensor, and a Flexible Fiber Optic Deformation System Sensor and Method. Maintenance of intellectual property rights and the protection thereof is important to our business. Any patents that may be issued may not sufficiently protect the Company's intellectual property and third parties may challenge any issued patents. Other parties may independently develop similar or competing technology or design around any patents that may be issued to the Company. The Company cannot be certain that the steps it has taken will prevent the misappropriation of its intellectual property, particularly in foreign countries where the laws may not protect proprietary rights as fully as in the United States. Further, the Company may be required to enforce its intellectual property or other proprietary rights through litigation, which, regardless of success, could result in substantial costs and diversion of management's attention. Additionally, there may be existing patents of which the Company is unaware that could be pertinent to its business, and it is not possible to know whether there are patent applications pending that the Company's products might infringe upon, since these applications are often not publicly available until a patent is issued or published.

For the nine months ended September 30, 2022 and 2021, the Company amortized $38,271 and $38,271, respectively. Future amortization of intangible assets is as follows:

2022	$12,757
2023	51,028
2024	51,028
2025	51,028
2026	51,028
Thereafter	87,822
Total	$304,691

NOTE 9 – DEBT AGREEMENTS

Secured Debenture

DPTI issued a convertible Debenture to the University in exchange for the Patents assigned to the Company, in the amount of Canadian $1,500,000, or US $1,491,923 on December 16, 2010, the date of the Debenture. On April 24, 2017 DPTI issued a replacement secured term Debenture in the same C$1,500,000 amount as the original Debenture. The interest rate is the Bank of Canada Prime overnight rate plus 1% per annum. The Debenture had an initial required payment of Canadian $42,000 (US$33,385) due on April 24, 2018 for reimbursement to the University of its research and development costs, and this has been paid. Interest-only maintenance payments are due annually starting after April 24, 2018. Payment of the principal begins on the earlier of (a) three years following two consecutive quarters of positive earnings before interest, taxes, depreciation and amortization, (b) six years from April 24, 2017, or (c) in the event DPTI fails to raise defined capital amounts or secure defined contract amounts by April 24 in the years 2018, 2019, and 2020. The Company has raised funds in excess of the amount required by April 24, 2018. The principal repayment amounts will be due yearly over a six-year period in the amount of Canadian Dollars $62,500. Based on the exchange rate between the Canadian Dollar and the U.S. Dollar on September 30, 2022, the quarterly principal repayment amounts will be US$49,750. The Debenture is secured by the Patents assigned by the University to DPTI by an Assignment Agreement on December 16, 2010. DPTI has pledged the Patents, and granted a lien on them pursuant to an Escrow Agreement dated April 24, 2017, between DPTI and the University.

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The Debenture was initially recorded at the $1,491,923 equivalent US Dollar amount of Canadian $1,500,000 as of December 16, 2010, the date of the original Debenture. The liability is being adjusted quarterly based on the current exchange value of the Canadian dollar to the US dollar at the end of each quarter. The adjustment is recorded as unrealized gain or loss in the change of the value of the two currencies during the quarter. The amounts recorded as an unrealized loss for the three months ended September 30, 2022 and 2021, were $74,538 and $26,539 respectively. These amounts are included in Accumulated Other Comprehensive Loss in the Equity section of the consolidated balance sheet, and as Unrealized Loss on Foreign Exchange on the consolidated statement of comprehensive loss. The Debenture also includes a provision requiring DPTI to pay the University a 2% royalty on sales of any and all products or services which incorporate the Patents for a period of five years from April 24, 2018.

For the nine months ended September 30, 2022, and 2021, the Company recorded interest expense of $36,307 and $39,001, respectively.

As of September 30, 2022 the debenture liability totaled $1,090,827, all of which was long term.

Future minimum required payments over the next 5 years and thereafter are as follows:

Period ending September 30,
2023	$–
2024	–
2025	–
2026	–
2027 and after	1,090,827
Total	$1,090,827

Convertible Debt Securities

The Company uses the Black-Scholes Model to calculate the derivative value of its convertible debt. The valuation result generated by this pricing model is necessarily driven by the value of the underlying common stock incorporated into the model. The values of the common stock used were based on the price at the date of issue of the debt security as of September 30, 2022. Management determined the expected volatility of 124.08%, a risk-free rate of interest of 4.05%, and contractual lives of the debt of three months. The table below details the Company's four outstanding convertible notes, with totals for the face amount, amortization of discount, initial loss, change in the fair market value, and the derivative liability.

	Face	Debt	Initial	Change	Derivative Balance
	Amount	Discount	Loss	in FMV	9/30/2022
	$90,228	$–	$58,959	$(16,827)	$68,965
	162,150	–	74,429	(30,240)	123,938
	72,488	–	11,381	(13,519)	55,405
	53,397	–	7,850	(9,706)	48,000
Subtotal	378,263	–	152,619	(70,292)	296,308
Transaction expense	–	–	–	–	–
	$378,263	$–	$152,619	$(70,292)	$296,308

As of September 30, 2022 and December 31, 2021 respectively, there was $378,263 and of convertible debt outstanding, net of debt discount of $0. As of September 30, 2022 and December 31, 2021 respectively, there was a derivative liability of $296,308 and $533,753 related to convertible debt securities.

F-54

NOTE 10 - STOCKHOLDERS' EQUITY

As of September 30, 2022, there were 6,145,852,186 shares of common stock and 88,335 shares of preferred stock issued and outstanding.

Preferred Stock

In accordance with the Company’s Certificate of Incorporation, the Company has authorized a total of 2,000,000 shares of preferred stock, par value $0.01 per share, for all classes. As of September 30, 2022, and December 31, 2021, there were 88,335 and 88,235, respectively total preferred shares issued and outstanding for all classes.

On June 22, 2022, the Board of Directors of the Company approved the filing of an amendment to the Company’s Certificate of Incorporation (the “Certificate of Incorporation”), in the form of a Certificate of Designation that authorized for issuance of up to 100 shares of a new series of Preferred Stock, par value $0.01 per share, of the Company designated “Series A Super Voting Preferred Stock” and established the rights, preferences and limitations thereof. The Board authorized the Series A Preferred Stock pursuant to the authority given to the Board under the Certificate of Incorporation, which authorizes the issuance of up to 2,000,000 shares of Preferred Stock, par value $0.01 per share, and authorizes the Board, by resolution, to establish any or all of the unissued shares of Preferred Stock, not then allocated to any series into one or more series and to fix and determine the designation of each such shares, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established.

The holders of the Series A Preferred Stock shall be entitled to vote, on a pro-rata basis, on all matters subject to a vote or written consent of the holders of the Company’s Common Stock, and on all such matters, the shares of Series A Preferred Stock shall be entitled to that number of votes equal to the number of votes that all issued and outstanding shares of Common Stock and all other securities of the Company are entitled to, as of any such date of determination, on a fully diluted basis, plus one million (1,000,000) votes, it being the intention that the holders of the Series A Preferred Stock shall have effective voting control of the Company, on a fully diluted basis.

Unless approved by a majority vote of the holders of Common Stock, the Series A Super Voting Preferred Stock will terminate five years after the issuance date, which is June 24, 2027.

During the three months ended September 30, 2022, the Company issued 100 shares of Series A preferred stock.

Common Stock

In accordance with the Company’s bylaws, the Company has authorized a total of 20,000,000,000 shares of common stock, par value $0.0001 per share. As of September 30, 2022 and December 31, 2021, there were 6,145,852,186 and 5,197,821,885 common shares issued and outstanding.

During the three months ended September 30, 2022, the Company issued the following shares of common stock:

On July 1, 2022, the Company issued 33,525,465 shares of common stock for $556,750.

On July 11, 2022, the Company issued 32,756,532 shares of common stock for $556,750.

On July 20, 2022, the Company issued 29,386,519 shares of common stock for $556,750.

On July 28, 2022, the Company issued 35,884,040 shares of common stock for $556,750.

On August 10, 2022, the Company issued 44,505,857 shares of common stock for $680,110.

F-55

On August 18, 2022, the Company issued 54,574,909 shares of common stock for $948,863.

On August 25, 2022, the Company issued 105,255,759 shares of common stock for $2,264,961.

On August 30, 2022, the Company received 33,898,377 shares of common stock for cancellation from a previous note holder.

On September 2, 2022, the Company issued 140,073,757 shares of common stock for $3,000,000.

On September 14, 2022, the Company issued 79,092,686 shares of common stock for $1,757,466.

On September 30, 2022, the Company issued 30,538,303 shares of common stock for $500,000.

Stock Options

During the three months ended September 30, 2022, the Company did not issue any stock options and had no stock options outstanding at September 30, 2022.

Public Offerings

Financings

On November 9, 2021, we entered an Equity Financing Agreement (the “Equity Financing Agreement”) and Registration Rights Agreement (the “GHS Registration Rights Agreement”) with GHS, pursuant to which GHS agreed to purchase up to $30,000,000 in shares of our Common Stock, from time to time over the course of 24 months (the “Contract Period”) after effectiveness of a registration statement on Form S-1 (the “Registration Statement”) of the underlying shares of Common Stock.

The GHS Registration Rights Agreement provides that we shall (i) use our best efforts to file with the SEC a Registration Statement within 45 days of the date of the GHS Registration Rights Agreement; and (ii) have the Registration Statement declared effective by the SEC within 30 days after the date the GHS Registration Statement is filed with the SEC, but in no event more than 90 days after the GHS Registration Statement is filed.

Below is a table of all puts made by the Company under the Equity Financing Agreement during 2022:

Date of Put	Number of Shares Sold	Total Proceeds, Net of Discounts	Effective Price per Share	Net Proceeds
1/12/22	23,372,430	$1,150,000	$0.054124	$1,033,975
1/21/22	33,454,988	$1,150,000	$0.037812	$1,033,975
2/7/22	16,040,411	$500,000	$0.0342884	$448,975
3/23/22	29,257,395	$1,500,000	$0.056396	$1,348,975
4/11/22	23,746,816	$1,000,000	$0.04211091	$898,975
5/3/22	29,522,276	$1,000,000	$0.03387273	$898,975
5/13/22	26,100,979	$556,750	$0.0213306	$500,050
5/23/22	25,025,540	$556,750	$0.0222473	$500,050
6/1/22	25,901,921	$556,750	$0.02149454	$500,050
6/16/22	23,799,766	$402,086	$0.018584	$360,852

F-56

On February 21, 2022, we sold 75,798,921 shares of our Common Stock at $0.032982 per share for total consideration of $2,500,000.

On March 3, 2022, we sold 16,579,569 shares of our Common Stock at $0.0301576 per share for total consideration of $500,000.

On March 14, 2022, we sold 5,617,347 shares of our Common Stock at $0.071208 per share for total consideration of $400,000.

On May 27, we entered an Equity Financing Agreement (the “EFA”) and Registration Rights Agreement (the “RRA”) with GHS, pursuant to which GHS agreed to purchase up to $70,000,000 in shares of our Common Stock, from time to time over the course of 24 months after effectiveness of a registration statement on Form S-1 (the “Registration Statement”) of the underlying shares of Common Stock.

The RRA provides that we shall (i) use our best efforts to file with the SEC a Registration Statement within 45 days of the date of the GHS Registration Rights Agreement; and (ii) have the Registration Statement declared effective by the SEC within 30 days after the date the GHS Registration Statement is filed with the SEC, but in no event more than 90 days after the GHS Registration Statement is filed.

Below is a table of all puts made by the Company under the EFA during 2022:

Date of Put	Number of Shares Sold	Total Proceeds, Net of Discounts	Effective Price per Share	Net Proceeds
6/24/22	38,391,106	$643,539	$0.01978	$578,160
7/1/22	33,525,465	$556,750	$0.019596	$500,050
7/11/22	32,756,532	$556,750	$0.01699661	$550,050
7/20/22	29,386,519	$556,750	$0.01894558	$550,050
7/28/22	35,884,040	$556,750	$0.018308	$500,050
8/10/22	44,505,857	$680,109	$0.015281	$611,073
8/18/22	54,574,909	$948,863	$0.017386441	$852,952
8/25/22	105,255,759	$2,264,961	$0.021518644	$2,128,038
9/2/22	140,073,757	$3,000,000	$0.021417288	$2,788,975
9/14/22	79,092,686	$1,757,466	$0.022220339	$1,757,466
9/30/22	30,538,303	$500,000	$0.0163729	$463,975

NOTE 11 – RELATED PARTY TRANSACTIONS

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions. Pursuant to Section 850-10-20 the related parties include a) affiliates of the Company; b) Entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825-10-15, to be accounted for by the equity method by the investing entity; c) trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d) principal owners of the Company; e) management of the Company; f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g) Other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests. The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a) the nature of the relationship(s) involved; b) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c) the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d) amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

During the nine months ended September 30, 2022 and 2021, certain executives of the Company received $270,000 in Directors fees from Optilan for being members of Optilan’s Board of Directors with an additional $90,000 accrued but unpaid.

F-57

NOTE 12 - COMMITMENTS & CONTINGENCIES

Potential Royalty Payments

The Company, in consideration of the terms of the debenture to the University of New Brunswick, shall pay to the University a two percent royalty on sales of any and all products or services which incorporate the Company's patents for a period of five years from April 24, 2018.

Legal Matters

DarkPulse, Inc. v. Twitter, Inc.

As disclosed in greater detail in the Company’s Form 10-K, filed April 15, 2022, the Company’s investigation of the Investor News matter remains ongoing.

On October 21, 2022, the Company filed a petition against Twitter, Inc. in the Supreme Court of the State of New York County of New York to compel disclosure of the owner(s) and operator(s) of two certain Twitter accounts: “Mike Wood” (@MIKEWOOD) and “Bull Meechum” (@BullMeechum3). The petition seeks disclosure of the owner(s) and operator(s) of the aforementioned accounts so the Company can commence an action against such individuals for damages arising from false, misleading, and untrue statements made by the same.

On October 25, 2022, the court signed an order to show cause directing Twitter to show cause on or before November 4, 2022 as to why an order compelling disclosure of the identities of the owner(s) / operator(s) of the @MIKEWOOD and @BullMeechum3 Twitter accounts should not be made.

Carebourn Capital, L.P. v. DarkPulse, Inc.

As disclosed in greater detail in the Company’s Form 10-Q, filed August 10, 2022, the Company remains in active litigation with Carebourn Capital, L.P. (“Carebourn”) in Minnesota State Court. There are no material updates to this litigation.

The Company remains committed to actively litigating its affirmative defenses and claims for relief under the Securities Exchange Act of 1934.

More Capital, LLC v. DarkPulse, Inc. et al

As disclosed in greater detail in the Company’s Form 10-Q, filed August 10, 2022, the Company remains in active litigation with More Capital, LLC (“More”) in Minnesota State Court. There are no material updates to this litigation.

The Company remains committed to actively litigating its affirmative defenses and claims for relief under the Securities Exchange Act of 1934.

Goodman et al. v. DarkPulse, Inc.

As disclosed in greater detail in the Company’s Form 10-Q, filed November 15, 2021, on September 10, 2021, Stephen Goodman, Mark Banash, and David Singer (“Former Officers”) commenced suit against the Company in Arizona Superior Court, Maricopa County.

As of the date hereof, the Company is engaged in settlement negotiations with the Former Officers.

F-58

DarkPulse, Inc. v. FirstFire Global Opportunities Fund, LLC, and Eli Fireman

As disclosed in greater detail in the Company’s Form 10-Q, filed August 10, 2022, the Company remains in active litigation with FirstFire Global Opportunities Fund, LLC (“FirstFire”), and Eli Fireman (“Fireman”) (FirstFire and Fireman together, the “FirstFire Parties”).

As previously disclosed therein, the FirstFire Parties’ motion to dismiss the Company’s first amended complaint has been fully submitted to the Court. On May 26, 2022, the FirstFire Parties requested oral arguments on their motion to dismiss. As of the date hereof, oral arguments have not been scheduled and, further, no decision has been rendered on the FirstFire Parties’ motion to dismiss.

The Company remains committed to actively litigating its claims for relief under the Securities Exchange Act of 1934.

DarkPulse, Inc. v. EMA Financial, LLC et al

As disclosed in greater detail in the Company’s Form 10-Q, filed August 10, 2022, the Company remains in active litigation with EMA Financial, LLC (“EMA”), EMA Group, Inc. (“EMA Group”), and Felicia Preston (“Preston”) (EMA, EMA Group, and Preston together, the “EMA Parties”).

As of July 22, 2022, the EMA Parties’ motion to dismiss the Company’s first amended complaint is fully submitted. As of the date hereof, no decision has been rendered on the EMA Parties’ motion to dismiss.

The Company remains committed to actively litigating its claims for relief under the Securities Exchange Act of 1934 and Racketeer Influenced and Corrupt Organizations Act.

From time to time, we may become involved in litigation relating to claims arising out of our operations in the normal course of business. We are not currently involved in any pending legal proceeding or litigation and, to the best of our knowledge, no governmental authority is contemplating any proceeding to which we are a party or to which any of our properties is subject, which would reasonably be likely to have a material adverse effect on our business, financial condition and operating results.

NOTE 13 – SUBSEQUENT EVENTS

On October 12, 2022 the Company entered into and closed the Purchase Agreement pursuant to which the Company purchased 2,623,120 shares of Class B Common Stock and 4,298,496 Private Placement Warrants, each of which is exercisable to purchase one share of Class A Common Stock of Gladstone Acquisition Corp., a Delaware corporation (NASDAQ: GLEE) (the "SPAC"), from Gladstone Sponsor, LLC ("Original Sponsor") for $1,500,000 (the “Purchase Price”).

In addition to the payment of the Purchase Price, the Company also assumed the following obligations: (i) responsibility for all of SPAC’s public company reporting obligations, (ii) the right to provide an extension payment and extend the deadline of the SPAC to complete an initial business combination from 15 months from August 9, 2021 to 18 months for an additional $1,150,000, and (iii) all other obligations and liabilities of the Original Sponsor related to the SPAC.

On October 14, 2022, the Company and GHS agreed that the Company would issue and sell to GHS, and GHS would purchase from the Company, 30,538,303 shares of Common Stock for total proceeds to the Company, net of discounts, of $500,000, at an effective price of $0.0140339 per share (the “Closing”). The Company received approximately $463,975 in net proceeds from the Closing after deducting the fees and other estimated offering expenses payable by the Company. The Company used the net proceeds from the Closing for working capital and for general corporate purposes.

F-59

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

Global System Dynamics, Inc. (formerly known as Gladstone Acquisition Corporation)

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Global System Dynamics, Inc. (formerly known as Gladstone Acquisition Corporation) (the “Company”) as of December 31, 2021, the related statements of operations, changes in stockholders’ deficit and cash flows for the period from January 14, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the period from January 14, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of an Initial Business Combination. The Company has determined that the mandatory liquidation and subsequent dissolution, should the Company be unable to complete the Initial Business Combination, raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2021.

Houston, Texas
March 28, 2022

F-60

GLOBAL SYSTEM DYNAMICS, INC. (formerly known as Gladstone Acquisition Corporation)

BALANCE SHEET

DECEMBER 31, 2021

Assets
Cash	$769,484
Prepaid expenses – current portion	426,357
Total Current Assets	1,195,841
Prepaid expenses – non-current portion	39,110
Cash held in Trust Account	107,028,738
Total Assets	$108,263,689
Liabilities, Redeemable Common Stock and Stockholders' Deficit
Accrued payable and accrued expenses	$252,894
Due to related party	11,683
Total Current Liabilities	264,577
Deferred underwriting discount	3,672,368
Total Liabilities	3,936,945
Commitments and Contingencies (See Note 6)
Class A Common Stock subject to possible redemption, 10,492,480 shares at redemption value of $10.20 per share	107,023,296
Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A Common Stock, $0.0001 par value; 200,000,000 shares authorized; 209,850 shares issued and outstanding (excluding 10,492,480 shares subject to redemption)	21
Class B Common Stock, $0.0001 par value; 20,000,000 shares authorized; 2,623,120 shares issued and outstanding	263
Additional paid-in capital	—
Accumulated deficit	(2,696,836)
Total Stockholders’ Deficit	(2,696,552)
Total Liabilities and Stockholders’ Deficit	$108,263,689

The accompanying notes are an integral part of these financial statements.

F-61

GLOBAL SYSTEM DYNAMICS, INC. (formerly known as Gladstone Acquisition Corporation)

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 14, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

Formation and operating costs	$759,636
Loss from operations	759,636
Other Income
Interest earned from Trust Account	5,442
Change in fair value of overallotment liability	90,677
Total other income	96,119
Net loss	$(663,517)

Basic and diluted weighted average shares outstanding, Class A redeemable shares	4,448,614
Basic and diluted net loss per share, Class A redeemable shares	$(0.09)
Basic and diluted weighted average shares outstanding, non-redeemable shares	2,638,076
Basic and diluted net loss per non-redeemable share	$(0.09)

The accompanying notes are an integral part of these financial statements.

F-62

GLOBAL SYSTEM DYNAMICS, INC. (formerly known as Gladstone Acquisition Corporation)

STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

FOR THE PERIOD FROM JANUARY 14, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	Class A Common Stock				Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance as of January 14, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B Common Stock to Sponsor	—	—	2,875,000	288	24,712	—	25,000
Issuance of Private Placement Warrants in connection with Initial Public Offering and Over-allotment (net of offering costs)	—	—	—	—	4,055,520	—	4,055,520
Issuance of Representative Shares in connection with Initial Public Offering and Over-allotment	209,850	21	—	—	2,098,479	—	2,098,500
Issuance of Public Warrants in connection with Initial Public Offering and Over-allotment (net of offering costs)	—	—	—	—	1,534,405	—	1,534,405
Class B Common Stock forfeited	—	—	(251,880)	(25)	25	—	—
Issuance of overallotment option	—	—	—	—	(135,000)	—	(135,000)
Partial exercise of overallotment option	—	—	—	—	44,323	—	44,323
Subsequent measurement of carrying value of Class A Common Stock to redemption value	—	—	—	—	(7,622,464)	(2,033,319)	(9,655,783)
Net loss	—	—	—	—	—	(663,517)	(663,517)
Balance as of December 31, 2021	209,850	$21	2,623,120	$263	$—	(2,696,836)	(2,696,552)

The accompanying notes are an integral part of these financial statements.

F-63

GLOBAL SYSTEM DYNAMICS, INC. (formerly known as Gladstone Acquisition Corporation)

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JANUARY 14, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

Cash flows from operating activities:
Net loss	$(663,517)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on cash and Treasury securities held in Trust Account	(5,442)
Changes in fair value of overallotment liability	(90,677)
Changes in operating assets and liabilities:
Increase in prepaid expenses	(465,467)
Increase in due to related party	11,683
Increase in accounts payable and accrued expenses	252,894
Net cash used in operating activities	(960,526)
Cash flows from investing activities:
Investment of cash in Trust Account	(107,023,296)
Net cash used in investing activities	(107,023,296)
Cash flows from financing activities:
Proceeds from initial public offering	104,924,800
Proceeds from private placement	4,298,496
Proceeds from sale of common stocks to initial stockholders	25,000
Proceeds from issuance of promissory note to related party	240,000
Payment of promissory note to related party	(240,000)
Payment of deferred offering costs	(494,990)
Net cash provided by financing activities	108,753,306
Net change in cash	769,484
Cash, beginning of period	—
Cash, end of period	$769,484
Supplemental Disclosure of Non-Cash Activities:
Deferred underwriting discount	$3,672,368
Initial fair value of overallotment liability	$135,000
Initial value of Class A Common Stock subject to redemption	$100,757,438
Subsequent measurement of carrying value of Class A Common Stock subject to redemption value	$(9,655,783)
Issuance of Representative Shares	$2,098,500

The accompanying notes are an integral part of these financial statements.

F-64

Global System Dynamics, Inc. (formerly known as Gladstone Acquisition Corporation)

Notes to Financial Statements

December 31, 2021

Note 1 — Organization and Business Operations

Global System Dynamics, Inc. (formerly known as Gladstone Acquisition Corporation) (the "Company") is a blank check company that was incorporated as a Delaware corporation on January 14, 2021. The Company was formed for the purpose of acquiring, merging with, engaging in capital stock exchange with, purchasing all or substantially all of the assets of, engaging in contractual arrangements, or engaging in any other similar business combination with a single operating entity, or one or more related or unrelated operating entities operating in any sector (a "Business Combination"). While the Company may pursue an Initial Business Combination target in any business or industry, the Company intends to focus its search on the farming and agricultural sectors, including farming related operations and businesses that support the farming industry, where the management team has extensive experience.

The Company will not generate any operating revenues until after the completion of its Initial Business Combination, at the earliest, if at all. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO.

The Company's sponsor is Gladstone Sponsor, LLC, a Delaware limited liability company (the "Sponsor").

As described further in Note 5, on January 25, 2021, the Sponsor paid $25,000, or approximately $0.009 per share, to cover certain offering costs in consideration for 2,875,000 shares of Class B Common Stock, par value $0.0001 (the "Class B Common Stock"). Up to 375,000 shares of Class B Common Stock were subject to forfeiture to the extent that the over-allotment option was not exercised in full by the underwriters. The forfeiture would be adjusted to the extent that the over-allotment option was not exercised in full by the underwriters so that the Class B Common Stock would represent 20% of the Company's issued and outstanding stock after the Company's initial public offering (the "IPO").

The registration statement for the Company's IPO was declared effective on August 4, 2021 (the "Effective Date"). On August 9, 2021, the Company consummated its IPO of 10,000,000 units (each, a "Unit" and collectively, the "Units") at $10.00 per Unit, which is discussed in Note 3, and the sale of 4,200,000 warrants (the "Private Warrants") which is discussed in Note 4, at a price of $1.00 per Private Warrant in a private placement to the Sponsor that closed simultaneously with the IPO. Each Unit consists of one share of Class A Common Stock, par value $0.0001 per share (the "Class A Common Stock") and one-half of one redeemable Public Warrant (the "Public Warrants"). Each whole Public Warrant entitles the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as described in the IPO. Only whole warrants are exercisable. On August 18, 2021, the underwriters partially exercised their over-allotment option for up to an additional 1,500,000 Units, purchasing an additional 492,480 Units and generating gross proceeds of $4,924,800.

Simultaneously with the exercise of the underwriters' over-allotment option, the Sponsor purchased an additional 98,496 Private Warrants, generating aggregate gross proceeds of $98,496. On September 18, 2021 the underwriters' over-allotment option expired and as a result 251,880 shares of Class B Common Stock were forfeited, resulting in outstanding Class B Common Stock of 2,623,120 shares.

As payment for services, the underwriters received 209,850 shares of Class A Common Stock worth approximately $10.00 per share (the "Representative Shares"). Transaction costs related to the IPO and partial over-allotment exercise amounted to $6,265,859 consisting of $3,672,368 of deferred underwriting commissions, $2,098,500 of fair value of the Representative Shares and $494,991 of other cash offering costs, which were allocated among Class A Common Stock subject to possible redemption, the Public Warrants and Private Warrants, and stockholders' deficit.

The Company's management has broad discretion with respect to the specific application of the net proceeds of the IPO and the Private Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete an Initial Business Combination successfully. The Company must complete one or more Initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions) at the time of the agreement to enter into the Initial Business Combination. However, the Company will only complete an Initial Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act").

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Following the closing of the IPO on August 9, 2021 and the partial over-allotment exercise on August 18, 2021, $107,023,296 ($10.20 per Unit) from the net proceeds sold in the IPO and over-allotment, including the proceeds of the sale of the Private Warrants, was deposited in a trust account (the "Trust Account") which is being invested only in U.S. government securities, with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its tax obligations, the proceeds from the IPO will not be released from the Trust Account until the earliest to occur of: (a) the completion of the Company's Initial Business Combination, (b) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company's amended and restated certificate of incorporation to (i) modify the substance or timing of the Company's obligation to provide for the redemption of its public stock in connection with an Initial Business Combination or to redeem 100% of its public stock if the Company does not complete its Initial Business Combination within 18 months from the closing of the IPO or (ii) with respect to any other material provisions relating to stockholders' rights or pre-Initial Business Combination activity, and (c) the redemption of the Company's public shares if the Company is unable to complete its Initial Business Combination within 18 months from the closing of the IPO, subject to applicable law.

The Company will provide its public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the Initial Business Combination either (i) in connection with a stockholder meeting called to approve the Initial Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed Initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially approximately $10.20 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations).

The Class A Common Stock subject to redemption was recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 480, "Distinguishing Liabilities from Equity." In such case, the Company will proceed with a Business Combination if the Company’s Class A Common Stock are not a “penny share” upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the "SEC") and file tender offer documents with the SEC prior to completing a Business Combination.

If, however, stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction, whether they participate in or abstain from voting or whether they were a stockholder on the record date for the stockholder meeting held to approve the proposed transaction.

Notwithstanding the foregoing redemption rights, if the Company seeks stockholder approval of its Initial Business Combination and the Company does not conduct redemptions in connection with its Initial Business Combination pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation will provide that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a "group" (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in the IPO, without the Company's prior consent. The Sponsor, officers and directors (the "Initial Stockholders") have agreed not to propose any amendment to the Amended and Restated Certificate of Incorporation (a) that would modify the substance or timing of the Company's obligation to provide for the redemption of its public shares in connection with an Initial Business Combination or to redeem 100% of the public shares if the Company does not complete its Initial Business Combination within 18 months from the closing of the IPO (the "Combination Period") or (b) with respect to any other material provisions relating to stockholders' rights or pre-Initial Business Combination activity, unless the Company provides its public stockholders with the opportunity to redeem their Class A Common Stock shares in conjunction with any such amendment.

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If the Company is unable to complete its Initial Business Combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders' rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company's remaining stockholders and the Company's board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company's obligations under the law of the state of Delaware to provide for claims of creditors and the requirements of other applicable law.

The Company's Initial Stockholders, as well as holders of Representative Shares, agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Class B Common Stock and Class A Common Stock, respectively, held by them if the Company fails to complete its Initial Business Combination within the Combination Period. However, if the Initial Stockholders acquire public shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if the Company fails to complete a Business Combination during the Combination Period.

Going Concern

As of December 31, 2021, the Company had $769,484 of cash in its operating bank account and working capital of $931,264.

The Company's liquidity needs up to August 9, 2021 had been satisfied through a payment from the Sponsor of $25,000 (see Note 5) for the Class B Common Stock to cover certain offering costs and the loan under an unsecured promissory note from the Sponsor of $300,000 (see Note 5). In addition, to finance transaction costs in connection with a Business Combination, Sponsor or an affiliate of the Sponsor or certain of the Company's officers and directors may, but are not obligated to, provide the Company with Working Capital Loans (see Note 5). As of December 31, 2021, there were no amounts outstanding under any Working Capital Loans.

The Company has until November 9, 2022 to consummate its Initial Business Combination (or February 9, 2023 if it exercises its option to extend the date). It is uncertain that we will be able consummate an Initial Business Combination by either date. If an Initial Business Combination is not consummated by the required dates, there will be a mandatory liquidation and subsequent dissolution. In connection with the Company’s assessment of going concern considerations in accordance with the authoritative guidance in ASC Topic 205-40, "Presentation of Financial Statements - Going Concern", management has determined that mandatory liquidation, and subsequent dissolution, should the Company be unable to complete a business combination, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets and liabilities should the Company be required to liquidate after November 9, 2022 (or February 9, 2023, if extended).

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company's financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

F-67

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $769,484 in cash and no cash equivalents as of December 31, 2021.

Cash Held in Trust Account

As of December 31, 2021, the Company had $107,028,738 in the Trust Account, which was invested in a United States Treasury mutual fund.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Company coverage of $250,000. The Company has not experienced losses on these accounts.

Offering Costs Associated with Initial Public Offering

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A, "Expenses of Offering." Offering costs consist of legal, accounting, underwriting and other costs incurred through the balance sheet date that are related to the Public Offering. Offering costs amounted to $6,265,859 and were allocated among Class A Common Stock subject to possible redemption, the Public Warrants and Private Warrants, and stockholders' deficit.

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Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used to value the assets and liabilities:

Level 1 —	Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 —	Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 —	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its shares of Class A Common Stock subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Shares of Class A Common Stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable shares of common stock (including shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of common stock are classified as stockholders’ deficit. The Company’s shares of Class A Common Stock sold to public stockholders in the IPO feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2021, 10,492,480 shares of Class A Common Stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheet. The Representative Shares are not redeemable, and are therefore included in stockholders’ deficit.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the subsequent measurement from initial book value to redemption amount value. The change in the carrying value of redeemable Class A Common Stock resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

F-69

At December 31, 2021, the Class A Common Stock reflected in the balance sheet is reconciled in the following table:

Gross Proceeds	$104,924,800
Less:
Proceeds allocated to public warrants	(1,626,335)
Issuance costs related to Class A Common Stock and public warrants	(5,930,952)
Plus:
Subsequent measurement of carrying value to redemption value	9,655,783
Class A Common Stock subject to possible redemption	$107,023,296

Warrant Instruments

The Company accounts for warrants issued in connection with the IPO and the Private Placement in accordance with the guidance contained in ASC 480 and ASC 815, “Derivatives and Hedging.” Under that guidance, warrants that do not meet the criteria for equity treatment would be classified as liabilities. The Public Warrants and Private Warrants do meet the criteria for equity treatment, and therefore are included as part of stockholder’s deficit on the balance sheet. As of December 31, 2021, there were 5,246,240 Public Warrants and 4,298,496 Private Warrants outstanding.

Net Loss Per Common Share

The Company applies the two-class method in calculating loss per share. Net loss per share of common stock is computed by dividing the pro rata net loss allocated between the redeemable shares of Class A Common Stock and the non-redeemable shares of Class A Common Stock and Class B Common Stock by the weighted average number of shares of common stock outstanding for each of the periods. The calculation of diluted loss per share does not consider the effect of the warrants and rights issued in connection with the IPO since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants are exercisable for 9,544,736 shares of Class A Common Stock in the aggregate. Shares subject to forfeiture are not included in weighted-average shares outstanding until the forfeiture restriction lapses. Subsequent measurement of the Class A Common Stock to redemption value is not considered in the calculation because redemption value closely approximates fair value.

For the period from January 14, 2021 (inception) through December 31, 2021
Common Stock subject to possible redemption
Numerator:
Net loss allocable to Class A Common Stock subject to possible redemption	$(416,518)
Denominator:
Weighted Average Redeemable shares of Class A Common Stock, Basic and Diluted	4,448,614)
Basic and Diluted net loss per share, Redeemable Class A Common Stock	$(0.09)
Non-Redeemable Common Stock
Numerator:
Net loss allocable to Class A and Class B Common Stock not subject to redemption	$(246,999)
Denominator:
Weighted Average Non-Redeemable Class A and Class B Common Stock, Basic and Diluted	2,638,076
Basic and diluted net loss per share, Non-Redeemable Common Stock	$(0.09)

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Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes”. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in statement of operations in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2021. The Company’s management determined that the United States is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties for the period from January 14, 2021 (inception) through December 31, 2021.

The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Standards

In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, Debt- Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for the Company in years beginning after December 15, 2023 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

On August 9, 2021, the Company consummated its IPO of 10,000,000 Units at a price of $10.00 per Unit, generating gross proceeds of $100,000,000. Each Unit consists of one share of Class A Common Stock and one-half of one Public Warrant. Each whole Public Warrant entitles the holder to purchase one share of Class A Common Stock at a price of $11.50 per share. Each whole Public Warrant will become exercisable the later of 30 days after the completion of the Initial Business Combination or 12 months from the closing of the IPO, and will expire five years after the completion of the Initial Business Combination, or earlier upon redemption or liquidation (see Note 7).

On August 18, 2021, the underwriters partially exercised the over-allotment option for up to an additional 1,500,000 Units and purchased an additional 492,480 over-allotment Units, generating an aggregate of gross proceeds of $4,924,800. The IPO and over-allotment generated total gross proceeds of $107,023,296. As payment for services, the underwriters received 209,850 Representative Shares at fair value of approximately $10.00 per share which have been accounted for as offering costs related to the IPO.

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Note 4 — Private Placement

Simultaneously with the closing of the IPO and the sale of the Units, the Sponsor purchased an aggregate of 4,200,000 Private Warrants at a price of $1.00 per Private Warrant, for an aggregate purchase price of $4,200,000. Simultaneously with the exercise of the underwriters' over-allotment option, the Sponsor purchased an additional 98,496 Private Warrants, generating aggregate gross proceeds of $98,496. The Private Warrants are identical to the Public Warrants sold in the IPO except that the Private Warrants, so long as they are held by the Sponsor or their permitted transferees, (i) may not (including the shares of Class A Common Stock issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the Company's Initial Business Combination, and (ii) are entitled to registration rights.

The Company's Sponsor has agreed to (i) waive its redemption rights with respect to its Class B Common Stock (as defined below) and public shares in connection with the completion of the Company's Initial Business Combination, (ii) waive its redemption rights with respect to its Class B Common Stock and public shares in connection with a stockholder vote to approve an amendment to the Company's amended and restated certificate of incorporation (A) to modify the substance or timing of the Company's obligation to allow redemption in connection with the Company's Initial Business Combination or to redeem 100% of the Company's public shares if the Company has not consummated an Initial Business Combination within 18 months from the closing of the IPO or (B) with respect to any other provisions relating to stockholders' rights or pre-Initial Business Combination activity; (iii) waive its rights to liquidating distributions from the Trust Account with respect to its Class B Common Stock if the Company fails to complete its Initial Business Combination within 18 months from the closing of the IPO, although the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any public shares it holds if the Company fails to complete its Initial Business Combination within the prescribed time frame; and (iv) vote any Class B Common Stock and any public shares purchased during or after the IPO (including in open-market and privately negotiated transactions) in favor of the Company's Initial Business Combination.

Note 5 — Related Party Transactions

Class B Common Stock

On January 25, 2021, the Sponsor paid $25,000, or approximately $0.009 per share, to cover certain offering costs in consideration for 2,875,000 shares of Class B Common Stock. Up to 375,000 shares of Class B Common Stock were subject to forfeiture to the extent that the over-allotment option was not exercised in full by the underwriters. The forfeiture would adjust to the extent that the over-allotment option was not exercised in full by the underwriters so that the Class B Common Stock represents 20% of the Company's issued and outstanding stock after the IPO. On August 18, 2021, the underwriters partially exercised their over-allotment option which left 123,120 shares of the Class B Common Stock no longer subject to forfeiture. On September 23, 2021 the underwriters' over-allotment option expired and as a result, 251,880 shares of Class B Common Stock were forfeited, resulting in then outstanding shares of Class B Common Stock of 2,623,120.

The Initial Stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Class B Common Stock until the earlier to occur of: (i) one year after the completion of the Initial Business Combination, or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the Initial Business Combination that results in all of the Company’s stockholders having the right to exchange their Class A Common Stock for cash, securities or other property; except to certain permitted transferees and under certain circumstances (the “lock-up”).

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Notwithstanding the foregoing, if (1) the closing price of Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination or (2) if the Company consummates a transaction after the Initial Business Combination which results in the Company’s stockholders having the right to exchange their shares for cash, securities or other property, the Class B Common Stock will be released from the lock-up.

Promissory Note — Related Party

The Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable on the earlier of December 31, 2021 or the completion of the IPO. As of June 30, 2021, the Company had borrowed $240,000 under the Note, which it repaid on September 2, 2021. As of December 31, 2021, the Company has no borrowings under the Note.

Working Capital Loans

In addition, to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into Private Warrants at a price of $1.00 per Private Warrant. As of December 31, 2021, the Company had no borrowings under the Working Capital Loans.

Administrative Service Fee

Commencing on August 4, 2021, which was the date of the final prospectus, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative services. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the period from January 14, 2021 (inception) through December 31, 2021, $48,710 had been incurred and included in formation and operating costs. As of December 31, 2021, $11,683 was due to a related party for the unpaid portion of administrative services and certain other expenses paid on behalf of the Company.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of the Class B Common Stock, Representative Shares and Private Warrants (including securities contained therein), including warrants that may be issued upon conversion of Working Capital Loans, and any shares of Class A Common Stock issuable upon the exercise of the Private Warrants and any shares of Class A Common Stock and warrants (and underlying Class A Common Stock) that may be issued upon conversion of the warrants issued as part of the Working Capital Loans and Class A Common Stock issuable upon conversion of the Class B Common Stock, are entitled to registration rights pursuant to a registration rights agreement requiring us to register such securities for resale (in the case of the Class B Common Stock, only after conversion to our Class A Common Stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain "piggy-back" registration rights with respect to registration statements filed subsequent to our completion of our Initial Business Combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering our securities. The Company bears the expenses incurred in connection with the filing of any such registration statements.

F-73

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 1,500,000 additional Units to cover over-allotments, if any, at the price paid by the underwriters in the IPO. On August 18, 2021, the underwriters partially exercised their over-allotment option and purchased an additional 492,480 Units. On September 18, 2021 the over-allotment option expired and the remainder of the 1,007,520 Units available were forfeited.

The underwriters are entitled to a deferred underwriting discount of $0.35 per unit, or $3,672,368 in the aggregate, which is payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Representative’s Class A Common Stock

In connection with the consummation of the IPO, as payment for services, the Company issued the Representative Shares (200,000 shares of Class A Common Stock) to EF Hutton, division of Benchmark Investments, LLC, the representative of the underwriters in the IPO. In connection with the underwriters' partial exercise of their over-allotment option, an additional 9,850 Representative Shares were issued for a total number of Representative Shares of 209,850.

The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares without the Company's prior consent until the completion of the Initial Business Combination. In addition, the holders of the Representative Shares have agreed (i) to waive their redemption rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of the Initial Business Combination; (ii) waive their redemption rights with respect to any such shares held by them in connection with a stockholder vote to approve an amendment to the Company's Amended and Restated Certificate of Incorporation (A) to modify the substance or timing of the obligation to allow redemption in connection with the Initial Business Combination or certain amendments to the charter prior thereto or to redeem 100% of the public shares if the Company does not complete the Initial Business Combination within 15 months from the closing of the IPO (or 18 months from the closing of the IPO, if the Company extends the period of time to consummate a Business Combination, subject to the Sponsor depositing additional funds into the Trust Account or (B) with respect to any other provision relating to stockholders' rights or pre-Initial Business Combination activity and (iii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the Initial Business Combination within 15 months from the closing of the IPO (or 18 months from the closing of the IPO, if the Company extends the period of time to consummate a Business Combination, subject to the Sponsor depositing additional funds into the Trust Account. The Representative Shares are deemed to be underwriters' compensation by FINRA pursuant to FINRA Rule 5110.

Note 7 — Stockholders’ Equity

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the Company's board of directors. As of December 31, 2021, there was no preferred stock issued or outstanding.

Class A Common Stock

The Company is authorized to issue 200,000,000 shares of Class A Common Stock with a par value of $0.0001 per share. As of December 31, 2021, there were 209,850 shares of Class A Common Stock issued and outstanding, excluding the 10,492,480 shares of Class A Common Stock subject to possible redemption.

F-74

Class B Common Stock

The Company is authorized to issue 20,000,000 shares of Class B Common Stock with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B Common Stock. As of December 31, 2021, there were 2,623,120 shares of Class B Common Stock issued and outstanding.

Holders of the Class A Common Stock and holders of the Class B Common Stock will vote together as a single class on all matters submitted to a vote of our stockholders, except as required by law or stock exchange rule; provided that only holders of the Class B Common Stock have the right to vote on the election of the Company's directors prior to the Initial Business Combination and holders of a majority of the Company's Class B Common Stock may remove a member of the board of directors for any reason.

The Class B Common Stock will automatically convert into Class A Common Stock at the time of the consummation of the Initial Business Combination at a ratio such that the number of Class A Common Stock issuable upon conversion of all Class B Common Stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of (a) the total number of all shares of Class A Common Stock issued and outstanding (including any shares of Class A Common Stock issued pursuant to the underwriter's over-allotment option) upon the consummation of the IPO, plus (b) the sum of all shares of Class A Common Stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the Initial Business Combination (including any shares of Class A Common Stock issued pursuant to a forward purchase agreement), excluding the Representative Shares and any shares of Class A Common Stock or equity-linked securities or rights exercisable for or convertible into Class A Common Stock issued, deemed issued, or to be issued, to any seller in the Initial Business Combination and any Class B Common Stock issued to the Sponsor, members of the Company's management team or any of their affiliates upon conversion of Working Capital Loans, minus (c) the number of shares of Class A Common Stock redeemed in connection with the Initial Business Combination, provided that such conversion of shares of Class B Common Stock shall never be less than the initial conversion ratio. In no event will the Class B Common Stock convert into Class A Common Stock at a rate of less than one-to-one.

Public Warrants

As of December 31, 2021 there were 5,246,240 Public Warrants outstanding. The Public Warrants become exercisable on the later of (a) the completion of an Initial Business Combination or (b) 12 months from the closing of the IPO; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the Initial Business Combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the Class A Common Stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A Common Stock until the Public Warrants expire or are redeemed, as specified in the warrant agreement.

If a registration statement covering the Class A Common Stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the Initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a "cashless basis" in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company's Class A Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a "covered security" under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a "cashless basis" in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The warrants expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

F-75

The Company may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•	if and only if, the reported closing price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If (x) the Company issues additional Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of its Initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A Common Stock (with such issue price or effective issue price to be determined in good faith by the Company's board of directors and, in the case of any such issuance to the Initial Stockholders or their affiliates, without taking into account any Class B Common Stock held by the Initial Stockholders or such affiliates, as applicable, prior to such issuance) (the "Newly Issued Price"), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A Common Stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Initial Business Combination (such price, the "Market Value") is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

For the discussion of Private Warrants, please refer to Note 4 above.

Note 8 — Income Tax

The income tax (benefit) provision consists of the following:

For the period from January 14, 2021 (inception) through December 31, 2021
Federal
Current	$—
Deferred	(148,809)
State	—
Current	—
Deferred	(45,578)
Change in valuation allowance	194,387
Income tax (benefit) provision	$—

F-76

The Company's net deferred tax assets are as follows:

December 31, 2021
Deferred tax asset
Organizational costs/Start-up costs	$146,110
Federal and State net operating loss	48,277
Total deferred tax asset	194,387
Valuation allowance	(194,387)
Deferred tax asset, net of allowance	$—

The Company’s Federal and Virginia net operating loss carryforwards as of December 31, 2021 amounted to $186,558 and $192,000, respectively, and will be carried forward indefinitely.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from January 14, 2021 (inception) through December 31, 2021, the change in the valuation allowance was $194,387.

A reconciliation of the federal income tax rate to the Company’s effective tax rate for the period from January 14, 2021 (inception) to December 31, 2021 is as follows:

Statutory federal income tax rate	21.00%
State taxes, net of federal tax benefit	5.43%
Permanent book/tax difference related to change in overallotment liability	2.87%
Change in valuation allowance	(29.30)%
Income tax provision	0.00%

The Company files income tax returns in the U.S. federal jurisdiction and Virginia and is subject to examination by the various taxing authorities since inception.

Note 9 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that these financial statements were issued. Management has evaluated the subsequent events through this date and has concluded that no material subsequent events have occurred that require additional adjustment or disclosure in the financial statements.

F-77

GLOBAL SYSTEM DYNAMICS, INC. (formerly known as Gladstone Acquisition Corporation)

CONDENSED BALANCE SHEETS

	September 30, 2022 (Unaudited)	December 31, 2021
Assets
Cash	$23,519	$769,484
Prepaid expenses	160,694	426,357
Total Current Assets	184,213	1,195,841
Prepaid expenses – non-current portion	—	39,110
Cash held in trust account	107,240,343	107,028,738
Total Assets	$107,424,556	$108,263,689
Liabilities and Stockholders’ Deficit
Accounts payable and accrued expenses	$42,925	$252,894
Due to related party	13,162	11,683
Total Current Liabilities	56,087	264,577
Deferred underwriting discount	3,672,368	3,672,368
Total Liabilities	3,728,455	3,936,945
Commitments
Class A Common Stock subject to possible redemption, 10,492,480 shares at redemption value of $10.21 and $10.20 per share at September 30, 2022 and December 31, 2021	107,128,919	107,023,296
Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A Common Stock, $0.0001 par value; 200,000,000 shares authorized; 209,850 shares issued and outstanding (excluding 10,492,480 shares subject to redemption) at September 30, 2022 and December 31, 2021	21	21
Class B Common Stock, $0.0001 par value; 20,000,000 shares authorized; 2,623,120 shares issued and outstanding at September 30, 2022 and December 31, 2021	263	263
Additional paid-in capital	—	—
Accumulated deficit	(3,433,102)	(2,696,836)
Total Stockholders’ Deficit	(3,432,818)	(2,696,552)
Total Liabilities and Stockholders’ Deficit	$107,424,556	$108,263,689

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-78

GLOBAL SYSTEM DYNAMICS, INC. (formerly known as Gladstone Acquisition Corporation)

CONDENSED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021,

THE NINE MONTHS ENDED SEPTEMBER 30, 2022 AND

THE PERIOD FROM JANUARY 14, 2021 (INCEPTION) TO SEPTEMBER 30, 2021

(UNAUDITED)

	For the Three Months ended September 30,
	2022	2021	For the Nine Months ended September 30, 2022	For the period from January 14, 2021 (inception) to September 30, 2021
Formation and operating costs	$353,414	$354,965	$1,073,750	$355,653
Loss from operations	(353,414)	(354,965)	(1,073,750)	(355,653)

Other Income
Interest earned from Trust Account	392,826	633	443,107	633
Total other income	392,826	633	443,107	633
Net (loss) income	$39,412	$(354,332)	$(630,643)	$(355,020)
Basic and diluted weighted average shares outstanding, Class A redeemable shares	10,492,480	5,996,403	10,492,480	2,215,539
Basic and diluted net (loss) income per share, Class A redeemable shares	$0.00	$(0.04)	$(0.05)	$(0.07)
Basic and diluted weighted average shares outstanding, non-redeemable shares	2,832,970	2,678,812	2,832,970	2,566,067
Basic and diluted net (loss) income per non-redeemable share	$0.00	$(0.04)	$(0.05)	$(0.07)

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-79

GLOBAL SYSTEM DYNAMICS, INC. (formerly known as Gladstone Acquisition Corporation)

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022,

THE THREE MONTHS ENDED SEPTEMBER 30, 2021 AND

THE PERIOD FROM JANUARY 14, 2021 (INCEPTION) TO SEPTEMBER 30, 2021

(UNAUDITED)

	Class A Common Stock		Class B Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
Balance as of December 31, 2021	209,850	$21	2,623,120	$263	$—	$(2,696,836)	$(2,696,552)
Net loss	—	—	—	—	—	(388,604)	(388,604)
Balance as of March 31, 2022 (Unaudited)	209,850	21	2,623,120	263	—	(3,085,440)	(3,085,156)
Net loss	—	—	—	—	—	(281,451)	(281,451)
Balance as of June 30, 2022 (Unaudited)	209,850	21	2,623,120	263	—	(3,366,891)	(3,366,607)
Re measurement of Class A Common Stock subject to possible redemption	—	—	—	—	—	(105,623)	(105,623)
Net income	—	—	—	—	—	39,412	39,412
Balance as of September 30, 2022 (Unaudited)	209,850	$21	2,623,120	$263	$—	$(3,433,102)	$(3,432,818)

	Class A Common Stock		Class B Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
Balance as of January 14, 2021 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B Common Stock to Original Sponsor	—	—	2,875,000	288	24,712	—	25,000
Balance as of March 31, 2021 (Unaudited)	—	—	2,875,000	288	24,712	(688)	24,312
Net loss	—	—	—	—	—	—	—
Balance as of June 30, 2021 (Unaudited)	—	—	2,875,000	288	24,712	(688)	24,312
Subsequent measurement of Class A Common Stock subject to possible redemption, to redemption value (Notes 1 and 2)	—	—	—	—	(155,854)	(1,942,642)	(2,098,496)
Sale of Private Placement Warrants in connection with Initial Public Offering and Over-allotment	—	—	—	—	4,298,496	—	4,298,496
Issuance of Representative Shares in connection with Initial Public Offering and Over-allotment	209,850	21	—	—	2,098,479	—	2,098,500
Deferred Underwriters’ discount for Initial Public Offering and Over-allotment	—	—	—	—	(3,672,368)	—	(3,672,368)
Other Offering costs	—	—	—	—	(2,593,490)	—	(2,593,490)
Class B Common Stock forfeited	—	—	(251,880)	(25)	25	—
Net loss	—	—	—	—	—	(354,332)	(354,332)
Balance as of September 30, 2021 (Unaudited)	209,850	$21	2,623,120	$263	$—	$(2,297,662)	$(2,297,378)

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-80

GLOBAL SYSTEM DYNAMICS, INC. (formerly known as Gladstone Acquisition Corporation)

CONDENSED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022 AND

THE PERIOD FROM JANUARY 14, 2021 (INCEPTION) TO SEPTEMBER 30, 2021

(UNAUDITED)

	For the Nine Months ended September 30, 2022	For the period from January 14, 2021 (inception) to September 30, 2021
Cash flows from operating activities:
Net loss	$(630,643)	$(355,020)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned from Trust Account	(443,107)	(633)
Changes in operating assets and liabilities:
Prepaid expenses	304,773	(579,933)
Due to related party	1,479	18,710
Accounts payable and accrued expenses	(209,969)	195,946
Net cash used in operating activities	(977,467)	(720,930)
Cash flows from investing activities:
Investment of cash in trust account	—	(107,023,296)
Interest withdrawal from Trust Account to pay for taxes	231,502	—
Net cash provided by (used in) investing activities	231,502	(107,023,296)
Cash flows from financing activities:
Proceeds from initial public offering	—	104,924,800
Proceeds from private placement	—	4,298,496
Proceeds from sale of Common Stock to Original Sponsor	—	25,000
Proceeds from issuance of promissory note to related party	—	390,000
Payment of promissory note to related party	—	(390,000)
Payment of deferred offering costs	—	(414,693)
Net cash provided by financing activities	—	108,833,603
Net change in cash	(745,965)	1,089,377
Cash, beginning of period	769,484	—
Cash, end of period	$23,519	$1,089,377
Supplemental Disclosure of Non-Cash Activities:
Initial value of Class A Common Stock subject to redemption	$—	$100,757,438
Deferred underwriters discount payable	$—	$3,672,368
Subsequent measurement of Class A Common stock subject to possible redemption, to redemption value	$105,623	$6,265,858
Issuance of Representative Shares	$—	$2,098,500
Accrued deferred offering cost	$—	$80,297

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-81

GLOBAL SYSTEM DYNAMICS, INC. (formerly known as Gladstone Acquisition Corporation)

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2022

(UNAUDITED)

Note 1 — Organization and Business Operations

Global System Dynamics, Inc. (the "Company", formerly known as Gladstone Acquisition Corporation) is a blank check company incorporated as a Delaware corporation on January 14, 2021. The Company was formed for the purpose of acquiring, merging with, engaging in capital stock exchange with, purchasing all or substantially all of the assets of, engaging in contractual arrangements, or engaging in any other similar business combination with a single operating entity, or one or more related or unrelated operating entities operating in any sector (a "Business Combination").

The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest, if at all. The Company will generate non-operating income in the form of interest income from Trust Account (as defined below) from the proceeds derived from its initial public offering (the "IPO") that was declared effective on August 4, 2021. The Company has selected December 31 as its fiscal year end.

The Company's sponsor is DarkPulse, Inc., a Delaware corporation (the "New Sponsor", see Note 7).

As described further in Note 4, on January 25, 2021, Gladstone Sponsor, LLC (the “Original Sponsor”) paid $25,000, or approximately $0.009 per share, to cover certain offering costs in consideration for 2,875,000 shares of Class B Common Stock, par value $0.0001 (the "Class B Common Stock"). Up to 375,000 shares of Class B Common Stock were subject to forfeiture to the extent that the over-allotment option was not exercised in full by the underwriters. The forfeiture would be adjusted to the extent that the over-allotment option was not exercised in full by the underwriters so that the Class B Common Stock would represent 20% of the Company's issued and outstanding stock after the Company's IPO.

The registration statement for the Company's IPO was declared effective on August 4, 2021 (the "Effective Date"). On August 9, 2021, the Company consummated its IPO of 10,000,000 units (each, a "Unit" and collectively, the "Units") at $10.00 per Unit, which is discussed in Note 3, and the sale of 4,200,000 warrants (the "Private Warrants"), at a price of $1.00 per Private Warrant in a private placement to the Original Sponsor that closed simultaneously with the IPO. Each Unit consists of one share of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) and one-half of one redeemable warrant (the “Public Warrants”). Each whole Public Warrant entitles the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as described in the IPO. Only whole warrants are exercisable. On August 18, 2021, the underwriters partially exercised their over-allotment option and purchased an additional 492,480 Units, generating an aggregate of gross proceeds of $4,924,800.

Simultaneously with the exercise of the underwriters’ over-allotment option, the Original Sponsor purchased an additional 98,496 Private Warrants, generating aggregate gross proceeds of $98,496. On September 23, 2021 the underwriters' over-allotment option expired and as a result 251,880 shares of Class B Common Stock were forfeited, resulting in outstanding Class B Common Stock of 2,623,120 shares.

As payment for services, EF Hutton, division of Benchmark Investments, LLC, the representative of the underwriters in the IPO received 209,850 shares of Class A Common Stock worth approximately $10.00 per share (the "Representatives' Class A Shares"). Transaction costs related to the IPO and partial over-allotment exercise amounted to $6,265,859 consisting of $3,672,368 of deferred underwriting commissions, $2,098,500 of fair value of the Representatives' Class A Shares and $494,991 of other cash offering costs, which were charged to equity.

Currently, the Class A Common Stock is comprised of the Representatives' Class A Shares (209,850 outstanding) and the "Public Shares" (defined herein as the 10,492,380 shares of Class A Common Stock sold as part of the Units in the IPO and ensuing over-allotment exercise).

The Company's management has broad discretion with respect to the specific application of the net proceeds of the IPO and the Private Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete an initial Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete an initial Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act").

F-82

Following the closing of the IPO on August 9, 2021 and the partial over-allotment exercise on August 18, 2021, $107,023,296 ($10.20 per Unit) from the net proceeds sold in the IPO and over-allotment, including the proceeds of the sale of the Private Warrants, was deposited in a trust account (the "Trust Account") which is being invested only in U.S. government securities, with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its tax obligations, the proceeds from the IPO will not be released from the Trust Account until the earliest to occur of: (a) the completion of the Company's initial Business Combination, (b) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the Company's amended and restated certificate of incorporation to (i) modify the substance or timing of the Company's obligation to provide for the redemption of its public stock in connection with an initial Business Combination or to redeem 100% of its public stock if the Company does not complete its initial Business Combination within 18 months from the closing of the IPO or (ii) with respect to any other material provisions relating to stockholders' rights or pre-initial Business Combination activity, and (c) the redemption of the Company's Public Shares if the Company is unable to complete its initial Business Combination within 18 months from the closing of the IPO, subject to applicable law.

The Company will provide its public stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the initial Business Combination either (i) in connection with a stockholder meeting called to approve the initial Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially approximately $10.20 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations).

The Class A Common Stock subject to redemption was recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 480, "Distinguishing Liabilities from Equity." In such case, the Company will proceed with a Business Combination if the shares of Class A Common Stock are not a “penny share” upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the "SEC") and file tender offer documents with the SEC prior to completing a Business Combination.

If, however, stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction, whether they participate in or abstain from voting or whether they were a stockholder on the record date for the stockholder meeting held to approve the proposed transaction.

Notwithstanding the foregoing redemption rights, if the Company seeks stockholder approval of its initial Business Combination and the Company does not conduct redemptions in connection with its initial Business Combination pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation will provide that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a "group" (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in the IPO, without the Company's prior consent. The Original Sponsor, officers and directors (the "Initial Stockholders") have agreed not to propose any amendment to the Amended and Restated Certificate of Incorporation (a) that would modify the substance or timing of the Company's obligation to provide for the redemption of its Public Shares in connection with an initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete its initial Business Combination within 18 months from the closing of the IPO (the "Combination Period") or (b) with respect to any other material provisions relating to stockholders' rights or pre-initial Business Combination activity, unless the Company provides its public stockholders with the opportunity to redeem their Class A Common Stock shares in conjunction with any such amendment.

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If the Company is unable to complete its initial Business Combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders' rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company's remaining stockholders and the Company's board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company's obligations under the law of the state of Delaware to provide for claims of creditors and the requirements of other applicable law.

The Company's Initial Stockholders, as well as holders of Representatives' Class A Shares, agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Class B Common Shares and Class A Common Shares, respectively, held by them if the Company fails to complete its initial Business Combination within the Combination Period. However, if the Initial Stockholders acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination during the Combination Period.

Liquidity and Capital Resources

As of September 30, 2022, the Company had $23,519 of cash in its operating bank account and working capital of $239,551, net of franchise tax payable that can be paid with the interest income earned on Trust Account. The Company will continue to expend working capital for operating costs, which includes costs to identify a potential target and acquire the business, in addition to accounting, audit, legal, board, franchise tax and other expenses associated with operating the business during the period through the mandatory date to consummate a Business Combination or liquidate the business. Such costs are likely to exceed the amount of cash currently available. To finance working capital needs, New Sponsor or an affiliate of the New Sponsor or certain of the Company's officers and directors may, but are not obligated to, provide the Company with Working Capital Loans (see Note 4). As of the issuance date of this Quarterly Report on Form 10-Q, there were no amounts outstanding under any Working Capital Loans. If the Company is unsuccessful in obtaining additional working capital, it raises substantial doubt as to the Company’s ability to continue as a going concern, as further discussed below.

Going Concern

The Company has until February 9, 2023 to consummate a Business. It is uncertain that the Company will be able consummate a Business Combination by either date. If a Business Combination is not consummated by the required dates, there will be a mandatory liquidation and subsequent dissolution. In connection with the Company’s assessment of going concern considerations in accordance with the authoritative guidance in ASC Subtopic 205-40, "Presentation of Financial Statements - Going Concern," management has determined that as a result of the liquidity discussion above and the mandatory liquidation, and subsequent dissolution, should the Company be unable to complete a business combination, there is substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets and liabilities should the Company be required to liquidate after February 9, 2023. The Company intends to close on a Business Combination.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information and in accordance with Article 10 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in condensed financial statements prepared in accordance with US GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The interim condensed financial statements and notes thereto should be read in conjunction with the financial statements and notes thereto, included in our audited financial statements included in our Form 10-K for the year ended December 31, 2021, as filed with the SEC on March 29, 2022. The accompanying condensed balance sheet as of December 31, 2021 has been derived from those audited financial statements. The interim results for the three months and nine months ended September 30, 2022 are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any future interim periods.

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Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company's financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

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Use of Estimates

The preparation of unaudited condensed financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $23,519 and $769,484 in cash as of September 30, 2022 and December 31, 2021, respectively. There were no cash equivalents as of September 30, 2022 and December 31, 2021.

Cash Held in Trust Account

As of September 30, 2022 and December 31, 2021, the Company had $107,240,343 and $107,028,738, respectively, in the Trust Account, which was invested in a United States Treasury money market fund.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Company coverage of $250,000. The Company has not experienced losses on these accounts.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its shares of Class A Common Stock subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Shares of Class A Common Stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable shares of common stock (including shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of common stock are classified as stockholders’ deficit. The Company’s shares of Class A Common Stock sold in the IPO feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of September 30, 2022 and December 31, 2021, 10,492,480 shares of Class A Common Stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s condensed balance sheet. The Representatives' Class A Shares are not redeemable, and are therefore included in stockholders’ deficit.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the subsequent measurement from initial book value to redemption amount value. The change in the carrying value of redeemable Class A common stock resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

At September 30, 2022 and December 31, 2021, the Class A Common Stock reflected in the condensed balance sheets are reconciled in the following table:

Gross Proceeds	$104,924,800
Less:
Proceeds allocated to Public Warrants	(1,626,335)
Issuance costs related to Class A Common Stock	(5,930,952)
Plus:
Subsequent measurement of carrying value to redemption value	9,655,783
Class A Common Stock subject to possible redemption as of December 31, 2021	107,023,296
Plus:
Remeasurement of carrying value to redemption value	105,623
Class A Common Stock subject to possible redemption as of September 30, 2022	$107,128,919

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Warrant Instruments

As further discussed in Note 2 to the audited financial statements for the year ended December 31, 2021, the Company accounts for warrants issued in connection with the IPO and the Private Placement in accordance with the guidance contained in ASC 480 and ASC 815, “Derivatives and Hedging." Under that guidance, warrants that do not meet the criteria for equity treatment would be classified as liabilities. The Public Warrants and Private Warrants do meet the criteria for equity treatment, and therefore are included as part of stockholders' deficit on the condensed balance sheets. As of each of September 30, 2022 and December 31, 2021, there were 5,246,240 Public Warrants and 4,298,496 Private Warrants outstanding.

Net Income (Loss) Per Common Share

The Company applies the two-class method in calculating earnings per share. Net income (loss) per share of common stock is computed by dividing the pro rata net income (loss) allocated between the redeemable shares of Class A Common Stock and the non-redeemable shares of Class A Common Stock and Class B Common Stock by the weighted average number of shares of common stock outstanding for each of the periods. The calculation of diluted income (loss) per share does not consider the effect of the warrants and redemption rights issued in connection with the IPO since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants are exercisable for 9,544,736 shares of Class A Common Stock in the aggregate. Shares subject to forfeiture are not included in weighted-average shares outstanding until the forfeiture restriction lapses. Subsequent measurement of the Class A Common Stock to redemption value is not considered in the calculation because redemption value closely approximates fair value.

	For the Three Months ended September 30,
	2022	2021	For the Nine Months ended September 30, 2022	For the period from January 14, 2021 (inception) to September 30, 2021
Common Stock subject to possible redemption
Numerator:
Net (loss) income allocable to Class A Common Stock subject to possible redemption	$31,033	$(244,918)	$(496,569)	$(164,497)
Denominator:
Weighted Average Redeemable shares of Class A Common Stock, Basic and Diluted	10,492,480	5,996,403	10,492,480	2,215,539
Basic and Diluted (loss) income per share, Redeemable Class A common stock	$0.00	$(0.04)	$(0.05)	$(0.07)
Non-Redeemable common stock
Numerator:
Net loss allocable to Class A and Class B Common Stock not subject to redemption	$8,379	$(109,414)	$(134,074)	$(190,523)
Denominator:
Weighted Average Non-Redeemable Class A and Class B Common Stock, Basic and Diluted	2,832,970	2,678,812	2,832,970	2,566,067
Basic and diluted net (loss) income per share, Non-Redeemable common stock	$0.00	$(0.04)	$(0.05)	$(0.07)

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Income Taxes

The tax (or benefit) related to ordinary income (or loss) for interim periods presented is computed using an estimated annual effective tax rate and the tax (or benefit) related to all other items is individually computed and recognized when the items occur. The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes”. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in statement of operations in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes was deemed to be immaterial for the three and nine months ended September 30, 2022, for the three months ended September 30, 2021 and for the period from January 14, 2021 (inception) through September 30, 2021. The Company did not record a tax benefit and deferred tax asset on the losses recorded in the interim periods presented because future realization was not more likely than not in the interim periods of occurrence.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2022 and December 31, 2021. The Company’s management determined that the United States is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties for the three and nine months ended September 30, 2022, for the three months ended September 30, 2021 and for the period from January 14, 2021 (inception) through September 30, 2021.

The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. The Company adopted ASU 2020-06 effective as of January 1, 2022 on a full retrospective basis. The adoption of ASU 2020-06 did not have an impact on the Company's unaudited condensed financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

Note 3 — Initial Public Offering

On August 9, 2021, the Company consummated its IPO of 10,000,000 Units at a price of $10.00 per Unit, generating gross proceeds of $100,000,000. Each Unit consists of one share of Class A Common Stock and one-half of one Public Warrant. Each whole Public Warrant entitles the holder to purchase one share of Class A Common Stock at a price of $11.50 per share. Each whole Public Warrant will become exercisable the later of 30 days after the completion of the Initial Business Combination or 12 months from the closing of the IPO, and will expire five years after the completion of the Initial Business Combination, or earlier upon redemption or liquidation (see Note 6).

On August 18, 2021, the underwriters partially exercised the over-allotment option for up to an additional 1,500,000 Units and purchased an additional 492,480 over-allotment Units, generating an aggregate of gross proceeds of $4,924,800. The IPO and overallotment generated total gross proceeds of $107,023,296. As payment for services, the underwriters received 209,850 Representatives' Class A Shares at fair value of approximately $10.00 per share which have been accounted for as offering costs related to the IPO.

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Note 4 — Related Party Transactions

Class B Common Stock

On January 25, 2021, the Original Sponsor paid $25,000, or approximately $0.009 per share, to cover certain offering costs in consideration for 2,875,000 shares of Class B Common Stock. Up to 375,000 shares of Class B Common Stock were subject to forfeiture to the extent that the over-allotment option was not exercised in full by the underwriters. The forfeiture would adjust to the extent that the over-allotment option was not exercised in full by the underwriters so that the Class B Common Stock represents 20% of the Company's issued and outstanding stock after the IPO. On August 18, 2021, the underwriters partially exercised their over-allotment option which left 123,120 shares of the Class B Common Stock no longer subject to forfeiture. On September 23, 2021 the underwriters’ over-allotment option expired and as a result 251,880 shares of Class B Common Stock were forfeited, resulting in outstanding Class B Common Stock of 2,623,120 as of each of September 30, 2022 and December 31, 2021.

The Initial Stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Class B Common Stock until the earlier to occur of: (i) one year after the completion of the initial Business Combination, or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their Class A Common Stock for cash, securities or other property; except to certain permitted transferees and under certain circumstances (the “lock-up”).

Notwithstanding the foregoing, if (1) the closing price of Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the Company’s stockholders having the right to exchange their shares for cash, securities or other property, the Class B Common Stock will be released from the lock-up.

Promissory Note — Related Party

The Original Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable on the earlier of December 31, 2021 or the completion of the IPO. As of September 30, 2021, the Company had borrowed $240,000 under the Note, which it repaid on September 2, 2021. As of September 30, 2022 and December 31, 2021, the Company has no borrowings under the Note.

Working Capital Loans

To finance transaction costs in connection with a Business Combination, the New Sponsor or an affiliate of the New Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into Private Warrants at a price of $1.00 per Private Warrant. As of the issuance date of this Quarterly Report on Form 10-Q and December 31, 2021, the Company had no borrowings under the Working Capital Loans.

Administrative Service Fee

Commencing on August 4, 2021, which was the date of the final prospectus, the Company agreed to pay the Original Sponsor a total of $10,000 per month for office space, secretarial and administrative services. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company recorded an expense for administrative services of $30,000 and $90,000 for the three and nine month periods ended September 30, 2022, respectively, for the three months ended September 30, 2021 and for the period from January 14, 2021 (inception) through September 30, 2021, the Company recorded an expense for administrative services of $18,710. As of September 30, 2022 and December 31, 2021, $13,162 and $11,683, respectively, were due to a related party for administrative service fees and reimbursement to Original Sponsor for out-of-pocket expenses.

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Note 5 — Commitments and Contingencies

Registration Rights

The holders of the Class B Common Stock, Representatives' Class A Shares and Private Warrants (including securities contained therein), including warrants that may be issued upon conversion of Working Capital Loans, and any shares of Class A Common Stock issuable upon the exercise of the Private Warrants and any shares of Class A Common Stock and warrants (and underlying Class A Common Stock) that may be issued upon conversion of the warrants issued as part of the Working Capital Loans and Class A Common Stock issuable upon conversion of the Class B Common Stock, are entitled to registration rights pursuant to a registration rights agreement requiring us to register such securities for resale (in the case of the Class B Common Stock, only after conversion to our Class A Common Stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial Business Combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering our securities. The Company bears the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 1,500,000 additional Units to cover over-allotments, if any, at the price paid by the underwriters in the IPO. On August 18, 2021, the underwriters partially exercised their over-allotment option and purchased an additional 492,480 Units. On September 18, 2021 the over-allotment option expired and the remainder of the 1,007,520 Units available were forfeited.

The underwriters are entitled to a deferred underwriting discount of $0.35 per unit, or $3,672,368 in the aggregate, which is payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Representatives' Class A Common Stock

In connection with the consummation of the IPO, the Company issued the Representatives' Class A Shares (200,000 shares of Class A Common Stock) to EF Hutton, division of Benchmark Investments, LLC, the representative of the underwriters in the IPO, for nominal consideration. In connection with the underwriters' partial exercise of their over-allotment option, an additional 9,850 Representatives' Class A Shares were issued for a total number of Representatives' Class A Shares of 209,850.

The holders of the Representatives' Class A Shares have agreed not to transfer, assign or sell any such shares without the Company's prior consent until the completion of the Initial Business Combination. In addition, the holders of the Representatives' Class A Shares have agreed (i) to waive their redemption rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of the Initial Business Combination; (ii) waive their redemption rights with respect to any such shares held by them in connection with a stockholder vote to approve an amendment to the Company's Amended and Restated Certificate of Incorporation (A) to modify the substance or timing of the obligation to allow redemption in connection with the Initial Business Combination or certain amendments to the charter prior thereto or to redeem 100% of the Public Shares if the Company does not complete the Initial Business Combination within 15 months from the closing of the IPO (or 18 months from the closing of the IPO, if the Company extends the period of time to consummate a Business Combination, subject to the New Sponsor depositing additional funds into the Trust Account or (B) with respect to any other provision relating to stockholders' rights or pre-Initial Business Combination activity and (iii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the Initial Business Combination within 15 months from the closing of the IPO (or 18 months from the closing of the IPO, if the Company extends the period of time to consummate a Business Combination, subject to the New Sponsor depositing additional funds into the Trust Account. The Representatives' Class A Shares are deemed to be underwriters' compensation by FINRA pursuant to FINRA Rule 5110.

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Note 6 — Stockholders’ Deficit

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the Company's board of directors. As of both September 30, 2022 and December 31, 2021, there was no preferred stock issued or outstanding.

Class A Common Stock

The Company is authorized to issue 200,000,000 shares of Class A Common Stock with a par value of $0.0001 per share. As of both September 30, 2022 and December 31, 2021, there were 209,850 shares of Class A Common Stock issued and outstanding excluding the 10,492,480 shares of Class A Common Stock subject to possible redemption.

Class B Common Stock

The Company is authorized to issue 20,000,000 shares of Class B Common Stock with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B Common Stock. As of both September 30, 2022 and December 31, 2021, there were 2,623,120 shares of Class B Common Stock issued and outstanding.

Holders of the Class A Common Stock and holders of the Class B Common Stock will vote together as a single class on all matters submitted to a vote of our stockholders, except as required by law or stock exchange rule; provided that only holders of the Class B Common Stock have the right to vote on the election of the Company's directors prior to the initial Business Combination and holders of a majority of the Company's Class B Common Stock may remove a member of the board of directors for any reason.

The Class B Common Stock will automatically convert into Class A Common Stock at the time of the consummation of the initial Business Combination at a ratio such that the number of Class A Common Stock issuable upon conversion of all Class B Common Stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of (a) the total number of all shares of Class A Common Stock issued and outstanding (including any shares of Class A Common Stock issued pursuant to the underwriter's over-allotment option) upon the consummation of the IPO, plus (b) the sum of all shares of Class A Common Stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination (including any shares of Class A Common Stock issued pursuant to a forward purchase agreement), excluding the Representatives; Class A Shares and any shares of Class A Common Stock or equity-linked securities or rights exercisable for or convertible into Class A Common Stock issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Class B Common Stock issued to the New Sponsor, members of the Company's management team or any of their affiliates upon conversion of Working Capital Loans, minus (c) the number of shares of Class A Common Stock redeemed in connection with the initial Business Combination, provided that such conversion of shares of Class B Common Stock shall never be less than the initial conversion ratio. In no event will the Class B Common Stock convert into Class A Common Stock at a rate of less than one-to-one.

Public Warrants

As of both September 30, 2022 and December 31, 2021 there were 5,246,240 Public Warrants outstanding. The Public Warrants become exercisable on the later of (a) the completion of an initial Business Combination or (b) 12 months from the closing of the IPO; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the Class A Common Stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A Common Stock until the Public Warrants expire or are redeemed, as specified in the warrant agreement.

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If a registration statement covering the Class A Common Stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s Class A Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The warrants expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•	if, and only if, the reported closing price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis”, as described in the warrant agreement. Additionally, in no event will the Company be required to net cash settle any Public Warrants. If the Company is unable to complete the initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

If (x) the Company issues additional Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A Common Stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Initial Stockholders or their affiliates, without taking into account any Class B Common Stock held by the Initial Stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A Common Stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

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Private Placement Warrants

Except as described below, the private placement warrants have terms and provisions that are identical to those of the warrants being sold as part of the units in our initial public offering, including as to exercise price, exercisability and exercise period. The private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) are not be transferable, assignable or salable until after the completion of our initial business combination (except, among other limited exceptions as described under the section of the Annual Report entitled “Security Ownership of Certain Beneficial Owners and Management and Related Stockholders — Restrictions on Transfers of Founder Shares and Private Placement Warrants,” to our officers and directors and other persons or entities affiliated with our New Sponsor).

In addition, holders of our private placement warrants are entitled to certain registration rights. In order to finance transaction costs in connection with an intended initial business combination, our New Sponsor or an affiliate of our New Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender, upon consummation of our initial business combination. The warrants would be identical to the private placement warrants. However, as the units would not be issued until consummation of our initial business combination, any warrant underlying such units would not be able to be voted on an amendment to the warrant agreement in connection with such business combination.

Note 7 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that these unaudited condensed financial statements were issued. Based on this, besides the below, the Company did not identify any subsequent events that would require additional adjustment or disclosure in the unaudited condensed financial statements.

On October 12, 2022 (the “Closing Date”), the Company entered into and closed a Purchase Agreement (the “Agreement”) with Gladstone Sponsor, LLC, a Delaware limited liability company ("Original Sponsor"), and DarkPulse, Inc., a Delaware corporation (the “New Sponsor”), pursuant to which the New Sponsor purchased from the Original Sponsor 2,623,120 shares of Class B common stock of the Company, par value $0.0001 per share, and 4,298,496 Private Placement Warrants, each of which is exercisable to purchase one share of Class A common stock of the Company, par value $0.0001 per share, for an aggregate purchase price of $1,500,000 (the “Purchase Price”).

In addition to the payment of the Purchase Price, the New Sponsor also assumed the following obligations: (i) responsibility for all of Company’s public company reporting obligations, (ii) the right to provide an extension payment and extend the deadline of the Company to complete an initial business combination from 15 months from August 9, 2021 to 18 months for an additional $1,150,000, and (iii) all other obligations and liabilities of the Original Sponsor related to the Company.

Pursuant to the Agreement, the New Sponsor has replaced the Company’s current directors and officers with directors and officers of the Company selected in its sole discretion. In connection with the closing of the Agreement, the Company has changed its name to “Global System Dynamics, Inc.”

In addition to the Agreement, the New Sponsor also entered into the Assignment, Assumption, Release and Waiver of the Letter Agreement pursuant to which the Original Sponsor and each of the parties to the Letter Agreement (defined below) agreed that all rights, interests and obligations of the Original Sponsor under the Letter Agreement (as defined below) were hereby assigned to the New Sponsor and that the Original Sponsor will have no further rights, interests or obligations under the Letter Agreement as of the Closing Date.

The letter agreement dated August 4, 2021 (the “Letter Agreement”), was by and among the Original Sponsor, et. al., and delivered to the Company in accordance with an Underwriting Agreement, dated August 4, 2021 (the “Underwriting Agreement”), entered into by and among the Company and EF Hutton, division of Benchmark Investments, LLC, as representative of the underwriters.

Finally, in addition to the Agreement, the New Sponsor entered into the Joinder to the Registration Rights Agreement pursuant to which the Company agreed to become a party to the Registration Rights Agreement dated as of August 4, 2021 by and among the Company, the Original Sponsor, et. al.

The Agreement contains customary representations and warranties of the parties, including, among others, with respect to corporate organization, corporate authority, and compliance with applicable laws. The representations and warranties of each party set forth in the Agreement were made solely for the benefit of the other parties to the Agreement, and investors are not third-party beneficiaries of the Purchase Agreement. In addition, such representations and warranties (a) are subject to materiality and other qualifications contained in the Agreement, which may differ from what may be viewed as material by investors, (b) were made only as of the date of the Agreement or such other date as is specified in the Agreement and (c) may have been included in the Agreement for the purpose of allocating risk between the parties rather than establishing matters as facts. Accordingly, the Agreement is included with this filing only to provide investors with information regarding the terms of the Agreement, and not to provide investors with any other factual information regarding any of the parties or their respective businesses.

Lastly, on November 2, 2022, the Company issued a promissory note in the aggregate principal amount of $1,150,000 to DarkPulse, Inc., the New Sponsor, in connection with the extension of the termination date for the Company’s initial business combination (the “Initial Business Combination”) from November 9, 2022 to February 9, 2023.

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Annex A

BUSINESS COMBINATION AGREEMENT

By, Between, and Among

GLOBAL SYSTEM DYNAMICS, INC.

ZILLA ACQUISITION CORP.

and

DARKPULSE, INC.

Dated as of December 14, 2022

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BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”) is entered into as of December 14, 2022, by, between, and among DarkPulse, Inc., a Delaware corporation (the “Company” or the “Sponsor”), Global System Dynamics, Inc., a Delaware corporation (“GSD”), and Zilla Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of GSD (“Merger Sub”). GSD, the Company, and the Merger Sub may be referred to herein as “Parties.” Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 1.1 hereof.

RECITALS

WHEREAS, (a) GSD is a blank check company incorporated in Delaware on January 14, 2021 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, and (b) Merger Sub is a wholly-owned Subsidiary of GSD that was formed for the purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;

WHEREAS, pursuant to the Governing Documents of GSD, GSD is required to provide an opportunity for its stockholders to have their outstanding GSD Class A Shares redeemed on the terms and subject to the conditions set forth therein;

WHEREAS, as of the date of this Agreement, DarkPulse, Inc., a Delaware corporation, owns 2,623,120 Class B Shares of GSD;

WHEREAS, pursuant to an Assignment, Assumption, Release and Waiver of Letter Agreement the Sponsor and GSD have entered into the letter agreement, attached hereto as Exhibit A (the “Sponsor Assumption of Letter Agreement”), pursuant to which, among other things, the Sponsor has agreed to (a) vote in favor of this Agreement and the transactions contemplated hereby (including the Merger), (b) waive any adjustment to the conversion ratio set forth in the Governing Documents of GSD or any other anti-dilution or similar protection with respect to the GSD Class B Shares, such that the GSD Class B Shares will convert into GSD Class A Shares at the Closing on a one-to-one basis, and (c) subject certain of the GSD Class B Shares currently held by the Sponsor and certain GSD Class A Shares issuable to the Sponsor on exercise of a warrant owned by the Sponsor to potential forfeiture, in each case, on the terms and subject to the obligations imposed on them pursuant to the Sponsor Assumption of Letter Agreement;

WHEREAS, the board of directors of GSD (the “GSD Board”) has (a) approved this Agreement, the Ancillary Documents to which GSD is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (b) recommended, among other things, approval and adoption of this Agreement and the transactions contemplated by this Agreement (including the Merger) by the holders of GSD Class A Shares and GSD Class B Shares entitled to vote thereon;

WHEREAS, the board of directors of Merger Sub has approved this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (b) recommended, among other things, the approval and adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) by the holders of Company Shares entitled to vote thereon;

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WHEREAS, the Sponsor has provided its written consent to the entry by GSD into this Agreement (the “Sponsor Approval);

WHEREAS, GSD, as the sole stockholder of Merger Sub, will as promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, the stockholders of the Company set forth on Schedule I attached hereto, which Supporting Company Stockholders constitute the holders of a sufficient amount of the voting power of the Company to approve the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby on a fully diluted basis, consistent with the deadlines set forth on Schedule I attached hereto (collectively, the “Supporting Company Stockholders”), shall duly execute and deliver to GSD a transaction support agreement, substantially in the form attached hereto as Exhibit B (collectively, the “Transaction Support Agreements”) as provided in Schedule I, pursuant to which, among other things, each such Supporting Company Stockholder will agree to support and vote in favor of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, prior to the Closing Date, pursuant to the Company Series A Preferred Stock designation, the Company Series A Preferred Stock then issued and outstanding will be exchanged for an aggregate number of Company Common Stock to which the holders thereof would be entitled to upon conversion of the Company Series A Preferred Stock in accordance with their designation;

WHEREAS, prior to the Closing Date, pursuant to the Company Series D Preferred Stock designation, the Company Series D Preferred Stock then issued and outstanding will be exchanged for an aggregate number of Company Common Stock to which the holders thereof would be entitled to upon conversion of the Company Series D Preferred Stock in accordance with their designation;

WHEREAS, on the Closing Date, (a) Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving corporation in the Merger and, after giving effect to the Merger, the Company will be a wholly-owned Subsidiary of GSD, and (b) each Company Share will be automatically converted as of the Effective Time into a portion of the Merger Consideration, in each case on the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution of this Agreement, GSD will enter into subscription agreements (collectively, the “Subscription Agreements”) with certain investors (collectively, the “Investors”) pursuant to which, among other things, the Investors have agreed to subscribe for and purchase, and GSD has agreed to issue and sell to the Investors, a number of shares of Class A common stock as set forth in each applicable Subscription Agreement in exchange for an aggregate purchase price of $5,000,000, on the terms and subject to the conditions set forth therein (such equity financing hereinafter referred to as the “PIPE Financing”); and

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WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) this Agreement constitutes a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder and (b) the Merger be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368 of the Code (clauses (a)-(b), the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Adopted Incentive Equity Plan” has the meaning set forth in Section 5.18(b).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.3.

“Ancillary Documents” means the Subscription Agreements, the Sponsor Letter Agreement, the Transaction Support Agreements, the Letters of Transmittal and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act (FCPA) and any other anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering, which are applicable to GSD or the Company.

“Anti-Money Laundering Laws” means all applicable Laws and sanctions, foreign, state and federal, criminal and civil, that:(a) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (b) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (c) require identification and documentation of the parties with whom a “financial institution” (as defined in 31 U.S.C. 5312 (a)(z), as periodically amended) conducts business; (d) require reporting of suspicious activity; or (e) are designed to disrupt the flow of funds to terrorist organizations. Such applicable Laws shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56, the Bank Secrecy Act of 1970, 31 U.S.C. Section 5311 et seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et seq., the Intelligence Reform & Terrorism Prevention Act of 2004, and the sanction regulations promulgated pursuant thereto by U.S. Department of the Treasury’s Office of Foreign Assets Control, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957

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“Basile” has the meaning set forth in Section 8.19.

“Business” means the business of the manufacture, sale, installation, and monitoring of laser sensing systems based on patented BOTDA dark-pulse sensor technology.

“BLA” has the meaning set forth in Section 8.19.

“Business Combination Proposal” has the meaning set forth in Section 5.8.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“Certificate of Merger” has the meaning set forth in Section 2.1(a)(ii).

“Certificates” has the meaning set forth in Section 2.1(a)(vii).

“Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount payable to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction during the period beginning on the date of the Latest Balance Sheet and ending on the Closing Date.

“Closing” has the meaning set forth in Section 2.2. “Closing Date” has the meaning set forth in Section 2.2.

“Closing Filings” has the meaning set forth in Section 5.4(b). “Closing Press Release” has the meaning set forth in Section 5.4(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

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“Company Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from an GSD Party), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) the Company or any of its Subsidiaries or (ii) all or a material portion of the assets or businesses of the Company or any of its Subsidiaries (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (b) any equity or similar investment in the Company or any of its Subsidiaries that results in the acquisition or transfer of beneficial ownership of equity securities, or the right to acquire beneficial ownership or to vote, equity securities representing 10% or more of the then-outstanding voting power of the Company or any of its Subsidiaries. Notwithstanding the foregoing or anything to the contrary herein, no transaction between the Company and an GSD Party or the issuance by the Company or any of its Subsidiaries to an GSD Party, including as contemplated by this Agreement, the Ancillary Documents, or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

“Company Board” has the meaning set forth in the recitals to this Agreement.

“Company Common Stock” means common stock, par value $0.0001 per share, of the Company.

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to GSD by the Company on the date of this Agreement.

“Company D&O Persons” has the meaning set forth in Section 5.15(a).

“Company IT Systems” means all computer systems, Software, hardware, communication systems, servers, network equipment and related documentation, interfaces, data and databases, and all other information technology or telecommunications systems that are used to process, store, maintain or operate data, information, and functions used in connection with the business of a Group Company that are, in each case, owned or purported to be owned, licensed or leased by a Group Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned or licensed by any Person (other than a Group Company) that is licensed or sublicensed, as applicable, to any Group Company.

“Company Licensed Patent” has the meaning set forth in Section 3.15(a).

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“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, financial condition or prospects of the Group Companies, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated by this Agreement in accordance with its terms; provided, however, that, in the case of clause (a), a Company Material Adverse Effect shall not be deemed to include any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, (iv) any change, event, effect or occurrence, including a change in GAAP or in any Law or interpretations thereof, that is generally applicable to the industries or markets in which any Group Company operates, (v) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, or any actions or omissions of a Group Company taken pursuant thereto or in contemplation thereof, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (v) shall not apply to the representations and warranties set forth in Section 3.7(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vi) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, and the implementation of any Pandemic Measures, or any escalation of the foregoing, (vii) actions or omissions of a Group Company taken at the request of, or with the prior written consent of, a GSD Party, or (ix) any matter to the extent that (A) it is disclosed in reasonable detail in the Company Disclosure Schedules and (B) such disclosed matter does not worsen in a materially adverse manner; except to the extent that any such change, event, effect or occurrence described in or resulting from a matter described in any of the foregoing clauses (i) through (iv) or (vi) has had or would reasonably be expected to have a materially disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each current or future Affiliates, Representatives, successors or permitted assigns of any Company Related Party (other than, for the avoidance of doubt, the Company).

“Company-Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Group Companies.

“Company Preferred Stock” means the Company Series A Preferred Stock and the Company Series D Preferred Stock.

“Company Product” means each product that is being tested, developed, manufactured, marketed, sold or distributed by or on behalf of the Group Companies.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed in the name of any Group Company.

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“Company Related Party” has the meaning set forth in Section 3.21.

“Company Related Party Transactions” has the meaning set forth in Section 3.21. “Company SEC Reports” has the meaning set forth in Section 3.4.

“Company Series A Preferred Stock” means the shares of the Company’s Series A Preferred Stock, par value $0.01 per share.

“Company Series D Preferred Stock” means the shares of the Company’s Series D Preferred Stock, par value $0.01 per share.

“Company Shares” means the Company Common Stock and the Company Preferred Stock.

“Company Stockholders” means, collectively, the holders of Company Shares as of any determination time prior to the Effective Time.

“Company Stockholder Approval” has the meaning set forth in Section 5.13(b).

“Company Stockholders Meeting” has the meaning set forth in Section 5.13(b).

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Continental” means Continental Stock Transfer & Trust Company.

“Contingent Worker” means any independent contractor, consultant, contractor, subcontractor, temporary employee, leased employee or other agent used by any Group Company and classified by such Group Company as other than an employee, or compensated other than through wages paid by such Group Company through the Group Company’s payroll function.

“Contract” or “Contracts” means any written agreement, contract, license, sublicense, lease, obligation, undertaking or other commitment or arrangement.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means SARS-CoV-2, including any variants thereof, COVID-19, or related or associated epidemics, pandemics or disease outbreaks.

“Creator” has the meaning set forth in Section 3.15(d).

“Company Audited Financial Statements” has the meaning set forth in Section 3.6(a)(i).

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Disclosure Schedules” means the disclosure schedules to this Agreement delivered to GSD by the Company on the date of this Agreement.

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“Effective Time” has the meaning set forth in Section 2.1(a)(ii).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), and each equity or equity-based, bonus, incentive, retention, severance pay, deferred compensation, employment, compensation, change in control, supplemental income arrangement, or vacation plan, program, arrangement or agreement, in each case that any Group Company maintains, sponsors or contributes to or has any obligation to contribute to, or with respect to which any Group Company has or may reasonably be expected to have any present or future Liability (including as an ERISA Affiliate).

“Equity Incentive Plan Proposal” has the meaning set forth in Section 5.8.

“Environmental Laws” means all Laws and Orders concerning pollution, Hazardous Substances, restoration or protection of the environment or natural resources, public health, and workplace health or safety.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Value” means $116,518,357.65.

“Equity Value Per Share” means (a) the Equity Value, divided by (b) the Fully Diluted Company Capitalization.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.4(a).

“Exchange Fund” has the meaning set forth in Section 2.4(c).

“Exchange Ratio” means (a) the Equity Value Per Share, divided by (b) the GSD Share Value.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Financial Statements” has the meaning set forth in Section 3.6(a).

“Foreign Benefit Plan” means each Employee Benefit Plan for the benefit of employees employed and outside of the United States of America (other than any plans, funds or similar programs that are maintained by a Governmental Entity) and which plan is not subject to ERISA or the Code.

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“Fully Diluted Company Capitalization” means the sum of the aggregate number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time, determined on an as-converted basis (including, for the avoidance of doubt, the number of shares of Company Common Stock issuable upon conversion of a share of Company Preferred Stock based on the then applicable conversion ratio.

“GAAP” means United States generally accepted accounting principles.

“Governing Document Proposals” has the meaning set forth in Section 5.8.

“Governmental Entity” means any United States or non-United States (a) federal, state, regional, provincial, local, municipal or other government, (b) governmental or quasi- governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private); provided, however, that (for the avoidance of doubt) institutional review boards shall not be “Governmental Entities” hereunder.

“Group Companies” means, collectively, the Company and its Subsidiaries.

“Group Company” means either the Company or any of its Subsidiaries, as the context requires.

“GSD” has the meaning set forth in the introductory paragraph to this Agreement.

“GSD Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from a Group Company), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, any transaction or series of related transactions under which GSD or any of its Subsidiaries, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets or businesses of any other Person(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a GSD Acquisition Proposal.

“GSD Board” has the meaning set forth in the recitals to this Agreement.

“GSD Board Recommendation” has the meaning set forth in Section 5.8.

“GSD Bylaws” has the meaning set forth in Section 2.1(a)(ix).

“GSD Certificate of Incorporation” has the meaning set forth in Section 2.1(a)(ix).

“GSD Class A Shares” means GSD’s Class A Common Stock, par value $0.0001 per share.

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“GSD Class B Shares” means GSD’s Class B Common Stock, par value $0.0001 per share.

“GSD D&O Persons” has the meaning set forth in Section 5.14(a).

“GSD Financial Statements” means all of the financial statements of GSD included in the GSD SEC Reports.

“GSD Incentive Equity Plan” has the meaning set forth in Section 5.18(a).

“GSD Non-Party Affiliates” means, collectively, each GSD Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any GSD Related Party (other than, for the avoidance of doubt, any GSD Party).

“GSD Parties” means, collectively, GSD and Merger Sub.

“GSD Related Parties” has the meaning set forth in Section 4.9.

“GSD Related Party Transactions” has the meaning set forth in Section 4.9.

“GSD SEC Reports” has the meaning set forth in Section 4.7.

“GSD Share Value” means $10.00.

“GSD Stockholder Approval” means, collectively, the Required GSD Stockholder Approval and the Other GSD Stockholder Approval.

“GSD Stockholders Meeting” has the meaning set forth in Section 5.8.

“GSD Stockholder Redemption” means the right of the holders of GSD Class A Shares to redeem all or a portion of their GSD Class A Shares prior to the Closing (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of GSD.

“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to Liability pursuant to, any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, but excluding for the avoidance of doubt the effects of Accounting Standards Update No. 2016-02, Leases (Topic 842), (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

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“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or treaty regime, or under any international convention, and whether registered or not registered, including all (a) patents, inventions, industrial designs, continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, icons, Internet domain names, corporate names, social medial handles and account identifiers, and other source or business identifiers, and together with the goodwill associated with any of the foregoing (collectively, “Marks”); (c) copyrights, copyrightable works, works of authorship, data and databases, mask work rights, and moral rights (collectively, “Copyrights”); (d) trade secrets, know-how, methods, techniques, processes, and confidential and proprietary information, including business, financial, customer and technical information, inventions and formulae, whether patentable or not; (e) Software or other technology; and (f) all applications, registrations, extensions and renewals of any of the foregoing.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Investors” has the meaning set forth in the recitals to this Agreement.

“IPO” has the meaning set forth in Section 8.18.

“Joint Proxy Statement/Prospectus” means the joint proxy statement/prospectus to be included in the Registration Statement and that shall be (a) a proxy statement of GSD with respect to the matters to be submitted to GSD at the GSD Stockholders Meeting and a prospectus of GSD and (b) a proxy statement of the Company relating to the matters to be submitted to the Company Stockholders at the Company Stockholders Meeting, including all amendments and supplements thereto.

“Latest Balance Sheet” has the meaning set forth in Section 3.6(a).

“Law” means any federal, state, provincial, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation or other binding directive issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 3.20(b).

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“Letter of Transmittal” means the letter of transmittal, substantially in the form attached as Exhibit C hereto and with such modifications, amendments or supplements as may be requested by the Exchange Agent and mutually agreed to by each of GSD and the Company (in either case, such agreement not to be unreasonably withheld, conditioned or delayed).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, charge or other similar interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 3.9(a).

“Material Customers” means the top ten (10) customers of the Group Companies, taken as a whole, based on revenue received by the Group Companies from each such customer for the trailing twelve (12) months ended September 30, 2022.

“Material Permits” has the meaning set forth in Section 3.8.

“Material Suppliers” means the top ten (10) suppliers (determined by the amount purchased) of the Group Companies, taken as a whole, for the trailing twelve (12) months ended September 30, 2022.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration” means with respect to each outstanding share of Company Common Stock, which shall include Company Common Stock that results from the conversion of the Company Preferred Stock, a number of shares of GSD Class A Shares equal to the Exchange Ratio.

“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Nasdaq Proposal” has the meaning set forth in Section 5.8.

“Non-Party Affiliate” has the meaning set forth in Section 8.13.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to any of the Group Companies on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $25,000 per license or an ongoing licensee fee of less than $10,000 per year.

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“Officers” has the meaning set forth in Section 5.16(a).

“Order” means any outstanding writ, order, judgment, injunction, binding decision or determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Pandemic Measures” means any “shelter-in-place,” “stay at home,” workforce reduction, furlough, employee time off, employee leave, social distancing, shut down, closure, sequester, business or workplace reopening, or other conditions, restrictions or requirements pursuant to any Law, order, or directive of or by any Governmental Entity, the Centers for Disease Control and Prevention, the Occupational Safety and Health Administration or the Equal Employment Opportunity Commission, in connection with or in respect to COVID-19 or any other virus.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which, in either case, sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) grants by any Group Company of nonexclusive rights in Intellectual Property Rights in the ordinary course of business consistent with past practice, (g) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto, and (h) Liens disclosed on Section 3.18(a)(ii) of the Company Disclosure Schedules.

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“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means any data or information relating to an identified natural person that is regulated by the Privacy Laws.

“PIPE Financing” has the meaning set forth in the recitals to this Agreement.

“Pre-Closing GSD Holders” means the holders of GSD Class A Shares and GSD Class B Shares at any time prior to the Effective Time.

“Privacy and Data Security Policies” has the meaning set forth in Section 3.22(a).

“Privacy Laws” means Laws relating to the Processing or protection of Personal Data that apply to the Group Companies.

“Privacy Requirements” has the meaning set forth in Section 3.22(a).

“Privileged Communications” has the meaning set forth in Section 8.19(b).

“Proceeding” means any lawsuit, litigation, action, audit, investigation, examination, claim, complaint, charge, proceeding, suit, arbitration, investigation, or mediation (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Prospectus” has the meaning set forth in Section 8.18.

“Public Stockholders” has the meaning set forth in Section 8.18.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, Open Source Software or pursuant to similar free licensing, access or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form, (b) be licensed for purposes of making derivative works, or (c) be redistributable at no, or a nominal, charge.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“Registered Intellectual Property” means all (i) issued and pending applications for Patents, (ii) registered and pending applications for Marks, (iii) registered and pending applications for Copyrights, (iv) social media handles and account identifiers registered with social media platforms, and (v) registered and pending applications for Internet domain names.

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“Registration Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing the Joint Proxy Statement/Prospectus, including all amendments and supplements thereto.

“Representatives” means with respect to any entity, such entity’s directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives or agents engaged or retained by such Person.

“Restricted Shares” means restricted Company Shares.

“Rollover Note Amount” means the number of Company Shares to which the holders of the Rollover Notes would be entitled hereunder at the Effective Time in respect of the Rollover Notes held by them if all of the Rollover Notes were converted in full into Company Shares immediately prior to the Closing, which for the avoidance of doubt shall be equal to the product of (x) the aggregate number of Company Shares into which all then outstanding Rollover Notes are convertible immediately prior to Closing and (y) the Exchange Ratio.

“Rollover Notes” has the meaning set forth in Section 5.1.

“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or (c) anti-boycott measures that apply to the Company.

“Schedules” means, collectively, the Company Disclosure Schedules and the GSD Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Signing Filings” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” shall mean any and all: (a) computer programs, applications, and code, including system software, mobile apps, software provided for access or use in a “hosted” or “SaaS” basis, scripts, routines, screens, user interfaces, report formats and software implementations of algorithms, models and methodologies, whether in source code, object code or other form; (b) data, databases and data compilations, including libraries and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; (d) the technology supporting, and the contents and audiovisual displays of, any website(s); and (e) all documentation, including user manuals and other training documentation, related to any of the foregoing.

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“Sponsor” has the meaning set forth in the recitals to this Agreement.

“Sponsor Approval” has the meaning set forth in the recitals to this Agreement.

“Sponsor Assumption of Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Subscription Agreements” has the meaning set forth in the recitals to this Agreement.

“Supporting Company Stockholders” has the meaning set forth in the recitals to this Agreement.

“Stockholders” has the meaning set forth in the recitals to this Agreement.

“Subscription Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Surviving Company” has the meaning set forth in Section 2.1(a)(i).

“Tax” means any United States federal, state or local, or any non-United States, income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and including any secondary Liability for any of the aforementioned.

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“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Returns” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes required to be filed with any Governmental Entity.

“Termination Date” has the meaning set forth in Section 7.1(d).

“Transaction Litigation” has the meaning set forth in Section 5.2(d).

“Transaction Proposals” has the meaning set forth in Section 5.8.

“Transaction Share Consideration” means an aggregate number of GSD Class A Shares equal to (a)(1) the Equity Value, divided by (2) the GSD Share Value, minus (b) the sum of the Rollover Note Amount.

“Transaction Support Agreement Deadline” has the meaning set forth in Section 5.13(a).

“Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Trust Account” has the meaning set forth in Section 8.18.

“Trust Account Released Claims” has the meaning set forth in Section 8.18.

“Trustee” has the meaning set forth in Section 4.8.

“Unaudited Financial Statements” has the meaning set forth in Section 3.6(a).

“Union” has the meaning set forth in Section 3.16(g).

“Waived 280G Benefits” has the meaning set forth in Section 5.21.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as analogous applicable foreign, provincial, state or local Laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II

THE MERGER

Section 2.1 Closing Transactions. On the terms of and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:

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(a)               The Merger.

(i)                 On the terms of and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date, Merger Sub and the Company shall consummate the Merger at the Effective Time. Following the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Company”).

(ii)              At the Closing, the parties hereto shall (i) cause a certificate of merger, in a form reasonably satisfactory to the Company and GSD (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective on the date and time as is agreed by GSD and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

(iii)            The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company, in each case, in accordance with the DGCL.

(iv)             At the Effective Time, (A) each GSD Class A Share and each GSD Class B Share that is issued and outstanding immediately prior to the Merger shall become one share of common stock, par value $0.0001 per share, of GSD, and (B) the Governing Documents (including the certificate of incorporation) of the Company shall be the Governing Documents of the Surviving Company, until thereafter changed or amended as provided therein or by applicable Law.

(v)               At the Effective Time, Dennis O’Leary, Joseph Catalino, George Pappas, Geoff Mullins, Wayne Bale and John Bartrum shall become the directors of GSD, Dennis O’Leary shall become the Chief Executive Officer of GSD and of the Surviving Company, each to hold office in accordance with the Governing Documents of GSD until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal. In addition, the directors who shall become directors of GSD at the Effective Time shall have sufficient characteristics and attributes, both individually and collectively, so as to satisfy the board and committee requirements as per the rules and regulations of Nasdaq.

(vi)             At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one share of common stock, par value $0.0001, of the Company.

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(vii)          At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share (other than the Company Shares cancelled and extinguished pursuant to Section 2.1(a)(viii)) issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right to receive that number of GSD Class A Shares equal to the Merger Consideration; provided, however, that any Company Shares that are Restricted Shares shall be converted into restricted GSD Class A Shares, subject to the same vesting, transfer and other restrictions as the applicable Restricted Shares. A Company Stockholder may obtain the Merger Consideration into which his, her or its Company Shares have been converted by following the requirements contemplated by Section 2.4. From and after the Effective Time, each Company Stockholder’s certificates (the “Certificates”), evidencing ownership of the Company Shares and the Company Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such Company Shares except as otherwise expressly provided for herein or under applicable Law.

(viii)        At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share held immediately prior to the Effective Time by the Company as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(ix)             In connection with the Merger, the certificate of incorporation, substantially in the form attached hereto as Exhibit D (the “GSD Certificate of Incorporation”), and the bylaws, substantially in the form attached hereto as Exhibit E (the “GSD Bylaws”), shall become the Governing Documents of GSD, and GSD’s name shall remain “Global System Dynamics, Inc.”

Section 2.2 Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 2.4 as promptly as reasonably practicable, but in no event later than the third Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date and/or time as GSD and the Company may mutually agree in writing.

Section 2.3 Allocation Schedule. No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to GSD an allocation schedule (the “Allocation Schedule”) setting forth:

(a)               the number of Company Shares, including Restricted Shares, held by each Company Stockholder, the number of Company Shares held by each Company Stockholder upon conversion of the Company Series A Preferred Stock into Company Shares immediately prior to the Closing, and the number of Company Shares held by each Company Stockholder upon conversion of the Company Series D Preferred Stock into Company Shares immediately prior to the Closing;

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(b)               the number of GSD Class A Shares that will be included in the Rollover Note Amount; and

(c)               the portion of the Merger Consideration allocated to each Company Stockholder.

The Company will review any comments to the Allocation Schedule provided by GSD or any of its authorized Representatives and consider in good faith all reasonable comments on the final Allocation Schedule. Notwithstanding the foregoing or anything to the contrary herein, (A) the aggregate number of GSD Class A Shares that each Company Stockholder will have a right to receive pursuant to Section 2.1(a)(vii) will be rounded down to the nearest whole share, (B) in no event shall the aggregate number of GSD Class A Shares set forth on the Allocation Schedule that are allocated in respect of Company Shares exceed or be less than the Transaction Share Consideration, (C) in no event shall the aggregate number of GSD Class A Shares set forth on the Allocation Schedule that are allocated in respect of the conversion of Company Preferred Stock into Company Common Stock set forth on the Allocation Schedule exceed or be less than the Transaction Share Consideration, (D) in no event shall the aggregate number of GSD Class A Shares set forth on the Allocation Schedule that are allocated in respect of the Rollover Note Amount exceed or be less than the Rollover Note Amount, and (E) in no event shall the Allocation Schedule (or the calculations or determinations therein) breach, as applicable, any applicable Law, the Governing Documents of the Company or any other Contract to which the Company is a party or bound. The Parties acknowledge and agree that GSD may rely exclusively (without any independent inquiry or investigation and without any liability) on the Allocation Schedule as setting forth a true, complete and accurate listing of all amounts required to be specified in this Section 2.3.

Section 2.4 Deliverables.

(a)               As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, GSD shall appoint Continental (or its applicable Affiliate thereof) as the exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging Certificates, if any, representing the Company Shares and each Company Share held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, in either case, for the portion of the Merger Consideration issuable in respect of such Company Shares pursuant to Section 2.1(a)(vii) and on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event that Continental is unable or unwilling to serve as the Exchange Agent, then GSD and the Company shall, as promptly as reasonably practicable thereafter, but in no event later than the Closing Date, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), GSD shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent and each of GSD and the Company shall mutually agree to any changes to the Letter of Transmittal in order to satisfy any requirements of such exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed).

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(b)               At least three (3) Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, to the Company Stockholders a Letter of Transmittal.

(c)               At the Effective Time, GSD shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Stockholders and for exchange in accordance with this Section 2.4 through the Exchange Agent, evidence of GSD Class A Shares in book-entry form representing the portion of the Merger Consideration issuable pursuant to Section 2.1(a)(vii) in exchange for the Company Shares outstanding immediately prior to the Effective Time. All shares in book-entry form representing the portion of the Merger Consideration issuable pursuant to Section 2.1(a)(vii) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”.

(d)               Each Company Stockholder whose Company Shares have been converted into a portion of the Merger Consideration pursuant to Section 2.1(a)(vii) shall receive the portion of the Merger Consideration to which he, she or it is entitled on the date provided in Section 2.4(e) upon (i) in the case of Company Shares held in certificated form, surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent or (ii) in the case of Company Shares held in book-entry form or Company Warrants, delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent.

(e)               If a properly completed and duly executed Letter of Transmittal, together with any Certificates (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), if any, is delivered to the Exchange Agent in accordance with Section 2.4(d) (i) at least one (1) Business Day prior to the Closing Date, then GSD and the Company shall take all necessary actions to reflect the issuance of the applicable portion of the Merger Consideration the applicable Company Stockholder in book-entry form on the Closing Date, or (ii) less than one (1) Business Day prior to the Closing Date, then GSD and the Company (or the Surviving Company) shall take all necessary actions to reflect the issuance of the applicable portion of the Merger Consideration to the Company Stockholder in book-entry form within two (2) Business Days after such delivery.

(f)                If any portion of the Merger Consideration is to be issued to a Person other than the Company Stockholder in whose name the surrendered Certificate or the transferred Company Share in book-entry form is registered, the issuance of the applicable portion of the Merger Consideration shall not be reflected unless (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

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(g)               No interest will be paid or accrued on the Merger Consideration (or any portion thereof). From and after the Effective Time, until the applicable portion of the Merger Consideration is obtained by the applicable Company Stockholders in accordance with this Section 2.4, each Company Share (other than, for the avoidance of doubt, the Company Shares cancelled and extinguished pursuant to Section 2.1(a)(viii)) shall solely represent the right to receive the GSD Common Stock to which such Company Share is entitled to receive pursuant to this Agreement.

(h)               At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Shares that were outstanding immediately prior to the Effective Time.

(i)                 Any portion of the Exchange Fund not obtained by the Company Stockholders twelve (12) months following the Closing Date shall be delivered to GSD or as otherwise instructed by GSD, and any Company Stockholder who has not obtained the applicable portion of the Merger Consideration in accordance with this Section 2.4 prior to that time shall thereafter look only to GSD for such portion of the Merger Consideration, without any interest thereon. None of GSD, the Surviving Company or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the Merger Consideration not obtained by the Company Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of GSD free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.5 Withholding. GSD, the Group Companies, and the Exchange Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required or permitted to be deducted and withheld under applicable Tax Law and to the extent that any consideration paid or issued pursuant to Section 2.1 is compensatory in nature, such consideration shall be subject to the Company’s standard payroll procedures. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

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Section 2.6 Appraisal Rights

(a)               Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Company Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Shares in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (collectively, the “Dissenting Shares”) shall not be converted into, and such stockholders shall have no right to receive, any of the Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise losses his, her or its rights to appraisal of such Company Shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon (i) surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Company or (ii) delivery of an “agent’s message” in the case of Company Common Stock held in book-entry form, together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Company.

(b)               The Company shall give GSD prompt notice of any written demands for appraisal of any Company Share, attempted withdrawals of such demands and any other documents or instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal in accordance with the provisions of Section 262 of the DGCL, and GSD shall, at its sole cost and expense, have the opportunity to participate in, but not control, all negotiations and proceedings with respect to all such demands. The Company shall not, except with the prior written consent of GSD (which consent shall not be unreasonably withheld, conditioned, or delayed), settle, or make any payment, or deliver any consideration, with respect to, any such demand.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES

(a)  Subject to Section 8.8, except as set forth in the Company Disclosure Schedules, or (b) except as set forth in any Company SEC Report (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to the GSD Parties as follows:

Section 3.1 Organization and Qualification.

(a)               Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority could not reasonably be expected to have a Company Material Adverse Effect.

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(b)               True and complete copies of the Governing Documents of the Company have been made available to GSD, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company are in full force and effect, and the Company is not in breach or violation of any provision set forth in its Governing Documents.

(c)               Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing could not reasonably be expected to have a Company Material Adverse Effect.

Section 3.2 Capitalization of the Group Companies.

(a)               Section 3.2(a) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record owners thereof, (iii) with respect to each convertible promissory note of the Company, (A) the date of issuance, (B) any applicable conversion price, (C) the maturity date, and (D) the number of Company Shares issuable upon conversion of such convertible promissory note, and (iv) with respect to each Restricted Share, (A) the date of grant, (B) any applicable vesting schedule (including acceleration provisions), and (C) whether the recipient has made an election under Section 83(b) of the Code. All of the Equity Securities of the Company have been duly authorized and validly issued. All of the outstanding Company Shares are fully paid and non- assessable. The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company or any other Contract to which the Company is party or bound, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, and (3) have been offered, sold and issued in material compliance with applicable Law, including Securities Laws.

(b)               The issued and outstanding Equity Securities of the Company are free and clear of all Liens imposed by the Company (other than transfer restrictions under applicable Securities Law). There are no voting trusts, proxies or other Contracts to which the Company is a party with respect to the voting or transfer of the Company’s Equity Securities.

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(c)               Section 3.2(c) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. Except as set forth in Section 3.2(a) of the Company Disclosure Schedules, there are no outstanding (A) equity appreciation, phantom equity, or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company, or (C) voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company.

(d)               Except as set forth in Section 3.2(d) of the Company Disclosure Schedules, none of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

(e)               Section 3.2(e) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Group Companies as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(f)                Section 3.2(f) of the Company Disclosure Schedules sets forth a list of all Change of Control Payments of the Group Companies.

Section 3.3 Authority. The Company has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Stockholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The Company Stockholders set forth on Schedule I attached hereto, who will deliver Transaction Support Agreements on the date of this Agreement, constitute as of the date of this Agreement, and will constitute (including through their heirs, successors and assigns, if any) on the record date of the Company Stockholders Meeting, the holders of a sufficient amount of the voting power of the Company that will be present at the Company Stockholders Meeting to approve the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including, without limitation, the Merger), including on a fully diluted basis assuming the conversion or exercise of all securities of the Company that are or that may be converted or exercised at or prior to the Closing.

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Section 3.4 Company SEC Filings. Except as set forth in Section 3.4 of the Company Disclosure Schedules, the Company has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since January 1, 2017 (collectively, and together with any information incorporated therein by reference, and as they have been supplemented, modified or amended since the time of filing, the “Company SEC Reports”). Each of the Company SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied in all material respects with the applicable requirements of the Federal Securities Laws. As of their respective dates of filing, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters received from the SEC with respect to the Company SEC Reports.

Section 3.5 Internal Control; Quotation.

(a)  Except as set forth in Section 3.5(a) of the Company Disclosure Schedules and except as is not required in reliance on exemptions from various reporting requirements by virtue of the Company’s status as a “smaller reporting company” as defined in Rule 12b-2 under the Exchange Act, since July 18, 2018, to the extent required under the Federal Securities Laws, (i) the Company has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP, and that: (a) all transactions by or with the Group Companies are executed in accordance with management’s authorizations; and (b) all transactions by or with the Group Companies are recorded as necessary to permit the preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets and liabilities, and (ii) the Company has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to the Group Companies is made known to the management of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosure.

(b)  The Company has complied in all material respects with all applicable reporting rules of the OTC Markets Group applicable with respect to its OTC Pink Market. The class of securities representing issued and outstanding Company Shares is registered pursuant to Section 12(g) of the Exchange Act and is quoted on the OTC Markets. There is no Proceeding pending or, to the knowledge of the Company, threatened against the Company by OTC Markets Group or the SEC with respect to any intention by such entity to deregister the Company Shares or prohibit or terminate the quotation of the Company Shares on the OTC Markets. The Company has not taken any action that is designed to terminate the registration of the Company Shares under the Exchange Act.

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(c)  The Company maintains and, for all periods covered by the Financial Statements, has maintained, books and records of the Company in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Company in all material respects.

(d)  To the Company’s knowledge, no Group Company has received any written complaint, allegation, assertion or claim that, as alleged therein, would constitute (i) a “significant deficiency” in the Company’s internal control over financial reporting, (ii) a “material weakness” in the Company’s internal control over financial reporting, or (iii) fraud, whether or not material, that involves management or other employees of any Group Company who have a significant role in the Company’s internal control over financial reporting.

Section 3.6 Financial Statements; Undisclosed Liabilities.

(a)               The Company has made available to GSD a true and complete copy of (i) the audited consolidated balance sheets of the Company as of December 31, 2021 and December 31, 2020, and the related audited consolidated statements of operations, stockholders’ deficit and cash flows of the Company for the years then ended (collectively, the “Company Audited Financial Statements”) and (ii) the unaudited consolidated balance sheets of the Company as of September 30, 2022 and September 30, 2021 (the balance sheet as of September 30, 2022, the “Latest Balance Sheet”) and the related unaudited consolidated statements of operations of the Company for the three-month and nine-month periods then ended, consolidated statements of stockholders’ deficit of the Company for the nine-month period then ended, and consolidated statements of cash flows of the Company for the nine-month period then ended (collectively, the “Unaudited Financial Statements”, and, together with the Company Audited Financial Statements, the “Financial Statements”). Each of the Financial Statements (including the notes thereto) (A) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein, (C) in the case of the Financial Statements described in clause (i) of the preceding sentence, were audited in accordance with the standards of the PCAOB and (D) comply in all material respects with the applicable accounting requirements and with the applicable rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S- X).

(b)               Except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (iv) for executory obligations under contracts to which any member of the Group Companies is a party (other than Liabilities for breach thereof), and (v) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

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Section 3.7 Consents and Requisite Governmental Approvals; No Violations.

(a)               Except as set forth on Section 3.7(a) of the Company Disclosure Schedules, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) filing of the Certificates of Merger, or (iv) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b)               Except as set forth on Section 3.7(b) of the Company Disclosure Schedules, neither the execution, delivery or performance by the Company of this Agreement nor the Ancillary Documents to which the Company is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which any Group Company is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are bound, or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect.

Section 3.8 Permits. Section 3.8 of the Company Disclosure Schedules contains a complete listing of all Permits that are necessary to own and operate the business of the Group Companies as presently conducted and each of the Group Companies has all Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except for such Permits that are not, individually or in the aggregate, material to the Group Companies, taken as a whole (the “Material Permits”). Except as is not could not reasonably be expected to be material to the Group Companies, taken as a whole, (i) to the Company’s knowledge, each Material Permit is in full force and effect in accordance with its terms, (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Group Companies, and (iii) there are, and have been, no Proceedings pending or, to the Company’s knowledge, threatened relating to the suspension, revocation or material and adverse modification of any of such Material Permit. Except as set forth on Section 3.8 of the Company Disclosure Schedules, neither the execution, delivery or performance by the Company of this Agreement nor the Ancillary Documents to which the Company is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly, require the provision of any notice to any Governmental Entity or the approval of any Material Permit for the continued conduct of the business of the Group Companies as currently conducted.

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Section 3.9 Material Contracts.

(a)               Section 3.9(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 3.9(a) of the Company Disclosure Schedules, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 3.9(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i)                 any Contract relating to Indebtedness of any Group Company or to the placing of a Lien (other than any Permitted Lien) on any assets or properties of any Group Company, in each case, other than ordinary course trade payables;

(ii)              any Contract under which any Group Company is lessee of or holds, in each case, any tangible property (other than real property), owned by any other Person;

(iii)            any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company;

(iv)             any (A) joint venture, profit-sharing, partnership, collaboration, co- promotion, commercialization or research or development Contract and (B) any Contract with respect to material Company Licensed Intellectual Property (other than (I) any Contract of the type described in Section 3.15(c)(i), (II) licenses to Off- the-Shelf Software, (III) licenses to Public Software, and (IV) non-disclosure agreements and licenses granted by employees, individual consultants or individual contractors of any Group Company pursuant to Contracts with employees, individual consultants or individual contractors);

(v)               any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of GSD or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect or that would so limit or purports to limit, in any material respect, GSD or any of its Affiliates after the Closing;

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(vi)             any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $100,000 annually, or (B) $100,000 over the life of the agreement;

(vii)          any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company;

(viii)        any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;

(ix)             any Contract required to be disclosed on Section 3.21 of the Company Disclosure Schedules;

(x)               any Contract with any Person under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Intellectual Property Rights;

(xi)             any Contract governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, or Contingent Worker of a Group Company (A) whose annual base salary (or, in the case of a Contingent Worker, actual or anticipated annual base compensation) is in excess of$100,000, or (B) that provides for severance or any other post-termination payments or benefits;

(xii)          any Contract governing the terms of, or otherwise related to, the employment, engagement or services of any former director, manager, officer, employee, or Contingent Worker of a Group Company pursuant to which any Group Company, as of the Closing, has or will have an obligation to pay severance or other post-termination pay;

(xiii)        any Contract providing for any Change of Control Payment of the type described in clause (a) of the definition thereof;

(xiv)         any collective bargaining agreements and any other agreements executed with a union or similar organization;

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(xv)           any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xvi)         any Contract for the settlement or conciliation of a prior Proceeding or other dispute with a third party (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Entity, or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company (or GSD or any of its Affiliates after the Closing);

(xvii)      any Contract with any (x) Material Customer or (y) Material Supplier;

(xviii)    any Contract with any Governmental Entity;

(xix)         any Contract granting an exclusive or other material license in and to Company Licensed Intellectual Property, other than licenses for Off-the-Shelf Software;

(xx)           any Contract granting an exclusive or other material license in and to any Company-Owned Intellectual Property, other than incidental licenses granted in the ordinary course of business; and

(xxi)         any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of $100,000 or (B) aggregate payments to or from any Group Company in excess of $100,000 over the life of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice.

(b)               (i) Each Material Contract is valid and binding on the applicable Group Company and, to the Company’s knowledge, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against the applicable Group Company and, to the Company’s knowledge, the counterparties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) the applicable Group Company and, to the Company’s knowledge, the counterparties thereto are not in material breach of, or default under, any Material Contract, and (iii) no event has occurred that (with or without due notice or lapse of time or both) could reasonably be expected to result in a material breach of, or default under, any Material Contract by the applicable Group Company or, to the Company’s knowledge, the counterparties thereto.

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(c)               Section 3.9(c) of the Company Disclosure Schedules sets forth a list of each of the Material Suppliers and the Material Customers. Since September 30, 2022, no such Material Supplier or Material Customer has canceled, terminated or materially and adversely altered its relationship with the Company, or to the Company’s knowledge, threatened in writing to cancel or terminate its relationship with the Company. There have been no material disputes between the Company and any Material Supplier or Material Customer since the date of the Latest Balance Sheet.

Section 3.10 Absence of Changes. During the period beginning on September 30, 2022 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Company has conducted its business in the ordinary course in all material respects and (ii) no Group Company has taken any action that would require the consent of GSD if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b).

Section 3.11 Litigation. Section 3.11 of the Company Disclosure Schedules sets forth a list of all material Proceedings against a Group Company or by a Group Company against any other Person. Besides the disclosure listed in Section 3.11, there is (and for the past three (3) years there has been) no Proceeding pending or, to the Company’s knowledge, threatened against any Group Company that, if adversely decided or resolved, has been or could reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person.

Section 3.12 Compliance with Applicable Law. Each Group Company (a) currently conducts (and for the past three (3) years, has conducted) its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order, including those concerning any Group Company’s liability in the event of possible misuse of public funds granted by any Governmental Entity, and (b) has not received any written or to the Company’s knowledge, oral, communications from a Governmental Entity that alleges that such Group Company is not in compliance with any such Law or Order. Except as could not reasonably be expected to be material to any Group Company, without limiting the foregoing, no Group Company has violated or, to the Company’s knowledge, is under investigation with respect to, or have been threatened in writing or charged with or given notice of any violation of any provisions of: (i) Laws applicable to lending activities; (ii) the U.S. Foreign Corrupt Practices Act (FCPA); (iii) any comparable or similar Law of any jurisdiction; or (iv) any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

Section 3.13 Employee Benefit Plans.

(a)               Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all Employee Benefit Plans (including, for each such Employee Benefit Plan, its jurisdiction) and (ii) all employee benefit plans sponsored by an entity other than the Company in which employees of the Group Companies participated during the three (3)-year period prior to the date hereof.

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(b)               True, complete and correct copies of the following documents, with respect to each Employee Benefit Plan, where applicable, have previously been delivered or made available to GSD: (i) all documents embodying or governing such Employee Benefit Plan (or for unwritten Employee Benefit Plans a written description of the material terms of such Employee Benefit Plan) and any funding medium for the Employee Benefit Plan; (ii) the most recent IRS determination, advisory or opinion letter; (iii) the most recently filed Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description and all summaries of material modifications thereto; (vi) the last three years of non-discrimination and compliance testing results; and (vii) all non-routine written correspondence to and from any governmental agency.

(c)               Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination or approval from the Internal Revenue Service with respect to such qualification, or may rely on an opinion or advisory letter issued by the Internal Revenue Service with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the Internal Revenue Service for a determination of the qualified status of such Employee Benefit Plan for any period for which such Employee Benefit Plan would not otherwise be covered by an Internal Revenue Service determination and, to the knowledge of the Company, no event or omission has occurred that would reasonably be expected to cause any such Employee Benefit Plan to lose such qualification.

(d)               Each Employee Benefit Plan is and has been established, operated and administered in all material respects in accordance with applicable Laws and with its terms, including without limitation ERISA, the Code and the Affordable Care Act. No Employee Benefit Plan is, or within the past three years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any Employee Benefit Plan or any fiduciary or service provider thereof and, to the knowledge of the Company, there is no reasonable basis for any such litigation or proceeding. All payments and/or contributions required to have been made with respect to all Employee Benefit Plans either have been made or have been accrued in accordance with the terms of the applicable Employee Benefit Plan and applicable Law.

(e)               Each Employee Benefit Plan that is a group health plan is, and at all times has been, in compliance in all material respects with the Patient Protection and Affordable Care Act and all regulations thereunder. No Group Company has been assessed, or is reasonably likely to be assessed, Liability for assessable payments under, or has incurred or is reasonably expected to incur or to be subject to any material Tax or other material penalty under Sections 4980H, 4980D, 4980B of the Code or Sections 6055 or 6056 of the Code.

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(f)                No Group Company nor any ERISA Affiliate has in the past three (3) years maintained, contributed to, or been required to contribute to or had any liability (whether contingent or otherwise) or obligation (including on account of any ERISA Affiliate) with respect to: (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither any Group Company nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full and no facts exist that would reasonably be likely to result in Liability to any Group Company with respect to any such plan.

(g)               No Group Company nor any ERISA Affiliate provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar Law), and no Group Company has ever formally promised to provide such post-termination benefits.

(h)               Except as required by applicable Law, no Group Company has announced its intention to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan.

(i)                 Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder so that no payment under such Employee Benefit Plan will be subject to tax under Section 409A.

(j)                 Neither the execution and delivery of this Agreement, the stockholder approval of this Agreement nor the consummation of the transactions contemplated by this Agreement could be reasonably expected to (either alone or in combination with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) result in, or cause the accelerated vesting of any securities, (iii) further restrict any rights of the Group Companies to amend or terminate any Employee Benefit Plan, or (iv) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

(k)               The Group Companies have no obligation to make any tax “gross-up” or similar “make whole” payments, whether under Sections 409A or 4999 of the Code or otherwise.

(l)                 Each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Entity. No Foreign Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded Liabilities. All material contributions required to have been made by or on behalf of the Group Companies with respect to plans or arrangements maintained or sponsored by a Group Company (including severance, termination notice, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or fully accrued.

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Section 3.14 Environmental Matters. Except as could not reasonably be expected to have a Company Material Adverse Effect:

(a)               None of the Group Companies have received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any respect of, or a failure to comply in any respect with, or Liability under, any applicable Environmental Laws.

(b)               There is (and since January 1, 2019 there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company pursuant to applicable Environmental Laws.

(c)               The Group Companies are in compliance with Environmental Laws. There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances by the Group Companies in violation of, or which could reasonably be expected to give rise to Liability under, applicable Environmental Laws.

(d)               The Group Companies are in compliance with and have all Permits required pursuant to applicable Environmental Laws with respect to the operation of the Business as currently conducted.

(e)               The Group Companies have made available to GSD copies of all material environmental, health and safety reports and documents that are in any Group Company’s possession or control relating to the current operations, properties or facilities of the Group Companies.

Section 3.15 Intellectual Property.

(a)               Section 3.15(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all currently issued or pending Company Registered Intellectual Property, (ii) Company Party-owned Software other than Off-the-Shelf Software;(iii) Company Licensed Intellectual Property that constitutes an issued or pending application for Patent or Trademark owned, or purported to be owned, by or registered to a third party (each, a “Company Licensed Patent”), and (iv) unregistered Marks or Copyrights owned by any Group Company, in each case, as of the date of this Agreement. Section 3.15(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property and each Company Licensed Patent as of the date of this Agreement (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item, (D) the issuance, registration or application number, as applicable, for such item, and (E) whether the Intellectual Property Rights covered by such an item arose from research and/or activities performed under a government (including U.S. and foreign governments) research, educational institution, or other public funding contract.

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(b)               As of the date of this Agreement, all necessary fees and filings with respect to all Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such Company Registered Intellectual Property in full force and effect. As of the date of this Agreement, no issuance or registration obtained and no application filed by the Group Companies for any Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed, except where such Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. There are no material Proceedings pending, including litigations, interference, re-examination, inter parties review, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such Proceedings are threatened by any Governmental Entity or any other Person.

(c)               A Group Company exclusively owns all right, title and interest in and to all Company-Owned Intellectual Property free and clear of all Liens or obligations to others (other than Permitted Liens). For all Patents owned by the Group Companies, each inventor on the Patent has assigned their rights to a Group Company. Except as set forth in Section 3.15(c) of the Company Disclosure Schedules, no Group Company has (i) transferred ownership of, or granted any exclusive license with respect to, any Company-Owned Intellectual Property or Company Licensed Intellectual Property used or held for use in the business as currently conducted to any other Person, or (ii) granted any customer the right to use any Company Product or service on anything other than a non-exclusive basis. Section 3.15(c) of the Company Disclosure Schedule sets forth a list of all current licenses, sublicenses or other agreements, including covenants not to sue, under which any Person has been granted by any of the Group Companies any right or otherwise has received or acquired any right (whether or not exercisable) or interest in, any Company-Owned Intellectual Property or Company Licensed Intellectual Property, in each case, other than (A) licenses to Off-the-Shelf Software, (B) licenses to Public Software, (C) non-exclusive licenses granted by the Group Companies in the ordinary course of business, and (D) non- disclosure agreements granted by employees, individual consultants or individual contractors of any Group Company pursuant to Contracts with employees, individual consultants or individual contractors, in each case, that do not materially differ from the Group Companies’ form that has been made available to GSD. The applicable Group Company has rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by such Group Company. The Company-Owned Intellectual Property and the Company Licensed Intellectual Property constitute all of the Intellectual Property Rights owned, used or held for use by the Group Companies in the operation of their respective businesses, and all Intellectual Property Rights necessary and sufficient to enable the Group Companies to conduct their respective businesses as currently conducted. The Company Registered Intellectual Property and, to the knowledge of the Company, the Company Licensed Intellectual Property is valid, subsisting and enforceable (except for applications for Company Registered Intellectual Property that have not issued), and all of the Group Companies’ rights in and to the Company Registered Intellectual Property, the Company-Owned Intellectual Property and the Company Licensed Intellectual Property, are valid and enforceable, in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity. Immediately following the Closing, each Group Company shall continue to own and possess or have the rights or licenses sufficient to use all of the Company-Owned Intellectual Property (including Company Software), Company Licensed Intellectual Property Licenses, and Company IT Systems to the same extent as prior to the Closing, and the transaction contemplated by this Agreement will not result in the loss or impairment of any Group Company’s rights therein.

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(d)               Each Group Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the invention, improvement, modification or development of any material Company-Owned Intellectual Property (each such person, a “Creator”) have signed written agreements agreeing to maintain and protect the trade secrets and confidential information of all Group Companies. Each Creator has signed written agreements agreeing to a present assignment to such Group Company all Intellectual Property Rights invented, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with such Group Company.

(e)               Each Group Company has taken commercially reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned by, possessed or used by each Group Company. Without limiting the foregoing, each Group Company has not disclosed any trade secrets, know-how or confidential information to any other Person unless such disclosure was under a written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information of or in the possession of each Group Company, or of any written obligations with respect to such.

(f)                None of the Company-Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property, is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company-Owned Intellectual Property or Company Licensed Intellectual Property.

(g)               Neither the conduct of the business of the Group Companies nor any of the Company Products offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Group Companies nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product infringes, constitutes or results from an unauthorized use or misappropriation of or otherwise violates any Intellectual Property Rights of any other Person.

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(h)               There is and has never been any Proceeding pending nor has any Group Company received any written communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company-Owned Intellectual Property or (iii) inviting any Group Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies.

(i)                 To the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any Company-Owned Intellectual Property or Company Licensed Intellectual Property. No Group Company has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company-Owned Intellectual Property in any material respect.

(j)                 Each Group Company has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the computers and other Software- enabled electronic devices that it owns or leases or that is otherwise used by such Group Company and/or its employees in connection with the Group Company business. No Group Company has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to written confidentiality obligations, any of the source code that is Company-Owned Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code that is owned by a Group Company or otherwise constitutes Company-Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to written confidentiality obligations with respect thereto.

(k)               Section 3.15(k) of the Company Disclosure Schedules sets forth all Public Software that is incorporated or embedded in any proprietary Software of a Group Company by any Group Company as of the date of this Agreement. No Group Company has accessed, used, modified, linked to, created derivative works from or incorporated into any proprietary Software that constitutes a product or service offered by a Group Company or is otherwise considered Company-Owned Intellectual Property and that is distributed outside of the Group Companies, or is otherwise used in a manner that may trigger or subject such Group Company to any obligations set forth in the license for such Public Software, any Public Software, in whole or in part, in each case in a manner that (i) requires any Company-Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) grants, or requires any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company-Owned Intellectual Property,(iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company-Owned Intellectual Property, or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, hold for use, license, host, distribute or otherwise dispose of any Company-Owned Intellectual Property, other than compliance with notice and attribution requirements, in each case, except as is not and could not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

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(l)                 To the Company’s knowledge, none of the Company IT Systems contain any viruses, worms, Trojan horses, bugs, faults or other harmful devices, errors, contaminants or effects that (i) disrupt or adversely affect the functionality of any Company IT Systems or Company Software, or (ii) enable or assist any Person to access any Company IT Systems or Company Software without authorization. Each Group Company maintains commercially reasonable security, disaster recovery, and business continuity procedures and technologies. Each Group Company uses commercially reasonable efforts to protect the confidentiality, operation, and internal and external security of the Company IT Systems and all information therein or transmitted thereby.

Section 3.16 Labor Matters.

(a)               Section 3.16(a) of the Company Disclosure Schedules contains a complete and accurate list of each employee of each Group Company as of the date of this Agreement, setting forth for each employee: (i) the employee’s position or title; (ii) whether classified as exempt or non-exempt for wage and hour purposes; (iii) whether paid on a salary, hourly or commission basis; (iv) the employee’s actual annual base salary (if paid on a salary basis), hourly rate (if paid on an hourly basis), or commission rate (if paid on a commission-only basis), as applicable; (v) bonus and commission potential; (vi) date of hire; (vii) work location; (viii) status (i.e., active or inactive and if inactive, the type of leave and estimated duration); (ix) the entity that employs the individual; and (x) the total amount of Change of Control Payment to be paid to such employee at the Closing or otherwise in connection with the transactions contemplated hereby.

(b)               Section 3.16(b) of the Company Disclosure Schedules contains a complete and accurate list of all Contingent Workers, showing for each such individual: (i) a description of his, her, or its services rendered; (ii) fees and other compensation paid and accrued to such Contingent Worker during calendar year 2021; (iii) fees and other compensation accrued and/or paid, whichever is greater, to such Contingent Worker thus far during calendar year 2022; (iv) actual or estimated hours worked per week; and (v) the primary location (e.g., U.S. state) from which services are performed.

(c)               Each Group Company currently classifies and, to the Company’s knowledge, has properly classified for the last three (3) years each of its employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state, provincial, local and foreign wage and hour Laws (as applicable), except as has not and could not reasonably be expected to result in material Liability to the Group Companies, and is and has been otherwise in material compliance with such Laws. To the extent that any Contingent Workers are or were engaged by any Group Company, such Group Company currently classifies and treats them, and has properly classified and treated them for the last three years, as Contingent Workers (as distinguished from employees) in accordance with applicable Law and for the purpose of all Employee Benefit Plans and perquisites.

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(d)               To the Company’s knowledge, each Group Company is, and for the past three (3) years has been, in material compliance with all applicable Laws and regulations respecting labor and employment matters, including but not limited to fair employment practices, pay equity, the classification of independent contractors, and/or consultants and/or agents, the classification of employees as exempt or non-exempt for wage and hour purposes, workplace safety and health, work authorization and immigration, unemployment compensation, workers’ compensation, accommodation of disabilities, discrimination, harassment, whistleblowing, retaliation, affirmative action, background checks, prevailing wages, terms and conditions of employment, child labor, reductions in force, employee leave and wages and hours, including payment of minimum wages and overtime. No Group Company is delinquent in any payments to any employee or Contingent Worker for any wages, salaries, commissions, bonuses, severance, fees or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to such employees or Contingent Workers.

(e)               To the Company’s knowledge, in the last three (3) years, (i) none of the Group Companies (A) has or has had any material Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalty or other sums for failure to comply with any of the foregoing, and (B) has or has had any material Liability for any failure to pay into any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company, except as has not and could not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies.

(f)                To the Company’s knowledge, in the last three (3) years, no Group Company has experienced a “mass layoff” or “plant closing” as defined by WARN, and no Group Company has incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement.

(g)               No Group Company is a party to, bound by, or negotiating any collective bargaining agreements, work rules or practices, or other agreements or Contracts with any labor organization, labor union, works council or other Person purporting to act as exclusive bargaining representative (“Union”) of any employees or Contingent Workers with respect to the wages, hours or other terms and conditions of employment of any employee or Contingent Worker, nor is there any duty on the part of any Group Company to bargain with any Union. In the last three years, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, in the last three years, there have been no labor organizing activities with respect to any employees of any Group Company nor has the Company engaged in any unfair labor practice.

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(h)               No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Group Companies has occurred within the past six (6) months or is currently contemplated, planned or announced, including as a result of COVID-19 or any applicable employment-related Pandemic Measure. Except as could not reasonably be expected to give rise to a material Liability, to the Company’s knowledge, each Group Company has materially complied with (i) all applicable employment-related Pandemic Measures including, without limitation, all applicable COVID-19 related Laws, regulations, orders and guidance of any Governmental Entity; and (ii) the Families First Coronavirus Response Act (including with respect to eligibility for tax credits under such Act), and any other applicable COVID-19 related leave Law.

(i)                 Except as set forth on Section 3.16(i) of the Company Disclosure Schedules, in the past twelve (12) months (i) no director, officer, or management-level or key employee’s employment with any Group Company has been terminated or furloughed for any reason; and (ii) to the knowledge of the Company, no director, officer, or management- level or key employee, or group of employees or Contingent Workers, has indicated an intention to terminate his, her or their employment or service arrangement with the Company.

(j)                 Currently and, to the knowledge of the Company, within the three (3) years preceding the date of this Agreement, no Group Company has been a party to any form of litigation, arbitration, mediation, investigation (including but not limited to material internal investigations), audit, administrative agency proceeding, other private dispute resolution proceeding, settlement, or out-of-court or pre-charge or pre-litigation arrangement, in each case relating to employment or labor matters concerning the employees or Contingent Workers of the Company (including but not limited to those concerning allegations of employment discrimination, retaliation, breach of contract, noncompliance with wage and hour Laws, the misclassification of employees, independent contractors, consultants or agents, violation of restrictive covenants, sexual or other harassment or misconduct, other unlawful harassment, or unfair labor practices), and no such matters are pending or threatened against any Group Company or any employees or Contingent Workers of any Group Company (in their respective capacity as employees or Contingent Workers of any Group Company), as applicable.

(k)               Except as set forth on Section 3.16(k) of the Company Disclosure Schedules, each employee of each Group Company is employed at-will and no employee is subject to any employment contract with any Group Company, whether oral or written, for a fixed term of employment with any Group Company.

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(l)                 To the Company’s knowledge, in the last three (3) years, no allegations of sexual harassment or sexual misconduct have been made to any Group Company against any employee, officer, or director of any Group Company and no Group Company has otherwise become aware of any such allegations. To the knowledge of the Company, there are no facts that could reasonably be expected to give rise to a claim of sexual harassment or misconduct, other unlawful harassment or unlawful discrimination or retaliation against or involving any Group Company or any employee, officer, or director of any Group Company. In the last three years, there have not been any internal investigations by or on behalf of any Group Company with respect to any claims or allegations of sexual harassment, misconduct or abuse against or involving any employee, officer, or director of any Group Company, nor have there been any settlements or out-of-court or pre-charge or pre-litigation arrangements relating to such matters.

(m)             To the Company’s knowledge, no Group Company (i) is subject to any affirmative action obligations under any Law, including, without limitation, Executive Order 11246, and/or (ii) is a government contractor or subcontractor for purposes of any Law with respect to the terms and conditions of employment, including, without limitation, the Service Contracts Act or prevailing wage Laws.

(n)               There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and no Group Company has been reassessed in any material respect under such legislation during the past three years and, to the knowledge of the Company, no audit of any Group Company is currently being performed pursuant to any applicable workplace safety and insurance legislation.

(o)               True and complete copies of all work permits and labor market impact assessment opinion confirmations relating to employees of any Group Company have been made available to GSD. Each Group Company is in compliance with all terms and conditions of the work permits and the labor market impact assessment confirmations. No audit by a Governmental Entity is being conducted, or to the Company’s knowledge, is pending in respect of any foreign workers.

Section 3.17 Insurance. Section 3.17 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to GSD. No claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and could not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

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Section 3.18 Tax Matters.

(a)               To the Company’s knowledge, each Group Company has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each Group Company has paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return, and has paid all assessments and reassessments in respect of Taxes in all material respects. Each Group Company has made full and adequate provision in its books and records and interim financial statements for all Taxes which are not yet due and payable but which relate to periods ending on or before the Effective Time. To the Company’s knowledge, no Group Company has received a refund of Taxes to which it was not entitled.

(b)               Except as set forth in Section 3.18(b) of the Disclosure Schedules, to the Company’s knowledge, each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party. To the Company’s knowledge, each Group Company has, to the extent required under applicable Laws, duly charged, collected and remitted on a timely basis all material Taxes on any sale, supply or delivery whatsoever, made by it.

(c)               No Group Company is currently the subject of a Tax audit or examination with respect to material Taxes. No Group Company has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to material Taxes.

(d)               No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e)               No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(f)                To the Company’s knowledge, no Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g)               There are no Liens for material Taxes on any assets of the Group Companies other than Permitted Liens.

(h)               During the two (2)-year period ending on the date of this Agreement, to the Company’s knowledge, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

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(i)                 To the Company’s knowledge, no Group Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates), or (ii) has any material Liability for the Taxes of any Person (other than a Group Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).

(j)                 In the past three (3) years, to the Company’s knowledge, no written claims have been received by any Group Company from any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k)               No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l)                 Each Group Company is a tax resident only in its jurisdiction of formation.

(m)             No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n)               No Group Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date of any GSD Party or any of their respective Affiliates not contemplated by this Agreement and/or any of the Ancillary Documents, that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 3.19 Brokers. Except for fees payable to Persons set forth on Section 3.19 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation.

Section 3.20 Real and Personal Property.

(a)               Owned Real Property. No Group Company owns any real property.

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(b)               Leased Real Property. Section 3.20(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to GSD. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Real Property Leases in each case if such event could reasonably be expected to have a material adverse impact on the ability to use the Leased Real Property for the operation of the Business as currently conducted.

(c)               Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Group Companies reflected in the Financial Statements or thereafter acquired by the Group Companies used or held for use in the operation of the Company’s Business, except for assets disposed of in the ordinary course of business, and such material assets and properties constitute all of the material assets and properties of, or used by, the Group Companies necessary to operate the Business of the Group Companies in the same manner as presently conducted.

Section 3.21 Transactions with Affiliates. Section 3.21 of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equity holder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies entered into in the ordinary course of business, (ii) Contracts with respect to a Company Stockholder’s and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Company Related Party (A) owns any interest in any material asset used in any Group Company’s business, or (B) owes any material amount to, or is owed any material amount by, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.21 are referred to herein as “Company Related Party Transactions”.

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Section 3.22 Data Privacy and Security.

(a)               Except as set forth on Section 3.22(a) of the Company Disclosure Schedules, each Group Company has implemented written internal and external policies relating to the Processing of Personal Data as and to the extent required by applicable Privacy Law (“Privacy and Data Security Policies”). Except as set forth on Section 3.22(a) of the Company Disclosure Schedules, for the past three (3) years, to the knowledge of the Company, each Group Company has at all times complied with all applicable Privacy Laws, the Privacy and Data Security Policies, and contractual obligations entered into by a Group Company relating to the Processing of Personal Data and any other applicable industry standards or requirements binding upon such Group Company (collectively, the “Privacy Requirements”).

(b)               The Company has not received notice of any pending Proceedings, nor has there been any material Proceedings against any Group Company initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; (iii) any other Governmental Entity; or (iv) any state, federal, or international data protection authority, in each case, alleging that any Processing of Personal Data by or on behalf of a Group Company is in violation of any Privacy Requirements.

(c)               Except as set forth on Section 3.22(c) of the Company Disclosure Schedules, for the past three (3) years, to the knowledge of the Company, (i) there has been no material unauthorized access, use or disclosure of Personal Data in the possession or control of any Group Company and/or any of the service providers of any Group Company and (ii) there have been no unauthorized intrusions or breaches of security into any Company IT Systems under the control of any Group Company.

(d)               Each Group Company owns or has a license to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted. Each Group Company has taken commercially reasonable steps to protect (i) the operation, confidentiality, integrity and security of the Company IT systems and (ii) personal data in the Group Company’s possession or control, or otherwise processed by the Group Company, from unauthorized, accidental or unlawful use, disclosure and modification.

(e)               To the knowledge of the Company, each Group Company is, and at all times has been, in compliance with all legal requirements that are applicable to each Group Company’s business as presently conduct pertaining to sales, marketing, and electronic communications, including, without limitation, the U.S. CAN-SPAM Act, the U.S. Telephone Consumer Protection Act (TCPA), and the Fair Credit Reporting Act (FCRA).

(f)                Each Group Company has reasonable procedures in place to ensure that the third parties with which such Group Company shares or transfers Personal Data are required to protect the confidentiality of the shared or transferred Personal Data in compliance with all applicable Privacy Requirements. Each Group Company has contractual arrangements with such third parties that comply with all applicable Privacy Requirements to the extent applicable to the third party’s services, use, or processing of Personal Data.

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Section 3.23 Compliance with International Trade & Anti-Corruption Laws.

(a)               Each of the Group Companies is in material compliance with all Sanctions and Export Control Laws, Anti-Corruption Laws, and Anti-Money Laundering Laws.

(b)               There is no Proceeding pending or, to the Company’s knowledge, threatened against any Group Company or their respective Representatives that relates to a violation of Sanctions and Export Control Laws, Anti-Corruption Laws, or Anti-Money Laundering Laws.

(c)               Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, in the past five years, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity, (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws,(iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii), or (iv) otherwise engaging in unlawful dealings with or for the benefit of any Person described in clauses (i) - (iii) or any country or territory which is or has, during the past three years, been the subject of or target of any comprehensive Sanctions and Export Control Laws.

(d)               Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any improper contributions, directly or indirectly, to a domestic or foreign political party or candidate, or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 3.24 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement, including the Joint Proxy Statement/Prospectus will, when the Registration Statement is declared effective or when the Joint Proxy Statement/Prospectus is mailed to the Pre-Closing GSD Holders and the Company Stockholders or at the time of the GSD Stockholders Meeting and the Company Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

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Section 3.25 Warranties; Product Liability.

(a)               To the knowledge of the Company, each product or service provided by the Group Companies to a purchaser was provided in material conformity with all applicable contractual commitments and all express warranties by which the Group Companies are bound. To the knowledge of the applicable Company Party, there are no claims or other Proceedings threatened or that have been submitted or asserted, relating to breach of any guarantee, warranty or indemnity relating to any products designed, sold, manufactured, distributed or delivered by, or services provided by, the Group Companies and, to the knowledge of the applicable Company Party, there is no reasonable basis for any present or future claim or other Proceeding that would reasonably be expected to give rise to any such liability. To the knowledge of the applicable Company Party, there is no design defect, nor any failure to warn, with respect to any products now or previously designed, tested, sold, manufactured, distributed or delivered by, or services now or previously provided by, the Group Companies.

(b)               There are no claims or other Proceedings pending, to the knowledge of the applicable Company Party, threatened, or other Proceeding the have been submitted or asserted, alleging that the Group Companies have any Liability (whether in negligence, breach of warranty, strict liability, failure to warn, or otherwise) arising out of or relating to any claimed injury or damage to individuals or property as a result of the claimed ownership, possession or use of any products or services allegedly designed, tested, sold, manufactured, distributed or delivered by the Group Companies.

Section 3.26 Investigation; No Other Representations.

(a)               The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the GSD Parties and (ii) it has been furnished with or given access to such documents and information about the GSD Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)               In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article IV, in the Ancillary Documents to which it is or will be a party, and in the certificate delivered pursuant to Section 6.3(c)(i) and no other representations or warranties of any GSD Party, any GSD Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article IV, in the Ancillary Documents to which it is or will be a party and in the certificate delivered pursuant to Section 6.3(c)(i), none of the GSD Parties, any GSD Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE GSD PARTIES

(a)   Subject to Section 8.8, except as set forth on the GSD Disclosure Schedules, or (b) except as set forth in any GSD SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each GSD Party hereby represents and warrants to the Company as follows:

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Section 4.1 Organization and Qualification. Each GSD Party is a corporation duly organized, incorporated, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2 Authority. Each GSD Party has the requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the GSD Stockholder Approval and the approvals and consents to be obtained by Merger Sub pursuant to Section 5.9, the execution and delivery of this Agreement, the Ancillary Documents to which a GSD Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of such GSD Party. This Agreement has been and each Ancillary Document to which a GSD Party is or will be a party will be, upon execution thereof, duly and validly executed and delivered by such GSD Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such GSD Party (assuming this Agreement has been and the Ancillary Documents to which such GSD Party is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such GSD Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.3 Consents and Requisite Governmental Approvals; No Violations.

(a)               No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of a GSD Party with respect to such GSD Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of Nasdaq to permit the GSD Class A Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on Nasdaq, (iv) filing of the Certificates of Merger, (v) the approvals and consents to be obtained by Merger Sub pursuant to Section 5.10, (vi) the GSD Stockholder Approval, (vii) the Sponsor Approval, or (viii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which could not reasonably be expected to have a GSD Material Adverse Effect.

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(b)               Neither the execution, delivery or performance by a GSD Party of this Agreement nor the Ancillary Documents to which a GSD Party is or will be a party nor the consummation by a GSD Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of a GSD Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which a GSD Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such GSD Party or any of its properties or assets are bound, or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of a GSD Party, except in the case of clauses (ii) through (iv) above, as could not reasonably be expected to have a GSD Material Adverse Effect.

Section 4.4 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the GSD Disclosure Schedules (which fees shall be the sole responsibility of the GSD, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of GSD for which GSD has any obligation.

Section 4.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of either GSD Party expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement, including the Joint Proxy Statement/Prospectus will, when the Registration Statement is declared effective or when the Joint Proxy Statement/Prospectus is mailed to the Pre-Closing GSD Holders and the Company Stockholders or at the time of the GSD Stockholders Meeting or the Company Stockholders, and in the case of any amendment or supplement thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6 Capitalization of the GSD Parties.

(a)               Section 4.6(a) of the GSD Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of all of the issued and outstanding GSD Class A Shares as of immediately prior to the consummation of the Merger. All outstanding Equity Securities of GSD prior to the consummation of the Merger have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of GSD and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of GSD) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for the GSD Class A Shares set forth on Section 4.6(a) of the GSD Disclosure Schedules (taking into account, for the avoidance of doubt, any changes or adjustments to the GSD Class A Shares as a result of, or to give effect to, the Merger and assuming that no GSD Stockholder Redemptions are effected), immediately prior to Closing, there shall be no other outstanding Equity Securities of GSD.

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(b)               After giving effect to the Merger and the transactions contemplated by this Agreement, (i) the Merger Consideration will be duly authorized, validly issued and fully paid and non-assessable, (ii) will not be issued in violation of the Governing Documents of GSD and (iii) will not be subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of the Company) and will not be issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person.

(c)               Except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed to by the Company and GSD, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require GSD, and, except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed in writing by the Company and GSD, there is no obligation of GSD, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of GSD.

(d)               The authorized capital stock of Merger Sub consists of 10,000 shares of common stock, par value $0.0001 per share, and as of the date hereof, all such shares are issued and outstanding. The Equity Securities of Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which Merger Sub is a party or bound. All of the outstanding Equity Securities of Merger Sub are owned directly by GSD free and clear of all Liens (other than transfer restrictions under applicable Securities Law). As of the date of this Agreement, GSD has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities in any Person other than Merger Sub.

Section 4.7 GSD SEC Filings. GSD has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any information incorporated by reference therein, and as they have been supplemented, modified or amended since the time of filing, the “GSD SEC Reports”). Each of the GSD SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied in all material respects with the applicable requirements of the Federal Securities Laws applicable to the GSD SEC Reports. As of their respective dates of filing, the GSD SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters received from the SEC with respect to the GSD SEC Reports.

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Section 4.8 Trust Account. As of the date of this Agreement, GSD has an amount in cash in the Trust Account equal to at least $108,783,904. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated as of August 30, 2021 (the “Trust Agreement”), between GSD and Continental, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the GSD SEC Reports to be inaccurate in any material respect or, to GSD’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing GSD Holders who shall have elected to redeem their GSD Class A Shares pursuant to the Governing Documents of GSD or (iii) if GSD fails to complete a business combination within the allotted time period set forth in the Governing Documents of GSD and liquidates the Trust Account, subject to the terms of the Trust Agreement, GSD (in limited amounts to permit GSD to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of GSD) and then the Pre-Closing GSD Holders. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of GSD and the Trust Agreement. GSD has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of GSD, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. GSD has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing GSD Holders who have elected to redeem their GSD Class A Shares pursuant to the Governing Documents of GSD, each in accordance with the terms of and as set forth in the Trust Agreement, GSD shall have no further obligation under either the Trust Agreement or the Governing Documents of GSD to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 4.9 Transactions with Affiliates. of the GSD Disclosure Schedules sets forth all Contracts between (a) GSD, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including the Sponsor) or Affiliate of either GSD or the Sponsor, on the other hand (each Person identified in this clause (b), an “GSD Related Party”), other than (i) Contracts with respect to a GSD Related Party’s employment with, or the provision of services to, GSD entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation), or (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.10 or entered into in accordance with Section 5.10. No GSD Related Party (A) owns any interest in any material asset used in the business of GSD, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of GSD, or (C) owes any material amount to, or is owed material any amount by, GSD. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.9 are referred to herein as “GSD Related Party Transactions”.

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Section 4.10 Litigation. There is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to GSD knowledge, threatened against or involving any GSD Party that, if adversely decided or resolved, would be material to the GSD Parties, taken as a whole, or which in any manner challenges or seeks to prevent the transactions contemplated hereby. None of the GSD Parties nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by any GSD Party pending against any other Person.

Section 4.11 Compliance with Applicable Law. Each GSD Party is (and since its incorporation has been) in compliance with all applicable Laws, except as could not reasonably be expected to have a GSD Material Adverse Effect.

Section 4.12 Business Activities.

(a)               Since its incorporation, GSD has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in GSD’s Governing Documents, there is no Contract binding upon any GSD Party or to which any GSD Party is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

(b)               Merger Sub was incorporated solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its incorporation or continuing corporate existence or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

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Section 4.13 Internal Controls; Listings; Financial Statements.

(a)               Except as is not required in reliance on exemptions from various reporting requirements by virtue of GSD’s status as an “emerging growth company” as defined in Rule 12b-2 under the Exchange Act, or a “smaller reporting company” as defined in Rule 12b-2 under the Exchange Act, since its initial public offering, (i) GSD has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of GSD’s financial reporting and the preparation of GSD’s financial statements for external purposes in accordance with GAAP and that: (a) all transactions by or with GSD and its Subsidiaries are executed in accordance with management’s authorizations; and (b) all transactions by or with GSD and its Subsidiaries are recorded as necessary to permit the preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for GSD’s and its Subsidiaries’ assets and liabilities, and (ii) GSD has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to GSD is made known to GSD’s principal executive officer and principal financial officer by others within GSD as appropriate to allow timely decisions regarding required disclosure.

(b)               Since its initial public offering, GSD has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding GSD Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. There is no Proceeding pending or, to the knowledge of GSD, threatened against GSD by Nasdaq or the SEC with respect to any intention by such entity to deregister GSD Class A Shares or prohibit or terminate the listing of GSD Class A Shares on Nasdaq. GSD has not taken any action that is designed to terminate the registration of GSD Class A Shares under the Exchange Act.

(c)               The GSD SEC Reports contain true and complete copies of the applicable GSD Financial Statements. Except as disclosed in the GSD SEC Reports, the GSD Financial Statements (i) fairly present in all material respects the financial position of GSD as at the respective dates thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited GSD Financial Statements, were audited in accordance with the standards of the PCAOB, and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(d)               GSD maintains and, for all periods covered by the GSD Financial Statements, has maintained books and records of GSD in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of GSD in all material respects.

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(e)               Since its incorporation, GSD to its knowledge has not received any written complaint, allegation, assertion or claim that, as alleged therein, would constitute (i) a “significant deficiency” in the internal control over financial reporting of GSD, (ii) a “material weakness” in the internal control over financial reporting of GSD or (iii) Fraud, whether or not material, that involves management or other employees of GSD who have a significant role in the internal control over financial reporting of GSD

Section 4.14 No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 4.14 of the GSD Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (it being understood and agreed that the expected third parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 4.14 of the GSD Disclosure Schedules), (c) that are incurred in connection with or incident or related to a GSD Party’s incorporation, or continuing corporate existence, in each case, which are immaterial in nature, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (e) that are either permitted pursuant to Section 5.10(d) or incurred in accordance with Section 5.10(d) (for the avoidance of doubt, in each case, with the written consent of the Company) or (f) set forth or disclosed in the GSD Financial Statements included in the GSD SEC Reports, none of the GSD Parties has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP..

Section 4.15 Tax Matters.

(a)               GSD has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and GSD has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b)               GSD has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c)               GSD is not currently the subject of a Tax audit or examination with respect to material taxes. GSD has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d)               GSD is not currently the subject of a Tax audit or examination with respect to material taxes. GSD has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

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(e)               No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to any GSD Party which agreement or ruling would be effective after the Closing Date.

(f)                None of the GSD Parties is and none of the GSD Parties has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g)               None of the GSD Parties has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the knowledge of GSD, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by a Group Company or a Company Stockholder or any of their respective Affiliates in each case not contemplated by this Agreement and/or any of the Ancillary Documents, that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 4.16 Investigation; No Other Representations.

(a)               Each GSD Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)  In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each GSD Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article III, in the Ancillary Documents to which it is or will be a party, and in the certificate delivered pursuant to Section 6.2(d)(i) and no other representations or warranties of the Company, any Company Non-Party Affiliate or any other Person, either express or implied, and each GSD Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article III, in the Ancillary Documents to which it is or will be a party, and in the certificate delivered pursuant to Section 6.2(d)(i), none of the Company, any Company Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

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Section 4.17 Employees and Employee Benefit Plans. None of the GSD Parties (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any liability under any Employee Benefit Plans (substituting “GSD Party” for “Group Company” in the definition thereof). Neither the execution and delivery of this Agreement or the Ancillary Documents to which it is or will be a party nor the consummation of the transactions contemplated hereby and thereby will: (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of GSD; or (ii) result in the acceleration of the time of payment or vesting of any such benefits. Other than reimbursement of any out-of-pocket expenses incurred by GSD’s officers and directors in connection with activities on GSD’s behalf in an aggregate amount not in excess of the amount of cash held by GSD outside of the Trust Account, GSD has no unsatisfied material liability with respect to any officer or director.

Section 4.18 Properties. GSD does not own, license or otherwise have any right, title or interest in any material Intellectual Property Rights (other than Marks). GSD does not own, or otherwise have an interest in, any real property, including under any real property lease, sublease, space sharing, license or other occupancy agreement.

Section 4.19 Compliance with International Trade & Anti-Corruption Laws.

(a)               Since GSD’s incorporation, neither GSD nor, to GSD’s knowledge, any of its Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in unlawful dealings with or for the benefit of any Person described in clauses (i) - (iii) or any country or territory which is or has, since GSD’s incorporation, been the subject of or target of any Sanctions and Export Control Laws.

(b)  Since GSD’s incorporation, neither GSD nor, to GSD’s knowledge, any of its Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any improper contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws..

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ARTICLE V

COVENANTS

Section 5.1 Conduct and Business of the Company.

(a)               From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(a) of the Company Disclosure Schedules, or as consented to in writing by GSD (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, Permits, properties and material business relations of the Group Companies, taken as a whole.

(b)               Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall not and shall cause its Subsidiaries not to do any of the following, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by GSD:

(i)                 declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company;

(ii)              (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii)            adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents;

(iv)             other than as set forth below or as disclosed in Schedule 5.1(b) of the Company Disclosure Schedules, transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company;

(v)               sell, exclusively license, abandon, permit to lapse, assign or transfer any material Company Parties Owned Intellectual Property;

(vi)             incur, create or assume any Indebtedness, other than ordinary course trade payables unless provided prior written approval from GSD;

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(vii)          make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;

(viii)        other than as disclosed in Schedule 5.1(b), and except (x) as required under the terms of any Employee Benefit Plan of any Group Company that is set forth on the Section 3.13(a) of the Company Disclosure Schedules, (y) in the ordinary course of business consistent with past practice (it being understood and agreed, for the avoidance of doubt, that in no event shall the exception in this clause (y) be deemed or construed as permitting any Group Company to take any action that is not permitted by any other provision of this Section 5.1(b)), or (z) as required by applicable Law, (A) amend, modify, adopt, enter into or terminate any material Employee Benefit Plan of any Group Company or any material benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (B) increase the compensation or benefits payable to any current or former director, manager, officer, employee, or Contingent Worker of any Group Company earning annual compensation in excess of $150,000, or increase the aggregate annual compensation or benefits payable to any other current or former director, manager, officer, employee, or Contingent Worker of any Group Company to be greater than $85,000, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, or Contingent Worker of any Group Company, (D) take any action to accelerate the vesting of any securities; (E) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (F) pay any special bonus or special remuneration to any director, officer or employee of any Group Company, (G) terminate or furlough the employment of any director, officer, management-level or key employee of any Group Company, or (H) enter into a settlement agreement with any current or former director, officer, or employee of any Group Company without first providing two (2) days written notice to GSD;

(ix)             make, change or revoke any material election concerning Taxes, claim any reserve that may cause a material income inclusion in any Tax period after Closing;

(x)               enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies in excess of $500,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or GSD or any of its Affiliates after the Closing);

(xi)             authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

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(xii)          change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xiii)        enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement without first providing two (2) days written notice to GSD;

(xiv)         make any Change of Control Payment that is not set forth on Section 3.2(f) of the Company Disclosure Schedules;

(xv)           (A) amend, modify or terminate any Material Contract of the type described in Section 3.9(a)(ix) (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms), (B) waive any material benefit or right under any Material Contract of the type described in Section 3.9(a)(ix) or (C) enter into any Contract that would constitute a Material Contract of the type described in Section 3.9(a)(ix);

(xvi)         terminate or fail to timely renew, or otherwise take any act or omission that would impair the continued maintenance or renewal of, any Permit required for the operation of the Business as it is currently conducted; or

(xvii)      agree to take, or cause to be taken, any of the actions set forth in this Section 5.1.

Notwithstanding anything in this Section 5.1 or elsewhere in this Agreement to the contrary, nothing set forth in this Agreement shall give GSD, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing; nor shall anything set forth in this Section 5.1 or otherwise in this Agreement prohibit the Company from issuing (A) securities from time to time in one or more tranches pursuant to that certain Equity Financing Agreement, dated May 27, 2022 (the “Equity Line”), with GHS Investments LLC, and (B) convertible promissory notes (such notes, the “Rollover Notes”), up to a maximum aggregate amount of issuances pursuant to items (A) and (B) of this paragraph of $6,000,000 plus the remaining amount under the Equity Line of Credit (the “Cap”), and in each instance, with the proceeds thereof to be used solely for working capital and operational purposes. If the Closing does not occur by January 31, 2023, the Cap shall be increased by $500,000 per month until such time as the earlier of the Closing hereunder or the expiration or termination of this Agreement.

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Section 5.2 Efforts to Consummate; Litigation.

(a)               Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article VI and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, (ii) to execute and delivery such Ancillary Document when required pursuant to this Agreement, and (iii) using reasonable best efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the Subscription Agreements. In furtherance of the foregoing, and not in limitation thereof, each of GSD and the Company (and, to the extent applicable, the Surviving Company) shall take all such actions as are reasonably necessary to fulfill the closing conditions set forth in Sections 6.1, 6.2, and 6.3 of this Agreement. Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. The Company shall bear the costs incurred in connection with obtaining such Consents; provided, however, that the GSD Parties, on the one hand, and the Company, on the other hand, shall pay 50% of the HSR Act filing fee; and provided, further, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents. Each Party shall (i) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within five (5) Business Days) following the date of this Agreement and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. GSD shall promptly inform the Company of any communication between any GSD Party, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform GSD of any communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, (A) the Parties agree that if available to request early termination of the applicable waiting period under the HSR Act, and (B) each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of GSD and the Company. Nothing in this Section 5.2 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets, lines of business or facilities of any Group Company or any entity, facility, line of business or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with GSD’s and the Company’s prior written consent.

(b)                 From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the GSD Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any GSD Party) or GSD (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any GSD Party, the Company, or, in the case of the Company, GSD in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any GSD Party, the Company, or, in the case of the Company, GSD, the opportunity to attend and participate in such meeting or discussion.

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(c)               Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article V that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(d)               From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, GSD, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of GSD, any of the GSD Parties or any of their respective Representatives (in their capacity as a representative of a GSD Party) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a representative of a Group Company). GSD and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation (to the extent such action would not jeopardize an attorney-client privilege or the attorney work product doctrine), (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with the other, including with respect to the defense, settlement and compromise of any such Transaction Litigation. Notwithstanding the foregoing, GSD shall, subject to and without limiting the covenants and agreements, and the rights of the Company, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation; provided, however, that in no event shall GSD or any of its respective Representatives settle or compromise any Transaction Litigation without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed).

Section 5.3 Confidentiality and Access to Information.

(a)               From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to GSD and its authorized Representatives during normal business hours reasonable access to the directors, officers, books and records, and premises of the Group Companies, in a manner so as to not interfere with the normal business operations of the Group Companies). Notwithstanding the foregoing, none of the Group Companies shall be required to provide Law, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy, or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and any GSD Party, any GSD Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

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(b)               books and records of the GSD Parties (in a manner so as to not interfere with the normal business operations of the GSD Parties). Notwithstanding the foregoing, GSD shall not be required to provide, or cause to be provided to, the Company or any of its authorized Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any GSD Party is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any GSD Party with respect to confidentiality, non- disclosure or privacy or (D) jeopardize protections afforded to any GSD Party under the attorney- client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), GSD shall use, and shall cause the other GSD Parties to use, commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if a GSD Party, on the one hand, and any Group Company, any Company Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that GSD shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

Section 5.4 Public Announcements.

(a)               Subject to Section 5.4(b), Section 5.7 and Section 5.8, none of the Parties shall, nor shall any of the Parties authorize any of their respective Representatives on such Party’s behalf to, issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company, the Sponsor and GSD or, after the Closing, the Sponsor and GSD, which consent shall not be unreasonably delayed or withheld; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Company, if the disclosing party is any GSD Party, or GSD and the Sponsor, if the disclosing party is the Company, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, or (B) after the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Sponsor and GSD and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made or obtained under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that the Sponsor and its Affiliates may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities, in each case, of any Affiliate of the Sponsor.

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(b)               The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and GSD prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, each of GSD and the Company shall file a Current Report on Form 8-K (the “Signing Filings”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which (x) with respect to the Form 8-K to be filed by GSD, the Company shall have the opportunity to review and comment upon prior to filing and GSD shall consider such comments in good faith, and (y) with respect to the Form 8-K to be filed by the Company, GSD shall have the opportunity to review and comment upon prior to filing and the Company shall consider such comments in good faith. The Company, on the one hand and GSD on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or GSD, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), each of GSD and the Company shall file a Current Report on Form 8-K (the “Closing Filings”) with the Closing Press Release and a description of the Closing as required by Securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filings, the Closing Press Release and the Closing Filings, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equity holders, and such other matters as may be reasonably necessary for such press release or filing.

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Section 5.5 Tax Matters.

(a)               Tax Treatment.

(i)                 The Parties intend that, for U.S. federal and applicable state and local income tax purposes, the Merger shall be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368 of the Code, and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to so qualify. The Parties shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the treatment described in this Section 5.6(a)(i) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.

(ii)              GSD and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede the Merger qualifying for the Intended Tax Treatment.

(iii)            If, in connection with the preparation and filing of the Registration Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, GSD and the Company shall deliver to The Doney Law Firm and Business Legal Advisors, LLC (or specific counsel appointed for such purpose), respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement, and, if required, Business Legal Advisors, LLC (or specific counsel appointed for such purpose) shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Merger.

(b)               Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided.

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Section 5.6 Exclusive Dealing.

(a)               From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Group Companies and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, or knowingly encourage (including by means of furnishing or disclosing information) or facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal; (ii) furnish or disclose any non-public information relating to the Group Companies to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) except for any existing Contract, prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company (or any successor of any Group Company), including filing, amending or supplementing any registration statement relating to a public offering of any Equity Securities of any Group Company (or any successor of any Group Company), or causing any such registration statement to become effective; or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify GSD promptly (and in any event within two (2) Business Days) upon receipt of any Company Acquisition Proposal by any Group Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep GSD reasonably informed on a current basis of any modifications to such offer or information. The Company shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons (other than GSD) conducted prior to or as of the date hereof by the Company or any of its Subsidiaries, and will cause the other Group Companies and its and their respective Representatives to cease and cause to be terminated any and all existing activities, discussions or negotiations, that would reasonably be expected to lead to a Company Acquisition Proposal, and shall, as promptly as practicable, terminate access by each such Person and its Representatives to any online or other data rooms containing any non-public information in respect of the Company or any of its Subsidiaries for the purpose of permitting such Persons to evaluate a potential Company Acquisition Proposal. For clarity, any actions taken by any of the Representatives of the Group Companies that are inconsistent with this Section 5.6(a) will be deemed to be a breach of this Section 5.6(a) by the Group Companies. For the avoidance of doubt, nothing set forth in this or any other section of this Agreement shall, or shall be deemed to, prohibit the Company from pursuing discussions with potential acquisition candidates or consummating transactions with such candidates provided that no such transaction constitutes a Company Acquisition Proposal.

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(b)               From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the GSD Parties shall not, and each of them shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, or knowingly encourage (including by means of furnishing or disclosing information) or facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes, or could reasonably be expected to lead to, a GSD Acquisition Proposal; (ii) furnish or disclose any non-public information relating to GSD or any of its Subsidiaries to any Person in connection with, or that could reasonably be expected to lead to, a GSD Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a GSD Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of any GSD Party (or any successor of any GSD Party); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. GSD agrees to (A) notify the Company promptly upon receipt of any GSD Acquisition Proposal by any GSD Party, and to describe the material terms and conditions of any such GSD Acquisition Proposal in reasonable detail (including the identity of any person or entity making such GSD Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information. For clarity, any actions taken by any of the Representatives of GSD that are inconsistent with this Section 5.6(b) will be deemed to be a breach of this Section 5.6(b) by GSD. GSD shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons (other than with the Group Companies) conducted prior to or as of the date hereof by any of the GSD Parties, and will cause its Representatives to cease and cause to be terminated any and all existing activities, discussions or negotiations, that would reasonably be expected to lead to a GSD Acquisition Proposal, and shall, as promptly as practicable, terminate access by each such Person and its Representatives to any online or other data rooms containing any non-public information in respect of GSD or any of its Subsidiaries for the purpose of permitting such Persons to evaluate a potential GSD Acquisition Proposal.

Section 5.7 Preparation of Registration Statement. As promptly as reasonably practicable and no later than forty-five (45) days following the date of this Agreement, GSD and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either GSD or the Company, as applicable), and GSD shall file with the SEC, the Registration Statement (it being understood that the Registration Statement shall include the Joint Proxy Statement/Prospectus, in connection with the registration under the Securities Act of the offer and sale of the GSD Class A Shares to be issued in the Merger and which will be used as a proxy statement for the GSD Stockholders Meeting and the Company Stockholders Meeting. Each of GSD and the Company shall use its reasonable best efforts to (a) cause the Registration Statement, including the Joint Proxy Statement/Prospectus, to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement and the Joint Proxy Statement/Prospectus under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC);(b) promptly notify the other of any comments of the SEC or its staff with respect to the Registration Statement received by such Party, and respond promptly thereto; (c) have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. GSD, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for inclusion in any other statement, filing, notice or application made by or on behalf of GSD to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 5.5(a)(iii). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement and/or the Joint Proxy Statement/Prospectus, then: (i) such Party shall promptly inform, in the case of any GSD Party, the Company, or, in the case of the Company, GSD, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of GSD, the Company, or, in the case of the Company, GSD (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement and/or the Joint Proxy Statement/Prospectus; (iii) GSD shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in disseminating such amendment or supplement to the Pre-Closing GSD Holders and the Company Stockholders. GSD shall as promptly as is reasonably practicable advise the Company of the time of effectiveness of the Registration Statement, the issuance of any stop order relating thereto or the suspension of the qualification of GSD Class A Shares for offering or sale in any jurisdiction, and GSD and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use their reasonable best efforts to ensure that none of the information related to it or any of its Non-Party Affiliates or its or their respective Representatives, supplied by or on their behalf for inclusion or incorporation by reference in the Registration Statement, including the Joint Proxy Statement/Prospectus will, at the time the Registration Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

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Section 5.8 GSD Stockholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement is declared effective under the Securities Act, GSD shall (a) duly give notice of and (b) use best efforts to duly convene and hold a meeting of its stockholders (the “GSD Stockholders Meeting”) in accordance with the Governing Documents of GSD, for the purposes of obtaining the GSD Stockholder Approval and, if applicable, any approvals related thereto and providing its stockholders with the opportunity to elect to effect a GSD Stockholder Redemption. GSD shall, through approval of its board of directors, recommend to its stockholders (the “GSD Board Recommendation”), (i) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) (the “Business Combination Proposal”); (ii) the adoption and approval of the issuance of the GSD Class A Shares in connection with the transactions contemplated by this Agreement as required by Nasdaq listing requirements (the “Nasdaq Proposal”); (iii) the adoption and approval of the amendments to the Governing Documents of GSD contemplated by the GSD Certificate of Incorporation and the GSD Bylaws (the “Governing Document Proposals”); (iv) the adoption and approval of the GSD Incentive Equity Plan (the “Equity Incentive Plan Proposal”); (v) the election of directors effective as of the Closing as contemplated by Section 5.16(a) and Section 5.16(b); (vi) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement or in correspondence related thereto; (vii) the adoption and approval of each other proposal reasonably agreed to by GSD and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (viii) the adoption and approval of a proposal for the adjournment of the GSD Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (viii) together, the “Transaction Proposals”); provided, that GSD may adjourn the GSD Stockholders Meeting (A) to solicit additional proxies for the purpose of obtaining the GSD Stockholder Approval, (B) for the absence of a quorum, or (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that GSD has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing GSD Holders prior to the GSD Stockholders Meeting; provided that, without the consent of the Company, in no event shall GSD adjourn the GSD Stockholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date. The GSD recommendation contemplated by the preceding sentence shall be included in the Registration Statement. Except as otherwise required by applicable Law, GSD covenants that none of the GSD Board or GSD nor any committee of the GSD Board shall withdraw or modify, or propose publicly or by formal action of the GSD Board, any committee of the GSD Board or GSD to withdraw or modify, in a manner adverse to the Company, the GSD Board Recommendation or any other recommendation by the GSD Board or GSD of the proposals set forth in the Registration Statement.

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Section 5.9 Merger Sub Stockholder Approval. As promptly as reasonably practicable (and in any event within (1) one Business Day) following the date of this Agreement, GSD, as the sole stockholder of Merger Sub, will approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

Section 5.10 Conduct of Business of GSD. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, GSD shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the PIPE Financing), as required by applicable Law, as set forth on Section 5.10 of the GSD Disclosure Schedules or as consented to in writing by the Company, do any of the following:

(a)               adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Governing Documents of any GSD Party or any of its Subsidiaries;

(b)               declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of GSD or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of GSD or any of its Subsidiaries, as applicable;

(c)               split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(d)               incur, create or assume any Indebtedness or other Liability;

(e)               make any loans or advances to, or capital contributions in, any other Person, other than to, or in, GSD or any of its Subsidiaries;

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(f)                issue any Equity Securities of GSD or any of its Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the foregoing of GSD or any of its Subsidiaries;

(g)               enter into, renew, modify or revise any GSD Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a GSD Related Party Transaction);

(h)               engage in any activities or business, other than activities or business (i) in connection with or incident or related to such Person’s incorporation or continuing corporate existence, (ii) contemplated by, or incident or related to, this Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature;

(i)                 make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(j)                 authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(k)               enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(l)                 change its methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards; or

(m)             enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.10.

Notwithstanding anything in this Section 5.10 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of any GSD Party, and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any GSD Party from using the funds held by GSD outside the Trust Account to pay any GSD Expenses or from otherwise distributing or paying over any funds held by GSD outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

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Section 5.11 Nasdaq Listing. GSD shall use its reasonable best efforts to cause: (a) GSD’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement to have been approved; (b) GSD to satisfy all applicable initial and continuing listing requirements of Nasdaq, and (c) the GSD Class A Shares issuable in accordance with this Agreement, including the Merger, to be approved for listing on Nasdaq (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time.

Section 5.12 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI and provision of notice thereof to the Trustee, (a) at the Closing, GSD shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Stockholders of GSD pursuant to the GSD Stockholder Redemption, (B) pay the amounts due to the underwriters of GSD’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to GSD in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.13 Transaction Support Agreements; Company Stockholder Approval.

(a)               As promptly as reasonably practicable and in any event: (i) on or prior to the date of this Agreement with respect to those Supporting Company Stockholders identified on Schedule I as being required to execute a Transaction Support Agreement concurrent herewith, and (ii) on or prior to the later dates set forth on Schedule I with respect to those Supporting Company Stockholders identified on Schedule I as being required to execute a Transaction Support Agreement on or prior to such later date (in each instance, a “Transaction Support Agreement Deadline”), the Company shall deliver, or cause to be delivered, to GSD the Transaction Support Agreements duly executed by each Supporting Company Stockholder.

(b)               As promptly as reasonably practicable following the time at which the Registration Statement is declared effective under the Securities Act, the Company shall (a) duly give notice of and (b) use best efforts to duly convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) in accordance with the Company’s Governing Documents, for the purposes of obtaining the approval of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger), in each case to the extent required by the Company’s Governing Documents and applicable Law, by the affirmative vote of the holders of at least the requisite number of issued and outstanding Company Shares entitled to vote thereon, whether in person or by proxy at the Company Stockholders Meeting (or any adjournment thereof), in accordance with the DGCL and the Company’s Governing Documents (the “Company Stockholder Approval”). The Company, through its board of directors, shall recommend to the holders of Company Shares the approval of this Agreement and the transactions contemplated by this Agreement (including the Merger). The Company recommendation contemplated by the preceding sentence shall be included in the Registration Statement. Except as otherwise required by applicable Law, the Company covenants that none of the Company Board or the Company nor any committee of the Company Board shall withdraw or modify, or propose publicly or by formal action of the Company Board, any committee of the Company Board or the Company to withdraw or modify, in a manner adverse to GSD, the recommendation by the Company Board or the Company of the proposals relating to the Company Stockholder Approval set forth in the Registration Statement.

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Section 5.14 GSD Indemnification; Directors’ and Officers’ Insurance.

(a)               Each Party agrees that (i) all rights to indemnification, advancement or exculpation now existing in favor of the directors and officers of each GSD Party, as provided in the applicable GSD Party’s Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) GSD will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity, advancement and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, GSD shall advance, or caused to be advanced, expenses reasonably incurred in connection with such indemnification as provided in the applicable GSD Party’s Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification, advancement and liability limitation or exculpation provisions of the GSD Parties’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of any GSD Party (the “GSD D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such GSD D&O Person was a director or officer of any GSD Party immediately prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b)               GSD shall not have any obligation under this Section 5.14 to any GSD D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such GSD D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)               The GSD Parties shall purchase, at or prior to the Closing, and GSD shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the GSD Parties as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the GSD Parties’ directors’ and officers’ liability insurance policies as of the date of this Agreement.

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(d)               If GSD or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one (1) or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of GSD shall assume all of the obligations set forth in this Section 5.14.

(e)               The GSD D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.14 are intended to be third-party beneficiaries of this Section 5.14. This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of GSD.

Section 5.15 Company Indemnification; Directors’ and Officers’ Insurance.

(a)               Each Party agrees that (i) all rights to indemnification, advancement or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) GSD will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity, advancement and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, GSD shall cause the applicable Group Companies to advance expenses reasonably incurred in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Effective Time. The indemnification, advancement and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b)               None of GSD or the Group Companies shall have any obligation under this Section 5.15 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

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(c)               The Company shall purchase, at or prior to the Closing, and GSD shall maintain, or cause to be maintained, in effect for a period of six years after the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement.

(d)               If GSD or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of GSD shall assume all of the obligations set forth in this Section 5.15.

(e)               The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.15 are intended to be third- party beneficiaries of this Section 5.15. This Section 5.15 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of GSD.

Section 5.16 Post-Closing Directors and Officers.

(a)               GSD shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time (i) the GSD Board shall initially consist of five (5) directors; (ii) the members of the GSD Board are the individuals determined in accordance with Section 5.16(b); (iii) the members of the compensation committee, audit committee and nominating committee of the GSD Board are the individuals determined in accordance with Section 5.16(c); and (iv) the officers of GSD (the “Officers”) are the individuals determined in accordance with Section 5.16(d).

(b)               The GSD Board immediately after the Effective Time shall consist of five (5) individuals in accordance with Section 2.1(a)(v).

(c)               Prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing GSD Holders, the Company and GSD shall mutually agree to each director that will serve on the compensation committee, the audit committee and the nominating committee of the GSD Board immediately after the Effective Time, based on the qualifications of each director, subject to applicable listing rules of Nasdaq and applicable Law.

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(d)               The individuals identified on Section 5.16(d) of the Company Disclosure Schedules shall be the Officers immediately after the Effective Time, with each such individual holding the title set forth opposite his or her name. In the event that such individuals identified on Section 5.16(d) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as an Officer, then, prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing GSD Holders, the Company may in its sole discretion replace such individual with another individual to serve as such Officer by amending Section 5.16(d) of the Company Disclosure Schedules to include such replacement individual as such Officer.

Section 5.17 PCAOB Financials.

(a)               All financial statements of the Company, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of operations, stockholders’ deficit and cash flows of the Company as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required to be included in the Registration Statement / Proxy Statement (A) will fairly present in all material respects the consolidated financial position of the Company as at the date thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (C) in the case of any audited financial statements, will be audited by a PCAOB-registered accounting firm that will confirm that the audit was conducted in accordance with the standards of the PCAOB, and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X).

(b)               The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any member of such Group Company, GSD in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement and any other filings to be made by GSD with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document, and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

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Section 5.18 GSD Incentive Equity Plan. Prior to the effectiveness of the Registration Statement, the GSD Board shall approve and adopt an equity incentive plan, in substantially the form attached hereto as Exhibit F and with any changes or modifications thereto as the Company and GSD may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or GSD, as applicable) (the “GSD Incentive Equity Plan”), in the manner prescribed under applicable Laws, effective as of one day prior to the Closing Date, reserving for grant thereunder an initial number of GSD Class A Shares equal to ten percent (10%) of the fully diluted GSD Class A Shares as of immediately following the Effective Time.

Section 5.19 FIRPTA Certificates. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to GSD (a) a certificate, duly executed by the Company, complying with Treasury Regulations Section 1.1445-2(c)(3), together with evidence that the Company has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case, in a form and substance reasonably acceptable to GSD and (b) an IRS Form W-9 duly executed by the Company.

Section 5.20 Compliance with International Trade and Anti-Corruption Laws.

(a)               Within ninety (90) days from the Closing, the Company shall implement appropriate controls reasonably designed to promote compliance by each Group Company and their respective Representatives with Sanctions and Export Control Laws, Anti- Corruption Laws, and Anti-Money Laundering Laws.

(b)               Following the Effective Time, the Group Companies shall not knowingly, directly or indirectly use or contribute the proceeds from any funds provided by GSD or the Sponsor for any purpose that would breach the Sanctions and Export Control Laws, Anti-Corruption Laws, or Anti-Money Laundering Laws.

Section 5.21 Section 280G of the Code. To the extent applicable, each Company Party shall (a) use its reasonable commercial efforts to secure from any Person who (i) is a “disqualified individual” (as defined in Section 280G of the Code) and (ii) has a right or potential right to any payments and/or benefits in connection with the transactions contemplated by this Agreement that could be deemed to constitute “parachute payments” pursuant to Section 280G of the Code, a waiver of all or a portion of such Person’s rights to any such payments and/or benefits, such that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code (the “Waived 280G Benefits”), and (b) for all such obtained waivers, submit for approval by the respective Company Party’s stockholders the Waived 280G Benefits, to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code. No later than five Business Days before the Closing Date, the Company Parties shall provide to Parent or its counsel drafts of the consent, waiver, disclosure statement and calculations necessary to effectuate the approval process and shall consider in good faith Parent’s comments. Prior to the Closing Date, to the extent applicable, the Company Party shall deliver to Parent evidence that (x) a vote of the respective Company Party’s stockholders was received in conformance with Section 280G of the Code and the regulations thereunder, or (y) such requisite Company Party stockholder approval has not been obtained with respect to the Waived 280G Benefits, and, as a consequence, the Waived 280G Benefits have not been and shall not be paid or provided.

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Section 5.22 Covenants Regarding Extension of Business Combination Period. If the Closing shall not be consummated on or prior to February 8, 2023, GSD shall take such actions as are reasonably necessary pursuant to the Trust Agreement and GSD’s Governing Documents to extend the period of time for it to complete an initial business combination for an additional period of an aggregate of six (6) months, including providing any required notices to the Trustee. So long as GSD takes such actions as are described in the immediately preceding sentence, and provides written notice thereof to the Company not less than two (2) Business Days prior to February 8, 2023, the Company shall unconditionally be required to, and hereby agrees that it shall, deposit into the Trust Account, not later than February 8, 2023, such funds as are required pursuant to the Trust Agreement and GSD’s Governing Documents to extend the period of time for GSD to complete an initial business combination for an additional period of an aggregate of six (6) months; provided however, that the Company’s payment of such funds as are required to extend the period of time to complete the initial business combination as provided herein shall not be or be deemed to be prohibited by or a breach of the Company’s obligations under Section 5.1 or any other section of this Agreement.

Section 5.23 Employment Agreements. Following the Closing, GSD shall enter into an employment agreement between GSD and Dennis O’Leary (which the new employment agreement shall supersede the existing employment agreement between the Company and such individual), to be approved by the Board of Directors of GSD (and the compensation committee thereof) following the Closing, containing substantially the same terms as are contained in the existing employment agreement between each such individual and the Company, including title, responsibilities, compensation terms, severance and restrictive covenants, provided, that, notwithstanding the foregoing, such employment agreement shall provide for (i) increases in the base salary of Mr. O’Leary to be consistent with market standards applicable to the position in which the individual serves following the Closing, (ii) maintenance of the existing bonus structures presently provided for each of such individual’s respective employment agreement, and (iii) preservation of the severance provisions presently included in the existing employment agreements of each such individual.

Section 5.24 PIPE Subscriptions. Unless otherwise approved in writing by the Company, GSD shall not (other than changes that are solely ministerial and other de minimis changes) permit any amendment or modification to be made to, permit any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision). Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements have been satisfied, GSD shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein. Without limiting the generality of the foregoing, GSD shall give the Company prompt written notice: (a) of any requested amendment to any Subscription Agreement; (b) of any breach or default to the knowledge of GSD by any party to any Subscription Agreement; (c) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, or to the knowledge of GSD, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (d) if GSD does not expect to receive all or any portion of the applicable purchase price under any Investor’s Subscription Agreement in accordance with its terms.

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ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 6.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver, at or prior to the Closing Date, by the Party for whose benefit such condition exists of the following conditions:

(a)                 the applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated and any other required regulatory approvals applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have been obtained and shall remain in full force and effect;

(b)               all Company Preferred Stock shall be converted to Company Common Stock prior to the Effective Time;

(c)               no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be pending or in effect;

(d)               the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(e)               GSD’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been approved and, immediately following the Effective Time, GSD shall satisfy any applicable initial and continuing listing requirements of Nasdaq, and GSD shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the GSD Class A Shares to be issued pursuant to the Merger and the transactions contemplated by this Agreement shall have been approved for listing on Nasdaq;

(f)                the GSD Board shall consist of the number of directors, and be comprised of the individuals, determined pursuant to Section 5.16(a) and Section 5.16(b);

(g)               the Required GSD Stockholder Approval shall have been obtained; and

(h)               the Company Stockholder Approval shall have been obtained.

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(i)                 after giving effect to the transactions contemplated hereby (including the PIPE Financing), GSD shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

Section 6.2 Other Conditions to the Obligations of the GSD Parties. The obligations of the GSD Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver, at or prior to the Closing Date, by GSD (on behalf of itself and the other GSD Parties) of the following further conditions:

(a)               (i) the Company Fundamental Representations shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date); and (ii) the representations and warranties of the Company set forth in Article III (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b)               the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c)               since the date of this Agreement, no Company Material Adverse Effect has occurred that is continuing;

(d)               at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to GSD:

(i)                 a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in a form and substance reasonably satisfactory to GSD; and

(ii)              a certificate of the secretary or equivalent officer of each of the Company Parties certifying that attached thereto are true, correct and complete copies of all resolutions adopted by the board of directors or equivalent body of each of the Company Parties authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated by this Agreement, and that all such resolutions are in full force and effect and are all of the resolutions adopted in connection with the transactions contemplated by this Agreement;

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(e)               the Company shall have delivered to GSD a good standing certificate (or similar documents applicable for such jurisdictions) for each Group Company certified as of a date no earlier than ten (10) days prior to the Closing Date from the proper governmental authority of each such Group Company’s jurisdiction of organization and from each other jurisdiction in which each such Group Company is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions;

(f)                the Company shall have delivered to GSD sufficient information of the conversion of Company Preferred Stock into Company Common Stock.

(g)               at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to GSD a certificate duly executed by an authorized officer of the Company, without personal liability, that, to the best of his or her knowledge, information and belief, (i) the information delivered pursuant to clauses (a), (b) and (c) of Section 2.3 is true and correct in all respects and (ii) the Company has performed, or otherwise complied with, as applicable, its covenants and agreements set forth in Section 2.1(d);

Section 6.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver, at or prior to the Closing Date, by the Company of the following further conditions:

(a)               (i) the GSD Fundamental Representations shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date); and (ii) the representations and warranties of the GSD Parties contained in Article IV of this Agreement (other than the GSD Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “GSD Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a GSD Material Adverse Effect;

(b)               the GSD Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c)               at or prior to the Closing, GSD shall have delivered, or caused to be delivered, to the Company a certificate duly executed by an authorized officer of GSD, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a), Section 6.3(b) and Section 6.3(d) are satisfied, in a form and substance reasonably satisfactory to the Company; and

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(d)               GSD shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for GSD and Merger Sub certified as of a date no earlier than 10 days prior to the Closing Date from the Secretary of State of the State of Delaware.

Section 6.4 Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2. None of the GSD Parties may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was proximately caused by a GSD Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)               by mutual written consent of GSD and the Company;

(b)               by GSD, if any of the representations or warranties set forth in Article III shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the conditions to Closing set forth in either Section 6.2(a) or Section 6.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by GSD, and (ii) the Termination Date; provided, however, that none of the GSD Parties is then in breach of this Agreement so as to prevent the conditions to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;

(c)               by the Company, if any of the representations or warranties set forth in Article IV shall not be true and correct or if any GSD Party has failed to perform any covenant or agreement on the part of such applicable GSD Party set forth in this Agreement (including an obligation to consummate the Closing) such that the conditions to Closing set forth in either Section 6.3(a) or Section 6.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to GSD by the Company and (ii) the Termination Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the conditions to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied;

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(d)               by either GSD or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to August 9, 2023 (the “Termination Date”) (subject to Section 7.1(i) below); provided, that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to GSD if any GSD Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e)               by either GSD or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and non-appealable;

(f)                by either GSD or the Company if the GSD Stockholders Meeting or Company Stockholders Meeting, as applicable, has been held (including any adjournment thereof), has concluded, either GSD’s stockholders or the Company’s stockholders have duly voted and the Required GSD Stockholder Approval or Required Company Stockholder Approval, as applicable, was not obtained;

(g)               by GSD, if the Company does not deliver, or cause to be delivered, to GSD (i) a Transaction Support Agreement duly executed by each of the Company Stockholders identified on Schedule I, in accordance with Section 5.13(a) and Schedule I, on or prior to the Transaction Support Agreement Deadline applicable to each such Company Stockholder; provided, that GSD shall not unreasonably enforce its termination rights pursuant to this Section 7.1(g)(i) (and no termination fee shall be payable by the Company in the event that GSD unreasonably enforces its termination rights pursuant to this Section 7.1(g)(i)), or (ii) the Company Stockholders Meeting has been held (including any adjournment thereof), has concluded, the Company Stockholders have duly voted and the Company Stockholder Approval was not obtained;

(h)               by the Company should GSD not have timely taken such actions as are reasonably necessary pursuant to the Trust Agreement and the Governing Documents of GSD to extend the period of time for it to complete an initial business combination for an additional period of an aggregate of six (6) months from February 9, 2023; provided, that it is understood and agreed that, as per Section 5.22, it shall be the obligation of the Company to timely make the deposit into the Trust Account in connection with such extension, and the Company shall not have a right to terminate this Agreement pursuant to this Section 7.1(h) as a result of the Company’s failure to make such deposit;

(i)                 by GSD should the Company not deposit into the Trust Account in a timely manner the funds necessary to extend the period for GSD to complete an initial business combination for an additional period of an aggregate of six (6) months from February 9, 2023, in accordance with, and as required pursuant to, Section 5.22; and

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(j)                 by GSD should: (i) Nasdaq not approve the initial listing application for the combined company with Nasdaq in connection with the transactions contemplated by this Agreement; (ii) the combined company not have satisfied all applicable initial listing requirements of Nasdaq; or (iii) the common stock of the combined company not have been approved for listing on Nasdaq prior to the Closing Date.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non- Party Affiliates) with the exception of Section 5.3(a), this Section 7.2, Article VIII and Article I (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Non-Survival. Other than as otherwise provided in the last sentence of this Section 8.1, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time), of the Parties set forth in this Agreement, shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party, any Company Non-Party Affiliate or any GSD Non-Party Affiliate, in each case, except in the case of and without in any way limiting any remedies available with regard to Fraud. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms and any other provision in any Ancillary Document that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Document.

Section 8.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) GSD and the Company prior to Closing, and (b) GSD after the Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void.

Section 8.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) GSD and the Company prior to the Closing, and (b) GSD after the Closing. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio.

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Section 8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)               If to any GSD Party prior to the Effective Time, to: Global System Dynamics, Inc.

Attn: Rick Iler, CFO

815 Walker Street

Suite 1155

Houston, TX 77002

riler@gsd.xyz

with a copy (which shall not constitute notice) to:

The Doney Law Firm

Attn: Scott Doney, Esq.

4955 S. Durango Rd. Ste 165

Las Vegas, NV 89113

scott@doneylawfirm.com

(b)               If to the Company or to any GSD Party after the Effective Time, to:

DarkPulse, Inc.

Attn: Dennis O’Leary, CEO

815 Walker Street

Suite 1155

Houston, TX 77002

doleary@darkpulse.com

with a copy (which shall not constitute notice) to:

Business Legal Advisors, LLC

Attn: Brian Higley, Esq.

14888 Auburn Sky Drive

Draper, UT 84020

brian@businesslegaladvisor.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

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Section 8.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and GSD shall pay, or cause to be paid, all Unpaid GSD Expenses and (b) if the Closing occurs, then GSD shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid GSD Expenses.

Section 8.7 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (l) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 8.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the GSD Disclosure Schedules corresponding to any Section or subsection of Article III (in the case of the Company Disclosure Schedules) or Article IV (in the case of the GSD Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article III (in the case of the Company Disclosure Schedules) or Article IV (in the case of the GSD Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article III or Article IV may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

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Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.15, Section 5.16 and the subsequent sentence of this Section 8.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 8.13 and this Section 8.9 (to the extent related to the foregoing).

Section 8.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.11 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 8.12 Knowledge of Company; Knowledge of GSD. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules, after reasonable due inquiry of his or her direct reports. For all purposes of this Agreement, the phrase “to GSD’s knowledge” and “to the knowledge of GSD” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(b) of the GSD Disclosure Schedules, after reasonable due inquiry of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules or Section 8.12(b) of the GSD Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 8.13 No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any GSD Non-Party Affiliate (each, a “Non-Party Affiliate”), and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the GSD Non-Party Affiliates, in the case of GSD, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, GSD or any Non-Party Affiliate concerning any Group Company, any GSD Party, this Agreement or the transactions contemplated hereby.

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Section 8.14 Extension; Waiver. The Company prior to and after the Closing may (a) extend the time for the performance of any of the obligations or other acts of the GSD Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the GSD Parties set forth herein or (c) waive compliance by the GSD Parties with any of the agreements or conditions set forth herein. GSD may (i) extend the time for the performance of any of the obligations or other acts of the Company, set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.

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Section 8.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within the State of Delaware), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 8.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Without limiting the foregoing, each Party hereto hereby agrees that service of process upon such party in any action or proceeding contemplated by this Section shall be effective if notice is given in accordance with Section 8.4 of this Agreement.

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Section 8.18 Trust Account Waiver. Reference is made to the final prospectus of GSD, filed with the SEC (File No. 333-252916) on August 6, 2021 (the “Prospectus”). The Company acknowledges and agrees and understands that GSD has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of GSD’s public stockholders (including overallotment shares acquired by GSD’s underwriters, the “Public Stockholders”), and GSD may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of GSD entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company nor any of it Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between GSD or any of its Representatives, on the one hand, and, the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company, on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with GSD or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with GSD or its Affiliates).

Section 8.19 Conflicts and Privilege.

(a)               Each of the Parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees and Affiliates, that:

(i)                 The Basile Law Firm, P.C. (“Basile”) has acted as counsel to the Company and its Affiliates in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. GSD agrees, and shall cause the Company to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Company by Basile (or any successor) shall not preclude Basile from serving as counsel to the GSD Parties or any director, member, shareholder, partner, officer or employee of the GSD Parties, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby.

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(ii)              GSD shall not, and shall cause the Company not to, seek or have Basile disqualified from any such representation based upon the prior representation of the Company by Basile. Each of the Parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such Parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 8.19 shall not be deemed exclusive of any other rights to which Basile is entitled whether pursuant to law, contract or otherwise.

(b)               All communications between the GSD Parties or the Company, on the one hand, and Basile and Business Legal Advisors, LLC (“BLA”), respectively, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Surviving Company and shall not pass to or be claimed by any other Party. Accordingly, the Parties (excluding the Surviving Company) shall not have access to any Privileged Communications or to the files of Basile or BLA relating to such engagement from and after Closing. Without limiting the generality of the foregoing, from and after the Closing, (i) the Surviving Company (and no other Party) shall be the sole holder of the attorney-client privilege with respect to such engagement, and none of the other Parties shall be a holder thereof, (ii) to the extent that files of Basile or BLA, respectively, in respect of such engagement constitute property of the client, only the Surviving Company (and no other Party) shall hold such property rights and (iii) Basile and BLA, respectively, shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any Party (excluding the Surviving Company) by reason of any attorney-client relationship between Basile or BLA, respectively, and the Company or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between GSD or its Affiliates (including the Company), on the one hand, and a third party, on the other hand, GSD and its Affiliates (including the Company) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party.

(c)               This Section is intended for the benefit of, and shall be enforceable by, Basile and BLA, respectively. This Section 8.19 shall be irrevocable, and no term of this Section 8.19 may be amended, waived or modified, without the prior written consent of Basile and BLA, as applicable.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DarkPulse, Inc.
By /s/ Dennis O’Leary____ Name: Dennis O’Leary Title: Chief Executive Officer
Global System Dynamics, Inc.
By /s/ J. Richard Iler_______ Name: J. Richard Iler Title: Principal Executive Officer
Zilla Acquisition Corp.
By /s/ J. Richard Iler________ Name: J. Richard Iler Title: Chief Executive Officer

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EXHIBIT A

August 4, 2021

Gladstone Acquisition Corporation

1521 Westbranch Drive, Suite 100

McLean, Virginia 22102

Re: Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into by and among Gladstone Acquisition Corporation, a Delaware corporation (the “Company”), and EF Hutton, division of Benchmark Investments, LLC, as representative (the “Representative”) of the several underwriters (each, an “Underwriter” and collectively, the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”), of 11,500,000 of the Company’s units (including up to 1,500,000 units that may be purchased to cover over-allotments, if any) (the “Units”), each comprised of one share of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”) and one half of one redeemable warrant. Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment. The Units will be sold in the Public Offering pursuant to a registration statement on Form S-1 (File No. 333-252916) and prospectus (the “Prospectus”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) and the Company has applied to have the Units listed on The Nasdaq Capital Market. Certain capitalized terms used herein are defined in paragraph 11 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of Gladstone Sponsor, LLC (the “Sponsor”) and the undersigned individuals, each of whom is a member of the Company’s board of directors and/or management team or an advisor of the Company (each, an “Insider” and collectively, the “Insiders”), hereby agrees with the Company as follows:

1.    The Sponsor and each Insider agrees that if the Company seeks stockholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall (i) vote any shares of Capital Stock owned by it, him or her in favor of any proposed Business Combination and (ii) not redeem any shares of Common Stock owned by it, him or her in connection with such stockholder approval. If the Company engages in a tender offer in connection with any proposed Business Combination, the Sponsor and each Insider agrees that it, he or she will not seek to sell or tender any shares of Capital Stock owned by it, him or her to the Company in connection with such tender offer.

2.    In the event that the Company fails to consummate a Business Combination within fifteen (15) months, the Sponsor may extend the time period by which the Company must consummate a Business Combination by an additional three (3) months for a total of 18 months. If the Sponsor elects to extend, the Sponsor will deposit into the Trust Account (as defined below) an amount equal to 1% of the gross proceeds of the Public Offering, representing $0.10 for each share of Common Stock sold in the Public Offering on or prior to the date of the deadline. Such payment would be in the form of a non-interest-bearing loan. Pursuant to this Letter Agreement, the Sponsor has agreed to waive its right to be repaid for such loan in the event that the Company fails to complete a Business Combination.

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The Sponsor and each Insider hereby agrees that in the event that the Company fails to consummate a Business Combination within with the timeframe set forth in the Company’s amended and restated certificate of incorporation (as it may be amended from time to time, the “Charter”) and this Section 2 above, the Sponsor and each Insider shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, subject to lawfully available funds therefor, redeem 100% of the shares of Common Stock sold as part of the Units in the Public Offering (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (as defined below), including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish the rights of all holders of Offering Shares as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and each Insider agrees not to propose any amendment to the Charter to modify (i) the substance or timing of the ability of holders of Offering Shares to seek redemption in connection with the Company’s initial Business Combination or amendments to the Charter prior thereto or (ii) (A) the Company’s obligation to redeem 100% of the Offering Shares if the Company does not complete its initial Business Combination within such time set forth in the Charter or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the holders of the Offering Shares with the opportunity to redeem their shares of Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Offering Shares.

The Sponsor and each Insider acknowledges that it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the Founder Shares or Private Placement Warrants held by it, him or her. The Sponsor and each Insider hereby further waives, with respect to any shares of Common Stock held by it, him or her, if any, whether acquired now or hereafter, any redemption rights it, he or she may have in connection with the consummation of a Business Combination or amendments to the Charter prior thereto, including, without limitation, any such rights available in the context of a stockholder vote to approve such Business Combination or a stockholder vote to approve an amendment to the Charter to modify (i) (A) the substance or timing of the Company’s obligation to redeem 100% of the Offering Shares if the Company has not consummated a Business Combination within the time period set forth in the Charter or (B) any other provisions relating to stockholders’ rights or pre-initial Business Combination activity or (ii) in the context of a tender offer made by the Company to purchase shares of Common Stock (although the Sponsor, the Insiders and their respective affiliates shall be entitled to redemption and liquidation rights with respect to any Offering Shares it or they hold if the Company fails to consummate a Business Combination within the time period set forth in the Charter).

3.    During the period commencing on the effective date of the Underwriting Agreement and ending one year after such date, the Sponsor and each Insider shall not, without the prior written consent of the Representative, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder, with respect to any Units, shares of Capital Stock, Warrants or any securities convertible into, or exercisable, or exchangeable for, shares of Capital Stock owned by it, him or her, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Units, shares of Capital Stock, Warrants or any securities convertible into, or exercisable, or exchangeable for, shares of Capital Stock owned by it, him or her, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). Each of the Insiders and the Sponsor acknowledges and agrees that, prior to the effective date of any release or waiver, of the restrictions set forth in this paragraph 3 or paragraph 7 below, the Company shall announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if the release or waiver is effected solely to permit a transfer not for consideration and the transferee has agreed in writing to be bound by the same terms described in this Letter Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

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4.    In the event of the liquidation of the Trust Account upon the failure of the Company to consummate its initial Business Combination within the time period set forth in the Charter, the Sponsor (the “Indemnitor”) agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened) to which the Company may become subject as a result of any claim by (i) any third party for services rendered or products sold to the Company or (ii) any prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement (a “Target”); provided, however, that such indemnification of the Company by the Indemnitor shall (x) apply only to the extent necessary to ensure that such claims by a third party or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per Offering Share and (ii) the actual amount per Offering Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per Offering Share is then held in the Trust Account due to reductions in the value of the trust assets, less interest earned on the Trust Account which may be withdrawn to pay taxes, (y) not apply to any claims by a third party or a Target which executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) and (z) not apply to any claims under the Company’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Indemnitor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Indemnitor, the Indemnitor notifies the Company in writing that it shall undertake such defense.

5.    To the extent that the Underwriters do not exercise their over-allotment option to purchase up to an additional 1,500,000 Units in full within 45 days from the date of the Prospectus (and as further described in the Prospectus), the Sponsor agrees to forfeit, at no cost, a number of Founder Shares in the aggregate equal to 375,000 multiplied by a fraction, (i) the numerator of which is 1,500,000 minus the number of Units purchased by the Underwriters upon the exercise of their over-allotment option, and (ii) the denominator of which is 1,500,000. The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the Underwriters so that the Sponsor will be required to forfeit only that number of Founder Shares as is necessary so that the Initial Stockholders will own an aggregate of 20.0% of the Company’s issued and outstanding shares of Capital Stock after the Public Offering (not including the Private Placement Warrants).

6.    The Sponsor and each Insider hereby agrees and acknowledges that: (i) the Underwriters and the Company would be irreparably injured in the event of a breach by such Sponsor or an Insider of its, his or her obligations under paragraphs 1, 2, 3, 4, 5, 7(a), 7(b), and 9, as applicable, of this Letter Agreement (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

7.    (a) The Sponsor and each Insider agrees that it, he or she shall not Transfer any Founder Shares (or shares of Common Stock issuable upon conversion thereof) until the earlier to occur of (A) one-year after the completion of the Company’s initial Business Combination or (B) subsequent to the Company’s initial Business Combination, (x) if the reported last sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (the “Founder Shares Lock-up Period”).

(b)    The Sponsor and each Insider agrees that it, he or she shall not Transfer any Private Placement Warrants or shares of Common Stock issued or issuable upon the exercise of the Private Placement Warrants, until 30 days after the completion of the initial Business Combination (the “Private Placement Units Lock-up Period”, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

(c)    Notwithstanding the provisions set forth in paragraphs 7(a) and 7(b), Transfers of Private Placement Warrants and shares of Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants or the Founder Shares that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this paragraph 7(c)), are permitted (i) to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors or any members of the Sponsor or any affiliates of the Sponsor; (b) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of an initial Business Combination at prices no greater than the price at which the securities were originally purchased; (f) in the event of the Company’s liquidation prior to the completion of an initial Business Combination; (g) by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; or (h) in the event of the Company’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Company’s completion of an initial Business Combination; provided, however, that in the case of clauses (a) through (e) or (g), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein and the other restrictions contained in this Agreement (including provisions relating to voting, the Trust Account and liquidating distributions).

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8.    The Sponsor and each Insider represents and warrants that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider’s biographical information furnished to the Company (including any such information included in the Prospectus) is true and accurate in all respects and does not omit any material information with respect to the Insider’s background. Each Insider’s questionnaire furnished to the Company is true and accurate in all respects. Each Insider represents and warrants that: it, he or she is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it, he or she has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and it, he or she is not currently a defendant in any such criminal proceeding.

9.    Except as disclosed in the Prospectus, neither the Sponsor nor any officer or director of the Company nor any affiliate of the Sponsor nor any affiliate of any officer or director of the Company, shall receive from the Company any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate, the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of the initial Business Combination: repayment of up to an aggregate of $300,000 in loans made to the Company by the Sponsor to cover offering-related and organizational expenses; payment to an affiliate of the Sponsor of $10,000 per month, for up to 15 months (or up to 18 months if the period of time to complete the initial Business Combination is extended in accordance with the Charter), for office space, utilities and secretarial and administrative support; reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and completing an initial Business Combination; and repayment of non-interest bearing loans which may be made by the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors to finance transaction costs in connection with an intended initial Business Combination, the terms of which (other than as described above) have not been determined nor have any written agreements been executed with respect thereto. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender, upon consummation of the initial Business Combination. The warrants would be identical to the Private Placement Warrants.

10.    The Sponsor and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as an officer and/or director on the board of directors of the Company and hereby consents to being named in the Prospectus as an officer and/or director of the Company.

11.    As used herein, (i) “Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses; (ii) “Capital Stock” shall mean, collectively, the Common Stock and the Founder Shares; (iii) “Founder Shares” shall mean (a) the 2,875,000 shares of the Company’s Class B common stock, par value $0.0001 per share, initially issued to the Sponsor (up to 375,000 Shares of which are subject to complete or partial forfeiture by the Sponsor if the over-allotment option is not exercised by the Underwriters) for an aggregate purchase price of $25,000, or $0.009 per share, prior to the consummation of the Public Offering; (iv) “Initial Stockholders” shall mean the Sponsor and any Insider that holds Founder Shares; (v) “Private Placement Warrants” shall mean the Warrants to purchase up to 4,200,000 shares of Common Stock (or up to 4,500,000 shares of Common Stock if the over-allotment option is exercised in full) comprising the Private Placement Units; (vi) “Public Stockholders” shall mean the holders of securities issued in the Public Offering; (vii) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering shall be deposited; and (viii) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

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12.    The Company will maintain an insurance policy or policies providing directors’ and officers’ liability insurance, and each Director shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s directors or officers.

13.    This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

14.    No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor and each Insider and their respective successors, heirs and assigns and permitted transferees.

15.    Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

16.    This Letter Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

17.    This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

18.    This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

19.    Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

20.    This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Periods or (ii) the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate in the event that the Public Offering is not consummated and closed by December 31, 2021; provided further that paragraph 4 of this Letter Agreement shall survive such liquidation.

21.    The Company, the Sponsor and each Insider hereby acknowledges and agrees that the Representative on behalf of the Underwriters is a third party beneficiary of this Letter Agreement.

[SIGNATURE PAGE FOLLOWS]

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Sincerely,

GLADSTONE SPONSOR, LLC

By:	/s/ Michael LiCalsi
Name:	Michael LiCalsi
Title:	General Counsel & Secretary

/s/ David Gladstone

/s/ Michael J. Malesardi

/s/ Terry L. Brubaker

/s/ Michael LiCalsi

/s/ Bill Frisbie

/s/ Bill Reiman

/s/ Paul W. Adelgren

/s/ Michela A. English

/s/ Caren D. Merrick

/s/ John H. Outland

/s/ Anthony W. Parker

/s/ Walter H. Wilkinson Jr.

Acknowledged and Agreed:

GLADSTONE ACQUISITION CORPORATION

By:	/s/ Michael LiCalsi
Name:	Michael LiCalsi
Title:	General Counsel & Secretary

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EXHIBIT B

FORM OF TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT (this “Agreement”) is entered into as of _______________, 20__, by and among Global System Dynamics, Inc., a Delaware corporation (“GSD”), and [•], a [•] (the “Stockholder”). Each of GSD and the Stockholder are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the BCA (as defined below).

RECITALS

WHEREAS, on _______________, 20__, GSD, Zilla Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and DarkPulse, Inc., a Delaware corporation (the “Company”), [is entering][entered into] that certain Business Combination Agreement (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “BCA”) pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company as the surviving corporation in the merger and, after giving effect to such merger, becoming a wholly-owned Subsidiary of GSD, and each Company Share (including the Subject Company Shares (as defined below)) will be converted into the right to receive GSD Shares, in each case, on the terms and subject to the conditions set forth in the BCA;

WHEREAS, the Stockholder is the record and beneficial owner of the number and type of Equity Securities of the Company set forth on Schedule A hereto (together with any other Equity Securities of the Company of which the Stockholder acquires record or beneficial ownership after the date hereof, and prior to any meeting of the stockholders of the Company described in Section 1(a) below, including, without limitation, upon exercise of outstanding options and warrants and upon conversion of outstanding convertible indebtedness), (collectively, the “Subject Company Shares”);

WHEREAS, in consideration for the benefits to be received by the Stockholder under the terms of the BCA and as a material inducement to GSD and the other GSD Parties agreeing to enter into and consummate the transactions contemplated by the BCA, the Stockholder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and

WHEREAS, the Parties acknowledge and agree that GSD and the other GSD Parties would not have entered into and agreed to consummate the transactions contemplated by the BCA without the Stockholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

AGREEMENT

1.      Company Stockholder Support and Related Matters.

a.       At any meeting of the stockholders of the Company prior to the termination of this Agreement, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought, the Stockholder shall (a) appear at each such meeting or otherwise cause all of its Subject Company Shares to be counted as present thereat for purposes of calculating a quorum and (b) vote (or cause to be voted), in person or by proxy, or execute and deliver, as promptly as reasonably practicable (and in any event within 48 hours) following any request therefor, a written consent (in such other form and substance as reasonably agreed by GSD and the Company), or cause such a written consent to be executed and delivered, covering all of its Subject Company Shares, (i) approving and adopting the Business Combination Agreement and the transactions contemplated thereby (including the Merger), (ii) against any proposal relating to a Company Acquisition Proposal, and (iii) against any proposal, action or agreement that would impede, frustrate, prevent or nullify the consummation of the Merger (including those proposals that would result in a breach in any respect of any covenant, representation, warranty or other obligation or agreement of the Company under the Business Combination Agreement) or any of the other transactions contemplated by the Business Combination Agreement.

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b.      Without limiting any other rights or remedies of GSD, the Stockholder hereby irrevocably appoints GSD or any individual designated by GSD as the Stockholder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstituting), for and in the name, place and stead of the Stockholder, to attend on behalf of the Stockholder any meeting of the Company Stockholders with respect to the matters described in Section 1(a), to include the Subject Company Shares in any computation for purposes of establishing a quorum at any such meeting of the Company Stockholders, to vote (or cause to be voted) the Subject Company Shares or consent (or withhold consent) with respect to any of the matters described in Section 1(a) in connection with any meeting of the Company Stockholders or any action by written consent by the Company Stockholders, in each case, in the event that the Stockholder fails to perform or otherwise comply with the covenants, agreements or obligations set forth in Section 1(a).

c.       The proxy granted by the Stockholder pursuant to Section 1(b) is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration for GSD entering into the BCA and agreeing to consummate the transactions contemplated thereby. The proxy granted by the Stockholder pursuant to Section 1(b) is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by the Stockholder and shall revoke any and all prior proxies granted by the Stockholder with respect to the Subject Company Shares. The vote or consent of the proxyholder in accordance with Section 1(b) and with respect to the matters in Section 1(a) shall control in the event of any conflict between such vote or consent by the proxyholder of the Subject Company Shares and a vote or consent by the Stockholder of the Subject Company Shares (or any other Person with the power to vote the Subject Company Shares) with respect to the matters in Section 1(a). The proxyholder may not exercise the proxy granted pursuant to Section 1(b) on any matter except those provided in Section 1(a). For the avoidance of doubt, the Stockholder may vote the Subject Company Shares on all other matters, subject to, for the avoidance of doubt, the other applicable covenants, agreements and obligations set forth in this Agreement.

2.      Other Covenants and Agreements.

a.       The Stockholder shall be bound by and subject to (i) Sections 5.3(a) (Confidentiality and Access to Information) and 5.4(a) (Public Announcements) of the BCA to the same extent as such provisions apply to the parties to the BCA, as if the Stockholder is directly party thereto, and (ii) the first sentence of Section 5.6(a) (Exclusive Dealing) and Section 8.18 (Trust Account Waiver) of the BCA to the same extent as such provisions apply to the Company, as if the Stockholder is directly party thereto.

b.      The Stockholder acknowledges and agrees that GSD and the other GSD Parties are entering into the BCA in reliance upon the Stockholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for the Stockholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, GSD and the other GSD Parties would not have entered into or agreed to consummate the transactions contemplated by the BCA.

c.       The Stockholder hereby agrees, in connection with the closing of the Merger, to execute a customary lock-up agreement with respect to any GSD Shares received by such Stockholder in the Merger, which, in any event, shall terminate no later than 180 days from the Closing.

3.      Stockholder Representations and Warranties. The Stockholder represents and warrants to GSD as follows:

a.       If such Stockholder is not an individual, the Stockholder is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

b.      If such Stockholder is not an individual, the Stockholder has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the BCA), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the Stockholder. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid, legal and binding agreement of the Stockholder (assuming that this Agreement is duly authorized, executed and delivered by GSD), enforceable against the Stockholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

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c.       No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Stockholder with respect to the Stockholder’s execution, delivery or performance of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the BCA) or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of the Stockholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

d.      None of the execution or delivery of this Agreement by the Stockholder, the performance by the Stockholder of any of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the BCA) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Stockholder’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Stockholder is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Stockholder or any of its properties or assets are bound or (iv) result in the creation of any Lien upon the Subject Company Shares, except, in the case of any of clauses (ii) and (iii) above, as would not adversely affect the ability of the Stockholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

e.       The Stockholder is the record owner of the Subject Company Shares and has valid, good and marketable title to the Subject Company Shares, free and clear of all Liens (other than transfer restrictions under applicable Securities Law). Except for the Equity Securities of the Company set forth on Schedule A hereto, together with any other Equity Securities of the Company of which the Stockholder acquires record or beneficial ownership after the date hereof that is either permitted pursuant to, or acquired in accordance with, Section 5.1(b)(iv) of the BCA, the Stockholder does not own, beneficially or of record, any Equity Securities of any Group Company. Except as otherwise expressly contemplated by the Company Stockholders Agreement, the Stockholder does not have the right to acquire any Equity Securities of any Group Company. The Stockholder has the sole right to vote (and provide consent in respect of, as applicable) the Subject Company Shares and, except for this Agreement and the BCA, the Stockholder is not party to or bound by (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Stockholder to Transfer (as defined below) any of the Subject Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject Company Shares.

f.        There is no Proceeding pending or, to the Stockholder’s knowledge, threatened against the Stockholder that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Stockholder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

g.      The Stockholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that (i) he, she or it has conducted his, her or its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the GSD Parties and (ii) he, she or it has been furnished with or given access to such documents and information about the GSD Parties and their respective businesses and operations as he, she or it and his, her or its Representatives have deemed necessary to enable him, her or it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the other Ancillary Documents to which he, she or it is or will be a party and the transactions contemplated hereby and thereby.

h.      In entering into this Agreement and the other Ancillary Documents to which he, she or it is or will be a party, the Stockholder has relied solely on his, her or its own investigation and analysis and the representations and warranties expressly set forth in the Ancillary Documents to which he, she or it is or will be a party and no other representations or warranties of any GSD Party (including, for the avoidance of doubt, none of the representations or warranties of any GSD Party set forth in the BCA or any other Ancillary Document), any GSD Non-Party Affiliate or any other Person, either express or implied, and the Stockholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in the Ancillary Documents to which he, she or it is or will be a party, none of the GSD Parties, any GSD Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents to which he, she or it is or will be a party or the transactions contemplated hereby or thereby.

A-B-3

4.      Transfer of Subject Securities. Except as expressly contemplated by the BCA or with the prior written consent of GSD (such consent to be given or withheld in its sole discretion), from and after the date hereof until the termination of this Agreement, the Stockholder agrees not to (a) Transfer any of the Subject Company Shares, (b) enter into (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events or developments (including the satisfaction or waiver of any conditions precedent)) require the Stockholder to Transfer the Subject Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Company Shares, or (c) take any actions in furtherance of any of the matters described in the foregoing clauses (a) or (b). For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, offer, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise), grant of any option to purchase or otherwise dispose of or agreement to dispose of, establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position, entry into any swap or other arrangement, or public announcement of any intention to effect any of the foregoing.

5.      Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time; and (b) the termination of the BCA in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to Section 5(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud.

6.      Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Stockholder makes no agreement or understanding herein in any capacity other than in such Stockholder’s capacity as a record holder and beneficial owner of the Subject Company Shares, and, if applicable, not in such Stockholder’s capacity as a director, officer or employee of the Company or any of the Company’s Subsidiaries and (b) if applicable, nothing herein will be construed to limit or affect any action or inaction by such Stockholder as a member of the board of directors of any Group Company or as an officer, employee or fiduciary of any Group Company, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Group Company.

7.      No Recourse. Except for claims pursuant to the BCA or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against the Company or any Company Non-Party Affiliate (other than the Stockholder named as a party hereto, on the terms and subject to the conditions set forth herein) or any GSD Non-Party Affiliate, and (b) none of the Company, any Company Non-Party Affiliates (other than the Stockholder named as a party hereto, on the terms and subject to the conditions set forth herein) or any GSD Non-Party Affiliate shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

8.      Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to GSD, to:

Global System Dynamics, Inc.

815 Walker Street

Houston, TX 77002

Attention: Rick Iler

E-mail: riler@gsd.xyz

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If to the Stockholder, to:

[       ]

[       ]

[       ]

Attention: [       ]

Email: [       ]

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

9.      Entire Agreement. This Agreement, the BCA and the documents referred to herein and therein constitute the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

10.  Amendments and Waivers; Assignment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Stockholder and GSD. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by the Stockholder without GSD’s prior written consent (to be withheld or given in its sole discretion).

11.  Fees and Expenses. Except as otherwise expressly set forth in the BCA, all fees andexpenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

12.  Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that either Party does not perform its respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

13.  No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

14.  Appraisal Rights. Each Stockholder hereby agrees not to exercise any appraisal rights or any dissenters’ rights that such Stockholder may have (whether under applicable Law, including Section 262 of the DGCL or otherwise) or could potentially have or acquire in connection with the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, including the Merger.

15.  Miscellaneous. Sections 8.1 (Non-Survival), 8.5 (Governing Law), 8.7 (Construction; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial) and 8.16 (Submission to Jurisdiction) of the BCA are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

[remainder of page intentionally left blank; signature page follows]

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IN WITNESS WHEREOF, each of the Parties has caused this Transaction Support Agreement to be duly executed on its behalf as of the day and year first above written.

GLOBGAL SYSTEM DYNAMICS, INC.

By: ___________________________

Name: Rick Iler

Title: CEO

[GSD Signature Page to Transaction Support Agreement]

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__________________________________

Name of Stockholder

[Stockholder Signature Page to Transaction Support Agreement]

A-B-7

Schedule A

Owned Equity Securities

Security	Number

[ • ]	[ • ]

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EXHIBIT C

LETTER OF TRANSMITTAL

To Accompany Certificates Formerly Representing

Common Shares of

(Company Name)

DESCRIPTION OF SURRENDERED CERTIFICATES

Names(s) and Address(es) of Registered Owner(s) (Please fill in, if blank, exactly as name(s) appear(s) on certificate(s))	Certificate(s) Surrendered (Attach additional list if necessary)
	Certificate Number(s) ______________ ______________ ______________ Total number of shares:	Total Number of Shares Represented By Certificate(s) _______________________________ _______________________________ _______________________________

[ ]       If any certificate(s) representing shares of stock that you own have been lost or destroyed, check this box and see Instruction 8. Please fill out the remainder of this Letter of Transmittal and indicate here the number of shares of stock represented by the lost or destroyed certificates. _________ (Number of Shares)

SPECIAL PAYMENT INSTRUCTIONS
(See Instructions 1, 4, and 5)

To be completed ONLY if the new shares or payment for surrendered shares is to be issued in the name of someone other than the undersigned. You must obtain a MEDALLION SIGNATURE GUARANTEE. See reverse.

Issue payment to:

Name:
                      (Please Print)

Address: __________________________

(Include Zip Code)

(Tax Identification or Social Security No.)

SPECIAL DELIVERY INSTRUCTIONS
(See Instructions 1, 4 and 5)

To be completed ONLY if the new shares or check for surrendered shares is to be mailed to someone other than the undersigned or to the undersigned at an address other than that shown above.

Deliver check to:

Name:
                              (Please Print)

Address:

(Include Zip Code)

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IMPORTANT — STOCKHOLDERS SIGN HERE

(U.S. Holders Also Please Complete Substitute Form W-9 Below)

(Non-U.S. Holders Please Obtain and Complete Form W-8BEN or Other Form W-8)

(Must be signed by former registered holder(s) exactly as name(s) appear(s) on stock certificate(s) or on a security position listing or by person(s) authorized to become registered holder(s) as evidenced by certificates and documents transmitted herewith. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, please set forth full title and see Instruction 4.)

Name: ____________________________________ Signature: _____________________________________

Name: _________________________________________ Signature: __________________________________________

Telephone Number: ______________________________ Email Address: ________________________________________

Dated:                                  , 20_______

Mail to: Continental Stock Transfer & Trust Company,

Attn: Corporate Actions,

1 State Street 30th Floor, New York, NY 10004

Telephone: 917-262-2378

MEDALLION SIGNATURE GUARANTEE

(See Instructions 1 and 4)

Complete ONLY if required by Instruction 1.

FOR USE BY FINANCIAL INSTITUTION ONLY. PLACE MEDALLION GUARANTEE IN SPACE BELOW.

Firm: ______________________________________________________________

By: _______________________________________________________________

Title: ______________________________________________________________

Address: ____________________________________________________________

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EXHIBIT D

See Annex C

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EXHIBIT E

AMENDED AND RESTATED BYLAWS

OF

GLOBAL SYSTEM DYNAMICS, INC.

(A DELAWARE CORPORATION)

BYLAWS

OF

GLOBAL SYSTEM DYNAMICS, INC.

(A DELAWARE CORPORATION)

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of the corporation in the State of Delaware shall be in the City of Wilmington, County of New Castle.

Section 2. Other Offices. The corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors, and may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II

CORPORATE SEAL

Section 3. Corporate Seal. The Board of Directors may adopt a corporate seal. The corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE III

STOCKHOLDERS’ MEETINGS

Section 4. Place of Meetings. Meetings of the stockholders of the corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (“DGCL”).

Section 5. Annual Meeting.

(a) The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may lawfully come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders; (ii) by or at the direction of the Board of Directors; or (iii) by any stockholder of the corporation who was a stockholder of record at the time of giving of notice provided for in the following paragraph, who is entitled to vote at the meeting and who complied with the notice procedures set forth in Section 5.

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(b) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a) of these Bylaws, (i) the stockholder must have given timely notice thereof in writing to the Secretary of the corporation, (ii) such other business must be a proper matter for stockholder action under the DGCL, (iii) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the corporation with a Solicitation Notice (as defined in this Section 5(b)), such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the corporation’s voting shares reasonably believed by such stockholder or beneficial owner to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice, and (iv) if no Solicitation Notice relating thereto has been timely provided pursuant to this section, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 5. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth: (A) as to each person whom the stockholder proposed to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and Rule 14a-4(d) thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, (ii) the class and number of shares of the corporation which are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of the proposal, at least the percentage of the corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent, a “Solicitation Notice”).

(c) Notwithstanding anything in the second sentence of Section 5(b) of these Bylaws to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the corporation at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 5 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation.

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(d) Only such persons who are nominated in accordance with the procedures set forth in this Section 5 shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 5. Except as otherwise provided by law, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.

(e) Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, stockholders must provide notice as required by the regulations promulgated under the 1934 Act. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation proxy statement pursuant to Rule 14a-8 under the 1934 Act.

(f) For purposes of this Section 5, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act.

Section 6. Special Meetings.

(a) Special meetings of the stockholders of the corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption) or (iv) by the holders of shares entitled to cast not less than ten percent (10%) of the votes at the meeting, and shall be held at such place, on such date, and at such time as the Board of Directors shall fix.

(b) If a special meeting is properly called by any person or persons other than the Board of Directors, the request shall be in writing, specifying the general nature of the business proposed to be transacted, and shall be delivered personally or sent by certified or registered mail, return receipt requested, or by telegraphic or other facsimile transmission to the Chairman of the Board of Directors, the Chief Executive Officer, or the Secretary of the corporation. No business may be transacted at such special meeting otherwise than specified in such notice. The Board of Directors shall determine the time and place of such special meeting, which shall be held not less than thirty-five (35) nor more than one hundred twenty (120) days after the date of the receipt of the request. Upon determination of the time and place of the meeting, the officer receiving the request shall cause notice to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7 of these Bylaws. Nothing contained in this paragraph (b) shall be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

Section 7. Notice of Meetings. Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at any such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

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Section 8. Quorum. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of a majority of shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute or by the Certificate of Incorporation or these Bylaws, a majority of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.

Section 9. Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairman of the meeting or by the vote of a majority of the shares present in person, by remote communication, if applicable, or represented by proxy. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 10. Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 12 of these Bylaws, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote or execute consents shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three (3) years from its date of creation unless the proxy provides for a longer period.

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Section 11. Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two (2) or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one (1) votes, his act binds all; (b) if more than one (1) votes, the act of the majority so voting binds all; (c) if more than one (1) votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the DGCL, Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.

Section 12. List of Stockholders. The Secretary shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The list shall be open to examination of any stockholder during the time of the meeting as provided by law.

Section 13. Action Without Meeting.

(a) Unless otherwise provided in the Certificate of Incorporation, any action required by statute to be taken at any annual or special meeting of the stockholders, or any action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, or by electronic transmission setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

(b) Every written consent or electronic transmission shall bear the date of signature of each stockholder who signs the consent, and no written consent or electronic transmission shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered to the corporation in the manner herein required, written consents or electronic transmissions signed by a sufficient number of stockholders to take action are delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

(c) Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing or by electronic transmission and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take action were delivered to the corporation as provided in Section 228(c) of the DGCL. If the action which is consented to is such as would have required the filing of a certificate under any section of the DGCL if such action had been voted on by stockholders at a meeting thereof, then the certificate filed under such section shall state, in lieu of any statement required by such section concerning any vote of stockholders, that written consent has been given in accordance with Section 228 of the DGCL.

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(d) A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this section, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the corporation can determine (i) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder and (ii) the date on which such stockholder or proxyholder or authorized person or persons transmitted such telegram, cablegram or electronic transmission. The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the corporation by delivery to its registered office in the state of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested. Notwithstanding the foregoing limitations on delivery, consents given by telegram, cablegram or other electronic transmission may be otherwise delivered to the principal place of business of the corporation or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded if, to the extent and in the manner provided by resolution of the board of directors of the corporation. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

Section 14. Organization.

(a) At every meeting of stockholders, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the President, or, if the President is absent, a chairman of the meeting chosen by a majority in interest of the stockholders entitled to vote, present in person or by proxy, shall act as chairman. The Secretary, or, in his absence, an Assistant Secretary directed to do so by the President, shall act as secretary of the meeting.

(b) The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

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ARTICLE IV

DIRECTORS

Section 15. Number and Term of Office. The authorized number of directors of the corporation shall be fixed by the Board of Directors from time to time.

Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient.

Section 16. Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.

Section 17. Term of Directors.

(a) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, directors shall be elected at each annual meeting of stockholders to serve until the next annual meeting of stockholders and his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 18. Vacancies.

(a) Unless otherwise provided in the Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, provided, however, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director.

Section 19. Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time, upon receipt by the Secretary or at the pleasure of the Board of Directors. If no such specification is made, it shall be deemed effective at the pleasure of the Board of Directors. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office for the unexpired portion of the term of the Director whose place shall be vacated and until his successor shall have been duly elected and qualified.

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Section 20. Removal. Subject to any limitations imposed by applicable law, the Board of Directors or any director may be removed from office at any time (i) with cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors or (ii) without cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the corporation, entitled to vote generally at an election of directors.

Section 21. Meetings

(a) Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, including a voice-messaging system or other system designated to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for a regular meeting of the Board of Directors.

(b) Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairman of the Board, the President or any director.

(c) Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d) Notice of Special Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least twenty-four (24) hours before the date and time of the meeting. If notice is sent by US mail, it shall be sent by first class mail, postage prepaid at least three (3) days before the date of the meeting. Notice of any meeting may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(e) Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 22. Quorum and Voting.

(a) Unless the Certificate of Incorporation requires a greater number, a quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation; provided, however, at any meeting, whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

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(b) At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.

Section 23. Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 24. Fees and Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 25. Committees.

(a) Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one (1) or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any bylaw of the corporation.

(b) Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one (1) or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.

(c) Term. The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of subsections (a) or (b) of this Bylaw may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

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(d) Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 25 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

Section 26. Organization. At every meeting of the directors, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the President, or if the President is absent, the most senior Vice President, (if a director) or, in the absence of any such person, a chairman of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his absence, any Assistant Secretary directed to do so by the President, shall act as secretary of the meeting.

ARTICLE V

OFFICERS

Section 27. Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer, the Treasurer and the Controller, all of whom shall be elected at the annual organizational meeting of the Board of Directors. The Board of Directors may also appoint one or more Assistant Secretaries, Assistant Treasurers, Assistant Controllers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors.

Section 28. Tenure and Duties of Officers.

(a) General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

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(b) Duties of Chairman of the Board of Directors. The Chairman of the Board of Directors, when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairman of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time. If there is no President, then the Chairman of the Board of Directors shall also serve as the Chief Executive Officer of the corporation and shall have the powers and duties prescribed in paragraph (c) of this Section 28.

(c) Duties of President. The President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors has been appointed and is present. Unless some other officer has been elected Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time.

(d) Duties of Vice Presidents. The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(e) Duties of Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time. The President may direct any Assistant Secretary to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(f) Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. The President may direct the Treasurer or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each Controller and Assistant Controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

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Section 29. Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 30. Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission notice to the Board of Directors or to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

Section 31. Removal. Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any committee or superior officers upon whom such power of removal may have been conferred by the Board of Directors.

ARTICLE VI

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING

OF SECURITIES OWNED BY THE CORPORATION

Section 32. Execution of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the corporation.

All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do.

Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 33. Voting of Securities Owned by the Corporation. All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairman of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

ARTICLE VII

SHARES OF STOCK

Section 34. Form and Execution of Certificates. The shares of the corporation shall be represented by certificates, or shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the corporation shall be entitled to have a certificate signed by or in the name of the corporation by the Chairman of the Board of Directors, or the President or any Vice President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

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Section 35. Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 36. Transfers.

(a) Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by a certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b) The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 37. Fixing Record Dates.

(a) In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b) In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary, request the Board of Directors to fix a record date. The Board of Directors shall promptly, but in all events within ten (10) days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the Board of Directors within ten (10) days of the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

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(c) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 38. Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VIII

OTHER SECURITIES OF THE CORPORATION

Section 39. Execution of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 34), may be signed by the Chairman of the Board of Directors, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

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ARTICLE IX

DIVIDENDS

Section 40. Declaration of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 41. Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X

FISCAL YEAR

Section 42. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

ARTICLE XI

INDEMNIFICATION

Section 43. Indemnification of Directors, Executive Officers, Other Officers, Employees and Other Agents.

(a) Directors and Officers. The corporation shall indemnify its directors and officers to the fullest extent not prohibited by the DGCL or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the Delaware General Corporation Law or any other applicable law or (iv) such indemnification is required to be made under subsection (d).

(b) Employees and Other Agents. The corporation shall have power to indemnify its employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person to such officers or other persons as the Board of Directors shall determine.

(c) Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding, provided, however, that, if the DGCL requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Section 43 or otherwise.

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Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this Bylaw, no advance shall be made by the corporation to an officer of the corporation (except by reason of the fact that such officer is or was a director of the corporation, in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of a quorum consisting of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

(d) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or officer. Any right to indemnification or advances granted by this Bylaw to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this Article XI or otherwise shall be on the corporation.

(e) Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL or any other applicable law.

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(f) Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) Insurance. To the fullest extent permitted by the DGCL, or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Bylaw.

(h) Amendments. Any repeal or modification of this Bylaw shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

(i) Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Bylaw that shall not have been invalidated, or by any other applicable law. If this Section 43 shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and officer to the full extent under applicable law.

(j) Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:

(1) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(2) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(3) The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Bylaw with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(4) References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

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(5) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Bylaw.

ARTICLE XII

NOTICES

Section 44. Notices.

(a) Notice to Stockholders. Written notice to stockholders of stockholder meetings shall be given as provided in Section 7 herein. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by law, written notice to stockholders for purposes other than stockholder meetings may be sent by United States mail or nationally recognized overnight courier, or by facsimile, telegraph or telex or by electronic mail or other electronic means.

(b) Notice to Directors. Any notice required to be given to any director may be given by the method stated in subsection (a), or as provided for in Section 21 of these Bylaws. If such notice is not delivered personally, it shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

(c) Affidavit of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d) Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e) Notice to Person with Whom Communication Is Unlawful. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f) Notice to Stockholders Sharing an Address. Except as otherwise prohibited under DGCL, any notice given under the provisions of DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within 60 days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.

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ARTICLE XIII

AMENDMENTS

Section 45. Amendments. The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

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EXHIBIT F

See Annex D

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Annex B

December 14, 2022

STRICTLY CONFIDENTIAL

The Board of Directors

Global System Dynamics, Inc.

To the Board of Directors:

We understand that Global System Dynamics, Inc. (“GSD”, the “Company”) intends to enter into a business combination agreement (the “Agreement”) by, between and among GSD, DarkPulse, Inc. (“DPLS”, the “Target”), and Zilla Acquisition Corp., a wholly-owned subsidiary of GSD (“Merger Sub”), pursuant to which, as currently contemplated:(i) on the Closing Date, Merger Sub will merge with and into the Target (the “Merger”, the “Transaction”), with the Target as the surviving corporation in the Merger (the “Surviving Company”) and, after giving effect to the Merger, the Target will be a wholly-owned Subsidiary of GSD, and (b) each Target Share will be automatically converted as of the Effective Time into a portion of the Merger Consideration; (ii) at the Effective Time, (a) each GSD Class A Share and each GSD Class B Share that is issued and outstanding immediately prior to the Merger shall become one share of common stock of GSD, and (b) the Governing Documents (including the certificate of incorporation) of the Target shall be the Governing Documents of the Surviving Company, until thereafter changed or amended as provided in the Agreement or by applicable law; (iii) at the Effective Time, each Target Share (other than the Target Shares cancelled and extinguished pursuant to Section 2.1(a)(viii)) issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right to receive that number of GSD Shares equal to the Merger Consideration; (iv) Merger Consideration means with respect to each outstanding share of Target Common Stock, which shall include Target Common Stock that results from the conversion of the Target Preferred Stock, a number of shares of Class A Common Stock equal to the Exchange Ratio; and (v) Exchange Ratio means (a) the Equity Value Per Share, divided by (b) the GSD Share Value ($10.00), and Equity Value per Share means (a) the Equity Value ($116,518,357.65), divided by (b) the fully diluted Target Capitalization.

The board of directors of the Company (the “Board”) has requested that The Benchmark Company, LLC (“Benchmark”) provide a written opinion (the “Opinion”) to the Board as to whether the consideration to be paid by the Company in the Transaction is fair to the Company’s unaffiliated stockholders from a financial point of view.

In exchange for our services in rendering this Opinion, the Company has agreed to pay a fee to Benchmark, which is not contingent upon either the conclusion expressed herein or the consummation of the Transaction. The Company has also agreed to indemnify us against certain potential liabilities in connection with our services in rendering this Opinion and to reimburse us for certain of our expenses incurred in connection with our engagement with the Company. We may seek to provide other financial advisory or investment banking services to the Company and/or its affiliates and other participants in the Transaction in the future for which we may receive compensation.

This Opinion is addressed to, and is intended for the use, information and benefit of the Board (solely in their capacity as such) and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise.

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We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the underlying business decision of the Board, the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company, the Target or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) the solvency, creditworthiness or fair value of the Target, the Company or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (vii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Board, the Company and its advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Target, the Company, the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

In arriving at this Opinion, we reviewed and considered such financial and other matters as we deemed relevant, including, among other things:

  a draft of the Agreement provided to us by the Company, dated December 14, 2022;
  certain information relating to the historical, current and future operations, financial condition and prospects of the Target, made available to us by the Company, including historical financial statements filed with the Securities and Exchange Commission (SEC), including Form 10-K for the year ended 12/31/2021 and Form 10-Q for the quarterly period ended 9/30/2022, and a financial model with projected financials for the quarter ending December 31, 2022, and the calendar years 2022-2025;
  discussions with certain members of the management of the Company and Target and certain of its advisors and representatives regarding the business, operations, financial condition and prospects of the Target, the Transaction and related matters;
  a certificate addressed to us from senior management of the Company which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) on the Target provided to, or discussed with, us by or on behalf of the Company;
  the current and historical market prices, trading characteristics and financial performance of the publicly traded securities of certain companies that we deemed to be relevant;
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  the publicly available financial terms of certain transactions that we deemed to be relevant; and
  such other information, economic and market criteria and data, financial studies, analyses and investigations and such other factors as Benchmark deemed relevant.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company and Target has advised us, and we have assumed, that the financial projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Target and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Target since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. Benchmark has further relied upon the assurance of the management of the Company and Target that they are unaware of any facts that would make the information provided to Benchmark incomplete or misleading in any material respect. In connection with its review and arriving at this Opinion, Benchmark did not assume any responsibility for the independent verification of any of the foregoing information and relied on the completeness and accuracy as represented by the Company and Target. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any material respect from the version of the Agreement provided to us as identified above. In addition, Benchmark did not make any independent evaluation or appraisal of the assets or liabilities of the Company or the Target nor was Benchmark furnished with any such independent evaluations or appraisals. This Opinion is necessarily based upon financial, economic, market and other conditions as they existed on, and should be evaluated as of, the date hereof. Although subsequent developments might affect this Opinion, Benchmark does not have any obligation to update, revise or reaffirm this Opinion.

Benchmark has assumed that the Transaction will be consummated on terms substantially similar to those set forth in the draft of the Agreement provided to us as identified above. Furthermore, the Company represented to Benchmark that the Transaction was negotiated by the parties on an arm’s length basis.

In the ordinary course of our business, Benchmark may have actively traded the equity or debt securities of the Company and may continue to actively trade such equity or debt securities. In addition, certain individuals who are employees of, or are affiliated with, Benchmark may have in the past and may currently be stockholders of the Company.

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Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the consideration to be paid by the Company in the Transaction pursuant to the Agreement is fair to the Company’s unaffiliated stockholders from a financial point of view.

Very truly yours,

THE BENCHMARK COMPANY, LLC

By: /s/ John J. Borer III_________________________________

Name: John J. Borer III

Title: Senior Managing Director & Co-Head of Investment Banking

The Benchmark Company, LLC - Member FINRA, SIPC

150 East 58th Street, 17th Floor, New York, NY 10155 - Tel: 212-312-6700

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Annex C

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

GLOBAL SYSTEM DYNAMICS, INC.

[●], 2023

Global System Dynamics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Global System Dynamics, Inc.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 14, 2021, amended and restated on August 4, 2021, and amended effective October 7, 2022 (the “Certificate”).

2. This Second Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), which both restates and amends the provisions of the Certificate, was duly adopted by the Board of Directors of the Corporation by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the Delaware General Corporation Law (“DGCL”). This Second Amended and Restated Certificate has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Corporation.

3. This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

4. The text of the Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Global System Dynamics, Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV

CAPITALIZATION

4.1    Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is [____] shares, consisting of (a) [____] shares of common stock (the “Common Stock”), and (b) [____] shares of preferred stock (the “Preferred Stock”).

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4.2    Preferred Stock. Subject to Article IX of this Amended and Restated Certificate, the Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

4.3    Common Stock.

(a)    Voting.

(i)    Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii)    Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the Common Stock are entitled to vote.

(iii)    Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b)    Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

4.4    Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

5.1    Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the By-Laws of the Corporation (“By-Laws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate, and any By-Laws adopted by the stockholders of the Corporation; provided, however, that no By-Laws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such By-Laws had not been adopted.

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5.2    Number, Election and Term.

(a)    The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b)    Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitute the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c)    Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d)    Unless and except to the extent that the By-Laws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights with regard to election of directors.

5.3    Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

5.4    Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

5.5    Preferred Stock—Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

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ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the By-Laws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the By-Laws. The By-Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By-Laws; and provided further, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By-Laws had not been adopted.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

7.1    Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

7.2    Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws.

7.3    Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, subsequent to the consummation of the Offering, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders with respect to which action may be taken by written consent.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

8.1    Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

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8.2    Indemnification and Advancement of Expenses.

(a)    To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)    The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the By-Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)    Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)    This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

CORPORATE OPPORTUNITY

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Amended and Restated Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

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ARTICLE X

AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X.

ARTICLE XI

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS; CONSENT TO JURISDICTION

11.1    Forum. Subject to the last sentence in this Section 11.1, and unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the By-Laws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the provisions of this Section 11.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

11.2    Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

11.3    Severability. If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

11.4    Deemed Notice. Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI.

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IN WITNESS WHEREOF, Gladstone Acquisition Corporation has cause this AMENDED AND RESTATED CERTIFICATE to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

Global System Dynamics, Inc.

By:	_______________________________
Name:	[____]
Title:	[____]

SIGNATURE PAGE TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

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Annex D

FORM EQUITY INCENTIVE PLAN

GLOBAL SYSTEM DYNAMICS, INC.

2022 EQUITY INCENTIVE PLAN

1.      Purpose of the Plan. The purpose of the 2022 Equity Incentive Plan is to attract, retain and motivate employees, officers, directors, consultants, agents, advisors and independent contractors of the Company and its Related Companies by providing them the opportunity to acquire a proprietary interest in the Company and to align their interests and efforts to the long-term interests of the Company’s stockholders.

2.      Definitions. Certain capitalized terms used in the Plan have the meanings set forth in Appendix A.

3.      Administration.

(a)     Administration of the Plan. The Plan shall be administered by the Board. All references in the Plan to the “Plan Administrator” shall be to the Board.

(b)    Administration and Interpretation by Plan Administrator.

(i)          Except for the terms and conditions explicitly set forth in the Plan and to the extent permitted by applicable law, the Plan Administrator shall have full power and exclusive authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to (A) select the Eligible Persons to whom Awards may from time to time be granted under the Plan; (B) determine the type or types of Awards to be granted to each Participant under the Plan; (C) determine the number of shares of Common Stock to be covered by each Award granted under the Plan; (D) determine the terms and conditions of any Award granted under the Plan; (E) approve the forms of notice or agreement for use under the Plan; (F) determine whether, to what extent and under what circumstances Awards may be settled in cash, shares of Common Stock or other property or canceled or suspended; (G) interpret and administer the Plan and any instrument evidencing an Award, notice or agreement executed or entered into under the Plan; (H) establish such rules and regulations as it shall deem appropriate for the proper administration of the Plan; (I) delegate ministerial duties to such of the Company’s employees as it so determines; and (J) make any other determination and take any other action that the Plan Administrator deems necessary or desirable for administration of the Plan.

(ii)         The effect on the vesting of an Award of a Company-approved leave of absence or a Participant’s reduction in hours of employment or service shall be determined by the Company’s chief human resources officer or other person performing that function or, with respect to directors or executive officers, by the Board, whose determination shall be final.

(iii)        To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv)        Decisions of the Plan Administrator shall be final, conclusive and binding on all persons, including the Company, any Participant, any stockholder and any Eligible Person. A majority of the members of the Plan Administrator may determine its actions.

4.      Shares Subject to the Plan.

(a)     Authorized Number of Shares. Subject to adjustment from time to time as provided in Section 14 below, the number of shares of Common Stock available for issuance under the Plan shall be [*] shares. Shares issued under the Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company as treasury shares.

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(b)    Share Usage.

(i)          Shares of Common Stock covered by an Award shall not be counted as used unless and until they are actually issued and delivered to a Participant. If any Award lapses, expires, terminates or is canceled prior to the issuance of shares thereunder or if shares of Common Stock are issued under the Plan to a Participant and thereafter are forfeited to or otherwise reacquired by the Company, the shares subject to such Awards and the forfeited or reacquired shares shall again be available for issuance under the Plan. Any shares of Common Stock (A) tendered by a Participant or retained by the Company as full or partial payment to the Company for the purchase price of an Award or to satisfy tax withholding obligations in connection with an Award, or (B) covered by an Award that is settled in cash or in a manner such that some or all of the shares of Common Stock covered by the Award are not issued, shall be available for Awards under the Plan. The number of shares of Common Stock available for issuance under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares of Common Stock or credited as additional shares of Common Stock subject or paid with respect to an Award.

(ii)         The Plan Administrator shall also, without limitation, have the authority to grant Awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company.

(iii)        Notwithstanding any other provision of the Plan to the contrary, the Plan Administrator may grant Substitute Awards under the Plan. In the event that a written agreement between the Company and an Acquired Entity pursuant to which a merger or consolidation is completed is approved by the Board and that agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, those terms and conditions shall be deemed to be the action of the Plan Administrator without any further action by the Plan Administrator, and the persons holding such awards shall be deemed to be Participants.

(iv)        Notwithstanding any other provisions of this Section 4.(b) to the contrary, the maximum number of shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate share number stated in Section 4.(a) above, subject to adjustment as provided in Section 14 below.

5.      Eligibility. An Award may be granted to any employee, officer or director of the Company or a Related Company whom the Plan Administrator from time to time selects. An Award may also be granted to any consultant, agent, advisor or independent contractor for bona fide services rendered to the Company or any Related Company that (a) are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

6.      Awards.

(a)     Form, Grant and Settlement of Awards. The Plan Administrator shall have the authority, in its sole discretion, to determine the type or types of Awards to be granted under the Plan. Such Awards may be granted either alone or in addition to or in tandem with any other type of Award. Any Award settlement may be subject to such conditions, restrictions and contingencies as the Plan Administrator shall determine.

(b)    Evidence of Awards. Awards granted under the Plan shall be evidenced by a written, including an electronic, instrument that shall contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and that are not inconsistent with the Plan.

(c)     Dividends and Distributions. Participants may, if the Plan Administrator so determines, be credited with dividends or dividend equivalents paid with respect to shares of Common Stock underlying an Award in a manner determined by the Plan Administrator in its sole discretion. The Plan Administrator may apply any restrictions to the dividends or dividend equivalents that the Plan Administrator deems appropriate. The Plan Administrator, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, shares of Common Stock, Restricted Stock or Stock Units. Notwithstanding the foregoing, the right to any dividends or dividend equivalents declared and paid on the number of shares underlying an Option or a Stock Appreciation Right may not be contingent, directly or indirectly, on the exercise of the Option or Stock Appreciation Right, and must comply with or qualify for an exemption under Section 409A. Also notwithstanding the foregoing, the right to any dividends or dividend equivalents declared and paid on Restricted Stock must (i) be paid at the same time such dividends or dividend equivalents are paid to other stockholders and (ii) comply with or qualify for an exemption under Section 409A.

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7.      Options.

(a)     Grant of Options. The Plan Administrator may grant Options designated as Incentive Stock Options or Nonqualified Stock Options.

(b)    Option Exercise Price. Options shall be granted with an exercise price per share not less than 100% of the Fair Market Value of the Common Stock on the Grant Date (and not less than the minimum exercise price required by Section 422 of the Code with respect to Incentive Stock Options), except in the case of Substitute Awards. Notwithstanding the foregoing, the Plan Administrator may grant Nonqualified Stock Options with an exercise price per share of less than the Fair Market Value of the Common Stock on the Grant Date if the Option either: (i) is not “deferred compensation” within the meaning of Section 409A; or (ii) meets all the requirements for Awards that are considered “deferred compensation” within the meaning of Section 409A.

(c)     Term of Options. Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the maximum term of an Option (the “Option Term”) shall be ten years from the Grant Date. For Incentive Stock Options, the Option Term shall be as specified in Section 8.(d) below.

(d)    Exercise of Options. The Plan Administrator shall establish and set forth in each instrument that evidences an Option the time at which, or the installments in which, the Option shall vest and become exercisable, any of which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Option, the Option shall vest and become exercisable according to the following schedule, which may be waived or modified by the Plan Administrator at any time:

Period of Participant’s Continuous Employment or Service With the Company or Its Related Companies From the Vesting Commencement Date	Portion of Total Option That Is Vested and Exercisable
After [one (1)] year	[one quarter (1/4)]
After each additional one-month period of continuous service complete thereafter	An additional [1/48]
After [four (4)] years	[100%]

To the extent an Option has vested and become exercisable, the Option may be exercised in whole or from time to time in part by delivery to or as directed or approved by the Company of a properly executed stock option exercise agreement or notice, in a form and in accordance with procedures established by the Plan Administrator, setting forth the number of shares with respect to which the Option is being exercised, the restrictions imposed on the shares purchased under such exercise agreement or notice, if any, and such representations and agreements as may be required by the Plan Administrator, accompanied by payment in full as described in Section 7.(e) below. An Option may be exercised only for whole shares and may not be exercised for less than a reasonable number of shares at any one time, as determined by the Plan Administrator.

(e)     Payment of Exercise Price. The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased. Such consideration must be paid before the Company will issue the shares being purchased and must be in a form or a combination of forms acceptable to the Plan Administrator for that purchase, which forms may include:

(i)          cash;

(ii)         check or wire transfer;

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(iii)        having the Company withhold shares of Common Stock that would otherwise be issued on exercise of a Nonqualified Stock Option that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;

(iv)        tendering (either actually or, if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) shares of Common Stock owned by the Participant that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;

(v)         if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, and to the extent permitted by law, delivery of a properly executed exercise agreement or notice, together with irrevocable instructions to a brokerage firm designated or approved by the Company to deliver promptly to the Company the aggregate amount of proceeds to pay the Option exercise price and any tax withholding obligations that may arise in connection with the exercise, all in accordance with the regulations of the Federal Reserve Board; or

(vi)        such other consideration as the Plan Administrator may permit.

(vii)       In addition, to assist a Participant (including directors and executive officers) in acquiring shares of Common Stock pursuant to an Option granted under the Plan, the Plan Administrator, in its sole discretion and to the extent permitted by applicable law, may authorize, either at the Grant Date or at any time before the acquisition of Common Stock pursuant to the Option, (A) the payment by a Participant of the purchase price of the Common Stock by a promissory note or (B) the guarantee by the Company of a loan obtained by the Participant from a third party. The Plan Administrator shall in its sole discretion specify the terms of any loans or loan guarantees, including the interest rate and terms of and security for repayment.

(f)     Effect of Termination of Service. The Plan Administrator shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, after a Termination of Service, any of which provisions may be waived or modified by the Plan Administrator at any time. If not otherwise established in the instrument evidencing the Option, the Option shall be exercisable according to the following terms and conditions, which may be waived or modified by the Plan Administrator at any time:

(i)          Any portion of an Option that is not vested and exercisable on the date of a Participant’s Termination of Service shall expire on such date.

(ii)         Any portion of an Option that is vested and exercisable on the date of a Participant’s Termination of Service shall expire on the earliest to occur of:

(A)        if the Participant’s Termination of Service occurs for reasons other than Cause, Disability or death, the date that is [three (3) months] after such Termination of Service;

(B)         if the Participant’s Termination of Service occurs by reason of Disability, the date that is [twelve (12) months] after such Termination of Service;

(C)         if the Participant’s Termination of Service occurs by reason of death, the date that is [three (3) months] after such Termination of Service; and

(D)        the Option Expiration Date.

(iii)        Notwithstanding the foregoing, if a Participant dies after the Participant’s Termination of Service but while an Option is otherwise exercisable, the portion of the Option that is vested and exercisable on the date of such Termination of Service shall expire upon the earlier to occur of (A) the Option Expiration Date and (B) the date that is [three (3) months] after the date of death, unless the Plan Administrator determines otherwise.

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(iv)        Also notwithstanding the foregoing, in case a Participant’s Termination of Service occurs for Cause, all Options granted to the Participant shall automatically expire upon first notification to the Participant of such termination, unless the Plan Administrator determines otherwise. If a Participant’s employment or service relationship with the Company is suspended pending an investigation of whether the Participant shall be terminated for Cause, all the Participant’s rights under any Option shall likewise be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after a Participant’s Termination of Service, any Option then held by the Participant may be immediately terminated by the Plan Administrator, in its sole discretion.

(v)         A Participant’s Award Agreement also may provide that (A) if the exercise of the Option following the Participant’s Termination of Services (other than upon the Participant’s death or disability) would result in liability under Section 16(b), then the Option will terminate on the earlier of (A) the expiration of the term of the Option set forth in the Award Agreement, or (B) the tenth (10th) day after the last date on which such exercise would result in liability under Section 16(b); or (B) if the exercise of the Option following the Participant’s Termination of Services (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (1) the expiration of the term of the Option or (E) the expiration of a period of thirty (30) days after the Termination of Services, during which the exercise of the Option would not be in violation of such registration requirements.

8.      Incentive Stock Option Limitations. Notwithstanding any other provision of the Plan to the contrary, the terms and conditions of any Incentive Stock Options shall in addition comply in all respects with Section 422 of the Code, or any successor provision, and any applicable regulations thereunder, including, to the extent required thereunder, the following:

(a)     Dollar Limitation. To the extent the aggregate Fair Market Value (determined as of the Grant Date) of Common Stock with respect to which a Participant’s Incentive Stock Options become exercisable for the first time during any calendar year (under the Plan and all other stock option plans of the Company and its parent and subsidiary corporations) exceeds $[_____], such portion in excess of $[_____] shall be treated as a Nonqualified Stock Option. In the event the Participant holds two or more such Options that become exercisable for the first time in the same calendar year, such limitation shall be applied on the basis of the order in which such Options are granted.

(b)    Eligible Employees. Individuals who are not employees of the Company or one of its parent or subsidiary corporations may not be granted Incentive Stock Options.

(c)     Exercise Price. Incentive Stock Options shall be granted with an exercise price per share not less than 100% of the Fair Market Value of the Common Stock on the Grant Date, and in the case of an Incentive Stock Option granted to a Participant who owns more than 10% of the total combined voting power of all classes of the stock of the Company or of its parent or subsidiary corporations (a “Ten Percent Stockholder”), shall be granted with an exercise price per share not less than 110% of the Fair Market Value of the Common Stock on the Grant Date. The determination of more than 10% ownership shall be made in accordance with Section 422 of the Code.

(d)    Option Term. Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the maximum term of an Incentive Stock Option shall not exceed ten years, and in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, shall not exceed five years.

(e)     Exercisability. An Option designated as an Incentive Stock Option shall cease to qualify for favorable tax treatment as an Incentive Stock Option to the extent it is exercised (if permitted by the terms of the Option) (i) more than three months after the date of a Participant’s termination of employment if termination was for reasons other than death or disability, (ii) more than one year after the date of a Participant’s termination of employment if termination was by reason of disability, or (iii) more than six months following the first day of a Participant’s leave of absence that exceeds three months, unless the Participant’s reemployment rights are guaranteed by statute or contract.

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(f)     Taxation of Incentive Stock Options.

(i)          In order to obtain certain tax benefits afforded to Incentive Stock Options under Section 422 of the Code, the Participant must hold the shares acquired upon the exercise of an Incentive Stock Option for two years after the Grant Date and one year after the date of exercise.

(ii)         A Participant may be subject to the alternative minimum tax at the time of exercise of an Incentive Stock Option. The Participant shall give the Company prompt notice of any disposition of shares acquired on the exercise of an Incentive Stock Option prior to the expiration of such holding periods.

(g)    Code Definitions. For the purposes of this Section 8, “disability,” “parent corporation” and “subsidiary corporation” shall have the meanings attributed to those terms for purposes of Section 422 of the Code.

(h)    Stockholder Approval. If the stockholders of the Company do not approve the Plan within twelve (12) months after the Board’s adoption of the Plan (or the Board’s adoption of any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code) Incentive Stock Options granted under the Plan after the date of the Board’s adoption (or approval) will be treated as Nonqualified Stock Options. No Incentive Stock Options may be granted more than ten years after the earlier of the approval by the Board or the stockholders of the Plan (or any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code).

(i)          Promissory Notes. The amount of any promissory note delivered pursuant to Section 7.(e) above in connection with an Incentive Stock Option shall bear interest at a rate specified by the Plan Administrator, but in no case less than the rate required to avoid imputation of interest (taking into account any exceptions to the imputed interest rules) for federal income tax purposes.

9.      Stock Appreciation Rights.

(a)     Grant of Stock Appreciation Rights. The Plan Administrator may grant Stock Appreciation Rights to Participants at any time on such terms and conditions as the Plan Administrator shall determine in its sole discretion. An SAR may be granted in tandem with an Option (a “tandem SAR”) or alone (a “freestanding SAR”). The grant price of a tandem SAR shall be equal to the exercise price of the related Option. The grant price of a freestanding SAR shall be established in accordance with procedures for Options set forth in Section 7.(b) above. An SAR may be exercised upon such terms and conditions and for such term as the Plan Administrator determines in its sole discretion; provided, however, that, subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the SAR, the maximum term of a freestanding SAR shall be ten years, and in the case of a tandem SAR, (i) the term shall not exceed the term of the related Option and (ii) the tandem SAR may be exercised for all or part of the shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option, except that the tandem SAR may be exercised only with respect to the shares for which its related Option is then exercisable.

(b)    Payment of SAR Amount. Upon the exercise of an SAR, a Participant shall be entitled to receive payment in an amount determined by multiplying: (i) the difference between the Fair Market Value of the Common Stock on the date of exercise over the grant price of the SAR by (ii) the number of shares with respect to which the SAR is exercised. At the discretion of the Plan Administrator as set forth in the instrument evidencing the Award, the payment upon exercise of an SAR may be in cash, in shares, in some combination thereof or in any other manner approved by the Plan Administrator in its sole discretion.

(c)     Waiver of Restrictions. The Plan Administrator, in its sole discretion, may waive any other terms, conditions or restrictions on any SAR under such circumstances and subject to such terms and conditions as the Plan Administrator shall deem appropriate.

10.    Stock Awards, Restricted Stock and Stock Units.

(a)     Grant of Stock Awards, Restricted Stock and Stock Units. The Plan Administrator may grant Stock Awards, Restricted Stock and Stock Units on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any, which may be based on continuous service with the Company or a Related Company or the achievement of any performance goals, as the Plan Administrator shall determine in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award.

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(b)    Vesting of Restricted Stock and Stock Units. Upon the satisfaction of any terms, conditions and restrictions prescribed with respect to Restricted Stock or Stock Units, or upon a Participant’s release from any terms, conditions and restrictions on Restricted Stock or Stock Units, as determined by the Plan Administrator (i) the shares covered by each Award of Restricted Stock shall become freely transferable by the Participant subject to the terms and conditions of the Plan, the instrument evidencing the Award, and applicable securities laws, and (ii) Stock Units shall be paid in shares of Common Stock or, if set forth in the instrument evidencing the Awards, in cash or a combination of cash and shares of Common Stock. Any fractional shares subject to such Awards shall be paid to the Participant in cash.

(c)     Waiver of Restrictions. The Plan Administrator, in its sole discretion, may waive the repurchase or forfeiture period and any other terms, conditions or restrictions on any Restricted Stock or Stock Unit under such circumstances and subject to such terms and conditions as the Plan Administrator shall deem appropriate.

11.    Other Stock or Cash Based Awards. Subject to the terms of the Plan and such other terms and conditions as the Plan Administrator deems appropriate, the Plan Administrator may grant other incentives payable in cash or in shares of Common Stock under the Plan.

12.    Withholding.

(a)     The Company may require the Participant to pay to the Company or a Related Company, as applicable, the amount of (i) any taxes that the Company or a Related Company is required by applicable federal, state, local or foreign law to withhold with respect to the grant, vesting or exercise of an Award (“tax withholding obligations”) and (ii) any amounts due from the Participant to the Company or to any Related Company (“other obligations”). Notwithstanding any other provision of the Plan to the contrary, the Company shall not be required to issue any shares of Common Stock or otherwise settle an Award under the Plan until such tax withholding obligations and other obligations are satisfied.

(b)    The Plan Administrator, in its sole discretion, may permit or require a Participant to satisfy all or part of the Participant’s tax withholding obligations and other obligations by (i) paying cash to the Company or a Related Company, as applicable, (ii) having the Company or a Related Company, as applicable, withhold an amount from any cash amounts otherwise due or to become due from the Company to the Participant, (iii) having the Company withhold a number of shares of Common Stock that would otherwise be issued to the Participant (or become vested, in the case of Restricted Stock) having a Fair Market Value equal to the tax withholding obligations and other obligations, or (iv) surrendering a number of shares of Common Stock the Participant already owns having a value equal to the tax withholding obligations and other obligations. The value of the shares so withheld or tendered may not exceed the employer’s applicable minimum required tax withholding rate or such other applicable rate as is necessary to avoid adverse treatment for financial accounting purposes, as determined by the Plan Administrator in its sole discretion.

13.    Assignability. No Award or interest in an Award may be sold, assigned, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose) or transferred by a Participant or made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, except to the extent the Participant designates one or more beneficiaries on a Company-approved form who may exercise the Award or receive payment under the Award after the Participant’s death. During a Participant’s lifetime, an Award may be exercised only by the Participant. Notwithstanding the foregoing and to the extent permitted by Section 422 of the Code, the Plan Administrator, in its sole discretion, may permit a Participant to assign or transfer an Award, subject to such terms and conditions as the Plan Administrator shall specify.

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14.    Adjustments.

(a)     Adjustment of Shares.

(i)          In the event that, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal cash dividend, or other change in the Company’s corporate or capital structure results in (A) the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or any other company or (B) new, different or additional securities of the Company or any other company being received by the holders of shares of Common Stock, then the Plan Administrator shall make proportional adjustments in (1) the maximum number and kind of securities available for issuance under the Plan; (2) the maximum number and kind of securities issuable as Incentive Stock Options as set forth in Section 4.(b)(iv); and (3) the number and kind of securities that are subject to any outstanding Award and the per share price of such securities, without any change in the aggregate price to be paid therefor. The determination by the Plan Administrator as to the terms of any of the foregoing adjustments shall be conclusive and binding.

(ii)         Notwithstanding the foregoing, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Awards. Also notwithstanding the foregoing, a dissolution or liquidation of the Company or a Change of Control shall not be governed by this Section 14.(a) but shall be governed by Sections 14.(b) below and 14.(c) below, respectively.

(b)    Dissolution or Liquidation. To the extent not previously exercised or settled, and unless otherwise determined by the Plan Administrator in its sole discretion, Awards shall terminate immediately prior to the dissolution or liquidation of the Company. To the extent a vesting condition, forfeiture provision or repurchase right applicable to an Award has not been waived by the Plan Administrator, the Award shall be forfeited immediately prior to the consummation of the dissolution or liquidation.

(c)     Change of Control.

(i)          Notwithstanding any other provision of the Plan to the contrary, unless the Plan Administrator determines otherwise with respect to a particular Award in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, in the event of a Change of Control, if and to the extent an outstanding Award is not converted, assumed, substituted for or replaced by the Successor Company, then such Award shall terminate upon effectiveness of the Change of Control. If and to the extent the Successor Company converts, assumes, substitutes for or replaces an outstanding Award, all vesting restrictions and/or forfeiture provisions shall continue with respect to such Award or any shares of the Successor Company or other consideration that may be received with respect to such Awards.

(ii)         For the purposes of Section 14.(c), an Award shall be considered converted, assumed, substituted for or replaced by the Successor Company if following the Change of Control the Award confers the right to purchase or receive, for each share of Common Stock subject to the Award immediately prior to the Change of Control, the consideration (whether stock, cash or other securities or property) received in the Change of Control by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the Successor Company, the Plan Administrator may, with the consent of the Successor Company, provide for the consideration to be received pursuant to the Award, for each share of Common Stock subject thereto, to be solely common stock of the Successor Company substantially equal in fair market value to the per share consideration received by holders of Common Stock in the Change of Control. The determination of such substantial equality of value of consideration shall be made by the Plan Administrator, and its determination shall be conclusive and binding.

(iii)        Notwithstanding the foregoing, the Plan Administrator, in its sole discretion, may instead provide in the event of a Change of Control that a Participant’s outstanding Awards shall terminate upon or immediately prior to such Change of Control and that each such Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Awards (either to the extent then vested and exercisable, or subject to restrictions and/or forfeiture provisions, or whether or not then vested and exercisable, or subject to restrictions and/or forfeiture provisions, as determined by the Plan Administrator in its sole discretion) exceeds (B) if applicable, the respective aggregate exercise, grant or purchase price payable with respect to shares of Common Stock subject to such Awards.

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(iv)        For the avoidance of doubt, nothing in this Section 14.(c) requires all Awards to be treated similarly.

(d)    Further Adjustment of Awards. Subject to Sections 14.(b) above and 14.(c) above, the Plan Administrator shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation, dissolution or change of control of the Company, as defined by the Plan Administrator, to take such further action as it determines to be necessary or advisable with respect to Awards. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, lifting restrictions and other modifications, and the Plan Administrator may take such actions with respect to all Participants, to certain categories of Participants or only to individual Participants. The Plan Administrator may take such action before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation, dissolution or change of control that is the reason for such action.

(e)     No Limitations. The grant of Awards shall in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

(f)     Fractional Shares. In the event of any adjustment in the number of shares covered by any Award, each such Award shall cover only the number of full shares resulting from such adjustment, and any fractional shares resulting from such adjustment shall be disregarded.

(g)    Section 409A. Subject to Section 22 below, but notwithstanding any other provision of the Plan to the contrary, (i) any adjustments made pursuant to this Section 14 to Awards that are considered “deferred compensation” within the meaning of Section 409A shall be made in compliance with the requirements of Section 409A and (ii) any adjustments made pursuant to this Section 14 to Awards that are not considered “deferred compensation” subject to Section 409A shall be made in such a manner as to ensure that after such adjustment the Awards either (A) continue not to be subject to Section 409A or (B) comply with the requirements of Section 409A.

15.    Amendment and Termination.

(a)     Amendment, Suspension or Termination. The Board may amend, suspend or terminate the Plan or any portion of the Plan at any time and in such respects as it shall deem advisable; provided, however, that, to the extent required by applicable law, regulation or stock exchange rule, stockholder approval shall be required for any amendment to the Plan. Subject to Section 15(b) below, the Board may amend the terms of any outstanding Award, prospectively or retroactively.

(b)    Term of the Plan. The Plan shall have no fixed expiration date. After the Plan is terminated, no future Awards may be granted, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten years after the later of (i) the adoption of the Plan by the Board and (ii) the adoption by the Board of any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code.

(c)     Consent of Participant.

(i)          The amendment, suspension or termination of the Plan or a portion thereof or the amendment of an outstanding Award shall not, without the Participant’s consent, materially adversely affect any rights under any Award theretofore granted to the Participant under the Plan. Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a “modification” that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option. Notwithstanding the foregoing, any adjustments made pursuant to Section 14 above shall not be subject to these restrictions.

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(ii)         Subject to Section 22, but notwithstanding any other provision of the Plan to the contrary, the Plan Administrator shall have broad authority to amend the Plan or any outstanding Award without the consent of the Participant to the extent the Plan Administrator deems necessary or advisable to comply with, or take into account, changes in applicable tax laws, securities laws, accounting rules or other applicable law, rule or regulation.

16.    No Individual Rights.

(a)         No individual or Participant shall have any claim to be granted any Award under the Plan, and the Company has no obligation for uniformity of treatment of Participants under the Plan.

(b)         Furthermore, nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate a Participant’s employment or other relationship at any time, with or without cause.

17.    Issuance of Shares.

(a)         Notwithstanding any other provision of the Plan to the contrary, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless, in the opinion of the Company’s counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity.

(b)         As a condition to the exercise of an Option or any other receipt of Common Stock pursuant to an Award under the Plan, the Company may require (i) the Participant to represent and warrant at the time of any such exercise or receipt that such shares are being purchased or received only for the Participant’s own account and without any present intention to sell or distribute such shares and (ii) such other action or agreement by the Participant as may from time to time be necessary to comply with federal, state and foreign securities laws. At the option of the Company, a stop-transfer order against any such shares may be placed on the official stock books and records of the Company, and a legend indicating that such shares may not be pledged, sold or otherwise transferred, unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates to ensure exemption from registration. The Plan Administrator may also require the Participant to execute and deliver to the Company a purchase agreement or such other agreement as may be in use by the Company at such time that describes certain terms and conditions applicable to the shares.

(c)         To the extent the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

18.    Indemnification.

(a)         Each person who is or shall have been a member of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such claim, action, suit or proceeding against such person, unless such loss, cost, liability or expense is a result of such person’s own willful misconduct or except as expressly provided by statute; provided, however, that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf.

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(b)         The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s certificate of incorporation or bylaws, as a matter of law, or otherwise, or of any power that the Company may have to indemnify or hold harmless.

19.              No Rights as a Stockholder. Unless otherwise provided by the Plan Administrator or in the instrument evidencing the Award or in a written employment, services or other agreement, no Award, other than a Stock Award or an Award of Restricted Stock, shall entitle the Participant to any cash dividend, voting or other right of a stockholder unless and until the date of issuance under the Plan of the shares that are the subject of such Award.

20.              Compliance with Laws and Regulations.

(a)         In interpreting and applying the provisions of the Plan, any Option granted as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an “incentive stock option” within the meaning of Section 422 of the Code.

(b)         The Plan and Awards granted under the Plan are intended to be exempt from the requirements of Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the exclusion applicable to stock options, stock appreciation rights and certain other equity-based compensation under Treasury Regulation Section 1.409A-1(b)(5), or otherwise. To the extent Section 409A is applicable to the Plan or any Award granted under the Plan, it is intended that the Plan and any Awards granted under the Plan shall comply with the deferral, payout, plan termination and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of the Plan or any Award granted under the Plan to the contrary, the Plan and any Award granted under the Plan shall be interpreted, operated and administered in a manner consistent with such intentions; provided, however, that the Plan Administrator makes no representations that Awards granted under the Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to Awards granted under the Plan. Without limiting the generality of the foregoing, and notwithstanding any other provision of the Plan or any Award granted under the Plan to the contrary, with respect to any payments and benefits under the Plan or any Award granted under the Plan to which Section 409A applies, all references in the Plan or any Award granted under the Plan to the termination of the Participant’s employment or service are intended to mean the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i) to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax under Section 409A. In addition, if the Participant is a “specified employee,” within the meaning of Section 409A, then to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under the Plan or any Award granted under the Plan during the six-month period immediately following the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i), shall not be paid to the Participant during such period, but shall instead be accumulated and paid to the Participant (or, in the event of the Participant’s death, the Participant’s estate) in a lump sum on the first business day after the earlier of the date that is six months following the Participant’s separation from service or the Participant’s death. Notwithstanding any other provision of the Plan to the contrary, the Plan Administrator, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Plan and any Award granted under the Plan so that the Award qualifies for exemption from or complies with Section 409A.

21.    Participants in Other Countries or Jurisdictions. Without amending the Plan, the Plan Administrator may grant Awards to Eligible Persons who are foreign nationals on such terms and conditions different from those specified in the Plan, as may, in the judgment of the Plan Administrator, be necessary or desirable to foster and promote achievement of the purposes of the Plan and shall have the authority to adopt such modifications, procedures, subplans and the like as may be necessary or desirable to comply with provisions of the laws or regulations of other countries or jurisdictions in which the Company or any Related Company may operate or have employees to ensure the viability of the benefits from Awards granted to Participants employed in such countries or jurisdictions, meet the requirements that permit the Plan to operate in a qualified or tax efficient manner, comply with applicable foreign laws or regulations and meet the objectives of the Plan.

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22.    No Trust or Fund. The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

23.    Successors. All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

24.    Severability. If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Plan Administrator’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

25.    Choice of Law and Venue. The Plan, all Awards granted thereunder and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the state of Delaware without giving effect to principles of conflicts of law. Participants irrevocably consent to the nonexclusive jurisdiction and venue of the state and federal courts located in the state of California.

26.    Legal Requirements. The granting of Awards and the issuance of shares of Common Stock under the Plan is subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

27.    Effective Date. The effective date (the “Effective Date”) is the date on which the Plan is adopted by the Board. If the stockholders of the Company do not approve the Plan within 12 months after the Board’s adoption of the Plan, any Incentive Stock Options granted under the Plan will be treated as Nonqualified Stock Options.

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Appendix A

DEFINITIONS

As used in the Plan:

“Acquired Entity” means any entity acquired by the Company or a Related Company or with which the Company or a Related Company merges or combines.

“Acquisition Price” means the value of the per share consideration (consisting of securities, cash or other property, or any combination thereof), receivable or deemed receivable upon a Change of Control in respect of a share of Common Stock, as determined by the Plan Administrator in its sole discretion.

“Award” means any Option, Stock Appreciation Right, Stock Award, Restricted Stock, Stock Unit or cash-based award or other incentive payable in cash or in shares of Common Stock, as may be designated by the Plan Administrator from time to time.

“Board” means the Board of Directors of the Company.

“Cause,” unless otherwise defined in the instrument evidencing an Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means dishonesty, fraud, serious or willful misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conduct prohibited by law (except minor violations), in each case as determined by the Company’s chief human resources officer or other person performing that function or, in the case of directors and executive officers, the Board, whose determination shall be conclusive and binding.

“Change of Control,” unless the Plan Administrator determines otherwise with respect to an Award at the time the Award is granted or unless otherwise defined for purposes of an Award in a written employment, services or other agreement between the Participant and the Company or a Related Company, means consummation of:

(a)         a merger or consolidation of the Company with or into any other company or other entity;

(b)         a sale, in one transaction or a series of transactions undertaken with a common purpose, of all of the Company’s outstanding voting securities; or

(c)         a sale, lease, exchange or other transfer, in one transaction or a series of related transactions, undertaken with a common purpose of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change of Control shall not include (i) a merger or consolidation of the Company in which the holders of the outstanding voting securities of the Company immediately prior to the merger or consolidation hold at least a majority of the outstanding voting securities of the Successor Company immediately after the merger or consolidation; (ii) a sale, lease, exchange or other transfer of all or substantially all of the Company’s assets to a majority-owned subsidiary company; (iii) a transaction undertaken for the principal purpose of restructuring the capital of the Company, including, but not limited to, reincorporating the Company in a different jurisdiction, converting the Company to a limited liability company or creating a holding company; or (iv) any transaction that the Board determines is not a Change of Control for purposes of the Plan.

Where a series of transactions undertaken with a common purpose is deemed to be a Change of Control, the date of such Change of Control shall be the date on which the last of such transactions is consummated.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company” means Global System Dynamics, Inc., a Delaware corporation.

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“Disability,” unless otherwise defined by the Plan Administrator for purposes of the Plan or in the instrument evidencing an Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means a mental or physical impairment of the Participant that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes the Participant to be unable to perform his or her material duties for the Company or a Related Company and to be engaged in any substantial gainful activity, in each case as determined by the Company’s chief human resources officer or other person performing that function or, in the case of directors and executive officers, the Board, each of whose determination shall be conclusive and binding.

“Effective Date” has the meaning set forth in Section 30 of the Plan.

“Eligible Person” means any person eligible to receive an Award as set forth in Section 5 of the Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” means the closing price for the Common Stock on any given date during regular trading, or if not trading on that date, such price on the last preceding date on which the Common Stock was traded, unless determined otherwise by the Plan Administrator using such methods or procedures as it may establish.

“Grant Date” means the later of (a) the date on which the Plan Administrator completes the corporate action authorizing the grant of an Award or such later date specified by the Plan Administrator and (b) the date on which all conditions precedent to an Award have been satisfied, provided that conditions to the exercisability or vesting of Awards shall not defer the Grant Date.

“Incentive Stock Option” means an Option granted with the intention that it qualify as an “incentive stock option” as that term is defined for purposes of Section 422 of the Code or any successor provision.

“Nonqualified Stock Option” means an Option other than an Incentive Stock Option.

“Option” means a right to purchase Common Stock granted under Section 7 of the Plan.

“Option Expiration Date” means the last day of the maximum term of an Option.

“Option Term” means the maximum term of an Option as set forth in Section 7.(c) of the Plan.

“Participant” means any Eligible Person to whom an Award is granted.

“Plan” means the 2022 Equity Incentive Plan.

“Plan Administrator” has the meaning set forth in Section 3.(a) of the Plan.

“Related Company” means any entity that, directly or indirectly, is in control of, is controlled by or is under common control with the Company.

“Restricted Stock” means an Award of shares of Common Stock granted under Section 10 of the Plan, the rights of ownership of which are subject to restrictions prescribed by the Plan Administrator.

“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

“Section 16(b)” means Section 16(b) of the Exchange Act.

“Section 409A” means Section 409A of the Code.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

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“Stock Appreciation Right” or “SAR” means a right granted under Section 9.(a) of the Plan to receive the excess of the Fair Market Value of a specified number of shares of Common Stock over the grant price.

“Stock Award” means an Award of shares of Common Stock granted under Section 10 of the Plan, the rights of ownership of which are not subject to restrictions prescribed by the Plan Administrator.

“Stock Unit” means an Award denominated in units of Common Stock granted under Section 10 of the Plan.

“Substitute Awards” means Awards granted or shares of Common Stock issued by the Company in substitution or exchange for awards previously granted by an Acquired Entity.

“Successor Company” means the surviving company, the successor company, the acquiring company or its parent, as applicable, in connection with a Change of Control.

“Termination of Service,” unless the Plan Administrator determines otherwise with respect to an Award, means a termination of employment or service relationship with the Company or a Related Company for any reason, whether voluntary or involuntary, including by reason of death or Disability. Any question as to whether and when there has been a Termination of Service for the purposes of an Award and the cause of such Termination of Service shall be determined by the Company’s chief human resources officer or other person performing that function or, with respect to directors and executive officers, by the Board, whose determination shall be conclusive and binding. Transfer of a Participant’s employment or service relationship between the Company and any Related Company shall not be considered a Termination of Service for purposes of an Award. Unless the Board determines otherwise, a Termination of Service shall be deemed to occur if the Participant’s employment or service relationship is with an entity that has ceased to be a Related Company. A Participant’s change in status from an employee of the Company or a Related Company to a nonemployee director, consultant, advisor or independent contractor of the Company or a Related Company, or a change in status from a nonemployee director, consultant, advisor or independent contractor of the Company or a Related Company to an employee of the Company or a Related Company, shall not be considered a Termination of Service.

“Vesting Commencement Date” means the Grant Date or such other date selected by the Plan Administrator as the date from which an Award begins to vest.

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Annex E

APPRAISAL RIGHTS

Section 262 of the General Corporation Law of the State of Delaware

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

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(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

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(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time.

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Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

E-4

PART II - INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

DarkPulse’s bylaws provide that all of DarkPulse’s directors, officers, employees and agents shall be entitled to be indemnified by DarkPulse to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (“DGCL”). Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)	To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)	Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

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(e)	Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)	The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)	A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)	For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)	For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)	The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)	The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

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Under DarkPulse’s certificate of incorporation, DarkPulse’s directors have no personal liability to DarkPulse or DarkPulse’s stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the duty of loyalty to DarkPulse’s or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL as it may from time to time be amended or any successor provision thereto, or (iv) for any transaction from which a director derives an improper personal benefit.

DarkPulse does not maintain any policy of directors’ and officers’ liability insurance that insures DarkPulse’s directors and officers against the cost of defense, settlement or payment of a judgment under any circumstances.

Item 21. Exhibits and Financial Statements Schedules

Exhibit Number	Description
2.1#	Business Combination Agreement, by, between, and among DarkPulse, Inc., Global System Dynamics, Inc., and Zilla Acquisition Corp., incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K (File No. 001-40707), filed December 15, 2022
3.1	Amended and Restated Certificate of Incorporation, incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-40707), filed August 10, 2021
3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Global System Dynamics, Inc., dated October 12, 2022, incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-40707), filed October 13, 2022
3.3	Amendment to the Amended and Restated Certificate of Incorporation of Global System Dynamics, Inc., incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-40707), filed January 31, 2023
3.4	Amended and Restated Bylaws, dated October 12, 2022, incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K (File No. 001-40707), filed October 13, 2022
4.1	Specimen Unit Certificate, incorporated by reference to Exhibit 4.1 to the Annual Report on Form 10-K (File No. 001-40707), filed March 29, 2022
4.2	Specimen Class A Common Stock Certificate, incorporated by reference to Exhibit 4.2 to the Annual Report on Form 10-K (File No. 001-40707), filed March 29, 2022
4.3	Specimen Warrant Certificate, incorporated by reference to Exhibit 4.3 to the Annual Report on Form 10-K (File No. 001-40707), filed March 29, 2022
4.4	Warrant Agreement between Continental Stock Transfer & Trust Company and the Company, incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 001-40707), filed August 10, 2021
4.5	Description of Securities, incorporated by reference to Exhibit 4.5 to the Annual Report on Form 10-K (File No. 001-40707), filed March 29, 2022
4.6	Promissory Note, dated November 2, 2022, incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 001-40707), filed November 3, 2022
4.7	Promissory Note, dated February 7, 2023, incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 001-40707), filed February 10, 2023
5.1+	Opinion of The Doney Law Firm regarding the validity of the securities.

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10.1	Private Placement Warrants Purchase Agreement between the Company and the Sponsor, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-40707), filed August 10, 2021
10.2	Representative Share Purchase Agreement between the Company and EF Hutton, incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 001-40707), filed August 10, 2021
10.3	Investment Management Trust Account Agreement between Continental Stock Transfer & Trust Company and the Company, incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K (File No. 001-40707), filed August 10, 2021
10.4	Registration Rights Agreement among the Company, the Sponsor and certain other equityholders named therein, incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K (File No. 001-40707), filed August 10, 2021
10.5	Letter Agreement among the Company, the Sponsor and the Company’s officers and directors, incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K (File No. 001-40707), filed August 10, 2021
10.6	Administrative Services Agreement between the Company and the Sponsor, incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K (File No. 001-40707), filed August 10, 2021
10.7	Form of Indemnity Agreement, incorporated by reference to Exhibit 10.7 to the Annual Report on Form 10-K (File No. 001-40707, filed March 29, 2022
10.8	Purchase Agreement, dated October 12, 2022, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-40707), filed October 12, 2022
10.9	Support Agreement, dated October 12, 2022, incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 001-40707), filed October 12, 2022
10.10	Form of Indemnity Agreement, incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K (File No. 001-40707), filed October 12, 2022
23.1*	Consent of Boyle CPA, LLC, independent registered public accounting firm of DarkPulse
23.2*	Consent of Urish Popeck & Co., LLC, independent registered public accounting firm of DarkPulse
23.3*	Consent of Marcum LLP, independent registered public accounting firm of GSD
23.4+	Consent of The Doney Law Firm (included in Exhibit 5.1)
23.5*	The Benchmark Company, LLC
99.1+	Consent of Dennis O’Leary to be named as director
99.2+	Consent of Joseph Catalino to be named as director
99.3+	Consent of George Pappas to be named as director
107*	Filing Fee Table

*	Filed herewith.

#	Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

+ To be filed by amendment.

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Item 22. Undertakings

a.	The undersigned registrant hereby undertakes:

i.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

ii.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

iii.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

iv.	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

v.	That, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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vi.	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable Form.

vii.	The undersigned registrant hereby undertakes as follows: that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

viii.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

b.	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

c.	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 14th day of February, 2023.

Global System Dynamics, Inc.

By:	/s/ J. Richard Iler
Name:	J. Richard Iler
Title:	Chief Financial Officer (Principal Executive Officer and Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Richard Iler as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or such person’s substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. Richard Iler	Chief Financial Officer	February 14, 2023
J. Richard Iler	Chief Financial Officer (Principal Executive Officer and Principal Financial and Accounting Officer)

/s/ John Bartrum	Director	February 14, 2023
John Bartrum

/s/ Wayne Bale	Director	February 14, 2023
Wayne Bale

/s/ Geoff Mullins	Director	February 14, 2023
Geoff Mullins

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